UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

AMENDMENT NO. 1 TO
SCHEDULE 14A

__________________________________________

Information Required in Proxy Statement
Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Workhorse Group Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMENDMENT NO. 1 TO PRELIMINARY PROXY STATEMENT-SUBJECT TO COMPLETION,
DATED SEPTEMBER 30, 2025

WORKHORSE GROUP INC.
3600 Park 42, Suite 160E
Sharonville, Ohio 45241

Dear Workhorse Stockholders:

You are cordially invited to attend the 2025 annual meeting of stockholders of Workhorse Group Inc., a Nevada corporation (“Workhorse”), to be held on            , 2025, at            Eastern Time, unless adjourned or postponed to a later date, in order to obtain the stockholder approvals necessary to complete the merger and related matters described below and to obtain stockholder approvals for matters related to the annual meeting of the Workhorse stockholders (the meeting, together with any adjournment or other delay thereof, the “Meeting”). The Meeting will be held only in a virtual meeting format. You will be able to attend and participate in the Meeting online by visiting www.virtualshareholdermeeting.com/WKHS2025, where you will be able to listen to the meeting live, submit questions and vote. You will need the 16-digit control number included with the Notice of Internet Availability of Proxy Materials being mailed to you separately in order to attend the Meeting.

On August 15, 2025, Workhorse entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Workhorse, Omaha Intermediate 2, Inc., a Delaware corporation and wholly-owned subsidiary of Workhorse (“Intermediate Parent”), Omaha Intermediate, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate Parent (“Intermediate”), Omaha Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate (“Merger Sub”), and Motiv Power Systems, Inc., a Delaware corporation (“Motiv”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Motiv (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist and Motiv will become a direct, wholly-owned subsidiary of Intermediate and an indirect, wholly-owned subsidiary of Workhorse. Workhorse following the Merger is referred to herein as the “Combined Company.”

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Motiv’s investors will receive a number of shares of Workhorse’s common stock, par value $0.001 per share (“Workhorse Common Stock”), calculated in accordance with the Merger Agreement (the “Merger Consideration”). Upon closing of the Merger (the “Closing”), all of the issued and outstanding shares of Motiv’s common stock (“Motiv Common Stock”) and preferred stock will be cancelled. In addition, all of the financial indebtedness of Motiv will be cancelled with the holders of such indebtedness receiving Workhorse Common Stock as Merger Consideration, as described in more detail in “Proposal No. 1: The Stock Issuance Proposal — The Merger Agreement and the Merger — Merger Consideration” of the accompanying proxy statement. At the Effective Time, all unexercised and outstanding Workhorse stock options issued under Workhorse’s equity incentive plans will be cancelled for no consideration. All other unvested and outstanding awards under Workhorse’s equity incentive plans will accelerate in full as of the Effective Time.

In connection with the Merger, at the Effective Time each option to purchase and each warrant to purchase Motiv Common Stock that is outstanding and unexercised immediately prior to the Effective Time shall automatically be terminated and cancelled for no consideration.

Upon the Closing and issuance of the Merger Consideration, on a pro forma basis and based upon the number of shares of Workhorse Common Stock expected to be issued in the Merger, pre-Merger Motiv investors will initially own approximately 62.5%, Workhorse stockholders as of immediately prior to Closing will own approximately 26.5%, and Workhorse’s convertible noteholders will own rights to receive Workhorse Common Stock representing approximately 11% of Workhorse, in all cases, on a fully-diluted basis prior to giving effect to (i) the Equity Financing (as defined in the Merger Agreement), and (ii) the Convertible Financing (as defined in the Merger Agreement). Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted. See, “The Merger Agreement, the Merger and Related Transactions — The Merger Agreement and the Merger — Merger Consideration” of the accompanying proxy statement for more information.

The Merger Agreement includes a condition to closing that entities affiliated with Motiv’s controlling stockholder provide Workhorse with up to $20 million in debt financing (the “Closing Debt Financing”) at the Closing. Under the Closing Debt Financing, approximately $10 million is to be made available after the Closing for general corporate purposes pursuant to a revolving credit facility, and $10 million is to be made available after the Closing to fund vehicle manufacturing upon the receipt of confirmed purchase orders pursuant to an ABL facility. The terms of the Closing Debt Financing have not been finalized, but the parties expect that it will contain customary terms, conditions, including borrowing conditions, and covenants for similar transactions. The Closing Debt Financing will be guaranteed by Workhorse’s subsidiaries and secured by substantially all non-real estate assets of Workhorse and its subsidiaries. In addition, Workhorse and Motiv have agreed to use their commercially reasonable efforts to effect an equity financing for Workhorse on terms mutually acceptable to the parties (the “Equity Financing”). The completion of the Equity Financing is not a condition to consummating the Merger. The Closing Debt Financing and the Equity Financing are not expected to be consummated unless the Merger is consummated. Completion of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Shares of Workhorse Common Stock are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “WKHS.” Workhorse intends to file an initial listing application for the Combined Company with Nasdaq, and it is expected that the common stock of the Combined Company will continue to trade on Nasdaq under the symbol “WKHS” after consummation of the Merger. It is a condition of the consummation of the Merger that Workhorse receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Workhorse will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties.

On August 15, 2025, Workhorse issued to an affiliate of Motiv’s controlling stockholder (the “Convertible Note Holder”) a Subordinated Secured Convertible Note (the “Convertible Note”) with an aggregate original principal amount of $5 million (the “Convertible Financing”). The Convertible Note was issued without original issue discount, and Workhorse received $5 million in proceeds, prior to fees and expenses. The Convertible Note bears interest at a rate of 8% per annum, subject to adjustment as set forth in the Convertible Note, compounded quarterly and increasing the principal outstanding under the Convertible Note. The Convertible Note is a secured obligation of Workhorse, ranking junior to the 2024 Notes (as defined below) and senior to all other indebtedness and, subject to certain limitations, is unconditionally guaranteed by each of Workhorse’s subsidiaries and secured by substantially all of the assets of Workhorse and its subsidiaries. Workhorse’s obligations under the Convertible Note mature on the earliest of (i) the date a termination fee is due to Motiv under the Merger Agreement, (ii) the date that is three months following the termination of the Merger Agreement pursuant to certain provisions of the Merger Agreement, and (iii) the date that is 24 months after the date of issuance. The Convertible Note will be automatically convertible into a number shares of Workhorse stock equal to the principal amount then outstanding divided by 90% of the price per share paid by investors in the Equity Financing.

On August 15, 2025, Workhorse entered into a Waiver, Repayment and Exchange Agreements (the “Repayment Agreement”) by and among Workhorse and the investors party thereto (collectively, the “2024 Note Holder”). Upon entry into the Repayment Agreement, Workhorse deposited approximately $9.9 million (the “Cash Collateral”) into the previously disclosed lockbox account, with such Cash Collateral to be released to the 2024 Note Holder in connection with the Closing. The senior secured convertible notes for up to an aggregate principal amount of $139.0 million issued to the 2024 Notes Holder (the “2024 Notes”) secured by the Cash Collateral will bear interest at a rate equal to 5% per annum. The amount of Cash Collateral released to the 2024 Note Holder in connection with the Closing will be reduced by the aggregate principal amount of 2024 Notes converted before the Closing and increased by the amount of interest accrued on the Cash Collateral before the Closing. In connection with the Closing, Workhorse will redeem all of its then outstanding obligations under the 2024 Notes, which as of the date of the accompanying proxy statement was approximately $        million, at 100% of the face amount, plus accrued interest (the “Repayment”). Upon making such Repayment, Workhorse shall have no outstanding obligations under the 2024 Notes.

In addition, Workhorse will issue the 2024 Note Holder rights (the “Rights”) to acquire shares of Workhorse Common Stock in exchange (the “Warrant Exchange”) for the cancellation of all of the warrants issued to the 2024 Note Holder (the “2024 Warrants”). The Warrant Exchange would be for a number of Rights exercisable for shares of Workhorse Common Stock equal to 30% of fully diluted shares of Workhorse Common Stock then outstanding immediately prior to the Closing (and prior to the issuance of the Merger Consideration). The Warrant Exchange will occur on the day of Closing along with the redemption by Workhorse of the 2024 Notes, after which there will no longer be any outstanding 2024 Warrants or 2024 Notes. The Rights are exercisable at the discretion of the holder at any time to the extent the number of shares of Workhorse Common Stock held by the holder does not exceed 9.99% of the then outstanding shares of Workhorse Common Stock.

On            , 2025, the last trading day before the date of the accompanying proxy statement, the closing sale price of Workhorse Common Stock as reported on Nasdaq was $            per share.

You are being asked to vote on the matters described below.

At the Meeting, Workhorse will ask its stockholders to approve the following proposals:

1.      Proposal No. 1 — The Stock Issuance Proposal:    Approve, for purposes of complying with Nasdaq Listing Rules, the issuance of shares of Workhorse Common Stock, including (i) shares issuable pursuant to Rights to receive shares of Workhorse Common Stock to be issued to the 2024 Note Holder pursuant to the Repayment Agreement, (ii) shares issuable to securityholders of Motiv (the “Motiv Securityholders”) pursuant to the terms of the Merger Agreement, and (iii) shares issuable pursuant to the Convertible Note (the “Stock Issuance Proposal” or “Proposal No. 1”);

2.      Proposal No. 2 — The Reverse Stock Split Proposal:    Approve, pursuant to Nevada Revised Statutes 78.2055, a reverse stock split of the outstanding shares of Workhorse Common Stock by a ratio of any whole number between 1-for-8 and 1-for-12, at any time prior to June 30, 2026, to be determined at the discretion of the Board of Directors of Workhorse (the “Reverse Stock Split Proposal” or “Proposal No. 2”);

3.      Proposal No. 3 — The Incentive Plan Proposal:    Approve the Amended and Restated Workhorse Group 2023 Long-Term Incentive Plan, to among other things, increase the number of shares of common stock available for the grant of equity awards following the Closing by an additional 1,500,000 shares (the “Incentive Plan Proposal” or “Proposal No. 3”);

4.      Proposal No. 4 — The Charter Amendment Proposal:    Approve the amendment and restatement of Workhorse’s Articles of Incorporation (the “Current Charter”), in the form of the Proposed Charter attached to this proxy statement as Annex G (the “Proposed Charter”), to among other things, effect the amendments related to governance described below in Proposal No. 5 (collectively, the “Charter Amendment Proposal” or “Proposal No. 4”);

5.      Proposal No. 5 — The Advisory Charter Proposals:    Approve, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as three separate sub-proposals (collectively, the “Advisory Charter Proposals” or “Proposals Nos. 5(a) through 5(c)”):

a.      increase the number of authorized shares of common stock to 100.0 million shares;

b.      opt out of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, referred to as the Control Share Act; and

c.      add exclusive forum and waiver of jury trial provisions.

6.      Proposal No. 6 — The Director Election Proposal:    Approve the election of eight directors to serve on the Board of Directors of Workhorse until the 2026 annual meeting of stockholders of Workhorse, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal” or “Proposal No. 6”). The majority of the Workhorse directors are expected to be removed and replaced by the new board of directors, as described herein, in connection with the Closing of the Merger;

7.      Proposal No. 7 — The Say-on-Pay Proposal:    Approve, on an advisory basis, the compensation of Workhorse’s named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 7”);

8.      Proposal No. 8 — The Auditor Ratification Proposal:    Ratify the appointment of Berkowitz Pollack Brant Advisors + CPAs as Workhorse’s independent auditors for the fiscal year ending December 31, 2025 (the “Auditor Ratification Proposal” or “Proposal No. 8”); and

9.      Proposal No. 9 — The Adjournment Proposal:    A proposal to allow the adjournment of the meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal or the Charter Amendment Proposal or in the event that the Company determines that one or more of the closing conditions under the Merger Agreement is not satisfied or waived.

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully. Under the Merger Agreement, the Closing is conditioned upon the approval of Proposal Nos. 1, 2, 3, and 4 (the “Merger Proposals”).

After careful consideration, each of the Workhorse and Motiv boards of directors have unanimously approved the Merger Agreement and have determined that it is advisable and in the best interests of their respective stockholders to consummate the Merger and the related transactions. As described in the accompanying proxy statement, the requisite stockholders of Motiv have voted in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby. The Workhorse Board of Directors has approved the proposals described in the accompanying proxy statement and unanimously recommends that its stockholders vote “FOR” the proposals described.

Your vote is very important. The Merger cannot be completed unless the Merger Proposals are approved by the requisite thresholds of holders of Workhorse Common Stock.

If you are a record holder of Workhorse Common Stock, whether or not you expect to attend the Meeting, at your earliest convenience, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid reply envelope or submit your proxy using the telephone or internet procedures that are included on the enclosed proxy card. If you attend the Meeting and vote during the Meeting, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of Workhorse Common Stock through a bank, broker or other nominee, then you are a beneficial owner of shares of Workhorse Common Stock held in “street name,” and you should follow the procedures provided by your bank, broker or other nominee in order to vote. Your bank, broker or other nominee cannot vote on any of the Merger Proposals without your instructions.

The accompanying proxy statement provides you with more detailed information about the Meeting, the Merger Agreement, the Merger, and the related transactions. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read carefully the entire proxy statement and its annexes, including the Merger Agreement, and the documents referred to or incorporated by reference in the proxy statement. You may also obtain additional information about Workhorse from other documents we have filed with the SEC. In particular, you should read the “Risk Factors” section beginning on page 59 of the accompanying proxy statement and other risk factors detailed from time to time in Workhorse’s reports filed with the SEC and incorporated by reference into the accompanying proxy statement for a discussion of risks related to Workhorse’s business and for a discussion of the risks that you should consider in evaluating the Merger Proposals.

If you have any questions or need assistance voting your shares of Workhorse Common Stock, please contact Morrow Sodali, Workhorse’s proxy solicitor in connection with the Meeting:

430 Park Avenue
14th Floor
New York, NY 10022

Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: WKHS@investor.sodali.com

Thank you in advance for your cooperation and continued support.

Sincerely,
Richard Dauch
Chief Executive Officer

The accompanying proxy statement is dated             , 2025 and is first being mailed to the Company’s stockholders on or about             , 2025.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE RELATED TRANSACTIONS, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WORKHORSE GROUP INC.
3600 Park 42, Suite 160E
Sharonville, Ohio 45241

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF WORKHORSE GROUP INC.

To Be Held on            , 2025

To the Stockholders of Workhorse Group Inc.:

NOTICE IS HEREBY GIVEN that an annual meeting of the stockholders of Workhorse Group Inc., a Nevada corporation (“Workhorse,” “we,” “us,” or “our”), to be held on            , 2025, at            Eastern Time, unless adjourned or postponed to a later date, in order to obtain the stockholder approvals necessary to complete the merger and related matters described below (the meeting, together with any adjournment or other delay thereof, the “Meeting”). The Meeting will be held only in a virtual meeting format. You will be able to attend and participate in the Meeting online by visiting www.virtualshareholdermeeting.com/WKHS2025, where you will be able to listen to the meeting live, submit questions and vote. You will need the 16-digit control number included with the Notice of Internet Availability of Proxy Materials being mailed to you separately in order to attend the Meeting.

On August 15, 2025, Workhorse Group Inc., a Nevada corporation (“Workhorse”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Workhorse, Omaha Intermediate 2, Inc., a Delaware corporation and wholly-owned subsidiary of Workhorse (“Intermediate Parent”), Omaha Intermediate, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate Parent (“Intermediate”), Omaha Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate (“Merger Sub”), and Motiv Power Systems, Inc., a Delaware corporation (“Motiv”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Motiv (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist and Motiv will become a direct, wholly-owned subsidiary of Intermediate and an indirect, wholly-owned subsidiary of Workhorse. Workhorse following the Merger is referred to herein as the “Combined Company.”

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), Motiv’s investors will receive a number of shares of Workhorse’s common stock, par value $0.001 per share (“Workhorse Common Stock”), calculated in accordance with the Merger Agreement (the “Merger Consideration”). Upon closing of the Merger (the “Closing”), all of the issued and outstanding shares of Motiv’s common stock (“Motiv Common Stock”) and preferred stock will be cancelled. In addition, all of the financial indebtedness of Motiv will be cancelled with the holders of such indebtedness receiving Workhorse Common Stock as Merger Consideration, as described in more detail in “The Merger Agreement, the Merger and Related Transactions — The Merger Agreement and the Merger — Merger Consideration” of the accompanying proxy statement. At the Effective Time, all unexercised and outstanding Workhorse stock options issued under Workhorse’s equity incentive plans will be cancelled for no consideration. All other unvested and outstanding awards under Workhorse’s equity incentive plans will accelerate in full as of the Effective Time.

In connection with the Merger, at the Effective Time each option to purchase and each warrant to purchase Motiv Common Stock that is outstanding and unexercised immediately prior to the Effective Time shall automatically be terminated and cancelled for no consideration.

Upon the closing of the Merger (the “Closing”) and issuance of the Merger Consideration, on a pro forma basis and based upon the number of shares of Workhorse Common Stock expected to be issued in the Merger, pre-Merger Motiv investors will initially own approximately 62.5%, Workhorse stockholders as of immediately prior to Closing will own approximately 26.5%, and Workhorse’s convertible noteholders will own rights to receive Workhorse Common Stock representing approximately 11% of Workhorse, in all cases, on a fully-diluted basis prior to giving effect to (i) the Equity Financing (as defined in the Merger Agreement), and (ii) the Convertible Financing (as defined in the Merger Agreement). Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted. See, “The Merger Agreement, the Merger and Related Transactions — The Merger Agreement and the Merger — Merger Consideration” of the accompanying proxy statement for more information.

The Merger Agreement includes a condition to closing that entities affiliated with Motiv’s controlling stockholder provide Workhorse with up to $20 million in debt financing (the “Closing Debt Financing”) at the Closing. Under the Closing Debt Financing, approximately $10 million is to be made available after the Closing for general corporate purposes pursuant to a revolving credit facility, and $10 million is to be made available after the Closing to fund vehicle manufacturing upon the receipt of confirmed purchase orders pursuant to an ABL facility. The terms of the Closing Debt Financing have not been finalized, but the parties expect that it will contain customary terms, conditions, including borrowing conditions, and covenants for similar transactions. The Closing Debt Financing will be guaranteed by Workhorse’s subsidiaries and secured by substantially all non-real estate assets of Workhorse and its subsidiaries. In addition, Workhorse and Motiv have agreed to use their commercially reasonable efforts to effect an equity financing for Workhorse on terms mutually acceptable to the parties (the “Equity Financing”). The completion of the Equity Financing is not a condition to consummating the Merger. The Closing Debt Financing and the Equity Financing are not expected to be consummated unless the Merger is consummated. Completion of the Merger is subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement.

Shares of Workhorse Common Stock are currently listed on The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “WKHS.” Workhorse intends to file an initial listing application for the Combined Company with Nasdaq, and it is expected that the common stock of the Combined Company will continue to trade on Nasdaq under the symbol “WKHS” after consummation of the Merger. It is a condition of the consummation of the Merger that Workhorse receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Workhorse will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties.

On August 15, 2025, Workhorse issued to an affiliate of Motiv’s controlling stockholder (the “Convertible Note Holder”) a Subordinated Secured Convertible Note (the “Convertible Note”) with an aggregate original principal amount of $5 million (the “Convertible Financing”). The Convertible Note was issued without original issue discount, and Workhorse received $5 million in proceeds, prior to fees and expenses. The Convertible Note bears interest at a rate of 8% per annum, subject to adjustment as set forth in the Convertible Note, compounded quarterly and increasing the principal outstanding under the Convertible Note. The Convertible Note is a secured obligation of Workhorse, ranking junior to the 2024 Notes (as defined below) and senior to all other indebtedness and, subject to certain limitations, is unconditionally guaranteed by each of Workhorse’s subsidiaries and secured by substantially all of the assets of Workhorse and its subsidiaries. Workhorse’s obligations under the Convertible Note mature on the earliest of (i) the date a termination fee is due to Motiv under the Merger Agreement, (ii) the date that is three months following the termination of the Merger Agreement pursuant to certain provisions of the Merger Agreement, and (iii) the date that is 24 months after the date of issuance. The Convertible Note will be automatically convertible into a number shares of Workhorse stock equal to the principal amount then outstanding divided by 90% of the price per share paid by investors in the Equity Financing.

On August 15, 2025, Workhorse entered into a Waiver, Repayment and Exchange Agreements (the “Repayment Agreement”) by and among Workhorse and the investors party thereto (collectively, the “2024 Note Holder”). Upon entry into the Repayment Agreement, Workhorse deposited approximately $9.9 million (the “Cash Collateral”) into the previously disclosed lockbox account, with such Cash Collateral to be released to the 2024 Note Holder in connection with the Closing. The 2024 Notes secured by the Cash Collateral will bear interest at a rate equal to 5% per annum. The amount of Cash Collateral released to the 2024 Note Holder in connection with the Closing will be reduced by the aggregate principal amount of 2024 Notes converted before the Closing and increased by the amount of interest accrued on the Cash Collateral before the Closing. In connection with the Closing, Workhorse will redeem all of its then outstanding obligations under the 2024 Notes, which as of the date of the accompanying proxy statement was approximately $  million, at 100% of the face amount, plus accrued interest (the “Repayment”). Upon making such Repayment, Workhorse shall have no outstanding obligations under the 2024 Notes.

In addition, Workhorse will issue the 2024 Note Holder rights (the “Rights”) to acquire shares of Workhorse Common Stock in exchange (the “Warrant Exchange”) for the cancellation of all of the Warrants issued to the 2024 Note Holder. The Warrant Exchange would be for a number of Rights exercisable for shares of Workhorse Common Stock equal to 30% of fully diluted shares of Workhorse Common Stock then outstanding immediately prior to the Closing (and prior to the issuance of the Merger Consideration). The Warrant Exchange will occur on the date of Closing, along with the redemption by Workhorse of the 2024 Notes, after which there will no longer be any outstanding 2024 Warrants or 2024 Notes. The Rights are exercisable at the discretion of the holder at any time to the extent the number of shares of Workhorse Common Stock held by the holder does not exceed 9.99% of the then outstanding shares of Workhorse Common Stock.

At the Meeting, you will be asked to consider and vote on the following proposals:

1.      Proposal No. 1 — The Stock Issuance Proposal:    Approve, for purposes of complying with Nasdaq Listing Rules, the issuance of shares of Workhorse Common Stock, including (i) shares issuable pursuant to Rights to receive shares of Workhorse Common Stock to be issued to the 2024 Note Holder pursuant to the Repayment Agreement, (ii) shares issuable to securityholders of Motiv (the “Motiv Securityholders”) pursuant to the terms of the Merger Agreement, and (iii) shares issuable pursuant to the Convertible Note (the “Stock Issuance Proposal” or “Proposal No. 1”);

2.      Proposal No. 2 — The Reverse Stock Split Proposal:    Approve, pursuant to Nevada Revised Statutes 78.2055, a reverse stock split of the outstanding shares of Workhorse Common Stock by a ratio of any whole number between 1-for-8 and 1-for-12, at any time prior to June 30, 2026, to be determined at the discretion of the Board of Directors of Workhorse (the “Reverse Stock Split Proposal” or “Proposal No. 2”);

3.      Proposal No. 3 — The Incentive Plan Proposal:    Approve the Amended and Restated Workhorse Group 2023 Long-Term Incentive Plan, to among other things, increase the number of shares of common stock available for the grant of equity awards following the Closing by an additional 1,500,000 shares (the “Incentive Plan Proposal” or “Proposal No. 3”);

4.      Proposal No. 4 — The Charter Amendment Proposal:    Approve the amendment and restatement of Workhorse’s Articles of Incorporation (the “Current Charter”), in the form of the Proposed Charter attached to this proxy statement as Annex G (the “Proposed Charter”), to among other things, effect the amendments related to governance described below in Proposal No. 5 (collectively, the “Charter Amendment Proposal” or “Proposal No. 4”);

5.      Proposal No. 5 — The Advisory Charter Proposals:    Approve, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as three separate sub-proposals (collectively, the “Advisory Charter Proposals” or “Proposals Nos. 5(a) through 5(c)”):

a.      increase the number of authorized shares of common stock to 100.0 million shares;

b.      opt out of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, referred to as the Control Share Act; and

c.      add exclusive forum and waiver of jury trial provisions.

6.      Proposal No. 6 — The Director Election Proposal:    Approve the election of eight directors to serve on the Board of Directors of Workhorse until the 2026 annual meeting of stockholders of Workhorse, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal” or “Proposal No. 6”). Workhorse directors are expected to be removed and replaced by the new Board of Directors, as described herein, in connection with the Closing of the Merger;

7.      Proposal No. 7 — The Say-on-Pay Proposal:    Approve, on an advisory basis, the compensation of Workhorse’s named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 7”);

8.      Proposal No. 8 — The Auditor Ratification Proposal:    Ratify the appointment of Berkowitz Pollack Brant Advisors + CPAs as Workhorse’s independent auditors for the fiscal year ending December 31, 2025 (the “Auditor Ratification Proposal” or “Proposal No. 8”); and

9.      Proposal No. 9 — The Adjournment Proposal:    A proposal to allow the adjournment of the meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal or the Charter Amendment Proposal or in the event that the Company determines that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal” or “Proposal No. 9”).

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully. Under the Merger Agreement, the Closing is conditioned upon the approval of Proposal Nos. 1, 2, 3, and 4 (the “Merger Proposals”).

The record date for the Meeting is         , 2025 (the “Record Date”). Only stockholders of record as of the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. Any stockholder entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and act on such stockholder’s behalf.

After careful consideration, each of the Workhorse and Motiv boards of directors have unanimously approved the Merger Agreement and have determined that it is advisable and in the best interests of their respective stockholders to consummate the Merger and the related transactions. As described in the accompanying proxy statement, the requisite stockholders of Motiv have voted in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby. The Workhorse Board of Directors has approved the proposals described in the accompanying proxy statement and unanimously recommends that its stockholders vote “FOR” the proposals described in the accompanying proxy statement.

Your vote is very important. The Merger cannot be completed unless the Merger Proposals are approved by the requisite thresholds of holders of Workhorse Common Stock.

If you are a record holder of Workhorse Common Stock, whether or not you expect to attend the Meeting, at your earliest convenience, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid reply envelope or submit your proxy using the telephone or internet procedures that are included on the enclosed proxy card. If you attend the Meeting and vote during the Meeting, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of Workhorse Common Stock through a bank, broker or other nominee, then you are a beneficial owner of shares of Workhorse Common Stock held in “street name,” and you should follow the procedures provided by your bank, broker or other nominee in order to vote. Your bank, broker or other nominee cannot vote on any of the Merger Proposals without your instructions.

The accompanying proxy statement provides you with more detailed information about the Meeting, the Merger Agreement, the Merger, and the related transactions. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read carefully the entire proxy statement and its annexes, including the Merger Agreement, and the documents referred to or incorporated by reference in the proxy statement. You may also obtain additional information about Workhorse from other documents we have filed with the SEC. In particular, you should read the “Risk Factors” section beginning on page 59 of the accompanying proxy statement and other risk factors detailed from time to time in Workhorse’s reports filed with the SEC and incorporated by reference into the accompanying proxy statement for a discussion of risks related to Workhorse’s business and for a discussion of the risks that you should consider in evaluating the Merger Proposals.

If you have any questions or need assistance voting your shares of Workhorse Common Stock, please contact Morrow Sodali, Workhorse’s proxy solicitor in connection with the Meeting:

430 Park Avenue
14th Floor
New York, NY 10022

Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: WKHS@investor.sodali.com

By Order of the Board of Directors,
Raymond J. Chess
Chair of the Board of Directors

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on            , 2025: This notice of annual meeting, the accompanying proxy statement, and our 2024 Annual Report on Form 10-K will be available at www.proxyvote.com.

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TRADEMARKS

This proxy statement contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Workhorse does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

INDUSTRY AND MARKET DATA

In this proxy statement, we present industry data, information and statistics regarding the markets in which we compete, as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with our own internal estimates, taking into account publicly available information about other industry participants and the judgment of Workhorse’s management where information is not publicly available.

Industry publications and market research generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed and that the projections they contain are based on a number of significant assumptions. In some cases, the sources from which this data is derived are not expressly referenced. While we compiled, extracted and reproduced industry data from these sources and believe that the information used is reliable, we did not independently verify the data that was extracted or derived from such industry publications or market reports, and cannot guarantee its accuracy or completeness.

The industry and market data that appears in this proxy statement is inherently uncertain, involves a number of assumptions and limitations and may not necessarily be reflective of actual market conditions and you are cautioned not to give undue weight to such industry and market data because it may differ from current data due to material changes in market conditions or otherwise. Such statistics are based on market research, which itself is based on sampling and subjective judgements by both the researchers and the respondents, including judgements about what types of products and transactions should be included in the relevant market. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement. These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

None of Workhorse, Motiv, or the Combined Company intends or assumes any obligation to update industry or market data set forth in this proxy statement. Because market behavior, preferences and trends are subject to change, prospective investors should be aware that market and industry information in this proxy statement and estimates based on any data therein may not be reliable indicators of future market performance or the Combined Company’s future results of operations.

CERTAIN DEFINED TERMS

Unless otherwise stated in this proxy statement or the context otherwise requires, references to:

“2024 Note Holder” means the investors party to the Repayment Agreement.

“Adjournment Proposal” means the proposal to allow the adjournment of the meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal or the Charter Amendment Proposal or in the event that the Company determines that one or more of the closing conditions under the Merger Agreement is not satisfied or waived.

“Advisory Charter Proposals” means the proposals to approve, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the SEC as three separate sub-proposals to (a) increase the number of authorized shares of common stock to 100.0 million shares, (b) opt out of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, referred to as the Control Share Act, and (c) add exclusive forum and waiver of jury trial provisions.

“Auditor Ratification Proposal” means the proposal to ratify the appointment of Berkowitz Pollack Brant Advisors + CPAs as Workhorse’s independent auditors for the fiscal year ending December 31, 2025.

“Charter Amendment Proposal” means the proposal to approve the amendment and restatement of the Current Charter, in the form of the Proposed Charter attached to this proxy statement as Annex G (the “Proposed Charter”), to among other things, effect the amendments related to governance described below in the Advisory Charter Proposals.

“Closing” means the closing of the Merger.

“Closing Debt Financing” means the provision of up to $20 million in debt financing to Workhorse by entities affiliated with Motiv’s controlling stockholder in connection with the Merger Agreement.

“Combined Company” means Workhorse following the Closing.

“Convertible Financing” means the issuance by Workhorse of the Convertible Note to an affiliate of Motiv’s controlling stockholder, with an aggregate original principal amount of $5 million.

“Convertible Note” means the Subordinated Secured Convertible Note with an aggregate original principal amount of $5 million issued to an affiliate of Motiv’s controlling stockholder.

“Current Charter” means the Articles of Incorporation of Workhorse (as successor in interest to Title Starts Online, Inc.) dated as of November 13, 2007, as amended.

“Director Election Proposal” means the proposal to approve the election of eight directors to serve on the Board of Directors of Workhorse until the 2026 annual meeting of stockholders of Workhorse, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

“Employment Agreements” means the Employment Agreements entered into between Workhorse and each of (i) Richard Dauch, Chief Executive Officer of Workhorse, (ii) Robert Ginnan, Chief Financial Officer of Workhorse, (iii) James D. Harrington, General Counsel, Chief Compliance Officer and Secretary of Workhorse, (iv) James C. Peters, former Vice President, Supply Chain Management of Workhorse, and (v) Joshua J. Anderson, Chief Technology Officer of Workhorse.

“Equity Financing” means an equity financing for Workhorse on terms mutually acceptable to the parties.

“Incentive Plan Proposal” means the proposal to approve the Amended and Restated Workhorse Group 2023 Long-Term Incentive Plan, to among other things, increase the number of shares of common stock available for the grant of equity awards following the Closing by an additional 1,500,000 shares.

“Intermediate” means Omaha Intermediate, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate Parent.

“Intermediate Parent” means Omaha Intermediate 2, Inc., a Delaware corporation and wholly-owned subsidiary of Workhorse.

“Merger” means the merger of Merger Sub with and into Motiv pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger entered into on August 15, 2025, by and among Workhorse, Intermediate Parent, Intermediate, Merger Sub, and Motiv.

“Merger Consideration” means the Workhorse Common Stock to be received by Motiv’s investors in connection with the Merger Agreement, calculated in accordance with the Merger Agreement.

“Merger Proposals” means the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal, and the Charter Amendment Proposal.

“Merger Sub” means Omaha Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate.

“Motiv” means Motiv Power Systems, Inc., a Delaware corporation.

“Motiv Board” means the Board of Directors of Motiv.

“Motiv Common Stock” means the common stock of Motiv, par value $0.001 per share.

“Motiv Stockholder Approval” means the approval of the Merger by the Motiv stockholders.

“Record Date” means the record date for the Meeting, which is            , 2025.

“Repayment” means the redemption by Workhorse of all of its then outstanding obligations under its outstanding senior secured convertible notes.

“Repayment Agreement” means the Waiver, Repayment and Exchange Agreements entered into on August 15, 2025 by and among Workhorse and the 2024 Note Holder, pursuant to which Workhorse deposited approximately $9.9 million into its previously disclosed lockbox account, and pursuant to which the Repayment shall occur in connection with the Closing.

“Restated 2023 LTIP” means the Amended and Restated Workhorse Group 2023 Long-Term Incentive Plan.

“Reverse Stock Split Proposal” means the proposal to approve, pursuant to Nevada Revised Statutes 78.2055, a reverse stock split of the outstanding shares of Workhorse Common Stock by a ratio of any whole number between 1-for-8 and 1-for-12, at any time prior to June 30, 2026, to be determined at the discretion of the Board of Directors of Workhorse.

“Sale Leaseback” means the sale and leaseback transaction entered into on August 15, 2025, between a subsidiary of Workhorse, Workhorse Motor Works Inc, and an affiliate of Motiv’s controlling stockholder, for the sale of Workhorse Motor Works Inc’s Union City, Indiana manufacturing facility and campus, pursuant to a Purchase and Sale Agreement.

“Say-on-Pay Proposal” means the proposal to approve, on an advisory basis, the compensation of Workhorse’s named executive officers.

“Stock Issuance Proposal” means the proposal to approve, for purposes of complying with Nasdaq Listing Rules, the issuance of shares of Workhorse Common Stock, including (i) shares issuable pursuant to Rights to receive shares of Workhorse Common Stock to be issued to the 2024 Note Holder pursuant to the Repayment Agreement, (ii) shares issuable to securityholders of Motiv pursuant to the terms of the Merger Agreement, and (iii) shares issuable pursuant to the Convertible Note.

“Transactions” means the Merger, the Reverse Stock Split, the Convertible Financing, the Repayment, the Stock Issuance Proposal, the Incentive Plan Proposal and the Charter Amendment Proposal and related transactions.

“Warrant Exchange” means the issuance by Workhorse to the 2024 Note Holder of rights to acquire shares of Workhorse Common Stock in exchange for the cancellation of all of the warrants issued to the 2024 Note Holder.

“Workhorse” and “Company” each mean Workhorse Group Inc., a Nevada corporation.

“Workhorse Board” means the Board of Directors of Workhorse.

“Workhorse Common Stock” means the common stock of Workhorse, par value $0.001 per share.

“Workhorse Stockholder Approval” means the approval of the Merger Proposals by the Workhorse stockholders.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included or incorporated by reference in this proxy statement, including, among other things, statements regarding the proposed Merger and other transactions described herein, future events, plans and anticipated results of operations, business strategies, the anticipated benefits of the proposed transactions, the anticipated impact of the proposed transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the proposed transaction, the anticipated date of Closing for the proposed transaction and other aspects of either company’s operations or operating results are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “opportunity,” “plan,” “potential,” “predict,” “projected,” “scheduled,” “should,” “strategy,” “suggests,” “targets,” “will,” “will be” or “would” or similar expressions or the negatives thereof, or other variations thereof, or comparable terminology, or by discussions of strategy, plans or intentions. These forward-looking statements include all matters that are not historical facts. Forward-looking statements can also be identified by the use of phrases that state certain actions, events or results “may”, “could”, “would”, “should”, “might”, “will” or “will be taken”, “occur” or “be achieved”.

You are cautioned that forward-looking statements are not guarantees of future performance and that Workhorse’s and Motiv’s actual results of operations, financial condition and liquidity, and the development of the industry in which they operate, may differ materially from those made in or suggested by the forward-looking statements contained in this proxy statement. In addition, even if Workhorse’s and Motiv’s results of operations, financial condition and liquidity, and the development of the industry in which Workhorse and Motiv operate are consistent with the forward-looking statements contained in this proxy statement, those results or developments may not be indicative of results or developments in subsequent periods. The development of the industry in which Workhorse and Motiv operate may differ materially from (and be more negative than) those made in, or suggested by, the forward-looking statements contained in this proxy statement.

These statements are based on Workhorse’s or Motiv’s management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those anticipated by such statements. You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, the Combined Company’s actual results or performance following the Merger may be materially different from those expressed or implied by these forward-looking statements. Factors that could cause such differences in actual results include:

•        the outcome of continuing discussions between Workhorse and Motiv with respect to the Transactions, including the possibility that the parties may terminate certain of the Transactions or that the terms of certain of the Transactions may change;

•        our ability to consummate the Transactions or achieve the expected synergies and/or efficiencies;

•        potential regulatory delays;

•        the industry and market reaction to this announcement;

•        the effect of the Transactions on the ability of the parties to operate their businesses and retain and hire key personnel and to maintain favorable business relationships;

•        the possibility that the integration of the parties may be more difficult, time-consuming or costly than expected or that operating costs and business disruptions may be greater than expected;

•        the ability to obtain approvals required to consummate the Transactions, including from Nasdaq;

•        the risk that the price of our securities may be volatile due to a variety of factors;

•        changes in laws, regulations, technologies, the global supply chain, and macro-economic and social environments affecting our business;

•        our ability to maintain compliance with Nasdaq rules and otherwise maintain our listing of securities on Nasdaq;

•        the occurrence of any event, change or other circumstances that could delay the Merger or give rise to the termination of the Merger;

•        the outcome of any legal proceedings that may be instituted against Workhorse or Motiv in connection with the Transactions;

•        the inability to satisfy the conditions to the Closing in the Merger Agreement, or the failure to complete the Merger for any reason within the completion window;

•        the inability to obtain the listing of the Combined Company’s common stock on Nasdaq;

•        costs related to the Transactions;

•        retention or recruitment of executive and senior management and other key employees;

•        the ability of the Combined Company to maintain an effective system of internal controls over financial reporting;

•        the ability of the Combined Company to manage its growth effectively;

•        the ability of the Combined Company to achieve and maintain profitability in the future;

•        the ability of the Combined Company to access sources of capital to finance operations and growth; and

•        other risks and uncertainties described in this proxy statement, including those under “Risk Factors.”

Workhorse and Motiv undertake no obligations to update publicly or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events, other than as required by law.

The foregoing factors and others described under “Risk Factors” should not be construed as exhaustive. There are other factors that may cause our actual results to differ materially from the forward-looking statements contained in this proxy statement. Moreover, new risks emerge from time to time, and it is not possible for Workhorse and Motiv to predict all such risks. Workhorse and Motiv cannot assess the impact of all risks on their respective business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Workhorse and Motiv urge you to read the sections of this proxy statement entitled “Summary of the Proxy Statement,” “Risk Factors,” “Workhorse’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Motiv’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” for a more complete discussion of the factors that could affect their respective future performance and the industry in which we operate.

The forward-looking statements are based on plans, estimates and projections as they are currently available to the management of Workhorse and Motiv, and neither undertakes any obligation, and neither expects, to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to Workhorse and Motiv or to persons acting on their behalf are expressly qualified in their entirety by the cautionary statements referred to above and contained elsewhere in this proxy statement.

QUESTIONS AND ANSWERS FOR STOCKHOLDERS OF WORKHORSE

The questions and answers below highlight only selected information from this proxy statement and only briefly address some commonly asked questions about the Meeting and the proposals to be presented at the Meeting, including with respect to the Merger. The following questions and answers do not include all the information that is important to our stockholders. Stockholders are urged to read carefully this entire proxy statement, including the annexes and the other documents referred to herein, to fully understand each proposal and the voting procedures for the Meeting.

Q:     Why am I receiving this proxy statement?

A:     Workhorse is sending this proxy statement to all stockholders of record as of the Record Date to provide information that will help them decide how to vote their shares of Workhorse Common Stock with respect to the matters to be considered at the Meeting. The Merger cannot be completed as currently contemplated unless Workhorse’s stockholders approve the Merger Proposals. This proxy statement and its annexes contain important information about the proposed Merger and the other matters to be acted upon at the Meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:     When and where will the Meeting take place?

A:     The Meeting will be held on            , 2025 at            Eastern Time online at www.virtualshareholdermeeting.com/WKHS2025. If you are a stockholder of record on the Record Date, you will be able to attend the Meeting online, vote, view the list of stockholders entitled to vote at the Meeting and submit your questions during the Meeting by visiting www.virtualshareholdermeeting.com/WKHS2025. To participate in the virtual Meeting, you will need a 16-digit control number assigned by Empire Stock Transfer, Inc. The meeting webcast will begin promptly at            , Eastern Time. We encourage you to access the Meeting prior to the start time and allow ample time for the check-in procedures. Because the Meeting will be completely virtual, there will be no physical location for stockholders to attend.

To be admitted to the Meeting, you will need to log in to www.virtualshareholdermeeting.com/WKHS2025 using the 16-digit control number found in the proxy card or voting instruction form. If you are a beneficial owner of shares, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number. Instructions on how to attend and participate online are also available at www.proxyvote.com. Information on how to vote online at the Meeting is discussed below.

Q:     What are the specific proposals on which I am being asked to vote at the Meeting?

A:     At the Meeting, you will be asked to consider and vote on the following proposals:

1.      Proposal No. 1 — The Stock Issuance Proposal:    A proposal to approve, for purposes of complying with Nasdaq Listing Rules, the issuance of shares of Workhorse Common Stock, including (i) shares issuable pursuant to Rights to receive shares of Workhorse Common Stock to be issued to the 2024 Note Holder pursuant to the Repayment Agreement, (ii) shares issuable to securityholders of Motiv (the “Motiv Securityholders”) pursuant to the terms of the Merger Agreement, and (iii) shares issuable pursuant to the Convertible Note (the “Stock Issuance Proposal” or “Proposal No. 1”);

2.      Proposal No. 2 — The Reverse Stock Split Proposal:    A proposal to approve, pursuant to Nevada Revised Statutes 78.2055, a reverse stock split of the outstanding shares of Workhorse Common Stock by a ratio of any whole number between 1-for-8 and 1-for-12, at any time prior to June 30, 2026, to be determined at the discretion of the Board of Directors of Workhorse (the “Reverse Stock Split Proposal” or “Proposal No. 2”);

3.      Proposal No. 3 — The Incentive Plan Proposal:    Approve the Amended and Restated Workhorse Group 2023 Long-Term Incentive Plan, to among other things, increase the number of shares of common stock available for the grant of equity awards following the Closing by an additional 1,500,000 shares (the “Incentive Plan Proposal” or “Proposal No. 3”);

4.      Proposal No. 4 — The Charter Amendment Proposal:    Approve the amendment and restatement of the Current Charter, in the form of the Proposed Charter attached to this proxy statement as Annex G (the “Proposed Charter”), to among other things, effect the amendments related to governance described below in Proposal No. 5 (collectively, the “Charter Amendment Proposal” or “Proposal No. 4”);

5.      Proposal No. 5 — The Advisory Charter Proposals:    Approve, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) as three separate sub-proposals (collectively, the “Advisory Charter Proposals” or “Proposals Nos. 5(a) through 5(c)”):

a.      increase the number of authorized shares of common stock to 100.0 million shares;

b.      opt out of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, referred to as the Control Share Act; and

c.      add exclusive forum and waiver of jury trial provisions.

6.      Proposal No. 6 — The Director Election Proposal:    A proposal to approve the election of eight directors to serve on the Board of Directors of Workhorse until the 2026 annual meeting of stockholders of Workhorse, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal (the “Director Election Proposal” or “Proposal No. 6”). The majority of the Workhorse directors are expected to be removed and replaced by the new board of directors, as described herein, in connection with the Closing of the Merger;

7.      Proposal No. 7 — The Say-on-Pay Proposal:    A proposal to approve, on an advisory basis, the compensation of Workhorse’s named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 7”);

8.      Proposal No. 8 — The Auditor Ratification Proposal:    A proposal to ratify the appointment of Berkowitz Pollack Brant Advisors + CPAs as Workhorse’s independent auditors for the fiscal year ending December 31, 2025 (the “Auditor Ratification Proposal” or “Proposal No. 8”); and

9.      Proposal No. 9 — The Adjournment Proposal:    A proposal to allow the adjournment of the meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposals, or in the event that the Company determines that one or more of the closing conditions under the Merger Agreement is not satisfied or waived.

This proxy statement contains important information about the Merger and the other matters to be acted upon at the Meeting. Workhorse stockholders should read it carefully.

After careful consideration, the Workhorse Board has determined that each of the proposals presented in this proxy statement are in the best interests of Workhorse and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of Workhorse’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Workhorse and its stockholders and what they may believe is best for themselves in determining to recommend that stockholders vote for the proposals. In addition, Workhorse’s officers have interests in the Merger that may conflict with your interests as a stockholder. See the section entitled “The Merger Agreement, the Merger and Related Transactions — Interests of Workhorse’s Directors and Officers in the Merger” for a further discussion of these considerations.

Q:     Are the proposals conditioned on one another?

A:     No. Under the Merger Agreement, the Closing is conditioned upon the approval of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal, and the Charter Amendment Proposal. No proposal is conditioned on the approval of any other proposal. If Workhorse’s stockholders do not approve each of the Merger Proposals, the Merger will not be consummated as currently contemplated.

Q:     What will happen in the Merger, the Convertible Financing, and the Repayment and Warrant Exchange?

A:     Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Motiv’s investors will receive as Merger Consideration a number of shares of Workhorse Common Stock calculated in accordance with the Merger Agreement. Upon Closing, all of the issued and outstanding shares of Motiv Common Stock and Motiv’s preferred stock will be cancelled and Workhorse will be the indirect parent of Motiv. In addition, all of the financial indebtedness of Motiv will be cancelled with the holders of such indebtedness receiving Workhorse Common Stock as Merger Consideration, as described in more detail “The Merger Agreement, the Merger and Related Transactions — The Merger Agreement and the Merger — Merger Consideration”. In connection with the Merger, at the Effective Time each option to purchase and each warrant to purchase Motiv Common Stock that is outstanding and unexercised immediately prior to the Effective Time shall automatically be terminated and cancelled for no consideration. At the Effective Time, all unexercised and outstanding Workhorse stock options issued under Workhorse’s equity incentive plans will be cancelled for no consideration. All other unvested and outstanding awards under Workhorse’s equity incentive plans will accelerate in full as of the Effective Time.

Workhorse’s obligations under the Convertible Note, including the $5 million principal amount, together with accrued and unpaid interest, will be automatically convertible into a number shares of Workhorse stock equal to the principal amount then outstanding divided by 90% of the price per share paid by investors in the Equity Financing.

In connection with the Closing, Workhorse will redeem all of its then outstanding obligations under the 2024 Notes, which as of the date of the accompanying proxy statement was approximately $          million, at 100% of the face amount, plus accrued interest. Upon making such Repayment, Workhorse shall have no outstanding obligations under the 2024 Notes. In addition, Workhorse will issue the 2024 Note Holder Rights to acquire shares of Workhorse Common Stock in exchange for the cancellation of all of the warrants issued to the 2024 Note Holder (the “2024 Warrants”). The Warrant Exchange would be for a number of Rights exercisable for shares of Workhorse Common Stock equal to 30% of fully diluted shares of Workhorse Common Stock then outstanding immediately prior to the Closing (and prior to the issuance of the Merger Consideration). The Warrant Exchange will occur on the date of Closing, along with the redemption by Workhorse of the 2024 Notes, after which there will no longer be any outstanding 2024 Warrants or 2024 Notes.

Q:     Why is Workhorse seeking stockholder approval to issue shares of Workhorse Common Stock to (i) Motiv’s investors in the Merger, (ii) Motiv’s controlling stockholder in the Convertible Financing, and (iii) to the 2024 Note Holder in the Repayment and Warrant Exchange?

A:     Workhorse Common Stock is listed on Nasdaq, so Workhorse is subject to the Nasdaq rules. Rule 5635(a) of the Nasdaq Listing Rules requires stockholder approval with respect to the issuance of Workhorse Common Stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of Workhorse Common Stock before the issuance. Rule 5635(b) of the Nasdaq Listing Rules also requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Rule 5635(d) of the Nasdaq Listing Rules also requires stockholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

In the case of the Repayment and Warrant Exchange, Workhorse expects, prior to issuing any Merger Consideration, to issue to the 2024 Note Holder Rights to receive shares of Workhorse Common Stock, which, on a fully-diluted basis, is expected to represent approximately 30% of the then-outstanding voting stock of Workhorse. After such Repayment and Warrant Exchange, Workhorse expects to issue to Motiv’s investors as Merger Consideration shares of Workhorse Common Stock which is expected to represent approximately 62.5% of the then-outstanding voting stock of Workhorse. In the case of the Convertible Financing, the Convertible

Note will be automatically convertible into a number of shares of Workhorse stock equal to the principal amount then outstanding divided by 90% of the price per share paid by investors in the Equity Financing. Such shares issued may represent greater than 20% of Workhorse’s then-outstanding voting stock. Accordingly, Workhorse is seeking stockholder approval of the issuances in the Merger, the Convertible Financing, and the Repayment and Warrant Exchange under the Nasdaq rules.

Q:     What will Workhorse stockholders receive in the Merger?

A:     Subject to the effects of any reverse split, Workhorse stockholders will continue to own and hold their existing shares of Workhorse securities issued and outstanding at the time of the Merger. Such securities will remain issued and outstanding, and, subject to the dilution a the proposed reverse stock split and any cancellation or acceleration provided for in connection with the Merger, will be unaffected by the Merger. Upon the Closing and issuance of the Merger Consideration, on a pro forma basis and based upon the number of shares of Workhorse Common Stock expected to be issued in the Merger, Workhorse stockholders as of immediately prior to Closing will own approximately 26.5% of Workhorse, on a fully-diluted basis prior to giving effect to (i) the Equity Financing, and (ii) the Convertible Financing. Under certain circumstances further described in the Merger Agreement, the ownership percentage may be adjusted.

For a more complete description of the treatment of Workhorse securities in the Merger, please see the sections titled “The Merger Agreement-Merger Consideration” and “The Merger Agreement-Exchange Ratio” of this proxy statement.

Q:     What will Motiv securityholders receive in the Merger?

A:     All of the issued and outstanding shares of Motiv Common Stock and preferred stock will be cancelled. In addition, all of the financial indebtedness of Motiv will be cancelled with the holders of such indebtedness receiving Workhorse Common Stock as Merger Consideration. Upon the Closing and issuance of the Merger Consideration, on a pro forma basis and based upon the number of shares of Workhorse Common Stock expected to be issued in the Merger, pre-Merger Motiv investors will initially own approximately 62.5% of Workhorse, on a fully-diluted basis prior to giving effect to (i) the Equity Financing, and (ii) the Convertible Financing. Under certain circumstances further described in the Merger Agreement, the ownership percentage may be adjusted.

For a more complete description of the treatment of Motiv capital stock and Motiv indebtedness in the Merger, please see the sections titled “The Merger Agreement-Merger Consideration” and “The Merger Agreement-Exchange Ratio” of this proxy statement.

Q:     Following the Merger, will Workhorse Common Stock continue to trade on a stock exchange?

A:     Shares of Workhorse Common Stock are currently listed on Nasdaq under the symbol “WKHS.” Workhorse intends to file an initial listing application for the common stock of the Combined Company with Nasdaq. At the Effective Time, it is expected that the common stock of the Combined Company will continue to trade on Nasdaq under the symbol “WKHS.” It is a condition of the consummation of the Merger that Workhorse maintain its existing listing on Nasdaq and obtain approval of the listing of the combined corporation on Nasdaq, but there can be no assurance that such condition will be met or that Workhorse will obtain such approval from Nasdaq. If such condition is not met or if such approval is not obtained, the Merger will not be consummated unless the condition is waived. It is not expected that the condition will be waived by the applicable parties.

Q:     What is the reverse stock split and why is it necessary?

A:     A reverse stock split will likely be necessary to comply with Nasdaq rules. Nasdaq Rule 5110(a) requires Nasdaq-listed companies to file an initial listing application and comply with its initial listing standards for change of control transactions that will result in a non-Nasdaq-listed company controlling the existing listed company. Although Nasdaq’s definition of a “change of control” is not definitive, Nasdaq will likely consider the Merger to be a change of control and require Workhorse to apply for initial listing of the Combined Company after Closing. One of the initial listing standards Workhorse must meet is a minimum share price, which, depending on other Workhorse financial metrics, will be between $2 per share and $4 per share. As a result, Workhorse may need to effect a reverse stock split to meet such initial listing standard and attain Nasdaq approval for continued

listing of the Combined Company after Closing. Please see the discussion in the section titled “Proposal No. 2: The Reverse Stock Split Proposal” of this proxy statement for additional details regarding and reasons for the proposed reverse stock split.

Q:     Who will be the directors of the Combined Company following the Merger?

A:     Immediately following the Merger, the Combined Company’s board of directors will be composed of seven members, consisting of two members designated by Workhorse and five members designated by Motiv. Other than directors who have been designated by Workhorse or Motiv to continue serving after Closing, we expect the directors nominated for re-election at the Meeting to resign from their positions effective at Closing. In addition, the Workhorse Board will reduce the number of directors serving on the Workhorse Board from eight to seven.

Q:     Who will be the executive officers of the Combined Company following the Merger?

A:     Scott Griffith, who is currently the Chief Executive Officer of Motiv, will continue to serve as the Chief Executive Officer of the Combined Company. The rest of the Combined Company’s executive team will be identified and agreed to by Workhorse and Motiv in due course prior to the Closing.

Q:     Who will be the controlling stockholder of the Combined Company?

A:     Motiv’s controlling stockholder, Motive GM Holdings II LLC, an entity controlled by Gary Magness, through one or more affiliates, will initially own approximately 62.5% of Workhorse, on a fully-diluted basis prior to giving effect to (i) the Equity Financing and (ii) the Convertible Financing. Under certain circumstances further described in the Merger Agreement, the ownership percentage may be adjusted. As a result, the Combined Company will initially be a “controlled company” within the meaning of the Nasdaq listing rules. For a description of the exemptions from the Nasdaq corporate governance standards that are available to controlled companies, please see the section entitled “Risk Factors — Risks Related to Ownership of the Combined Company’s Securities — The combined company will likely qualify as, and intends to elect to be treated as, a “controlled company” within the meaning of the Nasdaq listing requirements and, as a result, stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.”

Q:     What conditions must be satisfied to complete the Merger?

A:     There are a number of closing conditions that must be satisfied or waived in the Merger Agreement, including, among others, the approval of the Merger Proposals by the stockholders of Workhorse and completion of the Closing Debt Financing. The condition that the requisite stockholders of Motiv vote in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby has been satisfied. There can be no assurances that any condition to Closing will be satisfied or waived. For a summary of the conditions that must be satisfied or waived prior to completion of the Merger, please see the section entitled “The Merger Agreement, the Merger and Related Transactions — The Merger Agreement and the Merger — Conditions to the Completion of the Merger.”

Q:     Did the Workhorse Board obtain a fairness opinion in determining whether or not to proceed with the Merger?

A:     Yes. The Workhorse Board received an opinion from BTIG, LLC (“BTIG”) to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions, conditions and other matters set forth therein, the issuance by Workhorse of the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to Workhorse. Please see the section entitled “The Merger Agreement, the Merger and Related Transactions — The Merger Agreement and the Merger — Opinion of Workhorse’s Financial Advisor.” The full text of the written opinion is attached to this proxy statement as Annex C.

Q:     Why is Workhorse proposing the Charter Amendment Proposal?

A:     Pursuant to Nevada law and the Merger Agreement, we are required to submit the Charter Amendment Proposal to Workhorse’s stockholders for approval. Please see the section entitled “The Binding Charter Proposal” for more information.

Q:     Why is Workhorse proposing the Incentive Plan Proposal?

A:     The purpose of the 2023 Long-Term Incentive Plan (“2023 LTIP”) is to further align the interests of the eligible participants with those of stockholders by providing long-term incentive compensation opportunities tied to the performance of the Combined Company. Our Board does not believe we will have sufficient shares available for future delivery under the 2023 LTIP to accomplish these purposes following the Closing. In addition, the Board believes certain provisions require updating to align with market standards and to provide for increased administrative flexibility for the Board to determine the applicable terms of Awards (as defined below). Accordingly, we are seeking approval of the Incentive Plan Proposal in order to have shares available to issue equity awards to appropriately retain and incentivize our employees after taking in consideration our increased workforce size that will result from the Merger. If the Incentive Plan Proposal is not approved by our stockholders, we believe our ability to attract and retain the talent we need to stay competitive in our industry following the Closing would be seriously and negatively impacted, which could affect the long-term success of the Company. Under Nasdaq rules, we are required to obtain stockholder approval of the Incentive Plan Proposal. Please see the section entitled “The Incentive Plan Proposal” for additional information.

Q:     Why is Workhorse proposing the Adjournment Proposal?

A:     The purpose of the Adjournment Proposal is to allow the adjournment of the meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Merger Proposals, or in the event that the Company determines that one or more of the closing conditions under the Merger Agreement is not satisfied or waived.

Q:     Why is Workhorse proposing the Annual Meeting Proposals?

A:     At the Meeting, in addition to the Merger Proposals, Workhorse stockholders will be asked to consider the Director Election Proposal, the Say-on-Pay Proposal, and the Auditor Ratification Proposal (the “Annual Meeting Proposals”). Due to constraints on time and resources, Workhorse chose not to hold its 2025 annual meeting of stockholders during its typical time in May. As a result, the Meeting will be Workhorse’s 2025 annual meeting of stockholders, and the Annual Meeting Proposals will be presented in addition to the Merger Proposals.

Q:     What happens if I sell my shares of Workhorse Common Stock before the Meeting?

A:     The Record Date for the Meeting is earlier than the date that the Merger is expected to be completed. If you transfer your shares of Workhorse Common Stock after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Meeting.

Q:     What constitutes a quorum at the Meeting?

A:     A majority of the issued and outstanding shares of Workhorse Common Stock entitled to vote as of the Record Date at the Meeting (which is equivalent to a majority of voting power of Workhorse) must be present, in person (which would include presence at the virtual Meeting) or represented by proxy, at the Meeting to constitute a quorum and in order to conduct business at the Meeting. As of the Record Date, there were            shares of Workhorse Common Stock outstanding. Thus, the presence of holders of Workhorse Common Stock representing at least            shares will be required to establish a quorum. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the virtual Meeting or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Meeting, are considered stockholders who are present and entitled to vote and are counted towards the quorum. In the absence of a quorum, the chair of the Meeting has the power to adjourn the Meeting.

Q:     What vote is required to approve the proposals presented at the Meeting?

A:     Approval of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal, the Say-on-Pay Proposal, the Auditor Ratification Proposal, and, if presented, the Adjournment Proposal each requires the affirmative vote of holders of a majority of the votes present in person (which would include presence at the virtual Meeting) or represented by proxy at the Meeting and entitled to vote thereon.

Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the then outstanding shares of Workhorse Common Stock (which is equivalent to a majority of voting power of Workhorse).

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual Meeting) or represented by proxy at the Meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

Brokers holding shares of record for customers generally are not entitled to vote on “non-routine” matters, unless they receive voting instructions from their customers. As used herein, “uninstructed shares” means shares held by a broker who has not received such instructions from its customers on a proposal. A “broker non-vote” occurs when a nominee holding uninstructed shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that non-routine matter. Broker non-votes are counted towards the quorum for the meeting. It is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares. We anticipate that only the Reverse Stock Split Proposal and the Auditor Ratification Proposal will be considered routine matters that brokers are entitled to vote shares on without receiving instructions.

Q:     What happens if I do not give specific voting instructions?

A:     Stockholders of Record.    If you are a stockholder of record and you:

•        indicate when voting on the Internet that you wish to vote as recommended by the Workhorse Board, or

•        sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Workhorse Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Meeting.

Beneficial Owners of Shares Held in Street Name.    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters, but not on non-routine matters. Under New York Stock Exchange (“NYSE”) rules, if your shares are held by a member organization, as that term is defined under NYSE rules, responsibility for making a final determination as to whether a specific proposal constitutes a routine or non-routine matter rests with that organization or third parties acting on its behalf. We anticipate that only the Reverse Stock Split Proposal and the Auditor Ratification Proposal will be considered routine matters that brokers are entitled to vote shares on without receiving instructions.

Q:     What will happen if I abstain from voting or fail to vote at the Meeting?

A:     At the Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention vote at the Meeting will have no effect on any of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal, the Say-on-Pay Proposal, the Auditor Ratification Proposal, the Director Election Proposal, and, if presented, the Adjournment Proposal. All abstentions, including broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

Q:     How many votes do I have at the Meeting?

A:     Our stockholders are entitled to one vote on each proposal presented at the Meeting for each share of Workhorse Common Stock held of record as of            , 2025, the Record Date for the Meeting.

Q:     What interests do Workhorse’s officers and directors have in the Merger?

A:     When you consider the recommendation of the Workhorse Board that you vote in favor of approval of the Merger Proposals, you should be aware that Workhorse’s directors and officers have interests in the Merger that may be different from, or in addition to, the interests of Workhorse’s other stockholders. The Workhorse Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending to our stockholders that they vote in favor of the proposals to be presented at the Meeting, including the Merger Proposals. Please see the section entitled “The Merger Agreement, the Merger and Related Transactions — The Merger Agreement and the Merger — Interests of Workhorse’s Officers and Directors” for additional information.

Q:     What happens if I vote against the Merger Proposals?

A:     If you vote against the Merger Proposals, but the Merger Proposals still obtain the requisite vote at the Meeting, then the Merger will be approved and, assuming the satisfaction or waiver of the other conditions to Closing, the Merger will be consummated in accordance with the terms of the Merger Agreement.

Q:     Do I have appraisal rights if I object to the Merger?

A:     No. Appraisal rights are not available to holders of Workhorse Common Stock in connection with the Merger.

Q:     When is the Merger expected to be completed?

A:     The Closing is expected to take place in the fourth quarter of 2025, subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement, the Merger and Related Transactions — The Merger Agreement and the Merger — Conditions to the Completion of the Merger.” The Merger Agreement may be terminated by the parties if the Closing has not occurred by February 15, 2026.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the proposals presented will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a holder of record of Workhorse Common Stock on the Record Date for the Meeting, you may vote virtually by attending the Meeting or by submitting a proxy for the Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage-paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Meeting and vote in person (which would include presence at the virtual Meeting), obtain a valid proxy from your broker, bank or nominee.

Q:     What is the difference between a stockholder of record and a “street name” holder?

A:     If your shares are registered directly in your name with the Transfer Agent, you are considered the stockholder of record with respect to those shares, and the proxy materials are being provided directly to you. If your shares are held in a stock brokerage account or by a bank or other nominee, then you are considered the beneficial owner of those shares, which are considered to be held in “street name.” The proxy materials are being provided to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares.

Q:     How can I vote my shares without attending the Meeting?

A:     If you are a stockholder of record of our common stock as of the close of business on the record date, you can vote by proxy by mail or online at www.virtualshareholdermeeting.com/WKHS2025 by following the instructions provided in the enclosed proxy card or at the Meeting. Please note that if you are a beneficial owner of shares of Workhorse Common Stock, you may vote by submitting voting instructions to your broker, bank or nominee, or otherwise by following instructions provided by your broker, bank or nominee. Telephone and internet voting may be available to beneficial owners. Please refer to the vote instruction form provided by your broker, bank or nominee.

Q:     May I change my vote after I have returned my proxy card or voting instruction form?

A:     Yes. If you are a holder of record of shares of Workhorse Common Stock as of the close of business on the Record Date, you can change or revoke your proxy before it is voted at the Meeting by:

•        delivering a signed written notice of revocation to our Secretary at Workhorse Group Inc., 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•        signing and delivering a new proxy, relating to the same shares and bearing a later date; or

•        virtually attending and voting at the Meeting and voting, although attendance at the Meeting will not, by itself, revoke a proxy.

         If you are a beneficial owner of Workhorse Common Stock as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies for the Meeting?

A:     Workhorse will pay the cost of soliciting proxies for the Meeting. Workhorse has engaged Morrow Sodali to assist in the solicitation of proxies for the Meeting. Workhorse has agreed to pay Morrow Sodali a fee of $20,000, plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Workhorse will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Workhorse Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Workhorse Common Stock and in obtaining voting instructions from those owners. Workhorse directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Merger or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Workhorse Group Inc.
3600 Park 42 Drive, Suite 160E
Sharonville, Ohio 45241
Attn: Stan March
Tel: (888) 646-5205

You may also contact our proxy solicitor at:

Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: WKHS.info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

The Merger Agreement, the Merger and Related Transactions

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. You should read this entire document and its annexes and the other documents to which we refer before you decide how to vote with respect to the proposals to be considered and voted on at the Meeting.

The Merger Agreement and the Merger

The Merger Agreement is attached to this proxy statement as Annex A.

Parties to the Merger Agreement

Workhorse Group Inc.

Workhorse is an American technology company with a vision to pioneer the transition to zero-emission commercial trucks. Workhorse’s primary focus is to provide robust, sustainable, and cost-effective solutions to the commercial transportation sector. Workhorse designs and manufacturers all-electric trucks, including the technology that optimizes the way these trucks operate. The company is focused on its core competency of bringing its electric delivery truck platforms to serve the last mile delivery market. Workhorse continues to seek opportunities to grow the business organically and by expanding relationships with existing and new customers. Workhorse believes it is well positioned to take advantage of long-term opportunities and continue its efforts to bring product innovations to market. Its principal and executive offices are located at 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241 and its telephone number is (888) 646-5205.

Omaha Intermediate 2, Inc.

Omaha Intermediate 2, Inc., a Delaware corporation, is a direct wholly owned subsidiary of Workhorse Group Inc. and was formed solely for the purpose of effecting the Merger. It has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Its principal and executive offices are located at c/o Workhorse Group Inc., 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241 and its telephone number is (888) 646-5205.

Omaha Intermediate, Inc.

Omaha Intermediate, Inc., a Delaware corporation, is a direct wholly owned subsidiary of Omaha Intermediate 2, Inc. and was formed solely for the purpose of effecting the Merger. It has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Its principal and executive offices are located at c/o Workhorse Group Inc., 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241 and its telephone number is (888) 646-5205.

Omaha Merger Subsidiary, Inc.

Omaha Merger Subsidiary, Inc., a Delaware corporation, is a direct wholly owned subsidiary of Omaha Intermediate, Inc. and was formed solely for the purpose of effecting the Merger. It has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement. Its principal and executive offices are located at c/o Workhorse Group Inc., 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241 and its telephone number is (888) 646-5205.

Motiv Power Systems, Inc.

330 Hatch Drive
Foster City, California 94404

Founded in 2009, Motiv is a privately held company incorporated in the State of Delaware and headquartered in Foster City, California. Motiv is a leading manufacturer of medium duty, zero-emission electric trucks and buses, producing a range of vehicles, including step vans, shuttle buses, box trucks and work trucks, designed to eliminate tailpipe CO2 emissions and particulate matter, while offering drivers and passengers a more comfortable, healthier and safer ride.

Motiv’s combination of operational cost savings and environmental performance helps customers meet emissions and pollution standards as well as achieve their own net-zero, ESG or other climate impact-related pledges and commitments.

Form of the Merger

Subject to the terms and conditions in the Merger Agreement and in accordance with Delaware law, upon consummation of the Merger, Merger Sub will merge with and into Motiv, with Motiv surviving as a direct, wholly-owned subsidiary of Intermediate and an indirect, wholly-owned subsidiary of Workhorse.

Background of the Merger

The following chronology summarizes the key communications, meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Workhorse Board or committees thereof or among the representatives of Workhorse and other parties.

From inception, Workhorse has generated significant losses and negative cash flows from operations and, accordingly, has financed its operations primarily through sales and issuances of debt and equity securities. Although the Workhorse Board and management believes that its vehicles are attractive to customers and competitive in their categories, adoption of electric delivery vehicles has, in general, been slower than expected among commercial fleets in the United States and, accordingly, uptake of Workhorse’s vehicles has been slower than expected. Accordingly, from time to time, substantial doubt has existed as to Workhorse’s ability to continue as a going concern as a result of recurring losses from operations, accumulated deficit, cash use from operating activities and projected capital needs. Although Workhorse’s management and the Workhorse Board undertook remediation measures, including cost reductions, that provided some mitigation of this going concern risk, Workhorse reported that substantial doubt existed as to Workhorse’s ability to continue as a going concern for the following twelve months in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. As Workhorse reported at the time, its plan to alleviate this concern included generating revenue by increasing sales of its vehicles, delivery and other services, reducing expenses and limiting non-contracted capital expenditures and raising capital to fund operations through the issuance of debt or equity securities, including through its at-the-market offering program, the sale of assets or other strategic transactions.

On September 22, 2023, Workhorse received notice from Nasdaq indicating that the closing bid price for Workhorse Common Stock had fallen below Nasdaq’s $1.00 minimum bid price requirement (the “Minimum Bid Requirement”) for continued listing for 30 consecutive trading days and, therefore, Workhorse was no longer in compliance with the Minimum Bid Requirement. In order for Workhorse to regain compliance, the closing bid price of Workhorse Common Stock had to be equal to or above the $1.00 minimum bid price for a period of 10 consecutive trading days prior to March 20, 2024.

On December 1, 2023, Workhorse engaged CMD Global Partners (“CMD”) to identify opportunities to sell or otherwise monetize Workhorse’s Aero business (the “Aero Sale Process”) and began searching for an investment bank to advise and assist Workhorse in identifying potential strategic transactions and sources of financing (the “Financial Advisor Search”). Between January and March 2024, representatives of CMD and, in some cases, Workhorse personnel, contacted 138 different potential buyers of the Aero business, including potential financial acquirers and potential strategic acquirers across a number of complementary industries, including drone, aerospace, retail, delivery and commercial vehicles. Representatives of CMD and Workhorse personnel provided preliminary information about the Aero business to most of these contacts. At the same time, Workhorse explored transitioning Aero to a Drones as a Service business and made proposals to potential service users, including the United States Department of Agriculture. No potential buyers made a proposal to acquire the Aero business.

In January 2024, Workhorse began negotiating with William Repny LLC (“Union City Counterparty A”) for a sale and leaseback transaction for Workhorse’s Union City, Indiana facility (the “Union City Facility”). On January 31, 2024, a subsidiary of Workhorse entered into a purchase and sale agreement (the “Original Sale Leaseback Agreement”) with Union City Counterparty A for the sale of the Union City Facility for a purchase price, before fees and expenses, of approximately $34.5 million.

The Workhorse Board commenced two separate processes: (i) a process to find a potential acquiror for Workhorse (the “M&A Process”) and (ii) a process to find short- and/or long-term financing for Workhorse (the “Financing Process”). As the culmination of the Financial Advisor Search, on January 5, 2024, the Workhorse Board selected Stifel/Miller Buckfire (“Stifel”) as its primary financial advisor to conduct these processes.

In the first phase of the M&A Process, Stifel conducted a comprehensive process in which it identified and contacted a total of 77 potential acquirors of Workhorse, including both strategic and financial investors from the United States and abroad, over a period of two months. Of the 77 potential acquirors Stifel contacted, 12 entered into non-disclosure agreements with Workhorse, seven had preliminary meetings with Workhorse and one (“Company A”) delivered a non-binding indication of interest related to a transaction in which it would potentially acquire only Workhorse intellectual property related to the W56 step van for a purchase price of between $3 to $5 million. The Workhorse Board elected not to pursue this indication of interest further.

The Financing Process did not identify any investors willing to provide financing to Workhorse on acceptable terms outside of a bankruptcy process. However, Workhorse independently identified the current investor in its Senior Notes (the “Senior Notes Investor”) as a potential financing source and began negotiating a transaction with that party. On March 15, 2024, Workhorse entered into the 2024 Securities Purchase Agreement with the Senior Notes Investor which provided for Workhorse to issue and sell (i) senior secured convertible notes for up to an aggregate principal amount of $139,000,000 (the “Notes”) and (ii) warrants (the “Warrants”) to purchase shares of Workhorse Common Stock in multiple tranches.

Shortly afterwards, Workhorse and the Senior Notes Investor entered into an agreement pursuant to which the Senior Notes Investor would acquire the Aero business (the “Aero Divestiture”). Although the Aero Divestiture did not result in cash proceeds to Workhorse, it was expected to generate substantial monthly cost savings for Workhorse, and the transaction agreement included earn-out provisions that provided for payments to Workhorse if the Aero business realized revenues from certain contingent sources. The Aero Divestiture was completed on June 6, 2024.

On March 21, 2024, Workhorse received written notification from Nasdaq granting Workhorse’s request for a 180-day extension to regain compliance with the Minimum Bid Requirement. After the granting of the extension, the closing bid price of Workhorse Common Stock had to be equal to or above the $1.00 minimum bid price for a period of 10 consecutive trading days prior to September 16, 2024.

On May 10, 2024, Workhorse announced that although the Original Sale Leaseback Agreement had not been terminated, it did not believe the transaction would be consummated at the current purchase price. Accordingly, Workhorse began discussing alternative sale and leaseback transactions with other potential purchasers, as well as possible changes to the terms of the Original Sale Leaseback Agreement.

On June 17, 2024, Workhorse completed a 1-for-20 reverse split of its issued and outstanding shares of Workhorse Common Stock in order to regain compliance with the Minimum Bid Requirement. On July 3, 2024, Nasdaq confirmed that Workhorse was in compliance with the Minimum Bid Requirement. On October 2, 2024, Workhorse received a second written notice from Nasdaq indicating that Workhorse was no longer in compliance with the Minimum Bid Requirement. Workhorse was provided with a compliance period of 180 calendar days, or until March 31, 2025, to regain compliance with the Minimum Bid Requirement.

Between July 2024 and December 2024, Workhorse personnel and representatives of Stifel engaged in sustained discussions about potential alternative strategic transactions with seven different potential transaction partners, including five manufacturers of electric vehicles, one manufacturer of related products and one financial investor. Workhorse entered into customary confidentiality agreements with these potential transaction partners. The transactions contemplated included acquisitions of certain transaction partners by Workhorse, transactions via a bankruptcy process, a de-SPAC transaction and a potential indirect minority investment by a sovereign wealth fund. During this period, the Workhorse Board met five times to discuss the potential transactions and received advice from Stifel during such meetings. Although Workhorse’s discussions with these potential transaction partners were extended and thorough in nature and included substantial due diligence and discussion of potential transaction terms, none of the potential transaction partners ultimately made a definitive proposal and by the end of 2024 all such parties had either passively broken off negotiations or affirmatively declined to proceed.

In early March 2025, Workhorse received a proposal from an industry parts manufacturer (“Party A”) to acquire the Union City Facility for a purchase price of $4 to $7 million via a Section 363 sale under the U.S. Bankruptcy Code. The Workhorse Board carefully considered the proposal and received advice from Stifel as to the adequacy of the purchase price and other aspects of the proposed transaction. The Workhorse Board determined to reject the proposal because, among other things, the proposed purchase price was deemed to be significantly inadequate and it would require Workhorse to enter bankruptcy without offering consideration or otherwise providing for Workhorse assets other than the Union City Facility.

In early March 2025, representatives of Workhorse, including Mr. Ryan Gaul and Mr. Josh Anderson, and representatives of Motiv, including Mr. Scott Griffith, the Chief Executive Officer of Motiv, met at an industry conference and discussed the possibility of Motiv engaging Workhorse to do contract manufacturing at the Union City Facility. The parties entered into a mutual non-disclosure agreement on March 20, 2025, and on March 26, 2025, representatives from Motiv, including Mr. Griffith, visited the Union City Facility to continue discussion with Mr. Gaul and other representatives of Workhorse of a possible contract manufacturing arrangement between the companies.

On March 17, 2025, Workhorse completed a 1-for-12.5 reverse stock split of its authorized shares and outstanding shares of Workhorse Common Stock (the “2025 Reverse Stock Split”). Workhorse adjusted the exercise price, number of shares issuable on exercise or vesting and/or other terms of its outstanding stock options, warrants, restricted stock and restricted stock units to reflect the effects of the 2025 Reverse Stock Split. The 2025 Reverse Stock Split was intended to allow Workhorse to regain compliance with the Minimum Bid Requirement. On April 1, 2025, Workhorse received notification from Nasdaq that Workhorse had regained compliance with the Minimum Bid Requirement.

Following the meetings in early March 2025, on April 15, 2025, Motiv sent a written preliminary transaction overview to Workhorse that indicated that Motiv would be interested in pursuing a merger transaction in which (i) Motiv would become a subsidiary of Workhorse, (ii) Motiv’s investors would receive Workhorse Common Stock sufficient to become majority owners of Workhorse as merger consideration, (iii) Workhorse Common Stock would remain listed on the Nasdaq and (iv) following the merger, the Combined Company would complete a PIPE transaction with proceeds of at least $50 million for 40% of the ownership of the Combined Company. Motiv proposed that the parties engage in further discussions to explore the possible terms of such a transaction.

On April 16, 2025, representatives of Workhorse, including Mr. Rick Dauch, Mr. Bob Ginnan and Mr. Raymond Chess, and representatives of Motiv, including Mr. Griffith and Mr. Matt O’Leary, met at the Townsend Hotel in Birmingham, Michigan, with a representative from Motiv’s financial advisor, TD Cowen (“TD”), present by videoconference. TD presented on and the parties present discussed the market opportunity presented by the potential merger between the companies, preliminary terms of the transaction and the proposed transaction structure.

Also on April 16, 2025, Workhorse received a proposal from a potential strategic acquirer (“Party B”) to acquire substantially all of Workhorse’s assets for a purchase price of $15 to $20 million via a Section 363 sale under the U.S. Bankruptcy Code.

On April 17, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management and Stifel were present. The purpose of the meeting was, in part, to discuss and receive advice from Stifel and Workhorse’s management on each of Motiv’s and Party B’s proposals. The Workhorse Board determined not to pursue Party B’s proposal because, among other things, the proposed purchase price was deemed to be inadequate and the bankruptcy process was unlikely to result in holders of Workhorse Common Stock receiving more than de minimis consideration for their shares. The Workhorse Board determined to continue discussions with Motiv because, among other things, the merger structure would allow the Combined Company to remain public and allow Workhorse’s existing stockholders to participate in the value of the Combined Company after the closing of the merger. The Workhorse Board also determined to propose an alternative two-step transaction structure to Motiv in which the proposed merger would be preceded by Motiv or its controlling investor acquiring the Workhorse Senior Notes and converting them into a majority of the outstanding Workhorse Common Stock.

On April 22, 2025, representatives of Workhorse and Workhorse’s outside counsel, Taft, Stettinius & Hollister (“Taft”), held a video conference with representatives of Motiv, Motiv’s outside counsel, DLA Piper LLP US (“DLA”), and TD, in which Workhorse’s management and Taft presented the two-step transaction structure. The representatives of Motiv neither accepted nor rejected the proposed structure.

Between April 23, 2025 and May 15, 2025, representatives of Workhorse, Motiv, Stifel and TD met on multiple occasions to conduct mutual business due diligence, to discuss and evaluate historical financial information and forward-looking revenue models and forecasts and to consider financing alternatives for the Combined Company.

On May 10, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, the Workhorse Board’s outside legal counsel, Bailey Cavalieri LLC (“BC”) and Stifel were present. The Workhorse Board had detailed discussions of the possible transaction with Motiv and received information and advice about market conditions, strategic alternatives and the transaction structure from the parties present.

On May 15, 2025, Workhorse received a letter of intent from Motiv proposing a merger in which Workhorse would be the surviving parent entity and retain its Nasdaq listing. The proposal also provided that (i) as a condition to closing, the Combined Company would consummate a PIPE transaction with proceeds of at least $50 million at the closing of the merger; (ii) the Senior Notes would be repaid or redeemed at closing, but that financing would remain available under the related 2024 Securities Purchase Agreement until closing; (iii) Motiv’s investors would acquire approximately 66.67% of Workhorse Common Stock after closing, subject to upward adjustment for all cash used (x) to redeem or repay the Notes or (y) to pay Workhorse’s other indebtedness and accounts payable or to settle pending litigation; and (vi) Workhorse and Motiv would immediately enter into 60 days of exclusivity.

On May 17, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC and Stifel were present to discuss the letter of intent from Motiv, alternative structures for a transaction with Motiv and generally. Throughout its consideration of the proposed transaction with Motiv, the Workhorse Board believed that the transaction would only be attractive to Workhorse, its stockholders and other stakeholders if, among other things, it provided a remedy to Workhorse’s ongoing lack of liquidity and going concern issues. Accordingly, the Workhorse Board and its advisors prioritized (i) obtaining transaction terms that would maximize Workhorse’s financial viability and access to capital, both between signing and closing of the merger agreement (the “Executory Period”) and after closing, and (ii) ensuring that the relative valuations of Workhorse and Motiv and, accordingly, the post-closing equity split between pre-closing Workhorse and Motiv stockholders, was appropriate and fair.

On May 18, 2025, at the direction of the Workhorse Board, Stifel provided TD with Workhorse’s response to Motiv’s May 15, 2025 proposal. Stifel proposed that: (i) the Notes would be repaid at the execution of a definitive merger agreement; (ii) Motiv’s investors would provide Workhorse up to $6 million in financing between signing and closing; (iii) Motiv’s controlling stockholder commit to provide $35 million in financing in the proposed PIPE transaction; and (iv) Workhorse would need to do significant due diligence on Motiv before it could negotiate an equity split. Stifel also indicated that Workhorse was unwilling to enter into an exclusivity agreement at the time and that its preference was still to use the two-step transaction structure described by its counsel.

On May 21, 2025, Party B delivered a revised proposal to Workhorse. The terms of the proposal were substantively identical to its April 16, 2025 proposal, but the revised proposal indicated that Party B would be willing to consider a transaction outside of bankruptcy in certain limited circumstances.

On May 27, 2025 and May 28, 2025, representatives of Workhorse’s management, Motiv’s management, Taft and DLA met to discuss possible transaction frameworks and terms and to continue mutual business due diligence.

On May 30, 2025, Motiv delivered a revised proposal providing that: (i) the Notes would be redeemed in full at signing of a definitive merger agreement; (ii) Motiv’s controlling stockholder would enter into a sale and leaseback transaction for the Union City Facility with a purchase price of $15 million; (iii) Motiv’s controlling stockholder would provide a $10 million convertible bridge loan facility to Workhorse; (iv) the valuations of Workhorse and Motiv would be $35 million and $115 million, respectively, after taking into account the sale and leaseback transaction, with a resulting equity split of 23% of the Combined Company’s common stock to be held by pre-closing Workhorse stockholders and 77% of the Combined Company’s common stock to be held by Motiv investors, without giving effect to the convertible bridge loan; and (v) the parties would immediately enter into 45 days of exclusivity. At Workhorse’s request, consummation of a PIPE transaction was no longer included as a condition to Motiv’s obligation to close.

Between June 2, 2025 and June 10, 2025, Workhorse and Motiv, directly and through their counsel and financial advisors, continued to perform mutual due diligence and negotiate the terms of transactions, including (i) the sale and leaseback purchase price; (ii) the relative valuation of the parties and the resulting equity split; (iii) the timing of repayment of the Notes; (iv) permitted uses of proceeds of the bridge financing; and (v) the possibility and extent of a pre-signing exclusivity agreement.

On June 2, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft and Stifel were present. Among other things, the Workhorse Board considered Motiv’s proposal and evaluated the potential effects of each of Motiv’s proposal, other potential transactions and the possibility of continuing as a standalone company on Workhorse stockholders and other key stakeholders. The Workhorse Board received advice from Taft and Stifel on these matters and on the possibility of entering into a pre-signing exclusivity agreement.

On June 4, 2025, representatives of Workhorse, including Mr. Dauch, Mr. Ginnan and Mr. Chess, with Mr. Jim Harrington and Mr. Stan March joining by videoconference, representatives of Motiv, including Mr. Griffith and Mr. O’Leary (who also joined by videoconference) and DLA, TD and Stifel (each of whom joined by videoconference), met at the Daxton Hotel in Birmingham, Michigan. At this meeting, the present parties discussed further details on the “best of both” vision and strategy for the Combined Company, certain aspects of governance and executive leadership of the Combined Company and the possibility of entering an exclusive negotiation period for the potential transaction between Workhorse and Motiv. Representatives of Workhorse agreed to discuss exclusivity with the Workhorse Board at the next meeting of the Workhorse Board.

On June 6, 2025, Taft and representatives of Workhorse’s management met with representatives of Party B and their counsel to discuss the possibility of a transaction outside of bankruptcy in which Party B would purchase and convert the Notes. Party B ultimately declined to pursue a transaction outside of bankruptcy.

On June 10, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC and Stifel were present. The Workhorse Board met to discuss and receive advice on Motiv’s proposal. The Workhorse Board and its advisors conducted a thorough review of (i) the business, prospects, access to liquidity of and the ability to finance the possible Combined Company; (ii) the current proposed deal terms; and (iii) the legal and practical implications of entering into an exclusivity agreement with Motiv. Based on the foregoing discussions and advice, the Workhorse Board determined to enter into an exclusivity agreement with Motiv providing for an initial exclusivity period of seven days, extendable until no later than June 30, 2025, with the agreement of both parties (the “First Exclusivity Agreement”).

On June 11, 2025, the First Exclusivity Agreement became effective.

On June 12, 2025 and June 13, 2025, directly and through its advisors, Workhorse first contacted the Senior Notes Investor to discuss the potential terms under which it could redeem the Notes and cancel the Warrants. These discussions continued, directly and through Workhorse’s advisors, for the remainder of the month, and in some cases, representatives of Motiv’s management team and TD also participated in the discussions. The key items in these discussions included: (i) eliminating or reducing the 25% to 75% redemption premium applicable to the Notes; (ii) cancelling the Warrants; (iii) the timing and amount of redemption payments in respect of the Notes; (iv) the availability to Workhorse of restricted cash securing the Notes; and (v) the application of trading restrictions to shares of Workhorse Common Stock received by the Senior Notes Investor in connection with the transactions.

On June 14, 2025, DLA delivered an initial draft of the Merger Agreement to Taft.

On June 18, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC and Stifel were present. Representatives of Workhorse’s management provided the Workhorse Board with an update on the negotiations and due diligence process with Motiv. Workhorse’s management provided a thorough briefing on the status of the Notes, including a detailed discussion of Workhorse’s outstanding obligations under the Notes, broken down by gross debt, restricted cash, net debt and outstanding OID, the valuation of the Warrants held by the Senior Notes Investor and the drawn and remaining undrawn tranches of Notes under the related purchase agreement. Workhorse’s management described the Senior Notes Investor’s current positions in the negotiation including: (i) its unwillingness to waive the redemption premium unless the Notes remained outstanding and available for conversion until closing of a transaction with Motiv; (ii) possible valuation of the Warrants and the amount the Senior Notes Investor would require to cancel them and (iii) the expected cost of terminating the Senior Notes Investor’s right to require Workhorse to issue additional Notes. Representatives of Stifel advised the Workhorse Board and answered questions on these matters. The Workhorse Board then considered extending the First Exclusivity Agreement for a period of one week and received advice from representatives of Taft regarding this extension. In connection with this discussion, representatives of Workhorse’s management reminded the Workhorse Board that at the time Workhorse entered into the First Exclusivity Agreement, the only pending alternative strategic proposal that Workhorse had received required Workhorse to enter bankruptcy and was highly unlikely to result in any material consideration being paid to Workhorse stockholders. Based on the foregoing, the Workhorse Board believed that continuing to pursue the Motiv transaction, and, accordingly extending the First Exclusivity Agreement, appeared at the time to be the transaction that best preserved value for Workhorse stockholders and other stakeholders. Following further discussion, upon a motion duly made and seconded, the Workhorse Board unanimously agreed to extend the First Exclusivity Agreement until June 23, 2025.

On June 18, 2025, the parties agreed to extend the First Exclusivity Agreement until June 23, 2025. On June 20, 2025 and July 17, 2025, Motiv and Workhorse, respectively, opened data rooms for legal due diligence.

On June 22, 2025, Workhorse received a revised proposal from Motiv. The material terms included: (i) a sale and leaseback transaction of the Union City Facility with Motiv’s controlling stockholder for a purchase price of $20 million to be funded at signing of a definitive merger agreement; (ii) redemption of $10 million principal amount of the Notes at par upon execution of the definitive merger agreement; (iii) release of $10 million of restricted cash upon execution of the definitive merger agreement to provide Workhorse with liquidity between signing and closing; (iv) the balance of the Notes to remain outstanding and available for conversion until closing; (v) the Senior Notes Investor’s sales of Workhorse Common Stock restricted to 20% of trading volume per day and subject to a $1.10 price floor; (vi) redemption of the remaining Notes at par at closing; (vii) compensation for cancellation of the Warrants to be paid in pre-closing shares of Workhorse Common Stock, capped at two million shares; and (viii) Motiv’s controlling stockholder to commit to provide $5 million in a PIPE financing at or after closing, with the possibility of funding earlier under certain circumstances.

Between June 22, 2025 and June 30, 2025 the parties continued to negotiate the terms of the transactions, including the Merger, the related financing transactions and the redemption and cancellation of the Notes and the Warrants. The primary material terms negotiated included: (i) the relative valuation of the parties and consequent equity split; (ii) the amount and timing of the financing to be provided by Motiv’s controlling stockholder, including the Sale Leaseback, the Convertible Note and the commitment to participate in a PIPE transaction; (iii) the principal amount of Notes to be redeemed at signing of a definitive merger agreement; (iv) the amount and timing of the release of restricted cash to Workhorse; (v) the number of pre-closing shares of Workhorse Common Stock to be delivered to the Senior Notes Investor as consideration for the cancellation of the Warrants and Workhorse’s obligations to issue additional Notes; and (vi) the restrictions on the Senior Notes Investor’s ability to trade such shares. The Workhorse Board met twice during this period and received advice from Workhorse’s management, Taft and Stifel about the transaction terms under negotiation, the feasibility of obtaining better terms, the Workhorse Board’s desire to obtain committed liquidity for both the Executory Period and after closing, the relative valuation of the parties and the progress of both legal and business due diligence. During this time, the Workhorse Board approved brief extensions of the First Exclusivity Agreement based on its view that negotiations with both Motiv and the Senior Notes Investor were proceeding in a positive direction.

On June 26, 2025, Workhorse received a revised proposal from Motiv, and on June 30, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC and Stifel were present. At the request of Workhorse’s management, Stifel and Taft summarized the terms of the current Motiv proposal being considered by Workhorse, Motiv and the Senior Notes Investor. These terms included: (i) a sale and leaseback transaction of the Union City Facility with Motiv’s controlling stockholder or its affiliates for a purchase price of $20 million to be funded at signing of a definitive merger agreement; (ii) Workhorse retire and repurchase the outstanding amount of the 2024 Notes at par upon execution of the definitive merger agreement and consummation of the sale and leaseback transaction; (iii) concurrent with the retire and repurchase of the outstanding amount of the 2024 Notes, incur a minimum of an additional $2.5 million of indebtedness from the 2024 Note Holder from the restricted cash with the remainder of such restricted cash of approximately $18.5 million in total to become accessible in the ordinate course or as a result of voluntary conversion to support liquidity through the closing of the merger; (iv) a definitive merger agreement to consummate a reverse triangular merger pursuant to which Motiv would merge with and into a wholly-owned subsidiary of Workhorse, with Motiv surviving and becoming a wholly-owned subsidiary of Workhorse; and (v) a $5 million principal amount convertible, secured and subordinated promissory note to be funded by Motiv’s controlling stockholder at signing of a definitive merger agreement. Based on the foregoing terms, the Workhorse Board determined that further negotiation of summary proposals would not be productive and that the parties should move on to definitive documentation. Accordingly, representatives of Taft provided a summary of the key terms and material issues in the Merger Agreement to the Workhorse Board. The Workhorse Board also determined to extend the First Exclusivity Agreement.

From July 2, 2025 through August 14, 2025, representatives of Taft, with input from the Workhorse Board and Workhorse’s management, exchanged drafts and participated in discussions with Motiv’s representatives and DLA regarding the terms of the Merger Agreement and related documents, and representatives of Workhorse’s real estate counsel, Frost Brown Todd (“FBT”), with input from the Workhorse Board and Workhorse’s management, exchanged drafts and participated in discussions with Motiv’s representatives and DLA regarding the terms of the Sale Leaseback documents. The items negotiated included, among other things: (i) the application of certain adjustments to the relative valuation of the parties and, consequently, the equity split; (ii) the representations and warranties to be made by the parties; (iii) the restrictions on the conduct of the parties’ businesses until completion of the transaction; (iv) the conditions to completion of the Merger, including whether or not completion of a PIPE transaction would be such a condition; (v) the provisions regarding Workhorse’s employee severance and other compensation matters; (vi) the composition of the board of directors of the post-closing company; (vii) the remedies available to each party under the Merger Agreement, including the triggers of the termination fee payable to each of the parties; (viii) amounts of the termination fees; (ix) the rent and term of the Sale Leaseback transaction; (x) the entry of Motiv’s controlling stockholder into a support agreement; and (xi) Workhorse’s ability to reacquire the Union City Facility under certain circumstances. In addition, during this period, the Workhorse Board held six meetings, also attended by members of Workhorse’s management and representatives of Taft, BC, FBT and Stifel, to discuss the status of the Merger Agreement and related documents and the Sale Leaseback documents and to provide guidance on the terms of the definitive agreements that would be acceptable to Workhorse.

On July 2, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC and Stifel were present. Representatives of Taft described the status and terms for the proposed transactions, including certain material business issues related to the proposed transaction and certain issues in the initial draft Merger Agreement received by Workhorse. The Workhorse Board discussed the material terms of the proposed transaction in detail, including the desirability of obtaining committed financing from Motiv or its investors to fund the continuing operations of the Combined Company after consummation of the transactions. The Workhorse Board determined that it would be advisable for Workhorse’s Chief Executive Officer and Chairman to discuss Workhorse’s need for committed financing at closing with Motiv’s Chief Executive Officer and Chairman.

On July 2, 2025, Taft delivered a list of high-level issues in the Merger Agreement to DLA. The issues identified included: (i) the need for consummation of a PIPE or other financing with proceeds to the Combined Company to be a condition to Workhorse’s obligation to close; (ii) the need for additional clarity and support for Motiv’s proposed valuation of the companies, including the proposed adjustments for the Sale Leaseback transaction; (iii) Workhorse’s unwillingness to agree to the mutual termination fees; (iv) the need for repayment or conversion of Motiv’s outstanding indebtedness and cancellation of Motiv’s outstanding warrants to be conditional to Workhorse’s obligation to close; (iv) the need for a support agreement or irrevocable proxy from Motiv’s majority investor; (v) Workhorse’s likely need to effect a reverse stock split prior to closing; (vi) certain adjustments to the proposed interim operating covenants and governance provisions; (vii) the need for additional flexibility on timing of the stockholders’ meeting; and (viii) requests for information, including with respect to Motiv’s outstanding debt and equity, the applicability of dissenters’ rights and certain other matters.

On July 3, 2025, DLA delivered a response to the issues list rejecting substantially all of Workhorse’s transaction term-related requests.

On July 7, 2025, representatives of Workhorse’s management and Motiv’s management, Taft, DLA, Stifel and TD met by phone to discuss the issues list, transaction process and schedule and other matters related to the transactions. The parties agreed to hold regular calls among the parties’ Chief Executive Officers, Chairmen and outside counsel to focus the process, enhance and clarify communications on business points and expedite the resolution of issues.

On July 8, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC and Stifel were present. Representatives from Taft discussed Motiv’s responses to Workhorse’s initial issues list, including the requirement that the Combined Company have sufficient liquidity to fund ongoing operations after closing. The Workhorse Board and representatives of Taft and Workhorse’s management discussed the liquidity issue in detail and Workhorse’s projected liquidity in the event that the proposed transaction was not consummated. Following that discussion, the Workhorse Board reviewed and approved Workhorse’s plan to send a revised, more flexible financing proposal to the counterparty.

On July 8, 2025, at the direction of the Workhorse Board, Taft delivered a revised financing proposal to DLA. The revised proposal replaced the consummation of a $60 million PIPE transaction as a closing condition with a closing condition that would require: (i) consummation of a $30 million PIPE or other acceptable financing at closing and (ii) the Combined Company receiving net cash proceeds and commitments for an additional $30 million in additional financing at closing.

On July 10, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC and Stifel were present. Representatives of Taft and Workhorse’s management discussed the key outstanding issues with respect to the proposed transactions, including (i) the liquidity issues previously discussed by the Board and (ii) certain details of the proposed Sale Leaseback transaction, including the lease terms and the treatment of the Union City Facility upon closing the proposed merger. Representatives of Workhorse’s management presented a pro forma model showing projections for the Combined Company’s liquidity, cash flows, cash burn rate, R&D expense, inventory and synergies. Following that discussion, the Workhorse Board and its advisors discussed the desirability of entering into a new exclusivity agreement with Motiv for a period of two weeks and the Workhorse Board decided to do so. Representatives of Workhorse’s management and Taft then discussed the Senior Notes Investor’s request that Workhorse publicly disseminate certain material nonpublic information in the Senior Notes Investor’s possession and Workhorse’s contractual obligation under the Notes documents to comply with this request. The Board reviewed a proposed draft Current Report on Form 8-K pursuant to which Workhorse would disseminate the material nonpublic information in the Senior Notes Investor’s possession. The Board decided that Workhorse would file the Current Report on Form 8-K.

Also on July 10, 2025, the Workhorse Board engaged BTIG, LLC (“BTIG”) as financial advisor to Workhorse. Workhorse engaged BTIG for business reasons and not as the result of Stifel having any conflict of interest in connection with the transactions.

On July 10, 2025 and July 11, 2025, Taft sent DLA comments to the Merger Agreement and the interim operating covenants, and on July 12, 2025 and July 13, 2025, DLA delivered a list of unresolved major issues on the Merger Agreement and requests for information concerning Workhorse’s proposed exclusions to its interim operating covenants.

On July 14, 2025, Workhorse and Motiv entered into a new 14-day exclusivity agreement (the “Second Exclusivity Agreement”). On July 14, 2025, as approved by the Workhorse Board on July 10, 2025, and in order to comply with the request made by the Senior Notes Investor under the Notes documents to publicly disseminate certain material nonpublic information in the Senior Notes Investor’s possession, Workhorse filed with the Commission a Current Report on Form 8-K disclosing certain information about the negotiations among Workhorse, Motiv and the Senior Notes Investor.

On July 17, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC and Stifel were present. Representatives of Taft described the major unresolved business issues with respect to the transactions, including the liquidity issues previously discussed by the Workhorse Board, the contribution of the Union City Facility at closing, revisions to the terms of certain executives’ change of control agreements and arrangements, the allocation of post-closing board seats and the equity split. Representatives of Workhorse’s management also described the status of the negotiations of the Sale Leaseback transaction. Extensive discussions ensued and the Workhorse Board considered options on how to proceed with negotiations.

Following that discussion, representatives of Stifel provided a detailed comparative analysis of Workhorse’s future financial prospects, of the assumption that Workhorse and Motiv would consummate the proposed transactions and against the assumption that Workhorse would proceed as a standalone entity. Representatives of Stifel described the differences in the two scenarios as they related to the ability of Workhorse to obtain financing, purchase inventory, extinguish secured indebtedness and potentially secure large purchase orders. Representatives of Workhorse’s management presented comparative projected cash flow models assuming the consummation of the transactions and on a standalone basis.

Between July 14, 2025 and July 25, 2025, Workhorse and Motiv, primarily through their respective counsels, continued to negotiate the terms of, and exchange drafts of, the Merger Agreement and related documents, the Sale Leaseback documents and the Convertible Note documents.

On July 25, 2025, DLA delivered a revised proposal to address the material unresolved business points on the Merger Agreement. DLA proposed that: (i) Motiv’s controlling stockholder would provide a $10 million ABL facility, with a $10 million accordion facility, at closing with a borrowing base tied to firm purchase orders and the loan proceeds available only for working capital to fulfill firm orders unless mutually agreed by the parties; (ii) Motiv and Workhorse would agree to use commercially reasonable efforts to consummate a PIPE transaction at or shortly after closing and that Workhorse would engage a financial advisor during the interim period of Motiv’s choosing; (iii) certain Workhorse employees would agree to modify their change in control payment packages; and (iv) the Union City Facility would not be contributed to the Combined Company at closing.

On July 25, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC, FBT and Stifel were present. Representatives of Workhorse’s management and Stifel presented a three-year business plan and a projected cash flow forecast in connection with the possible entry into and consummation of the transactions, including ordinary cash flows, as well as transaction expenses, as well as potential synergies associated with the transactions. The Workhorse Board asked questions about a potential PIPE transaction, the benefit to paying down Workhorse’s debt, potential change in control payments and the ability to obtain an order from certain potential major customers.

Representatives of Taft outlined Motiv’s financing proposal and the related material terms, including the asset-backed loan and its restrictions, the non-contribution of the Union City Facility to the Combined Company at closing, the equity split and Workhorse’s liquidity requirements. Representatives of FBT described the status of the Sale Leaseback negotiations, including the purchase agreement and the lease. Representatives of Workhorse’s management described the potential officer and director slate for the Combined Company and current negotiations related thereto.

On July 25, 2025, representatives of Motiv and Workhorse, including their Chief Executive Officers and Chief Financial Officers, met to discuss the remaining outstanding business items, to conduct business and accounting due diligence and to work on financial and cash models for the Combined Company. The representatives of Workhorse and Motiv were not able to reach agreement on certain outstanding business items, including the terms of the proposed closing time financings and temporarily terminated negotiations following this meeting.

On July 28, 2025, Workhorse received a new proposal from Motiv to provide liquidity for the Combined Company. Motiv proposed that (i) its controlling stockholder would provide a $20 million all assets secured line of credit, with (a) $10 million to be available for general corporate purposes immediately upon execution of a definitive merger agreement, and (b) $10 million to be available to fill firm purchase orders immediately upon execution of a definitive merger agreement; (ii) Motiv’s Chief Executive Officer would become the Chief Executive Officer of Workhorse immediately upon execution of a definitive merger agreement; (iii) a new Chief Financial Officer would be mutually agreed upon between the parties; (iv) three of Workhorse’s directors would be replaced by three of Motiv’s directors immediately upon execution of the line of credit; (v) the cost of certain litigation would be divided between the parties in the equity split; (vi) certain Workhorse executives would agree to adjust the amount and timing of payments under their change of control agreements; and (vii) Workhorse would implement cost reductions and additional financial reporting.

On July 28, 2025, the Second Exclusivity Agreement expired in accordance with its terms.

On July 30, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC, FBT and Stifel were present. Representatives of Taft described the new proposal that Workhorse received from Motiv, including the expanded financing terms and new governance terms. Representatives of Taft answered questions from the Workhorse Board about the covenant package and drawing conditions on the proposed financing arrangements, control issues related to the governance proposals and antitrust and other regulatory concerns. Extensive discussions ensued. With advice from representatives of Taft, the Workhorse Board discussed and considered Workhorse’s possible responses to the new proposal, including negotiating revised loan conditions and governance changes, reconsidering the need for financing and rejecting the proposal. The Workhorse Board also discussed the advisability of entering into a new exclusivity agreement with Motiv. The Workhorse Board determined to continue negotiations, to inform Motiv that it could not agree to the proposed governance changes to the Board and Chief Executive Officer position, to seek further explanation of the proposed equity split from Motiv and to continue regulatory review of the proposed governance changes. Workhorse’s management informed the Workhorse Board that, after the expiration of the First

Exclusivity Agreement, on June 30, 2025, a third party (“Party C”) made an unsolicited preliminary proposal for an alternative sale and leaseback transaction for the Union City Facility. The Workhorse Board instructed management to seek further information about the terms and viability of Party C’s proposal.

Following discussions between representatives of Taft and DLA and representatives of the parties’ management and Boards, on July 31, 2025, Motiv provided Workhorse with a revised version of its liquidity proposal. The proposal was substantively identical to the proposal it delivered on July 28, 2025, except that: (i) the Chief Executive Officer and Chief Financial Officer changes would occur at closing; (ii) in consideration of the $5 million Convertible Note to be provided to Workhorse at signing, Motiv’s controlling stockholder would be entitled to appoint one director and one board observer to the Workhorse Board (rather than the three directors previously proposed); (iii) the $20 million all assets secured line of credit would become available at closing; (iv) the Merger Agreement would contain more robust and specific negative and affirmative interim operating covenants; and (v) the Sale Leaseback transaction with Motiv’s controlling stockholder would include six months of free rent for Workhorse. In addition, Motiv’s Chief Executive Officer requested the opportunity to speak directly with the Workhorse Board about, among other things, his vision for the Combined Company.

On August 2, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC, FBT and Stifel were present. Representatives of Taft described Motiv’s new proposal in detail, including the financing proposal, which included a $10 million revolving credit facility to be available for general corporate purposes and $10 million to be available to fill firm purchase orders, subject to immaterial adjustments, as well as new governance changes, including adding one director and one observer to the Board upon signing the Convertible Note. Representatives of Taft and Workhorse’s management discussed the changes that Motiv proposed with respect to Workhorse’s financial reporting and its desire to replace certain officers of Workhorse. Extensive discussion ensued about the transaction’s financing terms, governance changes, financial forecast, regulatory concerns, equity split, Union City Facility contribution at closing, transaction fees and expenses, announcement timing, diligence process and exclusivity. Representatives of Workhorse’s management informed the Workhorse Board that Party C had updated its alternative proposal for a sale and leaseback transaction, including by providing for a reduced purchase price and deferred, contingent payment terms. The Workhorse Board determined that these revised terms rendered the alternative proposal not viable. Based on the foregoing discussions and with the advice of representatives of Taft, the Board approved Workhorse’s entry into a new exclusivity agreement with Motiv.

On August 4, 2025, Workhorse and Motiv entered into a new exclusivity agreement (the “Third Exclusivity Agreement”) and Workhorse publicly disclosed the existence and terms of the Third Exclusivity Agreement by filing a Current Report on Form 8-K with the Commission.

On August 5, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC, BTIG and Stifel were present. Motiv’s Chief Executive Officer was invited by the Workhorse Board to join the meeting. He presented information regarding Motiv and his vision for the potential Combined Company and answered questions from the Workhorse Board. Further discussion by the Workhorse Board ensued. Representatives of Taft updated the Workhorse Board on the major outstanding unresolved business items on the Merger Agreement, including certain employee change of control payments and related employment matters and certain adjustments to the equity split.

On August 8, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC, FBT, BTIG and Stifel were present. Representatives of Stifel advised the Workhorse Board on the relative valuation of the parties and the proposed equity split. They discussed the enterprise values of Workhorse and Motiv, the method used to calculate the equity split, how discussions evolved throughout the transaction process, potential future adjustments, including as a result of certain litigation payments, and Stifel’s opinion that the currently proposed equity split was fair to Workhorse. Extensive discussion ensued, with additional detail about the rationale for the proposed equity split and factors supporting it provided by representatives of Workhorse’s management and Taft. Following that discussion, the Workhorse Board requested that Stifel propose to the counterparty the removal of the adjustments for certain litigation payments from the equity split calculation.

Representatives of FBT then discussed the status of negotiations with respect to the Sale Leaseback transaction, including the need to finalize terms surrounding rent and Workhorse’s right to repurchase the property.

Following further discussion, representatives of Taft presented the firm’s legal due diligence investigation of Motiv. They described scope of the investigation, including, without limitation, the review of organizational and corporate matters, litigation and contingencies, intellectual property, tax and regulatory matters, material contracts and employment matters. They then described the legal due diligence process, the firm’s findings and the key takeaways.

On August 12, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC, FBT, BTIG and Stifel were present. Representatives of Taft provided a detailed description of the proposed terms of Merger Agreement, the Repayment Agreement with the Senior Notes Investor and the Convertible Note. They described the Merger Agreement, including the equity splits, which reflected Motiv’s assent to the Workhorse Board’s request from the prior meeting that the litigation payment adjustment be removed, the covenants, including the interim operating covenants, the equity financing, the conditions to closing, including votes, Nasdaq approval and the financing contingency, termination rights and break-up fees and governance provisions. Extensive discussion ensued. Following that discussion, representatives of Taft described the proposed terms of the Repayment Agreement, including the amount and timing of the repayments and stock issuances, and of the Convertible Note, including the principal amount, interest rate, maturity, acceleration events and terms of conversion.

Representatives of FBT then described the proposed Sale Leaseback transaction, including the lease terms, annual rent, rent adjustments and potential extensions.

Representatives of Workhorse’s management then gave a presentation on Workhorse’s due diligence investigation into the operations of Motiv. They discussed the scope of the investigation, including its focus on sales outlook, staffing comparisons and synergy plans. They described Motiv’s product portfolio, sales pipeline, material contracts, including the related covenants and pricing terms, staffing levels compared to Workhorse and synergy estimates, including the projected cost savings for the Combined Company.

Representatives of BTIG described to the Workhorse Board the processes they were using to develop an opinion on the fairness of the proposed transactions. They described how BTIG reviewed the history of the transactions and conducted its analysis and the market backdrop in which BTIG was reviewing the proposed transactions, including the current EV truck market and the situations surrounding tariffs. They described the methodologies used, including conducting a liquidation value analysis, a discounted cash flow analysis as a standalone company and as a combined company assuming the consummation of the transactions, as well as reviewing comparable transactions and benchmarking to peers.

On August 13, 2025, and on the afternoon of August 14, 2025, the Workhorse Board held meetings at which representatives of Workhorse’s management, Taft, BC, FBT, BTIG and Stifel were present. During each meeting, representatives of Taft and Workhorse’s management briefed the Workhorse Board on the status of negotiation of the remaining unresolved transaction points, including the amendment of certain employees’ change of control agreements, repayment mechanics, release conditions and trading considerations pursuant to the Repayment Agreement, and the settlement of certain purported accounts payable of Workhorse.

On the evening of August 14, 2025, the Workhorse Board held a meeting at which representatives of Workhorse’s management, Taft, BC, FBT, BTIG and Stifel were present, to consider approval of the proposed transaction with Motiv. Representatives of Taft indicated that the Merger Agreement, the Purchase and Sale Agreement, the Convertible Note and the Repayment Agreement and all other ancillary documents associated with the proposed merger with Motiv were in final form, and representatives of Workhorse’s management and Taft described the resolution of the final outstanding items on the Transactions, including the amendment of certain employees’ change of control agreements, the imposition of trading restrictions on shares to be received by the Senior Notes Investor pursuant to the Repayment Agreement and the settlement of certain purported accounts payable of Workhorse. Representatives of Taft then reminded the Workhorse Board of its fiduciary duties under Nevada law in connection with a merger, which had been discussed with the Workhorse Board throughout the process.

Representatives of BTIG then reviewed BTIG’s financial analysis with respect to Workhorse, Motiv and the proposed terms of the merger. Thereafter, at the request of the Workhorse Board, BTIG rendered to the Workhorse Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated August 15, 2025, that, as of such date and based upon and subject to the various assumptions made, the issuance by Workhorse of the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to Workhorse. For a detailed discussion of BTIG’s opinion, please see heading titled “The Merger — Opinion of Workhorse’s Financial Advisor.”

After further discussion, based on, among other things, the factors cited in “The Merger — The Workhorse Board’s Reasons for Approving the Merger,” the Workhorse Board unanimously: (i) determined that the Merger and the related Transactions contemplated by the Merger Agreement were desirable and in the best interests of Workhorse; (ii) approved the Merger Agreement and the related Transactions contemplated by the Merger Agreement; (iii) determined to recommend that the stockholders of Workhorse vote to authorize and approve the Merger Agreement and the Transactions contemplated thereby in all respects; (iv) approved and authorized the Convertible Note, the Sale Leaseback Agreements and the Repayment Agreement; and (v) determined to: (a) increase the size of the Board from seven to eight directors, (b) appoint Alan Henricks, who was designated by Motiv’s controlling stockholder pursuant to their rights under the terms of the Convertible Note, to fill the vacancy resulting from the newly created directorship, effective August 18, 2025 and (c) appoint Alan Henricks to the Board’s Audit Committee, effective August 18, 2025.

On August 15, 2025, the parties finalized and executed the Merger Agreement, the Purchase and Sale Agreement, the Convertible Note and the Repayment Agreement.

On the morning of August 15, 2025, prior to the opening of trading on the NASDAQ Capital Market, Workhorse and Motiv issued a joint press release announcing, among other things, their entry into the Merger Agreement and the funding of the Sale Leaseback and the Convertible Note.

Merger Consideration

At the Effective Time, on the terms and subject to the conditions set forth in the Merger Agreement:

•        the financial indebtedness of Motiv will be cancelled and will cease to exist and thereafter only represent the right to receive as Merger Consideration shares of Workhorse Common Stock (the “Motiv Indebtedness Merger Consideration”);

•        any shares of Motiv Common Stock held as treasury stock or owned, directly or indirectly, by Workhorse, Intermediate Parent, Intermediate, or Merger Sub or any subsidiary of Motiv or Workhorse immediately prior to the Effective Time (collectively, the “Excluded Shares”) will be cancelled and retired and will cease to exist with no consideration delivered in exchange;

•        each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of Motiv Common Stock; and

•        if there is any Merger Consideration remaining to be paid after Workhorse has satisfied the payment of the Motiv Indebtedness Merger Consideration, each share of Motiv Common Stock and Motiv’s preferred stock, par value $0.001 per share (the “Motiv Preferred Stock” and together with the Motiv Common Stock, the “Motiv Capital Stock”) issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or dissenting shares) shall be converted into and become exchangeable for the right to receive its allocation of the remaining Merger Consideration as determined in accordance with the terms of Motiv’s Fourth Amended and Restated Certificate of Incorporation, dated as of June 14, 2024, as amended by that First Certificate of Amendment of fourth Amended and Restated Certificate of Incorporation, dated as of October 3, 2024, and each share of Motiv Capital Stock will be cancelled and will cease to exist and thereafter only represent the right to receive as Merger Consideration shares of Workhorse Common Stock.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Motiv’s investors will receive, on a pro forma basis and prior to giving effect to the Equity Financing and the Convertible Financing, shares of Workhorse common Stock equal to approximately 62.5% of the outstanding shares of the post-Closing Workhorse Common Stock on a fully-diluted basis prior to giving effect to the Equity Financing and the Convertible Financing, and subject to further adjustments as described in the Merger Agreement. The Merger Consideration and the post-Closing ownership of the Combined Company is based on equity valuations of Workhorse of $30,000,000 and of Motiv of $50,000,000, respectively, and are subject to the adjustments set forth in the Merger Agreement. No fractional shares of Workhorse Common Stock will be issued as Merger Consideration, and no certificates or scrip for factional shares will be issued.

Treatment of Equity

Workhorse

At the Effective Time, by virtue of the Merger and without any action on the part of Workhorse, Intermediate Parent, Intermediate, Merger Sub, or any other person, each Workhorse Option that is outstanding and unexercised immediately prior to the Effective Time will automatically be terminated and cancelled without the payment of any consideration therefor, including any present or future right to receive any portion of the Merger Consideration.

Each share of restricted Workhorse Common Stock, each restricted stock unit relating to shares of Workhorse Common Stock, each performance share of Workhorse Common Stock, and each performance unit relating to shares of Workhorse Common Stock, whether vested or unvested, that was granted pursuant to an equity plan of Workhorse, and is outstanding immediately prior to the Effective Time, will vest (to the extent not yet vested) with (to the extent applicable) performance deemed achieved at the greater of target or actual level effective as of immediately prior to the Effective Time.

Motiv

At the Effective Time, each option and warrant to purchase Motiv Common Stock that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and terminated for no consideration.

Conditions to the Completion of the Merger

Under the Merger Agreement, the obligations of the parties to consummate the Merger are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation:

General Conditions

Consummation of the Merger is conditioned on the following conditions: (i) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated in the Merger Agreement shall have been issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction and remain in effect and there shall not be any law which has the effect of making the consummation of the transactions contemplated by the Merger Agreement illegal; (ii) Workhorse will have obtained approval for the listing on Nasdaq of shares of Workhorse Common Stock following Closing, (iii) Workhorse will have maintained its existing listing on Nasdaq and obtained approval of the listing of the Combined Company on Nasdaq; and (iii) the obtainment of the Workhorse Stockholder Approval and the Motiv Stockholder Approval.

Motiv’s Conditions to Closing

The obligations of Motiv to consummate the Merger are conditioned on, among other things:

•        The accuracy of the representations and warranties, and the performance of the covenants and agreements, of Workhorse, subject to customary materiality qualifications;

•        The absence of a material adverse effect with respect to Workhorse;

•        Workhorse shall have delivered to Motiv (i) a certificate from an officer of Workhorse certifying compliance with the above conditions, (ii) resignations of the officers and directors of Workhorse and its subsidiaries who are not expected to continue serving as officers of the Combined Company or its subsidiaries after Closing, (iii) the Registration Rights Agreement, and (iv) the documentation effecting the Closing Debt Financing;

•        Workhorse shall have delivered evidence of the repayment and cancellation of the outstanding indebtedness of Workhorse and the release of the liens securing such indebtedness;

•        Workhorse shall have performed or complied with, in all material respects, all of its agreements and covenants required to be performed or complied with in the Merger Agreement, the Repayment Agreement, and the Sale Leaseback at or prior to the Effective Time, as applicable;

•        Workhorse Board shall be comprised of seven directors, two appointed by Workhorse and five appointed by Motiv, as of immediately following the Closing; and

•        Workhorse shall have obtained all authorizations and approvals required to be obtained by it pursuant to the Closing Debt Financing Agreement.

Workhorse’s Conditions to Closing

The obligations of Workhorse to consummate the Merger are conditioned on, among other things:

•        The accuracy of the representations and warranties, and the performance of the covenants and agreements of Motiv, subject to customary materiality qualifications;

•        The absence of a material adverse effect with respect to Motiv;

•        Motiv shall have delivered to Workhorse a certificate from an officer of Motiv (i) certifying compliance with the above conditions, and (ii) certifying that the information set forth in an allocation certificate to be delivered by Motiv pursuant to the Merger Agreement is true and accurate in all respects as of the date of Closing;

•        The delivery by the debt providers of the Closing Debt Financing Agreement; and

•        Mango Workhorse LLC shall have performed or complied with, in all material respects, all of its agreements and covenants required to be performed or complied with by it pursuant to the terms of the Sale Leaseback prior to the Effective Time.

Material Adverse Effect

Each party’s condition to consummate the Merger is conditioned on the absence of a material adverse effect with respect to the other party.

A material adverse effect means:

(a)     With respect to Motiv, any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations of Motiv, taken as a whole; provided, however, that Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Motiv operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or law or other action by any governmental entity in response thereto, (3) changes in law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of the Merger Agreement, (5) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions thereof), or (6) any specific action taken (or omitted to be taken) by Motiv at or with the express written consent of Workhorse or required by or expressly permitted by the terms of the Merger Agreement; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts shall be excluded only to the extent it is not disproportionately adverse to Motiv as compared to other participants in the industries in which Motiv operates.

(b)    With respect to Workhorse, any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Workhorse; provided, however, that Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Workhorse operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or law or other action by any governmental entity in response thereto, (3) changes in law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of the Merger Agreement, (5) any specific action taken (or omitted to be taken) by Workhorse at or with the express written consent of Motiv or required by or expressly permitted by the terms of the Merger Agreement, (6) a change in the stock price or trading volume of Workhorse Common Stock or the suspension of trading in or delisting of Workhorse’s securities on Nasdaq (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions thereof) or (7) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions thereof); provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Workhorse, as compared to other participants in the industries in which Workhorse operates.

Non-Solicitation

Each of Workhorse and Motiv has agreed that, except as described below, Workhorse and Motiv and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, attorneys, accountants, investment bankers, financial advisors or other advisors, agents or representatives retained by it or any of its subsidiaries to, directly or indirectly:

•        solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

•        furnish any nonpublic information with respect to it to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•        engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;

•        approve, endorse or recommend an Acquisition Proposal (subject to certain exceptions);

•        execute or enter into any letter of intent or any contract contemplating or otherwise relating to an Acquisition Transaction;

•        take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; or

•        publicly propose to do any of the foregoing.

An “Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Workhorse, on the one hand, or Motiv, on the other hand, to the other party) that could reasonably be expected to lead to an Acquisition Proposal.

An “Acquisition Proposal” means with respect to either Workhorse or Motiv, any proposal or offer from any person (other than Workhorse or Workhorse, as applicable, or their respective representatives) providing for an Acquisition Transaction.

An “Acquisition Transaction” means any transaction or series of related transactions (other than the Convertible Financing) involving:

•        any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity, (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its subsidiaries or (iii) in which a party or any of its subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; or

•        any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value of the fair market value of the assets of a party and its subsidiaries, taken as a whole.

Notwithstanding the foregoing, before obtaining the applicable approvals of the Workhorse stockholders required to consummate the Merger, Workhorse may furnish nonpublic information regarding Workhorse and its subsidiaries to, and enter into discussions or negotiations with, any third party in response to a bona fide written Acquisition Proposal by such third party, which the Workhorse Board determines in good faith, after consultation with Workhorse’s financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Offer (and is not withdrawn), if:

•        neither Workhorse nor any of its representative has breached the non-solicitation provisions of the Merger Agreement described above in any material respect;

•        the Workhorse Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of the Workhorse Board’s fiduciary duties under applicable law; and

•        prior to furnishing any nonpublic information or entering into discussions with a third party, Workhorse receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Workhorse and Motiv and Workhorse furnishes such nonpublic information to Motiv (to the extent such information has not been previously furnished by Workhorse to Motiv).

A “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) the Merger Agreement and (b) is on terms and conditions that the Workhorse Board or the Motiv Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to the Workhorse stockholders or Motiv stockholders, as applicable, than the terms of the transactions contemplated by the Merger Agreement.

The Merger Agreement also provides that if any party or any representative of such party receives in writing an Acquisition Proposal or Acquisition Inquiry, then such party will promptly (and in no event later than one business day after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party in writing of such Acquisition Proposal or Acquisition Inquiry (including the terms thereof). Such party will keep the other party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

Recommendation Change

Workhorse

Under the Merger Agreement, subject to certain exceptions described below, Workhorse agreed that the Workhorse Board may not make a recommendation change. However, notwithstanding the foregoing, at any time prior to the approval of the Merger Proposals, if (x) Workhorse has received a bona fide written Superior Offer or (y) there is a Workhorse intervening event, the Workhorse Board may make a recommendation change if, but only if,

(i)     in the case of a Superior Offer, following the receipt of and on account of such Superior Offer:

•        the Workhorse Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

•        Workhorse has negotiated, and has caused its financial advisors and outside legal counsel to negotiate, during the four business days prior to the recommendation change (the “Workhorse Notice Period”), with Motiv in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Motiv desires to negotiate); and

•        after Motiv has delivered to Workhorse an irrevocable written offer to alter the terms or conditions of the Merger Agreement during the Workhorse Notice Period, the Workhorse Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Workhorse Board recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law (after taking into account such alterations of the terms and conditions of the Merger Agreement); provided that (x) Motiv receives written notice from Workhorse confirming that the Workhorse Board has determined to change its recommendation in compliance with the Workhorse Notice Period, which notice shall include a description in reasonable detail of the reasons for such recommendation change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Workhorse Notice Period, Motiv shall be entitled to deliver to Workhorse one or more counterproposals to such Acquisition Proposal, and Workhorse will, and cause its representatives to, negotiate with Motiv in good faith (to the extent Motiv desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the Combined Company that Workhorse’s stockholders would receive as a result of such potential Superior Offer), Workhorse shall be required to provide Motiv with notice of such material amendment, and the Motiv notice period shall be extended, if applicable, to ensure that at least two business days remain in the Workhorse Notice Period following such notification during which the parties shall comply again with the requirements described above, and the Workhorse Board shall not make a recommendation change prior to the end of such Workhorse Notice Period as so extended (it being understood that there may be multiple extensions); or

(ii)    in the case of a Workhorse intervening event, Workhorse promptly notifies Motiv in writing within the Workhorse Notice Period before making a recommendation change, which notice shall state expressly the material facts and circumstances related to the applicable Workhorse intervening event and that the Workhorse Board intends to make a recommendation change.

A “Workhorse intervening event” means a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequence thereof or (B) the fact, in and of itself, that Workhorse meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Workhorse that occurs or arises after the date of the Merger Agreement.

Workhorse’s obligation to call, give notice and hold the Meeting is not limited to or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Workhorse Board recommendation or any Workhorse Board recommendation change.

Motiv

As of the date of this proxy statement, Motiv has already received the requisite approval of the Merger and related transactions from its stockholders, therefore the Motiv Board cannot make a Motiv Board recommendation change.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Workhorse and Motiv for a transaction of this type relating to, among other things:

•        corporate organization and power, and similar corporate matters;

•        capitalization;

•        subsidiaries;

•        votes required for completion of the Merger and approval of the proposals that will come before the stockholders at the Meeting and that will be the subject of the Motiv stockholder approval;

•        authority to enter into the Merger Agreement and the related agreements;

•        except as otherwise specifically disclosed in the Merger Agreement, the fact that the consummation of the Merger would not contravene the organizational documents, certain laws, governmental authorizations or certain contracts of the parties; result in any encumbrances on the parties’ assets or require the consent of any third party;

•        financial statements and, with respect to Workhorse, documents filed with the SEC and the accuracy of information contained in those documents;

•        liabilities;

•        material changes or events;

•        legal proceedings and orders;

•        regulatory compliance, permits and restrictions;

•        employee and labor matters and benefit plans;

•        environmental matters;

•        tax matters;

•        the validity of material contracts to which the parties or their subsidiaries are a party and any violation, default or breach of such contracts;

•        insurance;

•        real property and leaseholds;

•        intellectual property;

•        the parties’ efforts with respect to ensuring the inapplicability of certain state anti-takeover statutes;

•        financial advisors fees;

•        certain transactions or relationships with affiliates;

•        with respect to Workhorse, the opinion of its financial advisor;

•        with respect to Workhorse, the valid issuance in the Merger of Workhorse Common Stock; and

•        information provided for inclusion in this proxy statement.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the merger, but their accuracy forms the basis of one of the conditions to the obligations of Workhorse and Motiv to complete the Merger.

Covenants; Conduct of Business Pending the Merger

Workhorse

Workhorse has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Motiv has otherwise provided its written consent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement (the “Pre-Closing Period”), Workhorse will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct their business and operations in the ordinary course and in material compliance with all applicable laws, regulations and certain contracts. Workhorse also agreed to undertake certain personnel changes and work with Motiv to prepare for certain post-Closing integration matters.

Workhorse has also agreed that, subject to certain limited exceptions, without the prior consent of Motiv (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, it will not, and will not cause or permit any of its subsidiaries to, do any of the following:

•        declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Workhorse Common Stock from terminated employees, directors or consultants of Workhorse in accordance with agreements in effect on the date of the Merger Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Workhorse);

•        sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of (i) any capital stock or other security (except for Workhorse capital stock issued upon the valid exercise or settlement of outstanding Workhorse options or Workhorse restricted stock awards as applicable), (ii) any option, restricted stock, restricted stock unit, warrant or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

•        except as required to give effect to anything in contemplation of the Closing, including the Nasdaq Reverse Stock Split, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated by the Merger Agreement;

•        form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•        (i) lend money to any person (other than routine advances to employees of Workhorse or its subsidiaries in the ordinary course of business and consistent with past practice), (ii) incur or guarantee any indebtedness for borrowed money, (iii) guarantee any debt securities of others or (iv) make any capital expenditure or commitment, in each case, in excess of $500,000, in aggregate amount;

•        other than as required by applicable law or the terms of Workhorse’s equity award plans in effect as of the date of the Merger Agreement, (i) adopt, establish or enter into any equity award plan, including, for the avoidance of doubt, any equity awards plans, (ii) cause or permit any Workhorse equity award plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (iii) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place as of the date of the Merger Agreement pursuant to any Workhorse equity award plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants (other than general pay increases, including in connection with promotions, made in the ordinary course of business consistent with past practice), (iv) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, (v) hire any employee that would be entitled to receive annual base cash compensation in excess of $125,000 or more or terminate any employee that would be material to Workhorse, (vi) promote any officers or employees, except in connection with Workhorse’s or its subsidiaries’ annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (vii) enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of Workhorse or its subsidiaries;

•        other than in the ordinary course of business and other than in connection with the liquidation of obsolete inventory and obsolete fixed assets no longer being used by Workhorse or its subsidiaries for its core operations, acquire any material asset other than in the ordinary course or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any lien (other than a permitted lien) with respect to such assets or properties;

•        make (other than consistent with past practice), change or revoke any material tax election; file any material amendment to any tax return; settle or compromise any material tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar law) with any governmental entity; or adopt or change any material accounting method in respect of taxes;

•        waive, settle or compromise any pending or threatened action against Workhorse or any of its subsidiaries;

•        delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

•        forgive any loans to any person, including its employees, officers, directors or affiliates;

•        sell, assign, transfer, license, sublicense or otherwise dispose of any registered intellectual property;

•        terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

•        enter into, amend, terminate, or waive any material option or right under, any Workhorse material contract;

•        enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any Workhorse lease agreements or sublease agreements;

•        other than as required by law, the U.S. Generally Accepted Accounting Principles (“GAAP”), or in response to any comment issued by the SEC, take any action to change accounting policies or procedures in any material respect; or

•        agree, resolve or commit to do any of the foregoing.

Motiv

Motiv has agreed that, except as permitted by the Merger Agreement, as required by law, or unless Workhorse shall have otherwise provided written consent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, Motiv will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course and in material compliance with all applicable laws, regulations and certain contracts. Motiv has also agreed that, subject to certain limited exceptions, without the prior written consent of Workhorse (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Motiv will not, and will not cause or permit its subsidiary to do any of the following:

•        declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Motiv Capital Stock from terminated employees, directors or consultants of Motiv in accordance with agreements in effect on the date of the Merger Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Motiv or any of its subsidiaries);

•        sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of (i) any capital stock or other security (except for Motiv capital stock issued upon the valid exercise or settlement of outstanding Motiv options), (ii) any option, restricted stock, restricted stock unit, warrant or right to acquire any capital stock or any other security or (iii) any instrument convertible into or exchangeable for any capital stock or other security (other than the grant of Motiv options under the Motiv equity incentive plans in the ordinary course of business and consistent with past practice);

•        except as required to give effect to anything in contemplation of the closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated by the Merger Agreement;

•        form any subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

•        (i) lend money to any person (other than routine advances to employees of Motiv or its subsidiaries in the ordinary course of business and consistent with past practice, pursuant to Motiv’s employee benefit plans), (ii) incur or guarantee any material indebtedness for borrowed money, (iii) guarantee any debt securities of others, in each case of (i), (ii) and (iii), in excess of $500,000, or (iv) make any capital expenditures or commitments that are more than $150,000 greater than Motiv’s forecasted capital expenditures;

•        other than in the ordinary course of business and other than in connection with the liquidation of obsolete inventory and obsolete fixed assets no longer being used by Motiv or its subsidiaries for its core operations, acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any lien with respect to such assets or properties;

•        make (other than consistent with past practice), change or revoke any material tax election; file any material amendment to any tax return; settle or compromise any material tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material taxes may be issued (other than any extension pursuant to an extension to file any tax return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar law) with any governmental entity; or adopt or change any material accounting method in respect of taxes;

•        waive, settle or compromise any pending or threatened action against Motiv or any of its subsidiaries, other than waivers, settlements or agreements (i) for an amount not in excess of $250,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (ii) that do not impose any material restrictions on the operations or businesses of Motiv, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Motiv or any of its subsidiaries;

•        delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

•        forgive any material loans to any person, including its employees, officers, directors or affiliates;

•        sell, assign, transfer, license, sublicense or otherwise dispose of any material intellectual property of Motiv (other than in the ordinary course of business and consistent with past practice);

•        terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy, in each case, without obtaining commercially reasonable alternatives; or

•        agree, resolve or commit to do any of the foregoing.

Termination of the Merger Agreement

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the required stockholder approvals to complete the Merger have been obtained under certain circumstances, as set forth below:

a.      by mutual consent of Workhorse and Motiv;

b.      by either Workhorse or Motiv if the Merger shall not have been consummated by February 15, 2026 (subject to possible extension as provided in the Merger Agreement, the “End Date”); provided, however, that this right to terminate the Merger Agreement shall not be available to Workhorse or Motiv if such party’s (or in the case of Workhorse, Intermediate Parent’s, Intermediate’s, or Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement, provided, further, however, that, in the event that the SEC has not concluded its review of this proxy statement by the date which is 60 days prior to the End Date, then either Workhorse or Motiv shall be entitled to extend the End Date for an additional 60 days;

c.      by either Workhorse or Motiv if a court of competent jurisdiction or other governmental entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement;

d.      by Workhorse if the Motiv stockholder approval shall not have been obtained by written consent of Motiv’s stockholders in lieu of a meeting within two (2) business days of the date of the Merger Agreement (which consent has been obtained); provided, however, that once the Motiv stockholder approval has been obtained, Workhorse may not terminate the Merger Agreement;

e.       by either Workhorse or Motiv if (i) the Workhorse stockholder meeting (including any adjournments and postponements thereof) shall have been held and completed and Workhorse’s stockholders shall have taken a final vote on the Merger Proposals and (ii) the Workhorse stockholder approval shall not have been obtained at the Workhorse stockholder meeting (or any adjournment or postponement thereof); provided, however, that this right to terminate the Merger Agreement shall not be available to Workhorse where the failure to obtain the Workhorse stockholder approval shall have been caused by the action or failure to act of Workhorse and such action or failure to act constitutes a material breach by Workhorse of the Merger Agreement;

f.       by Motiv (at any time prior to obtaining the Workhorse stockholder approval) if any of the following circumstances shall have occurred:

•        Workhorse shall have failed to include in this proxy statement the Workhorse Board’s recommendation that Workhorse stockholders approve the Merger Proposals;

•        the Workhorse Board or any committee thereof shall have made a Workhorse Board recommendation change or approved, endorsed or recommended any Acquisition Proposal; or

•        Workhorse shall have entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to the Merger Agreement);

g.      by Workhorse (at any time prior to obtaining the Motiv stockholder approval (which has already been obtained)) if any of the following circumstances shall have occurred:

•        the Motiv Board shall have approved, endorsed or recommended any Acquisition Proposal;

•        the Motiv Board shall have made a Motiv Board recommendation change; or

•        Motiv shall have entered into any letter of intent or similar document or any contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to the Merger Agreement);

h.      by Motiv, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Workhorse, Intermediate Parent, Intermediate, or Merger Sub or if any representation or warranty of the foregoing shall have become inaccurate, in either case, such that the conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Motiv is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further that if such inaccuracy in Workhorse’s, Intermediate Parent’s, Intermediate’s, or Merger Sub’s representations and warranties or breach by such party is curable, then the Merger Agreement shall not be terminated pursuant to this paragraph as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Motiv to the breaching party of such breach or inaccuracy and its intention to terminate pursuant to this paragraph and (ii) the breaching party ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Motiv to the breaching party of such breach or inaccuracy and its intention to terminate pursuant to this paragraph (it being understood that the Merger Agreement shall not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Workhorse, Intermediate Parent, Intermediate, or Merger Sub is cured prior to such termination becoming effective); or

i.       by Workhorse, upon a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement by Motiv or if any representation or warranty of Motiv shall have become inaccurate, in either case, such that the conditions set forth in the Merger Agreement would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Workhorse is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement; provided, further that if such inaccuracy in Motiv’s representations and warranties or breach by Motiv is curable by Motiv, then the Merger Agreement shall not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Workhorse to Motiv of such breach or inaccuracy and its intention to terminate pursuant to this paragraph and (ii) Motiv ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Workhorse to Motiv of such breach or inaccuracy and its intention to terminate pursuant to this paragraph (it being understood that the Merger Agreement shall not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Motiv is cured prior to such termination becoming effective).

The party desiring to terminate the Merger Agreement will give the other party written notice of such termination, specifying the provisions of the Merger Agreement pursuant to which such termination is made and the basis for termination described in reasonable detail.

Termination Fees Payable by Workhorse

If (i) the Merger Agreement is terminated by Workhorse or Motiv pursuant to clause (e) above or by Motiv pursuant to clause (h) above, (ii) at any time after the date of the Merger Agreement and prior to the Meeting an Acquisition Proposal with respect to Workhorse shall have been publicly announced, disclosed or otherwise communicated to the Workhorse Board (and shall not have been withdrawn), and (iii) within twelve months after the date of such termination, Workhorse enters into a definitive agreement with respect to an Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) (such transaction a “Subsequent Transaction”) that is subsequently consummated or consummates a Subsequent Transaction, upon such consummation of a Subsequent Transaction, then Workhorse must pay Motiv a termination fee of $1,050,000 million.

If Motiv terminates the Merger Agreement pursuant to clause (f) above, then Workhorse must pay Motiv a termination fee of $1,050,000 million within five business days of such termination.

Termination Fees Payable by Motiv

If (i) the Merger Agreement is terminated by Workhorse pursuant to clauses (d) or (i) above, (ii) at any time after the date of the Merger Agreement and before obtaining the Motiv stockholder approval, an Acquisition Proposal with respect to Motiv shall have been publicly announced, disclosed or otherwise communicated to the

Motiv Board (and shall not have been withdrawn) and (iii) within twelve months after the date of such termination, Motiv enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction, upon such consummation of a Subsequent Transaction, then Motiv must pay Workhorse a termination fee of $1,750,000 million.

If Workhorse terminates the Merger Agreement pursuant to clause (g) above, then Motiv must pay Workhorse a termination fee of $1,750,000 million within five business days of such termination.

Fees and Expenses

The Merger Agreement provides all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except for the termination fees, as described above, and except that each party will share fees and expenses incurred in relation to the Nasdaq fees associated with the continued listing of Workhorse’s securities on Nasdaq and the initial listing application, and Workhorse will pay, among other things, , all other costs, fees, and expenses incurred in relation to the printing and filing with the SEC of this proxy statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

Effective Time of the Merger

The Merger Agreement provides that the Closing will take place remotely as promptly as practicable but in no event later than the second business day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions, or at such other time, date and place as Workhorse and Motiv may mutually agree in writing. At the Closing, the parties will cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL (the “Certificate of Merger”). The Merger will become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Workhorse and Motiv.

Ownership of the Combined Company Following the Merger

Upon the Closing and issuance of the Merger Consideration, on a pro forma basis and based upon the number of shares of Workhorse Common Stock expected to be issued in the Merger, pre-Merger Motiv investors will initially own approximately 62.5% of the combined company, Workhorse stockholders as of immediately prior to Closing will own approximately 26.5% of the combined company, and the 2024 Note Holder will receive, in exchange for the cancellation of all of the warrants issued to the 2024 Note Holder, rights to receive Workhorse Common Stock representing approximately 11% of the combined company, in all cases, on a fully-diluted basis prior to giving effect to (i) the Equity Financing, and (ii) the Convertible Financing. Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted.

Management of the Combined Company Following the Merger

The Combined Company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Workhorse, namely Pamela S. Mader and Raymond J. Chess; and (ii) five members designated by Motiv, namely Scott Griffith, Matthew O’Leary, Paul Savoie, Alan Henricks and Desi Ujkashevic. Scott Griffith, who is currently the Chief Executive Officer of Motiv, will continue to serve as the Chief Executive Officer of the Combined Company. The rest of the Combined Company’s executive team will be identified and agreed to by Workhorse and Motiv in due course prior to the Closing.

The Workhorse Board’s Reasons for Approving the Merger

During the course of its evaluation of the Merger Agreement and the transactions contemplated by the Merger Agreement, the Workhorse Board held numerous meetings, consulted with Workhorse’s management, Workhorse’s consultants and advisors, including its outside legal counsel and financial advisors, and reviewed and assessed a significant amount of information. In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Workhorse Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement and the Transactions, including:

•        that from time to time since inception and continuously since the third quarter of 2023, substantial doubt has existed as to Workhorse’s ability to continue to operate as a going concern, and that this doubt has continued despite Workhorse’s significant efforts to reduce costs, including, but not limited to, through substantial reductions in its workforce, reducing research and development activities and associated internal and external costs related to new vehicle program development, and divesting from certain assets;

•        that Workhorse’s access to debt financing in recent years has depended on high-cost convertible note financings that create substantial dilution of, and downward price pressure on, Workhorse Common Stock;

•        the risk that Workhorse may not be able to continue to satisfy Nasdaq’s continuing listing requirements or the listing and pricing requirements in the 2024 Notes, which could result in further financing under the 2024 Notes being unavailable or maturity of the currently outstanding 2024 Notes being accelerated;

•        that Workhorse expects that its ability to offer and sell Workhorse Common Stock will be significantly limited by its small market capitalization and the resulting application of the SEC’s “baby shelf” rules;

•        that, prior to the Sale Leaseback Transaction, Workhorse and its advisors made extensive efforts to obtain liquidity through a sale-leaseback transaction for its Union City, Indiana manufacturing facility but were unable to consummate one at an acceptable valuation;

•        that the Transactions: (i) provided $25 million in immediate liquidity to Workhorse at signing of the Merger Agreement and related transaction documents; (ii) provide up to $20 million in committed debt financing to be funded following consummation of the Merger; and (iii) are expected to provide the Combined Company with a more substantial platform for future financings, including the contemplated Equity Financing;

•        the risk that, in light of increasing consolidation of Workhorse’s industry, Workhorse might not have sufficient size and resources to compete effectively as a standalone entity and the potential that the increased scale of the Combined Company will (i) allow them to compete more effectively with larger industry players, including legacy OEMs and (ii) provide the Combined Company greater negotiating power with suppliers, customers and other parties;

•        that the Workhorse Board and its financial advisor undertook a comprehensive, extended and thorough process of reviewing and analyzing potential strategic alternatives and transaction partner candidates and, following such review, the Workhorse Board concluded that no alternatives to the Merger (including (i) remaining a standalone company, (ii) liquidating, dissolving and distributing any available cash to Workhorse’s stockholders, (iii) selling Workhorse or its assets through a bankruptcy process, or (iv) undertaking alternative non-bankruptcy strategic transactions) were reasonably likely to create greater value to Workhorse’s stockholders;

•        that, although Workhorse publicly announced that it was in discussions about a potential change of control transaction approximately one month before executing the Merger Agreement, during such period, no potential transactions were presented to Workhorse or its advisors that the Workhorse Board viewed as being superior or potentially superior to the Transactions from the perspective of Workhorse’s stockholders or other stakeholders;

•        the Workhorse Board’s belief, after thorough discussions with Workhorse’s management and Workhorse’s consultants and advisors and the review, including by management, of substantial due diligence information from Motiv, that the Combined Company has the potential to (i) benefit from the companies’ complementary customer bases, which include a substantial number of leading national medium duty fleets; (ii) benefit from the companies’ complementary sales and marketing strategies, which include extensive dealer relationships and an established methodology for direct sales to fleets and other customers; and (iii) achieve substantial cost synergies prior to December 31, 2026;

•        the Workhorse Board’s belief, after thorough discussions with Workhorse’s management and Workhorse’s consultants and advisors and the review, including by management, of substantial due diligence information from Motiv, that the Combined Company would have an extensive and attractive portfolio of products, including a full range of Category 4-6 trucks and buses;

•        the Workhorse Board’s belief, after thorough discussions with Workhorse’s management and Workhorse’s consultants and advisors, that a potential liquidation and dissolution was not reasonably likely to create greater value for Workhorse’s stockholders than a strategic alternative transaction based on, among other things, the need to hold back a meaningful amount of Workhorse’s current cash balance to cover current and potential future liabilities, including those triggered by a liquidation strategy;

•        the Workhorse Board’s belief, after thorough discussions with Workhorse’s management and Workhorse’s consultants and advisors, that the Merger is more favorable to Workhorse’s stockholders than continued financings pursuant to the 2024 Securities Purchase Agreement;

•        the Workhorse Board’s belief that the $30.0 million equity value ascribed to Workhorse would provide the existing Workhorse stockholders significant value for Workhorse’s public listing, and afford the Workhorse stockholders a significant opportunity to participate in the potential growth of the Combined Company following the Merger;

•        the Workhorse Board’s belief that, as a result of significant arm’s length negotiations with Motiv, Workhorse and its representatives negotiated the highest equity value to which Motiv was willing to agree and that the other terms of the Merger Agreement include the most favorable terms to Workhorse in the aggregate to which Motiv was willing to agree;

•        the Workhorse Board’s positive view, based on the regulatory and technical due diligence conducted by Workhorse’s management and advisors, of the regulatory pathway for, and potential significant market opportunity of, the joint portfolio of Workhorse’s and Motiv’s products, which will be the focus of the Combined Company;

•        the Workhorse Board’s view, following a review with Workhorse’s management and advisors of Motiv’s current development plans, of the likelihood that the Combined Company would possess sufficient cash resources at the closing of the Merger, or have access to sufficient resources, to fund the Combined Company’s business plan;

•        the prospects of and risks associated with the other strategic candidates that had made proposals for a strategic transaction with Workhorse based on the technical and other due diligence conducted by Workhorse’s management and advisors;

•        the Workhorse Board’s view that the Combined Company will be led by an experienced senior management team from Motiv and a board of directors with representation from each of the current boards of directors of Motiv and Workhorse;

•        the current financial market conditions and historical market prices, volume, volatility and trading information with respect to Workhorse Common Stock;

•        the restrictions on Workhorse’s ability to engage in further reverse stock splits for a period of time due to new Nasdaq rules and Workhorse’s prior reverse stock splits; and

•        the opinion of BTIG, rendered orally to the Workhorse Board on August 14, 2025 (and subsequently confirmed in writing by delivery of BTIG’s written opinion, dated August 15, 2025) that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by BTIG in preparing its opinion, the issuance by Workhorse of the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to Workhorse, as more fully described below in the section titled “Opinion of BTIG, LLC,” and in the full opinion included as in Annex C of this proxy statement.

The Workhorse Board also reviewed the terms of the Merger Agreement and related transaction documents, including those described below, and concluded that the terms of the Merger Agreement and related transaction documents, in the aggregate, were reasonable under the circumstances:

•        the calculation of Workhorse’s equity value and the estimated number of shares of Workhorse Common Stock to be issued in the Merger;

•        the number and nature of the conditions to Workhorse’s and Motiv’s respective obligations to complete the Merger and the likelihood that the Merger will be completed on a timely basis, as more fully described below in the caption “Proposal No. 1: The Stock Issuance Proposal — The Merger Agreement and the Merger — Conditions to the Completion of the Merger”;

•        the respective rights of, and limitations on, Workhorse and Motiv under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, and the limitations on the board of directors of each party to change its recommendation in favor of the Merger, as more fully described below under the caption “Proposal No. 1: The Stock Issuance Proposal — The Merger Agreement and the Merger — Non-Solicitation”;

•        the potential termination fee of $1.05 million, which would become payable by Workhorse to Motiv if the Merger Agreement is terminated by Workhorse, as more fully described below under the caption “Proposal No. 1: The Stock Issuance Proposal — The Merger Agreement and the Merger — Termination of the Merger Agreement,”; and

•        the Support Agreement, pursuant to which the Motiv’s controlling stockholders agreed, solely in their capacity as stockholders, to vote their shares of Motiv Common Stock in favor of the proposals submitted to them in connection with the Merger, as more fully described in “Proposal No. 1: The Stock Issuance Proposal — Ancillary Agreements — Support Agreement”.

In the course of its deliberations, the Workhorse Board also considered a variety of risks and other countervailing factors related to entering into the Merger, including:

•        the $1.05 million termination fee payable by Workhorse upon the occurrence of certain events and the potential effect of such termination fee in deterring other potential acquirors from proposing an alternative acquisition that may be more advantageous of Workhorse’s stockholders;

•        the substantial expenses to be incurred by Workhorse in connection with the Merger;

•        the prohibition on Workhorse to solicit alternative acquisition proposals during the pendency of the Merger;

•        the possible volatility of the trading price of Workhorse Common Stock resulting from the announcement, pendency or completion of the Merger;

•        the risk that the Merger might not be consummated in a timely manner or at all and the potential effect of the public announcement of the Merger or the failure to complete the Merger on the reputation of Workhorse;

•        the technical, regulatory and other risks and uncertainties associated with development and commercialization of Motiv’s products and product candidates; and

•        the various other risks associated with the Combined Company and the proposed Transactions, including those described in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”.

In addition, the Workhorse Board was aware of and considered the interests of its directors and executive officers that may be different from, or in addition to, the interests of the Workhorse stockholders generally when approving the Merger Agreement and the Merger, and to recommend that the Workhorse stockholders approve the proposals to be presented to the Workhorse stockholders for recommendation at the Workhorse special meeting as contemplated by this proxy statement. For more information, see section titled “Interests of Workhorse Directors and Officers in the Merger.”

The foregoing information and factors considered by the Workhorse Board are not intended to be exhaustive but are believed to include all of the material factors considered by the Workhorse Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Workhorse Board did not find it useful to attempt, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Workhorse Board may have given different weight to different factors. The Workhorse Board conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Workhorse’s management, outside legal counsel and financial advisor, and considered the factors overall to be favorable to, and to support, its determination.

Opinion of Workhorse’s Financial Advisor

In making its determination with respect to the Merger, the Workhorse Board also considered the financial analyses prepared by BTIG, and the opinion of BTIG as of August 15, 2025, as to the fairness, from a financial point of view, to Workhorse of the issuance by Workhorse of the Merger Consideration pursuant to the Merger Agreement.

The Workhorse Board retained BTIG to provide a fairness opinion in connection with its consideration of the Merger. In selecting BTIG, the Workhorse Board considered, among other things, the fact that BTIG is a reputable investment banking firm with substantial experience advising companies in the electric vehicle and automotive sectors and in similarly situated market positions as Workhorse and providing strategic advisory services in general. BTIG, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

On August 15, 2025, at a meeting of the Workhorse Board held to evaluate the proposed Merger, BTIG delivered an oral opinion, subsequently confirmed by delivery of a written opinion to the Workhorse Board, to the effect that, as of that date and based upon and subject to the various limitations, qualifications, assumptions, conditions and other matters set forth in such opinion, BTIG was of the opinion that, as of the date thereof, the issuance by Workhorse of the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to Workhorse.

The full text of the written opinion of BTIG, dated August 15, 2025, which sets forth the assumptions made, procedures followed, matters considered, limitations on the review undertaken and qualifications contained in connection with its opinion, is attached to this proxy statement as Annex C and is incorporated herein by reference in its entirety. The following summary of BTIG’s opinion in this proxy statement is qualified in its entirety by reference to the full text of BTIG’s opinion. Stockholders are urged to read BTIG’s opinion carefully and in its entirety. BTIG provided its opinion for the information of, and directed its opinion to, the Workhorse Board for its information and assistance in connection with its consideration of the financial terms of the Merger. BTIG’s opinion was not intended to and does not constitute a recommendation to the Workhorse Board as to how the Workhorse Board should vote on the Merger or to any stockholder of Workhorse or Motiv as to how any such stockholder should vote at any stockholders’ meeting at which the Merger or any related transactions may be considered, or whether or not any stockholder of Workhorse or Motiv should enter into a voting, stockholders’ or affiliates’ agreement with respect to the Merger, or exercise any redemption, repurchase, exchange or similar rights that may be available to such stockholder.

In rendering its opinion, BTIG has, among other things:

•        reviewed (a) an execution version of the Merger Agreement, and (b) an execution version of the Repayment Agreement;

•        discussed the Merger and related matters with Workhorse’s management;

•        reviewed (a) certain information in the audited financial statements of Workhorse for the two fiscal years ended December 31, 2024, and (b) certain information in the unaudited financial statements of Workhorse for the two fiscal quarters ended June 30, 2025 and March 31, 2025, in the case of each of (a) and (b) that BTIG deemed relevant to its opinion;

•        reviewed and discussed with Workhorse’s management an illustrative liquidation analysis of Workhorse prepared by Workhorse’s management based on the balance sheet of Workhorse as of March 31, 2025 (the “Management Liquidation Analysis”);

•        reviewed and discussed with Workhorse’s management certain other publicly available information concerning Workhorse and certain historical information concerning Motiv provided by Workhorse and Motiv;

•        reviewed and discussed with Workhorse’s management (a) certain non-public internal, unaudited prospective financial information of Workhorse on a standalone basis for the third and fourth quarters of 2025 and the full years 2026 through 2029 furnished to BTIG by Workhorse (the “Workhorse Projections”) and (b) certain non-public internal, unaudited prospective financial information for the Combined Company on a pro forma basis for the third and fourth quarters of 2025 and the full years 2026 through 2029 prepared by Workhorse’s management and Motiv’s management and furnished to BTIG by Workhorse (the “Combined Company Projections” and together with the Workhorse Projections, the “Prospective Financial Information”);

•        discussed with Workhorse’s management (a) the historical and current business operations, financial condition and prospects of Workhorse (including their views on the risks and uncertainties of achieving the Workhorse Projections) and (b) the prospects of the Combined Company (including their views on the risks and uncertainties of achieving the Combined Company Projections), in each case and such other matters as BTIG deemed relevant;

•        reviewed certain research publications prepared by equity research analysts relating to the business, operations, financial condition and trading history of selected public companies as BTIG deemed relevant;

•        reviewed the reported prices and the historical trading activity of the Workhorse Common Stock;

•        evaluated the enterprise value of Workhorse implied by the various financial analyses BTIG conducted;

•        conducted such other financial studies, analyses and investigations and considered such other information as BTIG deemed necessary or appropriate for purposes of its opinion; and

•        took into account BTIG’s assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and its knowledge of Workhorse’s industry generally.

In rendering its opinion, BTIG has relied upon and assumed, with Workhorse’s acknowledgement and consent, without independent investigation or verification, the accuracy and completeness of all of the financial and other information that was provided to BTIG by or on behalf of Workhorse or Motiv, or that was otherwise reviewed by BTIG, and BTIG has not assumed any responsibility for independently verifying any of such information. With respect to the Workhorse Projections, BTIG has assumed, at the direction of Workhorse, that they were reasonably prepared on the basis of reflecting the best currently available estimates and judgments of the management of Workhorse as to the future operating and financial performance of Workhorse on a stand-alone basis and that they provided a reasonable basis upon which BTIG could form its opinion. With respect to the Combined Company Projections, BTIG has assumed, at the direction of Workhorse, that they were reasonably prepared on the basis of reflecting the best currently available estimates and judgments of the managements of Workhorse and Motiv as to the future operating and financial performance of the Combined Company and that they provided a reasonable basis upon which BTIG could form its opinion. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. BTIG has relied on this projected information without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof.

In addition, BTIG’s opinion and the underlying analyses relating thereto were, with Workhorse’s knowledge and approval, based upon the following additional key assumptions: (i) there are no undisclosed liabilities outside of the ordinary course of business of Workhorse or Motiv that will result in an adjustment to the Merger Consideration, (ii) the Management Liquidation Analysis has been reasonably prepared in good faith based on assumptions reflecting the best currently available estimates and judgments of the management of Workhorse as to (a) the expected realizable value for Workhorse’s net assets, assuming an orderly liquidation of such net assets, and (b) the remaining amounts estimated to be available upon completion of such liquidation for distribution to Workhorse’s equity holders; (iii) immediately prior to the Effective Time, the Workhorse Outstanding Shares (as defined in the Merger Agreement) will be approximately 15.4 million shares, as provided to BTIG by the management of Workhorse; and (iv) the pro forma ownership of Workhorse, immediately following the Effective Time, assuming (x) completion of the Repayment Agreement and the issuance of the Rights thereunder, and (y) the exercise, conversion, or exchange, as applicable, of all outstanding Parent Options (as defined in the Merger Agreement), restricted stock, restricted stock units, warrants, conversion rights, exchange rights or any other rights to receive shares of Workhorse Common Stock, to the extent not terminated prior to the Closing, but without giving effect to the Convertible Financing, will be 26.25% held by the holders of Workhorse Common Stock as of immediately prior to the Effective Time other than the 2024 Note Holder, 11.25% held by the 2024 Note Holder, and 62.5% held by the debtholder(s) and the stockholders of Motiv as of immediately prior to the Effective Time, as provided to BTIG by the management of Workhorse.

BTIG expressed no view or opinion with respect to the Management Liquidation Analysis or the assumptions on which it is based. With Workhorse’s knowledge and approval, BTIG has not analyzed, or otherwise considered the effect of the Reverse Stock Split Proposal on the Merger Consideration as of the Effective Time. BTIG also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Workhorse or Motiv since the date of the last financial statements made available to BTIG. BTIG did not make or obtain any independent evaluation, appraisal or physical inspection of either Workhorse or Motiv’s assets or liabilities, nor was BTIG furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, BTIG assumes no responsibility for their accuracy.

BTIG assumed, with Workhorse’s consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. BTIG also assumed that the Merger would be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by Workhorse or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger would not have an adverse effect on Workhorse, Motiv or the Merger. BTIG also assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations and all other laws applicable to Workhorse and Motiv. BTIG further assumed that Workhorse relied upon the advice of its counsel, independent accountants and other advisors (other than BTIG) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Workhorse, Motiv, the Merger and the Merger Agreement.

BTIG’s opinion is limited to whether, as of the date thereof, the issuance by Workhorse of the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to Workhorse, and does not address any other terms, aspects or implications of the Merger or any other transactions, including, without limitation, the form or structure of the Merger, any consequences of the Merger or any other transactions on Workhorse, its stockholders, creditors or any other constituencies of Workhorse, or any terms, aspects or implications of any voting, support, stockholder, credit or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise, including the Sale Leaseback, the Repayment Agreement and the issuance of the Rights thereunder, the Convertible Financing and the Reverse Stock Split Proposal. BTIG’s opinion also did not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by Workhorse; (ii) the legal, tax or accounting consequences of the Merger on Workhorse, its stockholders or any other party; (iii) the fairness of the amount or nature of any compensation to any officers, directors or employees of Workhorse or Motiv, or any class of any such person, relative to the compensation paid to any other party; or (iv) the fairness of the amount or nature of any consideration involved in the Sale Leaseback, the Repayment Agreement and the issuance of the Rights thereunder, the Convertible Financing or the Reverse Stock Split Proposal.

Furthermore, BTIG expressed no opinion as to the prices, trading range or volume at which Workhorse’s securities will trade following public announcement or consummation of the Merger or other transactions contemplated by the Merger Agreement or related agreements. BTIG was not requested to, and did not, participate in the structuring or negotiation of the Merger or of such other transactions.

BTIG’s opinion is necessarily based on economic, market, financial and other conditions as they existed on August 15, 2025, and on the information made available to BTIG by or on behalf of Workhorse, Motiv or their respective advisors, or information otherwise reviewed by BTIG, as of the date of BTIG’s opinion. Subsequent developments may affect the conclusion reached in BTIG’s opinion and BTIG does not have any obligation to update, revise or reaffirm its opinion. Further, the credit, financial and stock markets are often affected by periods of volatility, and BTIG expressed no opinion or view as to any potential effects of such volatility on Workhorse, Motiv or the terms of the Merger. In addition, BTIG’s opinion did not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to Workhorse and did not address the underlying business decision of the Workhorse Board or Workhorse to proceed with or effect the Merger.

BTIG is not a legal, tax, regulatory or bankruptcy advisor. BTIG has not considered in its opinion any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the SEC, or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. BTIG’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Workhorse or Motiv.

The summary set forth below does not purport to be a complete description of the analyses performed by BTIG, but describes, in summary form, the material elements of the presentation that BTIG made to the Workhorse Board on August 15, 2025, in connection with BTIG’s opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses BTIG employed in reaching its conclusions. In accordance with customary investment banking practice, BTIG employed generally accepted valuation methods and financial analyses in reaching its opinion.

None of the analyses performed by BTIG were assigned a greater significance by BTIG than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by BTIG. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BTIG, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BTIG. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BTIG. The summary text and tables describing each financial analysis does not constitute a complete description of BTIG’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by BTIG. The summary text and tables set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by BTIG with respect to any of the analyses performed by it in connection with its opinion. Rather, BTIG made its determination on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Except as otherwise noted, the information utilized by BTIG in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before August 15, 2025 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

Summary of Material Financial Analyses

In conducting its analysis, BTIG used three primary methodologies: liquidation value analysis, selected public companies analysis, and discounted cash flow analysis. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to Workhorse, the Combined Company or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies to which they are being compared. BTIG used these analyses to determine the impact of various operating metrics on the implied enterprise value of Workhorse and the Combined Company, depending on the applicable scenario. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by BTIG collectively and not individually. In delivering its opinion to the Workhorse Board, BTIG utilized the Management Liquidation Analysis and the Workhorse Projections prepared and furnished to BTIG by Workhorse and the Combined Company Projections prepared by Workhorse’s management and Motiv’s management and furnished to BTIG by Workhorse.

Liquidation Value Analysis

BTIG prepared a liquidation analysis based on the Management Liquidation Analysis, which estimated the liquidation values of Workhorse’s net assets in a hypothetical orderly liquidation of Workhorse under Chapter 7 of the Bankruptcy Code (“Chapter 7”) in which a trustee appointed by the bankruptcy court (which is referred to herein as the “trustee”) would liquidate the assets of Workhorse. BTIG’s analysis included recovery estimates provided by Workhorse’s management under “low case” and “high case” scenarios and the remaining amounts estimated to be available upon completion of such liquidation for distribution to Workhorse’s equity holders. BTIG’s analysis was based on Workhorse’s March 31, 2025 balance sheet and other financial information provided to BTIG by Workhorse’s management. The analysis assumed, based on BTIG’s experience with transactions and analyses of a similar nature, a 3% transaction fee for the trustee and $750,000 in fees for restructuring professionals per month over an assumed period of three months, and excluded operating leases and warranty liabilities of Workhorse under an assumed rejection of executory contracts in a hypothetical Chapter 7 liquidation. Further, BTIG’s analysis did not include (1) estimates for the tax consequences that may be triggered upon the liquidation and sale of assets, which could lower potential recoveries, (2) estimated proceeds from insurance or recovery under indemnities, or (3) the impact from any ongoing or potential new litigation, including any potential preference, fraudulent transfer, or other litigation or avoidance actions.

Based upon the foregoing, BTIG calculated an estimated range of net aggregate liquidation proceeds available for distribution to Workhorse equity holders of approximately $0 (under the “low case” scenario) to $6.9 million (under the “high case” scenario), or approximately $0 to $0.45 per share of Workhorse common stock outstanding. BTIG compared the estimated liquidation proceeds available for Workhorse’s equity holders to the implied price per share of the Combined Company calculated pursuant to its other analyses summarized below. The results showed that the price per share of the Combined Company resulting from the Merger is estimated to be higher than the proceeds available from such hypothetical orderly liquidation, supporting a conclusion that, as of the date of BTIG’s opinion, the issuance of the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to Workhorse.

BTIG’s liquidation value analysis was based on estimates and assumptions that, although developed with and considered reasonable by Workhorse’s management, were inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of Workhorse and its management. Actual values that might be realized in an actual liquidation could differ materially from the estimates reflected in this analysis. There are additional factors that could negatively impact proceeds available to Workhorse’s equity holders as set forth in the liquidation value analysis, which include, but are not limited to, (1) turnover of key personnel, (2) challenging economic conditions, (3) delays in the liquidation process, and (4) liabilities under the Worker Adjustment and Retraining Notification Act. The liquidation value analysis presents information based on, among other information, Workhorse’s books and records and good-faith estimates regarding asset recoveries and claims resulting from a hypothetical liquidation under Chapter 7. The liquidation value analysis is solely for the purpose of illustrating the effects of a hypothetical Chapter 7 liquidation of Workhorse, subject to the assumptions set forth therein. The liquidation value analysis is not intended and should not be used for any other purpose. The liquidation value analysis does not purport to be a valuation of Workhorse’s assets in the context of a reorganization, and there may be a difference between the liquidation value analysis and the values that may be realized in an actual liquidation. There can be no assurance as to values that would actually be realized in a Chapter 7 liquidation or when such values would be received, if at all. Additionally, the liquidation value analysis does not represent a solvency opinion, and BTIG is not opining on the solvency of Workhorse.

The results of BTIG’s liquidation value analysis are summarized below:

($ in millions, except per share data)	3/31/25	Recovery Estimate %		Recovery Estimate $
		Low	High	Low	High
Cash and cash equivalents	$2.6	100%	100%	$2.6	$2.6
Restricted cash	27.9	100%	100%	27.9	27.9
Accounts receivable, net of $0.3m allowance	0.0	80%	90%	0.0	0.0
Other receivables, net	0.1	80%	90%	0.1	0.1
Inventory, net	41.3	10%	40%	4.1	16.5
GreenPower prepayment	3.3	0%	10%	—	0.3
Other prepaid expenses and current assets	2.2	70%	90%	1.5	2.0
Prepaid expenses and other current assets	5.5			1.5	2.3
Total current assets	$77.5			$36.4	$49.6
Land & improvements	2.1	80%	100%	1.7	2.1
Union City Facility	20.0	80%	100%	16.0	20.0
Property, plant and equipment, other	8.9	15%	50%	1.3	4.4
Property, plant and equipment, net	31.0			19.0	26.6
Other assets	0.4	40%	75%	0.2	0.3
Total assets	$109.0			$55.6	$76.4
Priority claims
Trustee fees (3%)				(1.7)	(2.3)
Restructuring professionals ($750k/month over three months)				(2.3)	(2.3)
Shutdown team costs (assumed $4.0m flat fee)				(4.0)	(4.0)
Accrued compensation & related costs	(5.5)	100%	100%	(5.5)	(5.5)
Total priority claims	$(5.5)			$(13.4)	$(14.1)
Other claims
Secured convertible notes (principal and interest)	(41.0)	100%	100%	(41.0)	(41.0)
Accounts payable(1)	$(11.1)	7%	100%	$(0.8)	$(11.1)
Accrued allowances(1)	(3.5)	7%	75%	(0.2)	(2.7)
Accrued interest(1)	(0.4)	7%	100%	(0.0)	(0.4)
Accrued other(1)	(0.5)	7%	50%	(0.0)	(0.3)
Deferred revenue	(6.4)	0%	0%	—	—
Warrant liability at fair value	(5.1)	0%	0%	—	—
Total other claims	$(68.0)			$(42.1)	$(55.4)
Proceeds Available for Equity				$0.0	$6.9
Workhorse common stock outstanding (millions)				15.4	15.4
$ Proceeds/share of Workhorse common stock				$0.00	$0.45

____________

(1)      Other unsecured claims to be paid on a pari passu basis.

Selected Public Companies Analysis

BTIG reviewed, analyzed and compared certain financial information relating to the Combined Company to corresponding publicly available financial information and market multiples for the following five publicly traded companies in the electric vehicle sector. BTIG reviewed, among other things, the range of enterprise values of the selected publicly traded companies as a multiple of estimated revenue for the twelve months ending December 31 (“fiscal year” or “FY”), 2027 and 2028 (estimates as provided by S&P Capital IQ, Wall Street research and Workhorse guidance as of August 14, 2025).

•        Rivian Automotive, Inc.

•        Blue Bird Corporation

•        Xos, Inc.

•        Green Power Motor Company Inc.

•        Cenntro Inc.

Estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) was not used as a proxy for enterprise value, as the Combined Company is anticipated to be ramping up during the projected period, and its EBITDA is projected to be negative in the near-term.

The following table sets forth the enterprise values as a multiple of last twelve months (“LTM”) and fiscal year 2025 through 2028 estimated revenue for the selected publicly traded companies identified above.

Company Name	Enterprise Value (in millions)	EV/Revenue
		LTM	FY25E	FY26E	FY27E	FY28E
Electric Vehicles
Rivian Automotive, Inc.	$12,636.6	2.5x	2.4x	1.8x	1.0x	0.6x
Blue Bird Corporation	1,754.7	1.2x	1.2x	1.2x	1.1x	1.1x
Xos, Inc.	51.8	1.0x	0.9x	0.7x	0.7x	0.6x
GreenPower Motor Company Inc.	31.2	1.6x	1.6x	0.9x	NA	NA
Cenntro Inc.	19.5	0.6x	NA	NA	NA	NA
	Mean	1.4x	1.5x	1.1x	0.9x	0.7x
	Median	1.2x	1.4x	1.0x	1.0x	0.6x
Workhorse Group Inc.	47.7	4.4x	2.7x	0.7x	0.2x	0.1x

____________

Note: Workhorse revenue figures are based on Workhorse’s standalone model. NA denotes Not Available

As none of the selected publicly traded companies identified above, or group thereof, is identical or directly comparable to Workhorse or the Combined Company, BTIG, using its professional judgment and experience, derived from the mean and median enterprise values as a multiple of such entities’ estimated revenue for fiscal years 2027 and 2028 a range of multiples for the Combined Company’s estimated pro forma revenue for fiscal year 2027 and 2028, and applied such range of multiples to the estimated pro forma revenue for the Combined Company for fiscal years 2027 and 2028 utilized by BTIG in performing its analysis to derive ranges of enterprise values for the Combined Company. BTIG then subtracted the Combined Company’s pro forma net debt from the enterprise values obtained by the calculation above to obtain the Combined Company’s equity value, and divided the resulting equity value by the pro forma number of fully diluted shares outstanding of the Combined Company utilized by BTIG in its analysis, which resulted in ranges of implied prices per share of the Combined Company. The results of this analysis were as follows:

Implied Share Price	FY27E	FY28E
($ in millions, except per share data)
Pro Forma Revenue	$203.6	$365.0
(×) EV/Revenue, Mean Peers Group	0.9x	0.7x
Enterprise Value	$191.6	$272.6
(-) Debt(1)	(15.0)	(15.0)
(+) Cash(1)	—	—
Implied Equity Value	$176.6	$257.6
(÷) Pro Forma Shares Outstanding (millions)(2)	58.9	58.9
Implied Share Price	$3.0	$4.4
Workhorse Share Price(3)	$1.77	$1.77
Implied Premium	69%	147%

Implied Share Price	FY27E	FY28E
($ in millions, except per share data)
Pro Forma Revenue	$203.6	$365.0
(×) EV/Revenue, Median Peers Group	1.0x	0.6x
Enterprise Value	$210.0	$218.4
(-) Debt(1)	(15.0)	(15.0)
(+) Cash(1)	—	—
Implied Equity Value	$195.0	$203.4
(÷) Pro Forma Shares Outstanding (millions)(2)	58.9	58.9
Implied Share Price	$3.3	$3.5
Workhorse Share Price(3)	$1.77	$1.77
Implied Premium	87%	95%

____________

(1)      Represents estimated net debt at Closing. Debt comprises the $5 million Convertible Note and $10 million to be made available after the Closing to fund vehicle manufacturing upon the receipt of confirmed purchase orders pursuant to an ABL facility. BTIG assumed that the approximately $10 million revolving credit facility under the Closing Debt Financing will be undrawn at Closing.

(2)      Represents Combined Company pro forma shares outstanding.

(3)      Workhorse stock price at market close as of August 14, 2025.

BTIG compared the implied prices per share of the Combined Company to the price per share of Workhorse common stock as of market close on August 14, 2025. The results showed that the implied prices per share of the Combined Company implied a premium ranging from 69% to 147% above the price per share of Workhorse common stock as of market close on August 14, 2025, supporting a conclusion that, as of the date of BTIG’s opinion, the issuance of the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to Workhorse.

BTIG selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of Workhorse and the Combined Company and the similarity of the lines of business to Workhorse’s and the Combined Company’s lines of business, as well as the business models, product offerings, operating margin profiles and end-market exposure of such companies. As noted above, no company used as a comparison is identical to Workhorse or the Combined Company. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.

Discounted Cash Flow Analysis

Discounted cash flow analysis is an important valuation methodology that calculates a company’s intrinsic value by discounting its future cash flows to their present value. Free cash flows are projected based on reasonable revenue growth, margin, working capital, and capital expenditure assumptions that conform to industry and company-specific research. These cash flows are then discounted to the present value using a weighted average cost of capital. BTIG analyzed the discounted cash flows of Workhorse as a stand-alone company and of the pro forma Combined Company as summarized below.

Status Quo

BTIG utilized the non-public projected financial data relating to Workhorse on a stand-alone basis prepared and furnished to BTIG by Workhorse to perform a discounted cash flow analysis of Workhorse. The projections and estimates relating to Workhorse on a stand-alone basis supplied to and utilized by BTIG are summarized above under “— Unaudited Prospective Financial Information and Projections.” In conducting this analysis, BTIG assumed that Workhorse would perform in accordance with these projections and estimates.

BTIG performed an analysis of the present value of the unlevered cash flows that Workhorse’s management projected Workhorse will generate for the fiscal year 2025 through fiscal year 2029. BTIG further assumed, at Workhorse’s direction, that Workhorse would raise between $30 million and $40 million in financing by the end of the second fiscal quarter of 2026.

BTIG calculated a terminal value for Workhorse in the year 2029 by applying Gordon’s Growth method, assuming a perpetual growth rate of 1.5% to 2.5%, which was selected based on BTIG’s professional judgment and experience, to projected fiscal year 2029 unlevered free cash flow. BTIG discounted the terminal value and cash flows projected for the specified period using discount rates ranging from 16.0% to 17.0%, reflecting estimates of Workhorse’s weighted average cost of capital based on BTIG’s professional judgment and experience, to determine an implied enterprise value reference range. The weighted average cost of capital was calculated as 16.5% and derived using the capital asset pricing model, which took into account, among other things, risk free rate, tax rate, unlevered beta, market risk premium, company size premium and BTIG’s professional judgment and experience to determine the cost of equity capital, and then applying an additional risk premium selected based on BTIG’s professional judgment and experience to determine the weighted average cost of capital, consistent with standard industry practices. Using discount rates of 16.0% to 17.0%, and an assumed perpetual growth range of 1.5% to 2.5%, selected based on BTIG’s professional judgment and experience, BTIG’s analysis resulted in implied enterprise values for Workhorse ranging from $63 million to $81 million. BTIG then subtracted Workhorse’s pro forma net debt from the enterprise value obtained by the calculation above to obtain Workhorse’s equity value, and divided the resulting equity value by the number of fully diluted shares outstanding of Workhorse utilized by BTIG in its analysis and obtained an implied per share equity value ranging from $3.15 to $3.94.

Pro Forma Combined Company

BTIG utilized the non-public projected financial data relating to the Combined Company assuming the completion of the Merger prepared by Workhorse’s management and Motiv’s management and furnished to BTIG by Workhorse to perform a discounted cash flow analysis of the Combined Company, which includes certain synergies anticipated by the management teams of Workhorse and Motiv. The projections and estimates relating to the Combined Company assuming the completion of the Merger supplied to and utilized by BTIG are summarized above under “— Unaudited Prospective Financial Information and Projections.” In conducting this analysis, BTIG assumed that the Combined Company would perform in accordance with these projections and estimates.

BTIG performed an analysis of the present value of the unlevered cash flows that the managements of Workhorse and Motiv projected the Combined Company will generate for the fiscal year 2025 through fiscal year 2029. BTIG further assumed, at Workhorse’s direction, that the Combined Company will raise an additional $55 million by the first fiscal quarter of 2026 through a private investment in public equity; and that Workhorse will have an estimated debt of $15 million and cash of $0 at the closing of the Merger.

BTIG calculated a terminal value for the Combined Company in the year 2029 by applying Gordon’s Growth method, assuming a perpetual growth rate of 1.5% to 2.5%, which was selected based on BTIG’s professional judgment and experience, to projected fiscal year 2029 unlevered free cash flow. BTIG discounted the terminal value and cash flows projected for the specified period using discount rates ranging from 16.0% to 17.0%, reflecting estimates of Workhorse’s weighted average cost of capital based on BTIG’s professional judgment and experience, to determine an implied enterprise value reference range. The weighted average cost of capital was calculated as 16.5% and derived using the capital asset pricing model, which took into account, among other things, risk free rate, tax rate, unlevered beta, market risk premium, company size premium and BTIG’s professional judgment and experience to determine the cost of equity capital, and then applying an additional risk premium selected based on BTIG’s professional judgment and experience to determine the weighted average cost of capital, consistent with standard industry practices. BTIG considered it appropriate to use the same weighted average cost of capital for the discounted cash flow analysis of Workhorse and the Combined Company considering (i) that Workhorse and Motiv have similar business models, with similar products addressing the same market, such that the Combined Company’s business operations following the Merger will not significantly differ from Workhorse’s standalone business; (ii) both Workhorse on a stand-alone basis and the Combined Company have the same set of comparable companies and are therefore expected to have the same long term capital structure, aligned with the mean of the group of comparable companies; (iii) in the midterm, based on the pro forma model prepared by the managements of Workhorse and Motiv and provided to BTIG by Workhorse, the Combined Company will face similar liquidity risks to those of Workhorse as a standalone entity; and (iv) BTIG’s professional judgment and experience. Using discount rates of 16.0% to 17.0%, and an assumed perpetual growth range of 1.5% to 2.5%, selected based on BTIG’s professional judgment and experience, BTIG’s analysis resulted in implied enterprise values for the Combined Company ranging from $292 million to $354 million. BTIG then subtracted the Combined Company’s pro forma net debt from the enterprise value obtained by the calculation above to obtain the Combined Company’s equity value, and divided the resulting equity value by the pro forma number of fully diluted shares outstanding of the Combined Company utilized by BTIG in its analysis and obtained an implied per share equity value ranging from $4.70 to $5.75. BTIG compared this implied per share equity value of the Combined Company to $1.77, the price per share of Workhorse common stock as of market close on August 14, 2025. BTIG compared the results of this analysis to the lower implied per share equity value of Workhorse calculated as described above, which supported the conclusion that, as of the date of BTIG’s opinion, the issuance of the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to Workhorse.

Conclusion

Based upon the foregoing analyses and based upon and subject to the various limitations, qualifications, assumptions, conditions and other matters set forth in full in the text of BTIG’s opinion, BTIG was of the opinion that, as of the date of BTIG’s opinion, the issuance by Workhorse of the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to Workhorse.

Miscellaneous

The discussion above represents a summary of the material financial analyses presented by BTIG to the Workhorse Board in connection with its opinion and is not a comprehensive description of all analyses undertaken by BTIG in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BTIG believes that its analyses summarized above must be considered as a whole. BTIG further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BTIG’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BTIG considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Workhorse and the Combined Company. The estimates of the future performance of Workhorse and the Combined Company in or underlying BTIG’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BTIG’s analyses. These analyses were prepared solely as part of BTIG’s analysis of the fairness, from a financial point of view, to Workhorse of the issuance by Workhorse of the Merger Consideration pursuant to the Merger Agreement, and were provided to the Workhorse Board in connection with the delivery of BTIG’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BTIG’s view of the actual value of Workhorse or the Combined Company.

The type and amount of consideration payable in the Merger was determined through negotiations between Workhorse and Motiv, rather than by any financial advisor, and was approved by the Workhorse Board. The decision to enter into the Merger Agreement was solely that of the Workhorse Board. As described above, BTIG’s opinion and analyses were only one of many factors considered by the Workhorse Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Workhorse Board or Workhorse’s management with respect to the Merger or the Merger Consideration.

In the two years prior to the date hereof, BTIG has served as sales agent and/or principal on Workhorse’s at-the-market offering of Workhorse Common Stock, for which BTIG has received compensation of approximately $541,000. BTIG has not provided financial advisory or investment banking services for Motiv during such period for which any compensation was received. BTIG may seek to provide investment banking services to Workhorse, Motiv or the 2024 Note Holder or any of their respective affiliates in the future, and would expect to receive fees for the rendering of any such services.

Pursuant to the engagement letter between Workhorse and BTIG, BTIG is entitled to receive a non-contingent fee of $750,000, which became due upon delivery of BTIG’s opinion. BTIG will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, Workhorse has agreed to reimburse BTIG for certain of its out-of-pocket expenses, including legal fees, and has agreed to indemnify BTIG against certain liabilities, including under applicable laws, arising out of its engagement.

BTIG, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers and acquisitions, underwritings, sales and distributions of listed and unlisted securities, and private placements. BTIG or its affiliates may provide investment and corporate banking services to Workhorse and Motiv and their respective affiliates in the future, for which BTIG or its affiliates would seek customary compensation. BTIG provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of Workhorse, Motiv or the 2024 Note Holder for its own account and for the accounts of customers.

Unaudited Prospective Financial Information and Projections

Workhorse does not as a matter of practice publicly disclose long-term internal projections of future performance, revenue, earnings, financial condition or other results. However, in connection with the Workhorse Board’s evaluation of the Transactions, in June 2025, Workhorse’s management prepared and provided to the Workhorse Board the Workhorse Projections. In addition, although Motiv also does not as a matter of practice publicly disclose long-term internal projections of future performance, revenue, earnings, financial condition or other results, in connection with the Workhorse Board’s evaluation of the Transactions, in July 2025, Workhorse and Motiv’s management teams prepared and provided to the Workhorse Board the Combined Company Projections. Workhorse provided the Prospective Financial Information to BTIG, which was authorized and directed by Workhorse to use and rely upon such information for purposes of advising the Workhorse Board and rendering its opinion.

Workhorse has included the Prospective Financial Information in the tables below to give its stockholders access to certain previously non-public information regarding Workhorse and the Combined Company, since such information was considered by the Workhorse Board for purposes of evaluating and approving the Transactions and since BTIG used and relied upon such information for purposes of advising to the Workhorse Board and rendering its opinion. The inclusion of the Prospective Financial Information should not be regarded as an indication that Workhorse, Motiv or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. All such Prospective Financial Information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such Prospective Financial Information. The inclusion of the Prospective Financial Information herein is not deemed an admission or representation by Workhorse that Workhorse views the Projected Financial Information as material information of Workhorse or the Combined Company. Inclusion of the Prospective Financial Information in this proxy statement is not intended to influence your decision whether to vote for the Transactions.

The Prospective Financial Information is subjective in many respects and is thus susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Furthermore, the Prospective Financial Information does not take into account any circumstances or events occurring after the date it was prepared. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the Prospective Financial Information covers multiple years, that information by its nature becomes less predictive with each successive year. No person has made or makes any representation or warranty to any person regarding the Prospective Financial Information. The Prospective Financial Information should not be viewed as “guidance” of any sort. Workhorse and Motiv urge you to review the financial statements of Workhorse and Motiv included in this proxy statement, as well as the financial information in the section of this proxy statement entitled “Unaudited Pro Forma Condensed Combined Financial Information” and to not rely on any single financial measure.

While presented in this proxy statement with numeric specificity, the Prospective Financial Information set forth below was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Workhorse’s management and the Combined Company’s management, and is thus forward-looking information that is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted including, but not limited to, the matters described in the sections entitled “Cautionary Statement Regarding Forward-Looking Statements,” “Risk Factors,” “Workhorse’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Motiv’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Workhorse Projections were prepared by, and are the responsibility of, Workhorse’s management, and the Combined Company Projections were prepared by, and are the responsibility of, Workhorse’s management and Motiv’s management. The Prospective Financial Information was not prepared with a view toward public disclosure or compliance with the published guidelines of the SEC regarding projections or accounting principles generally accepted in the United States (“GAAP”), or the guidelines established by the American Institute of Certified Public Accountants for the preparation and presentation of financial forecasts. No independent auditors have audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Prospective Financial Information and, accordingly, none of Workhorse, Workhorse’s independent registered public accounting firm, Motiv or Motiv’s independent registered public accounting firm, express an opinion or any other form of assurance with respect thereto or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The audit reports included in this proxy statement relate to historical financial information. They do not extend to the prospective financial information and should not be read to do so.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS (INCLUDING A REGISTRANT’S RESPONSIBILITY TO MAKE FULL AND PROMPT DISCLOSURE AS REQUIRED BY SUCH FEDERAL SECURITIES LAWS), NEITHER WORKHORSE NOR MOTIV INTENDS TO MAKE PUBLICLY AVAILABLE ANY UPDATE OR OTHER REVISION TO THE PROSPECTIVE FINANCIAL INFORMATION. THE PROSPECTIVE FINANCIAL INFORMATION DOES NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROSPECTIVE FINANCIAL INFORMATION SET FORTH BELOW IN MAKING A DECISION REGARDING THE MERGER PROPOSALS, AS SUCH PROSPECTIVE FINANCIAL INFORMATION MAY BE MATERIALLY DIFFERENT THAN ACTUAL RESULTS. NONE OF WORKHORSE, MOTIV NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY WORKHORSE STOCKHOLDER, MOTIV STOCKHOLDER OR ANY OTHER PERSON THAT THE RESULTS CONTAINED IN THE PROSPECTIVE FINANCIAL INFORMATION WILL BE ACHIEVED. WORKHORSE DOES NOT INTEND TO REFERENCE THESE FINANCIAL PROJECTIONS IN ITS FUTURE PERIODIC REPORTS FILED UNDER THE EXCHANGE ACT.

The Prospective Financial Information provided by Workhorse management and reviewed by the Workhorse Board set forth below was prepared using a number of estimates and assumptions with respect to the future growth of Workhorse and the Combined Company, including the following material estimates and key assumptions:

•        that the number of vehicles sold by the Combined Company will increase significantly over the period covered by the Combined Company Projections;

•        that the Combined Company will be able to achieve the substantial cost synergies identified by Workhorse management and Motiv management;

•        that a substantial majority of the vehicles sold by Workhorse or the Combined Company will be Class 5/6 step vans or Class 5/6 cab chassis vehicles;

•        that the Combined Company will achieve substantial cost savings by producing, rather than purchasing, the chassis for certain Motiv trucks;

•        that Workhorse or the Combined Company will have access to sufficient working capital to timely manufacture and deliver vehicles;

•        in the case of the Workhorse Projections, that Workhorse will raise $30-40 million in additional financing by the end of the second quarter of 2026; and

•        in the case of the Combined Company Projections, that the Combined Company will raise $55 million in a PIPE financing by the end of the first quarter of 2026.

In connection with the Transactions, Workhorse used certain financial measures in the Prospective Financial Information that are not prepared in accordance with GAAP as supplemental measures when considering the prospective operational performance of Workhorse on a standalone basis and of the Combined Companies. While Workhorse believes that non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of non-GAAP financial measures. Non-GAAP financial measures are not prepared in accordance with

GAAP, are not reported by all of Workhorse’s competitors and may not be directly comparable to similarly titled measures of Workhorse’s competitors. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. Financial measures included in the Prospective Financial Information provided to a board of directors or financial advisor in connection with a business combination transaction are excluded from the definition of “non-GAAP financial measures” under the rules of the SEC, and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the Prospective Financial Information were prepared, and therefore none have been provided in this proxy statement. Additionally, the definitions of the non-GAAP measures included in the Prospective Financial Information may not align with those underlying the non-GAAP measures presented in “Workhorse’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Workhorse Projections are summarized in the table below:

	Fiscal Year Ending December 31,
($ in millions, except per share data)	3Q,4Q-25E	2026E	2027E	2028E	2029E
Total Revenue	$11.1	$70.7	$207.4	$327.2	$381.0
Gross Profit	(8.8)	(10.4)	26.1	49.4	59.5
EBITDA	$(22.1)	$(37.0)	$(0.5)	$21.3	$30.5
Unlevered Free Cash Flow
EBITDA	$(22.1)	$(37.0)	$(0.5)	$21.3	$30.5
EBIT	(26.2)	(45.8)	(10.7)	9.1	15.9
Net Operating Profit After Tax	(26.2)	(45.8)	(10.7)	9.1	15.9
Total Unlevered Free Cash Flow	$(24.9)	$(47.4)	$5.8	$17.9	$23.9

The Combined Company Projection are summarized in the table below:

	Fiscal Year Ending December 31,
($ in millions, except per share data)	3Q,4Q-25E	2026E	2027E	2028E	2029E
Total Revenue	$30.0	$70.4	$203.6	$365.0	$563.4
Gross Profit	(3.9)	(0.5)	35.8	86.7	146.9
EBITDA	$(37.1)	$(59.8)	$(18.7)	$31.2	$89.3
Unlevered Free Cash Flow
EBITDA	$(37.1)	$(59.8)	$(18.7)	$31.2	$89.3
EBIT	(42.3)	(71.1)	(31.7)	17.5	75.7
Net Operating Profit After Tax	(42.3)	(71.1)	(31.7)	17.5	75.7
Total Unlevered Free Cash Flow	$(32.3)	$(60.6)	$(13.8)	$14.4	$84.6

Interests of Workhorse’s Directors and Officers

In considering the recommendation of the Workhorse Board with respect to approving the Merger, stockholders should be aware that Workhorse’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Workhorse stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

The Workhorse Board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that Workhorse stockholders approve the Stock Issuance Proposal as set forth in this proxy statement.

Ownership Interests

As of            , 2025, Workhorse’s directors and executive officers beneficially owned, in the aggregate, approximately            % of the outstanding shares of Workhorse Common Stock, which for purposes of this subsection excludes any shares of Workhorse Common Stock issuable upon exercise or settlement of restricted stock units held by such individual. For more information, see “Beneficial Ownership of Securities.”

Treatment of Equity Awards

At the Effective Time, all unexercised and outstanding Workhorse stock options issued under Workhorse’s equity incentive plans will be cancelled for no consideration. All other unvested and outstanding awards under Workhorse’s equity incentive plans will accelerate in full as of the Effective Time.

Director Positions Following the Merger

The Workhorse Board currently consists of eight directors. In accordance with the terms of the Merger Agreement, Workhorse will appoint two directors to continue serving on the board of directors of the Combined Company after Closing. Upon the consummation of the Merger, the Combined Company’s board of directors intends to approve a non-employee director compensation program, which is expected to be determined in accordance with industry practice and standards. For more information, see, “Information About Workhorse — Executive and Director Compensation — Director Compensation.”

Indemnification and Insurance

Under the Merger Agreement, from the Effective Time through the sixth anniversary of the date on which the effective time occurs, Workhorse (including the Combined Company) agreed to indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the effective time, a director or officer of Workhorse or Motiv, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified officer or director is or was a director or officer of Workhorse or of Motiv, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the applicable law.

Workhorse’s existing Articles of Incorporation and Second Amended and Restated Bylaws also provide for indemnification of Workhorse’s officers and directors. For more information, see, “Description of Securities.”

From and after the Effective Time, Workhorse will maintain director and officers’ liability insurance policies, with an effective date as of the date of Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Workhorse. In addition, Workhorse will secure and purchase a six year “tail policy” on Workhorse’s existing directors’ and officers’ liability insurance policy with an effective date as of the date of the closing.

Severance Arrangements

On August 15, 2025, Richard Dauch, Chief Executive Officer of Workhorse, Robert Ginnan, Chief Financial Officer of Workhorse, James D. Harrington, General Counsel, Chief Compliance Officer and Secretary of Workhorse, James C. Peters, former Vice President, Supply Chain Management, and Joshua J. Anderson, the Company’s Chief Technology Officer (the “Executives”), entered into amendments (the “Change of Control Amendments”) to their Employment Agreements to reduce the amounts payable in connection with a Change of Control (as defined in the Employment Agreements). Following the entry into the Change of Control Amendments, upon a Termination Upon Change of Control (as defined in the Employment Agreements), the Executives would be entitled to receive (i) one year of their base salary, which shall be paid in cash as follows: (x) if the Termination Upon Change of Control occurs prior to the earlier of the consummation of the Equity Financing and June 30, 2026, one-third of such payment shall be paid in connection with occurrence of such Termination Upon Change of Control, and the remaining amount paid upon the earlier of (1) the consummation of the Equity Financing and (2) June 30, 2026; or (y) if the Termination Upon Change of Control occurs after the earlier of the consummation of the Equity Financing and June 30, 2026, such payment shall be paid in connection with occurrence of such Termination Upon Change of Control. Each of the Executives also would be entitled to receive one year of COBRA payments. In addition, the Executives have agreed to terminate their employment with Workhorse upon the Closing of the Merger or such later date as reasonably required for such Executives to successfully transition their duties.

Stock Exchange Listing

Workhorse’s common stock is currently listed on the NASDAQ Capital Market under the symbol “WKHS.” It is a condition to the consummation of the Merger that (i) an initial listing application for the Workhorse Common Stock (the “Nasdaq Listing Application”) is approved for listing (subject to official notice of issuance) on Nasdaq and (ii) Workhorse has maintained its existing listing on Nasdaq and obtained the approval of the listing of the Combined Company on Nasdaq (the “Nasdaq Closing Conditions”). Additionally, under the terms of the Merger Agreement, Workhorse has agreed to use commercially reasonably efforts to, if required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of shares of Workhorse Common Stock to be issued in connection with the transactions contemplated by the Merger Agreement and cause such shares to be approved for listing. If the Nasdaq Closing Conditions are not met, the Merger will not be consummated unless the listing condition is waived by the parties to the Merger Agreement. It is important for you to know that, at the time of the stockholder meeting, we may not have received confirmation from Nasdaq of either of the Nasdaq Closing Conditions, and it is possible that such conditions to the consummation of the Merger may be waived by the parties to the Merger Agreement. As a result, you may be asked to vote to approve the Merger and the other proposals included in this proxy statement without such confirmation, and, further, it is possible that such confirmation may never be received and the Merger could still be consummated if such condition is waived and therefore the Workhorse Common Stock would not be listed on any nationally recognized securities exchange.

If the Nasdaq Listing Application is accepted, Workhorse anticipates that the common stock of the combined company will be listed on Nasdaq following the Closing of the Merger under the current trading symbol “WKHS.”

Accounting Treatment

The Merger is expected to be treated by Workhorse as a reverse merger and will be accounted for as a reverse merger in accordance with GAAP. For financial reporting, Motiv is considered to be the accounting acquirer, based on the expectation that, immediately following the Merger: (i) Motiv’s investors will own a substantial majority of the voting rights in the combined company; (ii) Motiv will designate a majority (five of seven) of the initial members of the board of directors of the combined company; and (iii) Motiv’s senior management will hold most key positions in senior management of the combined company. Accordingly, the Merger is expected to be treated as the equivalent of Motiv issuing stock to acquire the net assets of Workhorse. As a result of the Merger, Motiv’s assets and liabilities will be recorded at their pre-combination carrying amounts and Workhorse’s assets and liabilities will be measured and recognized at their fair values as of the effective time. Upon consummation of the Merger, the historical financial statements of Motiv will become the historical consolidated financial statements of the Combined Company. See the “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement for additional information.

Regulatory Matters

Each party to the Merger Agreement shall (i) use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or contract, or otherwise) by such party in connection with the transactions contemplated by the Merger Agreement or for such contract to remain in full force and effect, (ii) use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the Merger Agreement and (iii) use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental entity with respect to the transactions contemplated hereby, and to submit promptly any additional information requested by any such governmental entity.

Appraisal Rights

Appraisal rights (also known as dissenters’ rights) are statutory rights that, if applicable under law, enable security holders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to security holders in connection with the extraordinary transaction. Workhorse Stockholders will not have appraisal rights under the NRS.

Ancillary Agreements

In connection with the transactions contemplated by the Merger Agreement, the parties have also entered into, or will enter into in connection with the Closing, the following ancillary agreements.

Support Agreement

In connection with the execution of the Merger Agreement, on August 15, 2025, Motiv’s controlling stockholder entered into a Support Agreement, by and among Motiv’s controlling stockholder, Motiv and Workhorse (the “Support Agreement”). Under the Support Agreement, Motiv’s controlling stockholder agreed to deliver, and has since delivered, a written consent with respect to the outstanding shares of Motiv Common Stock and Motiv Preferred Stock held by Motiv’s controlling stockholder (the “Subject Shares”) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. In addition to the foregoing, Motiv’s controlling stockholder agreed that until the Effective Time or the termination of the Merger Agreement or Support Agreement, at every meeting of the stockholders of Motiv, Motiv’s controlling stockholder shall vote the Subject Shares with respect to the following (unless the Motiv Board has made a Company Board Adverse Recommendation Change that has not been withdrawn): (i) in favor of the Merger Agreement and the approval of the transaction contemplated thereby, including the Merger; and (ii) against any other action or agreement that is not recommended by the Motiv Board and that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of Motiv under the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by thereby. In addition, the Support Agreement prohibits Motiv’s controlling stockholder from, among other things, (i) transferring any of the Subject Shares; (ii) depositing the Subject Shares into a voting trust or entering into a voting agreement with respect to the Subject Shares or granting any proxy or power of attorney that is inconsistent with the terms of the Support Agreement, (iii) entering into any contract, option or other arrangement with respect to the transfer of any Subject Shares, or (iv) taking any action that would materially restrict, limit or interfere with the performance of Motiv’s controlling stockholder’s obligations under the Support Agreement.

Motiv’s controlling stockholder also irrevocably waived any dissenters’ or appraisal rights under Delaware law in connection with the Merger and the Merger Agreement.

A copy of the Support Agreement is attached to this proxy statement as Annex B, and is incorporated by reference herein.

Registration Rights Agreement

At or prior to the Effective Time, Workhorse will authorize, adopt, execute and deliver a Registration Rights Agreement mutually acceptable to Workhorse and the recipients of the Merger Consideration. Pursuant to the Registration Rights Agreement, Workhorse will be required to register for resale under the Securities Act the Merger Consideration held by the stockholders party thereto. The entry into the Registration Rights Agreement is a condition to consummation of the Merger.

The Convertible Financing

On August 15, 2025, Workhorse issued to an affiliate of Motiv’s controlling stockholder, Motive GM Holdings II LLC, an entity controlled by Gary Magness, through one or more affiliates (the “Convertible Note Holder”), the Convertible Note with an aggregate original principal amount of $5 million. The Convertible Note was issued without original issue discount, and Workhorse received $5 million in proceeds, prior to fees and expenses. The Convertible Note bears interest at a rate of 8% per annum, subject to adjustment as set forth in the Convertible Note, compounded quarterly and increasing the principal outstanding under the Convertible Note. The Convertible Note is a secured obligation of Workhorse, ranking junior to the 2024 Notes (as defined below) and senior to all other indebtedness and, subject to certain limitations, is unconditionally guaranteed by each of Workhorse’s subsidiaries and secured by substantially all of the assets of Workhorse and its subsidiaries. Workhorse’s obligations under the Convertible Note mature on the earliest of (i) the date a termination fee is due to Motiv under the Merger Agreement, (ii) the date that is three months following the termination of the Merger Agreement pursuant to certain provisions of the Merger Agreement, and (iii) the date that is 24 months after the date of issuance. The Convertible Note will be automatically convertible into a number of shares of Workhorse stock equal to the principal amount then outstanding divided by 90% of the price per share paid by investors in the Equity Financing.

The Convertible Note contains certain events of default, including the failure by Workhorse to comply with the Merger Agreement and certain related agreements, as well as other customary events of default described therein. Upon the occurrence of an event of default under the Convertible Note, Workhorse’s obligations would be accelerated and become immediately due and payable.

Pursuant to the Convertible Note, Workhorse has agreed to expand the Workhorse Board to eight members and to appoint a nominee designated by the Convertible Note Holder to fill the newly-created vacancy. As described further below, Alan Henricks has been appointed to the Workhorse Board in satisfaction of such obligation. In addition, the Convertible Note Holder was granted the right to appoint one observer to the Workhorse Board.

The Convertible Note is attached to this proxy statement as Annex D.

The Repayment and Warrant Exchange

Upon entry into the Repayment Agreement, Workhorse deposited approximately $9.9 million as Cash Collateral into the previously disclosed lockbox account, with such Cash Collateral to be released to the 2024 Note Holder in connection with the Closing. The 2024 Notes secured by the Cash Collateral will bear interest at a rate equal to 5% per annum. The amount of Cash Collateral released to the 2024 Note Holder in connection with the Closing will be reduced by the aggregate principal amount of 2024 Notes converted before the Closing and increased by the amount of interest accrued on the Cash Collateral before the Closing. In connection with the Closing, Workhorse will redeem all of its then outstanding obligations under the 2024 Notes, which as of the date of the accompanying proxy statement was approximately $          million, at 100% of the face amount, plus accrued interest. Upon making such Repayment, Workhorse shall have no outstanding obligations under the 2024 Notes.

In addition, Workhorse will issue the 2024 Note Holder Rights to acquire shares of Workhorse Common Stock in exchange in a Warrant Exchange for the cancellation of all of the warrants issued to the 2024 Note Holder. The Warrant Exchange would be for a number of Rights exercisable for shares of Workhorse Common Stock equal to 30% of fully diluted shares of Workhorse Common Stock then outstanding immediately prior to the Closing (and prior to the issuance of the Merger Consideration). The Warrant Exchange will occur on the date of Closing, along with the redemption by Workhorse of the 2024 Notes, after which there will no longer be any outstanding 2024 Warrants or 2024 Notes. The Rights are exercisable at the discretion of the holder at any time to the extent the number of shares of Workhorse Common Stock held by the holder does not exceed 9.99% of the then outstanding shares of Workhorse Common Stock.

In addition, the Repayment Agreement amended certain provisions of the Securities Purchase Agreement, by and among Workhorse and the 2024 Note Holder (the “2024 Securities Purchase Agreement”). The 2024 Note Holder also waived its right to effect and agreed not to request any Additional Closing (as defined in the 2024 Securities Purchase Agreement), effective as of the date of Closing or the abandonment of the Merger. The 2024 Note Holder also consented to the issuance of the Convertible Note, including the security agreement and the subsidiary guarantee, the Sale Leaseback, and the Merger and related transactions.

The Repayment Agreement is attached to this proxy statement as Annex E.

Sale Leaseback

On August 15, 2025, in connection with the sale and leaseback transaction described herein (the “Sale Leaseback”), a subsidiary of Workhorse, Workhorse Motor Works Inc, entered into a Purchase and Sale Agreement (the “Purchase and Sale Agreement”) with an affiliate of Motiv’s controlling stockholder (the “Property Purchaser”) for the sale of its Union City, Indiana manufacturing facility and campus (the “Property”), excluding any equipment and any fixtures solely used in the production of vehicles, to the Property Purchaser for a purchase price, before fees and expenses, of $20 million. Pursuant to the Purchase and Sale Agreement, Workhorse and the Property Purchaser entered into a Lease (the “Lease”), pursuant to which Workhorse agrees to lease the Property from the Property Purchaser for an initial term of 20 years. Workhorse will have the option to renew the Lease for six additional 5-year renewal terms, subject to the terms of the Lease. Under the Lease, base annual rent will be abated for the first six months of the Lease term. If Workhorse is in default during the initial term of Lease, then the abated rent amount will become immediately due and payable. During this abatement period, Workhorse will be responsible for all other costs and expenses relating to the Property as enumerated below in this paragraph, in accordance with the Lease. After the conclusion of the six-month abatement period, Workhorse will pay base annual rent of $2,100,000 for the Property, subject to an annual increase of 3% during the initial term of the Lease and certain additional increases during any renewal term. In addition to rent, Workhorse will be responsible for all costs and expenses related to the Property, including, without limitation, all costs and expenses for maintenance, operation, repair and replacement of buildings and improvements, utility charges, insurance premiums and real estate taxes and assessments; provided, that Workhorse is not obligated to make any capital replacements or repairs during the last year of the lease term. The Merger Agreement requires the parties’ compliance with the terms of the Sale Leaseback.

Adjacent to the Property is a warehouse building (the “Adjacent Warehouse”) which Workhorse currently leases from Indiana Avenue Holdings, LLC (“Indiana Holdings”) pursuant to a lease agreement (the “Existing Warehouse Lease”). The Adjacent Warehouse is used in connection with Workhorse’s operations. Workhorse covenants to keep the Existing Warehouse Lease (as it may be amended or extended) in effect and to obtain Property Purchaser’s consent to certain actions relating to the Existing Warehouse Lease, such as an amendment or termination of the Existing Warehouse Lease or a waiver of any material rights under the Existing Warehouse Lease. As of the effective date of the Lease, Workhorse is negotiating a new long-term lease with Indiana Holdings (the “New Warehouse Lease”), which is intended to amend and replace the Existing Warehouse Lease. Per the Lease, Workhorse has covenanted to use commercially reasonable efforts to negotiate the inclusion of additional protections for the Property Purchaser in connection with the New Warehouse Lease, including the Property Purchaser’s rights to cure a default on behalf of Workhorse and take an assignment of the New Warehouse Lease in the event of Workhorse’s default under the same.

Meeting of Stockholders and the Proposals

The Meeting will convene on            , 2025 at            Eastern Time, exclusively in virtual format. Stockholders may attend, vote and examine the list of Workhorse’s stockholders entitled to vote at the Meeting by visiting www.virtualshareholdermeeting.com/WKHS2025 and entering the control number found on their proxy card, voting instruction form, or notice they previously received. The purpose of the Meeting is to consider and vote on the proposals described in this proxy statement. Approval of the Merger Proposals is a condition to the obligations of the parties to complete the Merger.

Only holders of record of issued and outstanding shares of Workhorse Common Stock as of the close of business on            , 2025, the Record Date for the Meeting, are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement of the Meeting. Workhorse’s stockholders are entitled to one vote for each share of Workhorse Common Stock that they owned as of the close of business on the Record Date. If their shares are held in “street name” or are in a margin or similar account, they should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the Record Date, there were            shares of Workhorse Common Stock outstanding.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Meeting with respect to each matter to be considered at the Meeting if the holders of a majority of the outstanding shares of Workhorse Common Stock as of the Record Date present by attending the virtual Meeting or represented by proxy at the Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. As of the Record Date for the Meeting,            shares of Workhorse Common Stock would be required to achieve a quorum.

Approval of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal, the Say-on-Pay Proposal, the Auditor Ratification Proposal, and, if presented, the Adjournment Proposal each requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual Meeting) or represented by proxy at the Meeting and entitled to vote thereon.

Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the then outstanding shares of Workhorse Common Stock (which is equivalent to a majority of voting power of Workhorse).

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual Meeting) or represented by proxy at the Meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

With respect to each proposal in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.”

Recommendations of the Workhorse Board

In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Workhorse Board considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement and the Merger, including:

•        information concerning Workhorse’s business, the financial condition and prospects of Workhorse, business and strategic objectives, as well as the risk of accomplishing those objectives;

•        Workhorse’s business and financial prospects if it were to remain an independent company;

•        Potential strategic alternatives and strategic transaction partner candidates and the Workhorse Board’s view that no alternatives to the Merger, including remaining as a standalone company, were reasonably likely to create greater value to Workhorse’s stockholders and other stakeholders; and

•        the Workhorse Board’s conclusion that the Merger would provide Workhorse’s existing stockholders a significant opportunity to participate in the potential growth of the Combined Company following Closing.

After careful consideration, the Workhorse Board has unanimously approved the Merger Agreement and the Merger and determined that each of the Merger Proposals is in the best interests of Workhorse and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals. For additional information relating to the Workhorse Board’s evaluation of the Merger and the factors it considered in connection therewith, please see the section entitled “The Merger Agreement, the Merger and Related Transactions — The Workhorse Board’s Reasons for Approving the Merger.”

Regulatory Approvals

At any time before or after consummation of the Merger, the Department of Justice, the Federal Trade Commission, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, conditionally approving the Merger upon divestiture of assets, subjecting the completion of the Merger Agreement to regulatory conditions, or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Workhorse cannot assure you that the Department of Justice, the Federal Trade Commission, any state attorney general, or any other government authority will not attempt to challenge the Merger on antitrust grounds, and, if such a challenge is made, Workhorse cannot assure you as to its result.

Except for the Nasdaq approvals described herein, neither Workhorse nor Motiv is aware of any material regulatory approvals or actions that are required for completion of the Merger. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought in due course. There can be no assurance, however, that any additional approvals or actions will be obtained.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Workhorse has engaged Morrow Sodali to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares at the Meeting if it revokes its proxy before the Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Meeting of Workhorse Stockholders — Voting and Revocation of Proxies.”

MARKET PRICE, TICKER SYMBOL AND DIVIDEND INFORMATION

Workhorse

Market Price and Ticker Symbol

Workhorse Common Stock is currently listed on Nasdaq Capital Market under the symbol “WKHS.”

On August 14, 2025, the trading date before the public announcement of the Merger, the closing price of the Workhorse Common Stock was $1.77 per share. On            , 2025, the trading date immediately prior to the date of this proxy statement, the price of the Workhorse Common Stock was $         per share.

Holders

As of            , 2025, Workhorse had approximately            stockholders of record, not including persons whose stock is in nominee or “street name” accounts through banks, brokers and other financial institutions.

Dividend Policy

Workhorse has never declared or paid cash dividends on Workhorse Common Stock. Workhorse currently intends to retain future earnings, if any, to finance the expansion of its business. As a result, Workhorse does not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of the Workhorse Board, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that the Workhorse Board may deem relevant.

Motiv

Historical market price, holders, and dividend information regarding Motiv is not provided because there is no public market for Motiv’s securities.

RISK FACTORS

You should carefully consider the following risks. However, the risks set forth below are not the only risks that we face, and we face other risks which have not yet been identified or which are not yet otherwise predictable. If any of the following risks occur or are otherwise realized, our business, financial condition, and results of operations could be materially adversely affected. You should carefully consider the risks described below and all other information in this filing, including our consolidated financial statements and the related notes to consolidated financial statements.

Summary of Risk Factors

You should consider all the information contained in this proxy statement in deciding how to vote for the proposals presented in the proxy statement. The occurrence of one or more of the events or circumstances described in the section entitled “Risk Factors,” alone or in combination with other events or circumstances, may harm Workhorse’s and Motiv’s business, financial condition and operating results. Such risks include, but are not limited to:

Risks Related to Workhorse

Risks Related to our Business and Operations

•        Substantial doubt exists regarding our ability to continue as a going concern.

•        If we cannot generate or obtain additional capital, we may be unable to meet the needs of our current and prospective customers or to expand our operations.

•        The unavailability, reduction, elimination or adverse application of government subsidies and incentives, or any failure by states or other governmental entities to adopt or enforce regulations, could have an adverse effect on our business, prospects, financial condition and operating results.

•        Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

•        Our business could be adversely affected by trade tariffs or other trade barriers.

•        We cannot assure you that we will be successful in executing our business plan, which includes selling our recently developed W56 vehicle chassis platform and the expansion of offerings on that platform. Our failure to execute our business plan would have a material adverse effect on our business, financial position, results of operations, cash flows and liquidity.

•        We may experience delays in launching and ramping up production or we may be unable to control our manufacturing costs.

•        Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

•        If our vehicles fail to perform as expected, our ability to develop, market and sell our electric vehicles could be harmed.

•        We currently have a limited number of customers and prospective customers, with no long-term agreements with existing customers, and we expect that a significant portion of our future sales will be from a limited number of customers. The loss of any of these customers could materially harm our business.

•        Regulatory requirements may have a negative impact upon our business.

•        We may incur costs, expenses and penalties related to regulatory matters, governmental investigations, legal proceedings and other claims, which could have a material adverse effect on the Company’s business, financial position, results of operations, cash flows or liquidity.

•        Pandemics, epidemics, disease outbreaks and other public health crises, such as the COVID-19 pandemic, have disrupted our business and operations, and future public health crises could materially adversely impact our business, financial condition, liquidity and results of operations.

•        Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

•        We do not receive progress payments on orders of our vehicles, and if a purchaser fails to pay upon delivery, we may not be able to recoup the costs we incurred in producing such vehicles.

•        Our business, prospects, financial condition and operating results will be adversely affected if we cannot reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs.

•        The demand for commercial electric vehicles depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, financial condition, and operating results.

•        Our future growth depends on the willingness of operators of commercial vehicle fleets to adopt electric vehicles and on our ability to produce, sell and service vehicles that meet their needs. This often depends upon the cost for an operator adopting electric vehicle technology as compared to the cost of traditional internal combustion technology.

•        If the market for commercial electric vehicles does not develop more broadly and quickly than it is currently developing, our business, prospects, financial condition and operating results will be adversely affected.

•        We currently do not have and do not expect to have a significant number of long-term supply contracts with guaranteed pricing which exposes and will expose us to fluctuations in component, materials and equipment prices. Substantial increases in these prices would increase our operating costs and could adversely affect our business, financial position, results of operations, cash flows or liquidity.

•        If we are unable to scale our operations at our Union City, IN facility in an expedited manner from our limited low volume production to high volume production, our business, financial position, results of operations, cash flows and liquidity will be adversely affected.

•        We depend upon key personnel and need additional personnel. The loss of key personnel or the inability to attract additional personnel may adversely affect our business and results of operations.

•        We face intense competition. Some of our competitors have substantially greater financial or other resources, longer operating histories and greater name recognition than we do and could use their greater resources and/or name recognition to gain market share at our expense or could make it very difficult for us to establish market share.

•        Our electric vehicles compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than ours.

•        Changes in the market for electric vehicles could cause our products to become obsolete or lose popularity.

•        We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our business and competitive position.

•        The failure of certain key suppliers to provide us with the necessary components of our products according to our schedule and at price, quality levels and volumes acceptable to us could have a severe and negative impact upon our business.

•        Continued disruption of supply, shortage of materials or increases in costs, in particular for battery packs could harm our business.

•        Product liability or other claims could have a material adverse effect on our business.

•        Our success may depend on protecting our intellectual property rights.

•        We may be exposed to liability for infringing upon the intellectual property rights of other companies.

•        Our business may be adversely affected by union activities.

•        Our electric vehicles make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have occasionally been observed to catch fire or vent smoke and flames. If such events occur in our electric vehicles, we could face liability associated with our warranty, for damage or injury, adverse publicity and a potential safety recall, any of which would adversely affect our business, prospects, financial condition and operating results.

•        Increasing scrutiny and changing requirements, attitudes or expectations from global regulators, our investors, consumers, employees, and other stakeholders with respect to our environmental, social, and governance (“ESG”) practices may impose additional costs on us or expose us to new or additional risks.

•        We face risks associated with security breaches through cyber-attacks, cyber intrusions, or otherwise, which could pose a risk to our systems, networks and services.

Risks Related to our Financing Arrangements

•        We have substantial indebtedness, and our ability to repay and refinance our existing indebtedness and obtain new financing depends on the outcome of the Merger.

Risks Related to Owning Our Common Stock

•        We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

•        Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

•        We have not paid cash dividends in the past and have no immediate plans to pay cash dividends.

•        Stockholders may experience future dilution as a result of our existing and future financings.

•        Our charter documents and Nevada law may inhibit a takeover that stockholders consider favorable.

•        There are limitations on director/officer liability.

Risks Related to Motiv

•        Motiv has a history of losses, may not be able to adequately control the costs associated with its operations, and may not achieve or maintain profitability in the future.

•        Motiv’s product development and market expansion efforts may be unsuccessful.

•        Recent changes to federal and state emissions and fuel economy standards, elimination of some credit and incentive programs, and potential additional regulatory changes could have an adverse effect on the business, prospects, financial condition and operating results.

•        Motiv has derived a significant portion of its revenue from a small number of major fleets; if future revenue derived from these fleets decreases or the timing of such revenue fluctuates, the business and results of operations could be negatively affected.

•        Motiv identified a material weakness in its internal control over financial reporting, and Motiv may identify additional material weaknesses in the future that may cause it to fail to meet its reporting obligations or result in material misstatements of its financial statements. If Motiv fails to remediate any material weaknesses or if Motiv otherwise fails to establish and maintain effective control over financial reporting, its ability to accurately and timely report its financial results could be adversely affected and it may adversely affect its business operations and financial condition.

•        Motiv may not be able to successfully engage target customers or convert early pilot programs and deployments with commercial fleets into material orders or additional deployments in the future.

•        Motiv is highly dependent on the services of key personnel and senior management, and if Motiv is unable to attract and retain key personnel and hire qualified management, technical and electric vehicle engineering personnel, its ability to compete could be materially and adversely affected.

•        Motiv has entered and may continue to enter into agreements and non-binding purchase orders, letters of intent and memorandums of understanding or similar agreements for sales of its products, which are cancellable at the option of the customers.

•        The commercial vehicle market is highly competitive, and Motiv may not be successful in competing in this industry.

•        Motiv’s growth is dependent upon the return-to-base segment’s willingness to adopt electric vehicles.

•        The return-to-base segment and Motiv’s technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for Motiv’s vehicles and other products.

•        The demand for electric vehicles depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for Motiv’s products.

•        Motiv is or may be subject to risks associated with strategic alliances and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

•        Motiv has experienced and may in the future experience significant delays in the design, manufacturing and wide-spread deployment of products.

•        Goods imported to the U.S. are subject to significant import tariffs, which are expected to increase, and these tariffs negatively impact Motiv’s financial performance, financial position, and financial results.

•        Motiv has been and may continue to be impacted by macroeconomic conditions, including rising inflation rates, supply chain disruption and geopolitical events.

•        Motiv may not succeed in establishing, maintaining and strengthening the Motiv brand, which would materially and adversely affect customer acceptance of its vehicles and components and its business, revenues and prospects.

•        Motiv may not be able to accurately plan its production, which may result in carrying excess and/or obsolete inventory.

•        Motiv is dependent on suppliers, some of which are limited source or single-source suppliers, and the inability or unwillingness of these suppliers to deliver necessary components and materials used in its products at acceptable prices, timelines, volumes, performance and specifications could have a material adverse effect on the business, prospects, financial condition and operating results.

•        Motiv may become subject to product liability claims, including possible class action and derivative lawsuits, which could harm its financial condition and liquidity if Motiv is not able to successfully defend or insure against such claims.

•        The current shift in the U.S. regulatory landscape toward less stringent vehicle emissions and fuel economy standards may limit demand for zero-emission vehicles.

•        Motiv and its outsourcing partners and suppliers are subject to substantial regulation and any failure to comply with these regulations could substantially harm Motiv’s business and operating results.

•        Motiv’s business may be adversely affected by union activities.

•        Motiv has conducted product recalls and future recalls potentially could adversely affect Motiv’s business, prospects, financial condition and operations.

•        Motiv’s electric vehicles make use of lithium-ion, LFP and sodium nickel battery cells, which have been observed to catch fire or vent smoke and flames. If such events occur in Motiv’s electric vehicles, Motiv could face liability associated with its warranty, for damage or injury, adverse publicity and a potential safety recall, any of which would adversely affect the business, prospects, financial condition and operating results.

•        Motiv may be adversely affected if it fails to obtain, maintain, enforce and protect its intellectual property and is unable to prevent unauthorized use by third-parties of its intellectual property and proprietary technology.

•        Motiv faces risks associated with security breaches through cyber-attacks, cyber intrusions, or otherwise, which could pose a risk to Motiv’s systems, networks and services.

•        The announcement of the Merger, and pendency of the transactions contemplated thereby, may result in disruptions to Motiv’s business, divert management’s attention, and disrupt Motiv’s relationships with third parties and employees, any of which could negatively impact Motiv’s operating results and ongoing business.

Risks Related to the Merger

•        If the conditions to the Merger are not satisfied or waived, the Merger may not occur.

•        The ownership proportion for Workhorse stockholders of the Combined Company will not change or otherwise be adjusted based on the market price of Workhorse common stock as the ownership proportion depends on the Workhorse equity value determined in the Merger Agreement as of the date thereof and not the current market price of Workhorse common stock, so the Merger Consideration at the closing may have a greater or lesser value than at the time the Merger Agreement was signed.

•        Failure to complete the Merger may result in Workhorse paying a termination fee to Motiv, and could harm the common stock price of Workhorse and future business and operations.

•        The Merger may be completed even though a material adverse effect may have resulted from the public announcement of the Merger, industry-wide changes or other causes.

•        The Closing of the Merger will require consents or trigger change in control or other provisions in certain agreements to which Workhorse is a party.

•        Workhorse and Motiv will be subject to certain contractual restrictions and operational and business uncertainties while the Merger is pending.

•        Workhorse may waive one or more of the conditions to the Merger without resoliciting stockholder approval.

•        Workhorse will not have any right to make damage claims against Motiv or Motiv’s investors for the breach of any representation, warranty or covenant made by Motiv in the Merger Agreement.

•        Certain Workhorse and Motiv directors and executive officers may have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

•        Workhorse and Motiv securityholders and investors will generally have a reduced ownership and voting interest in, and exercise less influence over the management of the Combined Company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies and may not realize a benefit from the Merger commensurate with the ownership dilution they experience.

•        Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.

•        Because the lack of a public market for Motiv common stock makes it difficult to evaluate the fair market value of its capital stock, the value of the Workhorse Common Stock to be issued to Motiv investors may be more or less than the fair market value of Motiv Common Stock.

•        Lawsuits may be filed against Workhorse, Motiv, or any of the members of their respective boards of directors arising out of the Merger, which may delay or prevent the Merger.

Risks Related to the Proposed Reverse Stock Split

•        The reverse stock split may not increase the Combined Company’s stock price over the long-term.

•        The reverse stock split may decrease the liquidity of the Combined Company’s common stock.

•        The reverse stock split may lead to a decrease in the Combined Company’s overall market capitalization.

Risks Related to Ownership of the Combined Company’s Securities

•        If any of the events described in “Risks Related to Workhorse” or “Risks Related to Motiv” occur, those events could cause potential benefits of the Merger not to be realized.

•        The Merger contemplates and is subject to additional conditions for raising capital, which is expected to cause significant dilution to the Combined Company’s stockholders, and the Combined Company likely will need to raise additional capital by issuing equity securities or additional debt, which would further dilute the Combined Company’s stockholders and may restrict the Combined Company’s operations.

•        The market price of the Combined Company’s common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.

•        The future results of the Combined Company may be adversely impacted if the Combined Company does not effectively manage its expanded operations following the completion of the Merger.

•        The Combined Company is expected to incur substantial expenses related to the completion of the Merger and the integration of Workhorse and Motiv.

•        Anti-takeover defenses may delay or prevent future mergers.

•        The Combined Company may incur a significant amount of consolidated indebtedness following the Closing. This level of indebtedness could adversely affect the Combined Company, including by decreasing its business flexibility.

•        Workhorse and/or Motiv may have liabilities that are not known, probable or estimable at this time.

•        Following the Merger, the Combined Company may be unable to integrate successfully the businesses of Workhorse and Motiv and realize the anticipated benefits of the Merger.

•        The Combined Company may incur losses for the foreseeable future and might never achieve profitability.

•        The Combined Company will likely qualify as, and intends to elect to be treated as, a “controlled company” within the meaning of the Nasdaq listing requirements and, as a result, stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

•        If the Combined Company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its products or otherwise implement its business plan.

•        The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

•        The Combined Company’s board of directors will be authorized to issue and designate shares of its convertible preferred stock in additional series without stockholder approval.

•        The Combined Company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.

•        Upon completion of the Merger, failure by the Combined Company to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.

•        The Combined Company will continue to be a smaller reporting company, and it cannot be certain if the reduced reporting requirements applicable to smaller reporting companies will make its common stock less attractive to investors.

•        Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for applicable exemptions, the Combined Company will be subject to additional laws and regulations affecting public companies that will increase the Combined Company’s costs and the demands on management and could harm the Combined Company’s operating results and cash flows.

•        If the Combined Company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

•        If the Combined Company is unable to maintain effective disclosure controls and procedures, its business, financial position and results of operations could be adversely affected.

•        The unaudited pro forma condensed combined financial information and prospective financial information included in this proxy statement is presented for illustrative purposes only and the actual financial condition and results of operations of the Combined Company following the Merger may differ materially.

•        Claims for indemnification by the Combined Company’s directors and officers may reduce its available funds to satisfy successful third-party claims against the Combined Company and may reduce the amount of money available to it.

•        Workhorse and Motiv do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future.

•        If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Combined Company, its business or its market, its stock price and trading volume could decline.

•        The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and the proceeds from the Equity Financing, the Convertible Note and the Closing Debt Financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

•        The Combined Company’s ability to use net operating loss carryforwards and other tax attributes will be limited, including as a result of the Merger.

•        Unfavorable global economic conditions could adversely affect the Combined Company’s business, financial condition, results of operations or cash flows.

•        Business disruptions caused by natural disasters and other crises could adversely affect the business of the Combined Company following the Merger.

Risks Related to Workhorse

Risks Related to Our Business and Operations

Substantial doubt exists regarding our ability to continue as a going concern.

We have incurred net losses of $101.8 million and $123.9 million for the fiscal years ended December 31, 2024 and December 31, 2023, respectively. As a result of our recurring losses from operations, accumulated deficit, projected working capital needs and delays in bringing our vehicles to market, and, accordingly, slower market demand than previously expected, substantial doubt exists as to our ability to continue as a going concern. Our ability to continue as a going concern depends on our ability to receive additional proceeds from our financing relationships, including the release of funds from the lockbox account in which proceeds of our most recent issuance of 2024 Notes under our 2024 Securities Purchase Agreement are held, our ability to use the proceeds of the Sale Leaseback to effect the Repayment and the Warrant Exchange, and our ability to obtain the Closing Debt Financing and the Equity Financing. To the extent we are unable to satisfy these capital needs, we will need to significantly modify or terminate our operations and our planned business activities. The failure to obtain sufficient financing could adversely affect our ability to achieve our business objectives and continue as a going concern.

If we cannot generate or obtain additional capital, we may be unable to meet the needs of our current and prospective customers or to expand our operations.

A lack of sufficient capital beyond cash on hand and funds available under our financing arrangements could significantly impair our ability to take on new customers and limit the size of the orders we can take from existing customers. We had negative cash flow from operating activities of $47.6 million and $123.0 million for the years ended December 31, 2024 and 2023, respectively. Our working capital requirements and the cash flow provided by future operating activities, if any, will vary greatly from quarter to quarter, depending on the volume of business during the period and payment terms with our customers and suppliers. We may also underestimate our capital requirements and other expenditures or overestimate our future cash flows following the Closing.

In the event that we receive a purchase order that exceeds our inventory, we may lack sufficient working capital to purchase the components necessary to fulfill the order on a timely basis, or at all. We also may have to repay previously owed amounts to our suppliers before they sell us new components. If we are unable to purchase components from our suppliers, our vehicle shipments could be prevented or delayed, which could result in a loss of sales.

In addition, we have limited experience in high volume manufacture of our vehicles. We cannot provide assurance as to whether we will be able to scale our current production facilities to implement efficient processes and reliable sources of component supply that will enable us to meet the productions standards and volumes required to fill a large purchase order. Even if we are successful in developing our high volume production capability and processes and reliably source our component supply, no assurance can be given as to whether we will be able to do so in a manner that avoids significant delays and cost overruns, including as a result of factors beyond our control, or to store and deliver parts in sufficient quantities to the manufacturing lines in a manner that enables us to increase production and satisfy the requirements of customers and potential customers.

If we are unable to meet existing orders or to enter into new orders because of a shortage in components, we will likely lose net revenue, risk losing customers and risk harm to our reputation in the marketplace, which could adversely affect our business, financial condition or results of operations. In addition, we may be unable to implement our long-term business plan, develop or enhance our product offerings, take advantage of future opportunities or respond to competitive pressures on a timely basis. In addition, a lack of additional financing could force us to substantially curtail or cease operations. As a result, our business, operating results, liquidity and financial position would be adversely affected.

The unavailability, reduction, elimination or adverse application of government subsidies and incentives, or any failure by states or other governmental entities to adopt or enforce regulations, could have an adverse effect on our business, prospects, financial condition and operating results.

We believe the availability of government subsidies and incentives, including the California Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (“HVIP”), is an important factor considered by our customers when purchasing our vehicles. Our growth depends in part on the availability and amounts of these subsidies and incentives. Many of our current and prospective customers are seeking to leverage HVIP due to its ease of access and amount of funding available per vehicle. In addition, some of our purchase orders have contingencies related to HVIP funding. If our vehicles fail to qualify for the HVIP, or we experience a material delay in obtaining qualification for the HVIP program, our business, financial condition and results of operations would suffer. Furthermore, any reduction, elimination or discriminatory application of the HVIP or other government subsidies and incentives because of budgetary challenges, policy changes, the reduced need for such subsidies and incentives due to the perceived success of electric vehicles or other reasons may result in the diminished price competitiveness of the alternative fuel vehicle industry.

Our strategy and business plan depend on the enforcement of state regulations, such as California’s Advanced Clean Fleet regulation. Any failure by states or other governmental agencies to adopt or enforce regulations related to emissions and mileage requirements could have an adverse effect on our business, prospects, financial condition and operating results.

Future federal and state administrations could introduce additional uncertainty for the electric vehicle (“EV” industry. For instance, the new Presidential Administration has issued executive orders and could implement additional policies or modify regulations that could negatively impact the expansion of the EV market, such as by rescinding or modifying certain tax credits, and could take further actions to diminish incentives for the production and purchase of EVs. Consequently, the availability of these tax credits or other government incentives and our ability and that of our customers and competitors to benefit from these credits and incentives remain uncertain at this time.

Uncertain global macro-economic and political conditions could materially adversely affect our results of operations and financial condition.

Electric vehicle sales and production are cyclical and are materially affected by macroeconomic, geopolitical and industry conditions that are outside of our control and the control of our customers and suppliers, including monetary fiscal policy, economic recessions, inflation, deflation, interest rates, tariffs, political instability, labor relations issues, energy prices, regulatory requirements, government initiatives, capital and liquidity constraints, acts of war and terrorism, and natural and man-made disasters. Our operational costs are similarly impacted by such macroeconomic, geopolitical and industry conditions, which have and may continue to adversely impact our margins and profitability, such as the tariffs on imports from China, Canada, Mexico, Europe and elsewhere imposed following the inauguration of the new Presidential Administration, which could have a significant impact on us, particularly our ability to source cost-efficient batteries for use in our trucks. Current or potential customers may delay or decrease spending on our products and services as their business and/or budgets are impacted by economic conditions. The inability of current and potential customers to pay us for our products and services may adversely affect our earnings and cash flows. In addition, deterioration of conditions in worldwide credit markets could limit our ability to obtain financing to fund our operations and capital expenditures.

The current conflicts in Ukraine and the Middle East and any resulting sanctions could have an adverse impact on our current operations. Further, such conflicts are likely to lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions for equipment, which could have an adverse impact on our operations and financial performance.

Our business could be adversely affected by trade tariffs or other trade barriers.

Our business is subject to the imposition of tariffs and other trade barriers, which may make it more costly for us to import raw materials and product components for our vehicles and to export our vehicles to Canada or elsewhere. In 2025, the United States has imposed new tariffs on imports to the United States from several countries and has threatened to impose new tariffs on imports from other countries. In addition, many countries have, and in the future other countries may, impose retaliatory tariffs. The resulting environment of retaliatory trade or other practices or additional trade restrictions or barriers, if implemented on a broader range of products or raw materials, could harm our ability to obtain necessary raw materials and product components or sell our products and services at prices customers are willing to pay, which could have a material adverse effect on our business, prospects, results of operations, and cash flows. Relatedly, trade policies could lead to an increasing number of competitors entering the United States, thereby creating more competition. If we experience cost increases as a result of existing or future tariffs and are unable to pass on such additional costs to our customers, or otherwise mitigate the costs, or if demand for our planned exportation of vehicles decreases due to the higher cost, our business, prospects, financial condition, results of operations, and cash flows could be materially and adversely affected.

We cannot assure you that we will be successful in executing our business plan, which includes selling our recently developed W56 vehicle chassis platform and the expansion of offerings on that platform. Our failure to execute our business plan would have a material adverse effect on our business, financial position, results of operations, cash flows and liquidity.

During 2023, we launched the W56, a new vehicle chassis platform, which is the foundation of our revised strategic product roadmap. During 2024, we continued executing our strategic product roadmap for our electric vehicle offerings, including the production of the W4 CC, W56 and the development of the W56 208-inch wheelbase vehicle program in both strip chassis and step van variants. In addition, our product roadmap also includes our second generation, low floor, advanced content offering for the vehicle chassis market, expanding our vehicle foundation and is expected to begin production in late 2026 or 2027. To accelerate time-to-market for customers seeking delivery of electric vehicles, we continue to produce and sell Class 4 vehicles either as a cab chassis version (W4 CC) or a step van version (W750) made to haul various cargo and take on both mid and last-mile routes. The W750 was launched into production and sale in 2023, in addition to the W4 CC, which became available for sale in 2022.

Product development involves numerous risks and uncertainties. We cannot assure you that we have successfully developed our new vehicle platforms or that we have identified any potential issues in their design or use. We may be unable to launch and ramp up production as necessary, we may experience unexpected costs, delays or service burdens, we may be unable to deliver such vehicles on an economical basis and our customers may not find our vehicles are acceptable for their use. Any of the foregoing would have a material adverse effect on our business, financial position, results of operations, cash flows and liquidity.

We may experience delays in launching and ramping up production or we may be unable to control our manufacturing costs.

We have previously experienced and may in the future experience launch and production ramp-up delays. In addition, we may introduce in the future new or unique manufacturing processes and design features for our products including enhancements under development relating to production assembly efficiency, material component availability, cost reduction and customer feedback. There is no guarantee we will be able to successfully and timely introduce and scale such processes or features. We have relatively limited experience to date in manufacturing electric vehicles at high volumes. To be successful, we will need to implement, maintain, and ramp-up efficient and cost-effective manufacturing capabilities, processes and supply chains and achieve the design tolerances, high quality and output rates planned at our Union City, IN manufacturing facility. We also need to hire, train, and compensate skilled employees for operations. Bottlenecks and other unexpected challenges such as those experienced in the past may arise during our production ramps, and we must address them promptly while continuing to improve manufacturing processes and reducing costs. If we are not successful in achieving these goals, we could face delays in establishing and/or sustaining our vehicle production ramp-ups or be unable to meet our related cost and profitability targets. Any delay or other complication in ramping up the production of our current products or the development, manufacture, launch and production ramp-ups of our future products, features and services, or in doing so cost-effectively and with high quality, may harm our brand, business, prospects, financial condition, and operating results.

Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

We had an accumulated deficit of $853.4 million as of December 31, 2024. Except for the year ended December 31, 2020, we have incurred net losses every year since our inception and expect to continue to incur net losses in 2025. We may incur significant losses in the future for a number of reasons, including the other risks described in “Risk Factors”, and we may encounter unforeseen expenses, difficulties, complications, delays and other unknown events. Accordingly, we may not be able to achieve or maintain profitability. Our management is developing plans to alleviate the negative trends and conditions described above and there is no guarantee such plans will be successfully implemented. Our business plan is focused on providing sustainable and cost-effective solutions to the commercial transportation sector but is still unproven. There is no assurance that even if we successfully implement our business plan, we will be able to curtail our losses or ever achieve profitable operations. If we incur additional significant operating losses, our stock price may significantly decline.

If our vehicles fail to perform as expected, our ability to develop, market and sell our electric vehicles could be harmed.

If our vehicles were to contain design or manufacturing defects that cause them not to perform as expected or that require repair, our ability to develop, market and sell our vehicles could be harmed. We currently have a limited frame of reference by which to evaluate the long-term quality, reliability and performance characteristics of our vehicles, battery packs and other products, particularly our new chassis platforms, the W4 CC, W750, and W56. There can be no assurance that we will be able to detect and repair any defects in our products before commencing the sale of our vehicles.

In addition, the performance specifications of our vehicles may vary from our current estimates and could change over time and from vehicle to vehicle based on a number of factors, including the manner in which the vehicle is used or maintained, driving conditions and weather and other environmental conditions where the vehicle is used. While we perform extensive internal testing on our vehicles, we currently have a limited frame of reference by which to evaluate detailed long-term quality, reliability, durability and performance characteristics of our battery packs, powertrains and vehicles. There can be no assurance that any of our products will perform in accordance with our published specifications, consistently or at all.

We currently have a limited number of customers and prospective customers, with no long-term agreements with existing customers, and we expect that a significant portion of our future sales will be from a limited number of customers. The loss of any of these customers could materially harm our business.

A significant portion of our projected future revenue is expected to be generated from a limited number of dealers and fleet customers. Additionally, much of our business model is focused on building relationships with a few large dealers and fleet customers. Currently, we have no contracts with customers that include long-term commitments or minimum volumes to ensure future sales of vehicles. As such, a customer may take actions that negatively affect us for reasons we cannot anticipate or control, such as a customer’s financial condition, changes in the customer’s business strategy or operations, or the perceived performance or cost-effectiveness of our vehicles. In addition, as described above, we may not be able to meet customer requirements with the new vehicle chassis platforms we are developing and plan to offer to them. The loss of or a reduction in sales or anticipated sales to our most significant customers would have a material adverse effect on our business, prospects, financial condition and operating results.

Regulatory requirements may have a negative impact upon our business.

Our vehicles are subject to substantial regulation under federal, state, and local laws. Although standards for electric vehicles are not yet generally available or accepted as industry standards, our products may become subject to federal, state, and local regulation in the future. Compliance with these regulations could be burdensome, time consuming, and expensive.

Our products are subject to environmental and safety compliance with various federal and state regulations, including regulations promulgated by the EPA, NHTSA, FAA and various state boards, and compliance certification is required for each new model year. NHTSA is active in requesting information from vehicle manufactures regarding potential product defects and safety measures. The cost of these compliance activities and the risks, delays, and expenses incurred in connection with such compliance could be substantial.

In addition, these laws are subject to change. To the extent the laws change, or if we introduce new vehicles in the future (including, without limitation, the new vehicle chassis platforms we are developing), some or all of our vehicles may not comply with applicable federal, state, or local laws. Further, certain federal, state, and local laws and industrial standards currently regulate electrical equipment. There is also uncertainty regarding the impact of the new Presidential Administration’s policies with respect to the EV industry and government funding, incentives, tax credits, regulatory credits and tariffs, which could have a material adverse effect on our business, results of operations or financial condition. In particular, we face risks associated with changes to regulations related to the EV industry and alternative energy, such as:

•        The imposition of a carbon tax or the introduction of a cap-and-trade system on electric utilities, either of which could increase the cost of electricity and thereby the cost of operating an EV;

•        New state regulations of EV fees could discourage consumer demand for EVs;

•        The increase of subsidies for alternative fuels such as corn and ethanol could reduce the operating cost of vehicles that use such alternative fuels and gasoline, and thereby reduce the appeal of EVs;

•        Changes to the regulations governing the assembly and transportation of battery cells could increase the cost of battery cells or make such commodities more difficult to obtain;

•        New regulations regarding the content of battery cells or packs, including mineral composition, mandatory recycling, or take back programs that require us to comply with new sets of laws and regulations;

•        Changes in regulation that affect vehicle design or engineering, for example relating to the noise required to be emitted by EVs, may impact the design or function of EVs, and thereby lead to decreased consumer appeal; and

•        Changes in regulations governing the range and miles per gallon of gasoline-equivalent calculations could lower our vehicles’ ratings, making EVs less appealing to consumers.

To the extent the laws change or are interpreted or enforced differently, our vehicles may not comply with applicable federal, state, or local laws, which would have an adverse effect on our business. Compliance with changing regulations could be burdensome, time consuming, and expensive. To the extent compliance with new regulations is costly, our business, prospects, financial condition, results of operations, or cash flows would be materially and adversely affected.

We may incur costs, expenses and penalties related to regulatory matters, governmental investigations, legal proceedings and other claims, which could have a material adverse effect on our business, financial position, results of operations, cash flows or liquidity.

We are subject to extensive government regulations. Federal, state and local laws and regulations may change from time to time and our compliance with new or amended laws and regulations in the future may materially increase our costs and could adversely affect our results of operations and competitive position. In addition, violations of the laws and regulations to which we are subject could result in civil and criminal fines, penalties and sanctions against us, our officers or our employees, as well as prohibitions on the conduct of our business, and could also materially affect our reputation, business and results of operations. On April 19, 2024, Coulomb Solutions Inc. (“CSI”), a supplier to us of certain of the batteries used in our vehicles, filed a complaint against us in the United States District Court for the Eastern District of Michigan. This or other litigation could also materially affect our reputation, business and results of operations.

Pandemics, epidemics, disease outbreaks and other public health crises, such as the COVID-19 pandemic, have disrupted our business and operations, and future public health crises could materially adversely impact our business, financial condition, liquidity and results of operations.

Pandemics, epidemics, or disease outbreaks in the U.S. or globally, including the COVID-19 pandemic, have disrupted, and may in the future, disrupt our business, which could materially affect our financial condition, liquidity, and results of operations as well as future expectations. Any such events may adversely impact our global supply chain in the U.S., China and elsewhere. In particular, we could experience among other things: (1) continued or additional global supply disruptions, including with our third-party manufacturers, upon whom we rely to provide certain parts incorporated into our vehicles; (2) labor disruptions; (3) an inability to manufacture our vehicles; (4) an inability to sell to our customers; (5) a decline in customer demand during and following any pandemic; and/or (6) an impaired ability to access credit and capital markets. Any new pandemic or other public health crises, or future public health crises, could have a material impact on our business, financial condition and results of operations going forward.

Our limited operating history makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

As we begin to implement and ramp up our manufacturing capabilities, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations in a highly regulated and rapidly evolving industry, we may be hindered in our ability to anticipate and adapt to increases or decreases in revenues or expenses. If we make poor budgetary decisions as a result of limited historical data, we could be less profitable or incur losses.

We do not receive progress payments on orders of our vehicles, and if a purchaser fails to pay upon delivery, we may not be able to recoup the costs we incurred in producing such vehicles.

Our arrangements with existing customers do not provide for progress payments as we begin to fulfill orders. Customers are only required to pay us upon delivery of vehicles. If a customer fails to take delivery of an ordered vehicle or fails to pay for such vehicle, we may not receive cash to offset the production expenses of such vehicle, which could adversely affect our cash flows.

Our business, prospects, financial condition and operating results will be adversely affected if we cannot reduce and adequately control the costs and expenses associated with operating our business, including our material and production costs.

We incur significant costs and expenses related to procuring the materials, components and services required to develop and produce our electric vehicles. We continually work on cost-down initiatives to reduce our cost structure so we may effectively compete. If we are unable to reduce our costs and expenses, our net losses will continue.

The demand for commercial electric vehicles depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low diesel or other petroleum-based fuel prices could adversely affect demand for our vehicles, which would adversely affect our business, prospects, financial condition, and operating results.

We believe much of the present and projected demand for commercial electric vehicles results from concerns about volatility in the cost of petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as the belief that climate change results in part from the burning of fossil fuels. If the cost of petroleum-based fuel decreased significantly, the outlook for the long-term supply of oil to the United States improved, the government eliminated or modified its regulations or economic incentives related to fuel efficiency and alternative forms of energy, or if there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for commercial electric vehicles could be reduced, and our business and revenue may be harmed.

Diesel and other petroleum-based fuel prices have been extremely volatile, and we believe this volatility will persist. Lower diesel or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If diesel or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for commercial electric vehicles may decrease, which would have an adverse effect on our business, prospects, financial condition, and operating results.

Our future growth depends on the willingness of operators of commercial vehicle fleets to adopt electric vehicles and on our ability to produce, sell and service vehicles that meet their needs. This often depends upon the cost for an operator adopting electric vehicle technology as compared to the cost of traditional internal combustion technology.

Our growth depends on the adoption of electric vehicles by operators of commercial vehicle fleets and on our ability to produce, sell and service vehicles that meet their needs. The entry of commercial electric vehicles into the medium-duty commercial vehicle market is a relatively new development, particularly in the United States, and is characterized by rapidly changing technologies and evolving government regulation, industry standards and customer views of the merits of using electric vehicles in their businesses. This process has been slow because, without including the impact of government or other subsidies and incentives, the purchase prices for our commercial electric vehicles would be higher than the purchase prices for diesel-fueled vehicles. Our growth has also been negatively impacted by the relatively low price of oil in previous years.

Our success depends on our ability to develop and market products that are recognized and accepted as reliable, enabling and cost-effective and our ability to convince potential customers that our products and technology are an attractive alternative to existing products and technology. Prior to adopting our products and technology, some customers may need to devote time and effort to testing and validating our systems. Any failure to meet these customer benchmarks could result in potential customers choosing to retain their existing vehicles or to purchase vehicles other than ours. If the market for electric vehicles in general, and our vehicles in particular, do not develop as we expect, develops more slowly than we expect, or if demand for our vehicles decreases in our markets, our business, prospects, financial condition and operating results could be harmed.

If the market for commercial electric vehicles does not develop more broadly and quickly than it is currently developing, our business, prospects, financial condition and operating results will be adversely affected.

As part of our sales efforts, we must educate fleet managers as to the economical savings we believe they will achieve over the life of the vehicle. As such, we believe operators of commercial vehicle fleets should consider a number of factors when deciding whether to purchase our commercial electric vehicles (or commercial electric vehicles generally) or vehicles powered by internal combustion engines, particularly diesel-fueled or natural gas-fueled vehicles. We believe these factors include:

•        the difference in the initial purchase prices of commercial electric vehicles and vehicles with comparable gross vehicle weight powered by internal combustion engines, both including and excluding the impact of government and other subsidies and incentives designed to promote the purchase of electric vehicles;

•        the total cost of ownership of the vehicle over its expected life, which includes the initial purchase price and ongoing operating and maintenance costs;

•        the availability and terms of financing options for purchases of vehicles and, for commercial electric vehicles, financing options for battery systems;

•        the availability of tax and other governmental incentives to purchase and operate electric vehicles and future regulations requiring increased use of nonpolluting vehicles;

•        government regulations and economic incentives promoting fuel efficiency and alternate forms of energy;

•        fuel prices, including volatility in the cost of diesel;

•        the cost and availability of other alternatives to diesel fueled vehicles, such as vehicles powered by natural gas;

•        changes in attitudes toward corporate sustainability initiatives;

•        commercial electric vehicle quality, performance and safety (particularly with respect to lithium-ion battery packs);

•        the quality and availability of service for the vehicle, including the availability of replacement parts;

•        the range over which commercial electric vehicles may be driven on a single battery charge;

•        access to charging stations and related infrastructure costs, and standardization of electric vehicle charging systems;

•        electric grid capacity and reliability; and

•        macroeconomic factors.

If, in weighing these factors, operators of commercial vehicle fleets determine there is not a compelling business justification for purchasing commercial electric vehicles, particularly those we produce and sell, then the market for commercial electric vehicles may not develop as we expect or may develop more slowly than we expect, which would adversely affect our business, prospects, financial condition and operating results.

Further, recent executive orders indicate an intention to reverse much of the previous administration’s policy directives related to clean energy and EVs. This policy shift may reduce governmental incentives and subsidies for EVs, potentially chilling customer demand and impacting our future growth prospects. These recent executive orders may also face legal challenges that could delay or alter their implementation. The possibility of enacting these new policies, including the legal durability of said actions, introduces uncertainty into the regulatory environment, potentially affecting our business, prospects, financial condition, results of operations, and cash flows.

In addition, a significant number of electric vehicle suppliers have reduced their operations, been acquired on terms unfavorable to them or ceased operations in recent years, because demand for such vehicles has not increased in accordance with expectations at the time such suppliers entered the market. Accordingly, the future of the electric vehicle market, particularly the portion of the market in which we operate, is substantially uncertain. If market conditions do not improve significantly, it is unlikely that we will be able to continue to operate in the long term, even if we are able to address the immediate and short-term liquidity needs.

We currently do not have and do not expect to have a significant number of long-term supply contracts with guaranteed pricing which exposes and will expose us to fluctuations in component, materials and equipment prices. Substantial increases in these prices would increase our operating costs and could adversely affect our business, financial position, results of operations, cash flows or liquidity.

Because we currently do not have and do not expect to have long-term supply contracts with guaranteed pricing, we are and will be subject to fluctuations in the prices of the raw materials, parts and components and equipment we use in the production of our vehicles. Substantial increases in the prices for such raw materials, components and equipment would increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased vehicle prices. Any attempts to increase the announced or expected prices of our vehicles in response to increased costs could be viewed negatively by our customers and could adversely affect our business, financial position, results of operations, cash flows or liquidity.

If we are unable to scale our operations at our Union City, IN facility in an expedited manner from our limited low volume production to high volume production, our business, financial position, results of operations, cash flows and liquidity will be adversely affected.

We are assembling our vehicles at our Union City, IN facility which has been acceptable for our historical orders. To satisfy increased demand, we will need to quickly scale operations in our Union City, IN facility as well as scale our supply chain including access to batteries. Such a substantial and rapid increase in operations may strain our management capabilities. Our business, financial position, results of operations, cash flows and liquidity could be adversely affected if we experience disruptions in our supply chain, if we cannot obtain materials of sufficient quality at reasonable prices or if we are unable to scale our Union City, IN facility.

We depend upon key personnel and need additional personnel. The loss of key personnel or the inability to attract additional personnel may adversely affect our business and results of operations.

Our success depends on the continuing services of our executive leadership team and top management. The loss of any of these individuals could have a material and adverse effect on our business operations. Additionally, the success of our operations will largely depend upon our ability to successfully attract and maintain other competent and qualified key management personnel. As with any company with limited resources, there can be no guarantee we will be able to attract such individuals or the presence of such individuals will necessarily translate into profitability for our Company. Our inability to attract and retain key personnel may materially and adversely affect our business operations. Any failure by our management to effectively anticipate, implement, and manage the changes required to sustain our growth would have a material adverse effect on our business and results of operations.

We face intense competition. Some of our competitors have substantially greater financial or other resources, longer operating histories and greater name recognition than we do and could use their greater resources and/or name recognition to gain market share at our expense or could make it very difficult for us to establish market share.

Companies currently competing in the fleet logistics market offering alternative fuel medium-duty vehicles include General Motors, Ford Motor Company and Freightliner. There are also a number of new, well capitalized entrants into the market place. Ford and Freightliner are currently selling alternative fuel fleet vehicles including hybrids and General Motors has recently brought a medium duty electric delivery van to market under its Chevrolet — Brightdrop brand to market. General Motors, Ford and Freightliner have substantially more financial resources, established market positions, long-standing relationships with customers and dealers, and have more significant name recognition, technical, marketing, sales, financial and other resources than we do.

The resources available to our competitors to develop new products and introduce them into the marketplace exceed the resources currently available to us. As a result, our competitors may be able to compete more aggressively and sustain that competition over a longer period than we can. This intense competitive environment may require us to make changes in our products, pricing, licensing, services, distribution, or marketing to develop a market position. Each of these competitors has the potential to capture significant market share in our target markets, which could have an adverse effect on our position in our industry and on our business and operating results. This competition could have a negative impact on revenues, margins and/or a market share, any of which may adversely affect our business, financial condition and results of operations.

Our electric vehicles compete for market share with vehicles powered by other vehicle technologies that may prove to be more attractive than ours.

Our target market currently is serviced by manufacturers with existing customers and suppliers using proven and widely accepted fossil fuel technologies. Additionally, our competitors are working on developing technologies that may be introduced in our target market. If any of these alternative technology vehicles can provide lower fuel costs, greater efficiencies, greater reliability or otherwise benefit from other factors resulting in an overall lower total cost of ownership, this may negatively affect the commercial success of our vehicles or make our vehicles uncompetitive or obsolete.

Changes in the market for electric vehicles could cause our products to become obsolete or lose popularity.

The modern electric vehicle industry is in its infancy and has experienced substantial change in the last few years. Although a significant number of suppliers entered the electric vehicle industry in recent years, demand for electric vehicles has been slower than forecasted by industry experts. As a result, growth in the electric vehicle industry depends on many factors outside our control, including, but not limited to:

•        continued development of product technology, especially batteries;

•        perceptions about electric vehicle quality, safety, design, performance and cost;

•        perceptions about the total cost of ownership of electric vehicles, including the initial purchase price and operating and maintenance costs;

•        the environmental consciousness of customers;

•        the ability of electric vehicles to successfully compete with vehicles powered by internal combustion engines;

•        the availability of other alternative fuel vehicles, including plug-in hybrid electric vehicles; and

•        the availability of tax and other governmental incentives to purchase and operate electric vehicles or future regulation requiring increased use of nonpolluting vehicles.

We cannot assume growth in the electric vehicle industry will continue. Our business will suffer if the electric vehicle industry does not grow or grows more slowly than it has in recent years or if we are unable to maintain the pace of industry demands. In addition, policy shifts, including those resulting from the new Presidential Administration, may have a material and adverse effect on the demand and market for EVs, including our products.

We may be unable to keep up with changes in electric vehicle technology and, as a result, may suffer a decline in our business and competitive position.

Our products and the new products we are developing under our strategic roadmap are designed for use with, and are dependent upon, existing electric vehicle technology. As technologies change, we plan to upgrade or adapt our products to continue to provide products with the latest technology. However, our products may become obsolete or our research and development efforts may not be sufficient to adapt to changes in or to create the necessary technology. Thus, our potential inability to adapt and develop the necessary technology may harm our business and competitive position.

The failure of certain key suppliers to provide us with the necessary components of our products according to our schedule and at price, quality levels and volumes acceptable to us could have a severe and negative impact upon our business.

We rely and will rely on various suppliers to provide critical components and materials used in our vehicles, including our battery packs. However, we have a limited number of definitive supply agreements. Changes in business conditions, pandemics, wars, including the conflicts in Ukraine and the Middle East and resulting sanctions, and other factors beyond our control or which we do not presently anticipate could negatively affect our ability to receive components. If component suppliers become unwilling or unable to provide components, there are a limited number of alternative suppliers who could provide them and the price for them could be substantially higher. A failure by our major suppliers to provide these components could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion.

Continued disruption of supply, shortage of materials or increases in costs, in particular for battery packs could harm our business.

Our ability to manufacture our vehicles depends on the continued supply of battery packs, including the competent battery cells, used in our products. We have in the past experienced a battery pack supply chain constraint as a result of our existing supplier’s inability to keep up with volume requirements. We continue to work with our current supplier to overcome these supply constraints and have also begun collaborating with an additional supplier, subject to appropriate testing, to further expand our battery pack options.

Product liability or other claims could have a material adverse effect on our business.

The risk of product liability claims, product recalls, and associated adverse publicity is inherent in the manufacturing, marketing, and sale of electric vehicles. Although we have product liability insurance for certain of our consumer and commercial products, that insurance may be inadequate to cover all potential product claims. Any product recall or lawsuit seeking significant monetary damages either in excess of our coverage, or outside of our coverage, may have a material adverse effect on our business and financial condition. We may not be able to secure additional product liability insurance coverage on acceptable terms or at reasonable costs when needed. A successful product liability claim against us could require us to pay a substantial monetary award. Moreover, a product recall, such as the one we initiated in 2021, could generate substantial negative publicity about our products and business and inhibit or prevent commercialization of other future product candidates. We cannot provide assurance such claims and/or recalls will not be made in the future.

Our success may depend on protecting our intellectual property rights.

We rely on trade secret protections to protect our proprietary technology as well as registered patents and patent applications. Our patents and patent applications relate to the vehicle chassis assembly, vehicle header and drive module, manifold for electric motor drive assembly, onboard generator drive system for electric vehicles. Our success will, in part, depend on our ability to obtain additional trademarks and patents. We are working on registering additional patents and trademarks with the United States Patent and Trademark Office. Although we have entered into confidentiality agreements with our employees and consultants, we cannot be certain others will not gain access to these trade secrets. Others may independently develop substantially equivalent proprietary information and technologies or otherwise gain access to our trade secrets. Therefore, we may be subject to disputes with our employees over ownership of any new technologies or enhancements such employees help to develop.

We may be exposed to liability for infringing upon the intellectual property rights of other companies.

Our success will, in part, depend on our ability to operate without infringing on the proprietary rights of others. Although we have conducted searches and are not aware of any patents and trademarks which our products or their use might infringe, we cannot be certain that infringement has not or will not occur. We could incur substantial costs, in addition to the great amount of time lost and negative publicity, in defending any patent or trademark infringement suits or in asserting any patent or trademark rights, in a suit with another party. In the event that a claim relating to intellectual property is asserted against us, we may need to seek licenses to such intellectual property which could result in significant costs, including substantial licensing fees or royalties.

Our business may be adversely affected by union activities.

Although none of our employees are currently represented by a labor union, it is common throughout the automotive industry for many employees to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Our employees may join or seek recognition to form a labor union, or we may be required to become a union signatory. Our production facility in Union City, IN was purchased from Navistar. Prior employees of Navistar were union members and our future work force at this facility may be inclined to vote in favor of forming a labor union. Furthermore, we are directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on our business, financial condition or operating results. If a work stoppage occurs, it could delay the manufacture and sale of our vehicles and have a material adverse effect on our business, prospects, operating results or financial condition. The mere fact our labor force could be unionized may harm our reputation in the eyes of some investors. Consequently, the unionization of our labor force could negatively impact our company.

Our electric vehicles make use of lithium-ion battery cells, which, if not appropriately managed and controlled, have occasionally been observed to catch fire or vent smoke and flames. If such events occur in our electric vehicles, we could face liability associated with our warranty, for damage or injury, adverse publicity and a potential safety recall, any of which would adversely affect our business, prospects, financial condition and operating results.

The battery packs in our electric vehicles use lithium-ion cells, which have been used for years in laptop computers and cell phones. On occasion, if not appropriately managed or subjected to environmental stresses, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. Highly publicized incidents of electric vehicles, laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. These events also have raised questions about the suitability of these lithium-ion cells for automotive applications. There can be no assurance that a field failure of our battery packs will not occur, which would damage the vehicle or lead to personal injury or death and may subject us to lawsuits. Furthermore, there is some risk of electrocution if individuals who attempt to repair battery packs on our vehicles do not follow applicable maintenance and repair protocols. Any such damage or injury would likely lead to adverse publicity and potentially a safety recall. Any such adverse publicity related to the suitability of lithium-ion cells for automotive applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of lithium-ion cells, or any future incident involving lithium-ion cells, such as a vehicle or other fire could adversely affect our reputation, business, prospects, financial condition and operating results.

Increasing scrutiny and changing requirements, attitudes or expectations from global regulators, our investors, consumers, employees, and other stakeholders with respect to our environmental, social, and governance (“ESG”) practices may impose additional costs on us or expose us to new or additional risks.

Companies across many industries are facing increasing scrutiny related to their ESG practices and reporting. U.S. regulators, investors, consumers, employees, and other stakeholders have focused increasingly on ESG practices and placed increasing importance on the implications and social cost of their investments, purchases, and other interactions with companies. With this increased focus, public reporting regarding ESG practices is more broadly expected. Any failure or perceived failure to accomplish or accurately track and report on our ESG initiatives on a timely basis or to meet regulators, investor, consumer, employee or other stakeholder expectations on ESG matters, particularly because our mission is to create innovative and technologically advanced products with the goal of accelerating the global transition to zero-emission electric delivery vehicles, could adversely affect our brand and reputation, our employees’ engagement and retention and the willingness of our customers and partners to do business with us. At the same time, there exists some, and there may be further, softening of ESG support among some stakeholders and government institutions, and we could be criticized by some for the scope or nature of our ESG initiatives or goals or for any revisions to these initiatives or goals. Recent executive orders by the new Presidential Administration indicate an intention to reverse much of the previous administration’s policy directives related to clean energy, the reduction of emissions, and general support for electric vehicles. We could also be subjected to negative responses by governmental authorities (such as anti-ESG legislation or retaliatory legislative treatment) or consumers or business partners (such as boycotts or negative publicity campaigns) targeting us that could adversely affect our business, prospects, financial condition, results of operations, and cash flows.

We face risks associated with security breaches through cyber-attacks, cyber intrusions, or otherwise, which could pose a risk to our systems, networks and services.

We face risks associated with cyber-attacks, including hacking, viruses, malware, denial of service attacks, ransomware or other data security breaches. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions around the world have increased. Our business requires the continued operation of information systems and network infrastructure. In the event of a cyber-attack that we were unable to defend against or mitigate, we could have our operations and the operations of our customers and others disrupted. We could also have our financial and other information systems and network infrastructure impaired, property damaged and customer and employee information stolen; experience substantial loss of revenues, response costs and other financial loss; and be subject to increased regulation, litigation, penalties and damage to their reputation. While we maintain cyber insurance providing coverages, such insurance may not cover all costs associated with the consequences of personal and confidential proprietary information being compromised. A security breach or other significant disruption involving computer networks and related systems could cause substantial costs and other negative effects, including litigation, remediation costs, costs to deploy additional protection strategies, compromising of confidential information, and reputational damage adversely affecting investor confidence. As a result, in the event of a material cyber security breach, our results of operations could be materially, adversely affected.

Risks Related to Our Financing Arrangements

We have substantial indebtedness, and our ability to repay and refinance our existing indebtedness and obtain new financing depends on the outcome of the Merger.

As of June 30, 2025, $33.6 million aggregate principal amount remained outstanding under the 2024 Notes. As described in more detail in this proxy statement, on August 15, 2025, we (i) completed the Sale Leaseback for a purchase price, before fees and expenses, of $20 million, (ii) entered into the Merger Agreement, which contemplates our entry into the Closing Debt Financing, which would provide us with up to $20 million in available capital, (iii) issued the Convertible Note with a principal amount of $5 million, and (iv) entered into the Repayment Agreement, pursuant to which we would effect the Repayment of our outstanding obligations under the 2024 Notes and would effect the Exchange for all of the outstanding 2024 Warrants.

As a result, our current plans to finance our operations are tied to the consummation of the Merger and the related transactions contemplated by the Merger Agreement. If the Merger were to fail our obligations under the Convertible Note would become due, we may owe a termination fee pursuant to the Merger Agreement, and we may be unable to complete the Repayment and Warrant Exchange. In addition, we would not obtain financing from the Closing Debt Financing or the Equity Financing. Following the Sale Leaseback in which we sold our Union City, Indiana manufacturing facility, we will be unable to pledge such facility as collateral to secure financing, which may impede our ability to obtain debt financing on acceptable terms, or at all. If we are unable to consummate the Merger, we may not be able to satisfy the obligations under our financing arrangements and may be unable to obtain additional financing, which could cause our results of operations and financial condition to suffer and may force us to pursue bankruptcy.

Risks Related to Owning Our Common Stock

We have identified material weaknesses in our internal control over financial reporting. If we are unable to remediate the material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect our business.

We have identified a material weakness that existed as of December 31, 2023 related to our review of third-party valuation deliverables regarding our convertible debt and warrant liability. Also, during the third quarter 2024, we identified a material weakness related to the sufficiency and competency of our accounting personnel due to additional time needed to review technical accounting and financial reporting guidance impacting financial reporting requirements.

The remediation plans are actively underway, and management will continue to monitor its effectiveness. Until the identified material weaknesses are fully remediated and operating effectively for a sustained period, management will continue to assess and enhance internal controls. While management has taken steps to remediate these control weaknesses, the material weaknesses may still be unresolved. Consequently, our internal control over financial reporting was not effective as of June 30, 2025.

Unless and until these material weaknesses have been remediated, or if new material weaknesses arise in the future, material misstatements could occur and go undetected in our interim or annual Consolidated Financial Statements, and we may be required to restate our financial statements. In addition, we may experience delays in satisfying our reporting obligations or to comply with SEC rules and regulations, which could result in, among other things, regulatory or enforcement actions, securities litigation, limitations on our ability to access capital markets, debt rating agency downgrades or rating withdrawals, or loss in confidence of our investors, any one of which could adversely affect the valuation of Workhorse Common Stock and our business prospects. We can give no assurance that the measures we have taken and plan to take in the future will remediate the material weaknesses identified or that any additional material weaknesses will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting.

Our stock price and trading volume may be volatile, which could result in substantial losses for our stockholders.

The equity trading markets may experience periods of volatility, which could result in highly variable and unpredictable pricing of equity securities. The market price of Workhorse Common Stock could change in ways that may or may not be related to our business, our industry or our operating performance and financial condition. In addition, the trading volume in Workhorse Common Stock may fluctuate and cause significant price variations to occur. We have experienced significant volatility in the price of our stock. In addition, the stock markets in general can experience considerable price and volume fluctuations.

We have not paid cash dividends in the past and have no immediate plans to pay cash dividends.

We plan to reinvest all of our earnings, to the extent we have earnings, in order to develop our products, deliver on our orders and cover operating costs and to otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure stockholders that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of Workhorse Common Stock as a dividend. Therefore, stockholders should not expect to receive cash dividends on Workhorse Common Stock.

Stockholders may experience future dilution as a result of our existing and future financings.

In order to raise additional capital, we may in the future offer additional shares of our Workhorse Common Stock or other securities convertible into or exchangeable for Workhorse Common Stock, including under our ATM Agreement and the 2024 Securities Purchase Agreement, at prices that may not be the same as the price per share in our prior offerings. In addition, the 2024 Note Holder’s conversion of 2024 Notes or exercise of 2024 Warrants would likely be highly dilutive to investors in Workhorse Common Stock. We may sell shares or other securities in any future offering at a price per share that is lower than the price per share paid by historical investors, which would result in those newly issued shares being dilutive. In addition, investors purchasing shares or other securities could have rights superior to existing stockholders, which could impair the value of existing stockholders. The price per share at which we sell additional shares of Workhorse Common Stock, or securities convertible or exchangeable into Workhorse Common Stock, in future transactions may be higher or lower than the price per share paid by our historical investors.

In addition, the expected terms of any future financing may be dilutive to investors. Among other things, these terms may include convertibility of a debt instrument or preferred instrument into Workhorse Common Stock at a discount to current or historical market prices, which may result in substantial dilution to our existing investors, particularly if immediately before any such conversion our stock price is below the price per share paid by historical investors. Other possible terms, such as original issue discount, Workhorse Common Stock-settled redemption premiums or default penalties and substantial warrant coverage, could also have a dilutive effect, especially if Workhorse Common Stock price remains lower than the price paid by our historical investors.

Our charter documents and Nevada law may inhibit a takeover that stockholders consider favorable.

Provisions of our certificate of incorporation and bylaws and applicable provisions of Nevada law may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. The provisions in our certificate of incorporation and bylaws:

•        Limit who may call stockholder meetings;

•        Do not provide for cumulative voting rights; and

•        Provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

There are limitations on director/officer liability.

As permitted by Nevada law, our certificate of incorporation limits the liability of our directors and officers for monetary damages for breach of a director’s or officer’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Nevada law, stockholders may have limited rights to recover against directors or officers for breach of fiduciary duty. In addition, our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by law.

Risks Related to Motiv

Motiv has a history of losses, may not be able to adequately control the costs associated with its operations, and may not achieve or maintain profitability in the future.

To date, Motiv has maintained operations through the continued funding by Motiv’s controlling stockholder and will require significant capital to fund its operations and continue as a going concern. To become profitable, Motiv must generate and sustain higher revenue levels in future periods, and even if it does, it may not be able to maintain or increase profitability. Motiv incurs significant costs and expenses related to procuring the materials, components and services required to develop and produce electric vehicles. Motiv continually works to control the costs associated with its operations in order to effectively compete, but if it is unable to control these costs and expenses, even with higher revenues, its net losses are likely to continue.

Motiv’s product development and market expansion efforts may be unsuccessful.

To succeed, it is critical that Motiv grow its sales and form and expand relationships with its customers and other commercial partners, including suppliers and other vendors. Customers may be less likely to purchase Motiv’s products if they do not believe that its business will succeed or that its operations, including service and customer support operations, will continue for many years. Similarly, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with Motiv if they are not convinced that its business will succeed. Accordingly, to build, maintain and grow the business, Motiv must establish and maintain confidence among customers, suppliers, and other parties with respect to its liquidity and long-term business prospects, which may prove difficult, as without additional capital investment or financing, Motiv would be unable to continue operations given that it operates at a net loss. Motiv also faces significant competition from existing and new entrants in its market, including companies that may have greater resources than Motiv. Similarly, while regulatory developments, including zero-emission requirements, may benefit Motiv by increasing demand for its products and interest in its space, changes in those regulatory requirements have and could continue to adversely affect Motiv’s market opportunity and in turn, its performance. Motiv is also subject to numerous operational and technical risks in the production, servicing and development of its products. For all of these reasons, Motiv may be unsuccessful in achieving new sales, forming commercial relationships, bringing its proprietary chassis to market and/or developing next generation products.

Recent changes to federal and state emissions and fuel economy standards, elimination of some credit and incentive programs, and potential additional regulatory changes could have an adverse effect on the business, prospects, financial condition and operating results.

Motiv believes that the availability of government subsidies and incentives, including, without limitation, (i) California HVIP, (ii) the New Jersey Zero-Emissions Incentive Program (“NJ ZIP”), (iii) the New York Truck Voucher Incentive Program (“NYTVIP”), and (iv) the Washington Zero Emissions Incentive Program (“WAZIP” and together with HVIP, NJ ZIP, NYTVIP, the “Incentive Programs”), is an important factor considered by customers when purchasing vehicles. Motiv’s growth depends in part on the availability and amounts of such subsidies and incentives. Many current and prospective customers seek to leverage the Incentive Programs. If Motiv’s vehicles fail to qualify for the Incentive Programs, or it experiences a material delay in obtaining qualification for the Incentive Programs, Motiv’s business, financial condition and results of operations could suffer. Any reduction, elimination or adverse application of the Incentive Programs or other government subsidies and incentives also may result in the diminished price competitiveness of the alternative fuel vehicle industry, including Motiv vehicles.

Recent changes to federal law and regulations could cause reduced demand in the United States for electric and other alternative fuel vehicles, including Motiv vehicles, and could have adverse effects on Motiv’s business, prospects, financial condition and operating results. These changes include, but are not limited to:

•        An Environmental Protection Agency (“EPA”) proposal to reconsider increasingly stringent vehicle greenhouse gas emissions standards for model year 2027 and later light-duty, medium-duty, and heavy-duty vehicles and to terminate the Electric Vehicle Mandate from the prior presidential administration.

•        Congressional repeal of monetary penalties for non-compliance with the Department of Transportation (“DOT”) Corporate Average Fuel Economy (“CAFE”) standards.

•        The DOT National Highway Traffic Safety Administration interpretive rule finding existing CAFE standards unlawful and announcing intention to revise standards for model year 2026 and later.

•        Congressional repeal of tax credits for purchasers of electric vehicles, effective after September 30, 2025.

•        The Repeal of the California Clean Air Act preemption waiver under Congressional Review Act, removing authority of California and 13 other states to impose greenhouse gas auto emissions standards that are more stringent than federal standards.

•        An EPA proposal to rescind its 2009 Greenhouse Gas Endangerment Finding, which would eliminate the basis for regulating vehicle greenhouse gas emissions under the Clean Air Act (if adopted and upheld against court challenge). If greenhouse gas emissions are no longer regulated, related credits, incentives, and penalties (including the ABT program) would also be eliminated.

Future changes by federal, state, provincial or foreign governments that reduce government incentives, requirements, or consumer demand for electric trucks could further negatively affect Motiv’s future business, prospects, and finances. Although some tax credits, other incentives, and government funding for alternative energy production, alternative fuels, electric vehicles and EV charging and infrastructure remain available in the United States, Canada and the EU, there is no guarantee that funding and incentives will be available in the future. If current government incentives and funding do not continue in the future, Motiv’s business, prospects, financial position and results of operations could be affected adversely.

Motiv has derived a significant portion of its revenue from a small number of major fleets; if future revenue derived from these fleets decreases or the timing of such revenue fluctuates, the business and results of operations could be negatively affected.

Motiv has historically derived a significant portion of its revenue from a small number of major fleets, with four fleets accounting for 61% of Motiv’s units shipped between 2020 and 2024. The loss of any one of these significant fleets as a repeat purchaser, a reduction in any future purchases of Motiv’s products by such fleets or the cancellation of significant purchases by any of these fleets would reduce Motiv’s revenue and could harm its ability to achieve or sustain expected results of operations, and a delay of significant purchases, even if only temporary, would reduce revenue in the period of the delay. Any such reduction in revenue may also impact cash resources available for other purposes, such as research and development.

Motiv identified a material weakness in its internal control over financial reporting, and Motiv may identify additional material weaknesses in the future that may cause it to fail to meet its reporting obligations or result in material misstatements of its financial statements. If Motiv fails to remediate any material weaknesses or if Motiv otherwise fails to establish and maintain effective control over financial reporting, its ability to accurately and timely report its financial results could be adversely affected and it may adversely affect its business operations and financial condition.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Motiv’s annual or interim financial statements will not be prevented or detected on a timely basis.

Motiv identified a material weakness in its internal controls over financial reporting related to the forgiveness of debt by a related party which was not in accordance with accounting principles generally accepted in the United States (GAAP). Motiv believes this material weakness was caused by insufficient internal resources in technical accounting and financial reporting, which impacted the timely internal control over financial reporting for the year ended December 31, 2024 to present the financial statements in accordance with relevant accounting standards. As a result, there was an increased risk that material misstatements could occur and not be timely identified or corrected for the year ended December 31, 2024.

Effective internal controls over financial reporting are necessary for Motiv to provide reliable financial reports and prevent fraud. In order to remediate the material weakness in internal controls over financial reporting, Motiv will engage a third-party expert to assist with the technical research and documentation of the correct accounting for all material non-standard transactions, at the time the transaction is initially recorded in its financial statements.

Although Motiv is working to remediate the identified material weakness, it cannot assure that its existing material weaknesses will be remediated or that additional material weaknesses will not exist or otherwise be discovered, any of which could adversely affect Motiv’s reputation, financial condition, and results of operations.

Motiv may not be able to successfully engage target customers or convert early pilot programs and deployments with commercial fleets into material orders or additional deployments in the future.

Motiv’s success, and Motiv’s ability to increase revenue and operate profitably, depends in part on its ability to identify target customers and to convert early pilot programs and deployments with commercial fleets into orders or additional deployments in the future. Motiv’s vehicles have been delivered to certain customers on an early trial or pilot deployment basis, where such customers have the ability to evaluate whether these vehicles meet such customers’ performance and other requirements before committing to material orders or additional deployments in the future. If Motiv is unable to meet customers’ performance requirements or industry specifications, identify target customers, convert early pilot programs and deployments in commercial fleets into material orders or obtain additional deployments in the future, Motiv’s business, prospects, financial condition and operating results may be materially and adversely affected.

Motiv is highly dependent on the services of key personnel and senior management, and if Motiv is unable to attract and retain key personnel and hire qualified management, technical and electric vehicle engineering personnel, its ability to compete could be materially and adversely affected.

Motiv’s success depends, in part, on its ability to retain key personnel. The unexpected loss of or failure to retain one or more of Motiv’s key personnel and senior management members could adversely affect the business. Motiv’s success also depends, in part, on its continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled personnel are in high demand and competition for such personnel can be intense, and Motiv’s ability to hire, attract and retain them depends in part on Motiv’s ability to provide competitive compensation. Motiv may not be able to attract, assimilate, develop or retain qualified personnel in the future, and a failure to do so could adversely affect its business, including the execution of its business strategy. Any failure by Motiv’s management team and employees to perform as expected may have a material adverse effect on its business, prospects, financial condition and operating results.

Motiv has entered and may continue to enter into agreements and non-binding purchase orders, letters of intent and memorandums of understanding or similar agreements for sales of its products, which are cancellable at the option of the customers.

Motiv has entered and may continue to enter into agreements, purchase orders, letters of intent and memorandums of understanding (“MOUs”) or similar agreements for the sale of products that may include various cancellation rights in favor of the customer. As a result, it cannot be assured that customers will not exercise their cancellation rights. In addition, Motiv has entered and may continue to enter into purchase orders, letters of intent and MOUs or similar agreements that may also be subject to other modifications. Any of these adverse actions related to these agreements, purchase orders, letters of intent, MOUs or any future customer contracts could harm Motiv’s business, prospects, financial condition and operating results.

The commercial vehicle market is highly competitive, and Motiv may not be successful in competing in this industry.

Motiv faces intense competition in bringing its products to market, including from many different sources in the commercial vehicle market for medium-duty return-to-base segments, and including existing major commercial vehicle OEMs, as well as new companies that are developing alternative fuel and electric commercial vehicles. Many of Motiv’s current and potential competitors may have significantly greater financial, technical, manufacturing, marketing and other resources than Motiv does and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products, including their vehicles. Additionally, Motiv’s competitors may also have greater name recognition, longer operating histories, larger sales forces, broader customer and industry relationships and greater resources. These competitors also compete with Motiv in recruiting and retaining qualified research and development, sales, marketing and management personnel, as well as in acquiring technologies complementary to, or necessary for, Motiv’s products. Future mergers and acquisitions activity may result in even more resources being concentrated with competitors. In addition, Motiv competes with manufacturers of vehicles with internal combustion engines. There are no assurances that customers will choose Motiv’s vehicles over those of its competitors, or battery-electric over internal combustion engine vehicles. It is expected that additional competitors will enter the industry as well.

Motiv expects competition in the industry to intensify from the existing and future competitors as consumer demand for electric and alternative fuel vehicles increases and regulatory scrutiny on the motor vehicle industry intensifies.

Motiv’s growth is dependent upon the return-to-base segment’s willingness to adopt electric vehicles.

Motiv’s growth is highly dependent upon the adoption of electric vehicles by return-to-base delivery fleets and companies. If the market for return-to-base electric vehicles does not develop at the rate or in the manner or to the extent that Motiv expects, or if critical assumptions Motiv has made regarding the efficiency of its total cost of ownership are incorrect or incomplete, its business, prospects, financial condition and operating results could be materially and adversely affected. The rapidly evolving market for return-to-base electric vehicles is new and untested and is characterized by rapidly changing technologies, price competition, numerous competitors, evolving government regulation and industry standards and uncertain customer demands and behaviors. As a result, the market for Motiv’s products could be affected by numerous factors, such as:

•        Motiv’s failure to achieve total cost of ownership parity with internal combustion engine vehicles;

•        perceptions about electric vehicle and battery pack features, quality, safety, performance, reliability and cost;

•        perceptions about the limited range over which electric vehicles may be driven on a single charge;

•        government regulations and economic incentives;

•        the availability of tax and other government incentives to purchase and operate alternative fuel, hybrid and electric vehicles or future laws requiring increased use of such vehicles;

•        the decline of vehicle efficiency resulting from deterioration over time in the ability of a battery pack to hold a charge;

•        the availability of service and associated costs for alternative fuel, hybrid or electric vehicles;

•        competition, including from other types of alternative fuel, plug-in hybrid, electric and high fuel-economy internal combustion engine vehicles;

•        changes or improvements in the fuel economy of internal combustion engines, competitors’ vehicles and vehicle controls or competitors’ electrified systems;

•        fuel and energy prices, including volatility in the cost of fossil fuels, alternative fuels and electricity;

•        the timing of adoption and implementation of fully autonomous vehicles;

•        access to charging facilities and related infrastructure costs and standardization of electric vehicle charging systems;

•        electric grid capacity and reliability; and

•        macroeconomic factors.

The return-to-base segment and Motiv’s technology are rapidly evolving and may be subject to unforeseen changes which could adversely affect the demand for Motiv’s vehicles and other products.

The return-to-base segment is rapidly evolving, and Motiv may be unable to keep up with changes in electric vehicle technology or alternatives to electricity as a fuel source and, as a result, its competitiveness may suffer. Developments in technology or alternative technologies, such as advanced diesel, ethanol, hybrids, fuel cells, or compressed natural gas, or improvements in the fuel economy or emissions profile of the internal combustion engine, may materially and adversely affect Motiv’s business and prospects in ways not currently anticipated. As technologies evolve, particularly battery cell technology, Motiv may plan to release refreshed versions of its vehicles, which may also negatively impact the adoption of its existing products. Any failure to successfully react to changes in existing technologies could materially harm Motiv’s competitive position and growth prospects.

The demand for electric vehicles depends, in part, on the continuation of current trends resulting from dependence on fossil fuels. Extended periods of low gasoline or other petroleum-based fuel prices could adversely affect demand for Motiv’s products.

A portion of the current and expected demand for electric vehicles results from concerns about volatility in the cost of gasoline and other petroleum-based fuel, the dependency of the United States on oil from unstable or hostile countries, government regulations and economic incentives promoting fuel efficiency and alternative forms of energy, as well as concerns about climate change resulting in part from the burning of fossil fuels. If the cost of gasoline and other petroleum-based fuel decreases significantly, the outlook for the long-term supply of oil to the United States improves, the government eliminates or modifies its regulations or economic incentives related to fuel efficiency and alternative forms of energy or there is a change in the perception that the burning of fossil fuels negatively impacts the environment, the demand for electric vehicles, including Motiv’s vehicles, could be reduced, and Motiv’s business and revenue may be harmed. For example, the current U.S. presidential administration has issued an executive order to declare a national energy emergency and facilitate the production and supply of domestic energy resources, including oil. Gasoline and other petroleum-based fuel prices have been extremely volatile, and this continuing volatility is likely to continue to persist. Lower gasoline or other petroleum-based fuel prices over extended periods of time may lower the perception in government and the private sector that cheaper, more readily available energy alternatives should be developed and produced. If gasoline or other petroleum-based fuel prices remain at deflated levels for extended periods of time, the demand for electric vehicles may decrease, which could materially and adversely affect Motiv’s business, prospects, financial condition and operating results.

Motiv is or may be subject to risks associated with strategic alliances and may not be able to identify adequate strategic relationship opportunities, or form strategic relationships, in the future.

Motiv has entered into agreements with certain key manufacturers, suppliers and development partners to form strategic alliances with such third-parties, and may in the future enter into additional strategic alliances or joint ventures or minority equity investments, in each case with various third-parties for the manufacture of its products. There is no guarantee that any of these agreements will lead to any binding agreements or lasting or successful business relationships with such key suppliers and development partners. If these strategic alliances are established, Motiv may be subjected to several risks, including risks associated with sharing proprietary information, non-performance by the third-party, unforeseen bankruptcy of the third-party, the third-party’s exit from the product line, and increased expenses in establishing new strategic alliances, any of which may materially and adversely affect the business. Motiv may have limited ability to monitor or control the actions of these third-parties and, to the extent any of these strategic third-parties suffer negative publicity or harm to their reputation from events relating to Motiv’s business, Motiv may suffer negative publicity or harm to reputation by virtue of the association with any such third-party.

Strategic business relationships are expected to be an important factor in the growth and success of Motiv’s business. However, there are no assurances that Motiv will be able to continue to identify or secure suitable business relationship opportunities in the future, and competitors may capitalize on such opportunities first. Moreover, identifying such opportunities could require substantial management time and resources, and negotiating and financing relationships involves significant costs and uncertainties. If Motiv is unable to successfully source and execute on strategic relationship opportunities in the future, its overall growth could be impaired, and its business, prospects, financial condition and operating results could be materially and adversely affected.

Motiv has experienced and may in the future experience significant delays in the design, manufacturing and wide-spread deployment of products.

There are often delays in the design, development, manufacturing and release of new products, and to the extent Motiv experiences delays in the launch or manufacture of products, its growth prospects could be adversely affected. Motiv has experienced delays in production activities due to its adoption of product quality improvement programs, which have resulted in changes to its bills of materials and corresponding delays in procuring the requisite materials to produce its vehicles. If Motiv is not able to coordinate the manufacturing of sufficient vehicles that meet its specifications, it may need to partner with additional contract manufacturers or expand its own manufacturing capabilities, which may cause Motiv to incur additional costs and delay deployment of products. Furthermore, Motiv relies on third-party suppliers for the provision and development of many of the key components and materials used in products, and to the extent there are any delays in the supply, Motiv may need to seek alternative suppliers. Delays by third-party outsourcing partners or suppliers could result in delays in delivering on the expected timelines.

Goods imported to the U.S. are subject to significant import tariffs, which are expected to increase, and these tariffs negatively impact Motiv’s financial performance, financial position, and financial results.

Motiv sources components and parts to build its all-electric vehicles from suppliers globally, and the importation of these parts and components to North America are subject to tariffs which have recently increased and may increase further. The current U.S. presidential administration has significantly increased tariffs on U.S. imports from virtually every country in the world. These tariffs have been in many cases amended, postponed, or changed in other ways since their initial announcements, and this has resulted in uncertainty over the quantum and duration of tariffs, and this lack of clarity has made it difficult to manage and mitigate the impacts of tariffs. The increase in and lack of clarity regarding tariffs on certain parts and components used in the manufacture of electric vehicles that are imported to the U.S. from suppliers globally has increased costs for Motiv, resulted in certain customers delaying or deferring purchases and led to delays on the processing and inspection of imported goods to the U.S. The increased tariffs and importation delays are likely to increase Motiv’s costs and negatively impact its financial results.

Motiv has been and may continue to be impacted by macroeconomic conditions, including rising inflation rates, supply chain disruption and geopolitical events.

In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain. Economic uncertainty and associated macroeconomic conditions, including high volatility and uncertainty in the capital markets including as a result of inflation and interest rate spikes, supply chain disruption and geopolitical events, make it difficult for Motiv’s customers and Motiv to accurately forecast and plan future business activities, and could cause customers to slow spending on Motiv’s products and services. Furthermore, during uncertain economic times, Motiv’s customers may face issues gaining timely access to sufficient funding, which could result in an impairment of their ability to make timely payments to Motiv. A weak or declining economy could also strain Motiv’s suppliers, possibly resulting in supply disruption. In addition, there is a risk that Motiv’s current or future suppliers, service providers, manufacturers or other partners may not survive such difficult economic times, which would directly affect Motiv’s ability to attain its operating goals on schedule and on budget.

A significant downturn in economic activity, or general spending on transit or commercial vehicle electrification technologies, may cause Motiv’s current or potential customers to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on electric commercial vehicles and related technologies. In addition, Motiv customers may delay or cancel projects to upgrade or replace existing vehicles in their fleets, or other projects to electrify commercial vehicle fleets, with Motiv’s products or seek to lower their costs by renegotiating contracts. Moreover, competitors may respond to challenging market conditions by lowering prices and attempting to lure away Motiv’s customers.

Given the global nature of Motiv’s supply chain, global political, economic, and other conditions may adversely affect Motiv’s business and results of operations in ways it cannot foresee. War and economic dislocations may spur recessions, economic downturns, slowing economic growth and social and political instability; commodity shortages, supply chain risks and price increases; instability in U.S. and global capital and credit markets which could impact Motiv, its suppliers and customers; and currency exchange rate fluctuations among other impacts that adversely affect Motiv’s business or results of operations.

Motiv may not succeed in establishing, maintaining and strengthening the Motiv brand, which would materially and adversely affect customer acceptance of its vehicles and components and its business, revenues and prospects.

Motiv’s business and prospects heavily depend on its ability to develop, maintain and strengthen the Motiv brand. Any failure to develop, maintain and strengthen this brand may materially and adversely affect Motiv’s ability to sell electric vehicles. If Motiv is not able to establish, maintain and strengthen its brand, it may lose the opportunity to expand its customer base. Promoting and positioning the Motiv brand will depend significantly on

Motiv’s ability to provide high quality electric vehicles and maintenance and repair services. In addition, Motiv’s ability to develop, maintain and strengthen the Motiv brand will also depend heavily on the success of its marketing efforts. To further promote Motiv’s brand, Motiv may be required to change its marketing practices, which could result in substantially increased advertising expenses. Motiv operates in a competitive industry, and it may not be successful in building, maintaining and strengthening its brand. Many of Motiv’s current and potential competitors, particularly automobile manufacturers headquartered in the United States, Japan and the European Union have greater name recognition, broader customer relationships and substantially greater marketing resources. If Motiv does not develop and maintain a strong brand, its business, prospects, financial condition and operating results will be materially and adversely impacted.

Motiv may not be able to accurately plan its production, which may result in carrying excess and/or obsolete inventory.

Motiv generally makes decisions on production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on estimates made in light of certain production and sales forecasts, past dealings with such customers, market conditions and other relevant factors. Customers’ final purchase orders may not be consistent with Motiv’s estimates. If the final purchase orders substantially differ from estimates, Motiv may have excess inventory or material shortages. Additionally, from time-to-time Motiv will commit to larger purchaser orders with suppliers than what Motiv requires in order to incentivize such suppliers to do business with Motiv. Excess inventory could result in unprofitable sales or write-offs as Motiv’s products are susceptible to obsolescence and price declines. Expediting additional material to make up for any shortages within a short time frame could result in unprofitable sales or cause Motiv to adjust delivery dates. In either case, Motiv’s results of operation would fluctuate from period to period.

Motiv is dependent on suppliers, some of which are limited source or single-source suppliers, and the inability or unwillingness of these suppliers, to deliver necessary components and materials used in its products at acceptable prices, timelines, volumes, performance and specifications could have a material adverse effect on the business, prospects, financial condition and operating results.

Motiv relies on third-party suppliers for the provision and development of many of the key components and materials used in its products. While Motiv plans to obtain components and materials from multiple sources whenever possible, some of the components and materials used in its products will be purchased from a single or limited number of sources. Third-party suppliers may not meet their product specifications and performance characteristics, which would impact Motiv’s ability to achieve its product specifications and performance characteristics as well. Additionally, third-party suppliers may not obtain the required certifications for their products or provide necessary warranties.

Generally, if Motiv is unable to obtain components and materials from suppliers or if suppliers decide to create or supply competing products, the business could be adversely affected. Motiv has less negotiating leverage with suppliers than larger and more established automobile manufacturers and may not be able to obtain favorable pricing and other terms for the foreseeable future. While it is possible to establish alternate supply relationships and obtain or engineer replacement components for limited source components, it may be difficult to do so in the short term, or at all, at favorable prices, volumes or quality levels. In addition, certain suppliers may experience financial difficulties and if these and other suppliers experience financial difficulties, cease operations, or otherwise face business disruptions, Motiv may be required to provide substantial financial support to ensure supply continuity or take other measures to ensure components and materials remain available.

Motiv may become subject to product liability claims, including possible class action and derivative lawsuits, which could harm its financial condition and liquidity if Motiv is not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or those that do not involve Motiv’s products, could harm the business, prospects, financial condition and operating results. The automobile industry in particular experiences significant product liability claims, and there is inherent risk of exposure to claims in the event products do not perform or are claimed to not have performed as expected. As is true for other electric vehicle suppliers, Motiv anticipates in the future that its vehicles may be involved in crashes resulting in death or personal injury. Losses from such crashes, to the extent not covered by Motiv’s product liability insurance, or the loss of insurance coverage as a result of such crashes could have a material adverse effect on Motiv’s brand, business, prospects, financial condition and operating results.

Additionally, product liability claims that affect competitors or suppliers may also cause indirect adverse publicity for Motiv and its products. A successful product liability claim against Motiv could require Motiv to pay a substantial monetary award. Moreover, a product liability claim against Motiv or its competitors could generate substantial negative publicity about the products and business and could have a material adverse effect on Motiv’s brand, business, prospects, financial condition and operating results.

The current shift in the U.S. regulatory landscape toward less stringent vehicle emissions and fuel economy standards may limit demand for zero-emission vehicles.

The current U.S. regulatory shift toward less stringent emissions and fuel economy standards — if it continues and survives court challenges — could reduce commercial fleet operators’ and others’ demand for transition to zero-emission vehicles, or slow the pace of such transition. Reduced electric vehicle demand or slower growth in electric vehicle demand could adversely affect Motiv’s business, financial results and prospects. The EPA’s August 2025 announcement of its reconsideration of the 2009 Greenhouse Gas Endangerment Finding, and litigation regarding changes to emissions and fuel economy regulations as previously discussed in this section, creates substantial regulatory uncertainty that could persist for a significant period of time.

Motiv and its outsourcing partners and suppliers are subject to substantial regulation and any failure to comply with these regulations could substantially harm Motiv’s business and operating results.

Motiv and the products it manufactures and sells, as well as its suppliers, are subject to substantial regulation under foreign, federal, state and local laws. Motiv will continue to monitor and evaluate requirements for licenses, permits, approvals, certificates and authorizations necessary to manufacture, deploy or service its products in the jurisdictions in which it plans to operate or offer its vehicles for sale, and intends to take actions necessary to maintain compliance with those requirements. In some instances, it may be challenging to fully comply with all potentially applicable government requirements and limitations for the manufacture, deployment, sales, or service of vehicles across a number of jurisdictions, particularly when those requirements change or diverge.

Motiv has incurred, and expects to continue to incur, significant regulatory compliance costs. Laws related to the electric and alternative fuel vehicles and equipment are evolving, and the industry faces risks associated with potential changes to these laws, including, but not limited to:

•        increased support for other alternative fuel systems, which could have an impact on the acceptance of Motiv’s products; and

•        increased sensitivity by regulators to the needs of established automobile manufacturers with large employment bases, high fixed costs and business models primarily based on internal combustion engine (“ICE”) vehicles, which could lead to regulatory changes that could reduce compliance costs of ICE vehicle manufacturers or reduce the relative regulatory incentives for the manufacture and sale of alternative fuel and electric vehicles.

Applicable laws, regulations, and industry standards are developing and evolving. To the extent existing or future Motiv products do not comply with then-applicable standards and requirements, Motiv products or equipment may not comply with some applicable foreign, federal, state or local laws, compliance could be burdensome, time-consuming, and expensive.

Motiv’s business may be adversely affected by union activities.

Although none of Motiv’s employees are currently represented by a labor union, it is common throughout the automotive industry for many employees to belong to a union, which can result in higher employee costs and increased risk of work stoppages. Motiv’s employees may join or seek recognition to form a labor union, or Motiv may be required to become a union signatory. Furthermore, Motiv is directly or indirectly dependent upon companies with unionized work forces, such as parts suppliers and trucking and freight companies, and work stoppages or strikes organized by such unions could have a material adverse impact on the business, financial condition or operating results. If a work stoppage occurs, it could delay the manufacture and sale of Motiv’s vehicles and have a material adverse effect on the business, prospects, operating results or financial condition. The mere fact Motiv’s labor force could be unionized may harm its reputation in the eyes of some investors. Consequently, the unionization of Motiv’s labor force could negatively impact the company.

Motiv has conducted product recalls and future recalls potentially could adversely affect Motiv’s business, prospects, financial condition and operations.

All motor vehicle manufacturers selling in the U.S. and Canada are subject to recall regulations. To date, Motiv has conducted recalls of certain vehicles where necessary or appropriate. Depending on their nature and magnitude, future product recalls or complications from current recalls could result in negative publicity, damage Motiv’s brand and adversely affect its business, prospects, financial condition and operating results. In the future, Motiv may be required to initiate a recall of products determined to be defective or noncompliant with applicable motor vehicle safety standards or other requirements. If a large number of products are the subject of a recall, or if needed replacement parts are not in adequate supply, Motiv may not be able to remedy recalled products for a period of time. Such supply disruptions could reduce Motiv’s ability to fulfill contractual commitments or satisfy demand for its products and could also result in the loss of business. Recalls may involve significant expense and diversion of management attention and other resources, and could adversely affect Motiv’s brand image, as well as its business, prospects, financial condition and operating results. Additionally, defects experienced by electric vehicles manufactured by other companies could, by association, negatively affect perception of, and demand for, Motiv’s products.

Motiv’s electric vehicles make use of lithium-ion, LFP and sodium nickel battery cells, which have been observed to catch fire or vent smoke and flames. If such events occur in Motiv’s electric vehicles, Motiv could face liability associated with its warranty, for damage or injury, adverse publicity and a potential safety recall, any of which would adversely affect the business, prospects, financial condition and operating results.

The battery packs in Motiv’s electric vehicles primarily use lithium-ion and LFP cells, with a small number of older vehicles using sodium nickel chloride. On occasion, lithium-ion cells can rapidly release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. Highly publicized incidents of electric vehicles, laptop computers and cell phones bursting into flames have focused consumer attention on the safety of these cells. These events also have raised questions about the suitability of these lithium-ion cells for automotive applications. Although less likely than lithium-ion cells, sodium nickel chloride cells may also release the energy they contain by venting smoke and flames in a manner that can ignite nearby materials. There can be no assurance that a field failure of Motiv’s battery packs will not occur, which would damage the vehicle or lead to personal injury or death and may subject us to lawsuits. Any mishandling of battery cells or safety issue or fire related to the cells could disrupt Motiv’s operations. Such damage or injury could also lead to adverse publicity and potentially a safety recall. In addition, the transportation and effective storage of lithium-ion and LFP batteries are also regulated by the U.S. Department of Transportation and other regulatory bodies, and any failure to comply with such regulation could result in fines, loss of permits and licenses or other regulatory consequences, which could limit Motiv’s ability to manufacture and deliver vehicles and negatively affect its results of operations and financial condition. Moreover, any failure of a competitor’s electric vehicle or energy storage product may cause indirect adverse publicity for Motiv and its products. Any such adverse publicity related to the suitability of lithium-ion or LFP cells for automotive applications, the social and environmental impacts of mineral mining or procurement associated with the constituents of lithium-ion cells, or any future incident involving lithium-ion or LFP cells, such as a vehicle or other fire could adversely affect Motiv’s reputation, business, prospects, financial condition and operating results.

Motiv may be adversely affected if it fails to obtain, maintain, enforce and protect its intellectual property and is unable to prevent unauthorized use by third-parties of its intellectual property and proprietary technology.

Motiv’s ability to compete effectively is dependent in part upon its ability to obtain, maintain, enforce and protect intellectual property rights. To accomplish this, Motiv relies on a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to establish and protect its rights in its technology. Failure to adequately obtain, maintain, enforce and protect intellectual property could result in competitors offering identical or similar products, potentially resulting in the loss of competitive advantage and a decrease in revenue.

The protection of intellectual property rights will be important to future business opportunities. However, the measures taken to obtain, maintain, protect and enforce the intellectual property, including preventing unauthorized use by third-parties, may not be effective for various reasons, including the following:

•        as noted below, any patent applications submitted may not result in the issuance of patents;

•        the scope of Motiv’s existing or future patents may not be broad enough to protect its proprietary rights;

•        issued patents may be challenged or invalidated by third-parties;

•        employees or business partners may breach their confidentiality, non-disclosure and non-use obligations;

•        third-parties may independently develop technologies that are the same or similar to Motiv’s;

•        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make enforcement impracticable; and

•        current and future competitors may circumvent or otherwise design around Motiv’s patents.

Patent, trademark, copyright and trade secret laws vary throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of intellectual property rights in foreign jurisdictions may be difficult. Therefore, Motiv’s intellectual property rights may not be as strong or as easily enforced outside of the U.S.

Competitors may challenge the validity of those trademarks and other brand names which Motiv has registered, applied for or in which it has otherwise invested. Defending such challenges can be expensive and the goodwill gained in connection with a particular trademark may be adversely affected.

It cannot be guaranteed that confidentiality and invention assignment agreements with employees and contractors will not be breached and that third-parties will not gain access to trade secrets, know-how and other proprietary technology. Third-parties may also independently develop the same or substantially similar proprietary technology. Monitoring unauthorized use of intellectual property is difficult and costly.

Motiv may license patents and other intellectual property from third-parties, including suppliers and service providers, and may face claims that the use of this in-licensed technology infringes, misappropriates or otherwise violates the intellectual property rights of third-parties. In such cases, rights to indemnification may be unavailable or insufficient to cover costs and losses. Furthermore, disputes may arise with licensors regarding the intellectual property subject to, and any of the rights and obligations under, any license or other commercial agreement.

To prevent unauthorized use of Motiv’s intellectual property, it may be necessary to prosecute actions for infringement, misappropriation or other violation of intellectual property against third-parties. Any such action could result in significant costs and diversion of resources and management’s attention, and there can be no assurance that such actions would be successful. Furthermore, many of Motiv’s current and potential competitors have the ability to dedicate substantially greater resources to enforce their intellectual property rights. Accordingly, Motiv may not be able to prevent third-parties from infringing, misappropriating or otherwise violating intellectual property. Any of the foregoing could adversely affect the business, prospects, financial condition and results of operations of Motiv.

Motiv faces risks associated with security breaches through cyber-attacks, cyber intrusions, or otherwise, which could pose a risk to Motiv’s systems, networks and services.

Motiv faces risks associated with cyber-attacks, including hacking, viruses, malware, denial of service attacks, ransomware or other data security breaches. The risk of a security breach or disruption, particularly through cyber-attacks or cyber intrusion, including by computer hackers, foreign governments and cyber terrorists, has generally increased as the number, intensity, and sophistication of attempted attacks and intrusions around the world have increased. Motiv’s business requires the continued operation of information systems and network infrastructure. In the event of a cyber-attack that Motiv is unable to defend against or mitigate, operations and the operations of customers and others could be disrupted. There are also risks that financial and other information systems and network infrastructure could be impaired, property damaged and customer and employee information stolen; Motiv may experience substantial loss of revenues, response costs and other financial loss; and Motiv may be subject to increased regulation, litigation, penalties and damage to its reputation. While Motiv maintains cyber insurance providing coverages, such insurance may not cover all costs associated with the consequences of personal and confidential proprietary information being compromised. A security breach or other significant disruption involving computer networks and related systems could cause substantial costs and other negative effects, including litigation, remediation costs, costs to deploy additional protection strategies, compromising of confidential information, and reputational damage. As a result, in the event of a material cyber security breach, Motiv’s results of operations could be materially adversely affected.

The announcement of the Merger, and pendency of the transactions contemplated thereby, may result in disruptions to Motiv’s business, divert management’s attention, and disrupt Motiv’s relationships with third parties and employees, any of which could negatively impact Motiv’s operating results and ongoing business.

In connection with the announcement of the Merger, current and prospective employees may experience uncertainty about their future roles with Motiv and the Combined Company following the Merger, which may materially adversely affect Motiv’s ability to attract and retain key personnel and other employees while the transaction is pending. Key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Combined Company following the Merger. Accordingly, no assurance can be given that Motiv will be able to attract and retain key employees to the same extent that Motiv has been able to in the past. The proposed transaction could cause disruptions to Motiv’s business or business relationships with Motiv’s existing and potential customers, suppliers, and vendors, and this could have an adverse impact on Motiv’s results of operations. Parties with which Motiv has business relationships may experience uncertainty as to the future of such relationships and may delay or defer certain business decisions, seek alternative relationships with third parties, or seek to negotiate changes or alter their present business relationships with Motiv. Parties with whom Motiv otherwise may have sought to establish business relationships may seek alternative relationships with third parties. Any of the foregoing, individually or in combination, could materially and adversely affect Motiv’s business, financial condition and results of operations and prospects.

Risks Related to the Merger

If the conditions to the Merger are not satisfied or waived, the Merger may not occur.

Even if the Merger is approved and the Merger Proposals, as described in this proxy statement, are approved by the Workhorse stockholders, specified conditions must be satisfied or, to the extent permitted by applicable law, waived to complete the Merger. These conditions are set forth in the Merger Agreement and each material condition to the completion of the Merger is described in the section titled “The Merger Agreement, the Merger and Related Transactions — Conditions to the Completion of the Merger.” Workhorse and Motiv cannot assure you that all of the conditions to the consummation of the Merger will be satisfied or waived. If the conditions are not satisfied or waived, the Merger may not occur or the Closing may be delayed.

The ownership proportion for Workhorse stockholders of the Combined Company will not change or otherwise be adjusted based on the market price of Workhorse common stock as the ownership proportion depends on the Workhorse equity value determined in the Merger Agreement as of the date thereof and not the current market price of Workhorse common stock, so the Merger Consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

At the Effective Time, as described in the Merger Agreement, Motiv’s indebtedness (and if applicable, Motiv Common Stock) will be cancelled and converted into the right to receive Merger Consideration, which will equal approximately 62.5% of the Combined Company on a fully-diluted basis. The Workhorse stockholders as of immediately prior to the Merger are expected to own approximately 26.5% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis, and the 2024 Note Holder will own rights to receive Workhorse Common Stock representing approximately 11% of the Combined Company on a fully-diluted basis. These calculations do not give effect to the Equity Financing and Convertible Financing or the other adjustments described in the Merger Agreement, which could further dilute Workhorse stockholders’ ownership.

Any changes in the market price of Workhorse stock before the completion of the Merger will not affect the ownership proportion of the Combined Company held by Workhorse stockholders or the number of shares Motiv stockholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger, the market price of Workhorse Common Stock increases from the market price on the date of the Merger Agreement, then Motiv investors could receive Merger Consideration with substantially higher value for their investment in Motiv than the parties had negotiated when they established the go-forward ownership. Similarly, if before the completion of the Merger the market price of Workhorse Common Stock decreases from the market price on the date of the Merger Agreement, then Motiv investors could receive Merger Consideration with substantially lower value than the parties had negotiated when they established the go-forward ownership. The Merger Agreement does not include a price-based termination right.

Failure to complete the Merger may result in Workhorse paying a termination fee to Motiv, and could harm the common stock price of Workhorse and future business and operations.

If the Merger is not completed, Workhorse is subject to the following risks:

•        if the Merger Agreement is terminated under specified circumstances, Workhorse could be required to pay Motiv a termination fee of $1,050,000;

•        the price of Workhorse Common Stock may decrease and could fluctuate significantly; and

•        Workhorse will incur substantial costs related to the Merger, such as financial advisor, legal and accounting fees, a majority of which must be paid even if the Merger is not completed.

If the Merger Agreement is terminated and the Motiv board of directors determines to seek another business combination, there can be no assurance that Workhorse will be able to find another third party with whom to transact a business combination that would yield comparable or greater benefits.

The Merger may be completed even though a material adverse effect may have resulted from the public announcement of the Merger, industry-wide changes or other causes.

In general, neither Workhorse nor Motiv is obligated to complete the Merger if there is a material adverse effect affecting the other party between the date of the Merger Agreement and the Closing of the Merger. However, certain types of events are excluded from the concept of a “material adverse effect.” Such exclusions include but are not limited to changes in general economic or political conditions, industry-wide changes, changes resulting from the public announcement of the Merger, natural disasters, pandemics (including the COVID-19 pandemic), public health events, other force majeure events, acts or threat of terrorism or war and changes in GAAP. Therefore, if any of these events were to occur and adversely affect Workhorse or Motiv, so long as the other applicable closing conditions are met, the other party would still be required to consummate the Merger notwithstanding such material adverse effects. If any such adverse effects occur and Workhorse and Motiv consummate the Closing of the Merger, the common stock price of the Combined Company may suffer. This, in turn, may reduce the value of the Merger to the stockholders of Workhorse, Motiv, or both. For a more complete discussion of what constitutes a material adverse effect for Workhorse or Motiv, see the section titled “The Merger Agreement, the Merger and Related Transactions — Material Adverse Effect.”

The Closing of the Merger will require consents or trigger change in control or other provisions in certain agreements to which Workhorse is a party.

The transactions contemplated by the Merger Agreement will require consents or trigger change in control or other provisions in certain agreements to which Workhorse is a party. If Workhorse is unable to obtain consents or negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements, discontinuing business relationships or seeking monetary damages. Even if Workhorse is able to obtain consent or negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Workhorse. Such action could cause the Combined Company to lose business, increase the cost of doing business and/or lower profitability or have other adverse financial impacts.

Workhorse and Motiv will be subject to certain contractual restrictions and operational and business uncertainties while the Merger is pending.

The Merger Agreement restricts each of Workhorse and Motiv from taking certain actions without the consent of the other party, including making certain acquisitions and divestitures, entering into, amending or terminating certain contracts, incurring certain indebtedness and expenditures, repurchasing or issuing securities outside of existing equity award programs, and other specified actions. These restrictions continue until the earlier of the Closing or the termination of the Merger Agreement. These restrictions may prevent Workhorse and Motiv from pursuing attractive business opportunities that may arise prior to the Closing and could have the effect of delaying or preventing other strategic transactions. These restrictions also impede the ability of Workhorse and Motiv to make acquisitions during the pendency of the Merger, subject to specified exceptions. As a result, if the Merger is not completed, the parties may be at a disadvantage with respect to their competitors during that period. Further, uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Workhorse, Motiv or the Combined Company following the Merger. These uncertainties could disrupt Workhorse’s business or the business of Motiv and cause customers, suppliers, vendors, partners and others that deal with Workhorse and Motiv to defer entering into contracts with Workhorse or Motiv, making other decisions concerning Workhorse and Motiv or seek to change or cancel existing business relationships. Retention and motivation of certain employees of both companies also may be challenging during the pendency of the Merger due to uncertainty about their future roles and difficulty of integration. Adverse effects arising from the pendency of the Merger could be exacerbated by any delays in consummation of the Merger or the termination of the Merger Agreement. See the section of this proxy statement entitled “The Merger Agreement, the Merger and Related Transactions — Covenants; Conduct of Business Pending the Merger” for a description of the restrictive covenants to which each of Workhorse and Motiv is subject.

Workhorse may waive one or more of the conditions to the Merger without resoliciting stockholder approval.

Workhorse may determine to waive, in whole or in part, one or more of the conditions to its obligations to complete the Merger, to the extent permitted by applicable laws. We will evaluate the materiality of any such waiver and its effect on our stockholders in light of the facts and circumstances at the time to determine whether any amendment of this proxy statement and re-solicitation of proxies is required or warranted. In some cases, if the Workhorse Board determines that such a waiver is warranted but that such waiver or its effect on our stockholders is not sufficiently material to warrant re-solicitation of proxies, we have the discretion to complete the Merger and the stock issuance without seeking further stockholder approval. Any determination whether to waive any condition to the Merger or as to resoliciting shareholder approval or amending this proxy statement as a result of a waiver will be made by us at the time of such waiver based on the facts and circumstances as they exist at that time.

Workhorse will not have any right to make damage claims against Motiv or Motiv’s investors for the breach of any representation, warranty or covenant made by Motiv in the Merger Agreement.

The Merger Agreement provides that all of the representations, warranties and covenants of the parties contained therein will not survive the Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Merger Agreement after the Closing of the Merger. As a result, Workhorse will have no remedy available to it if the Merger is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by Motiv at the time of the Merger.

Certain Workhorse and Motiv directors and executive officers may have interests in the Merger that are different from yours and that may influence them to support or approve the Merger without regard to your interests.

Directors and executive officers of Workhorse and Motiv may have interests in the Merger that are different from, or in addition to, the interests of other Workhorse stockholders generally. These interests with respect to Workhorse’s directors and executive officers may include, among others, acceleration of equity awards, severance payments if employment is terminated in a qualifying termination in connection with the Merger and rights to continued indemnification, expense advancement and insurance coverage. Three current members of the Workhorse Board are expected to continue as directors of the Combined Company after the effective time, and, following the Closing of the Merger, may therefore be eligible to be compensated as non-employee directors of the Combined Company. These interests with respect to Motiv’s directors and executive officers may include, among others, that certain of Motiv’s executive officers are expected to continue as executive officers of the Combined Company after the effective time and may enter into new confirmatory offer letters to reflect their status as executive officers of a publicly-traded company and to provide for potential increases to annual base salary and annual target bonus opportunity; and that all of Workhorse’s and Motiv’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

Further, certain members of Motiv’s current board of directors will continue as directors of the Combined Company after the effective time, and, following the Closing of the Merger, will be eligible to be compensated as non-employee directors of the Combined Company pursuant to a non-employee director compensation policy that is expected to be adopted in connection with the Closing.

The Workhorse and Motiv boards of directors were aware of and considered those interests, among other matters, in reaching their decisions to approve and adopt the Merger Agreement, approve the Merger, and recommend the approval of the Merger Agreement to Workhorse and Motiv stockholders. These interests, among other factors, may have influenced the directors and executive officers of Workhorse and Motiv to support or approve the Merger.

For more information regarding the interests of Workhorse and Motiv directors and executive officers in the Merger, please see the sections titled “The Merger Agreement, the Merger and Related Transactions — Interests of Workhorse’s Officers and Directors” and “The Merger Agreement, the Merger and Related Transactions — Interests of Motiv’s Officers and Directors.”

Workhorse and Motiv securityholders and investors will generally have a reduced ownership and voting interest in, and exercise less influence over the management of the Combined Company following the completion of the Merger as compared to their current ownership and voting interests in the respective companies and may not realize a benefit from the Merger commensurate with the ownership dilution they experience.

After the completion of the Merger, the current stockholders and investors of Workhorse and Motiv will generally own a smaller percentage of the Combined Company than their ownership of their respective companies prior to the Merger. Immediately after the Merger, the Workhorse stockholders as of immediately prior to the Merger are expected to own approximately 26.5% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis, former Motiv investors are expected to own approximately 62.5% of the outstanding shares of capital stock of the Combined Company on a fully-diluted basis (in each case, prior to giving effect to the Equity Financing and the Convertible Financing, and subject to adjustment under the terms of the Merger Agreement). The companies currently anticipate, however, that all outstanding capital stock of Motiv will be cancelled for no consideration and all Merger Consideration paid to Motiv will be issued to Motiv’s debtholders.

If the Combined Company is unable to realize the full strategic and financial benefits currently anticipated from the Merger, Workhorse stockholders and Motiv investors who receive consideration in the Merger, if any, will have experienced substantial dilution of their ownership interests without receiving any commensurate benefit, or will have only received part of the commensurate benefit resulting from the extent to which the Combined Company is able to realize the strategic and financial benefits currently anticipated from the Merger.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the transactions contemplated by the Merger Agreement.

While the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating or knowingly encouraging, inducing or facilitating the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or taking any action that could reasonably be expected to lead to certain transactions involving a third party, including a merger, sale of assets or other business combination, subject to specified exceptions. Even if such a transaction would be favorable to such party’s stockholders, such party would be unable to pursue it, as described in further detail in the section titled “Proposal No. 1: The Stock Issuance Proposal — The Merger Agreement and the Merger — Non-Solicitation.” In addition, if Workhorse terminates the Merger Agreement under specified circumstances, Workhorse will be required to pay Motiv a termination fee of $1,050,000. This termination fee may discourage third parties from submitting competing proposals to Workhorse or its stockholders and may cause the Workhorse or Motiv boards of directors to be less inclined to recommend a competing proposal.

Because the lack of a public market for Motiv Common Stock makes it difficult to evaluate the fair market value of its capital stock, the value of the Workhorse Common Stock to be issued to Motiv investors may be more or less than the fair market value of Motiv Common Stock.

The outstanding capital stock of Motiv is privately held and is not traded on any public market. The lack of a public market makes it difficult to determine the fair market value of Motiv capital stock. Because the percentage of Workhorse equity to be issued to Motiv investors was determined based on negotiations between the parties, it is possible that the value of the Workhorse Common Stock to be issued to Motiv investors, if any, will be more or less than the fair market value of Motiv capital stock.

Lawsuits may be filed against Workhorse, Motiv, or any of the members of their respective boards of directors arising out of the Merger, which may delay or prevent the Merger.

Putative stockholder complaints, including stockholder class action complaints, and other complaints may be filed against Workhorse, the Workhorse Board, Motiv, the Motiv board of directors and others in connection with the transactions contemplated by the Merger Agreement. The outcome of litigation is uncertain, and Workhorse or Motiv may not be successful in defending against any such future claims. Lawsuits that may be filed against Workhorse, the Workhorse Board, Motiv, or the Motiv board of directors could delay or prevent the Merger, divert the attention of Workhorse’s and Motiv’s management and employees from their day-to-day business and otherwise adversely affect Workhorse and Motiv financially.

Risks Related to the Proposed Reverse Stock Split

The reverse stock split may not increase the Combined Company’s stock price over the long-term.

The Workhorse Board believes that a reverse stock split may be desirable for a number of reasons. Workhorse Common Stock is currently, and is expected to continue to be following the completion of the Merger, listed on Nasdaq. According to the applicable Nasdaq rules, in order for Workhorse Common Stock to continue to be listed on Nasdaq, Workhorse must satisfy certain requirements established by Nasdaq. The Workhorse Board expects that a reverse stock split of Workhorse Common Stock will increase the market price of Workhorse Common Stock so that Workhorse will be able to maintain compliance with the relevant Nasdaq listing requirements for the foreseeable future, although Workhorse cannot assure holders of Workhorse Common Stock that it will be able to do so. The Workhorse Board also believes a higher stock price may help generate investor interest in the Combined Company, help the Combined Company attract and retain employees, increase trading volume in the Combined Company’s common stock, and facilitate future financings by the Combined Company. While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of Workhorse’s Common Stock, it cannot be assured that the reverse stock split will increase the market price of its common stock by a multiple of the reverse stock split ratio mutually agreed by Workhorse and Motiv, or result in any permanent or sustained increase in the market price of Workhorse’s Common Stock, which is dependent upon many factors, including Workhorse’s business and financial performance, general market conditions and prospects for future success. Thus, while the stock price of Workhorse might meet the listing requirements for Nasdaq initially after the reverse stock split, it cannot be assured that it will continue to do so.

The reverse stock split may decrease the liquidity of the Combined Company’s common stock.

Although the Workhorse Board believes that the anticipated increase in the market price of the Combined Company’s common stock resulting from the proposed reverse stock split could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for the Combined Company’s common stock. In addition, the reverse stock split may not result in an increase in the Combined Company’s stock price necessary to satisfy Nasdaq’s initial listing requirements for the Combined Company.

The reverse stock split may lead to a decrease in the Combined Company’s overall market capitalization.

Should the market price of the Combined Company’s common stock decline after the reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the Combined Company’s overall market capitalization. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the Combined Company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels, and accordingly, it cannot be assured that the total market value of the Combined Company’s common stock will remain the same after the reverse stock split is effected, or that the reverse stock split will not have an adverse effect on the Combined Company’s stock price due to the reduced number of shares outstanding after the reverse stock split.

Risks Related to Ownership of the Combined Company’s Securities

If any of the events described in “Risks Related to Workhorse” or “Risks Related to Motiv” occur, those events could cause potential benefits of the Merger not to be realized.

Following completion of the Merger, the Combined Company will be susceptible to many of the risks described in the sections herein entitled “Risks Related to Workhorse” and “Risks Related to Motiv.” To the extent any of the events in the risks described in those sections occur, the potential benefits of the Merger may not be realized and the results of operations and financial condition of the Combined Company could be adversely affected in a material way. This could cause the market price of the Combined Company’s common stock to decline.

The Merger contemplates and is subject to additional conditions for raising capital, which is expected to cause significant dilution to the Combined Company’s stockholders, and the Combined Company likely will need to raise additional capital by issuing equity securities or additional debt, which would further dilute the Combined Company’s stockholders and may restrict the Combined Company’s operations.

The Merger Agreement provides that Workhorse and Motiv will use commercially reasonable efforts to effectuate an equity financing for Workhorse on terms and conditions mutually acceptable to Workhorse and Motiv. It is expected that this equity financing will occur shortly after the Closing of the Merger and will cause significant dilution to the Combined Company’s stockholders. Additionally, in connection with the execution of the Merger Agreement, Motiv’s controlling stockholder provided Workhorse with $5 million of immediately accessible capital through the Convertible Note, which will convert into equity at a 10% discount in connection with the equity financing. The Merger Agreement also provides that at Closing, Workhorse will enter into an agreement pursuant to which Motiv’s controlling stockholder will provide an aggregate of $20 million in debt financing, secured by all of Workhorse’s non-real estate assets.

Even after the financings described above, the Combined Company may need to raise additional capital in the future, which may not be available on favorable terms, if at all. To the extent the Combined Company raises additional capital by issuing equity securities, stockholders of the Combined Company will be diluted. It is also possible that the terms of any new equity securities may have preferences over the Combined Company’s common stock. Any debt financing, including financing described above, of the Combined Company may include restrictive covenants that limit the Combined Company’s operations. These restrictive covenants may include limitations on additional borrowings, restrictions on the use of assets, sales of properties, and prohibitions on the ability to grant liens, pay dividends, redeem stock or make investments.

The market price of the Combined Company’s common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.

The market price of the Combined Company’s common stock following the Merger could be subject to significant fluctuations. Some of the factors that may cause the market price of the Combined Company’s common stock to fluctuate include:

•        price and volume fluctuations in the overall stock market from time to time;

•        the level of expenses related to any of its research programs, product development programs or product candidates that it may develop;

•        the results of its efforts to develop additional products;

•        regulatory actions with respect to its products or those of its competitors;

•        developments or disputes concerning patent applications, issued patents or other proprietary rights;

•        announced or completed acquisitions of businesses, products or intellectual property by the Combined Company or its competitors;

•        actual or anticipated changes in the financial projections provided to the public or its failure to meet those projections or timelines;

•        market conditions in the electric vehicle sector;

•        sales of shares of its common stock by the Combined Company or its stockholders, or expectations that such sales may occur;

•        the recruitment or departure of key personnel;

•        the public’s reaction to the Combined Company’s press releases, other public announcements and filings with the SEC;

•        rumors and market speculation involving the Combined Company or other companies in its industry;

•        fluctuations in the trading volume of the Combined Company’s shares or the size of its public float;

•        actual or anticipated changes or fluctuations in its results of operations;

•        actual or anticipated developments in the Combined Company’s business, its competitors’ businesses or changes in the market valuations of similar companies and the competitive landscape generally;

•        changes in the market valuations of similar companies;

•        failure of securities analysts to maintain coverage of the Combined Company, changes in actual or future expectations of investors or securities analysts or its failure to meet these estimates or the expectations of investors;

•        litigation involving the Combined Company, its industry or both;

•        governmental or regulatory actions or audits;

•        regulatory or legal developments in the United States and other countries;

•        general economic conditions and trends;

•        announcement or expectation of additional financing efforts;

•        sales of securities by the Combined Company or its securityholders in the future;

•        if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts; and

•        changes in accounting standards, policies, guidelines, interpretations or principles.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the Combined Company’s common stock. In addition, a recession, depression or other sustained adverse market event could materially and adversely affect the Combined Company’s business and the value of its common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies. Furthermore, market volatility may lead to increased shareholder activism if the Combined Company experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with the Combined Company’s strategic direction or seek changes in the composition of its board of directors could have an adverse effect on its operating results, financial condition and cash flows.

The future results of the Combined Company may be adversely impacted if the Combined Company does not effectively manage its expanded operations following the completion of the Merger.

Following the completion of the Merger, the size of the Combined Company’s business will be significantly larger than the current size of either Workhorse’s or Motiv’s respective businesses. The Combined Company’s ability to successfully manage this expanded business will depend, in part, upon management’s ability to design and implement strategic initiatives that address not only the integration of two discrete companies, but also the increased scale and scope of the combined business with its associated increased costs and complexity. There can be no assurances that the Combined Company will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the Merger.

The Combined Company is expected to incur substantial expenses related to the completion of the Merger and the integration of Workhorse and Motiv.

Workhorse and Motiv have incurred, and expect to continue to incur, a number of nonrecurring costs associated with the Merger and combining the operations of the two companies. The substantial majority of nonrecurring expenses will be comprised of transaction costs related to the Merger. The Combined Company also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Workhorse and Motiv continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Merger and the integration of the two companies’ businesses.

Anti-takeover defenses may delay or prevent future mergers.

Provisions contained in the Combined Company’s amended and restated articles of incorporation and bylaws and certain provisions of Nevada law could make it more difficult for a third party to acquire the Combined Company, even if doing so might be beneficial to our shareholders. These provisions could limit the price that some investors might be willing to pay in the future for shares of the Combined Company’s common stock and may have the effect of delaying or preventing a change in control.

The Combined Company may incur a significant amount of consolidated indebtedness following the Closing. This level of indebtedness could adversely affect the Combined Company, including by decreasing its business flexibility.

After the Closing, the Combined Company may incur a significant amount of indebtedness. Any increased indebtedness could have the effect of, among other things, reducing the Combined Company’s flexibility to respond to changing business and economic conditions. In addition, the amount of cash required to pay interest on the Combined Company’s increased indebtedness levels will increase following Closing, and the demands on the Combined Company’s cash resources will correspondingly increase. Any increased levels of indebtedness following Closing could also reduce funds available for capital expenditures, share repurchases and dividends, and other activities and may create competitive disadvantages for the Combined Company relative to other companies with lower debt levels. In addition, if the Combined Company fails to obtain expected credit ratings or if a ratings downgrade were to occur, the Combined Company could experience higher borrowing costs in the future and more restrictive debt covenants, which would reduce profitability and diminish operational flexibility.

Workhorse and/or Motiv may have liabilities that are not known, probable or estimable at this time.

As a result of the Merger, the Combined Company will effectively consolidate all of the liabilities of Workhorse and Motiv, whether or not currently known. There may be claims, assessments or liabilities that were not discovered or identified in the course of performing due diligence investigations of the two businesses. In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Any such liabilities, whether known or unknown, individually or in the aggregate, could have a material adverse effect on our business. We may uncover additional information about the businesses that adversely affects the Combined Company, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

Following the Merger, the Combined Company may be unable to integrate successfully the businesses of Workhorse and Motiv and realize the anticipated benefits of the Merger.

The Merger involves the combination of two companies which currently operate as independent companies. Following the Merger, the Combined Company will be required to devote significant management attention and resources to integrating its business practices and operations. The Combined Company may fail to realize some or all of the anticipated benefits of the Merger if the integration process takes longer than expected or is more costly than expected. Potential difficulties the Combined Company may encounter in the integration process include the following:

•        the inability to successfully combine the businesses of Workhorse and Motiv in a manner that permits the Combined company to achieve the anticipated benefits from the Merger, which would result in the anticipated benefits of the Merger not being realized partly or wholly in the time frame currently anticipated or at all;

•        managing a larger Combined Company;

•        retaining existing business and operational relationships and attracting new business and operational relationships;

•        coordinating geographically separate organizations;

•        maintaining and protecting the competitive advantages of each of Workhorse and Motiv, including the trade secrets, know-how and intellectual property related to its processes;

•        unanticipated issues in integrating information technology, communications and other systems;

•        creation of uniform standards, controls, procedures, policies and information systems; and

•        potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Merger.

In addition, Workhorse and Motiv have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the integration process also could result in the diversion of each company’s management’s attention, the disruption or interruption of, or the loss of momentum in, each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies, any of which could adversely affect the Combined Company’s ability to maintain its business relationships or the ability to achieve the anticipated benefits of the Merger, or could otherwise adversely affect the business and financial results of the Combined Company.

The Combined Company may incur losses for the foreseeable future and might never achieve profitability.

The Combined Company may never become profitable. The Combined Company will need to continue to invest in research and development that, together with projected selling, general and administrative expenses, is expected to result in substantial operating losses. Even if the Combined Company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis. Substantial revenue and gross margin increases must be achieved over time for the Combined Company to achieve profitability.

The Combined Company will likely qualify as, and intends to elect to be treated as, a “controlled company” within the meaning of the Nasdaq listing requirements and, as a result, stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of the Combined Company is held by an individual, a group, or another company, the Combined Company will qualify as a “controlled company” under the Nasdaq listing requirements. Following consummation of the Merger, it is expected that Motiv’s controlling stockholder, Motive GM Holdings II LLC, an entity controlled by Gary Magness, through one or more affiliates, will control approximately 62.5% of the voting power of the Combined Company’s outstanding capital stock (without giving effect to the Equity Financing and Convertible Financing or the other adjustments described in the Merger Agreement). As a result, the Combined Company will qualify as, and intends to elect to be treated as, a “controlled company” under the Nasdaq listing requirements and will not be subject to the requirements that would otherwise require us to have: (i) a majority of “independent directors,” as defined under the listing standards of the Nasdaq; (ii) a nominating committee comprised solely of independent directors; (iii) compensation of our executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the board of directors’ selection, either by a majority of the independent directors or a nominating committee comprised solely of independent directors.

The procedures for approving significant corporate decisions could be determined by stockholders or directors who have a direct or indirect interest in such decisions, and which interests may not align with the interests of the other stockholders of the Combined Company, and the Combined Company’s shareholders will not have the same protections afforded to shareholders of other companies that are required to comply with the independence rules of the Nasdaq.

Motiv’s controlling stockholder may have its interest in the Combined Company diluted due to future equity issuances or their own actions in selling shares of common stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing requirements. The Combined Company would then be required to comply with those provisions of the Nasdaq listing requirements.

If the Combined Company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its products or otherwise implement its business plan.

The Combined Company’s ability to compete in its industry depends on its ability to attract and retain highly qualified managerial, legal, financial, sales and marketing, engineering and other personnel. The Combined Company will be highly dependent on its management. The loss of the services of any of these individuals could impede, delay, or prevent the successful development and manufacturing of the Combined Company’s products, the Combined Company’s sales goals or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the Combined Company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result.

The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

The Combined Company will require additional funds to operate its business. Raising additional capital may be costly or difficult to obtain and could, for example, through the sale of common stock or securities convertible or exchangeable into common stock, significantly dilute its stockholders’ ownership interests or inhibit the Combined Company’s ability to achieve its business objectives. If the Combined Company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely the rights of its common stockholders. In addition, any debt financing may subject the Combined Company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Even if the Combined Company were to obtain funding, there can be no assurance that it will be available on terms acceptable to the Combined Company or its stockholders.

The Combined Company’s board of directors will be authorized to issue and designate shares of its convertible preferred stock in additional series without stockholder approval.

The Combined Company’s amended and restated certificate of incorporation will authorize its board of directors, without the approval of its stockholders, to issue shares of convertible preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of its amended and restated certificate of incorporation, as shares of convertible preferred stock in series, to establish from time to time the number of shares to be included in each such series and to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof, determine whether such dividends shall be cumulative or not, provide for and fix the terms of conversion and fix the voting power. The powers, preferences and rights of these additional series of convertible preferred stock may be senior to or on parity with the Combined Company’s common stock, which may reduce its value.

The Combined Company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.

The Combined Company will incur significant legal, accounting and other expenses as a public company that Motiv did not incur as a private company, including costs associated with public company reporting obligations under the Exchange Act. The Combined Company’s management team will consist of certain of the executive officers of Motiv prior to the Merger, some of whom have not previously managed and operated a public company. These executive officers and other personnel will need to devote substantial time to gaining expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that the Combined Company complies with all of these requirements. Any changes the Combined Company makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Upon completion of the Merger, failure by the Combined Company to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.

Upon completion of the Merger, the Combined Company will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, Workhorse agreed to use its commercially reasonable efforts to cause the shares of Workhorse Common Stock being issued in the Merger to be approved for listing on Nasdaq at or prior to the Effective Time of the Merger. Based on information currently available to Workhorse, Workhorse anticipates that its stock will be unable to meet the $4.00 (or, to the extent applicable, $3.00) minimum bid price initial listing requirement at the Closing of the Merger unless it effects a reverse stock split. The board of directors of Workhorse intends to effect a reverse stock split of the shares of Workhorse Common Stock at a ratio in the range between 1-for-8 and 1-for-12. In addition, oftentimes a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the Merger, if the Combined Company is unable to satisfy Nasdaq listing requirements, Nasdaq may notify the Combined Company that its shares of common stock will not be listed on Nasdaq.

Upon a potential delisting from Nasdaq, if the common stock of the Combined Company is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the common stock of the Combined Company; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the common stock of the Combined Company. Also, it may be difficult for the Combined Company to raise additional capital if the Combined Company’s common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the common stock of the Combined Company and could have a material adverse effect on the Combined Company.

The Combined Company will continue to be a smaller reporting company, and it cannot be certain if the reduced reporting requirements applicable to smaller reporting companies will make its common stock less attractive to investors.

Upon completion of the Merger, it is expected that the Combined Company will continue to be a “smaller reporting company,” which would allow the Combined Company to take advantage of exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act (if the Combined Company is also a non-accelerated filer at that time) and reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. It cannot be predicted if investors will find the Combined Company’s common stock less attractive because it may rely on these exemptions. If some investors find the Combined Company’s common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile.

Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for applicable exemptions, the Combined Company will be subject to additional laws and regulations affecting public companies that will increase the Combined Company’s costs and the demands on management and could harm the Combined Company’s operating results and cash flows.

The Combined Company will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the Combined Company file with the SEC, annual, quarterly and current reports with respect to the Combined Company’s business and financial condition as well as other disclosure and corporate governance requirements. So long as the Combined Company qualifies as a “smaller reporting company,” as such term is defined in Rule 126-2 under the Exchange Act, the Combined Company may take advantage of certain exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this proxy statement and in the Combined Company’s periodic reports and proxy statements. Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for these exemptions, the Combined Company will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If the Combined Company is not able to comply with the requirements in a timely manner or at all, the Combined Company’s financial condition or the market price of the Combined Company’s common stock may be harmed. For example, if the Combined Company or its independent auditor identifies deficiencies in the Combined Company’s internal control over financial reporting that are deemed to be material weaknesses, the Combined Company could face additional costs to remedy those deficiencies, the market price of the Combined Company’s stock could decline or the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

If the Combined Company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

Provided the Combined Company continues to be listed on Nasdaq, the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. The Combined Company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, Motiv has never been required to test its internal controls within a specified period. This will require that the Combined Company incur substantial professional fees and internal costs to expand its accounting and finance functions and that it expends significant management efforts. The Combined Company may experience difficulty in meeting these reporting requirements in a timely manner.

In addition to the matters described above in the context of Motiv being a private company, the Combined Company may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The Combined Company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If the Combined Company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the Combined Company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

If the Combined Company is unable to maintain effective disclosure controls and procedures, its business, financial position and results of operations could be adversely affected.

If the Merger is completed, the Combined Company will continue to be subject to the periodic reporting requirements of the Exchange Act. The Combined Company will need to design its disclosure controls and procedures to reasonably assure that information the Combined Company must disclose in reports it files or submits under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. Any disclosure controls and procedures or other internal controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the facts that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in the Combined Company’s control system, misstatements due to error or fraud may occur and not be detected.

The unaudited pro forma condensed combined financial information and prospective financial information included in this proxy statement is presented for illustrative purposes only and the actual financial condition and results of operations of the Combined Company following the Merger may differ materially.

The unaudited pro forma condensed combined financial information and prospective financial information contained in this proxy statement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, do not represent the actual financial condition or results of operations of Workhorse and Motiv prior to the Merger and may not be an indication of financial condition or results of operations of the Combined Company following the Merger. The actual financial condition and results of operations of the Combined Company following the Merger may not be consistent with, or evident from, these unaudited pro forma condensed combined financial information and prospective financial information. In addition, the assumptions used in preparing the unaudited pro forma condensed combined financial information and prospective financial information may not be realized, and other factors may affect Workhorse’s and Motiv’s respective financial condition or results of operations prior to the consummation of the Merger and the Combined Company’s financial condition or results of operations following the Merger. In connection with the preparation of the unaudited pro forma condensed combined financial information included in this proxy statement, Workhorse has begun to, and, following the Merger, the Combined Company will continue to, conduct a review of accounting policies of Motiv in an effort to determine if differences in accounting policies require restatement or reclassification of results of operations or reclassification of assets or liabilities to conform to Workhorse’s accounting policies and classifications. As a result of that review, the Combined Company may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information contained in this proxy statement. Any potential decline in Workhorse’s, Motiv’s or the Combined Company’s financial condition or results of operations may cause significant variations in the pro forma financial statements, Workhorse’s stock price and the stock price of the Combined Company following the Closing.

Claims for indemnification by the Combined Company’s directors and officers may reduce its available funds to satisfy successful third-party claims against the Combined Company and may reduce the amount of money available to it.

The Combined Company’s certificate of incorporation and bylaws provide that it will indemnify its directors and officers, in each case to the fullest extent permitted by Nevada law. In addition, the Combined Company’s bylaws and the indemnification agreements that it enters into with its directors and officers provide that:

•        the Combined Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•        the Combined Company is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•        no indemnification shall be made with respect to any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Combined Company or for amounts paid in settlement to the Combined Company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper;

•        the rights conferred in the Combined Company’s bylaws are not exclusive, and it is authorized to enter into indemnification agreements with its directors, officers, employees and agents and to obtain insurance to indemnify such persons; and

•        any repeal or modification of the Combined Company’s indemnification obligations shall not impair or otherwise affect any rights, or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The Combined Company will indemnify its directors and officers for serving it in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Nevada law. To the extent that a claim for indemnification is brought by any of the Combined Company’s directors or officers, it would reduce the amount of funds available for use in its business.

Workhorse and Motiv do not anticipate that the Combined Company will pay any cash dividends in the foreseeable future.

The current expectation is that the Combined Company will retain its future earnings, if any, to fund the growth of the Combined Company’s business as opposed to paying dividends. As a result, capital appreciation, if any, of the common stock of the Combined Company will be your sole source of gain, if any, for the foreseeable future.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Combined Company, its business or its market, its stock price and trading volume could decline.

The trading market for the Combined Company’s common stock will be influenced by the research or reports that equity research analysts publish about it and its business. Equity research analysts may elect to not provide research coverage of the Combined Company’s common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the Combined Company will not have any control over the analysts or the content and opinions included in their reports. The price of the Combined Company’s common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the Combined Company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and the proceeds from the Equity Financing, the Convertible Note and the Closing Debt Financing and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

The Combined Company will have broad discretion over the use of the cash and cash equivalents of the Combined Company and the proceeds from the Equity Financing, the Convertible Note and the Debt Financing. You may not agree with the Combined Company’s decisions, and its use of the proceeds may not yield any return on your investment. The Combined Company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy, and the Combined Company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence its decisions on how to use the Combined Company’s cash resources.

The Combined Company’s ability to use net operating loss carryforwards and other tax attributes will be limited, including as a result of the Merger.

As of December 31, 2024 and 2023, Workhorse had U.S. federal net operating loss carryforwards of $97.6 million and $84.3 million, respectively (which are not subject to expiration), and state net operating loss carryforwards of $3.7 million and $2.0, respectively (which expire through 2024). In addition, as of December 31, 2023 and 2024, Motiv had federal net operating loss carryforwards of approximately $152.7 million and $185.3 million, respectively, and California net operating carryforwards of approximately $173.3 million and $215.5 million, respectively. The federal and California net operating loss carryforwards will begin expiring in 2029 and 2030, respectively, if not utilized. Further, $165.4 million of the $185.3 million federal net operating loss carryforwards at December 31, 2024 is noted to be indefinite and shall not expire.

Under current law, U.S. federal net operating loss carryforwards generated in taxable periods beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards is limited to 80% of taxable income for taxable periods beginning after December 31, 2020. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, U.S. federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points (by value) over their lowest ownership percentage within a rolling three-year period. Each of Workhorse and Motiv may have experienced such ownership changes in the past, and each is expected to experience an ownership change in connection with the Merger. In addition, the Combined Company’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including, as discussed above, in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If the Combined Company earns taxable income, such limitations could result in increased future income tax liability to the Combined Company, and the Combined Company’s future cash flows could be adversely affected.

Unfavorable global economic conditions could adversely affect the Combined Company’s business, financial condition, results of operations or cash flows.

The Combined Company’s results of operations could be adversely affected by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn could result in a variety of risks to the Combined Company’s business, including weakened demand for the Combined Company’s products and the Combined Company’s ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain the Combined Company’s suppliers, possibly resulting in supply disruption, or cause the Combined Company’s customers to delay making payments for its services. Any of the foregoing could harm the Combined Company’s business and the Combined Company cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact its business.

Business disruptions caused by natural disasters and other crises could adversely affect the business of the Combined Company following the Merger.

Workhorse and Motiv have operations located in regions of the U.S. and internationally that may be exposed to natural disasters, such as hurricanes, tornadoes, blizzards, flooding, wildfires, droughts, freezing conditions or earthquakes. In addition, climate change related events could lead to increased frequency or severity of such natural disasters and may have a long-term impact on the Combined Company’s business, financial condition and results of operations. Although the Combined Company may take proactive measures seeking to mitigate its business risks associated with climate change, there are innate climate-related risks regardless of where and how it conducts its businesses. The business of the Combined Company following the Merger could also be disrupted by pandemics and other national or international crises (including, for example, COVID-19). Although preventative measures may help mitigate the damage from such occurrences, the damage and disruption to our business resulting from any of these events may be significant. If our or the Combined Company’s insurance and other risk mitigation mechanisms are not sufficient to recover all costs, including loss of revenue from our customers, we could experience a material adverse effect on our financial position and results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 15, 2025, Workhorse Group Inc., a Nevada corporation (“Workhorse” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Workhorse, Omaha Intermediate 2, Inc., a Delaware corporation and wholly-owned subsidiary of Workhorse (“Intermediate Parent”), Omaha Intermediate, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate Parent (“Intermediate”), Omaha Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate (“Merger Subsidiary”), and Motiv Power Systems, Inc., a Delaware of corporation (“Motiv”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Subsidiary will merge with and into Motiv (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist and Motiv will become a direct, wholly-owned subsidiary of Intermediate and an indirect, wholly-owned subsidiary of Workhorse.

The following unaudited pro forma condensed combined financial statements and notes thereto present the unaudited pro forma condensed combined balance sheet as of June 30, 2025 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and the year ended December 31, 2024. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, in order to give effect to the business combination and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The Business Combination is accounted for as a reverse acquisition, with Motiv treated as the accounting acquirer and Workhorse as the accounting acquiree, in accordance with Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (“ASC 805”). As such, the pro forma financial information reflects the assets and liabilities of Motiv at historical carrying values and the assets and liabilities of Workhorse measured at estimated fair value as of the assumed acquisition date.

The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025, and the year ended December 31, 2024, give effect to the business combination as if it had occurred on January 1, 2024. The unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives effect to the Business Combination as if it had occurred on that date and combines the historical balance sheets of Workhorse and Motiv as of such date.

The unaudited pro forma financial statements, and the related notes thereto, are based on, and should be read in conjunction with:

•        The historical audited consolidated financial statements of Workhorse as of and for the year ended December 31, 2024, and the related notes, included in Workhorse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025;

•        The historical unaudited condensed consolidated financial statements of Workhorse as of and for the six months ended June 30, 2025, and the related notes, included in Workhorse’s Quarterly Report on Form 10-Q filed on August 15, 2025;

•        The historical audited financial statements of Motiv as of and for the years ended December 31, 2024 and 2023, and the related notes, included elsewhere within this proxy statement; and

•        The historical unaudited financial statements of Motiv as of and for the six months ended June 30, 2025, and the related notes, included elsewhere within this proxy statement.

As of the date of this proxy statement, the Company has not completed the detailed valuation study necessary to arrive at the required final estimates of the fair value of the assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. The allocation of the purchase price is preliminary and subject to adjustment during the measurement period, not to exceed one year from the acquisition date, as the Company finalizes valuations for tangible and intangible assets. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analysis is performed.

These unaudited pro forma condensed combined financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by management. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of the unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and additional analyses are performed. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects that are directly attributable to the business combination, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of what Workhorse’s financial condition or results of operations actually would have been if the business combination had been consummated as of the dates indicated, nor do they purport to represent Workhorse’s financial position or results of operations for future periods.

WORKHORSE GROUP INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2025

	Motiv Historical	Workhorse Historical	Transactions Adjustments	Item in Note 4	Pro Forma Combined
ASSETS
Current Assets
Cash and cash equivalents	$2,490,620	$2,190,820	$5,000,000	(a)	$1,688,472
			20,000,000	(b)
			(9,900,000)	(d)
			(17,275,000)	(g)
			(817,968)	(h)
Restricted cash	154,500	22,528,341	9,900,000	(d)	654,500
			(31,928,341)	(d)
Accounts receivable, net	5,340,138	2,372,701	—		7,712,839
Other receivables	—	136,474	—		136,474
Inventory	25,791,355	32,757,831	—		58,549,186
Prepaid expenses and other current assets	2,508,597	3,702,346	—		6,210,943
Total current assets	36,285,210	63,688,513	(25,021,309)		74,952,414

Property and equipment, net	1,940,629	29,145,327	(6,197,961)	(b)	24,887,995
Intangible assets, net	54,943	—	—		54,943
Goodwill	—	—	5,903,457	(c)	5,903,457
Operating leases right-of-use assets, net	542,669	6,003,964	16,844,195	(b)	23,390,828
Other assets	139,000	416,308	—		555,308
Total assets	$38,962,451	$99,254,112	$(8,471,619)		$129,744,944

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,241,290	$10,823,073	—		$13,064,363
Accrued liabilities and other current liabilities	2,993,273	11,200,767	(1,009,098)	(d)	13,747,537
			562,595	(a)
Deferred revenue	1,649,245	6,048,581	—		7,697,826
Contract liability	1,428,161	—	—		1,428,161
Operating lease liability – current portion	549,232	1,593,131	1,230,250	(b)	3,372,613
Senior secured promissory note – related party	93,759,042	—	(93,759,042)	(c)	—
Warranty liability – current portion	1,465,600	1,151,614	—		2,617,214
Warrant liability at fair value	—	3,145,592	(3,145,592)	(d)	—
Convertible notes at fair value	—	39,520,020	(39,520,020)	(d)	5,000,000
			5,000,000	(a)
Total current liabilities	104,085,843	73,482,778	(130,640,907)		46,927,714

Operating lease liability – long-term	—	3,424,595	15,613,945	(b)	19,038,540
Warranty liability – long-term	983,796	—	—		983,796
Other long-term liabilities	3,493	—	—		3,493
Total liabilities	105,073,132	76,907,373	(115,026,962)		66,953,543

WORKHORSE GROUP INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF JUNE 30, 2025

	Motiv Historical	Workhorse Historical	Transactions Adjustments	Item in Note 4	Pro Forma Combined
COMMITMENTS AND CONTINGENCIES
Shareholders’ Equity
Series A convertible preferred stock	44,866	—	(44,866)	(c)	—
Common stock	9,332	10,586	(9,332)	(c)	54,096
			43,426	(c)
			84	(e)
Additional paid-in capital	214,274,683	911,119,795	(214,274,683)	(c)	381,815,006
			50,330,192	(c)
			214,328,881	(c)
			93,759,042	(c)
			1,060,738	(e)
			(888,783,642)	(f)
Accumulated deficit	(280,439,562)	(888,783,642)	888,783,642	(f)	(319,077,699)
			(562,595)	(a)
			13,802,039	(b)
			(44,470,160)	(c)
			8,600,777	(d)
			3,145,592	(d)
			(1,060,822)	(e)
			(17,275,000)	(g)
			(817,968)	(h)
Total shareholders’ equity	(66,110,681)	22,346,739	106,555,344		62,791,402
Total liabilities and shareholders’ equity	$38,962,451	$99,254,112	$(8,471,619)		$129,744,944

WORKHORSE GROUP INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024

	Motiv Historical	Workhorse Historical	Transactions Adjustments	Item in Note 4	Pro Forma Combined
Revenues	$7,043,926	$6,616,358	$—		$13,660,284
Cost of revenues	13,189,596	28,842,087	(368,209)	(i)	44,416,228
			2,785,048	(i)
			(32,295)	(n)
Gross loss	(6,145,670)	(22,225,729)	(2,384,545)		(30,755,944)
Operating expenses
Research and development	12,891,431	9,149,055	(174,105)	(n)	21,866,381
Selling, general and administrative	16,046,965	42,512,129	17,775,000	(j)	77,864,708
			1,878,790	(m)
			(348,176)	(n)
Gain on sale of assets	—	—	(13,802,039)	(i)	(13,802,039)
Impairment loss on discontinued product line investment	6,246,181	—	—		6,246,181
Total operating expenses	35,184,577	51,661,184	5,329,470		92,175,231

Operating loss	(41,330,247)	(73,886,913)	(7,714,015)		(122,931,175)
Interest expense, net	(10,246,041)	(22,241,781)	32,487,822	(k)	(974,756)
			(974,756)	(k)
Amortization of debt issuance costs – cash portion	(14,281)	—	14,281	(k)	—
Fair value loss on warrants	—	(5,778,660)	5,778,660	(l)	—
Other income, net	3,319	—	—		3,319
Income (loss) before taxes	(51,587,250)	(101,907,354)	29,591,992		(123,902,612)
Income tax (provision) benefit	(800)		117,061	—	116,261
Net loss	$(51,588,050)	$(101,790,293)	$29,591,992		$(123,786,351)
Basic and diluted net loss per share of common stock	$(65.33)	$(51.69)	$—		$(2.72)
Basic and diluted weighted average shares outstanding	789,702	1,969,285	42,719,830	(o)	45,478,817

WORKHORSE GROUP INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2025

	Motiv Historical	Workhorse Historical	Transactions Adjustments	Item in Note 4	Pro Forma Combined
Revenues	$1,895,555	$6,310,391	$—		$8,205,946
Cost of revenues	4,333,634	18,216,119	(183,820)	(i)	23,729,110
			1,392,524	(i)
			(29,347)	(n)
Gross loss	(2,438,079)	(11,905,728)	(1,179,357)		(15,523,164)
Operating expenses:
Research and development	6,856,747	2,775,367	(25,290)	(n)	9,606,824
Selling, general and administrative	8,809,014	12,628,609	(500,000)	(j)	20,780,419
			(157,204)	(n)
Total operating expenses	15,665,761	15,403,976	(682,494)		30,387,243
Operating loss	(18,103,840)	(27,309,704)	(496,863)		(45,910,407)
Interest expense, net	(7,395,644)	(5,834,474)	13,230,118	(k)	(215,284)
			(215,284)	(k)
Change in fair value of convertible notes	—	(4,913,988)	4,913,988	(l)	—
Change in fair value of warrants	—	2,633,068	(2,633,068)	(l)	—
Other expense, net	(3,546)	—	—		(3,546)
Loss before provision for income taxes	(25,503,030)	(35,425,098)	14,798,891		(46,129,237)
Provision for income taxes	—	—	—		—
Net loss	$(25,503,030)	$(35,425,098)	$14,798,891		$(46,129,237)
Basic and diluted net loss per share of common stock	$(32.21)	$(5.34)	$—		$(0.92)
Basic and diluted weighted average shares outstanding	791,878	6,630,399	42,717,654	(o)	50,139,931

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The Workhorse and Motiv historical financial information has been derived from, in the case of Workhorse, its condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, and Annual Report on Form 10-K for the year ended December 31, 2024, and in the case of Motiv, its consolidated financial statements included elsewhere within this proxy statement. The unaudited pro forma condensed combined financial statements should be read in conjunction with Workhorse’s and Motiv’s consolidated financial statements and the notes thereto. The unaudited pro forma condensed combined statements of operations give effect to the business combination as if they had been completed on January 1, 2024, and the unaudited pro forma condensed combined balance sheet as of June 30, 2025 gives effect to the Business Combination as if it had occurred on that date.

The historical financial statements of Workhorse and Motiv have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to the accounting for the business combination under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) (“Pro Forma Transactions Adjustments”). The unaudited pro forma condensed combined financial statements and related notes were prepared using the acquisition method of accounting in accordance ASC 805, with Motiv treated as the accounting acquirer of Workhorse. ASC 805 requires, among other things, that the assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date. For purposes of the unaudited pro forma condensed combined financial statements, the estimated preliminary purchase consideration in the business combination has been allocated to the assets acquired and liabilities assumed of Workhorse based upon management’s preliminary estimate of their fair values as of the acquisition date. The allocations of the purchase price reflected in these unaudited pro forma condensed combined financial statements have not been finalized and are based upon the best available information at the current time. The allocation of the purchase price is preliminary and subject to adjustment during the measurement period, not to exceed one year from the acquisition date, as the Company finalizes valuations for tangible and intangible assets. The completion of the final allocation of the purchase price could cause material differences in the information presented.

The unaudited pro forma condensed combined financial statements and related notes herein present unaudited pro forma condensed combined financial condition and results of operations of Workhorse, after giving pro forma effect to the Pro Forma Transactions.

The business combination, the Pro Forma Transactions and the related adjustments are described in these accompanying notes to the unaudited pro forma condensed combined financial statements.

In the opinion of management, all material adjustments have been made that are necessary to present fairly, in accordance with Article 11 of Regulation S-X of the SEC, the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not purport to be indicative of the combined company’s financial position or results of operations of the combined company that would have occurred if the business combination had been completed on the dates indicated, nor are they indicative of the combined company’s financial position or results of operations that may be expected for any future period or date.

Note 2 — Conforming Accounting Policies

The accounting policies used in the preparation of these unaudited pro forma condensed combined financial statements are those set out in Motiv’s audited consolidated financial statements as of and for the year ended December 31, 2024, and Motiv’s unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2025. During the preparation of this unaudited pro forma condensed combined financial information, management performed a preliminary analysis of Workhorse’s financial information to identify differences in accounting policies as compared to those of Motiv. With the information currently available, management has determined that there were no significant accounting policy differences between Workhorse and Motiv and, therefore, no adjustments were made to conform Workhorse’s financial statements to the accounting policies used by Motiv in the preparation of the unaudited pro forma condensed combined financial statements. This conclusion is subject to change as further assessment will be performed and finalized for purchase accounting.

As part of the application of ASC 805, Motiv will continue to conduct a more detailed review of Workhorse’s accounting policies in an effort to determine if differences in accounting policies require further reclassification or adjustment of Workhorse’s results of operations or reclassification or adjustment of assets or liabilities to conform to Motiv’s accounting policies and classifications. Therefore, Motiv may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Note 3 — Estimated Consideration and Preliminary Purchase Price Allocation

The unaudited pro forma condensed combined financial statements reflect the preliminary allocation of the purchase consideration to identifiable net assets acquired. The fair value of Workhorse’s common stock issued as consideration in the amount of approximately 36.8 million shares was estimated using the closing price of $1.16 per share on September 10, 2025, which was the most recent practicable trading date prior to the date of this filing. The actual fair value of the equity consideration will be determined based on the share price on the merger closing date and may differ materially from the amount presented herein. The following table summarizes the consideration transferred to acquire Workhorse and preliminary allocation of the purchase price to the identifiable assets acquired and liabilities assumed, based on their estimated fair values as of the acquisition date:

Purchase Price Allocation
Assets acquired	$71,027,810
Goodwill	5,903,457
Liabilities assumed	(34,241,761)
Total purchase price	$42,689,506

The allocation of the purchase price is preliminary and subject to adjustment during the measurement period, not to exceed one year from the acquisition date, as the Company finalizes valuations for tangible and intangible assets. These adjustments may include changes in 1) fair values of property and equipment, 2) changes in allocations to intangible assets such as customer relationships, intellectual property, and goodwill, and 3) other changes to assets and liabilities.

Note 4 — Adjustments to the Unaudited Pro Forma Condensed Combined Financial Statements

The unaudited pro forma adjustments included in the Unaudited Pro Forma Condensed Combined Financial Statements are as follows:

Balance Sheet

The following pro forma adjustments have been reflected in the Transaction Adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2025. All adjustments are based on preliminary assumptions and valuations, which are subject to change. The pro forma adjustments give effect to the Business Combination as if it had occurred on June 30, 2025 and combines the historical balance sheets of Workhorse and Motiv as of such date.

a)      Convertible financing

The unaudited pro forma condensed combined balance sheet reflects the gross proceeds of the $5 million convertible note from the convertible financing, presented as an increase to convertible notes and a corresponding increase to cash and cash equivalents.

Financing costs of $562,595 incurred in connection with the issuance are recorded as an accrued liability due to the investor, and deal-related costs associated with the convertible notes that are not directly attributable to the financing are included in acquisition-related transaction costs discussed below at g.

b)      Sale leaseback of Union City Facility

The unaudited pro forma condensed combined financial statements include adjustments to reflect the sale and leaseback of Workhorse’s Union City, Indiana facility. The Property was sold to the Property Purchaser for $20 million in cash, and simultaneously, Workhorse entered into a 20-year lease of the facility.

The pro forma balance sheet reflects the removal of the net book value of the sold Property, the receipt of cash proceeds, the gain from the sale, and the recognition of a right-of-use asset and lease liability for the new lease.

c)      Merger consideration

In accordance with the terms of the Merger Agreement, all outstanding shares of common stock and preferred stock of Motiv and all of the financial indebtedness of Motiv will be cancelled. In exchange, the holders of such equity interests and the holders of such indebtedness will receive shares of Workhorse common stock as part of the Merger Consideration. Approximately 36.8 million shares will be issued to Motiv’s investors in exchange for the cancellation of Motiv’s financial indebtedness, and approximately 6.6 million shares will be issued to Workhorse’s investors in exchange for the cancellation of all of the Warrants issued to the investors.

As a result of the merger and the application of the acquisition method of accounting in accordance with ASC 805, the transaction will give rise to the recognition of goodwill, representing the excess of the total estimated purchase consideration over the preliminary fair value of the net identifiable assets acquired. The amount of goodwill recognized may change upon completion of the final purchase price allocation.

d)      Waiver, Repayment and Exchange Agreement

The pro forma adjustments reflect the repayment of Workhorse’s outstanding principal balance on the 2024 Notes and accrued interest. Adjustments also reflect the $9.9 million in cash collateral Workhorse deposited into the Lockbox account upon entry into the Repayment Agreements, which will be released to the 2024 Note Holder in connection with the Closing. Adjustments also reflect the issuance of rights to acquire shares of Workhorse Common Stock in exchange for the cancellation of all of the Warrants issued to the 2024 Note Holder.

e)      Stock options

The pro forma adjustments reflect the accelerated vesting of all unexercised and outstanding Workhorse stock options.

f)       Elimination of Workhorse accumulated deficit

Adjustment represents the elimination of Workhorse accumulated deficit upon consummation of the merger.

g)      Transaction costs

Adjustment represents the acquisition-related costs expected to be incurred.

h)      Director grants

Adjustment represents the issuance of 462,129 additional grants to the directors of Workhorse, which will be settled in cash. Amount is calculated using the closing price of $1.77 per share on August 15, 2025.

Statements of Operations

The following pro forma adjustments have been reflected in the Transaction Adjustments column in the accompanying unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and the year ended December 31, 2024. All adjustments are based on preliminary assumptions and valuations, which are subject to change. The pro forma adjustments reflect the effect of the Pro Forma Transactions on Workhorse’s and Motiv’s historical consolidated statements of operations as if the business combination occurred on January 1, 2024.

i)       Sale leaseback of Union City Facility

The unaudited pro forma condensed combined financial statements include adjustments to reflect the sale and leaseback of Workhorse’s Union City, Indiana facility. The pro forma statement of operations reflects the elimination of depreciation expense associated with the sold Property, the addition of lease expense, and the gain on sale of assets, assuming the transaction occurred on January 1, 2024.

j)       Acquisition-related costs

For the six months ended June 30, 2025, the Company incurred $500 thousand of acquisition-related costs. These expenses are included in general and administration expense on the historical condensed consolidated statement of operations for the six months ended June 30, 2025. The supplemental pro forma net loss for the six months ended June 30, 2025 was adjusted to exclude the acquisition-related costs, and instead, these costs and the remaining expected costs are reflected in pro forma statements of operations for the year ended December 31, 2024 to give effect to the business combination as if it had been completed on January 1, 2024.

k)      Interest expense

The unaudited pro forma condensed combined statement of operations reflects the elimination of historical interest expense associated with (i) the 2024 Notes that were repaid in full at the Closing and (ii) Motiv debt that was cancelled in exchange for equity consideration pursuant to the terms of the Merger Agreement. The adjustment removes interest expense that would not have been incurred had the repayment and cancellation occurred as of January 1, 2024.

Adjustment also includes estimated interest expense and the financing costs on the new convertible note issued in the amount of $5 million, as if the issuance occurred on January 1, 2024. The actual interest rate and terms may differ from the assumptions used in these pro forma financial statements.

l)       Change in fair value of warrants and convertible notes

The unaudited pro forma condensed combined statement of operations reflects the elimination of historical change in fair value of convertible notes and warrants associated with (i) the 2024 Notes that were repaid in full at the Closing and (ii) the warrants that were cancelled. The adjustment removes the change in fair value amounts that would not have been incurred had the repayment and cancellation occurred as of January 1, 2024.

m)     Workhorse stock compensation expense

The pro forma adjustments reflect the additional stock-based compensation expense incurred related to the accelerated vesting of all unexercised and outstanding Workhorse stock options and the issuance of additional grants to the directors of Workhorse as if the transaction occurred on January 1, 2024.

n)      Motiv stock compensation expense

As part of the merger agreement, all outstanding equity awards under Motiv’s equity incentive plan were cancelled without replacement or further obligation upon consummation of the merger. Accordingly, stock-based compensation expense related to those awards will not recur in the post-merger combined entity. For pro forma purposes, the Company has eliminated stock-based compensation expense that was included in Motiv’s historical financial statements (within Cost of revenues, Research and development, and Selling, general and administrative financial statement line items) for the year ended December 31, 2024 and the six months ended June 30, 2025.

o)      Weighted average shares outstanding

As part of the merger, the Company has adjusted the weighted average shares outstanding to reflect the share-related impacts of the transaction as if it had occurred on January 1, 2024. See calculation of the adjustment below:

	Year Ended 12/31/2024	Six Months Ended 6/30/2025
Elimination of Motiv historical weighted average shares outstanding	(789,702)	(791,878)
Issuance of common stock to Motiv investors and Workhorse investors	43,425,532	43,425,532
Accelerated vesting of Workhorse stock options and Director grants	84,000	84,000
Adjustment to weighted average shares outstanding	42,719,830	42,717,654

The pro forma basic and diluted net loss per share of common stock has been recalculated accordingly.

MEETING OF WORKHORSE STOCKHOLDERS

Date, Time and Place

The Meeting will be held on            , 2025 at            Eastern Time, unless adjourned or postponed to a later date. The Meeting will be held entirely online at www.virtualshareholdermeeting.com/WKHS2025. Workhorse is sending this proxy statement to its stockholders in connection with the solicitation of proxies by the Workhorse Board for use at the Meeting and any adjournments or postponements of the Meeting. This proxy statement is first being furnished to Workhorse stockholders on or about            , 2025.

Purposes of the Meeting

The purposes of the Meeting are:

1.      Proposal No. 1 — The Stock Issuance Proposal:    Approve, for purposes of complying with Nasdaq Listing Rules, the issuance of shares of Workhorse Common Stock, including (i) shares issuable pursuant to Rights to receive shares of Workhorse Common Stock to be issued to the 2024 Note Holder pursuant to the Repayment Agreement, (ii) shares issuable to the Motiv Securityholders pursuant to the terms of the Merger Agreement, and (iii) shares issuable pursuant to the Convertible Note;

2.      Proposal No. 2 — The Reverse Stock Split Proposal:    Approve, pursuant to Nevada Revised Statutes 78.2055, a reverse stock split of the outstanding shares of Workhorse Common Stock by a ratio of any whole number between 1-for-8 and 1-for-12, at any time prior to June 30, 2026, to be determined at the discretion of the Board of Directors of Workhorse;

3.      Proposal No. 3 — The Incentive Plan Proposal:    Approve the Amended and Restated Workhorse Group 2023 Long-Term Incentive Plan, to among other things, increase the number of shares of common stock available for the grant of equity awards following the Closing by an additional 1,500,000 shares;

4.      Proposal No. 4 — The Charter Amendment Proposal:    Approve the amendment and restatement of the Current Charter, in the form of the Proposed Charter attached to this proxy statement as Annex G, to among other things, effect the amendments related to governance described below in Proposal 5;

5.      Proposal No. 5 — The Advisory Charter Proposals:    Approve, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the SEC as three separate sub-proposals:

a.      increase the number of authorized shares of common stock to 100.0 million shares;

b.      opt-out of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, referred to as the Control Share Act; and

c.      add exclusive forum and waiver of jury trial provisions.

6.      Proposal No. 6 — The Director Election Proposal:    Approve the election of eight directors to serve on the Board of Directors of Workhorse until the 2026 annual meeting of stockholders of Workhorse, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. The majority of the Workhorse directors are expected to be removed and replaced by the new board of directors, as described herein, in connection with the Closing of the Merger;

7.      Proposal No. 7 — The Say-on-Pay Proposal:    Approve, on an advisory basis, the compensation of Workhorse’s named executive officers;

8.      Proposal No. 8 — The Auditor Ratification Proposal:    Ratify the appointment of Berkowitz Pollack Brant Advisors + CPAs as Workhorse’s independent auditors for the fiscal year ending December 31, 2025; and

9.      Proposal No. 9 — The Adjournment Proposal:    A proposal to allow the adjournment of the meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal or the Charter Amendment Proposal or in the event that the Company determines that one or more of the closing conditions under the Merger Agreement is not satisfied or waived.

Each of these proposals is more fully described in the accompanying proxy statement, which you are encouraged to read carefully. Under the Merger Agreement, the Closing is conditioned upon the approval of the Merger Proposals. The requisite stockholders of Motiv have voted in favor of the adoption and approval of the Merger Agreement and the transactions contemplated thereby.

Recommendations of the Workhorse Board

After careful consideration, the Workhorse Board has unanimously approved the Merger Agreement and the Merger and determined that each of the Merger Proposals is in the best interests of Workhorse and its stockholders, and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals. For additional information relating to the Workhorse Board’s evaluation of the Merger and the factors it considered in connection therewith, please see the section entitled “The Merger Agreement, the Merger and Related Transactions — The Workhorse Board’s Reasons for Approving the Merger.”

Record Date; Quorum; Voting Power

Only holders of record of issued and outstanding shares of Workhorse Common Stock as of the close of business on            , 2025, the Record Date for the Meeting, are entitled to notice of, and to vote at, the Meeting or any adjournment or postponement of the Meeting. Workhorse’s stockholders are entitled to one vote for each share of Workhorse Common Stock that they owned as of the close of business on the Record Date. If their shares are held in “street name” or are in a margin or similar account, they should contact their broker, bank or other nominee to ensure that votes related to the shares they beneficially own are properly counted. On the Record Date, there were            shares of Workhorse Common Stock outstanding.

A quorum of stockholders is necessary to hold a valid meeting. A quorum will exist at the Meeting with respect to each matter to be considered at the Meeting if the holders of a majority of the outstanding shares of Workhorse Common Stock as of the Record Date present by attending the virtual Meeting or represented by proxy at the Meeting. All shares represented by proxy are counted as present for purposes of establishing a quorum. As of the Record Date for the Meeting,            shares of Workhorse Common Stock would be required to achieve a quorum.

Voting and Revocation of Proxies

The proxy accompanying this proxy statement is solicited on behalf of the Workhorse Board for use at the Meeting. If, as of the Record Date referred to above, your shares were registered directly in your name with the transfer agent for Workhorse Common Stock, Empire Stock Transfer, Inc., then you are a stockholder of record. Whether or not you plan to attend the Meeting online, Workhorse urges you to fill out and return the proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

The procedures for voting are as follows:

If you are a stockholder of record, you may vote at the Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the internet or by telephone. Whether or not you plan to attend the Meeting, Workhorse encourages you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Meeting, you may still attend the Meeting and vote. In such case, your previously submitted proxy will be disregarded.

If you are a Workhorse stockholder of record, you may provide your proxy instruction in one of four different ways:

•        You can vote using the proxy card. Simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Meeting, Workhorse will vote your shares in accordance with the proxy card.

•        You can vote by proxy over the internet by following the instructions provided on the proxy card.

•        You can vote by proxy over the telephone by calling the toll-free number found on the proxy card.

•        You may attend the Meeting online upon entry of your 16-digit control number, which is included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your shares of Workhorse Common Stock at the Meeting or to vote by proxy prior to the Meeting. If you attend the Meeting and vote via the Internet, your vote will revoke any proxy that you have previously submitted. Simply attending the Meeting will not, by itself, revoke your proxy.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from Workhorse. Simply complete and mail the voting instruction card to ensure that your vote is counted. To vote at the Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

Workhorse provides internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

If you hold shares beneficially in street name and do not provide your broker or other agent with voting instructions, your shares may constitute “broker non-votes.” A “broker non-vote” occurs when shares held by a broker that are represented at the meeting are not voted with respect to a particular proposal because the broker has not received voting instructions from its client(s) with respect to such shares on how to vote and does not have or did not exercise discretionary authority to vote on the matter. Broker non-votes, if any, will be treated as shares that are present at the Meeting for purposes of determining whether a quorum exists. Brokers holding shares of record for customers generally are not entitled to vote on “non-routine” matters, unless they receive voting instructions from their customers. It is important that you provide voting instructions to your bank, broker or other nominee, if you wish to determine the voting of your shares. We anticipate that only the Reverse Stock Split Proposal and the Auditor Ratification Proposal will be considered routine matters that brokers are entitled to vote shares on without receiving instructions. For all other proposals, we do not anticipate broker non-votes and expect that such broker non-votes will have no effect on such proposals. To make sure that your vote is counted, you should instruct your broker to vote your shares of Workhorse Common Stock, following the procedures provided by your broker.

All properly executed proxies that are not revoked will be voted at the Meeting and at any adjournments or postponements of the Meeting in accordance with the instructions contained in the proxy. If a holder of Workhorse Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by that proxy will be voted “FOR” all of the proposals in accordance with the recommendation of the Workhorse Board.

If you are a stockholder of record of Workhorse, you may change your vote at any time before your proxy is voted at the Meeting in any one of the following ways:

•        You may submit another properly completed proxy with a later date by mail or via the internet.

•        You can provide your proxy instructions via telephone at a later date.

•        You may send a written notice that you are revoking your proxy over the internet, following the instructions provided on the Notice of Internet Availability.

•        You may attend the Meeting online and vote during the meeting by following the instructions at www.virtualshareholdermeeting.com/WKHS2025. Simply attending the Meeting will not, by itself, revoke your proxy and/or change your vote.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

Required Vote

Approval of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal, the Say-on-Pay Proposal, the Auditor Ratification Proposal, and, if presented, the Adjournment Proposal each requires the affirmative vote of holders of a majority of the votes cast by our stockholders present in person (which would include presence at the virtual Meeting) or represented by proxy at the Meeting and entitled to vote thereon.

Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the then outstanding shares of Workhorse Common Stock (which is equivalent to a majority of voting power of Workhorse).

The election of directors is decided by a plurality of the votes cast by the stockholders present in person (which would include presence at the virtual Meeting) or represented by proxy at the Meeting and entitled to vote on the election of directors. This means that each of the director nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors.

Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Workhorse may solicit proxies from Workhorse stockholders by personal interview, telephone, email, fax or otherwise. Workhorse has engaged Morrow Sodali to assist in the solicitation of proxies for the Meeting. Workhorse has agreed to pay Morrow Sodali a fee of $20,000, plus disbursements, and will reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Workhorse will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Workhorse Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Workhorse Common Stock and in obtaining voting instructions from those owners. Workhorse directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Other Matters

As of the date of this proxy statement, the Workhorse Board does not know of any business to be presented at the Meeting other than as set forth in the notice accompanying this proxy statement. If any other matters should properly come before the Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Proposal no. 1: THE StOCK ISSUANCE PROPOSAL

Overview

At the Meeting, Workhorse stockholders will be asked to approve pursuant to Nasdaq listing rules (i) the issuance of shares of Workhorse Common Stock, including shares issuable pursuant to rights to receive shares of Workhorse Common Stock, to the 2024 Note Holder pursuant to the Repayment Agreement, which, on a fully-diluted basis, will represent more than 20% of the shares of Workhorse Common Stock outstanding immediately prior to the Repayment and the Warrant Exchange, (ii) the issuance of shares of Workhorse Common Stock to the Motiv Securityholders pursuant to the terms of the Merger Agreement, which will represent more than 20% of the shares of Workhorse Common Stock outstanding immediately prior to the Merger, (iii) the issuance of shares pursuant to the Convertible Note, and (iv) the change of control of Workhorse resulting from the Merger.

In the case of the Repayment and the Warrant Exchange, Workhorse expects, prior to issuing any Merger Consideration, to issue to the 2024 Note Holder shares of Workhorse Common Stock and Rights to purchase shares of Workhorse Common Stock, which, on a fully-diluted basis, is expected to represent approximately 30% of the then-outstanding voting stock of Workhorse. After such Repayment and Warrant Exchange, Workhorse expects to issue to Motiv’s investors as Merger Consideration shares of Workhorse Common Stock which is expected to represent approximately 62.5% of the then-outstanding voting stock of Workhorse (which will include the shares of Workhorse Common Stock issued to the 2024 Note Holder pursuant to the immediately preceding sentence). In the case of the Convertible Financing, the Convertible Note will be automatically convertible into a number of shares of Workhorse stock equal to the principal amount then outstanding divided by 90% of the price per share paid by investors in the Equity Financing. Such shares issued may represent greater than 20% of Workhorse’s then-outstanding voting stock. Accordingly, Workhorse is seeking stockholder approval of the issuances in the Merger, the Convertible Financing, and the Repayment and Warrant Exchange under the Nasdaq rules.

Reasons for the Proposal

Because the Workhorse Common Stock is listed on Nasdaq, Workhorse is subject to the Nasdaq rules. Rule 5635(a) of the Nasdaq Listing Rules requires stockholder approval with respect to the issuance of Workhorse Common Stock, among other instances, when the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of Workhorse Common Stock before the issuance. Rule 5635(b) of the Nasdaq Listing Rules also requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Rule 5635(d) of the Nasdaq Listing Rules also requires stockholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may be equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

As described above, Workhorse expects to issue shares of Workhorse Common Stock equal to 20% or more of the outstanding shares of Workhorse Common Stock before the issuance pursuant to the Repayment and the Warrant Exchange and pursuant to the Merger. In addition, the issuance of shares pursuant to the Convertible Financing may also exceed such 20% threshold under certain circumstances.

Vote Required

The Stock Issuance Proposal requires the receipt of the affirmative vote of a majority of the shares of Workhorse Common Stock present virtually or by proxy and voting on this matter at the Meeting.

Recommendation of the Workhorse Board for Proposal No. 1

The Workhorse Board recommends a vote “FOR” the approval of the Stock Issuance Proposal.

Proposal No. 2: THE REVERSE STOCK SPLIT PROPOSAL

General

The Workhorse Board has unanimously adopted resolutions approving a proposal to effect a reverse split of all Workhorse’s outstanding shares of Workhorse Common Stock, at a ratio between 1-for-8 and 1-for-12, to be determined at the discretion of the Workhorse Board (the “Reverse Split”), for the purpose of complying with the Nasdaq Listing Rules, subject to the Workhorse Board’s discretion to abandon such Reverse Split. If this proposal is approved, the Board may decide not to effect the Reverse Split if it determines that it is not in the best interests of Workhorse to do so. The Workhorse Board does not currently intend to seek re-approval of the Reverse Split for any delay in implementing the Reverse Split unless the Reverse Split has not been effected on or before            , 2026 (the “Authorized Period”). If the Workhorse Board determines to implement the Reverse Split, it will become effective as of the date and time determined by the Workhorse Board and specified in the resolutions approving the Reverse Split, which is expected to occur soon after the Meeting.

Reason for the Proposal

A reverse stock split will likely be necessary to comply with Nasdaq rules. Workhorse Common Stock is currently listed on Nasdaq under the symbol “WKHS.” Workhorse intends to file an initial listing application pursuant to the terms of the Merger Agreement for the Combined Company to list Workhorse Common Stock on Nasdaq after Closing.

Nasdaq Rule 5110(a) requires Nasdaq-listed companies to file an initial listing application and comply with its initial listing standards for change of control transactions that will result in a non-Nasdaq-listed company controlling the existing listed company. Although Nasdaq’s definition of a “change of control” is not definitive, Nasdaq will likely consider the Merger to be a change of control and require Workhorse to apply for initial listing of the Combined Company after Closing. One of the initial listing standards Workhorse must meet is a minimum share price, which, depending on other Workhorse financial metrics, will be between $2 per share and $4 per share. As a result, Workhorse may need to effect a reverse stock split to meet such initial listing standard and attain Nasdaq approval for continued listing of the Combined Company after Closing. In addition, it is a condition to the closing of the Merger that the shares of Workhorse Common Stock to be issued in the Merger pursuant to the Merger Agreement have been approved for listing on Nasdaq. Therefore, the reverse stock split may be necessary in order to consummate the Merger.

We also believe that the Reverse Split could enhance the appeal of Workhorse Common Stock to the financial community, including institutional investors, and the general investing public. We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced securities and that brokerage firms may be reluctant to recommend lower-priced stock to their clients, which may be due in part to a perception that lower-priced securities are less promising as investments, are less liquid in the event that an investor wishes to sell its shares, or are less likely to be followed by institutional securities research firms and therefore to have less third-party analysis of Workhorse available to investors. In addition, certain institutional investors or investment funds may be prohibited from buying stocks whose price is below a certain threshold. We believe that the reduction in the number of issued and outstanding shares of Workhorse Common Stock caused by the Reverse Split, together with the anticipated increased stock price immediately following and resulting from the Reverse Split, may encourage interest and trading in Workhorse Common Stock and possibly promote greater liquidity for Workhorse stockholders.

Reducing the number of outstanding shares of Workhrose Common Stock through the Reverse Split is intended, absent other factors, to theoretically increase the per share market price of Workhorse Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the market price of Workhorse Common Stock. As a result, there can be no assurance that the Reverse Split, if completed, will result in the intended benefits described above, that the market price of Workhorse Common Stock will increase following the Reverse Split, or that the market price of Workhorse Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of Workhorse Common Stock after the Reverse Split will increase in proportion to the reduction in the number of shares of Workhorse Common Stock outstanding before such Reverse Split. Accordingly, the total market capitalization of Workhorse Common Stock after the Reverse Split may be lower than the total market capitalization before the Reverse Split. We cannot be sure that the share price of Workhorse Common Stock will comply with the requirements for listing of the Workhorse Common Stock on Nasdaq in connection with the Merger or in the future or that the Combined Company will comply with Nasdaq’s continued listing requirements.

Broad Discretion to Implement the Reverse Split

If this proposal is approved by Workhorse’s stockholders, the Workhorse Board will have the authority, in its sole determination without any further action necessary by the stockholders, to effect the Reverse Split during the Authorized Period at a ratio set forth in the above range, as determined by the Workhorse Board. The Workhorse Board may, in its sole determination, choose to not effect the Reverse Split. The Workhorse Board believes that granting this discretionary authority provides the Workhorse Board with maximum flexibility to react to prevailing market conditions and future changes to the market price of Workhorse Common Stock, and therefore better enables it to act in the best interests of Workhorse in connection with completing the Merger.

At the close of business on            , 2025, Workhorse had            shares of Workhorse Common Stock issued and outstanding. Following the effectiveness of the Reverse Split, if implemented, at a 1-for-8 ratio, Workhorse would have approximately            shares of Workhorse Common Stock issued and outstanding (without giving effect to the treatment of fractional shares or any issuances of Workhorse Common Stock after            , 2025, including in connection with the Merger, the Repayment and Warrant Exchange, or the Convertible Financing) following the Reverse Split and at a 1-for-12 ratio, Workhorse would have approximately            shares of Workhorse Common Stock issued and outstanding (without giving effect to the treatment of fractional shares or any issuances of Workhorse Common Stock after            , 2025, including in connection with the Merger, the Repayment and Warrant Exchange, or the Convertible Financing) following the Reverse Split. The actual number of shares of Workhorse Common Stock outstanding after giving effect to the Reverse Split will depend on the ratio that is ultimately selected by the Workhorse Board and the number of shares of Workhorse Common Stock outstanding at the time the Reverse Split is effected. Workhorse does not expect the Reverse Split to have any economic effect on stockholders, warrant holders, debt holders or holders of options, except to the extent the Reverse Split results in fractional shares as discussed below.

Procedure for Effecting the Reverse Split

Subject to the stockholder approval, if the Workhorse Board decides to implement the Reverse Split, the Workhorse Board will effect the Reverse Split at a ratio between 1-for-8 and 1-for-12, to be determined at the discretion of the Workhorse Board. The proposed Reverse Split would become effective as of the date and time determined by the Workhorse Board and specified in the resolutions approving the actual Reverse Stock Split, which we expect will be soon after the Meeting (the “Reverse Split Effective Time”). Effective as of the Reverse Split Effective Time, shares of Workhorse Common Stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of Workhorse or its stockholders, into a lesser number of new shares of Workhorse Common Stock in accordance with the Reverse Split ratio determined by the Workhorse Board. No further action on the part of Workhorse’s stockholders would be required, and all shares of Workhorse Common Stock that were issued and outstanding immediately prior thereto would automatically be converted into new shares of Workhorse Common Stock based on the Reverse Split exchange ratio. As soon as practicable after the effective date of the Reverse Split, stockholders of record on the record date for the implemented Reverse Split would receive a letter from our transfer agent asking them to return the outstanding certificates representing our pre-split shares, which would be cancelled upon receipt by our transfer agent, and new certificates representing the post-split shares of Workhorse Common Stock would be sent to each of our stockholders. Workhorse will bear the costs of the issuance of the new stock certificates.

Effects of the Reverse Split

If the Reverse Split is approved by the stockholders and implemented by the Board, the principal effect will be to proportionately decrease the number of outstanding shares of Workhorse Common Stock based on the split ratio. Shares of Workhorse Common Stock are currently registered under Section 12(b) of the Exchange Act, and the Company is therefore subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Split will not affect the registration of Workhorse Common Stock with the SEC or Nasdaq, where the Common Stock is traded. Following the Reverse Split, Workhorse Common Stock would continue to be listed on Nasdaq, assuming the Company’s compliance with the other continued listing standards of Nasdaq, although the shares will receive a new CUSIP number.

Proportionate voting rights and other rights of the holders of shares of Workhorse Common Stock will not be affected by the Reverse Split, other than as a result of the treatment of fractional shares as described below. For example, a holder of 2% of the voting power of the outstanding shares immediately prior to the effectiveness of the Reverse Split will generally continue to hold 2% of the voting power of the outstanding Common Stock after the Reverse Split. The number of stockholders of record will not be affected by the Reverse Split, other than as a result of the treatment of fractional shares as described below.

The table below illustrates the number of shares of Common Stock authorized for issuance following the Reverse Split, the approximate number of shares of Common Stock that would remain outstanding following the Reverse Split, and the number of unreserved shares of Common Stock available for future issuance following the Reverse Split. The information in the following table is based on            shares of Workhorse Common Stock issued and outstanding as the Record Date and            shares reserved for future issuance as of the Record Date.

Proposed Ratio	Number of Shares of Workhorse Common Stock Authorized	Approximate Number of Shares of Workhorse Common Stock Outstanding	Approximate Number of Unreserved Shares of Workhorse Common Stock Available for Future Issuance
1-for-8(1)	36,000,000
1-for-12(1)	36,000,000

____________

(1)      All share numbers are rounded up to the nearest whole share but otherwise do not reflect the potential effect of rounding up for fractional shares that may result from the Reverse Split, which is subject to the Board’s discretion to instead pay cash in lieu of any fractional shares.

Effect of the Reverse Split on Workhorse’s 2023 Long-Term Incentive Plan, Warrants, and Convertible or Exchangeable Securities

Based upon the split ratio, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise or conversion of all outstanding options, warrants, convertible or exchangeable securities entitling the holders to purchase, exchange for, or convert into, shares of Workhorse Common Stock. This would result in approximately the same aggregate price being required to be paid under such options, warrants, convertible or exchangeable securities upon exercise, and approximately the same value of shares of Workhorse Common Stock being delivered upon such exercise, exchange or conversion, immediately following the Reverse Split as was the case immediately preceding such Reverse Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to these securities will be proportionately adjusted based upon the ratio determined by the Workhorse Board, subject to our treatment of fractional shares.

As further described in Proposal 3, the number of shares available under Workhorse’s Amended and Restated 2023 Long-Term Incentive Plan will be automatically adjusted in connection with the Reverse Split. Accordingly, following the effective time of the Reverse Split, there will be an increase in the number of available shares of Workhorse Common Stock available for future awards under the Amended and Restated 2023 Long-Term Incentive Plan.

Additional shares of Workhorse Common Stock, if issued in connection with an equity award, would have a dilutive effect on the percentage of equity of Workhorse owned by our present stockholders.

Accounting Matters

The Reverse Split will not affect the par value of Workhorse Common Stock per share, which will remain $0.001 par value per share. As a result, the stated capital attributable to Workhorse Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Split. Reported per share net income or loss will be higher because there will be fewer shares of Workhorse Common Stock outstanding.

Effective Date

The Reverse Split would become effective as of the date and time determined by the Workhorse Board and specified in the resolutions approving the actual Reverse Split (the “Reverse Split Effective Date”). On the Reverse Split Effective Date, shares of Workhorse Common Stock issued and outstanding, in each case, immediately prior thereto, will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of Workhorse Common Stock in accordance with the ratio determined by the Board within the limits set forth in this proposal.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares of Workhorse Common Stock following the implementation of the Reverse Split, the Workhorse Board does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act, and the implementation of the proposed Reverse Split will not cause Workhorse to go private.

Treatment of Fractional Shares

No fractional shares would be issued if, as a result the Reverse Split, a registered stockholder would otherwise become entitled to a fractional share. Rather, either (i) fractional shares that would be created as a result of the Reverse Split will be rounded upward to the nearest whole share, or (ii) stockholders will receive cash equal to the market value of the fractional share, determined by multiplying such fraction by the closing sales price of the Workhorse Common Stock as reported on the Nasdaq on the last trading day before the Reverse Split Effective Date (as adjusted to give effect to the Reverse Split), with such determination regarding the treatment of fractional shares to be made by the Workhorse Board in its sole discretion prior to effecting the Reverse Split. The ownership of a fractional share will not give a stockholder any voting, dividend or other right except, to the extent the Workhorse Board decides to pay cash in lieu of fractional shares, the right to receive the cash payment therefor. If a stockholder is entitled to a cash payment in lieu of any fractional share, a check will be mailed to the stockholder’s registered address as soon as practicable after the Reverse Split Effective Date. By signing and cashing the check, stockholders will warrant that they owned the shares of Workhorse Common Stock for which they received such cash payment. To the extent the Workhorse Board decides to round up fractional shares, share interests issued due to rounding will be given solely to save the expense and inconvenience of issuing fractional shares of Workhorse Common Stock and will not represent separately bargained for consideration.

Book-Entry Shares

If the Reverse Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical share certificate), either as direct or beneficial owners, will have their holdings electronically adjusted by Workhorse’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from Workhorse’s transfer agent that indicates the number of shares owned in book-entry form.

Certificated Shares

If the Reverse Split is effected, stockholders holding certificated shares (i.e., shares represented by one or more physical share certificates) will receive a transmittal letter from Workhorse’s transfer agent promptly after the Reverse Split Effective Time. The transmittal letter will be accompanied by instructions specifying how stockholders holding certificated shares can exchange certificates representing the pre-split shares for a statement of holding. Beginning after the Reverse Split Effective Date, each certificate representing shares of our pre-split Workhorse Common Stock will be deemed for all corporate purposes to evidence ownership of post-split Workhorse Common Stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Possible Effects of Additional Issuances of Workhorse Common Stock

Following the Reverse Split Effective Time, there will effectively be an increase in the number of authorized but unissued shares of Workhorse Common Stock because the authorized but unissued shares will not be subject to the Reverse Split of the outstanding shares of Workhorse Common Stock. Under the Nevada Revised Statutes (the “NRS”), the Workhorse Board can issue additional shares of Workhorse Common Stock without further vote of our stockholders except as may be required in particular cases by our Articles of Incorporation, the NRS or other applicable law, regulatory agencies or Nasdaq Listing Rules. Stockholders do not have preemptive rights to subscribe to additional securities that we may issue, which means that current stockholders do not have a prior right thereunder to purchase any new issue of Workhorse Common Stock, or securities that are convertible into Workhorse Common Stock, in order to maintain their proportionate ownership interests in Workhorse.

Additional shares of Workhorse Common Stock, if issued, would have a dilutive effect upon the percentage of equity of Workhorse owned by our present stockholders. The issuance of such additional shares of Workhorse Common Stock might be disadvantageous to current stockholders in that any additional issuances would potentially reduce per share dividends, if any. Stockholders should consider, however, that the possible impact upon dividends is likely to be minimal in view of the fact that Workhorse does not intend to pay any cash dividends on Workhorse Common Stock in the foreseeable future. In addition, the issuance of such additional shares of Workhorse Common Stock, by reducing the percentage of equity of Workhorse owned by present stockholders, would reduce such present stockholders’ ability to influence the election of directors or any other action taken by the holders of Workhorse Common Stock.

The Workhorse Board could, subject to its fiduciary duties and applicable law, use the effectively increased number of authorized but unissued shares of Workhorse Common Stock to frustrate persons seeking to take over or otherwise gain control of Workhorse by, for example, privately placing shares with purchasers who might side with the Workhorse Board in opposing a hostile takeover bid. Shares of Workhorse Common Stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal the Workhorse’s bylaws or Articles of Incorporation would not receive the requisite vote. Such uses of the Workhorse Common Stock could render more difficult, or discourage, an attempt to acquire control of Workhorse if such transactions were opposed by the Workhorse Board. A result of this anti-takeover effect could be that stockholders would be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of Workhorse Common Stock, if the same was so offered by a party attempting a hostile takeover of Workhorse.

Certain Material U.S. Federal Income Tax Consequences of a Reverse Stock Split

The following discussion summarizes certain material U.S. federal income tax consequences of the Reverse Split to a U.S. stockholder (as defined below). This discussion is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of Workhorse Common Stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of Common Stock is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder who may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities who elect to use a mark-to-market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding

Common Stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of Common Stock in connection with employment or other performance of services; (10) dealers and other stockholders who do not own their shares of Common Stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; (14) stockholders who directly or indirectly hold their stock in an entity that is treated as a partnership for U.S. federal tax purposes or (15) stockholders who own at least five percent (by vote or value) of the total outstanding stock of Workhorse. Moreover, this description does not address the special accounting rules under Section 451(b) of the Code, the Medicare contribution tax on net investment income or the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the Reverse Split.

This summary only applies to U.S. stockholders that hold shares of Workhorse Common Stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). The following summary also does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Reverse Split (whether or not any such transactions are consummated in connection with the Reverse Split), including the Merger, or the tax consequences to holders of options, warrants or similar rights to acquire Workhorse Common Stock.

There can be no assurance that the Internal Revenue Service (the “IRS”) will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No opinion of counsel or ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the Reverse Split.

This discussion is for general information only and is not tax advice. All stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the Reverse Split.

Tax Consequences to U.S. Stockholders

We intend to treat the Reverse Split as a reorganization under Section 368(a)(1)(E) of the Code. Assuming the Reverse Split so qualifies, U.S. Stockholders should not recognize any gain or loss for U.S. federal income tax purposes as a result of the Reverse Split, except to the extent of any cash received in lieu of a fractional share of Workhorse Common Stock (which fractional share will be treated as received and then exchanged for cash), to the extent the Workhorse Board decides to pay cash in lieu of any fractional shares. In general, each stockholder’s aggregate tax basis in the Workhorse Common Stock received in the Reverse Split, including any fractional share treated as received and then exchanged for cash, should equal the stockholder’s aggregate tax basis in the Workhorse Common Stock exchanged in the Reverse Split. In addition, each stockholder’s holding period for the Workhorse Common Stock it receives in the Reverse Split should include the stockholder’s holding period for the Workhorse Common Stock exchanged in the Reverse Split. U.S. stockholders that acquired shares of Workhorse Common Stock on different dates or at different prices should consult their own tax advisors regarding the allocation of tax basis and holding period among Workhorse Common Stock received pursuant to the Reverse Split.

In general, a stockholder who receives cash in lieu of a fractional share of Workhorse Common Stock pursuant to the Reverse Split should be treated for U.S. federal income tax purposes as having received a fractional share pursuant to the Reverse Split and then as having received cash in exchange for the fractional share and should generally recognize capital gain or loss equal to the difference between the amount of cash received and the stockholder’s tax basis allocable to the fractional share. Any capital gain or loss will generally be long term capital gain or loss if the stockholder’s holding period in the fractional share is greater than one year as of the Reverse Split Effective Date. Special rules may apply to cause all or a portion of the cash received in lieu of a fractional share to be treated as dividend income with respect to certain stockholders who own more than a minimal amount of Workhorse Common Stock (generally more than 1%) or who exercise some control over the affairs of Workhorse. Stockholders should consult their own tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

The Workhorse Board may instead decide to cause fractional shares of Workhorse Common Stock to be rounded up and converted to the nearest whole share. The U.S. federal income tax treatment of the conversion of a fractional share to a whole share is not clear. It is possible that the conversion of a fractional share of Workhorse Common Stock to a whole share of Workhorse Common Stock may be treated as a distribution taxable as a dividend or as an amount received in exchange for Workhorse Common Stock. We intend to treat the conversion of a fractional share of Workhorse Common Stock to a whole share of Workhorse Common Stock in the Reverse Split as a non-recognition event, but there can be no assurance that the IRS or a court would not successfully assert otherwise.

Information Reporting and Backup Withholding for Cash Payments In Lieu of Fractional Shares

Payments of cash made in lieu of a fractional share of Workhorse Common Stock may, under certain circumstances, be subject to information reporting and backup withholding. To avoid backup withholding, each holder of Workhorse Common Stock that does not otherwise establish an exemption should furnish on applicable IRS forms its taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax and amounts withheld will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely and properly furnished to the IRS. Holders of Workhorse Common Stock should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

No Right of Dissent or Appraisal

Under NRS 92A.300 to 92A.500, inclusive, under certain circumstances, stockholders of a Nevada corporation may be entitled to dissent and demand payment of the fair value of such stockholder’s shares in the event of certain corporate actions, including reverse stock splits of a class or series held without correspondingly decreasing the number of authorized shares of the same class or series if money will be paid or scrip will be issued to stockholders who in the aggregate hold one percent or more of the outstanding shares of the affected class or series, and would otherwise be entitled to receive a fraction of a share in the exchange of their outstanding shares.

However, there is no such right of dissent for holders of a class or series of stock that is a “covered security” under Section 18(b)(1)(A) or (B) of the Securities Act. Workhorse Common Stock is listed on the Nasdaq Capital Market, a national securities exchange, making it a “covered security” within the meaning of Section 18(b)(1)(A) of the Securities Act. Therefore, the holders of Workhorse Common Stock will not have the right under the NRS to dissent from, or demand payment for their shares in connection with, the Reverse Split, and Workhorse will not independently provide our stockholders with such a right.

Required Vote

The Reverse Split requires the receipt of the affirmative vote of a majority of the shares of Workhorse Common Stock present virtually or by proxy and voting on this matter at the Meeting.

Recommendation of the Workhorse Board for Proposal No. 2

The Workhorse Board recommends a vote “FOR” the Reverse Split, at the discretion of the Workhorse Board, as described herein.

Proposal No. 3: THE INCENTIVE PLAN PROPOSAL

We are asking our stockholders to approve the Amended and Restated Workhorse Group 2023 Long-Term Incentive Plan (the “Restated 2023 LTIP”). Throughout this proxy statement, we refer to our current 2023 Long-Term Incentive Plan, as originally established in March 2023, as the 2023 LTIP, and we refer to the Amended and Restated 2023 LTIP, as approved by the Workhorse Board and recommended for approval by stockholders at the Annual Meeting, as the Restated 2023 LTIP.

We are seeking stockholder approval of the Restated 2023 LTIP in order to:

•        increase the number of shares of Workhorse Common Stock we have available for the grant of equity awards by an additional 1,500,000 shares,

•        implement a corresponding increase to the number of shares that may be issued in settlement of exercised incentive stock options by an additional 1,500,000 shares,

•        increase the annual director compensation limit to $750,000, and

•        adopt other changes to provide for administrative flexibility.

If the Restated 2023 LTIP is approved by the stockholders, the applicable number of shares reserved for issuance under the Restated 2023 LTIP and the incentive stock option exercise share limits as referenced above will be automatically adjusted for any Reverse Stock Split, and the Restated 2023 LTIP (as adjusted) will become effective automatically upon the Closing.

The Workhorse Board approved the Restated 2023 LTIP to ensure our continued ability to offer equity-based incentives to (a) attract and retain directors, executives, employees, and consultants and reward them for making major contributions to the success of Workhorse, (b) promote the long-term success of Workhorse and our affiliates, and (c) further align participants’ interests with those of Workhorse’s other stockholders and thereby promote the growth in value of Workhorse’s equity and enhancement of long-term shareholder return. These objectives are accomplished by making long-term incentive awards under the Restated 2023 LTIP, thereby providing participants with a proprietary interest in the growth and performance of Workhorse. The Workhorse Board believes this type of compensation is critical to our ability to attract and retain highly qualified individuals and otherwise attain our goals, while also aligning these individuals’ interests with those of our stockholders. However, the Workhorse Board does not believe we have sufficient shares available for future delivery under the 2023 LTIP to accomplish these purposes. In addition, the Workhorse Board believes certain provisions require updating to align with market standards and to provide for increased administrative flexibility for the Workhorse Board to determine the applicable terms of Awards. Accordingly, we are seeking approval of the Restated 2023 LTIP in order to have shares available to issue equity awards to appropriately retain and incentivize our employees after taking in consideration our increased workforce size that will result from the Merger. If Proposal No. 3 is not approved by our stockholders, we believe our ability to attract and retain the talent we need to stay competitive in our industry following the Closing would be seriously and negatively impacted, which could affect the long-term success of Workhorse.

The Restated 2023 LTIP includes the following material changes from the terms of the 2013 LTIP:

•        Increased the number of shares of Workhorse Common Stock available for the grant of equity awards by an additional 1,500,000 shares, with a corresponding increase to the number of shares that may be issued pursuant to the exercise of incentive stock options by an additional 1,500,000 shares;

•        Updated director annual compensation limit to $750,000;

•        More flexible administrative provisions, including:

•        More flexibility to determine applicable treatment of awards in a change in control, including cancelling unvested awards for no consideration;

•        Clawback/forfeiture of awards in compliance with Workhorse’s clawback policy and Dodd-Frank requirements.

•        Discretion to prohibit option exercises during a 30-day period for administrative convenience;

•        Discretion to appropriately adjust award vesting schedule if a change in FTE status;

•        Ability to unilaterally amend awards in manner that doesn’t materially impair the participant rights;

•        Provide that awards other than incentive stock options are not required to be granted within 10 years of the most recent approval;

•        Removal of the default one-year minimum vesting requirements for awards; and

•        Allow for delegation of authority to approve equity grants under the Restated 2023 LTIP to extent permitted by applicable law.

Key Features of the Restated 2023 LTIP

Some key features of the Restated 2023 LTIP, which are designed to protect our stockholder’s interests, are described below with additional detail provided in the Summary of the Terms of the Restated 2023 LTIP below and the full text of the Restated 2023 LTIP, a copy of which is attached to this proxy statement as Annex F:

•        Administration.    The Restated 2023 LTIP would generally be administered by the Human Resource Management and Compensation Committee, which is composed entirely of independent, non-employee directors, and which currently administers our 2023 LTIP.

•        Stockholder Approval is Required for Any Additional Shares.    The Restated 2023 LTIP does not contain an annual “evergreen” provision, but instead reserves a fixed maximum number of shares of common stock. Additional stockholder approval is required to increase that number.

•        Stockholder Approval is Required for Repricings.    Stock options and stock appreciation rights may not be repriced without stockholder approval.

•        No Liberal Share Recycling.    Shares tendered, exchanged or withheld to pay the exercise price or to satisfy withholding taxes of an award are not available again for grant.

•        Award Limits for Non-Employee Directors.    The aggregate value of all regular compensation paid to any non-employee director for services rendered in any annual period measured from one regular annual meeting date to the next annual meeting, inclusive of cash and the grant date fair value of equity awards under the Restated 2023 LTIP, is limited to $750,000.

•        No Dividend Payment Until Underlying Shares Vest.    Dividends and dividend equivalents on awards vest and are paid only if and to the extent those underlying awards become vested.

•        No Liberal Change in Control Definition.    The Restated 2023 LTIP defines change in control based, in part, on the consummation of the transaction rather than the announcement or stockholder approval of the transaction, including for purposes of determining eligibility for any double-trigger vesting acceleration benefits for any awards assumed, continued or replaced in the change in control transaction.

Historical Award Information

The following table includes information regarding outstanding equity awards previously granted under our equity plans and the number of shares available for the grant of future awards under the 2023 LTIP as of September 18, 2025.

Total stock options outstanding	1,186
Weighted-average exercise price of stock options outstanding	$2,567.50
Weighted-average remaining contractual term of stock options outstanding	6.28
Total full value awards outstanding(1)	74,177
Shares remaining available for grant under the 2023 LTIP(2)	208,234
Total shares of common stock outstanding	18,946,016

____________

(1)      Includes 32,852 outstanding shares of restricted stock and 50,477 shares underlying outstanding unvested performance share unit awards. The number of shares subject to outstanding performance share unit awards assumes performance at target (100%). The performance share unit awards can be earned between 0% and 200%.

(2)      Assumes outstanding performance share unit awards vest at the target level and are settled in cash.

If stockholders do not approve the Restated 2023 LTIP, Workhorse will continue to have the authority to grant awards under the 2023 LTIP under its current provisions. However, without the Restated 2023 LTIP, we estimate that the shares available for grant under the 2023 LTIP will be insufficient to meet our anticipated employee recruiting and retention needs following the Closing. In developing the size of the share pool and request for additional shares under the Restated 2023 LTIP, we were mindful of the pool’s potentially dilutive impact on our stockholders. In that regard, we are proposing a share pool that, in terms of size and expected duration, falls within industry practice.

Accordingly, on            , 2025 the Workhorse Board approved and adopted the Restated 2023 LTIP, subject to approval at the Annual Meeting.

SUMMARY OF THE TERMS OF THE RESTATED 2023 LTIP

The following is a summary of the principal features of the Restated 2023 LTIP. This summary does not purport to be a complete description of all of the provisions of the Restated 2023 LTIP. It is qualified in its entirety by reference to the full text of the Restated 2023 LTIP, a copy of which is attached to this proxy statement as Annex F and is hereby incorporated into this proxy statement by reference. Stockholders are urged to read the actual text of the Restated 2023 LTIP in its entirety.

TYPES OF AWARDS

The grant of a benefit or award under the Restated 2023 LTIP is referred to as an “Award.” The types of Awards that may be granted under the Restated 2023 LTIP are incentive stock options (“ISOs”), non-qualified stock options (“NQOs”, which together with ISOs are referred to collectively as “Options”), stock appreciation rights (“SARs”), and Full Value Awards (including restricted stock, restricted stock units, performance shares and performance units), each as described in more detail below.

PURPOSE

The purpose of the Restated 2023 LTIP is to advance the interests of Workhorse and its stockholders by providing an incentive to attract and retain the best qualified personnel to perform services for Workhorse, by motivating such persons to contribute to the growth and profitability of Workhorse, by aligning their interests with the interests of Workhorse’s stockholders and by rewarding such persons for their services by tying a portion of their total compensation package to the success of Workhorse.

ADMINISTRATION OF THE RESTATED LTIP; PARTICIPATION

The authority to control and manage the operation and administration of the Restated 2023 LTIP generally will be vested in a committee of the Workhorse Board (the “Committee”), which is selected by the Workhorse Board and must consist of two or more members of the Workhorse Board and persons who are independent for purposes of applicable securities exchange listing requirements. Unless removed by the Workhorse Board or unless said Committee no longer exists or does not satisfy the securities exchange listing requirements or for other reasons determined by the Workhorse Board, our Human Resource Management and Compensation Committee will be the Committee for purposes of this Restated 2023 LTIP. For any reason determined by the Workhorse Board, the Workhorse Board may take any actions under the Restated 2023 LTIP that would otherwise be the responsibility of the Committee; provided, however, that only members of the Workhorse Board who are independent directors will take action with respect to grants to employees. In no event will the Committee’s duties under the Restated 2023 LTIP exceed the duties of the Committee in the applicable charter documents and to the extent that Restated 2023 LTIP provides for allocation to the Committee of duties that exceed such authority, the actions of the Committee under the Restated 2023 LTIP will be taken by the Workhorse Board.

Subject to the terms of the Restated 2023 LTIP, the Committee selects the Eligible Persons (as defined below) who will receive Awards, to determine the time or times of receipt of Awards, to determine the types of Awards and the number of shares of Workhorse Common Stock or other amounts covered by the Awards, to establish the terms, conditions, performance measures and targets, restrictions and other provisions of such Awards, to cancel or suspend Awards, modify the terms of, reissue or repurchase Awards, and accelerate the exercisability or vesting of any Award. The Committee also has the authority to establish, amend and rescind any rules and regulations relating to the Restated 2023 LTIP, make all other determinations that may be necessary or advisable for the administration of the Restated 2023 LTIP, and conclusively interpret the Restated 2023 LTIP. Except to the extent prohibited by applicable law or the applicable rules of a securities exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, which allocation or delegation may be revoked by the Committee at any time.

The persons eligible to receive Awards (“Eligible Persons”) are employees of ours or our affiliates, consultants, or other persons providing services to us or our affiliates and members of the Workhorse Board; provided that ISOs may only be granted to our employees or certain of our corporate subsidiaries.

As of September 18, 2025, there were approximately 108 employees, seven non-employee directors, and no consultants who would be considered Eligible Persons for purposes of the Restated 2023 LTIP, although under our existing policies there are only 15 employee participants in the 2023 LTIP as of such date (which 2023 LTIP has the same eligibility provisions as the Restated 2023 LTIP). The consideration to be received by us for the granting of Awards under the Restated 2023 LTIP is service to us or our affiliates. An Eligible Person who is granted an Award under the Restated 2023 LTIP is referred to as a “participant” in the Restated 2023 LTIP.

AVAILABLE SHARES AND SHARE INFORMATION; LIMITATIONS ON AWARDS

If approval of the Restated 2023 LTIP is obtained, the total number of shares of Workhorse Common Stock that will be available for issuance would be increased by 1,500,000 shares. Accordingly, the aggregate number of shares of Workhorse Common Stock that may be issued pursuant to awards granted under the Restated 2023 LTIP on and after the Closing would be            shares, reduced by one share subject to any Award granted under the 2023 LTIP after            , 2025 and prior to the Closing, and increased by the number of any Returning Shares (as defined below).

The term “Returning Shares” means the number of shares subject to awards granted under the Workhorse Group Inc. 2017 Incentive Stock Plan, the Workhorse Group Inc. 2019 Incentive Stock Plan, and the 2023 LTIP that were outstanding as of            , 2025 or granted under the 2023 LTIP after            , 2025 and prior to the Closing, and which awards terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, or that are settled in cash.

Shares covered by an Award granted under the Restated LTIP will only be counted as used to the extent they are actually used. A share of Workhorse Common Stock issued in connection with any Award granted under the Restated 2023 LTIP will reduce the total number of shares under the Restated 2023 LTIP by one share.

Any shares of Workhorse Common Stock that (1) are subject to an Award under the Restated LTIP that terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, or that are settled in cash (collectively referred to as “Recycled Shares”) will again be available for grant under the Restated 2023 LTIP. Shares that are not issued or delivered as the result of the net settlement of an Option or SAR, shares tendered or withheld to pay the exercise price or withholding taxes relating to an Award, shares repurchased on the open market with the proceeds of the Option exercise price, or shares subject to Substitute Awards (defined below) are not treated as Recycled Shares or Returning Shares and will not again be available for Awards under the Restated 2023 LTIP. To the extent provided by the Committee, any Award under the Restated 2023 LTIP may be settled in cash rather than shares of Workhorse Common Stock. Substitute Awards shall not reduce the number of share of Stock that may be issued under the Restated 2023 LTIP.

The term “Substitute Award” means an Award granted or shares of Workhorse Common Stock issued by Workhorse in assumption of, or in substitution or exchange for, an Award previously granted, or the right or obligation to make a future Award, in all cases by a Company acquired by us or any of our affiliates or with which we or any of our affiliates combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted Awards such that the change, if applied to a current Award, would be prohibited under the provisions of the Restated 2023 LTIP relating to prohibitions on repricing of Awards.

The maximum number of shares that may be delivered pursuant to the exercise of ISOs granted under the Restated 2023 LTIP is 1,500,000 shares. In addition, the sum of any cash compensation or other compensation and the value of any Awards granted to an outside director (that is, a director of Workhorse who is not an officer or employee of Workhorse or any of its affiliates) as compensation for services as an outside director during the period beginning on the date of one regular annual meeting of our stockholders until the date of the next regular annual meeting of our stockholders may not exceed $750,000. The Committee may make exceptions to this limit for individual outside directors in exceptional circumstances, as the Committee may determine in its sole discretion, provided that the outside director receiving such additional compensation may not participate in the decision to award such compensation. If the delivery of shares of Workhorse Common Stock or cash is deferred until after the shares have been earned, any adjustment in the amount delivered to reflect actual or deemed earnings or other investment experience during the deferral period will be disregarded for purpose of the applying the limitations on outside director awards.

The shares with respect to which Awards may be made under the Restated 2023 LTIP will be shares of Workhorse Common Stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by us as treasury shares, including shares of Workhorse Common Stock purchased in the open market or in private transactions.

As of the Record Date, we had            shares of Workhorse Common Stock outstanding. The closing price per share of Workhorse Common Stock on            , 2025, as reported by the Nasdaq was $      .

OPTIONS AND SARS

The grant of an “Option” under the Restated 2023 LTIP entitles the participant to purchase shares of Workhorse Common Stock at an exercise price established by the Committee. The Committee also will determine whether an Option is an ISO or an NQO, provided that an Option will be deemed to be an NQO unless it is specifically designated by the Committee as an ISO and/or to the extent it does not otherwise satisfy the requirements for an ISO. An SAR entitles the participant to receive, in cash or shares of Workhorse Common Stock, value equal to the excess of: (i) the fair market value of a specific number of shares of Workhorse Common Stock at the time of exercise; over (ii) an exercise price established by the Committee.

The “Exercise Price” of each Option and SAR granted is established by the Committee or determined by a method established by the Committee at the time the Option or SAR is granted; provided, however, that no Exercise Price may be less than 100% of the Fair Market Value (as determined in accordance with the Restated 2023 LTIP and generally equal to the closing price of a share of Workhorse Common Stock on the date of the determination) of a share of Workhorse Common Stock on the date of grant (or, if greater, the par value of a share of Workhorse Common Stock).

The expiration date with respect to an Option or SAR will be established by the Committee at the time of the grant, but will not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates (unless otherwise determined by the Committee): (a) if the participant’s termination occurs by reason of death or disability, the six-month anniversary of such termination; (b) if the participant’s termination occurs for reasons other than death, disability or cause, the one-month anniversary of the termination date; and (c) if the participant’s termination occurs for reasons of cause, the participant’s termination date. The Option or SAR shall be exercisable to the extent vested within the period following the participant’s termination date and prior to the earlier of expiration date or the ten-year anniversary of the date of grant. Notwithstanding the foregoing, in the event the participant’s termination occurs for reason other than death, disability or cause, any unvested portion of the Option or SAR shall remain outstanding but not exercisable, unless vesting acceleration is approved within the three-month period from the participant’s termination date to the expiration date.

Options and SARs may be subject to such other terms and conditions, not inconsistent with the Restated 2023 LTIP, as determined by the Committee.

NO REPRICING

The exercise price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Restated 2023 LTIP be surrendered to us as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award (except for either adjustments related to the corporate transactions or reductions in the exercise price approved by our stockholders). Unless approved by our stockholders, no Option or SAR granted under the Restated 2023 LTIP may be surrendered to us in consideration for a cash payment if, at the time of surrender, the exercise price of the Option or SAR is greater than the then current fair market value of a share of Workhorse Common Stock.

FULL VALUE AWARDS AND CASH INCENTIVE AWARDS

A “Full Value Award” is a grant of one or more shares of Workhorse Common Stock or a right to receive one or more shares of Workhorse Common Stock (or cash based on the value of shares of Workhorse Common Stock) in the future (including restricted stock, restricted stock units, performance shares and performance units) which is contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a participant’s previously performed services or surrender or other compensation that may be due.

These Awards may also be subject to other conditions or restrictions as determined by the Committee. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on Full Value Awards that have not been earned or vested.

TRANSFERABILITY

Except as otherwise provided by the Committee, Awards under the Restated 2023 LTIP are not transferable except as designated by the participant by will or by the laws of descent and distribution.

CERTAIN ADJUSTMENTS

In the event of a corporate transaction involving us (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee will adjust the terms of the Restated 2023 LTIP and Awards to preserve the benefits or potential benefits of the Restated 2023 LTIP or the Awards as determined in the sole discretion of the Committee. Action by the Committee with respect to the Restated 2023 LTIP or Awards may include: (i) adjustment of the number and kind of shares which may be delivered under the Restated 2023 LTIP (including adjustments to the number and kind of shares that may be granted to an individual during a specified time); (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (I) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a Company resulting from the transaction, and (II) cancellation of the Award in return for a cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the Workhorse Common Stock subject to the Option or SAR at the time of the transaction over the Exercise Price).

AMENDMENT OR TERMINATION

The Workhorse Board may, at any time, amend or terminate the Restated 2023 LTIP, and the Workhorse Board or the Committee may amend any Award, provided that, except in limited circumstances, no amendment or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any Award granted under the Restated 2023 LTIP prior to the date such amendment is adopted. Adjustments made as a result of certain corporate events (described above) are not subject to the foregoing limitations. Notwithstanding the foregoing, amendments to the Restated 2023 LTIP that (i) increase the number of shares subject to the Restated 2023 LTIP, (ii) increase the number of shares that may be issued upon exercise of ISOs granted under the Restated 2023 LTIP, (iii) modify the anti-repricing provisions, (iv) change the class of persons who are eligible to participate in the Restated 2023 LTIP, and (v) amendments for which approval of our stockholders is required by law or the rules of any stock exchange on which the Workhorse Common Stock is listed, in any case, will not be effective unless approved by our stockholders.

CHANGE IN CONTROL

Subject to the adjustments to Awards in the event of certain corporate transactions and unless otherwise specifically prohibited under applicable law or by the rules and regulations of any applicable governmental agencies or national securities exchange, or unless otherwise provided by the Committee in the award agreement or in an individual severance, employment or other agreement with a participant, all outstanding Awards are subject to the treatment set forth in the definitive agreement entered into in connection with the change in control, which may consist of one or more of the following actions summarized below. The Committee is not required to treat all Awards or all participants the same.

Accelerated Vesting.    The Committee may take any action appropriate to provide for the acceleration of the exercisability, vesting and/or settlement of any outstanding Award or portion thereof in connection with a change in control.

Performance Awards.    Unless otherwise provided in the applicable Award agreement, upon a change in control, (i) any performance conditions applicable to Full Value Awards outstanding under the Restated 2023 LTIP as of the date of the change in control may be deemed to have been achieved at the higher of (A) the target level of performance for the performance period in effect on the date of the change in control or (B) the actual level of performance measured as of the date of the change in control, and, in any case, such Awards will thereafter not be subject to any performance conditions, and any service-based conditions applicable to such Awards may continue to apply as if the change in control had not occurred.

Continuation, Assumption or Replacement of Awards.    The Committee may arrange for then outstanding Awards under the Restated 2023 LTIP to be continued under the Restated 2023 LTIP or assumed by a successor to Workhorse and/or awards in other shares or securities substituted for then outstanding Awards. If such action is taken, the outstanding Awards will continue in accordance with their terms (taking into account the treatment of performance awards described above) and if the participant’s termination date occurs by reason of termination by Workhorse without cause (as defined in the Restated 2023 LTIP) or termination by the participant for good reason (as defined in the Restated 2023 LTIP) on or within 24 months following the change in control, then (i) all of the participant’s outstanding Awards that are Full Value Awards will be fully vested upon his or her termination date and will be settled or paid within 30 days after the termination date (or if required by applicable tax laws, on the date that settlement or payment would have otherwise occurred under the terms of the Award) and (ii) in the case of any Awards that are Options or SARs, the Award will be fully vested and exercisable as of the termination date and the exercise period will extend for 24 months following the termination date or, if earlier, the expiration date of the Option or SAR.

Cash Out of Outstanding Stock-Based Awards.    The Committee may determine that, upon a change in control, each stock-based Award shall be cancelled in exchange for a cash payment or other consideration generally provided to stockholders in the change in control equal to the then current fair value of the Award, as determined by the Committee,; provided, however, that in the case of an Option or SAR, the amount of such payment may be equal to the excess of the aggregate per share consideration to be paid with respect to the cancellation of the Option or SAR over the aggregate exercise price of the Option or SAR (but not less than zero). In the case of any Option or SAR with an exercise price that is greater than the per share consideration to be paid with respect to the cancellation of the Option or SAR, the consideration to be paid with respect to cancellation of the Option or SAR may be zero. Such payment (reduced by applicable withholding taxes, if any) shall be made to participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the change in control and, to the extent applicable, in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules and subject to satisfaction of the forfeiture conditions applicable to such Awards or, if determined by the Committee and in compliance with Section 409A, as soon as practicable following the date of the change in control.

Assignment or Lapse of Reacquisition or Repurchase Rights.    The Committee may arrange for the assignment of any reacquisition or repurchase rights held by Workhorse in respect of stock issued pursuant to the Award to the acquiror or arrange or the lapse, in whole or in part, of any such rights.

Cancellation.    The Committee in its discretion may cancel the Award, to the extent not vested or not exercised prior to the effective time of the change in control, in exchange for no consideration or such consideration, if any, as determined by the Committee.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

See “Proposal No. 7: The Say-on-Pay Proposal — Executive Compensation — Securities Authorized for Issuance under Equity Compensation Plans.”

PLAN BENEFITS

Workhorse has not approved any awards that are conditioned on stockholder approval of the Restated 2023 LTIP proposal. Workhorse cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees (including employee directors) under the Restated 2023 LTIP because Workhorse’s equity award grants are discretionary in nature.

FEDERAL INCOME TAX CONSEQUENCES

The following is a brief summary of the U.S. federal income tax rules relevant to Awards under the Restated 2023 LTIP, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future, and the discussion does not purport to be a complete description of the tax aspects of the Restated 2023 LTIP. Moreover, the following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

ISOs.    Generally, the grant of an ISO will not result in taxable income to the participant or a deduction for us. The exercise of an ISO will not result in taxable income to the participant or a deduction for us provided that the participant was, without a break in service, an employee of ours or our eligible corporate subsidiaries during the period beginning on the date of the grant of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares of Workhorse Common Stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares of Workhorse Common Stock acquired pursuant to the ISO exercise, the participant will have a basis in those shares of Workhorse Common Stock equal to the fair market value of the shares of Workhorse Common Stock at the time of exercise.

If the participant does not sell or otherwise dispose of the shares of Workhorse Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of Workhorse Common Stock, then, upon disposition of such shares of Workhorse Common Stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and we will not be entitled to any deduction for Federal income tax purposes. The participant will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to us, at the time of the disposition of the shares of Workhorse Common Stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of Workhorse Common Stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of Workhorse Common Stock over the exercise price. If the amount realized exceeds the value of the shares of Workhorse Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of Workhorse Common Stock.

The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an NQO; that is, as a non-taxable, like-kind exchange as to the number of shares of Workhorse Common Stock given up and the identical number of shares of Workhorse Common Stock received under the Option. That number of shares of Workhorse Common Stock will take the same basis and, for capital gain purposes, the same holding period as the shares of Workhorse Common Stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of Workhorse Common Stock to receive ISO treatment. Workhorse Common Stock received in excess of the number of shares of Workhorse Common Stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of Workhorse Common Stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of Workhorse Common Stock received from the exchange, it will be treated as a disqualifying disposition of the shares of Workhorse Common Stock with the lowest basis.

If the exercise price of an ISO is paid with shares of Workhorse Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares of Workhorse Common Stock given up (and will be taxed as ordinary income) if those shares of Workhorse Common Stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of Workhorse Common Stock received.

NQOs.    Generally, the grant of an NQO will not result in taxable income to the participant or a deduction for us. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Workhorse Common Stock acquired over the exercise price for those shares of Workhorse Common Stock, and we will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares of Workhorse Common Stock will be treated as capital gains and losses, with the basis in such shares of Workhorse Common Stock equal to the fair market value of the shares of Workhorse Common Stock at the time of exercise.

The exercise of an NQO through the delivery of previously acquired Workhorse Common Stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of Workhorse Common Stock surrendered and the identical number of shares of Workhorse Common Stock received under the Option. That number of shares of Workhorse Common Stock will take the same basis and, for capital gains purposes, the same holding period as the shares of Workhorse Common Stock that are given up. The value of the shares of Workhorse Common Stock received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of the exercise. The excess shares of Workhorse Common Stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of Workhorse Common Stock determined at the time of exercise.

SARs.    Generally, a participant will not realize any taxable income upon the grant of a SAR and we will not be entitled to a deduction. Upon the exercise of the SAR, the participant will recognize ordinary income in an amount equal to the amount of cash and/or the fair market value, at the date of such exercise, of the shares of Workhorse Common Stock received by the participant as a result of such exercise. We will generally be entitled to a deduction in the same amount as the ordinary income realized by the participant.

Full Value Awards.    The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of Workhorse Common Stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time, and we will be entitled to a corresponding deduction. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Code Section 83(b), the participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions and we will be entitled to a corresponding deduction. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof. The participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance share units, the participant generally will not have taxable income, and we will not be entitled to a deduction upon the grant of the award. Participants will generally recognize ordinary income and we will be entitled to a corresponding deduction when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the then current fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received.

REQUIRED VOTE

The approval of the Restated 2023 LTIP requires the receipt of the affirmative vote of a majority of the shares of Workhorse Common Stock present virtually or by proxy and voting on this matter at the Meeting.

RECOMMENDATION OF THE WORKHORSE BOARD FOR PROPOSAL NO. 3:

The Workhorse Board recommends that you vote “FOR” approval of the Restated 2023 LTIP.

Proposal No. 4: THE Charter amendment PROPOSAL

The following table sets forth a summary of the provisions of the current charter of Workhorse (the “Current Charter”) that are proposed to be amended. and the provisions, as amended, in the Proposed Charter. In addition to these provisions, the Proposed Charter contains certain immaterial revisions to remove outdated references and otherwise align the Current Charter’s language with applicable Nevada law. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex G. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter
Increase in Authorized Capital	The Current Charter authorizes the issuance of 111,000,000 shares, consisting of (a) 36,000,000 shares of common stock, and (b) 75,000,000 shares of preferred stock.	The Proposed Charter authorizes the issuance of 175,000,000 shares, consisting of (a) 100,000,000 shares of common stock, and (b) 75,000,000 shares of preferred stock.
Nevada Control Share Act

Not contemplated by the Current Charter. Pursuant to Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes (“NRS”), referred to as the Control Share Act, a person or group acquiring a controlling interest in a corporation that does not opt out of the Control Share Act will, if the Control Share Act applies, be unable to vote their “control shares” unless certain procedural requirements have been met.

The Proposed Charter opts out of the Control Share Act.
Exclusive Forum; Waiver of Jury Trial	Not contemplated by the Current Charter.

The Proposed Charter selects (a) the Eighth Judicial District Court of Clark County, Nevada as the sole and exclusive forum for internal actions, such as derivative actions, fiduciary duty claims, and claims arising under Nevada’s corporate law, the Proposed Charter or the Bylaws, and (b) the federal district courts as the sole and exclusive from for causes of action arising under the Securities Act (collectively, the “Exclusive Forum Provisions”). The Proposed Charter also provides for an express waiver of jury trial by any person or entity acquiring any interest in the Corporation to the extent the action or claim arising within the scope of the Exclusive Forum Provisions.

Vote Required for Approval

Under the terms of our Articles of Incorporation, as amended, and the NRS, the Proposed Charter must be approved by the holders of shares representing at least a majority of the voting power of Workhorse (which is equivalent to a majority of voting power of Workhorse). Abstentions and broker non-votes will have the same effect as votes against the Proposed Charter.

Approval of the Charter Amendment Proposal is conditioned on the approval of the Stock Issuance Proposal at the Annual Meeting and the Closing of the Merger. If the Stock Issuance Proposal is not approved, the Charter Amendment Proposal will have no effect even if approved by our stockholders.

Recommendation of the Workhorse Board

The Workhorse Board unanimously recommends that you vote “FOR” the approval of the Charter Amendment Proposal.

PROPOSAL NO. 5: THE ADVISORY CHARTER PROPOSALS

Overview

In connection with the Merger, Workhorse is asking its stockholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. This separate vote is not otherwise required by Nevada law separate and apart from the Charter Amendment Proposal but, pursuant to SEC guidance, Workhorse is required to submit these provisions to its stockholders separately for approval, allowing stockholders the opportunity to present their separate views on important governance provisions. However, the stockholder votes regarding these proposals are advisory votes, and are not binding on Workhorse or the Workhorse Board (separate and apart from the approval of the Charter Amendment Proposal). In the judgment of the Workhorse Board, these provisions are necessary to adequately address the needs of the Combined Company. Furthermore, the Merger is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal).

The table set forth above in “Proposal No. 4 — The Charter Amendment Proposal” summarizes the principal proposed changes and the differences between the Current Charter and the Proposed Charter. Such summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex G. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Reasons for the Advisory Charter Proposals

Advisory Charter Proposal A — Increase to Authorized Capital Stock

Our Current Charter authorizes the issuance of 111,000,000 shares, consisting of (a) 36,000,000 shares of common stock, and (b) 75,000,000 shares of preferred stock. The Proposed Charter Amendment provides that Workhorse will be authorized to issue 175,000,000 shares, consisting of 100,000,000 shares of common stock and 75,000,000 shares of preferred stock.

The Workhorse Board believes that the greater number of authorized shares of Workhorse Common Stock is desirable for the Combined Company to have sufficient shares for the issuances to the Motiv investors in the Merger, to the investors in the Equity Financing, to the Convertible Note Holder upon the conversion of the Convertible Note, and under the Restated 2023 LTIP. This amendment also increases the authorized number of shares because the Workhorse Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans).

The Workhorse Board believes that these additional shares will provide us with needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Advisory Charter Proposal B — Opt Out of NRS 78.378 to NRS 78.3793, inclusive

Nevada’s Control Share Act contains provisions governing the acquisition of a controlling interest in certain Nevada corporations. It applies to corporations incorporated in the State of Nevada which have 200 or more stockholders of record, at least 100 of whom have addresses in the State of Nevada, appearing on the corporation’s stock ledger, and that do business in the state directly or through an affiliate. The Control Share Act provides generally that any person that acquires a “controlling interest” in a Nevada corporation to which it applies may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. The Control Share Act provides that a person acquires a “controlling interest” whenever they acquire shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one fifth or more, but less than one third, (2) one third or more, but less than a majority or, (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. We currently are subject to the provisions of NRS Sections 78.378 through 78.3793 inclusive.

Due to (i) the stringent voting requirements of Nevada’s Control Share Act, and (ii) the fact that the Merger will result in Motiv’s controlling stockholder acquiring a “controlling interest” in Workhorse, the Workhorse Board believes it is in the interests of Workhorse to opt out of NRS 78.378 to NRS 78.3793, inclusive both in connection with the closing of the Merger and thereafter.

Stockholders should note that as a result of the amendment, following the Merger, Motiv’s controlling stockholder will keep its right to vote its shares, and Workhorse’s Board will be able to enter into certain future transactions after the Merger that might otherwise require stockholder approval in order for full voting rights to be conferred to an acquirer under Nevada corporate law.

Advisory Charter Proposal C — Exclusive Forum; Waiver of Jury Trial

The Proposed Charter provides that, unless Workhorse consents to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any derivative action or proceeding brought on Workhorse’s behalf, any action asserting a claim of breach of fiduciary duty owed by any of Workhorses stockholders, directors, officers, or other employees to Workhorse or to its stockholders, and any civil action to interpret, apply, or enforce any provision of the Nevada Revised Statutes, any civil action to interpret, apply, enforce, or determine the validity of the provisions of the Proposed Charter or Bylaws. Presently, the Eighth Judicial Court of Clark County has a specialty business court that focuses on business disputes

Additionally, the Proposed Charter provide that unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to this provision. As this provision applies to Securities Act claims, there may be uncertainty whether a court would enforce such a provision.

These Exclusive Forum Provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Workhorse or its directors, officers or other employees, which may discourage such lawsuits against Workhorse and its directors, officers and other employees. Alternatively, if a court were to find our choice of forum provisions contained in the Proposed Charter to be inapplicable or unenforceable in an action, Workhorse may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, results of operations, and financial condition.

Additionally, the Proposed Charter also provides for an express waiver of jury trial by any person or entity acquiring any interest in the Corporation to the extent the action or claim arising within the scope of the Exclusive Forum Provisions.

Workhorse believes that these dispute resolution provisions are an important piece of Workhorse’s governance structure to provide increased consistency in the application of applicable law for the specified types of actions and proceedings and is in the best interests of Workhorse and its stockholders.

Vote Required for Approval

Approval of each of the Advisory Charter Proposals, each of which is a non-binding vote, requires the affirmative vote of a majority of the votes present in person (which would include presence at a virtual meeting) or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the Advisory Charter Proposals. If the Merger Proposals are not approved, the Advisory Charter Proposals will have no effect even if approved by our stockholders.

Recommendation of the Workhorse Board

The Workhorse Board recommends that you vote “FOR” the adoption of each of the Advisory Charter Proposals.

PROPOSAL NO. 6: The Director Election Proposal

At the Meeting, the Workhorse Board proposes that the nominees listed below be elected to hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. All of the nominees are currently serving as directors. All nominees have consented to being named in this proxy statement and to serve if elected.

Assuming a quorum is present, the eight nominees receiving the highest number of affirmative votes of shares entitled to be voted will be elected as directors of Workhorse to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Unless marked otherwise, proxies received will be voted “FOR” the election of the nominees named below. In the event additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Immediately following the Merger, the Combined Company’s board of directors will be composed of seven members, consisting of two members designated by Workhorse and five members designated by Motiv. Unless designated by Workhorse or Motiv to continue serving after Closing, we expect the directors nominated for re-election at the Meeting to resign from their positions. In addition, the Workhorse Board will reduce the number of directors serving on the Workhorse Board from eight to seven.

Information with Respect to the Director Nominees

Listed below are the nominees for election to the Workhorse Board with information showing the principal occupation or employment of the nominees for director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominees’ business experience during the past five years. Such information has been furnished to Workhorse by the director nominees.

NAME	AGE	POSITION
Raymond J. Chess	68	Director, Chairman
Richard F. Dauch	64	Director, Chief Executive Officer
Jacqueline A. Dedo	64	Director
Pamela S. Mader	61	Director
William G. Quigley, III	64	Director
Austin Scott Miller	64	Director
Dr. Jean Botti	68	Director
Alan S. Henricks	74	Director

Director Nominees

Raymond J. Chess

Chairman of the Board of Directors

Mr. Chess has more than 40 years of experience in the automotive industry. Mr. Chess joined General Motors (“GM”)in 1980, and during his 37 years with General Motors, he held ever increasing roles and responsibilities in both manufacturing and product development. While in manufacturing, Mr. Chess held key positions in both plant floor operations and manufacturing engineering such as Chief Manufacturing Engineer and Executive Director of Stamping and Assembly. While in product development, Mr. Chess was a Vehicle Line Executive, where he led global cross functional responsibilities for GM’s commercial truck line from 2001 to 2009 and GM’s cross over segment from 2009 through 2012. Upon retirement from General Motors, he formed his own engineering consulting company. Mr. Chess serves on the Board of Directors of Rush Enterprises, Inc. (NASDAQ: RUSHA). Mr. Chess holds a Bachelor of Science degree in Mechanical Engineering from Kettering University and a Master of Business Administration degree from Indiana University. He started working with Workhorse in 2013 on our advisory board, was then elected to our Board of Directors and subsequently became our Chairman.

Mr. Chess’s extensive industry knowledge and executive experience in the automotive industry, together with his experience on other public company boards, position him well to serve as our Chairman and a member of our committees.

Richard F. Dauch

Chief Executive Officer and Director

Mr. Dauch has more than 30 years of experience in the automotive and manufacturing industries. Mr. Dauch served as the Chief Executive Officer of Delphi Technologies (NYSE: DLPH) from January 2020 to October 2021. Previously, Mr. Dauch served as the President and CEO of Accuride Corporation from 2011 to 2019 and of Acument Global Technologies from 2008 to 2011. He also served in various executive roles at American Axle & Manufacturing from 1995 to 2008 and United Technologies from 1992 to 1995 and as an officer in the United States Army from 1983 to 1990. Mr. Dauch attended the United States Military Academy at West Point, where he graduated with a Bachelor of Science degree in engineering, and the Massachusetts Institute of Technology, where he graduated with a dual Master of Science degree in Engineering and Management.

Mr. Dauch’s extensive knowledge of the automotive industry gained through more than a decade as a CEO of both public and private companies, together with his proven talents and leadership, positions him well to serve as our Chief Executive Officer and as a member of the Workhorse Board.

Jacqueline A. Dedo

Director

Ms. Dedo has over 30 years of global automotive, off highway, industrial and aftermarket experience. She has held various leadership positions at Piston Group, Dana Holding Corp., The Timken Co., Motorola and Robert Bosch Corporation, among others, and has a proven background in managing full P&L responsibilities for major business units and entire companies responsible for up to $2 billion in revenue. In 2015, Ms. Dedo co-founded Aware Mobility LLC, which is focused on the development, investing, partnering and application of both electrified propulsion and connectivity tools, platforms and applications. Prior to May 2015, Ms. Dedo served as President of Piston Group and held various positions with Dana Holding Corp, The Timken Company, Motorola, Covisint LLC, Robert Bosch Corporation and Cadillac Motor Car Company. Ms. Dedo received a Bachelor of Science degree in Electrical Engineering from Kettering University. Ms. Dedo served on the Board of Directors of Li-Cycle Holding Corp. (NYSE: LICY) until August 2025 and currently serves on the Board of Directors of Carbon Revolution Plc. (NASDAQ: CREV) and Ballard Power Systems Inc. (NASDAQ: BLDP; TSX: BLDP). She also holds a number of other non-public board positions including Cadillac Products Automotive, Kettering University and Michigan Science Center. Ms. Dedo holds 20 patents.

Ms. Dedo’s extensive and varied executive experience at several significant companies, together with her proven leadership skills, qualifies her well to serve as a member of the Workhorse Board and its committees.

Pamela S. Mader

Director

Ms. Mader brings over three decades of automotive, manufacturing, and consultancy experience, with an accomplished track record in leading Fortune 100 manufacturing organizations and driving growth in entrepreneurial companies. Prior to 2020, Ms. Mader served as Vice President of Consulting at Belcan Consulting, Engineering, and Technical Services, LLC. From 2012 through 2018, Ms. Mader held various executive positions leading manufacturing advisory services with Allegiant International, LLC. As Vice President of Internal Operations, she led purchasing and supplier management, sales and marketing, HR and talent acquisition, and customer relations. Ms. Mader drove significant growth in supply chain advisory services in the US market, while also expanding the business into Mexico and Europe. From 1986 through 2010, Ms. Mader held positions of increasing responsibility within General Motors including Plant Manager of several General Motor’s assembly, stamping, and powertrain operations. Ms. Mader led plants with more than 4,500 employees, producing award winning, segment leading vehicles. She was recognized in Automotive News’ 100 Leading Women and is a Distinguished Alumnus of Purdue University. Ms. Mader received a Bachelor of Science degree in Organizational Leadership from Purdue University and serves as a Board Member for Purdue University, College of Polytechnic.

Ms. Mader’s extensive automotive industry and manufacturing experience, together with her experience with emerging growth companies, positions her well to serve as a member of the Workhorse Board and its committees.

William G. Quigley, III

Director

Mr. Quigley has over three decades of financial and operating experience in the automotive and manufacturing industries as well as prior board-level tenure. Mr. Quigley serves as a member of the Board of Directors and chair of the Audit Committee at Cadre Holdings, Inc. (NYSE: CDRE), and he also served as a member of the Board of Directors of ElectraMeccanica Vehicles Corp. (NASDAQ: SOLO) from April 2022 until December 2023. Mr. Quigley previously had been Senior Vice President and Chief Financial Officer of Nexteer Automotive Group Limited, a tier one automotive supplier, and he held positions as Executive Vice President and Chief Financial Officer at Dana Holding Corporation and Visteon Corporation. Mr. Quigley holds a Bachelor of Arts degree in Accounting from Michigan State University and is a Certified Public Accountant in the state of Michigan.

Mr. Quigley’s substantial financial and operating experience in the automotive and manufacturing industries positions him well to serve as a member of the Workhorse Board and its committees.
Austin Scott Miller

Director

Mr. Miller is a retired Four-Star General in the United States Army. He supported, led and shaped the most challenging national security issues at the highest levels of the U.S. government. He was a former Delta Force commander, who served as the final commander of NATO’s Resolute Support Mission and as commander of the United States Forces in Afghanistan from September 2018 through July 2021. Previously, he served as commander of the Joint Special Operations Command. Mr. Miller is the recipient of the Defense Distinguished Service Medal, the Army Distinguished Service Medal, the Defense Superior Service Medal and the Legion of Merit. Following his retirement from the Army, he has served on the board of advisors of Striveworks, a data analytics software company headquartered in Austin, Texas. He also serves as the Executive Chairman for Prairie Fire Nevada, an outdoor experience company. Mr. Miller received a Bachelor of Science degree from the United States Military Academy at West Point and a Masters in Strategic Studies from the Marine Corps Senior Service College.

Mr. Miller’s tremendous government and leadership experience, together with his experience with global logistics planning and execution, positions him well to serve as a member of the Workhorse Board and its committees.

Dr. Jean Botti

Director

Dr. Botti brings more than three decades of global aviation and automotive leadership experience with expertise in electrification. He currently serves as Chief Executive Officer and Chief Technology Officer of VoltAero SA, an electric aircraft company. Dr. Botti previously served as Chief Innovation and Strategy Officer at Philips NV, Chief Technical Officer at Airbus Group for ten years and in various technology leadership roles in fuel cells, power train, propulsion, dynamics and thermal systems at Delphi Automotive. He began his career in roles at General Motors and Renault. Dr. Botti graduated from the National Institute of Applied Sciences with a degree in mechanical engineering. He also holds an MBA from Central Michigan University, a degree in Research and Development Management from the Massachusetts Institute of Technology, and a PhD from the National Conservatory of Arts & Trades. Dr. Botti holds 31 patents and four defensive publications.

Dr. Botti’s tremendous technology background and experience, as well as his experience at large global companies, positions him well to serve as a member of the Workhorse Board and its committees.

Alan S. Henricks

Director

Mr. Henricks is a seasoned business executive and board member with extensive experience in finance, corporate governance, and scaling growth companies. Over his career, he has held leadership and board positions at technology and high-growth organizations, including current service on the boards of OpenSpace and ChowNow. He previously served on the boards of public companies including Roku, Model N, A10 Networks, and Ellie Mae. He has also held CFO and consulting CFO roles at Pure Digital Technologies, Maxim Integrated Products, Ring, Tile, and Interwoven, where he guided them through IPOs, acquisitions, and market expansion. In his board work, he has served as Lead Independent Director, Audit Committee Chairman, and Compensation Committee Chairman. Prior to joining the Workhorse board in August 2025, he had been the audit committee chairman of Motiv Power Systems since June 2018. Mr. Henricks joins the Workhorse Board of Directors, bringing decades of experience to support the company’s mission to accelerate the transition to zero-emission commercial vehicles. He holds a B.S. in Engineering from the Massachusetts Institute of Technology and an MBA from the Stanford Graduate School of Business. He has been a Board Leadership Fellow of the National Association of Corporate Directors for over a decade.

Mr. Henricks’ extensive background and experience with technology companies, as well as his experience as an audit committee member of several companies, positions him well to serve as a member of the Workhorse Board and its committees.

Required Vote

The election of the directors of Workhorse requires the affirmative vote of a plurality of the shares of Workhorse Common Stock present virtually or represented by proxy at the Meeting, which will be the nominees receiving the largest number of votes, which may or may not constitute a majority.

Recommendation of the Workhorse Board for Proposal No. 6

The Workhorse Board recommends a vote “FOR” the election of all of the nominees listed above.

PROPOSAL No. 7: the ADVISORY SAY-ON-PAY PROPOSAL

Congress has enacted requirements commonly referred to as “say-on-pay” rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. As required by these rules and related SEC rules under Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from Workhorse stockholders to approve the compensation of our named executive officers, as set forth in more detail below in the section titled “Executive Compensation”. Consistent with the requirements of Section 14A of the Exchange Act, the vote on this proposal is not intended to address any specific element of compensation but, rather, the overall compensation of our Named Executive Officers (“NEOs”) and the philosophy, policies, and practices. Accordingly, the Workhorse Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that Workhorse’s stockholders approve, on an advisory basis, the compensation of Workhorse’s named executive officers as disclosed in the proxy statement filed            , 2025, pursuant to the compensation disclosure rules of the SEC.”

While this vote is advisory, and not binding on Workhorse, it provides valuable information to Workhorse’s Human Resource Management and Compensation Committee. The Workhorse Board and the Human Resource Management and Compensation Committee value the opinions of our stockholders.

Workhorse’s Human Resource Management and Compensation Committee believes that its 2024 executive compensation program aligns the interests of stockholders and executives by emphasizing variable, at-risk compensation largely tied to measurable performance goals utilizing an appropriate balance of short-term and long-term objectives, while at the same time avoiding unnecessary or excessive risk taking. The Workhorse Board, and Workhorse’s Chairman, CEO, and Chief Human Resources Officer engage in a rigorous talent review process annually to address succession and executive development for our CEO and other key executives. Workhorse closely monitors the compensation program and pay levels of executives from other companies that we believe to be similar to Workhorse in business characteristics and economics.

Executive Compensation

The following summary compensation table sets out details of compensation paid to (a) our principal executive officer; (b) each of our two most highly compensated executive officers who served as executive officers during the fiscal year ended December 31, 2024; and (c) up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the year ended December 31, 2024.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)	BONUS ($)(2)	STOCK AWARDS ($)(3)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(3)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)(4)	TOTAL ($)
Richard F. Dauch	2024	780,000	—	1,815,000	—	624,000	—	132,468	3,351,468
Chief Executive Officer and Director	2023	974,616	—	2,252,477	—	—	—	161,081	3,388,174
	2022	1,000,000	—	6,418,318	—	937,500	—	142,302	8,498,120

Robert M. Ginnan	2024	400,000	__	300,000	—	160,000	—	20,483	880.483
Chief Financial Officer	2023	400,005	—	471,684	—	—	—	35,100	906,788
	2022	392,312	50,000	1,220,199	—	218,800	—	32,185	1,913,496

James D. Harrington	2024	375,000	__	281,250	__	150,000	__	21,809	828,059
General Counsel, Chief Compliance Officer, and Secretary	2023	375,003	—	442,205	—	—	—	153,053	970,262
	2022	375,003	100,000	722,068	—	225,000	—	138,904	1,560,975

____________

1.       The amounts shown for 2024 reflect salary actually paid to each named executive officer in 2024 and salary deferred and remaining unpaid at the end of calendar year 2024. Effective March 4, 2024, the Company’s executive officers, including the named executive officers, agreed to defer 20% of their salaries to reflect a commitment to the Company and to align their compensation with the broader actions the Company is taking to reduce costs. On November 13, 2024, the Company’s Board

____________

of Directors approved the termination of the 20% salary deferral by the Company’s executive officers, effective for the pay period beginning on October 28, 2024. All previously deferred compensation was paid in July 2025. The amounts reflected in the table include the deferred amounts ($102,000 for Mr. Dauch; $52,306 for Mr. Ginnan; and $49,035 for Mr. Harrington).

2.       The amounts shown for 2022 for Mr. Ginnan and Mr. Harrington reflect a discretionary bonus for exceptional performance awarded in 2023 for work done in 2022.

3.       The amounts shown for 2024 represent the payout earned in 2024 for performance in 2024 under Workhorse’s Short-Term Incentive Plan (the “Short-Term Incentive Plan”). These amounts were paid as described in the Merger Agreement and related transaction documents. Messrs. Ginnan and Harrington received one-third of their respective payouts at the signing of the Merger Agreement and will receive the remaining two-thirds of their respective payouts at the earlier of the Closing or December 31, 2025. Mr. Dauch will receive all of his payout at the closing of the Equity Financing.

4.       The following table summarizes the amounts shown for 2024 in the All Other Compensation Column.

NAME	EMPLOYER 401K MATCH ($)	EMPLOYER PAID HEALTH PREMIUMS ($)	EMPLOYER PAID GROUP TERM LIFE INSURANCE PREMIUMS ($)(I)	EMPLOYER PAID HOUSING & RELOCATION ($)	TAX OFFSET ($)(II)	OTHER ($)	TOTAL ($)
Richard F. Dauch	5,148	11,397	396	66,252	49,276	__	132,469
Robert M. Ginnan	4,062	16,026	396	__	__	__	20,484
James D. Harrington	3,808	17,606	396	__	__	__	21,810

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i.        Amounts reflect the dollar value of premiums paid by the Company for life insurance in an amount equal to $100,000. Employees may purchase additional life insurance at the employee’s expense. Any additional life insurance the employee may purchase through the Company is payroll deducted.

ii.       We provide tax benefits to employees who relocate or spend a significant amount of time at one of our Company’s offices away from their typical work location.

GRANTS OF PLAN-BASED AWARDS

The following table provides information regarding grants of share-based awards to the Named Executive Officers in 2024. These amounts have been adjusted to reflect the Company’s 1:20 reverse stock split, effective June 17, 2024, and the Company’s 1:12.5 reverse stock split, effective March 17, 2025.

			ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)	ALL OTHER OPTION: AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)	GRANT DATE FAIR VALUE OF STOCK AND OPTIONS AWARDS(1) ($)
NAME	AWARD TYPE	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)	TARGET (#)	MAXIMUM (#)
Richard F. Dauch	Restricted Stock	2/21/2024	—	—	—	—	—	—	22,903	—	—	1,815,000
	Performance Share Units – Revenue(2)	2/21/2024	—	—	—	11,452	22,903	45,806	—	—	—	—
	Short-Term Incentive Plan	2/21/2024	390,000	780,000	1,560,000	—	—	—	—	—	—	—

Robert M. Ginnan	Restricted Stock	2/21/2024	—	—	—	—	—	—	3,786	—	—	300,000
	Performance Share Units – Revenue(2)	2/21/2024	—	—	—	1,893	3,786	7,572	—	—	—	—
	Short-Term Incentive Plan	2/21/2024	100,000	200,000	400,000	—	—	—	—	—	—	—

James D. Harrington	Restricted Stock	2/21/2024	—	—	—	—	—	—	3,549	—	—	281,250
	Performance Share Units – Revenue(2)	2/21/2024	—	—	—	1,775	3,549	7,098	—	—	—	—
	Short-Term Incentive Plan	2/21/2024	93,750	187,500	375,000	—	—	—	—	—	—	—

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1.       Represents the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718.

2.       In accordance with FASB ASC Topic 718, the grant date for the Revenue-based Performance Share Units has not occurred until the three-year cumulative revenue target condition is known. As such, no grant date fair value has been determined.

OUTSTANDING EQUITY AWARDS

The following table sets forth information with respect to the outstanding equity awards of our Named Executive Officers as of December 31, 2024:

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF SECURITIES UNDERLYING UNEXERCISED UNEARNED OPTIONS (#)	OPTIONS EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(1)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(1)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(1)
Richard F. Dauch	1,186	—	—	2,567.50	12/30/2031	1,541	13,445	1,000	8,725
						1,488	12,983	1,981	17,284
						22,903	199,829	3,961	34,560
								22,903	199,829

Robert M. Ginnan						67	585	238	2,077
						185	1,614	476	4,153
						476	4,153	3,786	33,033
						3,786	33,033

James D. Harrington						174	1,518	145	1,265
						446	3,891	223	1,946
						3,549	30,965	446	3,891
								3,549	30,965

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1.       The market value of unvested restricted stock is computed based on the closing price per share of our common stock on December 31, 2024, after giving effect to the Company’s 1:20 reverse stock split, effective June 17, 2024, and the Company’s 1:12.5 reverse stock split, effective March 17, 2025 . Assumes outstanding performance share units are earned at target (100%). The performance share units can be earned between 0% and 200%.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS ON CHANGE OF CONTROL AND TERMINATION

The Company has entered into employment agreements with each of its current named executive officers. These agreements define the position held by each named executive officer, as well as base salary level, eligibility to participate in the Company’s short- and long-term incentive programs and potential payments upon termination, including upon a Change of Control (as defined below). The Company’s entry into these agreements was conditioned upon each executive’s entry into a non-compete agreement and an assignment of intellectual property and confidentiality agreement in favor of the Company. The compensation to be received by the named executive officers in connection with a Change of Control was reduced in connection with the Change of Control Amendments described in the section of this proxy statement titled “The Merger Agreement, the Merger and Related Transactions — Severance Arrangements.”

Under the terms of the employment agreements, as amended by the Change of Control Amendments, each current named executive officer is entitled to certain payments in the event of a (1) Change of Control and (2) either (A) the Company’s termination of such named executive officer (except for Cause (as defined below)) or (B) the named executive officer’s departure for Good Reason (as such term is defined below). In such event, the Company has agreed to provide to each such named executive officer (1) a cash severance payment equal to such named executive officer’s base salary for the calendar year in which such termination occurs or $1,000,000, depending on the named executive officer, (2) prorated acceleration of such executive’s unvested, outstanding equity awards to the date of such triggering event, including a good faith determination by the Board of performance vesting conditions, subject to a waiver of any cash bonus for the calendar year 2025, (3) D&O Insurance coverage for 24 months and (4) COBRA coverage for 12 months.

In addition, each current named executive officer is entitled to certain payments in the event of an involuntary termination, which includes termination of such named executive officer by the Company without Cause or termination by such named executive officer for Good Reason, in either case when no Change of Control has occurred. In such an event, the Company has agreed to provide to each such named executive officer (1) a cash severance payment equal to (A) such named executive officer’s base salary for a period of 12 to 24 months, depending on the named executive officer and (B) a cash bonus for the current year, which may be a prorated portion of such executive’s expected bonus amount for such year or a multiplier of up to 1.5 times of such bonus amount, depending on the named executive officer, (2) prorated acceleration of such executive’s unvested, outstanding equity awards to the date of such triggering event, including a good faith determination by the Board of performance vesting conditions, and (3) D&O Insurance coverage for 24 months.

In the event of a termination upon Change of Control, payment shall be made as follows:

(a)    If the termination upon Change of Control occurs prior to the earlier of the consummation of the Equity Financing and June 30, 2026, the first 33.33% of such payment shall be paid in connection with the occurrence of such termination upon Change of Control, and within five (5) business days following the effective date of such named executive officer’s release of claims against Workhorse, and the remaining amount shall be paid upon the earlier of the consummation of the Equity Financing or June 30, 2026; or

(b)    If the termination upon Change of Control occurs after the earlier of the consummation of the Equity Financing and June 30, 2026, such payment shall be paid in connection with the occurrence of such termination upon Change of Control, and within five (5) business days following the effective date of such named executive officer’s release of claims against Workhorse.

In the event of a termination without Cause or with Good Reason, cash payments are due from the Company in a lump sum within 30 days of the triggering event.

In the event a named executive officer is terminated for Cause, the Company is required to pay all accrued amounts of base salary and previously granted and unpaid bonus, to the extent all conditions have been met. In addition, all equity vesting shall terminate immediately in connection with such event.

Each employment agreement defines a “Change of Control” as any of the following:

(a)     any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty (50%) percent or more of (i) the outstanding shares of common stock of the Company, or (ii) the combined voting power of the Company’s outstanding securities;

(b)    the Company is party to a merger or consolidation, or series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, more than fifty (50%) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(c)     the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company).

Each employment agreement defines as “Cause” as any of the following:

(a)     the officer substantially failed to perform his duties or to follow the lawful written directions of the Board (other than any such failure resulting from incapacity due to physical or mental illness);

(b)    the officer engaged in willful misconduct or incompetence that is materially detrimental to the Company or any of its affiliates;

(c)     the officer failed to comply with the Employee Invention Assignment & Confidentiality Agreement, the Company’s insider trading policy, the officer’s non-compete agreement or any other policies of the Company where noncompliance would be materially detrimental to the Company or any of its affiliates; or

(d)    the officer’s conviction of or plea of guilty or nolo contendere to a felony or crime involving moral turpitude (excluding drunk driving unless combined with other aggravating circumstances or offenses), or the officer’s commission of any embezzlement, misappropriation, or fraud, whether or not related to the officer’s employment with the Company or any of its affiliates.

Each employment agreement defines “Good Reason” as the occurrence of any of the following without such officer’s consent:

(a)     A reduction in the officer’s base salary or target cash bonus opportunity as a percentage of base salary, except in the event of a one-time reduction in the officer’s base salary or target cash bonus opportunity as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance.

(b)    The failure of the Company (i) to continue to provide the officer an opportunity to participate in any benefit or compensation plans provided to employees who hold positions with the Company comparable to the officer’s position, (ii) to provide the officer all other fringe benefits (or the equivalent) in effect for the benefit of any employee group which includes any employee who holds a position with the Company comparable to the officer’s position, where in the event of a Change of Control, such comparison shall be made relative to the period immediately prior to the public announcement of such Change of Control; or (iii) to continue to provide director’s and officers’ insurance, in each case if such failure causes a material reduction in the officer’s overall compensation and benefits package.

Policies and Practices for Granting Certain Equity Awards

Our Board approves all equity award grants to our named executive officers on or before the grant date, except to the extent the Board has delegated to the Human Resource Management and Compensation Committee authority to approve equity grants. Our general practice is to complete our annual executive compensation review and determine performance goals and target compensation for our named executive officers. Accordingly, annual equity awards are typically determined, reviewed and approved at the first Board meeting of the fiscal year. These grants are then made effective shortly thereafter. On occasion, the Board may grant equity awards outside of our annual grant cycle for new hires, promotions, recognition, retention or other purposes. While the Board has discretionary authority to grant equity awards to our named executive officers outside of the cycle described above, the Board does not take into account material non-public information when determining the timing or terms of equity awards, nor do we time disclosure of material non-public information for the purpose of affecting the value of executive compensation. During fiscal year 2024, we did not grant stock options (or similar awards) to any named executive officer during any period beginning four business days before and ending one business day after the filing of any Company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any Company Form 8-K that disclosed any material non-public information.

PAY VERSUS PERFORMANCE TABLE

Fiscal Year (a)	Summary Compensation Table Total for Mr. Dauch (b)	Compensation Actually Paid to Mr. Dauch (c)	Average Summary Compensation Table Total for Non-CEO NEOs (d)	Average Compensation Actually Paid to Non-CEO NEOs (e)	Value of Initial Fixed $100 Investment Based On: Workhorse Group Total Shareholder Return (f)	NET INCOME ($MM) (g)
2024	$3,351,468	$419,367	$854,271	$445,739	$0.80	$(101.8)
2023	$3,388,174	$(409,935)	$938,525	$310,246	$8.26	$(123.9)
2022	$8,498,120	$(376,377)	$1,737,235	$773,011	$34.86	$(117.3)

1.      Our CEO, Richard Dauch, served as our Principal Executive Officer in 2024, 2023 and 2022. Our other NEOs (“Non-CEO NEOs”) included:

a.      For 2024, 2023 and 2022, Robert Ginnan (who joined the Company as of January 4, 2022) and James Harrington

2.      TSR is determined based on the value of an initial fixed investment of $100 made on December 31, 2021.

3.      The values included in columns (c) and (e) for the Compensation Actually Paid to our CEO and the average Compensation Actually Paid to our non-CEO NEOs reflect adjustments as follow in the table below. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules.

Fiscal Year	Executives	SCT (a)	Grant Date Value of New Awards (b)	Year End Value of New Awards (i)	Change in Value of Outstanding and Unvested Awards Granted in Prior Fiscal Years (ii)	Change in Value of Vested Awards Granted in Prior Fiscal Years (iii)	Fair Value of Vested Awards Granted and Vested in Current Fiscal Year (iv)	Fair Value at Start of Fiscal Year of Awards That Failed to Meet Vesting Conditions (v)	Value of Dividends Paid on Equity Awards not Reflected in Fair Value (vi)	Total Equity Award Adjustments (c) = (i) + (ii) + (iii) + (iv) + (v) + (vi)	CAP (d) = (a) - (b) + (c)
2024	PEO	$3,351,468	$1,815,000	$199,829	$(808,832)	$(508,097)	$0	$0	$0	$(1,117,101)	$419,367
	Non-CEO NEOs	$854,271	$290,625	$31,999	$(96,757)	$(53,149)	$0	$0	$0	$(117,907)	$445,739

The valuation assumptions and processes used to recalculate fair values did not materially differ from those disclosed at the time of grant and were computed in accordance with ASC 718 as of the end of the applicable fiscal year or applicable vest date.

PAY VERSUS PERFORMANCE RELATIONSHIP

The following comparisons describe the relationships between the amounts included in the Pay versus Performance Table for each of 2024, 2023 and 2022, including a comparison of Compensation Actually Paid to the CEO and the average Compensation Actually Paid to our non-CEO named executive officers, and each of the performance measures set forth in columns (f) and (g) of the Pay versus Performance Table.

Compensation Actually Paid vs. Total Shareholder Return
Compensation Actually Paid ($M)
Value of $100 Investment from 12/31/2021
$0.80
$0.60
$0.40
$0.20
$0.00
-$0.20
-$0.40
-$0.60
$40.00
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
-$5.00
$0.77
$34.86
-$0.38
$0.31
$8.26
-$0.41
$0.42
$0.45
$0.80
FY 2022
FY 2023
FY 2024
Mr. Dauch CAP ($M)
Avg Non-CEO NEO CAP ($M)
WKHS TSR

Compensation Actually Paid vs. GAAP Net Income
Compensation Actually Paid ($M)
$0.80
$0.60
$0.40
$0.20
$0.00
-$0.20
-$0.40
-$0.60
Net Income ($M)
-$95.0
-$100.0
-$105.0
-$110.0
-$115.0
-$120.0
-$125.0
-$130.0
$0.77
-$0.38
-$117.3
$0.31
-$0.41
-$123.9
$0.42
$0.45
-$101.8
FY 2022
FY 2023
FY 2024
Mr. Dauch CAP ($M)
Average Non-CEO NEO CAP ($M)
Net Income ($M)

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows, as of        , 2025, information regarding outstanding awards available under our compensation plans (including individual compensation arrangement) under which our equity securities may be delivered:

PLAN CATEGORY	(A) NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	(B) WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(2)	(C) NUMBER OF SECURITIES AVAILABLE FOR FUTURE ISSUANCE (EXCLUDING SHARES IN COLUMN (A)
Equity compensation plans approved by security holders:
2017 Stock Plan	—	—	—
2019 Stock Plan	—	—	—
2023 Long-Term Incentive Plan(1)	8,990	—	208,234
Total	8,990		208,234

____________

1.       Represents 8,990 performance share units assuming target (100%) level performance. The performance share units can be earned between 0% and 200%. In general, these units are settled in cash. At the option of Workhorse, the performance share units may be settled in shares subject to availability of shares for issuance under the applicable plan.

2.       The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding performance unit awards, which have no exercise price.

Potential Payments to the Company’s Named Executive Officers in Connection with the Transactions

This section sets forth the information required by Item 402(t) of Regulation S-K, which requires disclosure of information regarding the compensation for each of our named executive officers that is based on or otherwise relates to the Merger and the Transactions contemplated thereby.

The table below sets forth the estimated payments and benefits that each of our named executive officers would receive in connection with the transaction. The amounts shown assume that the transaction was consummated on or prior to December 31, 2025, and that each executive incurs a severance-qualifying termination of employment immediately following the transaction. As disclosed elsewhere in this proxy statement, the amounts listed below are in connection with the Employment Agreements for the named executive officers, as amended by the Change of Control Amendments, as well as the various stock options issued to such named executive officers.

The actual amounts may differ materially depending on a number of factors, including the date of termination, the value of our common stock at that time, and any changes to compensation and benefit arrangements that may occur before the merger is consummated.

To the extent that any of our named executive officers’ compensation arrangements are described elsewhere in this proxy statement, they are incorporated herein by reference.

Golden Parachute Compensation

Name	Cash ($)	Equity ($)	Pension/ NQDC ($)	Perquisites/ benefits ($)	Tax Reimbursement ($)	Other ($)	Total ($)
Richard F. Dauch	1,624,000	66,610	__	22,800	__	__	1,713,410
Robert M. Ginnan	560,002	10,605	__	22,800	__	__	593,407
James D. Harrington	525,001	9,942	__	22,800	__	__	557,743

Cash Severance:    Each of Messrs. Dauch, Ginnan, and Harrington would be entitled to a lump-sum cash severance payment equal to one time (1x) their base salary. Additionally, the cash severance amount contains all of Messrs. Dauch, Ginnan, and Harrington’s cash bonus for calendar year 2024, each of which bonus is to be paid out in connection with Closing.

Equity Awards:    All unvested outstanding equity awards held by each named executive officer will accelerate and vest in full upon a qualifying termination in connection with the transaction. The amounts shown represent the value of unvested equity awards based on a stock price of $1.51, which is equal to the average price of the Workhorse Common Stock at the close of the market on the five business days immediately following announcement of the signing of the Merger Agreement on August 15, 2025. Performance awards are shown at target level of performance.

Perquisites and Other Benefits:    Each executive would be entitled to continued COBRA benefits for up to 12 months following termination. The estimated value of these benefits is shown in the table.

Required Vote

The approval, on an advisory basis, of the compensation of Workhorse’s named executive officers requires the affirmative vote of a majority of the shares of Workhorse Common Stock present virtually or by proxy at the Meeting.

Recommendation of the Workhorse Board for Proposal No. 7

The Workhorse Board recommends a vote “FOR” the approval, on an advisory basis, of the compensation of Workhorse’s named executive officers.

PROPOSAL NO. 8: THE AUDITOR RATIFICATION PROPOSAL

The Audit Committee of the Workhorse Board has appointed Berkowitz Pollack Brant Advisors + CPAs (“BPB”) as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2025.

At the Meeting, stockholders will be asked to ratify the appointment of BPB as our independent registered public accounting firm for the year ending December 31, 2025. Stockholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, the Workhorse Board is submitting the appointment of BPB to Workhorse stockholders for ratification as a matter of good corporate governance. If this appointment is not ratified by the affirmative vote of a majority of the shares of Workhorse Common Stock present in person or by proxy at the Meeting and entitled to vote, the appointment will be reconsidered by our Audit Committee. Even if the appointment is ratified, our Audit Committee, in its sole discretion, may appoint another independent registered public accounting firm at any time during the fiscal year ending December 31, 2025 if our Audit Committee believes that such a change would be in the best interests of Workhorse and its stockholders. A representative of BPB is expected to be present at the Meeting, will have an opportunity to make a statement if he or she wishes to do so, and is expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Independent Registered Public Accounting Firm

Fees for professional services provided by BPB in 2024 and Grant Thornton LLP in 2023, in each of the following categories including expenses are:

	2024	2023
Audit fees	$345,000	$493,000
Audit-related fees	—	121,000
Tax fees	—	—
All other fees	—	—
Total fees	$345,000	$614,000

Audit Fees

Audit fees include the audit of Workhorse’s Annual Report on Form 10-K, including reviews of Workhorse’s Quarterly Reports on Form 10-Q. Audit-related fees include work associated with registration statements. The policy of the Audit Committee is to approve the appointment of the principal auditing firm and any permissible audit-related services. Fees charged by BPB were approved by the Audit Committee with the most recent engagement letter signed by William G. Quigley III, Audit Committee Chairman.

The Audit Committee is responsible for the pre-approval of audit and permitted non-audit services to be performed by Workhorse’s independent auditors. The Audit Committee will, on an annual basis, consider and, if appropriate, approve the provision of audit and non-audit services by the independent auditors. Thereafter, the Audit Committee will, as necessary, consider and, if appropriate, approve the provision of additional audit and non-audit services by the independent auditors which are not encompassed by the Audit Committee’s annual pre-approval and are not prohibited by law. The Audit Committee has delegated to the Audit Committee Chairman the authority to pre-approve, on a case-by-case basis, non-audit services to be performed by the independent auditors. The Audit Committee has approved all audit and permitted non-audit services performed by the independent auditors for the year ended December 31, 2025.

Required Vote

The ratification of the appointment of Workhorse’s independent auditors requires the receipt of the affirmative vote of a majority of the shares of Workhorse Common Stock present virtually or by proxy and voting on this matter at the Meeting.

Recommendation of the Workhorse Board for Proposal No. 8

The Board recommends a vote “FOR” ratification of the appointment of Berkowitz Pollack Brant Advisors + CPAs as Workhorse’s independent auditors for the year ending December 31, 2025.

PROPOSAL NO. 9: THE ADJournMENT PROPOSAL

The Adjournment Proposal, if presented, allows the Workhorse Board to submit a proposal to adjourn the meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal or the Charter Amendment Proposal or in the event that we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived. Workhorse does not intend to propose adjournment at the Workhorse stockholder meeting if there are sufficient votes to approve the foregoing proposals.

If a quorum is not present at the Workhorse stockholder meeting, under Workhorse’s bylaws, the meeting may be adjourned either by the chairman of the meeting or by the vote of a majority of the shares casting votes.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of the holders of at least a majority of shares casting votes, voting as a single class. Failure to vote by proxy or to vote in person (which would include presence at the virtual special meeting) at the meeting or an abstention from voting will have no effect on the outcome of the vote on the Adjournment Proposal.

The Merger is not conditioned upon the approval of the Adjournment Proposal.

Recommendation of the Workhorse Board

The Board recommends a vote “FOR” the Adjournment Proposal.

INFORMATION ABOUT WORKHORSE

Introduction

Workhorse is an American technology company with a vision to pioneer the transition to zero-emission commercial vehicles. Our primary focus is to provide sustainable and cost-effective solutions to the commercial transportation sector. We design and manufacture all-electric vehicles, including the technology that optimizes the way these vehicles operate. We are focused on our core competency of bringing our electric delivery vehicle platforms to serve the last mile delivery market.

We are an American-based Original Equipment Manufacturer (“OEM”), and our products are marketed under the Workhorse® brand. All Workhorse last-mile delivery vehicles are assembled in our Union City, IN production facility.

We believe our all-electric commercial vehicles offer fleet operators significant benefits, which include:

•        Lower total cost-of-ownership as compared to conventional gas/diesel vehicles;

•        Improved profitability through lower maintenance costs and reduced fuel expenses;

•        Increased package deliveries per day through use of more efficient delivery methods;

•        Decreased vehicle emissions and reduced carbon footprint; and

•        Improved vehicle safety and operator experience.

We continue to seek opportunities to grow the business organically, and by expanding relationships with existing and new customers. We believe we are well positioned to take advantage of long-term opportunities and continue our efforts to bring product innovations to market.

Commercial Vehicles

We currently manufacture Class 4 and 5/6 commercial delivery vehicles. These vehicles include the W56, based on long-standing company know-how in the Class 5/6 truck chassis market, a robust medium-duty chassis, designed for last-mile delivery and high payload work-truck applications. Initially the W56 is delivered in either a stripped chassis or complete step van configuration. In addition, we sell Class 4 cab chassis and step van vehicles, including the W4 CC and W750, and there is a significant number of our legacy E-100 and E-GEN delivery vans still in service.

We generally sell our vehicles through our Certified Dealer Program, which is our official network of verified dealers trained to safely maintain and repair the electric components of our vehicles to support our customers.

W56 Product Roadmap

Workhorse has made significant progress executing on its revised strategic product roadmap for our electric vehicle delivery offerings. During 2024, we continued executing our strategic product roadmap for our electric vehicle offerings, including the production of the W56 and the development of the W56 208-inch wheelbase vehicle program in both strip chassis and step van variants. Engineered for durability and flexibility, the W56 versatile platform provides a robust foundation for custom body builds, from delivery vans and utility vehicles to specialized vehicles. With its strong, configurable frame, the W56 is designed for safety and efficiency, and tailored to meet customer demands.

W4 CC and W750 Delivery Vehicles

In order to accelerate time-to-market for customers seeking delivery of electric vehicles during 2022, we entered into a strategic supply agreement (the “Supply Agreement”) with GreenPower Motor Company Inc. (“GreenPower”). Under the agreement, we have exclusive rights to sell Class 4 step vans based on the GreenPower supplied base vehicle. Our Class 4 vehicles are a zero-emission chassis designed to be sold in either a cab chassis version (“W4 CC”) or a step van version (“W750”) made to haul various cargo and take on both mid and last-mile routes. The W4 CC and the W750 became available for sale in 2022 and 2023 respectively in the United States. We expect the W750 will be available for sale in Canada in 2025. Both are sold under the Workhorse brand and with Workhorse after sales and support service.

E-Series Electric Delivery Vans

Workhorse’s first generation E-100 battery-electric and E-GEN range-extended delivery vans are still used by our customers on daily routes across the United States. We built and delivered approximately 360 electric and range-extended medium-duty delivery trucks, many of which remain in active service, to our customers. While no longer in production, these trucks now have a combined mileage total of more than 10 million miles demonstrating the robust manufacturing and service capability as well as the overall engineering prowess of the company.

Stables by Workhorse

In 2022, Workhorse purchased ESG Logistics Corp., a provider of package pickup and delivery services, and began operating a series of FedEx Ground delivery routes in the greater Cincinnati, OH area under an initiative known as Stables by Workhorse. Throughout 2024, we continued to electrify the fleet of vehicles being used in our Stables by Workhorse initiative. The electrification of the fleet provides us with firsthand data on the benefits and challenges of independent fleet operators experience while executing last-mile delivery operations. The initiative also provides valuable insights into how our customers can plan for and manage the transition to EV operations, including how to develop adequate charging infrastructure, training and maintenance services.

Technology, Research and Development

Workhorse Connect™ (Formerly Metron)

We continue to develop and maintain our Workhorse Connect™ remote data management system that tracks the performance of all the vehicles we deploy, providing a service management system and the communication channel between our customers and partners. We are currently focused on adding the ability to integrate Workhorse Connect™ Telematics with the internal telematics and data management systems of our clients, as well as expanding our ability to present and analyze data within a proprietary Workhorse interface. The Workhorse Connect™ system is capable of updating more than 500 data points in ten seconds, live trip tracking and route replays, remote battery range monitoring, custom graphics analysis and data reports.

Our technology focus is on developing complete-vehicle solutions for manufacture, and on software systems to support the use and maintenance of those vehicles. Research and development activities are conducted in-house at our commercial vehicle facilities in Sharonville, OH and Wixom, MI, and are carried out by staff located at those facilities.

Supply Chain

We continue to build long-term relationships with suppliers of key parts, components, and raw materials necessary for the manufacture of our vehicles, including batteries, electronics, and vehicle chassis. Our supply chain is global, and we rely on suppliers across multiple regions to source critical components. As part of our procurement strategy, we actively work to identify and establish relationships with multiple suppliers to improve supply chain resilience, enhance cost efficiency and where possible reduce dependence on single source suppliers.

Regulatory

Our electric vehicles are designed to comply with required government regulations and industry standards. Government regulations regarding the manufacture, sale and implementation of products and systems similar to our electric vehicles are subject to future change. We cannot predict what impact, if any, such changes may have on our business.

Emission and fuel economy standards

Government regulation related to climate change is in effect at the U.S. federal and state levels. The U.S. Environmental Protection Agency (“EPA”) and the National Highway Traffic Safety Administration (“NHTSA”) issued final Phase 2 rules in 2016, setting greenhouse gas emissions and fuel economy standards for heavy-duty vehicles covering model years 2021 through 2027. The EPA finalized Phase 3 rules in 2024, introducing progressively more stringent standards for model years (“MY”) 2027 through 2032.

The rules provide emission standards for CO2 and fuel consumption standards for three main categories of vehicles: (i) combination tractors; (ii) heavy-duty pickup vehicles and vans; and (iii) vocational vehicles. We believe Workhorse vehicles would be considered “vocational vehicles” and “heavy-duty pickup vehicles and vans” under the rules. According to the EPA and NHTSA, vocational vehicles consist of a wide variety of vehicle and bus types, including delivery, refuse, utility, dump, cement, transit bus, shuttle bus, school bus, emergency vehicles, motor homes and tow vehicles, and are characterized by a complex build process, with an incomplete chassis often built with an engine and transmission purchased from other manufacturers, then sold to a body manufacturer.

The EPA and NHTSA rules also establish multiple incentive programs for manufacturers of alternatively fueled vehicles, such as our vehicles. Programs include an engine Averaging, Banking and Trading (“ABT”) program, a vehicle ABT program and additional credit programs for early adoption of standards or deployment of advanced or innovative technologies. The ABT programs will allow for emission and/or fuel consumption credits to be averaged, banked or traded within defined groupings of the regulatory subcategories. The additional credit programs will allow manufacturers of engines and vehicles to be eligible to generate credits if they demonstrate improvements more than the standards established in the rule prior to the model year the standards become effective or if they introduce advanced or innovative technology engines or vehicles.

In 2024, the EPA finalized its Phase 3 greenhouse gas emissions standards, which became effective on May 21, 2024, with regulatory requirements starting in MY 2027. The new standards apply to heavy-duty (“HD”) vocational vehicles (such as delivery vehicles, refuse haulers, public utility vehicles, transit and shuttle buses, school buses) and tractors (such as day cabs and sleeper cabs for tractor-trailers). Specifically, the EPA is implementing stronger CO₂ standards for MY 2027 HD vehicles, which go beyond the current standards under the HD Phase 2 Greenhouse Gas program. Additionally, the EPA is setting progressively tighter CO₂ standards starting in MY 2028, continuing through MY 2032.

The Clean Air Act requires that we obtain a Certificate of Conformity (“CoC”) issued by the EPA Federal emissions compliance. In the state of California, an Executive Order issued by the California Air Resource Board (“CARB”) is required for emissions compliance, examined and issued with respect to emissions and mileage requirements for our vehicles. The CoC is required for vehicles sold in states covered by the Clean Air Act’s standards and the California Executive Order is required for vehicles sold in states that have sought and received a waiver from the EPA to utilize California standards. The California standards for emissions control for certain regulated pollutants for new vehicles and engines sold in California are set by CARB. States that have adopted the California standards as approved by EPA also recognize the Executive Order for sales of vehicles. In California, a Zero-emission Powertrain (“ZEP”) Certification is an additional requirement for new applicants to participate in the Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (“HVIP”) on or after January 1, 2023. This new requirement applies to all zero-emission powertrains and the trucks and buses in which they are installed. Workhorse’s MY 2023 and newer vehicles are eligible for California’s HVIP program and other incentive and grant programs across the United States, including those in New York and Massachusetts.

It is important to highlight the regulatory context in which we operate, particularly concerning the EPA waivers for California’s Advanced Clean Trucks (“ACT”) and Advanced Clean Fleets (“ACF”) rules:

•        ACT Rule:    In March 2023, the EPA granted a waiver for California’s ACT rule, a key regulatory step. This rule imposes mandates on vehicle manufacturers as part of the state’s comprehensive strategy to reduce emissions from its trucking sector.

•        ACF Rule:    In November 2023, CARB submitted a request to the EPA for a waiver concerning the ACF rule. This regulation is primarily directed at the purchasers of vehicles, delineating mandates that complement the manufacturer-focused ACT rule. On January 13, 2025, CARB formally withdrew its waiver request for the Advanced Clean Fleets (ACF) rule. The EPA acknowledged this withdrawal the same day, updating its website to reflect that no pending CARB waiver requests remain.

It is important to note that the enforcement of California’s ACF rule continues to apply to state and local government fleets. These fleets are still subject to the ACF regulation and are required to comply with its requirements, which were effective as of January 1, 2024. CARB is not required to request a waiver for these fleets under section 209 of the federal Clean Air Act and can continue to fully enforce all their requirements. This regulatory landscape is a significant consideration for our operations and strategic planning.

Vehicle safety and testing

The National Traffic and Motor Vehicle Safety Act of 1966 (the “Safety Act”) regulates motor vehicles and motor vehicle equipment in the United States in two primary ways. First, the Safety Act prohibits the sale in the United States of any new vehicle or equipment that does not conform to applicable motor vehicle safety standards established by NHTSA. Meeting or exceeding many safety standards is costly, in part because the standards tend to conflict with the need to reduce vehicle weight in order to meet emissions and fuel economy standards. Second, the Safety Act requires defects related to motor vehicle safety be remedied through safety recall campaigns. A manufacturer is obligated to recall vehicles if it determines the vehicles do not comply with a safety standard. Should we or NHTSA determine whether a safety defect or noncompliance exists with respect to any of our vehicles, the cost of such recall campaigns could be substantial.

Recent regulatory developments from the new Presidential Administration

The new Presidential Administration has rescinded various executive orders issued by prior administrations and has issued new executive orders and taken other related executive actions, which indicate an intention to reverse much of the previous administration’s policy directives related to clean energy and electric vehicles. In addition, the new Presidential Administration has taken actions to reduce the number of federal employees and to eliminate certain federal agencies or reduce their authority. For example, the new Presidential Administration has issued executive orders to revoke prior executive orders that directed federal agencies to review and potentially revise vehicle fuel efficiency and emissions standards. The revocation of these executive orders may decrease the demand and reduce the value of the greenhouse gas credits and similar regulatory credits, which may be important to our customers or potential customers. We cannot guarantee that the current governmental incentives and subsidies available for purchasers of electric vehicles will remain available. In addition, the new Presidential Administration has suspended funding the previously proposed plan to deploy an additional 500,000 electric vehicle charging stations across the United States. Many of the new Presidential Administration’s policy objectives will require further rulemaking actions or other formal steps before they would become law. As a result, there is significant uncertainty regarding whether or how regulations and the agencies that administer and enforce these regulations may change as a result of the actions taken to date and possible future actions by the new Presidential Administration. Additionally, there may be litigation over such regulatory changes, and if public enforcement decreases as a result of such changes, private litigation may increase.

Intellectual Property

Our success depends in part upon our ability to protect our core technology and intellectual property. We protect our intellectual property rights, both in the U.S. and abroad, through a combination of patent, trademark, copyright and trade secret protection, as well as confidentiality agreements with our employees and consultants. We seek to control access to, and distribution of, our proprietary information through non-disclosure agreements with our vendors and business partners. Unpatented research, development, know-how, and engineering skills make a vital contribution to our business, and we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property.

We are not aware of any infringing uses or any prior claims of ownership of our trademarks that could materially affect our business. It is our policy to pursue registration of our primary trademarks whenever possible and to vigorously defend our patents, trademarks and other proprietary marks against infringement or other threats to the extent practical under applicable laws.

Commitment to Sustainable Business Excellence

Our mission is grounded in leading the commercial vehicle industry’s transition to zero emissions. To accomplish this, we embrace a future built on lower carbon emissions — from energy generation to end-use consumption. As part of this transition, we are designing and manufacturing purpose-built last-mile electric delivery vehicles that are essential to the evolving transportation ecosystem.

We define sustainability not as a separate initiative, but as a strategic pillar embedded in our operations, products, and partnerships. Our investments in facility efficiency and environmentally conscious design reflect our commitment to operational excellence. At the same time, we foster a culture of safety and continuous improvement, empowering our workforce through active engagement.

Environmental responsibility extends throughout our value chain. We are reducing our carbon footprint by working closely with suppliers who share our values and adhere to social, environmental, and ethical best practices. This holistic approach ensures our vehicles are not only sustainable but also deliver strong performance, lower Total Operating Cost (TOC), and an attractive Return on Investment (ROI) for our customers.

We recognize that strong governance is essential to achieving our strategic goals. Our governance framework promotes accountability and transparency, with leadership oversight at every level. In 2024, our cross-functional Committee played a key role in advancing workforce development and aligning company-wide initiatives with our mission-driven priorities.

This balanced approach — environmental stewardship, social responsibility, and robust governance — supports both long-term value creation and near-term customer success.

Properties

Our executive offices are located at 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241. We lease our executive offices from a third party landlord at a current rental rate of approximately $650,000 per year. Our primary manufacturing facility is located at 794 S. State Road 32, Union City, IN 47390. We lease this manufacturing facility from a third party landlord at a current rental rate of approximately $2 million per year. We also lease offices, manufacturing, and storage facilities from third party landlords at (a) 794 S. State Road 32, Union City, IN 47390, (b) 48443 Alpha Drive, Wixom, MI 48393, (c) 2550 Henkle Drive, Lebanon, OH 45036, and (d) 4240 Irwin Simpson Road, Mason, OH 45040. We consider our current properties to be adequate for our current operations.

Employees

We currently have five executive officers: Richard F. Dauch, Robert M. Ginnan, Joshua J. Anderson, James D. Harrington, and Stanley R. March. As of December 31, 2024, we had 143 full-time and seasonal employees.

Directors and Executive Officers

Our executive officers and directors are as follows:

Name	Age	Title
Richard F. Dauch	64	Chief Executive Officer and Director
Robert M. Ginnan	62	Chief Financial Officer
Joshua J. Anderson	49	Chief Technology Officer
James D. Harrington	64	General Counsel, Chief Compliance Officer, and Secretary
Stanley R. March	66	Vice President, Corporate Development and Communications
Raymond J. Chess	68	Director and Chairman
Jacqueline A. Dedo	64	Director
Pamela S. Mader	61	Director
William G. Quigley, III	64	Director
Austin Scott Miller	64	Director
Dr. Jean Botti	68	Director
Alan S. Henricks	74	Director

Richard F. Dauch has served as our Chief Executive Officer and a Director since August 2021. Mr. Dauch has more than 30 years of experience in the automotive and manufacturing industries. Mr. Dauch served as the Chief Executive Officer of Delphi Technologies (NYSE: DLPH) from January 2020 to October 2021. Previously, Mr. Dauch served as the President and CEO of Accuride Corporation from 2011 to 2019 and of Acument Global Technologies from 2008 to 2011. He also served in various executive roles at American Axle & Manufacturing from 1995 to 2008 and United Technologies from 1992 to 1995. Mr. Dauch was an officer in the United States Army from 1983 to 1990.

Robert M. Ginnan has served as our Chief Financial Officer since January 2022. Mr. Ginnan has more than 20 years of senior finance and leadership experience. Prior to joining the Company, he most recently served as the Chief Executive Officer for privately held Family RV, the fifth largest RV dealer in the United States. Prior to serving as Chief Executive Officer of Family RV, he served as Chief Financial Officer, during which time revenues grew from $80 million to $200 million. Throughout his career, Mr. Ginnan has held positions of increasing responsibility in finance, ranging from plant to corporate levels. In these various roles, he has executed multiple accounting and information technology system installations and refined capital structures for firms in multiple industries.

Joshua J. Anderson has served as our Chief Technology Officer since September 2021. Mr. Anderson has more than 20 years of experience in the EV and hybrid commercial vehicle space, with prior executive roles encompassing engineering, technology and intellectual property, business development and customer service. Prior to joining Workhorse, he most recently served in several capacities, including as Founder and President of Leiten beginning in 2019, a startup next-generation electric vehicle developer targeted at the medium duty chassis market, President of RexRover beginning in 2020, a final stage manufacturer and upfitter of work trucks and equipment, and President of DESCH Systems beginning in 2013, a design services firm focused on medium- and heavy-duty truck and bus development and electrification. Prior to these roles, Mr. Anderson served as Executive Vice President of Engineering and Director of Research and Development at DesignLine Corporation from 2009 to 2013 and served in various capacities at Transportation Techniques between 1999 and 2008, including as Chief Technology Officer and Vice President of Vehicle Development.

James D. Harrington has served as our General Counsel, Chief Compliance Officer, and Secretary since August 2021. Mr. Harrington has more than 35 years of experience, including nearly 15 years as a general counsel of publicly traded corporations. He most recently served as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer at Delphi Technologies Inc. (NYSE: DLPH) from 2017 to 2020 and held various roles within the legal department at Tenneco Inc. (NYSE: TEN) including Senior Vice President, General Counsel, Secretary and Chief Compliance Officer from 2009 to 2017.

Stanley R. March has served as our Vice President of Corporate Development and Communications since November 2021. Mr. March is a senior level executive with extensive experience in M&A activities, public affairs, investor relations and corporate communications. He leads strategic initiatives, mergers and acquisitions activities, public affairs, investor relations and corporate communications. Prior to joining the Company, he founded the March Group and served as Senior Vice President of Landis + Gyr (SWSIX: LAND), Group Vice President, Investor Relations, of STMicroelectronics (NYSE: STM), and in various management roles at Tenneco Inc. (NYSE: TEN).

Raymond J. Chess has served on the Workhorse Board since 2014 and is currently the Chairman. Mr. Chess has more than 40 years of experience in the automotive industry. Mr. Chess joined General Motors in 1980, and during his 37 years with General Motors, he held ever increasing roles and responsibilities in both manufacturing and product development. While in manufacturing, Mr. Chess held key positions in both plant floor operations and manufacturing engineering such as Chief Manufacturing Engineer and Executive Director of Stamping and Assembly. While in product development, Mr. Chess was a Vehicle Line Executive, where he led global cross functional responsibilities for GM’s commercial truck line from 2001 to 2009 and GM’s cross over segment from 2009 through 2012. Upon retirement from General Motors, he formed his own engineering consulting company. Mr. Chess serves on the Board of Directors of Rush Enterprises, Inc. (NASDAQ: RUSHA). Mr. Chess holds a Bachelor of Science degree in Mechanical Engineering from Kettering University and a Master of Business Administration degree from Indiana University. He started working with Workhorse in 2013 on our advisory board, was then elected to our Board of Directors and subsequently became our Chairman.

Jacqueline A. Dedo has served on the Workhorse Board since 2020. Ms. Dedo has over 30 years of global automotive, off highway, industrial and aftermarket experience. She has held various leadership positions at Piston Group, Dana Holding Corp., The Timken Co., Motorola and Robert Bosch Corporation, among others, and has a proven background in managing full P&L responsibilities for major business units and entire companies responsible for up to $2 billion in revenue. In 2015, Ms. Dedo co-founded Aware Mobility LLC, which is focused on the development, investing, partnering and application of both electrified propulsion and connectivity tools, platforms and applications. Prior to May 2015, Ms. Dedo served as President of Piston Group and held various positions with Dana Holding Corp, The Timken Company, Motorola, Covisint LLC, Robert Bosch Corporation and Cadillac Motor Car Company. Ms. Dedo received a Bachelor of Science degree in Electrical Engineering from Kettering University. Ms. Dedo served on the Board of Directors of Li-Cycle Holding Corp. (NYSE: LICY) until August 2025 and currently serves on the Board of Directors of Carbon Revolution Plc. (NASDAQ: CREV) and Ballard Power Systems Inc. (NASDAQ: BLDP; TSX: BLDP). She also holds a number of other non-public board positions including Cadillac Products Automotive, Kettering University and Michigan Science Center. Ms. Dedo holds 20 patents.

Pamela S. Mader has served on the Workhorse Board since 2020. Ms. Mader brings over three decades of automotive, manufacturing, and consultancy experience, with an accomplished track record in leading Fortune 100 manufacturing organizations and driving growth in entrepreneurial companies. Prior to 2020, Ms. Mader served as Vice President of Consulting at Belcan Consulting, Engineering, and Technical Services, LLC. From 2012 through 2018, Ms. Mader held various executive positions leading manufacturing advisory services with Allegiant International, LLC. As Vice President of Internal Operations, she led purchasing and supplier management, sales and marketing, HR and talent acquisition, and customer relations. Ms. Mader drove significant growth in supply chain advisory services in the US market, while also expanding the business into Mexico and Europe. From 1986 through 2010, Ms. Mader held positions of increasing responsibility within General Motors including Plant Manager of several General Motor’s assembly, stamping, and powertrain operations. Ms. Mader led plants with more than 4,500 employees, producing award winning, segment leading vehicles. She was recognized in Automotive News’ 100 Leading Women and is a Distinguished Alumnus of Purdue University. Ms. Mader received a Bachelor of Science degree in Organizational Leadership from Purdue University and serves as a Board Member for Purdue University, College of Polytechnic.

William G. Quigley, III has served on the Workhorse Board since 2022. Mr. Quigley has over three decades of financial and operating experience in the automotive and manufacturing industries as well as prior board-level tenure. Mr. Quigley serves as a member of the Board of Directors and chair of the Audit Committee at Cadre Holdings, Inc. (NYSE: CDRE), and he also served as a member of the Board of Directors of ElectraMeccanica Vehicles Corp. (NASDAQ: SOLO) from April 2022 until December 2023. Mr. Quigley previously had been Senior Vice President and Chief Financial Officer of Nexteer Automotive Group Limited, a tier one automotive supplier, and he held positions as Executive Vice President and Chief Financial Officer at Dana Holding Corporation and Visteon Corporation. Mr. Quigley holds a Bachelor of Arts degree in Accounting from Michigan State University and is a Certified Public Accountant in the state of Michigan.

Austin Scott Miller has served on the Workhorse Board since 2022. Mr. Miller is a retired Four-Star General in the United States Army. He supported, led and shaped the most challenging national security issues at the highest levels of the U.S. government. He was a former Delta Force commander, who served as the final commander of NATO’s Resolute Support Mission and as commander of the United States Forces in Afghanistan from September 2018 through July 2021. Previously, he served as commander of the Joint Special Operations Command. Mr. Miller is the recipient of the Defense Distinguished Service Medal, the Army Distinguished Service Medal, the Defense Superior Service Medal and the Legion of Merit. Following his retirement from the Army, he has served on the board of advisors of Striveworks, a data analytics software company headquartered in Austin, Texas. He also serves as the Executive Chairman for Prairie Fire Nevada, an outdoor experience company. Mr. Miller received a Bachelor of Science degree from the United States Military Academy at West Point and a Masters in Strategic Studies from the Marine Corps Senior Service College.

Dr. Jean Botti has served on the Workhorse Board since 2023. Dr. Botti brings more than three decades of global aviation and automotive leadership experience with expertise in electrification. He currently serves as Chief Executive Officer and Chief Technology Officer of VoltAero SA, an electric aircraft company. Dr. Botti previously served as Chief Innovation and Strategy Officer at Philips NV, Chief Technical Officer at Airbus Group for ten years and in various technology leadership roles in fuel cells, power train, propulsion, dynamics and thermal systems at Delphi Automotive. He began his career in roles at General Motors and Renault. Dr. Botti graduated from the National Institute of Applied Sciences with a degree in mechanical engineering. He also holds an MBA from Central Michigan University, a degree in Research and Development Management from the Massachusetts Institute of Technology, and a PhD from the National Conservatory of Arts & Trades. Dr. Botti holds 31 patents and four defensive publications.

Alan S. Henricks has served on the Workhorse Board since August 2025. Mr. Henricks is a seasoned business executive and board member with extensive experience in finance, corporate governance, and scaling growth companies. Over his career, he has held leadership and board positions at technology and high-growth organizations, including current service on the boards of OpenSpace and ChowNow. He previously served on the boards of public companies including Roku, Model N, A10 Networks, and Ellie Mae. He has also held CFO and consulting CFO roles at Pure Digital Technologies, Maxim Integrated Products, Ring, Tile, and Interwoven, where he guided them through IPOs, acquisitions, and market expansion. In his board work, he has served as Lead Independent Director, Audit Committee Chairman, and Compensation Committee Chairman. Prior to joining the Workhorse board in August 2025, he had been the audit committee chairman of Motiv Power Systems since June 2018. Mr. Henricks joins the Workhorse Board of Directors, bringing decades of experience to support the company’s mission to accelerate the transition to zero-emission commercial vehicles. He holds a B.S. in Engineering from the Massachusetts Institute of Technology and an MBA from the Stanford Graduate School of Business. He has been a Board Leadership Fellow of the National Association of Corporate Directors for over a decade.

Executive and Director Compensation

Workhorse’s Executive Compensation Objectives & Practices

To ensure that our executive compensation program is consistent with our business strategy, we have developed the following objectives:

•        to attract, motivate, retain, and reward a knowledgeable and driven management team and to encourage them to exceed performance expectations within an acceptable risk tolerance; and

•        to reward each executive based on individual and corporate performance and to incentivize executives to drive growth and generate value for our stockholders.

These objectives are intended to promote our long-term success and are built on the following compensation principles:

•        compensation is designed to align executives with critical business objectives;

•        compensation should be fair and reasonable to stockholders and be set with reference to market and similar positions at comparable companies;

•        an appropriate portion of total compensation should be performance based, aligning the interest of executives with those of our stockholders; and

•        compensation should be transparent to the Board, executives, and our stockholders.

All elements of compensation are compared to the total compensation packages of a peer group of companies, which includes both competitors and companies representing our industry broadly, to reflect the markets in which we compete for business and people.

Director Compensation

Our non-employee directors are generally eligible to receive compensation for services they provide to us consisting of retainers and equity compensation as described below. During 2024, each non-employee director was eligible to receive an annual Board retainer of $75,000. The Chairman received an additional retainer of $25,000.

In addition to cash compensation, our non-employee directors are eligible to receive annual equity-based compensation consisting of restricted stock awards with an aggregate grant date value equal to $100,000 or, in the case of the Chairman, $125,000. Generally, the forfeiture restrictions applicable to the restricted stock awards lapse on the six-month anniversary of the date of grant of such awards. The restricted stock awards granted to our non-employee directors are subject to the terms and conditions of our equity plans and the award agreements pursuant to which such awards are granted. Each non-employee director is also reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees. In the second quarter of 2024, all non-employee directors elected to defer their monthly retainers for 3 months as part of the company’s overall cost-savings initiatives.

Name	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	TOTAL ($)
Raymond J. Chess	100,000	125,000	225,000
Pamela S. Mader	75,000	100,000	175,000
Jacqueline A. Dedo	75,000	100,000	175,000
William G. Quigley III	75,000	100,000	175,000
Austin Scott Miller	75,000	100,000	175,000
Dr. Jean Botti	50,000	100,000	150,000

____________

1.       The amounts reflected in the “Stock Awards” column represent the grant date fair value of restricted stock awards granted to our non-employee directors, as computed in accordance with FASB ASC Topic 718.

Directors’ and Officers’ Insurance

Workhorse has purchased directors’ and officers’ liability insurance for the benefit of its directors and officers, and the directors and officers of its subsidiaries, against liability incurred by them in the performance of their duties as directors and officers of the Company, or its subsidiaries, as the case may be. The primary policy also provides coverage to the corporate entity for securities claims.

Number and Terms of Office of Officers and Directors

Our officers are appointed by the Workhorse Board and serve at the discretion of the Workhorse Board, rather than for specific terms of office. The Workhorse Board is authorized to appoint officers as it deems appropriate pursuant to the Current Charter.

Board Leadership Structure and Role in Risk Oversight

Workhorse has separated the positions of Chairman and Chief Executive Officer. Given the demanding nature of these positions, the Board believes it is appropriate to separate the positions of Chairman and Chief Executive Officer. Our Chairman presides over all meetings of the Board, including executive sessions when held. He briefs the Chief Executive Officer on issues arising in executive sessions and communicates frequently with him on matters of importance. He has responsibility for shaping the Board’s agenda and consults with all directors to ensure the Board agendas and Board materials provide the Board with the information needed to fulfill its responsibilities. From time to time, he may also represent the Company in interactions with external stakeholders at the discretion of the Board.

The Workhorse Board has determined that each of our current directors, except for Mr. Dauch, is an “independent director” as that term is defined in the Nasdaq listing standards. The Board has also determined that each member of the Audit Committee, Human Resource Management and Compensation Committee and Nominating and Corporate Governance Committee meets the independence standards applicable to those committees prescribed by Nasdaq and the SEC. In making these determinations, the Board considered all relationships between the Company and the directors. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director’s ability to exercise independent judgment.

The Workhorse Board has overall responsibility for risk oversight, including cybersecurity risks. The oversight is conducted primarily through committees of the Board, as disclosed in each of the descriptions of each of the committees above and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks as well as Workhorse’s overall strategy.

Board Oversight of Cybersecurity

Cybersecurity risk management is a critical component of our overall enterprise risk management program. We utilize an internal cross-departmental approach to addressing cybersecurity risk, including input from employees, Senior Management, and the Workhorse Board. A cross functional Senior Management Cybersecurity Steering Committee devotes resources to cybersecurity and risk management to adapt to the changing cybersecurity landscape and respond to emerging threats in a timely and effective manner. The Workhorse Board delegates to the Audit Committee the responsibility to review with management our cybersecurity, data and privacy related risks, and the steps management has taken to mitigate such exposures, including the structure, design, adoption and implementation of risk management policies and internal control systems. The Audit Committee also reviews with management other information technology risks and management’s operation of our cybersecurity risk management program.

The Audit Committee and the Workhorse Board actively participate in discussions with management and among themselves regarding cybersecurity risks. The Audit Committee’s semi-annual cybersecurity review also includes review of recent enhancements to Workhorse’s defenses and management’s progress on its cybersecurity strategic roadmap. In addition, the Cybersecurity Steering Committee receives quarterly cybersecurity reports, which include a review of key performance indicators, test results and related remediation, and may discuss recent threats and how Workhorse is managing those threats.

Our information technology team reviews enterprise risk management-level cybersecurity risks annually, and risks are incorporated into the Enterprise Risk Management Committee framework. Our Director of Cybersecurity in cooperation with the Chief Information Officer is responsible for developing and implementing our information security program and reporting on cybersecurity matters to Workhorse’s internal Cybersecurity Steering Committee.

Director Independence

Seven of our eight current directors are, and, if all nominees are elected, seven of our eight directors will be, independent under the independence standards of Nasdaq. Under our Corporate Governance Guidelines, at least three-quarters (75%) of our directors shall meet such independence standards as well as the SEC’s enhanced independence standards for audit committee members. In addition, the diversity of our Board members satisfies Nasdaq’s board diversity objective. Non-employee directors are scheduled to meet separately in executive session after every regularly scheduled Board meeting. The Board has determined that Raymond J. Chess, Pamela S. Mader, Jacqueline A. Dedo, William G. Quigley III, Austin Scott Miller, Dr. Jean Botti, and Alan S. Henricks each qualifies as an independent director under the Nasdaq listing standards.

Committees of the Board of Directors

The Workhorse Board has standing Audit, Human Resource Management and Compensation, and Nominating and Corporate Governance Committees. Information concerning the function of each Board committee follows.

Audit Committee

The Workhorse Board has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act, consisting of William G. Quigley III (Chair), Jacqueline A. Dedo, Alan S. Henricks, and Dr. Jean Botti. The Workhorse Board has determined that the members are all “independent directors” as defined by the rules of Nasdaq applicable to members of an audit committee and Rule 10A-3(b)(i) under the Exchange Act. In addition, each of Mr. Quigley and Mr. Henricks is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and demonstrates “financial sophistication” as defined by the rules of Nasdaq. The Audit Committee assists the Workhorse Board in monitoring (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our internal and external auditors. The Audit Committee’s principal functions include:

•        reviewing our annual audited consolidated financial statements with management and our independent auditors, including major issues regarding accounting and auditing principles and practices and financial reporting that could significantly affect our consolidated financial statements;

•        reviewing our quarterly consolidated financial statements with management and our independent auditors prior to the filing of our Quarterly Reports on Form 10-Q, including the results of the independent auditors’ reviews of the quarterly consolidated financial statements;

•        recommending to the Workhorse Board the appointment of, and continued evaluation of the performance of, our independent auditors;

•        approving the fees to be paid to our independent auditors for audit services and approving the retention of our independent auditors for non-audit services and all fees for such services;

•        reviewing periodic reports from our independent auditors regarding our independent auditors’ independence, including discussion of such reports with the independent auditors;

•        reviewing the adequacy of our overall control environment, including internal financial controls and disclosure controls and procedures;

•        reviewing with our management and legal counsel legal matters that may have a material impact on our consolidated financial statements or our compliance policies and any material reports or inquiries received from regulators or governmental agencies;

•        reviewing proposed related party transactions;

•        overseeing our internal audit function;

•        overseeing our risk management policies and risk management framework, including our enterprise risk management program;

•        overseeing our cybersecurity, data and privacy risks and the Company’s cybersecurity risk management program; and

•        reviewing the overall adequacy and effectiveness of our regulatory and ethics and compliance programs.

During 2024, the Audit Committee met thirteen times. A copy of the Audit Committee’s charter is posted on Workhorse’s website at www.workhorse.com in the “Investors” section of the website.

Human Resource Management and Compensation Committee

Our Human Resource Management and Compensation Committee consists of Pamela S. Mader (Chair), Raymond Chess and Austin Scott Miller. The Workhorse Board has determined that each of the members is an “independent director” as defined by the Nasdaq rules applicable to members of a compensation committee. The Human Resource Management and Compensation Committee is responsible for establishing the compensation of our senior management, including salaries, bonuses, termination arrangements, and other executive officer benefits as well as director compensation. The Human Resource Management and Compensation Committee also administers our equity incentive plans. The Human Resource Management and Compensation Committee works with our Chairman and Chief Executive Officer and reviews and recommends to the Board compensation decisions regarding senior management including compensation levels and equity incentive awards. The Human Resource Management and Compensation Committee also approves employment and compensation agreements with our key personnel and directors. The Human Resource Management and Compensation Committee has the power and authority to conduct or authorize studies, retain independent consultants, accountants or others, and obtain unrestricted access to management, our internal auditors, human resources and accounting employees and all information relevant to its responsibilities. The Human Resource Management and Compensation Committee is responsible for developing our executive compensation philosophy and reviewing and recommending to the Board for approval all compensation policies and compensation programs for the executive team.

The responsibilities of the Human Resource Management and Compensation Committee, as stated in its charter, include the following:

•        assisting the Workhorse Board in its oversight of our policies and strategies relating to culture, diversity and inclusion, and talent development programs;

•        overseeing our ESG program relating to human resources matters;

•        reviewing and approving the Company’s compensation guidelines and structure;

•        reviewing and recommending to the Workhorse Board on an annual basis the corporate goals and objectives with respect to compensation for the Chief Executive Officer;

•        overseeing an annual review by the Workhorse Board on succession planning for our executive officers other than our CEO;

•        reviewing on an annual basis the potential risk to us from our compensation programs and policies, including any incentive plans, and whether such programs and policies incentivize unnecessary and excessive risk taking; and

•        periodically reviewing and making recommendations to the Board regarding the compensation of non-employee directors.

During 2024, the Human Resource Management and Compensation Committee met five times. The Human Resource Management and Compensation Committee is governed by a written charter approved by the Board. A copy of the charter is posted on Workhorse’s website at www.workhorse.com in the “Investors” section of the website.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Jacqueline A. Dedo (Chair), Raymond J. Chess, Pamela S. Mader and William G. Quigley III. Our Board has determined that each of the members of the Nominating and Corporate Governance Committee is an “independent director” as defined by the rules of Nasdaq. The Nominating and Corporate Governance Committee is generally responsible for recommending to the Board policies, procedures, and practices designed to help ensure that our corporate governance policies, procedures, and practices continue to assist the Board and our management in effectively and efficiently promoting the best interests of our stockholders. The Nominating and Corporate Governance Committee is also responsible for selecting and recommending for approval by the Workhorse Board a slate of director nominees for election at each of our annual meetings of stockholders; recommending to the Workhorse Board the composition and chairs of the Workhorse Board committees; and recommending to the Workhorse Board director nominees to fill vacancies or new positions on the Workhorse Board or its committees that may occur or be created from time to time, all in accordance with our bylaws and applicable law. The Nominating and Corporate Governance Committee’s principal functions include:

•        developing and maintaining our Corporate Governance Guidelines;

•        evaluating the performance of the Workhorse Board and its committees;

•        overseeing an annual review by the Workhorse Board on succession planning for our CEO and members of the Workhorse Board;

•        overseeing our ESG program, except relating to human resources policies and procedures;

•        periodically reviewing and evaluating our policies on insider trading and internal controls related thereto; and

•        selecting and recommending a slate of director nominees for election at each of our annual meetings of the stockholders and recommending to the Workhorse Board director nominees to fill vacancies or new positions on the Workhorse Board or its committees that may occur from time to time.

During 2024, the Nominating and Corporate Governance Committee met five times. The Nominating and Corporate Governance Committee is governed by a written charter approved by the Workhorse Board. A copy of the Nominating and Corporate Governance Committee’s charter is posted on Workhorse’s website at www.workhorse.com in the “Investors” section of the website.

In identifying potential independent candidates for the Workhorse Board with significant senior-level professional experience, the Nominating and Corporate Governance Committee solicits candidates from the Workhorse Board, senior management and others and may engage a search firm in the process. The Nominating and Corporate Governance Committee reviews and narrows the list of candidates and interviews potential nominees. The final candidate is also introduced and interviewed by the Workhorse Board and the Chairman. In general, in considering whether to recommend a particular candidate for inclusion in the Workhorse Board slate of recommended director nominees, the Nominating and Corporate Governance will apply the criteria set forth in our Corporate Governance Guidelines. Further, specific consideration is given to, among other things, diversity of background and experience that a candidate would bring to the Workhorse Board. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Workhorse Board to fulfill its responsibilities. Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials to our Nominating and Corporate Governance Committee. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder recommended candidates by following substantially the same process and applying substantially the same criteria, as it follows for candidates submitted by others.

Nomination of Directors

As provided in its charter and as described above, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors. In evaluating potential candidates for director, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board. However, at a minimum, candidates for director must possess:

•        high personal and professional ethics and integrity;

•        the ability to exercise sound judgment;

•        the ability to make independent analytical inquiries;

•        a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and

•        the appropriate and relevant business experience and acumen.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders if such recommendations are made in writing to the committee. The Nominating and Corporate Governance Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a stockholder or otherwise.

The Nominating and Corporate Governance Committee does not have a formal policy relating to diversity among directors. In considering new nominees and whether to re-nominate existing members of the Workhorse Board, the committee seeks to achieve a board with strengths in its collective knowledge and a broad diversity of perspectives, skills and business and professional experience. Among other items, the committee looks for a range of experience in strategic planning, sales, operations, finance, executive leadership, industry and similar attributes. The diversity of the Workhorse Board members satisfies Nasdaq’s board diversity objective.

At least a majority of the directors on the Workhorse Board must be “independent directors” as defined by Nasdaq rules. Under our Corporate Governance Guidelines, at least three-quarters (75%) of our directors must meet Nasdaq’s independence standards as well as the SEC’s enhanced independence standards for audit committee members.

Code of Ethics

We have adopted a Code of Ethics that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, and principal accounting officer, and covers a broad range of topics, including data security, compliance with laws, restrictions on gifts, and conflicts of interest. All salaried employees are required to affirm from time to time in writing their acceptance of, and compliance with, the Code of Ethics. The Code of Ethics is posted on Workhorse’s website at http://www.ir.workhorse.com.

Conflicts of Interests

Pursuant to our Code of Ethics, we maintain the following general principles with respect to conflicts of interest:

•        The primary principle underlying Workhorse’s conflicts of interest policies is that associates, and officers in particular, must never permit their personal interests to conflict or appear to conflict with the interests of Workhorse or its customers.

•        No associate of Workhorse, nor any member of their family, should accept any form of compensation from, be employed by or act as a consultant to, or have any ownership in, a vendor of Workhorse, or any competitor of Workhorse, without the express approval of Workhorse’s Chief Executive Officer. Generally speaking, associates and family members (including spouses, children, parents and siblings) should avoid any financial interest in a non-publicly owned vendor or competitor. If such interest does exist, subject to CEO approval, it should be limited to one-tenth of one percent of the entity’s (vendor or competitor) outstanding securities and a maximum of ten percent of the associate or family member’s total assets.

•        No associate may act on behalf of Workhorse in any transaction involving persons or organizations with whom he/she or his/her family has any significant connection or financial interest.

•        Officers and Directors are subject to higher standards of review for interested-party transactions. All such transactions must be openly disclosed to a disinterested majority of the Workhorse Board and subject to a rigorous independent review.

•        Any associate in a conflict situation should discuss the matter with his or her immediate supervisor or should contact their Executive Staff representative. Usually, associates will be required to remove themselves from a conflict situation.

In general, officers and directors of a corporation incorporated under the laws of the State of Nevada are required to present business opportunities to a corporation if:

•        the corporation could financially undertake the opportunity;

•        the opportunity is within the corporation’s line of business; and

•        it would not be fair to Workhorse and its stockholders for the opportunity not to be brought to the attention of the corporation.

Legal Proceedings

There are no material pending legal proceedings to which any of the individuals listed above is party adverse to Workhorse or has a material interest adverse to Workhorse.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Exchange Act and have reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain consolidated financial statements audited and reported on by our independent registered public accounting firm.

WORKHORSE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of Workhorse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025 and in Part I, Item 2 of Workhorse’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC on August 15, 2025, both of which are incorporated by reference into this proxy statement and which can be obtained at the website maintained by the SEC, www.sec.gov, and on Workhorse’s website at ir.workhorse.com. Workhorse’s website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, Workhorse’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to Workhorse’s website provided in this proxy statement.

INFORMATION ABOUT MOTIV

Notice to Reader

Unless otherwise expressly stated or the context otherwise requires, references to “Motiv,” the “Company,” “we,” “our” or “us” within this “Information About Motiv” section refer to Motiv Power Systems, Inc. and its subsidiaries. The following information concerning Motiv is presented on a pre-Merger basis (except where otherwise indicated) and should be read in conjunction with the information concerning Motiv appearing elsewhere in this proxy statement, including “Motiv Financial Statements,” “Motiv Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the section “Risk Factors — Risks Related to Motiv.”

Overview

Motiv is a privately held company incorporated in the State of Delaware and headquartered in Foster City, California. Motiv is a leading manufacturer of medium duty, zero-emission electric trucks and buses. Motiv produces a range of vehicles, including step vans, shuttle buses, box trucks and work trucks, all of which eliminate tailpipe CO2 emissions and particulate matter, while offering drivers and passengers a comfortable, healthier and safer ride. Motiv’s combination of operational cost savings and environmental performance helps customers meet increasingly stringent emissions and pollution standards as well as achieve their own net-zero, ESG or other climate impact-related pledges and commitments.

Corporate History and Information

Motiv was originally formed and incorporated on July 9, 2010 in the State of California. Motiv was reincorporated on June 3, 2014 in the State of Delaware. Motiv has one subsidiary, MotivPS Holdings Canada Ltd., for its Canadian operations.

Our principal executive office is located at 330 Hatch Drive, Foster City, California 94404, our telephone number is 650-458-4804 and our website is http://www.motivtrucks.com. The information contained on, or that can be accessed through, our website is not a part of, and should not be considered as being incorporated by reference into, this proxy statement.

Business Overview and Strategy

Primarily focused on meeting the needs of the $23 billion medium duty trucking market, Motiv has developed, manufactured and deployed electric vehicles for businesses and accompanied and assisted fleets through electrification pilot programs, multi-depot deployments and EV orders. Motiv currently sells primarily into early-adopting step van and “people mover” school bus and shuttle segments. Motiv differentiates itself in the market with an emphasis on customer support, training and services, which has resulted in approximately 45% of its vehicle deliveries from 2023 through 2025 being made to repeat customers.

Motiv uses asset-light contract manufacturers and co-development partnerships that result in flexible, scalable product development and production. To date, Motiv has developed a product portfolio that services the entire Class 4-6 medium duty trucking market, and Motiv is committed to making continued progress in its product development by enhancing its products and developing the next evolution of its offerings.

Motiv’s Products and Offerings

EVs for the Class 4-6 Market

•        S (a Generation 6 Electrified Chassis).    Motiv currently offers a 6th generation electrified chassis, “S,” which has step van and specialty applications. It is capable of carrying up to 12,800 pounds and has a range of 200 miles.

•        Epic 4 (A Class 4 Cab Chassis).    Motiv offers a Class 4 cab chassis called “Epic 4” that can be used for shuttle, school, box, refrigeration, work truck, flat bed and specialty applications. It is capable of carrying up to 5,000 pounds or 18 passengers and has a range of 105 miles.

•        Class 5 & 6 Cab Chassis.    Motiv is currently developing a proprietary Class 5 & 6 cab chassis. Motiv expects that this product will be able to be used for dry box, refrigeration, stake bed, utility and shuttle purposes.

Total Fleet Electrification/Upfitting

Motiv offers several options to upfit its customers’ vehicles and fleets to be fully electric:

•        Shuttle Bus.    Motiv’s shuttle bus upfitting can accommodate shuttle buses for 12+2 passengers and a range of up to 105 miles. The charge time for this vehicle is 8.5 hours when using a J Plug or Type 1 connector, or 1.5 hours when using a combined charging system (CCS).

•        Type A School Bus.    Motiv’s shuttle bus upfitting can accommodate school buses for up to 20 passengers and a range of up to 105 miles. The charge time for this vehicle is 8.5 hours when using a J Plug or Type 1 connector, or 1.5 hours when using a CCS.

•        Work Truck.    Motiv’s work truck upfitting can accommodate work trucks for up to 5,000 pounds and a range of up to 105 miles. The charge time for this vehicle is 8.5 hours when using a J Plug or Type 1 connector, or 1.5 hours when using a CCS.

•        Box Truck.    Motiv’s box truck upfitting can accommodate box trucks for up to 5,000 pounds and a range of up to 105 miles. The charge time for this vehicle is 8.5 hours when using a J Plug or Type 1 connector, or 1.5 hours when using a CCS.

•        Step Van.    Motiv’s step van upfitting can accommodate two types of step vans for up to 9,000 or 10,200 pounds and a range of up to 150 or 200 miles. The charge time for this vehicle is 7.5 or 13.5 hours when using a J Plug or Type 1 connector, or 1.75 or 2.75 hours when using a CCS.

Telematics and Charging Infrastructure

Motiv supplements its vehicle portfolio with telematics and charging infrastructure solutions through industry-leading third parties that are intended to enhance fleet performance and support customer adoption of zero-emission trucks. Motiv resells Geotab telematics to provide real-time vehicle data, maintenance insights, and operational analytics designed to improve fleet efficiency and reduce total cost of ownership. In parallel, Motiv offers charging hardware, charging software, project advisory, implementation services, and infrastructure maintenance through partners such as ABM, Flipturn, FractalEV, InCharge, and SitelogIQ. These capabilities are designed to position Motiv as a comprehensive provider of both vehicles and the supporting ecosystem required for reliable fleet deployment.

Fleet Management

In April 2025, Motiv launched the Motiv Premier Partner Network (MPPN), a carefully vetted commercial fleet resource consisting of some of the industry-leading solution providers available to support fleets at any stage of their journey to net-zero emissions. MPPN offerings and expertise focus on helping fleets minimize charging infrastructure costs, improve operational efficiencies and take advantage of incentive and financing programs.

Customers

In addition to accounts with globally recognized commercial fleet operators, we deliver vehicles directly to fleets via our in-house sales representatives and established distribution and channel partners. We have also entered into partnerships with established distributors to facilitate service for commercial fleets.

Competition

We have experienced, and expect to continue to experience, competition from a number of companies, particularly as the commercial transportation sector adopts low-emission, zero-tailpipe emission and carbon neutral fleet solutions. Existing commercial diesel vehicle OEMs, such as Freightliner, Ford, General Motors, International Motors, Paccar, and Volvo/Mack, have invested in the development of zero-tailpipe emission solutions.

In addition to competition from traditional diesel OEMs, we face competition from vehicle manufacturers that are developing alternative fuel and electric commercial vehicles, such as Rivian, Harbinger, Xos and GreenPower Motor Company.

Seasonality

Motiv does not consider any material portion of its business to be seasonal. However, various factors can affect the distribution of Motiv’s revenue between accounting periods, including the timing of product deliveries, customer acceptance of products and services, contract phase-in durations, contract completions, and the availability of customer funding. Weather and natural phenomena can also temporarily affect the performance of services.

Regulatory Environment

Our electric vehicles are designed to comply with government regulations and industry standards. Government regulations regarding the manufacture, distribution, sale and service of our electric vehicles, systems, and equipment may change in the future. We cannot predict what impact, if any, such unknown changes may have on our business.

Emission and fuel economy standards

Government regulation related to climate change is in effect at the U.S. federal and state levels. We must comply with numerous regulatory requirements established by the EPA and the National Highway Traffic Safety Administration (“NHTSA”). Existing EPA and NHTSA rules also establish incentive programs for manufacturers of alternatively fueled vehicles, such as our vehicles. Programs include an engine Averaging, Banking and Trading (“ABT”) program, a vehicle ABT program and additional credit programs for early adoption of standards or deployment of advanced or innovative technologies. The ABT programs allow for emission and/or fuel consumption credits to be averaged, banked or traded within defined groupings of the regulatory subcategories. The additional credit programs enable manufacturers of engines and vehicles to generate credits if they demonstrate greater improvements than required by certain regulatory standards or if they introduce advanced or innovative technology engines or vehicles.

The Clean Air Act requires that we obtain a Certificate of Conformity (“CoC”) issued by the EPA Federal emissions compliance. In the state of California, an Executive Order issued by the California Air Resource Board (“CARB”) is required for emissions compliance, examined and issued with respect to emissions and mileage requirements for our vehicles. The CoC is required for vehicles by the Clean Air Act. If the CAA preemption waiver remains in force, a California Executive Order will continue to be required for vehicles sold in California and other states that have received an EPA waiver to apply California standards. CARB currently sets the California standards for vehicle emissions for GHG and other “criteria” pollutants necessary to obtain an Executive Order for new vehicles and engines sold in California and other states that have adopted the California standards pursuant to an EPA waiver. In California, a Zero-emission Powertrain (“ZEP”) Certification is an additional requirement for new applicants to participate in the Hybrid and Zero-Emission Truck and Bus Voucher Incentive Project (“HVIP”) on or after January 1, 2023. This eligibility requirement applies to zero-emission powertrains and the trucks and buses in which they are installed. Motiv’s vehicles are eligible for California’s HVIP program and other incentive and grant programs across the United States.

Vehicle safety and testing

Under the National Traffic and Motor Vehicle Safety Act (the “Safety Act”), we must certify that our vehicles meet all applicable Federal Motor Vehicle Safety Standards (the “FMVSS”), as well as the NHTSA bumper standard, or are exempt from such standards. The Safety Act prohibits the sale in the United States of any new vehicle or equipment that does not conform to applicable motor vehicle safety standards established by NHTSA. FMVSS categories that apply to our vehicles include crashworthiness and crash avoidance standards, and additional requirements that apply to electric vehicles and batteries. Meeting or exceeding some safety standards imposes significant costs for EV manufacturers, in part because those particular standards tend to require increased vehicle weight, which makes it more difficult to meet emissions and fuel economy standards.

The Safety Act requires defects related to motor vehicle safety to be remedied through safety recall campaigns, in which a manufacturer must remedy the defect free of charge to the vehicle owner. A manufacturer also is obligated to recall vehicles if it determines the vehicles do not comply with Safety Standards. The expenses associated with recall campaigns can be substantial.

Human Capital

As of September 6, 2025, we had approximately 107 full-time employees, 1 part-time employee and 14 independent contractors. We have not experienced any work stoppages and consider our relationships with our employees to be good. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Intellectual Property

Our ability to protect our material intellectual property is important to our business. We rely upon a combination of protections afforded to owners of patents, copyrights, trade secrets, and trademarks, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect our intellectual property rights.

As of September 15, 2025, we had 23 awarded U.S. patents and 15 pending U.S. patents. We also pursue the registration of our domain names and material trademarks and service marks in the United States. As of September 15, 2025, we had 10 registered trademarks and 4 pending trademark applications.

Facilities

Our corporate headquarters are located in Foster City, California, and consist of 17,875 square feet of office and warehouse space under a lease agreement that expires in February 2026. We maintain additional U.S. offices in Hayward, California; Stockton, California; and Novi, Michigan. We lease all of our facilities. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.

Sales and Marketing

Direct Sales

Motiv’s sales efforts consist of sales representatives and field-based personnel who educate fleets on the wide-ranging benefits of our zero-tailpipe emission commercial vehicles as well as rapid and cost-efficient Motiv products and services used to electrify commercial fleets.

Dealer Sales

To supplement our direct sales organization, Motiv partners with select distributors and dealers with long-established fleet relationships in key markets. Such partnerships further supplement our in-depth sales expertise and industry knowledge.

Product Development

Product development activities are conducted both in-house at our facilities in Foster City, Hayward, Stockton and Novi, and remotely, and are carried out by staff located at those facilities.

Supply Chain

We continue to build long-term relationships with suppliers of key parts, components, and raw materials necessary for the manufacture of our vehicles, including batteries, electronics, and vehicle chassis. Our supply chain is global, and we rely on suppliers across multiple regions to source critical components. As part of our procurement strategy, we actively work to identify and establish relationships with multiple suppliers to improve supply chain resilience, enhance cost efficiency and where possible reduce dependence on single source suppliers.

Legal Proceedings

From time to time, Motiv may be a party to legal proceedings that arise in the ordinary course of business. Motiv is not currently a party to any actions, claims, suits, or other legal proceedings the outcome of which, if determined adversely to Motiv, is believed would have a material adverse effect on Motiv’s business, financial condition, and results of operations.

MOTIV’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of operations of Motiv should be read together with the audited consolidated financial statements and accompanying notes, and the unaudited interim condensed consolidated financial statements and accompanying notes, each appearing elsewhere in this proxy statement. The discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.” The following discussion may contain statements that are “forward-looking” statements based upon current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those express or implied in these forward-looking statements as a result of various factors, including those set forth in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement. Unless the context otherwise requires, all references in this section to “we,” “our” or “us” refer to Motiv and its subsidiaries prior to the Closing of the Merger and to the Combined Company and its subsidiaries after the Closing.

Overview

Motiv is a manufacturer of medium-duty, zero-emission electric trucks. We primarily sell electrified chassis and accessories to customers for installation on medium duty transport vehicles such as delivery vehicles, buses and other electric transport vehicles in the Class 4 to 6 medium-duty commercial truck space. Today, we are one of two leading providers of Class 4 electric transport vehicles. We employ a consultative selling methodology and process to assist fleets in their adoption of EVs, by taking them from an initial assessment to a pilot program to expansion and to scaling-up. We provide a total fleet electrification solution, offering value-added services in telematics, charging infrastructure, and fleet management through our industry partners.

We have an experienced leadership team with deep fleet and OEM experience, which was solidified in 2024 with the appointment in May 2024 of Scott Griffith as our Chief Executive Officer and a member of our Board of Directors, and the appointment in October 2024 of James Griffin as our Chief Revenue Officer. Mr. Griffith has over 30 years of experience in technology-based companies, including those operating at the intersection of technology and mobility. Mr. Griffin has nearly 30 years of experience in sales and business development across commercial trucking, fleet logistics and fleet management. We believe these additions to our leadership team have been and will continue to be instrumental as we work towards scaling our business and accelerating EV adoption.

Since inception, we have incurred losses and negative cash flows from operations and we anticipate that operating losses will increase in the future due to increased headcount and other costs necessary to develop and release our next generation technology, to increase our manufacturing capacity to accommodate increased demand for our product and to gain market share in a highly competitive environment. We have incurred the following net losses for the periods noted:

•        $25.5 million for the six months ended June 30, 2025;

•        $20.7 million for the six months ended June 30, 2024;

•        $51.6 million for the year ended December 31, 2024; and

•        $46.8 million for the year ended December 31, 2023.

We have an accumulated deficit of approximately $280.4 million from our inception through June 30, 2025 and $254.9 million from our inception through December 31, 2024.

In the six months ended June 30, 2025, Motiv has taken the following actions with the intent of improving its operational efficiency and reducing its costs:

•        revised its hiring practice to prioritize strategic hires in critical positions;

•        reduced outside expenditures on marketing activities;

•        refocused its sales and marketing efforts by targeting its sales efforts on transactions with fleet providers;

•        invested in product quality to improve the technology across its Class 4 to Class 6 trucks; and

•        built out the Motiv Premier Partner Network, which consists of a network of industry-leading solution providers that are available to help support customers during their transition to net-zero emission fleet.

Key Factors Affecting Operating Results

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those below and in the section titled “Risk Factors” appearing elsewhere in this proxy statement.

Our ability to grow revenues and expand margins will depend on our ability to continue development of our products and services. Many of our products are in development, and we will require substantial additional capital to bring them to full commercialization. Our success also will depend on growing the scale of our products and services, including securing additional orders for vehicles from businesses and fleet operators. As of June 30, 2025, our backlog had orders for 105 vehicles, or $19.4 million.

Continued adoption of EVs by operators of commercial vehicle fleets is critical to our success, and such adoption is dependent on several factors, including regulatory mandates, the continuation of subsidies and incentives, electric grid infrastructure improvements, and total cost of ownership as compared to vehicles with internal combustion engines. Although state-level incentives generally continue to provide support for EV ownership, including, without limitation, the state-level incentive programs in California, New Jersey, New York and Washington, the current U.S. presidential administration has created regulatory uncertainty and issued statements in support of the gas and oil industries that may impact growth of the commercial EV market. Additionally, California has withdrawn its waiver request to the EPA, resulting in a suspension of the implementation of the Advanced Clean Fleets Regulation, creating uncertainty regarding the timing and enforcement mechanisms for emissions regulations in California. These regulatory developments may adversely affect EV adoption rates in ways that are difficult to predict at this time.

Further, a global economic recession, downturn or other adverse economic conditions, whether due to changes or uncertainties in trade policies, the imposition or proposed imposition of tariffs, export controls, threat of trade war, persistent inflation, political instability, global or regional conflicts or other geopolitical events, public health crises, interest rate increases or other central bank policy actions, government closures of banks and liquidity concerns at financial institutions, and other macroeconomic or geopolitical factors, may have an adverse impact on our business and prospects. The uncertainties surrounding trade policies, tariffs and export controls, and their effect on economic conditions generally, have caused certain customers to delay purchasing decisions. Higher interest rates, lower cash reserves, fluctuations in foreign currency exchange rates, and weakened consumer confidence may cause additional deferrals or cancelations of purchasing decisions and orders, respectively.

If any of our suppliers, sub-suppliers or partners experience financial distress, insolvency or disruptions in operations, they may be unable to fulfill their obligations or meet our production and quality requirements. Additionally, any deterioration of conditions in the financial markets may limit our ability to obtain external financing to fund our operations and capital expenditures on terms favorable to us, if at all.

Recent Developments

Senior Secured Promissory Note

On August 11, 2025, we further amended and restated the Senior Secured Promissory Note that we have issued to our controlling shareholder (the “A&R Senior Note”) to provide for an additional loan advance of $4,000,000 with an interest rate of 20% per annum, compounded monthly. The A&R Senior Note is secured by substantially all of the assets of Motiv, matures on October 31, 2025 and is subject to acceleration and an additional 5% of interest if certain events of default occur.

The Merger

On August 15, 2025, Motiv entered into the Merger Agreement by and among Workhorse, Omaha Intermediate 2, Inc., a Delaware corporation and wholly-owned subsidiary of Workhorse (“Intermediate Parent”), Omaha Intermediate, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate Parent (“Intermediate”), Omaha Merger

Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate (“Merger Sub”), pursuant to which, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Motiv. Upon consummation of the Merger, Merger Sub will cease to exist and Motiv will become a direct, wholly owned subsidiary of Intermediate and an indirect, wholly owned subsidiary of Workhorse. Immediately following the Effective Time of the Merger, Motiv investors are expected to own approximately 62.5% of the combined company and Workhorse stockholders are expected to own approximately 26.5%. All of the consideration issued in the Merger is expected to be used to satisfy the outstanding principal and accrued interest on the A&R Senior Note and no consideration is expected to be received by Motiv’s equity holders.

Basis of Presentation

Our historical results are reported under U.S. Generally Accepted Accounting Principles (“GAAP”) and in U.S. dollars. Currently, we conduct our business through one operating segment. For more information about our basis of presentation, refer to Note 2 in our audited consolidated financial statements as of and for the years ended December 31, 2024 and 2023 and our condensed consolidated financial statements for the six months ended June 30, 2025 and 2024.

Components of Results of Operations

Revenues

Our primary revenue stream is revenue from sales of Motiv’s vehicles to customers, although we also derive revenue from consulting services. We typically recognize revenue related to delivery of product at a point in time when goods are shipped from the upfitter (the subcontractor that performs assembly services for us) to the bodybuilder (the vendor that performs services for the customer), because this is typically when the customer assumes the risk of loss. In certain transactions, we take on the responsibility to deliver a complete vehicle to a customer, versus just an electrified chassis. In these cases, revenue is recognized when the complete vehicle is delivered to the customer after the body build is complete. We recognize revenue related to consulting services over time as the services are provided.

Cost of Revenues

Cost of revenues includes the cost of labor, materials and overhead incurred in the manufacture, assembly and installation of products and servicing of customers, including warranty costs. Cost of revenues also includes charges to write down the carrying value of our inventory when it exceeds its estimated net realizable value and to provide for obsolete and on-hand inventory in excess of forecasted demand.

Product Development Expense

Product development expense generally consists of personnel costs, professional fees, information technology and engineering supplies associated with the ongoing development of our product portfolio.

Sales and Marketing Expense

Sales and marketing expense generally consists of personnel costs, professional fees, customer support activities outside of warranty work, trade shows and other marketing costs.

General and Administrative Expenses

General and administrative (“G&A”) expenses generally consist of personnel and facilities costs related to our executive, finance, human resources, and information technology organizations, as well as fees for professional services and contract services.

Interest expense — related parties

We are party to the A&R Senior Note that provides for the issuance of loan advances, is secured by substantially all of our assets, and bears interest at a rate of 20% per annum, compounded monthly. We previously issued an aggregate of $60 million principal amount of convertible notes to a related party, which were converted on June 14, 2024 into

44,642,857 shares of Series A Preferred Stock at a conversion price of $1.12 per share. Prior to conversion, the convertible notes bore interest at various interest rates pursuant to several amendments to the notes, and beginning August 2023, the interest rate per annum was 9%, compounded annually.

Results of Operations

Comparison of the six months ended June 30, 2025 and 2024

The following table sets forth our historical operating results for the periods indicated:

	Six Months Ended June 30,
	2025	2024
(unaudited)
Revenues	$1,895,555	$1,043,672
Cost of revenues	4,333,634	2,916,885
Gross profit (loss)	(2,438,079)	(1,873,213)

Operating expenses:
Product development	6,856,747	4,817,997
Sales and marketing	3,066,520	3,433,660
General and administrative	5,742,494	5,626,481
Total operating expenses	15,665,761	13,878,138
Operating loss	(18,103,840)	(15,751,351)
Other income (expense):
Interest expense – related parties	(7,395,644)	(4,904,549)
Amortization of debt issuance costs – cash portion	—	(14,281)
Other income (expense), net	(3,546)	2,331
Total other income (expense), net	(7,399,190)	(4,916,499)
Net loss	(25,503,030)	(20,667,850)

Revenues

Revenues increased by $852 thousand, or 82%, to $1.9 million in the six months ended June 30, 2025 from $1.0 million for the six months ended June 30, 2024. In the first six months of 2025, Motiv delivered nine vehicles, of which six, or 66% of the deliveries, included a Motiv-owned chassis and/or Motiv procured body. In the first six months of 2024, Motiv delivered six vehicles, of which two, or 33% of the deliveries, included a Motiv-owned chassis and/or Motiv procured body. The sale of a Motiv-owned chassis and/or procured body increases the average sales price per vehicle.

Cost of Revenues

Cost of revenues increased by $1.4 million, or 49%, to $4.3 million for the six months ended June 30, 2025 from $2.9 million for the six months ended June 30, 2024. The increase is primarily due to a 50% increase in the number of vehicles delivered during the current period, including a $966 thousand increase in manufacturing overhead to facilitate higher production plans in the second half of 2025, based upon Motiv’s backlog.

Product Development Expense

In the six months ended June 30, 2025, our product development expense increased by $2.0 million to $6.9 million, from $4.8 million in the six months ended June 30, 2024. The increase was a result of investments in certain product quality improvement campaigns during the current year period, which resulted in an increase in costs of engineering supplies of $960 thousand and temporary labor costs of $490 thousand, a 5% increase in average headcount and related increase in compensation expense of $313 thousand, higher IT infrastructure costs of $189 thousand and $123 thousand of costs related to additional lease and utility payments.

Sales and Marketing Expense

In the six months ended June 30, 2025, our sales and marketing expense decreased by $367 thousand to $3.1 million from $3.4 million in the six months ended June 30, 2024, primarily due to lower trade show costs and lower professional services to support marketing activities.

General and Administrative Expenses

In the six months ended June 30, 2025, our G&A expenses increased by $116 thousand to $5.7 million from $5.6 million for the six months ended June 30, 2024. During the six months ended June 30, 2025, we added three new positions to strengthen our sales operations and corporate development activities, and eliminated two executive positions (the chief operating officer and chief technology officer roles). These personnel changes increased our compensation costs for the first six months of 2025 by $839 thousand, including non-recurring severance of approximately $472 thousand, as compared to the prior year period. Additionally, our commercial liability insurance expense in the first six months of 2025 increased by $144 thousand due to higher anticipated revenues in the insurable period. These increases were offset by decreases in the six months ended June 30, 2025 in professional services and consulting fees for one-time projects of $705 thousand and in patent and other corporate legal fees of $526 thousand, as compared to the six months ended June 30, 2024.

Other income (expense)

Interest Expense — Related Parties

In the six months ended June 30, 2025, interest expense — related parties increased by $2.5 million to $7.4 million, from $4.9 million for the six months ended June 30, 2024. On June 14, 2024, we converted $60 million of convertible notes outstanding due to our controlling shareholder (which bore an interest rate of 9% as of August 2023), plus accrued interest, into $50 million of Series A Preferred Stock. On five separate occasions between January and July 2024, we amended and restated the A&R Senior Note to provide for additional $5 million loan advances, and in each of August and November 2024, we further amended and restated the A&R Senior Note to provide for additional $10 million loan advances, each with an interest rate of 20% per annum, compounded monthly. The total aggregate principal and compounded interest balance of the A&R Senior Note at June 30, 2025 was $93.8 million, compared to $38.0 million at June 30, 2024. The A&R Senior Note has a maturity date of October 31, 2025.

Amortization of Debt Issuance Costs — Cash Portion

For the six months ended June 30, 2025, our amortization of debt issuance costs — cash portion was zero, compared to $14 thousand for the prior year period.

Provision for Income Tax

For the six months ended June 30, 2025 and 2024, Motiv incurred taxable losses and therefore no provision for income tax has been recorded.

Comparison of the Year Ended December 31, 2024 and 2023

The following table sets forth our historical operating results for the periods indicated:

	Year Ended December 31,
	2024	2023
Revenues	$7,043,926	$16,884,755
Cost of revenues	13,189,596	29,479,702
Gross profit (loss)	(6,145,670)	(12,594,947)

Operating expenses:
Product development	12,891,431	13,508,316
Sales and marketing	6,589,406	7,031,045
General and administrative	9,457,559	9,470,324
Impairment loss on discontinued product line investment	6,246,181	—
Total operating expenses	35,184,577	30,009,685
Operating loss	(41,330,247)	(42,604,632)

Other income (expense):
Interest expense – related parties	(10,246,041)	(4,162,428)
Amortization of debt issuance costs – warrants	—	(719,097)
Amortization of debt issuance costs – cash portion	(14,281)	(172,623)
Employee retention credit	—	762,093
Other income (expense), net	3,319	56,793
Total other income (expense), net	(10,257,003)	(4,235,262)

Loss before provision for income taxes	(51,587,250)	(46,839,894)
Income tax provision	(800)	(800)
Net loss	(51,588,050)	(46,840,694)

Revenues

Revenues decreased by $9.8 million, or 58%, to $7.0 million in the year ended December 31, 2024, from $16.9 million for the year ended December 31, 2023, which was primarily driven by a decrease in the number of vehicles we delivered in 2024 as compared to 2023. In 2023, we delivered 149 vehicles, of which eleven, or 7% of the deliveries, included a Motiv-owned chassis and/or Motiv procured body, and in 2024, we delivered 46 vehicles, of which nine, or 20% of the deliveries, included a Motiv-owned chassis and/or Motiv procured body. The sale of a Motiv-owned chassis and/or procured body increases the average sales price per vehicle.

Cost of Revenues

Total cost of revenues for the year ended December 31, 2024 decreased by $16.3 million, or 55%, to $13.2 million as compared to $29.5 million for the year ended December 31, 2023. The decrease was primarily attributable to the decrease in the number of vehicles delivered, which was partially offset by a $738 thousand increase in inventory obsolescence reserves.

Product Development Expense

Our product development expense decreased by $617 thousand to $12.9 million for the year ended December 31, 2024, from $13.5 million for the year ended December 31, 2023, primarily due to a 10% decrease in average headcount of our product development personnel.

Sales and Marketing Expense

Our sales and marketing cost decreased by $442 thousand to $6.6 million for the year ended December 31, 2024, from $7.0 million for the year ended December 31, 2023, primarily due to a 5% decrease in average headcount of sales and marketing personnel, lower incentive compensation expense as a result of lower revenues and a reduced investment in marketing costs, including associated professional services.

General and Administrative Expenses

G&A expenses were flat at approximately $9.5 million for both the current and prior year period. During the year ended December 31, 2024, we incurred increases in professional services and consulting fees for one-time projects of $829 thousand and in commercial liability insurance expense of $122 thousand, which were substantially offset by decreases in stock-based compensation of $244 thousand, corporate legal fees of $219 thousand, franchise taxes and licenses of $160 thousand and accounting fees of $98 thousand.

Impairment Loss on Discontinued Product Line Investment

During the year ended December 31, 2024, we made significant investments and purchase commitments to develop and launch the Argo Class 6 Cab, made of composite resin materials on an electrified chassis. The primary purpose of this investment was to pursue the significantly larger markets for Class 6 box trucks, which the current Motiv models, EPIC4 and Class 5/6 step vans, cannot address due to the significantly higher payloads. The project began in the fourth quarter of 2023 and a prototype was built in early 2024 for a marketing launch. In the second half of 2024, we determined that the project as designed and developed was no longer technologically feasible, and $6.2 million of investments were written down to zero, as there is no alternative use for the inventory or fixed assets related to the project and all non-cancelable purchase commitments were accrued as a liability as they are of no value to Motiv upon receipt. There was no such impairment loss recorded for the year December 31, 2023.

Other Income (Expense)

Interest Expense — Related Parties

Interest expense — related parties increased by $6.1 million to $10.2 million for the year ended December 31, 2024, from $4.2 million for the year ended December 31, 2023, primarily driven by additional loan advances made to the controlling shareholder under the terms of the A&R Senior Note.

Amortization of Debt Issuance Costs — Warrants

For the year ended December 31, 2024, we had no amortization of debt issuance costs related to warrants, as compared to $719 thousand for the year ended December 31, 2023. In 2023, the warrants issued in 2020 and 2021 in connection with related party secured promissory notes were fully amortized when the corresponding indebtedness was paid off in the fourth quarter of 2023.

Amortization of Debt Issuance Costs — Cash Portion

For the year ended December 31, 2024, Motiv had $14 thousand of amortization of debt issuance costs — cash portion, as compared to $173 thousand for the year ended December 31, 2023. In 2023, the costs incurred in connection with related party secured promissory notes issued in 2020 and 2021 were fully amortized when the corresponding indebtedness was paid off in the fourth quarter of 2023.

Employee Retention Credit

The Employee Retention Credit is a refundable tax credit against an employer’s payroll taxes. It was established as part of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), in order to help employers during the COVID-19 pandemic. We did not record any income from the employee retention credit for the year ended December 31, 2024, as compared to $762 thousand for the year ended December 31, 2023.

Provision for Income Tax

For the years ended December 31, 2024 and 2023, we incurred taxable losses and therefore, no provision for income tax has been recorded, other than the minimum filing fee in the State of California.

Liquidity and Capital Resources

Since inception, Motiv has incurred losses and negative cash flows from operations. For the six months ended June 30, 2025, Motiv incurred a net loss of $25.5 million, and used $21.7 million of cash in operations and for the year ended December 31, 2024, Motiv incurred a net loss of $51.6 million, and used $38.2 million of cash in operations. Motiv anticipates that operating losses will increase in the future due to increased headcount and other costs necessary to develop and release our next generation technology, to increase our manufacturing capacity to accommodate increased demand for our product and to gain market share in a highly competitive environment. These conditions raise substantial doubt about Motiv’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Funding for the business to date has primarily come from the issuance of equity, convertible promissory notes and secured promissory notes. As of June 30, 2025, Motiv had cash of $2.6 million and an accumulated deficit of $280.4 million and as of December 31, 2024, Motiv had cash of $6.6 million and an accumulated deficit of $254.9 million.

Although Motiv’s objective is to increase its revenues from the sales of its products and to decrease its cost of goods sold per product within the next few years sufficient to generate positive operating and cash flow levels, there can be no assurance that Motiv will be successful in this regard. Motiv will also need to continue to raise capital in order to fund its operations. There can be no assurance that, in the event that Motiv requires additional financing, such financing will be available on terms which are favorable to Motiv, or at all. If Motiv is unable to raise additional funding to meet its working capital needs in the future, it will be forced to delay or reduce the scope of its operations and/or limit or cease its operations.

Cash Flows

For the Six Months Ended June 30, 2025 and 2024

The following table provides a summary of our cash flow data for the periods indicated:

	Six months Ended June 30,
	2025	2024
Net cash used in operating activities	$(21,711,921)	$(16,014,977)
Net cash used in investing activities	(270,335)	(3,620,012)
Net cash provided by financing activities	17,998,283	20,030,343

Cash Flows from Operating Activities

Our cash flows from operating activities are affected by our cash investments to support the business in product development, manufacturing, sales, marketing, general and administration expenses. Our operating cash flows are also affected by our working capital needs to support fluctuations in inventory, accounts receivable, accounts payable and other current assets and liabilities.

During the six months ended June 30, 2025 and 2024, net cash used in operating activities was $21.7 million and $16.0 million, respectively, representing an increase of $5.7 million. The increase in net cash used in operations was primarily attributable to a $2.5 million increase in operating losses net of depreciation, amortization and stock based compensation due primarily to our investment in product quality improvement campaigns, and an increase in working capital requirements primarily due to an increase in accounts receivable net of deferred revenue, as well as non-cash interest expense on the A&R Senior Note.

Cash Flows from Investing Activities

During the six months ended June 30, 2025 and 2024, net cash used in investing activities was $270 thousand and $3.6 million, respectively, representing a decrease of $3.3 million. The decrease was primarily driven by spending in 2024 for the prototype cab, tooling and equipment related to our Argo class 6 cab chassis program.

Cash Flows from Financing Activities

During the six months ended June 30, 2025 and 2024, net cash provided by financing activities was $18.0 million, and $20.0 million, respectively, representing a decrease of $2.0 million. This decrease was due to lower proceeds from the issuance of loan advances under the A&R Senior Note to a related party.

For the Years Ended December 31, 2024 and 2023

The following table provides a summary of our cash flow data for the periods indicated:

	Year Ended December 31,
	2024	2023
Net cash used in operating activities	$(38,153,767)	$(40,806,723)
Net cash used in investing activities	(4,760,832)	(1,405,409)
Net cash provided by financing activities	45,286,124	40,346,058

Cash Flows from Operating Activities

During the years ended December 31, 2024 and 2023, net cash used in operating activities was $38.2 million and $40.8 million, respectively, representing a decrease of $2.6 million. The decrease was primarily attributable to a $7.2 million reduction in operating losses net of depreciation, amortization, impairment loss on discontinued product line investment and stock-based compensation, substantially offset by a $3.2 million increase in inventory changes net of obsolescence reserves and $877 thousand lower amortization of debt issuance costs in 2024 as compared to 2023.

Cash Flows from Investing Activities

During the years ended December 31, 2024 and 2023, net cash used in investing activities was $4.8 million and $1.4 million, respectively, representing an increase of $3.4 million. The increase was primarily driven by spending in tooling and equipment related to our Argo class 6 cab chassis program.

Cash Flows from Financing Activities

During the year ended December 31, 2024, net cash provided by financing activities was $45.3 million, compared to $40.3 million for the year ended December 31, 2023, representing an increase of $5.0 million. This increase was primarily due to a $30.0 million increase in proceeds from the issuance of loan advances under the A&R Senior Note 2024 with a related party and a $9.6 million repayment on secured promissory notes with a related party in 2023, substantially offset by a $35.0 million decrease in proceeds from convertible debt issued to a related party.

Cash Requirements

From time to time in the ordinary course of business, we enter into agreements with vendors for the purchase of components and raw materials to be used in the manufacture of our products. However, due to contractual terms, variability in the precise growth curves of our development and production ramps, and opportunities to renegotiate pricing, we generally do not have binding and enforceable purchase orders under such contracts beyond the short term, and the timing and magnitude of purchase orders beyond such period is difficult to accurately project.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Estimates

We consider an accounting estimate to be critical if (i) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (ii) changes in the estimate that are reasonably likely to occur from period to period, or the use of different estimates that we reasonably believe we could have used in the current period, would have a material impact on our financial condition or results of operations.

There are other items within our Consolidated Financial Statements that require estimation but are not deemed critical as defined above.

The preparation of financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant accounting estimates and management judgments reflected in the financial statements include items such as accounts receivable valuation and allowances, warranty reserve and valuation of inventory. Estimates are based on historical experience, where applicable, and other assumptions believed to be reasonable by management. Actual results may differ from those estimates under different assumptions or conditions.

Accounts Receivable Valuation and Allowances

Accounts receivable are carried at their contractual amounts, less an estimate for credit losses. Historically no allowances for credit losses were determined to be necessary. Management estimates the allowance for bad debts based on existing economic conditions, the financial conditions of the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted.

Warranty Reserve

Motiv typically provides a five year or 100,000-mile (whichever occurs first) warranty for high voltage traction batteries and a three-year or 50,000-mile warranty for all other powertrain components. There is no contractual limit to the costs that Motiv may incur in servicing these warranties. Motiv records a warranty reserve for the estimated expense that may be incurred if its products require repair within the warranty period.

Valuation of Inventory

Inventory is stated at the lower of cost or net realizable value and consists of electrified chassis, batteries and electronic component parts. Cost is determined using the standard cost method which approximates actual cost using the first-in, first-out basis. Motiv evaluates inventory for excess and obsolete items, based on management’s assessment of future demand for older product lines, market conditions and technological obsolescence of its products.

MANAGEMENT OF THE COMBINED COMPANY FOLLOWING THE MERGER

Termination of Current Executive Officers of Workhorse

The employment of the current executive officers of Workhorse is expected to be terminated upon the consummation of the Merger. However, if necessary, certain executive officers may provide transitional services to the Combined Company following the consummation of the Merger.

Executive Officers and Directors of the Combined Company Following the Consummation of the Merger

The Merger Agreement requires the parties to take all action necessary (including, to the extent necessary, removing and/or procuring the resignation of any directors on the Workhorse Board immediately prior to the Effective Time) so that, as of the Effective Time, the number of directors that comprise the full board of directors of Workhorse shall be seven. The Combined Company’s board of directors will initially be fixed at seven members, consisting of (i) two members designated by Workhorse, namely Pamela S. Mader and Raymond J. Chess; and (ii) five members designated by Motiv, namely Scott Griffith, Matthew O’Leary, Paul Savoie, Alan Henricks and Desi Ujkashevic.

Scott Griffith, who is currently the Chief Executive Officer of Motiv, will continue to serve as the Chief Executive Officer of the Combined Company. The rest of the Combined Company’s executive team will be identified and agreed to by Workhorse and Motiv in due course prior to the Closing.

The following table lists the names and ages as of             , 2025, and positions of the individuals who are expected to serve as executive officers and directors of the Combined Company upon consummation of the Merger:

Name	Age	Position
Scott Griffith	66	Chief Executive Officer and Director
Matthew O’Leary	70	Director; Chairman
Desi Ujkashevic	58	Director
Paul Savoie	59	Director
Alan S. Henricks	74	Director
Pamela S. Mader	61	Director
Raymond J. Chess	68	Director

Executive Officers and Directors of the Combined Company

Scott Griffith. Scott Griffith has served as Chief Executive Officer and a director of Motiv since March 2024. From November 2019 to September 2022, he served as the Chief Executive Officer of the Autonomous Vehicles (AV) and Mobility Businesses at Ford Motor Company. In that role, he led Ford’s investments and operations in Level 4 autonomous vehicles as well as oversight of several new hardware and software businesses in Ford’s “new mobility” segment. From April 2014 until October 2021, Mr. Griffith was an Executive in Residence at General Catalyst Partners, a venture and growth capital firm. In connection with that role, he served as Chairman at Envoy Global, Inc, a global immigration services provider, and TrueMotion, Inc., which operates an AI-based platform that scores driving behavior. Previously, Mr. Griffith served as Chairman and Chief Executive officer of Zipcar, Inc., a car-sharing company, and held roles with The Parthenon Group, a business strategy firm, The Boeing Company, an aerospace manufacturer, and Hughes Electronics, an electronics and aerospace manufacturer. Mr. Griffith has also served as a board member of EVgo Inc., a public company that operates an electric vehicle fast charging network, since April 2024. Mr. Griffith holds a B.S. in engineering from Carnegie Mellon University and an MBA from The University of Chicago Booth School of Business. He serves on the Advisory Council for the Polsky Center for Entrepreneurship and Innovation at The University of Chicago. Mr. Griffith’s experience in the electric vehicle and automotive industry, along with his experience working with public companies, makes him well suited to serve as Chief Executive Officer and a director of the Combined Company.

Matthew O’Leary. Matthew O’Leary was appointed as a director of Motiv in November of 2016. Mr. O’Leary currently acts as Executive Chairman of the Motiv board of directors, and has held that role since July 2021. Prior to that, Mr. O’Leary served as Chairman and Chief Executive Officer of Motiv, from February 2019 until June 2021, and chairman of the Motiv board of directors from July 2018 until January 2019. From 1992 until September 2015, Mr. O’Leary held various positions at Ford Motor Company, including Chief Engineer, Director of Corporate Strategy, Product Development Director and Vehicle Line Director. Mr. O’Leary holds a B.S. in Mechanical Engineering from the University of Michigan — Dearborn, and an M.S. in Management from the Massachusetts Institute of Technology. Mr. O’Leary has also authored multiple publications regarding vehicle handling. Mr. O’Leary has been selected to serve on the Combined Company’s board of directors due to his extensive experience in leadership positions and in the automotive industry.

Desi Ujkashevic. Desi Ujkashevic has served as a director of Motiv since October 2024. Since March 2022, Ms. Ujkashevic has served as Senior Director, Hardware Engineering at Apple, Inc. Prior to that, Ms. Ujkashevic was employed by Ford Motor Company for over 30 years, and held a series of positions there, including, most recently, Global Director, Automotive Safety Office and Director of North American Programs — Engineering. Ms. Ujkashevic holds a B.S.E in Electrical Engineering, an M.B.A. in Finance & Marketing and an M.S.E. in Industrial & Systems Engineering, each from the University of Michigan. Ms. Ujkashevic brings to our board of directors leadership experience through her various roles at Ford Motor Company and Apple, Inc., as well as extensive knowledge of and experience with the automotive industry.

Paul Savoie. Paul Savoie has served as a director of Motiv since June 2014. Since 2013, Mr. Savoie has served as Chief Executive Officer of Savoie Capital LLC. Mr. Savoie is also a former member of the Chicago Board Options Exchange (“CBOE”), the Chicago Board of Trade (“CBOT”) and the Chicago Mercantile Exchange (“CME”). From 2002 to 2009, Mr. Savoie led the development and deployment of automated high frequency proprietary trading strategies on the CBOE, the CBOT, the CME and other exchanges. Mr. Savoie brings to our board of directors significant experience in financial management and extensive knowledge of public exchanges.

Alan S. Henricks. Please refer to the section entitled “Proposal No. 6: The Director Election Proposal — Director Nominees — Alan S. Henricks” for Mr. Henricks’ biography.

Pamela S. Mader. Please refer to the section entitled “Proposal No. 6: The Director Election Proposal — Director Nominees — Pamela S. Mader” for Ms. Mader’s biography.

Raymond J. Chess. Please refer to the section entitled “Proposal No. 6: The Director Election Proposal — Director Nominees — Raymond J. Chess” for Mr. Chess’ biography.

Director Independence

Workhorse and Motiv will undertake a review of the independence of the proposed directors and consider whether any director has a material relationship with the Combined Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.

Board Leadership Structure

We expect the Combined Company’s corporate governance framework to provide its board of directors with the flexibility to determine the appropriate leadership structure for the Combined Company, including whether the roles of Chairperson and Chief Executive Officer should be separated or combined. In making this determination, the Combined Company will consider factors such as the needs of the business and the best interests of its stockholders.

Committees of the Board of Directors

After completion of the Merger, the Combined Company’s board of directors will have an audit committee, a compensation committee and a nominating and corporate governance committee, in each case established in accordance with applicable Nasdaq and SEC rules and regulations. The composition of the Combined Company’s committees of the board of directors will be determined and agreed to by Workhorse and Motiv in due course prior to the Closing.

Non-Employee Director Compensation Policy

The Combined Company expects to adopt a non-employee director compensation policy, pursuant to which non-employee directors will be eligible to receive compensation for service on the Combined Company’s board of directors and committees of the board of directors.

Controlled Company

Following the consummation of the Merger, Motiv’s controlling stockholder, Motive GM Holdings II LLC, an entity controlled by Gary Magness, through one or more affiliates, will control approximately 62.5% of the voting power of the Combined Company. The Combined Company will therefore be a “controlled company” for purposes of Section 5600 of the Nasdaq Stock Market Rulebook and will qualify for, and intends to rely on, exemptions from certain governance standards that would otherwise be applicable. The Combined Company intends to elect to be a controlled company under the applicable listing standards then in effect for so long as the Combined Company qualifies as a “controlled company.”

Under Section 5615 of the Nasdaq Stock Market Rulebook, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements that would otherwise require the Combined Company to have (1) a majority of independent directors; (2) a compensation committee comprised solely of independent directors; (3) a nominating committee comprised solely of independent directors; and (4) director nominees selected, or recommended for selection, by the nominating committee. The Combined Company intends to rely on these exemptions. The controlled company exemption does not modify the independence requirements for the audit committee, and the Combined Company intends to continue to comply with the requirements of the Nasdaq rules with respect thereto.

DESCRIPTION OF SECURITIES

Workhorse’s articles of incorporation provide that Workhorse is authorized to issue 36 million shares of Workhorse Common Stock, and 75 million shares of preferred stock, par value $0.001 per share. If approved by Workhorse stockholders, the Proposed Charter would increase the authorized shares of Workhorse Common Stock issuable to 100 million shares.

Common Stock

Voting Rights

The holders of Workhorse Common Stock are entitled to one vote per share on all matters to be voted upon by our stockholders, including the election of directors. Cumulative voting is not permitted in the election of directors.

Dividend Rights

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Workhorse Common stock are entitled to receive dividends out of funds legally available if the Workhorse Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Workhorse Board may determine.

Liquidation Rights

In the event of Workhorse’s liquidation, dissolution, or winding up, holders of Workhorse Common Stock will receive ratably any net assets that remain after the payment of all of our debts and other liabilities, subject to the senior rights of any outstanding preferred stock.

Other

Shares of Workhorse Common Stock are not convertible into any other security and do not have any preemptive rights, conversion rights, redemption rights or sinking fund provisions. The rights, preferences and privileges, including voting rights, of holders of Workhorse Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that the Workhorse Board may designate and issue in the future. There are currently no preferred shares outstanding.

Preferred Stock

Workhorse is authorized to issue up to 75 million shares of preferred stock, in one or more series with such designations, relative rights, preferences, voting rights, limitations, dividend rates, redemption prices, liquidation prices, conversion rights, sinking or purchase fund rights, and other provisions as the Workhorse Board may fix or determine. There are currently no shares of preferred stock outstanding.

Anti-Takeover Provisions Under Nevada Law.

Combinations with Interested Stockholder. Sections 78.411-78.444, inclusive, of the Nevada Revised Statutes (“NRS”) contain provisions governing combinations with an interested stockholder. For purposes of the NRS, “combinations” include: (i) any merger or consolidation with any interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition to any interested stockholder of corporate assets with an aggregate market value equal to 5% or more of the aggregate market value of the corporation’s consolidated assets, 5% or more of the outstanding shares of the corporation or 10% or more of the earning power or net income of the corporation, (iii) the issuance to any interested stockholder of voting shares (except pursuant to a share dividend or similar proportionate distribution) with an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (iv) the dissolution of the corporation if proposed by or on behalf of any interested stockholder, (v) any reclassification of securities, recapitalization or corporate reorganization that will have the effect of increasing the proportionate share of the corporation’s outstanding voting shares held by any interested stockholder and (vi) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loan, advance, guarantee, pledge or other financial assistance. For purposes of the NRS, an “interested stockholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting shares of a Nevada corporation and any person who is an affiliate or associate of the corporation and was at any time during the preceding two years the beneficial owner of 10% or more of the voting power of the then outstanding shares of the Nevada corporation.

Subject to certain exceptions, the provisions of the NRS governing combinations with interested stockholders provide that a Nevada corporation may not engage in a combination with an interested stockholder for two years after the date that the person first became an interested stockholder unless the combination or the transaction by which the person first became an interested stockholder is approved by the board of directors before the person first became an interested stockholder.

Workhorse has elected to specifically not be governed by NRS 78.411 to NRS 78.444, inclusive, and successor statutory provisions.

Control Share Acquisitions

The NRS also contains a “control share acquisitions statute.” If applicable to a Nevada corporation, this statute restricts the voting rights of certain stockholders referred to as “acquiring persons,” that acquire or offer to acquire ownership of a “controlling interest” in the outstanding voting stock of an “issuing corporation.” For purposes of these provisions, a “controlling interest” means with certain exceptions the ownership of outstanding voting stock sufficient to enable the acquiring person to exercise one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power in the election of directors, and “issuing corporation” means a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation, and which does business in Nevada directly or through an affiliated corporation. The voting rights of an acquiring person in the affected shares will be restored only if such restoration is approved by the holders of a majority of the voting power of the corporation. The NRS allows a corporation to “opt-out” of the control share acquisitions statute by providing in such corporation’s articles of incorporation or bylaws that the control share acquisitions statute does not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

In the Charter Amendment Proposal, Workhorse has elected to specifically not be governed by NRS 78.378 to 78.3793, inclusive, and successor statutory provisions.

Articles of Incorporation and Bylaws

No Cumulative Voting

Where cumulative voting is permitted in the election of directors, each share is entitled to as many votes as there are directors to be elected and each stockholder may cast all of its votes for a single director nominee or distribute them among two or more director nominees. Thus, cumulative voting makes it easier for a minority stockholder to elect a director. Workhorse’s articles of incorporation deny stockholders the right to vote cumulatively.

Authorized But Unissued Shares

Workhorse’s articles of incorporation permit the board to authorize the issuance of preferred stock, and to designate the rights and preferences of our preferred stock, without obtaining stockholder approval. One of the effects of undesignated preferred stock may be to enable the board to render more difficult or to discourage a third party’s attempt to obtain control of Workhorse by means of a tender offer, proxy contest, merger, or otherwise. The issuance of shares of preferred stock also may discourage a party from making a bid for the Workhorse Common Stock because the issuance may adversely affect the rights of the holders of Workhorse Common Stock. For example, preferred stock that Workhorse issues may rank prior to Workhorse Common Stock as to dividend rights, liquidation preference, or both, may have special voting rights and may be convertible into shares of Workhorse Common Stock. Accordingly, the issuance of shares of preferred stock may discourage bids for Workhorse Common Stock or may otherwise adversely affect the market price of Workhorse Common Stock.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table shows the number of shares of Workhorse Common Stock owned as of the Record Date by (i) each director, each current executive officer, and by all current directors and executive officers as a group and (ii) all the persons who were known to be beneficial owners of 5% or more of Workhorse Common Stock, Workhorse’s only voting securities, on the Record Date. Applicable percentage ownership is based on            shares of Workhorse Common Stock outstanding as of the Record Date.

NAME OF BENEFICIAL OWNER(1)	COMMON STOCK BENEFICIALLY OWNED		PERCENTAGE OF COMMON STOCK(2)
DIRECTORS
Raymond J. Chess	2,570	(3)	*
Richard F. Dauch	16,902	(4)	*
Jacqueline A. Dedo	1,864	(5)	*
Pamela S. Mader	1,674	(6)	*
William G. Quigley III	1,592	(7)	*
Austin Scott Miller	1,556	(8)	*
Dr. Jean Botti	1,710	(9)	*
Alan S. Henricks	0	(10)	*
EXECUTIVE OFFICERS
Joshua J. Anderson	1,237	(11)	*
Robert M. Ginnan	2,007	(12)	*
James D. Harrington	2,013	(13)	*
Stanley R. March	1,433	(14)	*
All officers and directors as a group (12 people)	34,558		*

____________

*        Less than one percent.

1.       Except as otherwise indicated, the address of each beneficial owner is c/o Workhorse Group Inc., 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241.

2.       Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Stock options to purchase shares of common stock that are currently exercisable or exercisable within 60 days of the Record Date are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

3.       Excludes 75,759 Restricted Stock Units that vest on February 18, 2026.

4.       Includes 1,981 shares of restricted stock held by Mr. Dauch that vest on February 22, 2026 and options to purchase 1,186 shares of common stock at an exercise price of $2,567.50, Excludes (i) 3,961 Performance Units for the performance period of January 1, 2023 to December 31, 2025; and 22,903 Performance Units for the performance period of January 1, 2024 to December 31, 2026; (ii) 15,269 Restricted Stock Units that vest ratably on February 21, 2026 and February 21, 2027; and (iii) 60,607 Restricted Stock Units that vest on February 18, 2026.

5.       Excludes 60,607 Restricted Stock Units that vest on February 18, 2026.

6.       Excludes 60,607 Restricted Stock Units that vest on February 18, 2026.

7.       Excludes 60,607 Restricted Stock Units that vest on February 18, 2026.

8.       Excludes 60,607 Restricted Stock Units that vest on February 18, 2026.

9.       Excludes 60,607 Restricted Stock Units that vest on February 18, 2026.

10.     Excludes 22,728 Restricted Stock Units that vest on February 18, 2026.

11.     Includes 124 shares of restricted stock held by Mr. Anderson that vest on February 22, 2026, Excludes (i) 248 Performance Units for the performance period of January 1, 2023 to December 31, 2025; and 1,969 Performance Units for the performance period of January 1, 2024 to December 31, 2026; and (ii) 1,313 Restricted Stock Units that vest ratably on February 21, 2026 and February 21, 2027.

12.     Includes 238 shares of restricted stock held by Mr. Ginnan that vest on February 22, 2026, Excludes (i) 476 Performance Units for the performance period of January 1, 2023 to December 31, 2025; and 3,786 Performance Units for the performance period of January 1, 2024 to December 31, 2026; and (ii) 2,524 Restricted Stock Units that vest ratably on February 21, 2026 and February 21, 2027.

13.     Includes 223 shares of restricted stock held by Mr. Harrington that vest on February 22, 2026, Excludes (i) 446 Performance Units for the performance period of January 1, 2023 to December 31, 2025; and 3,549 Performance Units for the performance period of January 1, 2024 to December 31, 2026; and (ii) 2,366 Restricted Stock Units that vest ratably on February 21, 2026 and February 21, 2027.

14.     Includes 119 shares of restricted stock held by Mr. March that vest on February 22, 2026, Excludes (i) 238 Performance Units for the performance period of January 1, 2023 to December 31, 2025; and 1,893 Performance Units for the performance period of January 1, 2024 to December 31, 2026; and (ii) 1,262 Restricted Stock Units that vest ratably on February 21, 2026 and February 21, 2027.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Workhorse

Related Person Transactions

Workhorse obtains its general liability and property and casualty insurance through AssuredPartners NL, LLC (“Assured”). Gerald B. Budde, a former director of Workhorse, is currently the Chief Financial Officer of Accretive Insurance Solutions Inc. (“Accretive”). Assured and Accretive are both subsidiaries of AssuredPartners Capital, Inc. The placement of insurance was completed by an Assured agent and Mr. Budde did not participate in any decisions about insurance, nor was he paid any portion of the brokerage fee. Assured earned brokerage fees of approximately $150,000 and $300,000 for the years ended December 31, 2024 and 2023, respectively.

Other than as noted above, at no time during the last two fiscal years has any executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serves as a trustee or in a similar capacity or has a substantial beneficial interest been indebted to Workhorse or was involved in any transaction in which the amount exceeded $120,000 and such person had a direct or indirect material interest.

As of       , 2025 Workhorse has the following affiliate relationships and related party or affiliated transactions with Motiv.

1.      The Merger Agreement includes a condition to closing that entities affiliated with Motive GM Holdings II LLC, an entity controlled by Gary Magness, through one or more affiliates (“Motiv’s controlling stockholder”), provide Workhorse with the Closing Debt Financing at the Closing. Under the Closing Debt Financing, approximately $10 million is to be made available after the Closing for general corporate purposes pursuant to a revolving credit facility, and $10 million is to be made available after the Closing to fund vehicle manufacturing upon the receipt of confirmed purchase orders pursuant to an ABL facility. The terms of the Closing Debt Financing have not been finalized, but the parties expect that it will contain customary terms, conditions, including borrowing conditions, and covenants for similar transactions. The Closing Debt Financing will be guaranteed by Workhorse’s subsidiaries and secured by substantially all non-real estate assets of Workhorse and its subsidiaries.

2.      In connection with the Transactions described herein, Workhorse Motor Works Inc, a subsidiary of Workhorse, entered into a Purchase and Sale Agreement with an affiliate of Motiv’s controlling stockholder for the sale of its Union City, Indiana manufacturing facility and campus, excluding any equipment and any fixtures solely used in the production of vehicles, to the Property Purchaser for a purchase price, before fees and expenses, of $20 million, which provided for Workhorse to lease the property back from the purchaser for an initial term of 20 years for a base annual rent of $2.1 million per annum. Under the lease, the base annual rent will be abated for the first six months of the lease term. The Sale Leaseback closed on August 15, 2025.

3.      On August 15, 2025, Motiv’s controlling stockholder provided Workhorse with $5 million of immediately accessible capital through a the Convertible Note, which bears interest at 8% per annum and is due August 15, 2027, unless certain termination events under the Merger Agreement occur, in which case the maturity date shall be the date of such termination event. The Convertible Note is secured on a second lien basis by substantially all of Workhorse’s existing and future assets and is guaranteed by each of Workhorse’s subsidiaries. If, after the Closing, Workhorse subsequently issues and sells Workhorse Common Stock or shares of its preferred stock for the principal purpose of raising capital (other than pursuant to Workhorse’s March 2022 At-the-Market Agreement), the Convertible Note will convert into the equity issued in such financing at a 10% discount.

4.      In connection with the Convertible Financing, Motiv’s controlling stockholder was granted the right to appoint one observer to the Workhorse board of directors, which is reflected in that certain Board Observer Agreement dated as of August 15, 2025, between Workhorse, Paul Savoie, who was designated as the board observer and who is currently a member of the Motiv board of directors, and Motiv’s controlling stockholder.

5.      In connection with the Convertible Financing, Workhorse agreed to expand the Workhorse board of directors to eight members and appoint a nominee designated by Motiv’s controlling stockholder to fill the newly-created vacancy. Alan Henricks was appointed to the Workhorse board of directors on August 18, 2025, in satisfaction of such obligation and, in connection therewith, resigned from the Motiv board of directors.

6.      Pursuant to the Merger Agreement, on August 15, 2025, Workhorse, Motiv and Motiv’s controlling stockholder entered into the Support Agreement pursuant to which Motiv’s controlling stockholder agreed to deliver to Workhorse and Motiv a written consent voting all of the Subject Shares in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby. Motiv’s controlling stockholder also agreed that from the date of the Support Agreement until the earliest of the effective date of the Merger Agreement or the termination of the Merger Agreement, (i) in connection with any matter requiring a vote of the stockholders of Motiv, it will vote its Subject Shares in favor of the Merger Agreement and against any other action not recommended by Motiv’s board of directors that would result in a breach of the Company under the Merger Agreement or otherwise impede the closing of the Merger; and (ii) it will not transfer its Subject Shares or enter into any agreement that would impede its ability to fulfill its obligations under clause (i). Pursuant to the Support Agreement, Motiv’s controlling stockholder also agreed that pursuant to the Merger Agreement, at the Effective Time, any indebtedness of Motiv of which it is a holder will be cancelled and cease to exist, in accordance with the terms of the Merger Agreement.

7.      Pursuant to the Merger Agreement, Workhorse has agreed to enter into a Registration Rights Agreement at or prior to the effective time with Motiv’s controlling stockholder providing for customary demand and piggyback registration rights for the resale of its shares of Workhorse Common Stock. Workhorse will be required to bear all expenses in connection with such registrations, and the rights of Motiv’s controlling stockholder under the Registration Rights Agreement terminate once all of its shares of Workhorse Common Stock have been sold pursuant to an effective registration statement or it is eligible to sell such shares under Rule 144 under the Securities Act.

Pursuant to the Merger Agreement, Motiv will have the authority to nominate five members to the Workhorse Board at Closing.

Policy Concerning Related Person Transactions

The audit committee of our board of directors adopted a policy setting forth the policies and procedures for its review and approval or ratification of “related party transactions.” A “related party transaction” is any consummated or proposed transaction or series of transactions: (i) in which the company was or is to be a participant; (ii) the amount of which exceeds (or is reasonably expected to exceed) the lesser of $120,000 or 1% of the average of the company’s total assets at year end for the prior two completed fiscal years in the aggregate over the duration of the transaction (without regard to profit or loss); and (iii) in which a “related party” had, has or will have a direct or indirect material interest. “Related parties” under this policy will include: (i) our directors, nominees for director or executive officers; (ii) any record or beneficial owner of more than 5% of any class of our voting securities; (iii) any immediate family member of any of the foregoing if the foregoing person is a natural person; and (iv) any other person who may be a “related person” pursuant to Item 404 of Regulation S-K under the Exchange Act.

Pursuant to the policy, the audit committee will consider among other factors it deems appropriate, (i) whether the transaction was undertaken in the ordinary course of business, (ii) whether the transaction was initiated by Workhorse, a subsidiary, or the related person, (iii) whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to Workhorse than terms that could have been reached with an unrelated third party, (iv) the purpose of, and the potential benefits to Workhorse of, the transaction, (v) the approximate dollar value of the amount involved in the transaction, particularly as it relates to the related person, (vi) the related person’s interest in the transaction and (vii) any other information regarding the transaction or the related person that would be material to investors in light of the circumstances of the particular transaction.

Motiv Related Party Transactions

As of       , 2025, Motiv has the following affiliate relationships and related party or affiliated transactions with Workhorse:

1.      Please refer to items 1 through 8 of “Workhorse — Related Party Transactions” of this section, which is hereby incorporated by reference.

Related Person Transaction Policy Following the Merger

Following the Closing, the Combined Company is expected to retain the policies and procedures that Workhorse had in place prior to the Closing, as described above.

Indemnification of Directors and Officers

Under the Merger Agreement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Workhorse and Motiv, as the surviving corporation in the Merger as an indirect, wholly owned subsidiary of Workhorse, agreed to indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Workhorse or Motiv, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified officer or director is or was a director or officer of Workhorse or of Motiv, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL and the Nevada Revised Statutes. From and after the Effective Time, Workhorse and Motiv (in its capacity as an indirect wholly owned subsidiary of Workhorse) will also fulfill Workhorse’s and Motiv’s indemnity obligations as of immediately prior to the Closing with respect to claims arising out of matters occurring prior to the Effective Time, respectively, to each person who is, has been, or who becomes prior to the Effective Time, a director or officer of Workhorse or Motiv, respectively.

The Merger Agreement also provides that the provisions of the Workhorse certificate of incorporation and bylaws with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Workhorse that are presently set forth in the Workhorse certificate of incorporation and bylaws will not be amended, modified or repealed for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Workhorse, unless such modification is required by applicable law. The certificate of incorporation and bylaws of Motiv, as the surviving corporation in the Merger as an indirect, wholly owned subsidiary of Workhorse, will contain, and Workhorse will cause the certificate of incorporation and bylaws of the surviving corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the Workhorse certificate of incorporation and bylaws.

From and after the Effective Time, Workhorse will maintain director and officers’ liability insurance policies, with an effective date as of the Closing, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Workhorse. In addition, Workhorse will secure and purchase a six year “tail policy” on Workhorse’s existing directors’ and officers’ liability insurance policy with an effective date as of the date of the Closing.

APPRAISAL RIGHTS

Under the Nevada Revised Statutes, Workhorse stockholders are not entitled to appraisal rights in connection with the Merger or any of the other transactions described in this proxy statement.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•        If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Workhorse Group Inc., 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241, Attn: Secretary or by telephone at (888) 646-5205, to inform us of his or her request; or

•        If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent and registrar for Workhorse’s securities is Empire Stock Transfer, Inc..

SUBMISSION OF STOCKHOLDER PROPOSALS

The Workhorse Board is aware of no other matter that may be brought before the Meeting. Under Delaware law, only business that is specified in the notice of the Meeting to stockholders may be transacted at the Meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholders who, in accordance with Exchange Act Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with Workhorse’s 2026 annual meeting of stockholders must submit their proposals so that they are received at Workhorse’s principal executive offices no later than the close of business on       , 2026. In accordance with Workhorse’s Second Amended and Restated Bylaws, a stockholder that wishes to nominate any director candidates using proxy access must deliver a notice of proxy access nomination (containing the information specified in Workhorse’s Second Amended and Restated Bylaws regarding the stockholder and the nominee or nominees) to the Secretary of Workhorse at its principal executive offices not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the date we commenced mailing our definitive proxy statement for the prior year’s annual stockholder meeting. Accordingly, a notice of proxy access nomination for inclusion in the proxy statement for the 2026 annual meeting of stockholders must be received no earlier than       , 2026 and no later than       , 2026.

In accordance with Workhorse’s Second Amended and Restated Bylaws, in order to be properly brought before the 2026 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be delivered to the Secretary of Workhorse at its principal executive offices not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary date of the Meeting. As a result, any notice given by a stockholder pursuant to these provisions of Workhorse’s Second Amended and Restated Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than       , 2026 and no later than       , 2026. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in Workhorse’s Second Amended and Restated Bylaws. In addition, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Workhorse’s nominees at the 2026 annual meeting of stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act in addition to the information required under Workhorse’s Second Amended and Restated Bylaws.

Notices of intention to present proposals at the 2026 annual meeting of stockholders should be addressed to: Workhorse Group Inc., 3600 Park 42 Drive, Suite 160E, Sharonville, Ohio 45241, Attention: Secretary. Workhorse reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows Workhorse to incorporate by reference information into this proxy statement, which means that Workhorse can disclose important information to stockholders by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that Workhorse has previously filed with the SEC. These documents contain important information about Workhorse and its financial condition and are incorporated by reference into this proxy statement.

The following Workhorse filings with the SEC are incorporated by reference in this proxy statement:

•        Workhorse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025, as amended on April 30, 2025;

•        Workhorse’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2025, filed with the SEC on May 15, 2025 and for the fiscal quarter ended June 30, 2025, filed with the SEC on August 15, 2025; and

•        Workhorse’s Current Reports on Form 8-K filed with the SEC on January 27, 2025, February 12, 2025, February 26, 2025, March 10, 2025, March 12, 2025, April 17, 2025, July 14, 2025, August 4, 2025, and August 15 2025 (Film No. 251222571 only), in each case, other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein.

Workhorse also incorporates by reference into this proxy statement additional documents that Workhorse may file with the SEC between the date of this proxy statement and the earlier of the date of the Meeting or the termination of the Merger Agreement, in each case, other than portions of a Current Report on Form 8-K that are furnished under Item 2.02 or Item 7.01, including any exhibits included with such Items unless otherwise indicated therein. These documents may include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

Workhorse is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains our reports, proxy and information statements and other information at www.sec.gov. You may obtain copies of this proxy statement and any documents incorporated by reference herein (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents), without charge, by requesting them in writing or by telephone from Workhorse:

Workhorse Group Inc.
3600 Park 42 Drive, Suite 160E
Sharonville, Ohio 45241
(888) 646-5205
Attention: Stan March

You may also obtain these documents by requesting them in writing or by telephone from Workhorse’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali
430 Park Avenue
14th Floor
New York, NY 10022

Banks and Brokers Call: (203) 658-9400
Stockholders Call Toll Free: (800) 662-5200
E-mail: WKHS@investor.sodali.com

If you are a stockholder of Workhorse and would like to request documents, please do so no later than five business days before the Meeting in order to receive them before the Meeting. If you request any documents from Workhorse, Workhorse will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to Workhorse has been supplied by Workhorse, and all such information relating to Motiv has been supplied by Motiv. Information provided by either Workhorse or Motiv does not constitute any representation, warranty, estimate or projection of any other party.

This document is a proxy statement of Workhorse for the Meeting. Workhorse has not authorized anyone to give any information or make any representation about the Merger or the related transactions contemplated thereby, Workhorse, or Motiv that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Workhorse

Workhorse’s audited consolidated financial statements as of and for the years ended December 31, 2024 and 2023 and the notes thereto are incorporated by reference to Workhorse’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 filed with the SEC on March 31, 2025. Workhorse’s interim unaudited condensed consolidated financial statements as of and for the fiscal quarters ended June 30, 2025 and June 30, 2024 and the notes thereto are incorporated by reference to Workhorse’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 filed with the SEC on August 15, 2025. These filings can be obtained at the website maintained by the SEC, www.sec.gov, and on Workhorse’s website at ir.workhorse.com. Workhorse’s website address is provided as an inactive textual reference only. The information contained in, or that can be accessed through, Workhorse’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to Workhorse’s website provided in this proxy statement.

Motiv

MOTIV POWER SYSTEMS, INC.

MOTIV POWER SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2024 AND 2025 — UNAUDITED

	2024	2025
Assets
Current assets:
Cash	$4,652,921	$2,645,120
Accounts receivable	611,338	5,340,138
Inventory	22,597,891	25,791,355
Other current assets	1,824,799	2,508,597
Total current assets	29,686,949	36,285,210
Property and equipment, net of accumulated depreciation of $3,508,828 and $4,064,628 at June 30, 2024 and 2025, respectively	5,787,737	1,940,629
Intangible assets, net of accumulated amortization of $152,581 and $203,767 at June 30, 2024 and 2025, respectively	106,128	54,943
Right of use asset	619,700	542,669
Other assets	139,000	139,000
Total assets	$36,339,514	$38,962,451

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,410,542	$2,241,290
Accrued liabilities	3,798,718	6,108,118
Contract liability	712,983	1,428,161
Current portion of operating lease liabilities	640,634	549,232
Senior Secured Promissory Note – related party	38,021,906	93,759,042
Total current liabilities	45,584,783	104,085,843
Other long-term liabilities	1,274,623	987,289
Total long-term liabilities	1,274,623	987,289
Total liabilities	46,859,406	105,073,132

Commitments and contingencies (Note 10)	—	—

Stockholders’ equity (deficit):
Series A convertible preferred stock – 44,642,857 and 44,866,071 shares authorized; 44,642,857 and 44,866,071 shares issued and outstanding as of June 30, 2024 and 2025, respectively	44,643	44,866
Common stock – par value $0.001 per share; 82,270,000 and 82,520,000 shares authorized, 9,328,084 and 9,331,830 shares issued and outstanding as of June 30, 2024 and 2025, respectively	9,328	9,332
Additional paid-in capital	213,442,469	214,274,683
Accumulated deficit	(224,016,332)	(280,439,562)
Total stockholders’ equity (deficit)	(10,519,892)	(66,110,681)
Total liabilities and stockholders’ equity (deficit)	$36,339,514	$38,962,451

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX-MONTHS ENDED JUNE 30, 2024 AND 2025 — UNAUDITED

	2024	2025
Revenues	$1,043,672	$1,895,555
Cost of revenues	2,916,885	4,333,634
Gross profit (loss)	(1,873,213)	(2,438,079)
Operating expenses:
Product development	4,817,997	6,856,747
Sales and marketing	3,433,660	3,066,520
General and administrative	5,626,481	5,742,494
Total operating expenses	13,878,138	15,665,761
Operating loss	(15,751,351)	(18,103,840)
Other income (expense):
Interest expense – related parties	(4,904,549)	(7,395,644)
Amortization of debt issuance costs – cash portion	(14,281)	—
Other income (expense), net	2,331	(3,546)
Total other income (expense), net	(4,916,499)	(7,399,190)
Net Loss	(20,667,850)	(25,503,030)
Net loss per share attributable to common stockholders, basic and diluted (Note 11)	$(26.2)	$(32.2)
Weighted average number of shares used in calculating basic and diluted net loss per share	788,449	791,878

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE SIX-MONTHS ENDED JUNE 30, 2024 AND 2025 — UNAUDITED

	Series C-3 Convertible Preferred Stock		Series C-2 Convertible Preferred Stock		Series C-1 Convertible Preferred Stock		Series B Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2024	18,060,201	$18,060	4,771,156	$4,771	2,861,739	$2,862	13,000,000	$13,000	37,482,042	$37,482	9,187,014	$9,187	—	—	776,106	$776	$147,625,157	$(203,348,482)	$(55,637,187)
Conversion of series A, B and C preferred stock to common stock	(18,060,201)	$(18,060)	(4,771,156)	$(4,771)	(2,861,739)	$(2,862)	(13,000,000)	$(13,000)	(37,482,042)	$(37,482)	(9,187,014)	$(9,187)	—	—	8,536,215	$8,536	$76,826		—
Conversion of convertible note to Series A preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	44,642,857	$44,643	—	—	$49,955,357	—	$50,000,000
Debt Extinguishment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$15,562,394	—	$15,562,394
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$186,621	—	$186,621
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	15,763	$16	$36,114	—	$36,130
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(20,667,850)	$(20,667,850)
Balance, June 30, 2024	—	—	—	—	—	—	—	—	—	—	—	—	44,642,857	$44,643	9,328,084	$9,328	$213,442,469	$(224,016,332)	$(10,519,892)
Balance, January 1, 2025	—	—	—	—	—	—	—	—	—	—	—	—	44,866,071	$44,866	9,328,417	$9,328	$214,062,633	$(254,936,532)	$(40,819,705)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$211,841	—	$211,841
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,413	$4	$209	—	$213
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(25,503,030)	$(25,503,030)
Balance, June 30, 2025	—	—	—	—	—	—	—	—	—	—	—	—	44,866,071	$44,866	9,331,830	$9,332	$214,274,683	$(280,439,562)	$(66,110,681)

____________

*        The Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding.

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX-MONTHS ENDED JUNE 30, 2024 AND 2025 — UNAUDITED

	2024	2025
Cash flows from operating activities:
Net loss	$(20,667,850)	$(25,503,030)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	580,295	369,500
Amortization	33,002	25,567
Amortization of debt issuance cost – cash	14,281	—
Amortization of right of use asset	280,157	431,046
Warranty provision	532,824	778,021
Stock-based compensation	186,621	211,841
Changes in operating assets and liabilities:
Accounts receivable	4,494,533	(1,749,963)
Inventory	(4,420,334)	(4,388,516)
Other current assets and other assets	192,189	44,411
Accounts payable	(674,865)	168,759
Accrued liabilities and other long-term liabilities	3,789,323	8,324,926
Operating lease liability	(355,153)	(424,483)
Net cash used in operating activities	(16,014,977)	(21,711,921)

Cash flows from investing activities:
Purchase of property and equipment	(3,620,012)	(270,335)
Net cash used in investing activities	(3,620,012)	(270,335)

Cash flows from financing activities:
Proceeds from short term senior secured promissory notes – related party	20,000,000	18,000,000
Payments for capital lease obligation	(5,787)	(1,929)
Proceeds from exercise of stock options	36,130	213
Net cash provided by financing activities	20,030,343	17,998,284

Increase (decrease) in cash and cash equivalents	395,354	(3,983,972)
Cash, beginning of the year	4,257,567	6,629,092
Cash, end of the year	$4,652,921	$2,645,120

Non cash financing activities:
Conversion of convertible debt & accrued interest to preferred stock	$65,562,394	$—

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 1 — FORMATION AND BUSINESS OF THE COMPANY

The accompanying consolidated financial statements include the accounts of Motiv Power Systems, Inc., and MOTIVPS Holdings Canada Ltd. (collectively, the “Company,” “management,” “we,” “us”).

Motiv Power Systems, Inc. (“Parent”) was originally formed and incorporated on July 9, 2010 in the state of California. The Parent was reincorporated on June 3, 2014 in the State of Delaware. The Parent primarily sells electrified chassis and accessories to customers for installation on medium duty transport vehicles such as delivery vehicles, buses and other electric transport vehicles. The Parent’s headquarters are located in Foster City, California.

On October 7, 2021, MOTIVPS Holdings Canada Ltd. was incorporated in Vancouver, BC Canada. The Company relocated one of its employees to Vancouver, BC to work remotely from his home in Vancouver, BC and on May 1, 2024, the Company hired a second employee in Quebec, QC to provide “technical training” and “driver training” services in Canada to one of its customers. Besides this the Company does not have a physical presence in Canada.

The consolidated financial statements reflect the accounts and operations of the Parent and entities in which the Parent has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior year amounts have been reclassified to conform to current year presentation.

Liquidity, Capital Resources and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

The Company’s financial statements do not reflect any adjustments related to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. Since inception, the Company has incurred losses and negative cash flows from operations. For the six-months ended June 30, 2025, the Company incurred a net loss of $25.5 million, and used $21.7 million of cash in operations. The Company anticipates that operating losses will continue in the future due to increased headcount and other costs necessary to develop and release our next generation technology, to increase our manufacturing capacity to accommodate increased demand for our product and to gain market share in a highly competitive environment. Funding for the business to date has come primarily through the issuance of equity to related parties, convertible promissory notes to related parties and secured promissory notes. As of June 30, 2025, the Company had cash of $2.6 million and an accumulated deficit of $280.4 million.

Although the Company’s objective is to increase its revenues from the sales of its products and to decrease its cost of goods sold per product within the next few years sufficient to generate positive operating and cash flow levels, there can be no assurance that the Company will be successful in this regard. The Company will also need to continue to raise capital in order to fund its operations. There can be no assurance that, in the event that the Company requires additional financing, such financing will be available on terms which are favorable to the Company, or at all. If the Company is unable to raise additional funding to meet its working capital needs in the future, it will be forced to delay or reduce the scope of its operations and/or limit or cease its operations. As a result of the above, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the financial statements are available to be issued.

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant accounting estimates and management judgments reflected in the financial statements include items such as accounts receivable valuation and allowances, warranty reserve and valuation of inventory. Estimates are based on historical experience, where applicable, and other assumptions believed to be reasonable by management. Actual results may differ from those estimates under different assumptions or conditions.

Concentration of Credit Risk, Other Risks and Uncertainties

Financial instruments that potentially subject the Company to a concentration of credit risk primarily consist of cash and accounts receivable. The Company’s cash is held by one U.S. financial institution in excess of federally insured limits. The Company has not experienced any losses on its deposits of cash.

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, uncertainty of market acceptance of the Company’s products, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals and sole source suppliers. The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the Company negatively. Technological advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations. The Company expects to incur substantial operating losses for the next several years and will need to obtain additional financing in order to continue launching and commercializing its products. There can be no assurance that such financing will be available or will be at terms acceptable by the Company.

The Company derived 84% of its revenue from three customers for the six months ended June 30, 2025 and 81% of its revenue from four customers for the six months ended June 30, 2024. The Company had two customers that accounted for approximately 80% of accounts receivable as of June 30, 2025 and three customers that accounted for approximately 99% of accounts receivable as of June 30, 2024. The loss of these customers would have a significant impact on the Company’s operations.

The Company has reliance on specific suppliers for some key components in its products and so the loss or curtailment of those suppliers would have a significant impact on the Company’s operations in the short term. For the six months ended June 30, 2025 and 2024, the Company had three suppliers in each period that accounted for approximately 72% and 58%, respectively, of the total procurement. As of            June 30, 2025 and 2024, the Company had four suppliers that accounted for 43% and 66%, respectively, of the total accounts payable.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash, accounts receivable, accounts payable and secured promissory notes as of June 30, 2024 and 2025. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

Cash

The Company’s cash consists of cash maintained in checking and interest-bearing accounts. The Company held no cash equivalents as of June 30, 2024 and 2025. The Company maintains cash balances at a financial institution. Accounts at the institution are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. At times, balances may exceed the insured limit. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk on cash.

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Accounts Receivable

Accounts receivable are carried at their contractual amounts, less an estimate for credit losses. Historically no allowances for credit losses were determined to be necessary. Management estimates the allowance for bad debts based on existing economic conditions, the financial conditions of the customers, and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for bad debts only after all collection attempts have been exhausted.

Inventory

Inventory is stated at the lower of cost or net realizable value and consists of electrified chassis, batteries and electronic component parts. Cost is determined using the standard cost method which approximates actual cost using the first-in, first-out basis. The Company evaluates inventory for excess and obsolete items, based on management’s assessment of future demand for older product lines, market conditions and technological obsolescence of its products. No charge was recorded to cost of sales to reduce its inventory to net realizable value in the six months ended June 30, 2024 or 2025.

Lease Accounting

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The Company adopted ASC 842 as of January 1, 2022 using the optional transition method to apply the standard as of the effective date. The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company elected to utilize the practical expedient to not separate lease and non-lease components for all its existing leases. The Company has also elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Company’s leases do not provide an implicit rate of return, it used its incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.

Long-Lived Assets

Long-lived assets are recorded at cost less accumulated depreciation and amortization. When long-lived assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation and amortization is provided over the estimated useful lives of the related assets using the straight-line method. Assets recorded under leasehold improvements are amortized using the straight-line method over the lesser of their useful lives or the related lease term.

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The estimated useful lives for significant long-lived assets categories are as follows:

Leasehold improvements and vehicles	5 years
Office furniture and equipment	3 to 5 years
Furniture & fixtures	5 years
Intangible assets	3 years

Debt and Embedded Derivatives

The Company applies the accounting standards for derivatives and for distinguishing liabilities from equity when accounting for hybrid contracts. The Company accounts for convertible debt instruments when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with ASC 470-20 Debt with Conversion and Other Options.

Convertible Preferred Stock

The Company recorded convertible preferred stock at fair value on the dates of issuance, net of issuance costs.

Revenue Recognition

The Company adopted Accounting Standard Codification 606, Revenue from Contracts with Customers (ASC 606) as of January 1, 2021 using the modified retrospective method. Adoption of ASC 606 did not have a significant impact on the Company’s financial statements. ASC 606 requires the Company to recognize revenue upon the transfer of goods or services to a customer at an amount that reflects the consideration it expects to be entitled to receive in exchange for those goods or services. It requires that the Company identify the contract, identify the performance obligations required by the contract, measure the transaction price of the contract, allocate the transaction price among performance obligations, and recognize revenue in a way that reflects the transfer of control of the goods or services it provides to the customer.

The Company has two primary revenue streams: revenue from sales to customers and consulting services. Below is a summary of the revenue recognized under these two streams in 2024 and 2025:

	Six Months Ended June 30,
	2024	2025
Revenue stream
Revenue from sales to customers
Delivery of product – recognized at a point in time	$998,502	$1,831,149
Consulting services – recognized over time	45,170	64,406
Total revenue	$1,043,672	$1,895,555

In most cases, the Company’s sales orders from customers are readily identifiable and consist of a single performance obligation to provide product to customers. The Company typically recognizes revenue related to delivery of product at a point in time when goods are shipped from the upfitter (subcontractor that performs assembly services for the Company) to the bodybuilder (vendor that performs services for the customer), because this is typically when the customer assumes the risk of loss. In certain transactions, the Company takes on the responsibility to deliver a complete vehicle to a customer, versus just an electrified chassis. In these cases, revenue is recognized when the complete vehicle is delivered to the customer after the body build is complete. The Company recognizes revenue related to consulting services over time as the services are provided. The Company had no significant partially satisfied performance obligations related to contracts with customers as of June 30, 2024 or 2025.

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cost of Revenues

Cost of revenues includes the cost of labor, materials and overhead incurred in the manufacture, assembly and installation of products and servicing of customers, including warranty costs.

Product Development

The Company incurs product development costs during the process of developing electrified vehicles. Our product development costs consist primarily of labor, outside engineering costs and related materials and other expenses used in technological research and building prototypes.

Product Warranty

The Company typically provides a five year or 100,000-mile (whichever occurs first) warranty for high voltage traction batteries and a three year or 50,000-mile warranty for all other powertrain components. There is no contractual limit to the costs that the Company may incur in servicing these warranties. The Company records a warranty reserve for the estimated expense that may be incurred if its products require repair within the warranty period. The warranty reserve as of June 30, 2025 and 2024 was approximately $2.4 million and $2.8 million, respectively, and is included in accrued liabilities and other long-term liabilities on the balance sheet (see Note 4 — Accrued liabilities and Other long-term liabilities). The expense relating to the warranty is included in cost of goods sold.

Stock-Based Compensation

The Company accounts for stock options issued to employees under ASC 718 Share-Based Payments. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense ratably on a straight-line basis over the requisite vesting period. The standard vesting period is 4-years, with a 1-year cliff. The fair value of each stock option or warrant award is estimated on the grant date.

The calculation of share-based compensation expense requires that the Company make assumptions and judgments about the variables used in the Black-Scholes model, including the expected term, expected volatility of the underlying common stock, risk-free interest rate and dividends are derived from 409A valuation.

The Company recognizes forfeitures as they occur rather than applying a prospective forfeiture rate in advance.

Income Taxes

The Company accounts for income taxes using the asset and liability method under ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income tax assets are reviewed for recoverability, and valuation allowances are established when it is more likely than not that all or some portion of deferred income tax assets will not be realized to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States (“U.S.”) and Canada and files tax returns in both countries. The Company is subject to Federal, state and local income tax examinations by tax authorities for all periods since inception due to generated net operating losses. The Company currently is not under examination by any tax authority.

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Segment Reporting

Operating segments are identified as components of an enterprise about separate discrete financial information is available for evaluation by the chief operating decision maker, (“CODM”). The Company has identified its Chief Executive Officer as the CODM who is responsible for making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment. The Company’s long-lived assets consist primarily of property and equipment, net, which are all held in the United States.

Net Loss per Share of Common Stock

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Because the Company has reported a net loss for the periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions.

The Company expects to adopt ASU 2023-09 in 2026 using a prospective transition method.

The Company has reviewed all other recently issued accounting pronouncements and concluded they were either not applicable or not expected to have a material impact on the Company’s consolidated financial statements.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which will require the Company to disclose segment expenses that are significant and regularly provided to the Company’s chief operating decision maker (“CODM”). In addition, ASU 2023-07 will require the Company to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. The Company adopted ASU 2023-07 in 2024 using a retrospective transition method.

NOTE 3 — FAIR VALUE MEASUREMENTS

The Company has adopted FASB Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 3 — FAIR VALUE MEASUREMENTS (cont.)

independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

NOTE 4 — BALANCE SHEET ACCOUNTS

Details of the following balance sheet accounts are shown below:

	As of June 30,
	2024	2025
Other current assets
Prepaids	$307,818	$599,494
Vendor Deposits	1,508,266	1,876,879
Other	8,715	32,224
Total Other current assets	$1,824,799	$2,508,597
	As of June 30,
	2024	2025
Inventory
Raw material	$12,724,683	$14,640,734
Service Inventory	160,319	364,194
Work in process	1,557,967	2,164,217
Finished goods	8,154,922	8,622,210
Total inventory	$22,597,891	$25,791,355
	As of June 30,
	2024	2025
Long-lived assets, net
Leasehold improvements	$389,242	$389,242
Office equipment	938,352	1,050,399
Furniture	56,622	76,787
Vehicles	5,861,244	2,559,402
Machinery, equipment and tools	1,588,878	1,502,936
Project in progress	462,227	426,491
Total property and equipment, gross	9,296,565	6,005,257
Less: Accumulated depreciation	(3,508,828)	(4,064,628)
Total property and equipment, net	$5,787,737	$1,940,629

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 4 — BALANCE SHEET ACCOUNTS (cont.)

Depreciation expense for the six months ended June 30, 2024 and 2025 was $580,295 and $369,500, respectively.

	As of June 30,
	2024	2025
Intangible assets, net
Software development costs	$258,709	$258,709
Less: Accumulated amortization	(152,581)	(203,766)
Total Intangible assets, net	$106,128	$54,943

Amortization expense for the six months ended June 30, 2024 and 2025 was $33,002 and $25,567 respectively.

	As of June 30,
	2024	2025
Accrued liabilities
Accrued payroll expenses	$191,675	$43,862
Warranty reserve, current	1,481,885	1,465,600
Accrued expenses	974,196	1,745,045
Deferred revenue	45,630	1,649,245
Accrued vacation	968,213	1,102,102
Other	137,119	102,264
Total accrued liabilities	$3,798,718	$6,108,118
	As of June 30,
	2024	2025
Other long-term liabilities
Warranty reserve, non-current	$1,272,549	$983,796
Capital leases, non-current	2,074	3,493
Total other long-term liabilities	$1,274,623	$987,289

The Company records a warranty reserve for the estimated expense and liability that may be incurred if its product is returned for repair within the warranty period. Details of the reserve roll-forward are shown in the following table:

	As of June 30,
	2024	2025
Warranty reserve
Beginning balance	$3,259,871	$2,737,498
Warranty provision for units placed into service during the six months	532,824	778,021
Warranty expenditures	(1,038,260)	(1,066,123)
Ending balance	$2,754,435	$2,449,396

NOTE 5 — NOTES PAYABLE AND CONVERTIBLE DEBT

Notes Payable

On September 29, 2023, the Company executed an Amended and Restated Junior Secured Promissory Note (the “A&R Junior Note”) with a related party preferred stockholder that provided for the issuance of up to $5,000,000 in loan advances with an interest rate of 20% per annum. The A&R Junior Note (now the A&R Senior Note as defined below) is secured by substantially all of the Company’s assets. The loan advances under the A&R Junior Note were provided in four advances: (i) $1,500,000 was issued on September 25, 2023, (ii) $1,500,000 was issued on September 29, 2023, (iii) $1,000,000 was issued on October 11, 2023, and (iv) $1,000,000 was issued on October 27, 2023. All calculations

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 5 — NOTES PAYABLE AND CONVERTIBLE DEBT (cont.)

of interest are made on the basis of a 365-day year and are compounding monthly. On December 06, 2023, the A&R Junior Note was amended and restated as a Senior Secured Promissory Note (the “A&R Senior Note”) and to increase the loan advance amount and a fifth advance of $5,200,000 was issued on December 06, 2023, with an interest rate of 20% per annum. On December 27, 2023, the A&R Senior Note was again amended to increase the loan advance amount and a sixth advance of $4,800,000 was issued on December 27, 2023 with the same interest rate of 20% per annum.

On January 25, 2024, March 01, 2024, April 05, 2024, May 30, 2024, and July 29, 2024, the Company further amended and restated the A&R Senior Note to provide for additional $5,000,000 loan advances. On August 30, 2024 and November 22, 2024, the Company further amended and restated the A&R Senior Note to provide for additional $10,000,000 loan advances, with the same interest rate of 20% per annum, compounded monthly. On February 14, 2025, February 21, 2025 and April 23, 2025 the Company amended and restated the A&R Senior Note to provide for additional $5,000,000 loan advances. On June 23, 2025 the “Company” further amended and restated the A&R Senior Note to provide for additional loan advances of $3,000,000 with an interest rate of 20% per annum, compounded monthly. Total aggregated principal and compounded interest balance of the A&R Senior Note at June 30, 2024 was $35,000,000 and $3,021,906 and at June 30, 2025 is $78,000,000 and $15,759,042. The A&R Senior Note is currently scheduled to mature on October 31, 2025 and is subject to acceleration and an additional 5% of interest if certain events of default occur.

Convertible Debt

On August 16, 2022, the Company issued a convertible promissory note to a related party preferred stockholder to finance its operations in the amount of $5,000,000 with an interest rate of 6% per annum. This note is one of a series of convertible promissory notes issued by the Company (collectively, the “August 2022 Bridge Notes”). Two other $5,000,000 notes were issued to the same related party on September 15, 2022 and October 18, 2022, for an aggregate principal amount of $15,000,000. On November 30, 2022, the August 2022 Bridge Notes were amended 1) to reduce the conversion price that would apply in the event of a qualified and non-qualified financing from 75% of the price at which the relevant shares are issued to 70%, 2) to increase the aggregated principal amount from $15,000,000 to $25,000,000 (the Company also issued an additional $10,000,000 convertible promissory note to the same related party on November 30, 2022 and December 21, 2022 with an interest rate of 4.1% and 4.55% respectively), and 3) to reduce the interest rate of August 2022 Bridge Notes issued on August 16, 2022, September 15, 2022 and October 18, 2022 from 6% to 4.1% per annum.

On January 25, 2023, the Company issued a convertible promissory note to a related party preferred stockholder to finance its operations in the amount of $5,000,000 with an interest rate of 4.5% per annum. This Note is one of a series of convertible promissory notes of the Company in the aggregate principal amount of up to $25,000,000 (the “Notes”) issued from time to time to accredited investors pursuant to that certain Note Purchase Agreement. The Company also issued an additional $10,000,000 convertible promissory note to the same related party on March 14, 2023 and April 21, 2023 with an interest rate of 4.5% and 4.86% respectively. On May 31, 2023, the “November 2022 Notes” were amended to increase the aggregated principal amount from $25,000,000 to $45,000,000, and the Company issued an additional $5,000,000 convertible promissory note with an interest rate of 4.30% per annum. Two other $5,000,000 notes were issued to the same related party on June 26, 2023 and July 27, 2023 with an interest rate of 4.8% per annum. On August 21, 2023, a second amendment were made to “November 2022 Notes” (i) all accrued and unpaid interest under such note as of (but not included) August, 21 2023 were automatically rolled into, and made part of, the “Principal Amount” of such note. (ii) The “Principal Amount” of such notes shall accrue interest at a rate of 9% per annum from August, 21 2023, and shall be compounded annually (iii) The “Maturity Date” of such note will be deemed to be the earlier (a) November 15, 2023 (b) the occurrence of an “Event of Default” and the Company issued a $5,000,000 convertible promissory note with an interest rate of 9% per annum. On November 15, 2023 & December 06, 2023 third and fourth amendments were made to “November 2022 Notes” to extend the “Maturity Date” of such note will be deemed to the earlier (a) December 15, 2023 (b) the occurrence of an “Event of Default” & (a) March 15, 2024 (b) the occurrence of an “Event of Default”.

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 5 — NOTES PAYABLE AND CONVERTIBLE DEBT (cont.)

On June 14, 2024, a qualified event occurred (the Series A preferred) and with the approval and consent of the Company’s majority shareholder and lender, $50 million of outstanding principal and interest under the Convertible Notes was converted (without discount) into 44,642,857 shares of Series A Preferred Stock at a conversion price of $1.12 per share. The Company determined that the conversion of related party debt into preferred stock was essentially a capital transaction and consequently $15,562,393 including the principal & compounded interest of debt extinguishment is treated as additional paid in capital.

NOTE 6 — CONVERTIBLE PREFERRED STOCK & WARRANTS

On June 14, 2024, the Company and certain holders of its Series A-1 and A-2 redeemable convertible preferred stock (“Series A”), Series B redeemable convertible preferred stock (“Series B”), and Series C-1, C-2, and C-3 redeemable convertible preferred stock (“Series C”) agreed to convert their securities into shares of the Company’s common stock, par value $0.001 per share (collectively, the “Equity Conversion”). Such conversions were accomplished pursuant to a stockholder resolution approving the Equity Conversion. Shares of Series A, Series B, and Series C preferred stock were converted based on conversion rates of 1 share of common stock (pre-split) per one share of Series A, Series B, and Series C preferred stock, respectively. All outstanding shares of Series A (46,669,056 shares), Series B (13,000,000 shares), and Series C (25,693,095 shares) preferred stock were converted and a total of 85,362,151 shares of common stock (pre-split) were issued in connection with the Equity Conversion.

Following the Equity Conversion, and upon effectiveness of the Restated Certificate, the Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding immediately following the Equity Conversion (the “Reverse Stock Split”);

On October 4, 2024, the Company issued 223,214 shares of Series A Preferred Stock at a price of $1.12 per share to an existing common stock holder.

Voting

The holder of each share of preferred stock is entitled to one vote for each share of common stock into which such preferred stock could then be converted and, with respect to such vote, such holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock and is entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws. The holders of shares of Series A preferred stock & common stock are entitled to elect three of the Company’s directors each. In addition, one independent director is designated by mutual agreement of the other members of the Board. The Company has a total of seven director positions.

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion.

The “Conversion Price” of the Series A Preferred Stock shall initially be equal to the Original Issue Price. The applicable Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

The conversion price of the convertible preferred stock was initially set at an amount equal to the issue price. The preferred stock conversion price is subject to adjustment for stock dividends, stock splits, recapitalization and upon the occurrence of certain triggering events related to anti-dilution protection rights. In the event that a future preferred stock financing should occur at a price lower than the last preferred financing round, the conversion ratios of the existing preferred stock are changed to protect the ownership position of existing investors. See note 11 for the number of common shares into which each class of preferred share may be converted.

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 6 — CONVERTIBLE PREFERRED STOCK & WARRANTS (cont.)

Redemption

The Company must redeem its Series A preferred stock in the case of a deemed liquidation event which includes (a) a merger or consolidation in which: (i) the Company is a constituent party, or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation; except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company. However, in such an event all classes of shareholders would be entitled to receive the same type of consideration. Consequently, Series A preferred is classified as permanent equity on the Company’s balance sheet. The amount to be paid upon redemption is shown as the aggregation liquidation preference in the tables above. There are currently no dividends declared on Series A preferred shares.

Please see Note 5 & 6 — Recapitalization and Conversion of Related Party Convertible Debt Securities

NOTE 7 — COMMON STOCK

The holders of the Company’s common stock are entitled to one vote for each share held at all meetings of stockholders. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the board of directors, subject to the prior rights of holders of all classes of preferred stock outstanding. The Company has never declared any dividends on common stock.

On June 14, 2024 following the Equity Conversion, and upon effectiveness of the Restated Certificate, the Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding immediately following the Equity Conversion (the “Reverse Stock Split”); The effect of this stock split has been retrospectively reflected throughout the financial statements and related notes.

NOTE 8 — STOCK BASED COMPENSATION

The Company adopted a Stock Plan in 2010 and an equity incentive plan in 2020, which provide for the grant of equity awards to its employees, outside directors and consultants, including stock options, rights to purchase restricted stock units to purchase shares of our common stock up to 38,189,962 shares of our common stock may be issued pursuant to awards granted under the Stock Plan. The Stock Plan is administered by the Company’s Board of Directors and expires ten years after adoption, unless terminated earlier or extended by the Board. Options may be granted at an exercise price per share of not less than 100% of the fair value at the date of grant. If an incentive stock option is granted to a stockholder holding 10% of the Company’s outstanding capitalization, then the purchase or exercise price per share must not be less than 110% of the fair market value per share of common stock on the grant date. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years. Upon exercise, the Company issues common stock from its authorized shares.

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 8 — STOCK BASED COMPENSATION (cont.)

On June 14, 2024 The Company’s 2020 Equity Incentive Plan was amended to increase the maximum number of shares of Common Stock that may be issued or subject to stock options issued under the Plan to a new aggregate total of 20,486,031 shares of Common Stock (which 18,323,996 shares of Common Stock of the unallocated portion of the Plan represented approximately 24.5% of the fully diluted post-closing capitalization of the Company as of immediately after giving effect to the Recapitalization).

The following table summarizes the activity in the Company’s Stock Option Plan for the Six-months ended June 30, 2024 and 2025:

	Options Outstanding		Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
	Number of Shares	Weighted Average Exercise Price Per Share
Balances, January 1, 2024	2,375,174	$0.29	6.3	$1,151,335
Options granted	—	$—
Options exercised	(15,830)	$2.24
Options cancelled and/or forfeited	(17,427)	$12.08
Options expired	(181,039)	$4.26
Balances, June 30, 2024	2,160,878	$2.71	6.1	$5,724,414	(A)

Balances, January 1, 2025	19,206,948	$0.11	9.4	$956,455
Options granted	792,857	$0.06
Options exercised	(3,413)	$0.06
Options cancelled and/or forfeited	(3,907,179)	$0.15
Options expired	(5,623)	$6.66
Balances, June 30, 2025	16,083,590	$0.10	8.8	$587,086	(B)

Options exercisable as of June 30, 2024	1,656,918	$2.51	5.9	$4,588,196	(A)
Options expected to vest after June 30, 2024	503,960	$3.36	6.5	$1,395,523	(A)

Options exercisable as of June 30, 2025	7,114,883	$0.10	8.3	$1,113,495	(B)
Options expected to vest after June 30, 2025	8,968,707	$0.09	9.3	$1,403,622	(B)

____________

(A) = June, 30 2024 aggregate intrinsic value = $0.06 — exercise price x no. of shares

(B) = June, 30 2025 aggregate intrinsic value = $0.06 — exercise price x no. of shares

Stock options granted to employees, outside consultants and non-employees from the Company’s Stock Plan generally have a four-year vesting period and expire in ten years. The total fair value of options granted for the six months ended June 30, 2024 and 2025, was approximately Nil or $0 per share and $47,571 or $0.06 per share, respectively.

The stock options were valued using the Black-Scholes option valuation model which requires the use of highly subjective assumptions to determine the fair value of stock-based awards. The assumptions used in the Company’s option-pricing model represent management’s best estimates. These estimates are complex, involve a number of

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 8 — STOCK BASED COMPENSATION (cont.)

variables, uncertainties and assumptions and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future. The assumptions and estimates that the Company used in the Black-Scholes model are as follows:

	Six Months Ended June 30,
	2024	2025
Expected term (years)	5.52 – 6.08	5.27 – 6.08
Risk free interest rate	4.67%	4.67%
Expected volatility	70%	70%
Annual dividend yield	0%	0%

Fair Value of Common Stock.    The estimated fair value of the common stock underlying the Company’s stock options was determined at each grant date. All options to purchase shares of our common stock are intended to be exercisable at a price per share not less than the per-share fair value of the Company’s common stock underlying those options on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock based on the information known to the Company on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the common stock and in part on input from an independent third-party valuation. Accordingly, the fair value of common stock used for grants was $0.06 per share for grants six months ended June 30, 2024 and 2025, respectively.

Risk-Free Interest Rate.    The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

Expected Term.    The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. Because of the limitations on the sale or transfer of the Company’s common stock as a privately held company, the Company does not believe its historical exercise pattern is indicative of the pattern it will experience as a publicly traded company. The Company has consequently used the Staff Accounting Bulletin 110, or SAB 110, simplified method to calculate the expected term, which is the average of the contractual term and vesting period. The Company plans to continue to use the SAB 110 simplified method until it has sufficient trading history as a publicly traded company.

Volatility.    The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

Dividend Yield.    The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future, and therefore has used an expected dividend yield of zero.

Total stock-based compensation expense for employees and non-employees recognized in the statements of operations was as follows:

	Six Months Ended June 30,
	2024	2025
Cost of revenue	$6,860	$29,347
General and administrative	97,522	145,614
Sales and marketing	18,492	11,590
Product development	63,747	25,290
Total stock-based compensation expense	$186,621	$211,841

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 8 — STOCK BASED COMPENSATION (cont.)

As of June 30, 2024 and June 30, 2025, the remaining unrecognized stock-based compensation cost relating to nonvested stock options without performance conditions granted to the Company’s employees and consultants was approximately $838,149 and $624,781 which will be recognized over the remaining average vesting period of approximately 1.25 and 2.92 years.

NOTE 9 — INCOME TAXES

As of June 30, 2025 and June 30, 2024, the Company’s net deferred tax liability was zero. Cumulative deferred tax assets are fully reserved as there is not sufficient evidence to conclude it is more likely than not the deferred tax assets are realizable. No current liability for federal or state income taxes has been included in these Condensed Consolidated Financial Statements due to the loss for the periods.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office and warehouse space under various non-cancellable operating lease agreements. Total rent expense for all operating leases in the statements of operations was $410,536 and $662,184 for the six months ended June 30, 2024 and 2025, respectively.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Variable lease payments include certain non-lease components (such as parking, maintenance and other services provided by the lessor), and other charges included in the lease. Variable lease payments are excluded from future minimum lease payments and expensed as incurred.

In March 2016, the Company entered into a lease for office space for its corporate headquarters in Foster City, California, with the expiration date of April 2023. The Company amended the lease agreement on December 1, 2021 to extend the period to May 31, 2025. On November 20, 2024 Company amended the lease to extend the lease for an additional 8 months. This lease term shall commence June 1, 2025 and terminates on February 28, 2026.

In November 2014, the Company entered into a lease for office and warehouse space in Hayward, California. The term of the lease commenced in February 2015 and initially expired in January 2018 until subsequently extended until February 2023. On November 23, 2021 Company amended the lease to extend the lease term for an additional 24 months. This lease term shall commence March 1, 2023 and terminates on February 28, 2024. On February 07, 2024 Company amended the lease to extend the lease for an additional 24 months. This lease term shall commence March 1, 2024 and terminates on February 28, 2025. On December 9, 2024 Company amended the lease to extend the lease for an additional 12 months. This lease term shall commence March 1, 2025 and terminates on February 28, 2026.

In November 2019, the Company entered into a three-year, one-month operating lease for office and warehouse space, in Stockton, California, which will expire in November 2023. On July 18, 2023 Company amended the lease to extend the lease term. This lease term shall commence November 15, 2023 and terminates on December 13, 2025.

In September 2024, the Company entered into a one-year, three-month operating lease for an additional warehouse space, in Stockton, California, the lease terms shall commence October 2, 2024 and terminates on January 1, 2026.

In January 2023, the Company entered into a lease for office space for its operations in Novi, Michigan, with the expiration date of December, 31 2025.

In October 2023, the Company entered into a lease for warehouse space in Sturgis, Michigan. The term of the lease is the period of three (3) consecutive calendar months commencing on the Lease Commencement date and each anniversary date during the lease term(s).

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 10 — COMMITMENTS AND CONTINGENCIES (cont.)

As of June 30, 2025, the weighted average remaining lease term was 0.6 years. The weighted average incremental borrowing rate used in calculating operating lease liabilities as of June 30, 2025 was 12.5%.

As of June 30, 2025, the total future minimum payments required under these non-cancellable lease agreements are as follows:

Year ending December 31:

2025 (July to December)	$475,049
2026	98,388
2027	—
2028	—
2029	—
Thereafter	—
Total minimum lease payments	573,437
Less: interest	(24,205)
Present value of lease obligations	549,232
Less: current portion	(549,232)
Noncurrent portion	$—

Legal Matters

On May 8, 2023, the Company filed an administrative Trademark Trial and Appeal Board (TTAB) opposition to Motive Technologies, Inc.’s application(s) to use its “Motive” mark in association with various international classes of goods and services. An adverse decision in the matter would have no direct pecuniary cost to the Company, but could affect the Company’s ability to use its marks in the disputed classes of goods and services.

Aside from these matters, the Company is currently not involved with and does not know of any pending or threatened litigation against the Company.

NOTE 11 — NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Six Months Ended June 30,
	2024	2025
Numerator:
Net loss	$(20,667,850)	$(25,503,030)
Denominator:
Weighted average number of shares used to compute basic and diluted net loss per common stock	788,449	791,878
Net loss per share, basic and diluted	$(26.2)	$(32.2)

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 11 — NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS (cont.)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	As of June 30,
	2024	2025
Conversion of Series A preferred stock	44,642,857	44,866,071
Series C-3 Warrants	334,516	334,516
Exercise of outstanding options	2,160,878	16,083,590
Total	47,138,251	61,284,177

The Company calculates basic and diluted net loss per share by dividing the net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities (such as convertible preferred stock, convertible note payable, stock options and warrants) are antidilutive.

NOTE 12 — SEGMENT REPORTING:

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. The Company has only one reportable segment, Motiv Product Segment, as all their research and development activities are related the development of the Motiv Product Segment. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements.

The Company adheres to the provisions of ASC 280, Segment Reporting, which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial statements issued to shareholders. As the Company is currently involved in the development of one product, the Platform, the Company has determined that it operates in a single reportable segment. The Company’s Chief Operating Decision Maker (CODM), its Chief Executive Officer (CEO), reviews the consolidated results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and, hence, the Company has only one reportable segment. The Company’s assets are located in the United States of America.

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after June 30, 2025 up through September 19, 2025.

Senior Secured Promissory Notes

On August 11, 2025, the “Company” further amended and restated the A&R Senior Note to provide for an additional loan advance of $4,000,000 with an interest rate of 20% per annum, compounded monthly. The A&R Senior Note matures on October 31, 2025 and is subject to acceleration and an additional 5% of interest if certain events of default occur.

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2024 AND 2025

NOTE 13 — SUBSEQUENT EVENTS (cont.)

Workhorse Group and Motiv Electric Trucks Merger Agreement

On August 15, 2025, the Company and Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse”) announced that they have entered into a definitive merger agreement. Under the terms of the merger agreement, following the completion of the all-stock transaction, pre-merger Motiv investors will initially own approximately 62.5% of the combined company and Workhorse shareholders will maintain a significant equity stake (approximately 26.5%). The transaction is expected to close in the fourth quarter of 2025, subject to Workhorse shareholder approval and other customary closing conditions. All of the proceeds from the merger with Workhorse are expected to be used to satisfy the outstanding principal and accrued interest on the “A&R notes” (approximately $101M at the date the merger agreement was signed). There is expected to be no distribution to the Company’s equity holders.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Motiv Power Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Motiv Power Systems, Inc. (the “Company”) as of December 31, 2024, the related consolidated statements of operations, stockholders’ deficit and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company has a significant working capital deficiency, has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Prior Period Financial Statements

The financial statements of Motiv Power Systems, Inc. as of and for the year ended December 31, 2023, were audited by Marcum LLP whose attest business assets were acquired by CBIZ CPAs P.C. on November 1, 2024, and whose report dated October 17, 2024, expressed an unmodified opinion on those statements, except the emphasis of matter for going concern.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2018 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

Costa Mesa, CA
August 29, 2025

MOTIV POWER SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2023 AND 2024

	2023	2024
Assets
Current assets:
Cash	$4,257,567	$6,629,092
Accounts receivable	5,105,871	3,590,175
Inventory	18,177,557	21,402,839
Other current assets	2,013,095	2,553,008
Total current assets	29,554,090	34,175,114
Property and equipment, net of accumulated depreciation of $2,928,533 and $3,686,552 at December 31, 2023 and 2024, respectively	2,748,021	2,039,794
Intangible assets, net of accumulated amortization of $129,696 and $188,316 at December 31, 2023 and 2024, respectively	139,130	80,510
Right of use asset	899,856	973,715
Other assets	142,893	139,000
Total assets	$33,483,990	$37,408,133

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$3,085,408	$2,072,602
Accrued liabilities	6,747,535	4,800,490
Contract liability	639,287	793,744
Current portion of operating lease liabilities	620,439	888,171
Convertible debt – related party	61,281,289	—
Senior Secured Promissory Note – related party	15,000,000	68,363,398
Total current liabilities	87,373,958	76,918,405
Other long-term liabilities	1,371,871	1,223,889
Long term portion of operating lease liabilities	375,348	85,544
Total long-term liabilities	1,747,219	1,309,433
Total liabilities	89,121,177	78,227,838

Commitments and contingencies (Note 10)	—	—

Stockholders’ equity (deficit):
Series A convertible preferred stock – 44,866,071 shares authorized; nil and 44,866,071 shares issued and outstanding as of December 31, 2023 and 2024, respectively	—	44,866
Series C-3 convertible preferred stock – 21,410,000 shares authorized; 18,060,201 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	18,060	—
Series C-2 convertible preferred stock – 4,771,156 shares authorized; 4,771,156 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	4,771	—
Series C-1 convertible preferred stock – 2,861,739 shares authorized; 2,861,739 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	2,862	—
Series B convertible preferred stock – 13,000,000 shares authorized; 13,000,000 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	13,000	—
Series A-2 convertible preferred stock – 37,482,042 shares authorized; 37,482,042 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	37,482	—

MOTIV POWER SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS — (Continued)
AS OF DECEMBER 31, 2023 AND 2024

	2023	2024
Series A-1 convertible preferred stock – 9,187,014 shares authorized; 9,187,014 and nil shares issued and outstanding as of December 31, 2023 and 2024, respectively	9,187	—
Common stock – par value $0.001 per share; 175,000,000 and 82,520,000 shares authorized, 776,106 and 9,328,417 shares issued and outstanding as of December 31, 2023 and 2024, respectively	776	9,328
Additional paid-in capital	147,625,157	214,062,633
Accumulated deficit	(203,348,482)	(254,936,532)
Total stockholders’ equity (deficit)	(55,637,187)	(40,819,705)
Total liabilities and stockholders’ equity (deficit)	$33,483,990	$37,408,133

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024

	2023	2024
Revenues	$16,884,755	$7,043,926
Cost of revenues	29,479,702	13,189,596
Gross profit (loss)	(12,594,947)	(6,145,670)

Operating expenses:
Product development	13,508,316	12,891,431
Sales and marketing	7,031,045	6,589,406
General and administrative	9,470,324	9,457,559
Impairment loss on discontinued product line investment	—	6,246,181
Total operating expenses	30,009,685	35,184,577

Operating loss	(42,604,632)	(41,330,247)

Other income (expense):
Interest expense – related parties	(4,162,428)	(10,246,041)
Amortization of debt issuance costs – warrants	(719,097)	—
Amortization of debt issuance costs – cash portion	(172,623)	(14,281)
Employee retention credit	762,093	—
Other income (expense), net	56,793	3,319
Total other income (expense), net	(4,235,262)	(10,257,003)

Loss before provision for income taxes	(46,839,894)	(51,587,250)
Income tax provision	(800)	(800)
Net loss	(46,840,694)	(51,588,050)

Undeclared dividend on Series C-3, C-2, C-1, B, A-2, and A-1 preferred shares	(10,556,724)	—
Net loss attributable to common stockholders	$(57,397,418)	$(51,588,050)

Net loss per share attributable to common stockholders, basic and diluted (Note 11)	$(74.1)	$(65.3)

Weighted average number of shares used in calculating basic and diluted net loss per share	775,045	789,702

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024

	Series C-3 Convertible Preferred Stock		Series C-2 Convertible Preferred Stock		Series C-1 Convertible Preferred Stock		Series B Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Series A-1 Convertible Preferred Stock		Series A Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2023	18,060,201	$18,060	4,771,156	$4,771	2,861,739	$2,862	13,000,000	$13,000	37,482,042	$37,482	9,187,014	$9,187	—	—	773,824	$774	$146,771,562	$(156,507,788)	$(9,650,090)
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$846,291	—	$846,291
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,282	$2	$7,304	—	$7,306
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(46,840,694)	(46,840,694)
Balance, December 31, 2023	18,060,201	$18,060	4,771,156	$4,771	2,861,739	$2,862	13,000,000	$13,000	37,482,042	$37,482	9,187,014	$9,187	—	—	776,106	$776	$147,625,157	$(203,348,482)	$(55,637,187)
Conversion of series A, B and C preferred stock to common stock	(18,060,201)	$(18,060)	(4,771,156)	$(4,771)	(2,861,739)	$(2,862)	(13,000,000)	$(13,000)	(37,482,042)	$(37,482)	(9,187,014)	$(9,187)	—	—	8,536,215	$8,536	$76,826	—	—
Conversion of convertible note to Series A preferred stock	—	—	—	—	—	—	—	—	—	—	—	—	44,642,857	$44,643	—	—	$49,955,357	—	$50,000,000
Debt Extinguishment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$15,562,394	—	$15,562,394
Issuance of preferred stock for cash	—	—	—	—	—	—	—	—	—	—	—	—	223,214	$223	—	—	$249,777	—	$250,000
Stock-based compensation	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$554,576	—	$554,576
Exercise of stock options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	16,096	$16	$38,546	—	$38,562
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	$(51,588,050)	$(51,588,050)
Balance, December 31, 2024	0	$0	0	$0	0	$0	0	$0	0	$0	0	$0	44,866,071	$44,866	9,328,417	$9,328	$214,062,633	$(254,936,532)	$(40,819,705)

____________

*        The Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding.

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2024

	2023	2024
Cash flows from operating activities:
Net loss	$(46,840,694)	$(51,588,050)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	775,666	758,018
Amortization	43,415	58,620
Amortization of debt issuance cost – warrants	719,097	—
Amortization of debt issuance cost – cash	172,623	14,281
Amortization of right of use asset	464,255	579,012
Excess & obsolete inventory	2,335,123	1,609,174
Impairment loss on discontinued product line investment	—	6,246,181
Warranty provision	3,780,301	1,639,031
Stock-based compensation	846,291	554,576
Changes in operating assets and liabilities:
Accounts receivable	(1,293,756)	1,515,696
Inventory	(2,581,831)	(5,037,181)
Other current assets and other assets	(350,900)	(644,019)
Accounts payable	(152,882)	(1,012,806)
Accrued liabilities and other long-term liabilities	1,536,967	7,881,993
Operating lease liability	(527,146)	(674,941)
Deferred revenue	266,748	(53,352)
Net cash used in operating activities	(40,806,723)	(38,153,767)

Cash flows from investing activities:
Purchase of property and equipment	(1,278,546)	(4,760,832)
Purchase of intangible assets	(126,863)	—
Net cash used in investing activities	(1,405,409)	(4,760,832)

Cash flows from financing activities:
Repayments on secured promissory note – related party	(9,649,694)	—
Proceeds from convertible debt – related party	35,000,000	—
Proceeds from short term senior secured promissory notes – related party	15,000,000	45,000,000
Payments for capital lease obligation	(11,575)	(2,438)
Proceeds from preferred stock issuance	—	250,000
Proceeds from exercise of stock options	7,327	38,562
Net cash provided by financing activities	40,346,058	45,286,124

Increase (decrease) in cash and cash equivalents	(1,866,074)	2,371,525
Cash, beginning of the year	6,123,641	4,257,567
Cash, end of the year	$4,257,567	$6,629,092

Supplemental disclosures of cash flow information:
Cash paid for interest	$705,143	$—
Cash paid for income taxes	$800	$800

Non cash financing activities:
ROU assets exchanged for lease liabilities	$—	$652,871
Conversion of convertible debt & accrued interest to preferred stock	$—	$65,562,394
Reclassification of accrued interest to convertible debt – related party	$1,281,289	$—

The accompanying notes are an integral part of these consolidated financial statements

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2024

NOTE 1 — FORMATION AND BUSINESS OF THE COMPANY

The accompanying consolidated financial statements include the accounts of Motiv Power Systems, Inc., and MOTIVPS Holdings Canada Ltd. (collectively, the “Company,” “management,” “we,” “us”).

Motiv Power Systems, Inc. (“Parent”) was originally formed and incorporated on July 9, 2010 in the state of California. The Parent was reincorporated on June 3, 2014 in the State of Delaware. The Parent primarily sells electrified chassis and accessories to customers for installation on medium duty transport vehicles such as delivery vehicles, buses and other electric transport vehicles. The Parent’s headquarters are located in Foster City, California.

On October 7, 2021, MOTIVPS Holdings Canada Ltd. was incorporated in Vancouver, BC Canada. The Company relocated one of its employees to Vancouver, BC to work remotely from his home in Vancouver, BC and on May 01, 2024 Company hired a second employee in Quebec, QC to provide “technical training” and “driver training” services in Canada to one of its customers. Besides this the Company does not have a physical presence in Canada.

The consolidated financial statements reflect the accounts and operations of the Parent and entities in which the Parent has a controlling financial interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior year amounts have been reclassified to conform to current year presentation.

Liquidity, Capital Resources and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business.

The Company’s financial statements do not reflect any adjustments related to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. Since inception, the Company has incurred losses and negative cash flows from operations. For the year ended December 31, 2024, the Company incurred a net loss of $51.6 million, and used $38.2 million of cash in operations. The Company anticipates that operating losses will increase in the future due to increased headcount and other costs necessary to develop and release our next generation technology, to increase our manufacturing capacity to accommodate increased demand for our product and to gain market share in a highly competitive environment. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued. Funding for the business to date has come primarily through the issuance of equity to related parties, convertible promissory notes to related parties and secured promissory notes. As of December 31, 2024, the Company had cash of $6.6 million and an accumulated deficit of $254.9 million.

Although the Company’s objective is to increase its revenues from the sales of its products and to decrease its cost of goods sold per product within the next few years sufficient to generate positive operating and cash flow levels, there can be no assurance that the Company will be successful in this regard. The Company will also need to continue to raise capital in order to fund its operations. There can be no assurance that, in the event that the Company requires additional financing, such financing will be available on terms which are favorable to the Company, or at all. If the Company is unable to raise additional funding to meet its working capital needs in the future, it will be forced to delay or reduce the scope of its operations and/or limit or cease its operations. As a result of the above, substantial doubt exists about the Company’s ability to continue as a going concern within one year after the financial statements are available to be issued.

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant accounting estimates and management judgments reflected in the financial statements include items such as accounts receivable valuation and allowances, warranty reserve and valuation of inventory. Estimates are based on historical experience, where applicable, and other assumptions believed to be reasonable by management. Actual results may differ from those estimates under different assumptions or conditions.

Concentration of Credit Risk, Other Risks and Uncertainties

Financial instruments that potentially subject the Company to a concentration of credit risk primarily consist of cash and accounts receivable. The Company’s cash is held by one U.S. financial institution in excess of federally insured limits. The Company has not experienced any losses on its deposits of cash.

The Company’s future results of operations involve a number of risks and uncertainties. Factors that could affect the Company’s future operating results and cause actual results to vary materially from expectations include, but are not limited to, uncertainty of market acceptance of the Company’s products, competition from substitute products and larger companies, securing and protecting proprietary technology, strategic relationships and dependence on key individuals and sole source suppliers. The Company’s operations are subject to new laws, regulation and compliance. Significant changes to regulations governing the way the Company derives revenues could impact the Company negatively. Technological advancements and updates as well as maintaining compliance standards are required to maintain the Company’s operations. The Company expects to incur substantial operating losses for the next several years and will need to obtain additional financing in order to continue launching and commercializing its products. There can be no assurance that such financing will be available or will be at terms acceptable by the Company.

The Company derived 67% of its revenue from two customers for the year ended December 31, 2023 and 69% of its revenue from two customers for the year ended December 31, 2024. The Company had two customers that accounted for approximately 87% of accounts receivable as of December 31, 2023 and one customer that accounted for approximately 93% of accounts receivable as of December 31, 2024. The loss of these customers would have a significant impact on the Company’s operations.

The Company has reliance on specific suppliers for some key components in its products and so the loss or curtailment of those suppliers would have a significant impact on the Company’s operations in the short term. For the years ended December 31, 2023 and 2024, the Company had one and two suppliers that accounted for approximately 13% and 30%, respectively, of the total procurement. For the years ended December 31, 2023 and 2024, the Company had two vendors that accounted for 27% and 35%, respectively, of the total accounts payable.

Fair Value Measurements

The Company’s financial instruments consist primarily of cash and accounts receivable during 2024 and also included accounts payable, convertible debt to a related party and secured promissory notes as of December 31, 2024. The carrying amounts of such financial instruments approximate their respective estimated fair value due to the short-term maturities and approximate market interest rates of these instruments.

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Cash

The Company’s cash consists of cash maintained in checking and interest-bearing accounts. The Company held no cash equivalents as of December 31, 2023 and 2024.

Accounts Receivable

Accounts receivable is reported at invoice value less estimated allowances for returns and doubtful accounts. The Company continually monitors customer payments and maintains an allowance for estimated losses resulting from customers’ inability to make required payments and represents the amount management expects to collect from outstanding balances. In evaluating the Company’s ability to collect outstanding receivable balances, the Company considers various factors including the age of the balance, the creditworthiness of the customer, which is assessed based on ongoing credit evaluations and payment history, and the customer’s current financial condition. In cases where there are circumstances that may impair the Company’s ability to collect its receivable, an allowance is recorded against amounts due, which reduces the net recognized receivable to the amount reasonably believed to be collectible. Taking into consideration the foregoing items, the no allowance for credit losses was recorded as of December 31, 2023 or 2024. Historical returns of products have been insignificant and accordingly no allowance for returns was recorded as of December 31, 2023 and 2024.

Inventory

Inventory is stated at the lower of cost or net realizable value and consists of electrified chassis, batteries and electronic component parts. Cost is determined using the standard cost method which approximates actual cost using the first-in, first-out basis. The Company evaluates inventory for excess and obsolete items, based on management’s assessment of future demand for older product lines, market conditions and technological obsolescence of its products. The Company recorded a charge of $2,335,123 and $1,609,174 to cost of sales to reduce its inventory to net realizable value in the years ended December 31, 2023 and 2024, respectively.

Lease Accounting

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842), which requires lessees to recognize leases on their balance sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU No. 2018-01, Land Easement Practical Expedient for Transition to Topic 842; ASU No. 2018-10, Codification Improvements to Topic 842, Leases; and ASU No. 2018-11, Targeted Improvements. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement.

The Company adopted ASC 842 as of January 1, 2022 using the optional transition method to apply the standard as of the effective date. The new standard also provides practical expedients for an entity’s ongoing accounting as a lessee. The Company elected to utilize the practical expedient to not separate lease and non-lease components for all its existing leases. The Company has also elected not to present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that the Company is reasonably certain to exercise. All other lease assets and lease liabilities are recognized based on the present value of lease payments over the lease term at commencement date. Because most of the Company’s leases do not provide an implicit rate of return, it used its incremental borrowing rate based on the information available at adoption date in determining the present value of lease payments.

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Long-Lived Assets

Long-lived assets are recorded at cost less accumulated depreciation and amortization. When long-lived assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation and amortization is provided over the estimated useful lives of the related assets using the straight-line method. Assets recorded under leasehold improvements are amortized using the straight-line method over the lesser of their useful lives or the related lease term.

The estimated useful lives for significant long-lived assets categories are as follows:

Leasehold improvements and vehicles	5 years
Office furniture and equipment	3 to 5 years
Furniture & fixtures	5 years
Intangible assets	3 years

Debt and Embedded Derivatives

The Company applies the accounting standards for derivatives and for distinguishing liabilities from equity when accounting for hybrid contracts. The Company accounts for convertible debt instruments when the Company has determined that the embedded conversion options should not be bifurcated from their host instruments in accordance with ASC 470-20 Debt with Conversion and Other Options.

Convertible Preferred Stock

The Company recorded convertible preferred stock at fair value on the dates of issuance, net of issuance costs.

Revenue Recognition

The Company adopted Accounting Standard Codification 606, Revenue from Contracts with Customers (ASC 606) as of January 1, 2021 using the modified retrospective method. Adoption of ASC 606 did not have a significant impact on the Company’s financial statements. ASC 606 requires the Company to recognize revenue upon the transfer of goods or services to a customer at an amount that reflects the consideration it expects to be entitled to receive in exchange for those goods or services. It requires that the Company identify the contract, identify the performance obligations required by the contract, measure the transaction price of the contract, allocate the transaction price among performance obligations, and recognize revenue in a way that reflects the transfer of control of the goods or services it provides to the customer.

The Company has two primary revenue streams: revenue from sales to customers and consulting services. Below is a summary of the revenue recognized under these two streams in 2023 and 2024:

	Year Ended December 31,
	2023	2024
Revenue stream
Revenue from sales to customers
Delivery of product – recognized at a point in time	$16,783,832	$6,975,913
Consulting services – recognized over time	100,923	68,013
Total revenue	$16,884,755	$7,043,926

In most cases, the Company’s sales orders from customers are readily identifiable and consist of a single performance obligation to provide product to customers. The Company typically recognizes revenue related to delivery of product at a point in time when goods are shipped from the upfitter (subcontractor that performs assembly services

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

for the Company) to the bodybuilder (vendor that performs services for the customer), because this is typically when the customer assumes the risk of loss. In certain transactions, the Company takes on the responsibility to deliver a complete vehicle to a customer, versus just an electrified chassis. In these cases, revenue is recognized when the complete vehicle is delivered to the customer after the body build is complete. The Company recognizes revenue related to consulting services over time as the services are provided. The Company had no significant partially satisfied performance obligations related to contracts with customers as of December 31, 2023 or 2024.

Cost of Revenues

Cost of revenues includes the cost of labor, materials and overhead incurred in the manufacture, assembly and installation of products and servicing of customers, including warranty costs.

Product Development

The Company incurs product development costs during the process of developing electrified vehicles. Our product development costs consist primarily of labor, outside engineering costs and related materials and other expenses used in technological research and building prototypes.

The Company (Motiv Power Systems, Inc. “Motiv”) made significant investments and purchase commitments to develop and launch its Argo Class 6 Cab made of composite resin materials on an electrified chassis. The primary purpose of this investment was to go after the significantly larger markets for Class 6 box trucks, which the current Motiv models (EPIC4 and Class 5/6 step vans) cannot address due to the significantly higher payloads. The project was begun in Q4 2023 and a prototype was built in early 2024 for a marketing launch. It was subsequently determined during 2024, that the project as designed and developed was no longer technologically feasible and all Argo related investments of $6.2 million as of December, 31 2024 were written down to zero as there is no alternative use for the inventory or fixed assets and all non-cancelable purchase commitments were accrued as a liability as they are of no value to the company upon receipt.

Product Warranty

The Company typically provides a five year or 100,000-mile (whichever occurs first) warranty for high voltage traction batteries and a three year or 50,000-mile warranty for all other powertrain components. There is no contractual limit to the costs that the Company may incur in servicing these warranties. The Company records a warranty reserve for the estimated expense that may be incurred if its products require repair within the warranty period. Our warranty reserve as of December 31, 2023 and 2024 was approximately $3.3 million and $2.7 million, respectively, and is included in accrued liabilities and other long-term liabilities on the balance sheet (see Note 4 — Accrued liabilities and Other long-term liabilities).

The expense relating to the warranty is included in cost of goods sold.

Stock-Based Compensation

The Company accounts for stock options issued to employees under ASC 718 Share-Based Payments. Under ASC 718, share-based compensation cost to employees is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense ratably on a straight-line basis over the requisite vesting period. The standard vesting period is 4-years, with a 1-year cliff. The fair value of each stock option or warrant award is estimated on the grant date.

The calculation of share-based compensation expense requires that the Company make assumptions and judgments about the variables used in the Black-Scholes model, including the expected term, expected volatility of the underlying common stock, risk-free interest rate and dividends are derived from 409A valuation.

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company recognizes forfeitures as they occur rather than applying a prospective forfeiture rate in advance (see Note 8).

Income Taxes

The Company accounts for income taxes using the asset and liability method under ASC 740 Income Taxes (“ASC 740”). Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial statement reported amounts at each period end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Deferred income tax assets are reviewed for recoverability, and valuation allowances are established when it is more likely than not that all or some portion of deferred income tax assets will not be realized to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax expense for the period, if any and the change during the period in deferred tax assets and liabilities.

ASC 740 also provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position is recognized only if it is “more likely than not” that the position is sustainable upon examination by the relevant taxing authority based on its technical merit.

The Company is subject to tax in the United States (“U.S.”) and Canada and files tax returns in both countries. The Company is subject to Federal, state and local income tax examinations by tax authorities for all periods since inception due to generated net operating losses. The Company currently is not under examination by any tax authority.

Segment Reporting

Operating segments are identified as components of an enterprise about separate discrete financial information is available for evaluation by the chief operating decision maker, (“CODM”). The Company has identified its Chief Executive Officer as the CODM who is responsible for making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business as one operating segment. The Company’s long-lived assets consist primarily of property and equipment, net, which are all held in the United States.

Net Loss per Share of Common Stock

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Because the Company has reported a net loss for the periods presented, diluted net loss per common share is the same as basic net loss per common share for those periods.

Recently Issued Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions.

The Company expects to adopt ASU 2023-09 in 2026 using a prospective transition method.

The Company has reviewed all other recently issued accounting pronouncements and concluded they were either not applicable or not expected to have a material impact on the Company’s consolidated financial statements.

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES (cont.)

Recently Adopted Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires an entity to utilize a new impairment model known as the current expected credit loss (“CECL”) model to estimate its lifetime “expected credit loss” and record an allowance that, when deducted from the amortized cost basis of the financial assets and certain other instruments, including but not limited to available-for-sale debt securities. Credit losses relating to available-for-sale debt securities will be recorded through an allowance for credit losses rather than as a direct write-down to the security. ASU 2016-13 requires a cumulative effect adjustment to the balance sheet as of the beginning of the first reporting period in which the guidance is effective. The Company adopted ASU 2016-13 as of January 1, 2023. Adoption of ASU 2016-13 did not have a material impact on the Company’s consolidated financial statements.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which will require the Company to disclose segment expenses that are significant and regularly provided to the Company’s chief operating decision maker (“CODM”). In addition, ASU 2023-07 will require the Company to disclose the title and position of its CODM and how the CODM uses segment profit or loss information in assessing segment performance and deciding how to allocate resources. The Company recently adopted ASU 2023-07 in 2024 using a retrospective transition method.

NOTE 3 — FAIR VALUE MEASUREMENTS

The Company has adopted FASB Accounting Standards Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures, which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The standard provides a consistent definition of fair value which focuses on an exit price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Applicable accounting guidance provides an established hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in valuing the asset or liability and are developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the factors that market participants would use in valuing the asset or liability. There are three levels of inputs that may be used to measure fair value:

Level 1	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2	Include other inputs that are directly or indirectly observable in the marketplace.
Level 3	Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability.

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 4 — BALANCE SHEET ACCOUNTS

Details of the following balance sheet accounts are shown below:

	As of December 31,
	2023	2024
Other current assets
Prepaids	$413,444	$549,748
Vendor Deposits	1,599,651	1,981,978
Other	—	21,282
Total Other current assets	$2,013,095	$2,553,008
	As of December 31,
	2023	2024
Inventory
Raw material	$11,494,701	$14,088,941
Service Inventory	119,957	169,018
Work in process	638,859	885,478
Finished goods	5,924,040	6,259,402
Total inventory	$18,177,557	$21,402,839
	As of December 31,
	2023	2024
Long-lived assets, net
Leasehold improvements	$389,242	$389,242
Office equipment	938,352	984,789
Furniture	56,622	76,787
Vehicles	2,685,219	2,559,402
Machinery, equipment and tools	1,115,492	1,289,635
Project in progress	491,627	426,491
Total property and equipment, gross	5,676,554	5,726,346
Less: Accumulated depreciation	(2,928,533)	(3,686,552)
Total property and equipment, net	$2,748,021	$2,039,794

Depreciation expense for the years ended December 31, 2023 and 2024 was $775,666 and $758,018, respectively.

	As of December 31,
	2023	2024
Intangible assets, net
Software development costs	$268,826	$268,826
Less: Accumulated amortization	(129,696)	(188,316)
Total Intangible assets, net	$139,130	$80,510

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 4 — BALANCE SHEET ACCOUNTS (cont.)

Amortization expense for the years ended December 31, 2023 and 2024 was $43,415 and $58,620 respectively.

Below is an intangible assets amortization schedule

Year ending December 31:
2025	$48,794
2026	31,716
2027	—
2028	—
2029	—
Total minimum amortization payments	$80,510
	As of December 31,
	2023	2024
Accrued liabilities
Settlement liabilities, current	$492,768	$260,167
Warranty reserve, current	1,895,861	1,519,031
Accrued expenses	735,491	1,762,813
Accrued vacation	886,466	1,050,749
Accrued interest – convertible and promissory notes – related party	2,398,461	—
Other	338,488	207,730
Total accrued liabilities	$6,747,535	$4,800,490
	As of December 31,
	2023	2024
Other long-term liabilities
Warranty reserve, non-current	$1,364,010	$1,218,467
Capital leases, non-current	7,861	5,422
Total other long-term liabilities	$1,371,871	$1,223,889

The Company records a warranty reserve for the estimated expense and liability that may be incurred if its product is returned for repair within the warranty period. Details of the reserve roll-forward are shown in the following table:

	As of December 31,
	2023	2024
Warranty reserve
Beginning balance	$1,376,960	$3,259,872
Warranty provision for units placed into service during the year	3,780,301	1,639,031
Warranty expenditures	(1,897,390)	(2,161,405)
Ending balance	$3,259,871	$2,737,498

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 5 — NOTES PAYABLE AND CONVERTIBLE DEBT

Notes Payable

On September 29, 2023, the Company executed an Amended and Restated Junior Secured Promissory Note (the “A&R Junior Note”) with a related party preferred stockholder that provided for the issuance of up to $5,000,000 in loan advances with an interest rate of 20% per annum. The A&R Junior Note (now the A&R Senior Note as defined below) is secured by substantially all of the Company’s assets. The loan advances under the A&R Junior Note were provided in four advances: (i) $1,500,000 was issued on September 25, 2023, (ii) $1,500,000 was issued on September 29, 2023, (iii) $1,000,000 was issued on October 11, 2023, and (iv) $1,000,000 was issued on October 27, 2023. All calculations of interest are made on the basis of a 365-day year and are compounding monthly. On December 06, 2023, the A&R Junior Note was amended and restated as a Senior Secured Promissory Note (the “A&R Senior Note”) and to increase the loan advance amount and a fifth advance of $5,200,000 was issued on December 06, 2023, with an interest rate of 20% per annum. On December 27, 2023, the A&R Senior Note was again amended to increase the loan advance amount and a sixth advance of $4,800,000 was issued on December 27, 2023 with the same interest rate of 20% per annum.

On January 25, 2024, March 01, 2024, April 05, 2024, May 30, 2024, and July 29, 2024, the Company further amended and restated the A&R Senior Note to provide for additional $5,000,000 loan advances. On August 30, 2024 and November 22, 2024, the Company further amended and restated the A&R Senior Note to provide for additional $10,000,000 loan advances, with the same interest rate of 20% per annum, compounded monthly. Total aggregated principal and compounded interest balance of the A&R Senior Note at December, 31 2024 is $68,363,398. The A&R Senior Note is currently scheduled to mature on October 31, 2025 and is subject to acceleration and an additional 5% of interest if certain events of default occur.

Convertible Debt

On August 16, 2022, the Company issued a convertible promissory note to a related party preferred stockholder to finance its operations in the amount of $5,000,000 with an interest rate of 6% per annum. This note is one of a series of convertible promissory notes issued by the Company (collectively, the “August 2022 Bridge Notes”). Two other $5,000,000 notes were issued to the same related party on September 15, 2022 and October 18, 2022, for an aggregate principal amount of $15,000,000. On November 30, 2022, the August 2022 Bridge Notes were amended 1) to reduce the conversion price that would apply in the event of a qualified and non-qualified financing from 75% of the price at which the relevant shares are issued to 70%, 2) to increase the aggregated principal amount from $15,000,000 to $25,000,000 (the Company also issued an additional $10,000,000 convertible promissory note to the same related party on November 30, 2022 and December 21, 2022 with an interest rate of 4.1% and 4.55% respectively), and 3) to reduce the interest rate of August 2022 Bridge Notes issued on August 16, 2022, September 15, 2022 and October 18, 2022 from 6% to 4.1% per annum.

On January 25, 2023, the Company issued a convertible promissory note to a related party preferred stockholder to finance its operations in the amount of $5,000,000 with an interest rate of 4.5% per annum. This Note is one of a series of convertible promissory notes of the Company in the aggregate principal amount of up to $25,000,000 (the “Notes”) issued from time to time to accredited investors pursuant to that certain Note Purchase Agreement. The Company also issued an additional $10,000,000 convertible promissory note to the same related party on March 14, 2023 and April 21, 2023 with an interest rate of 4.5% and 4.86% respectively. On May 31, 2023, the “November 2022 Notes” were amended to increase the aggregated principal amount from $25,000,000 to $45,000,000, and the Company issued an additional $5,000,000 convertible promissory note with an interest rate of 4.30% per annum. Two other $5,000,000 notes were issued to the same related party on June 26, 2023 and July 27, 2023 with an interest rate of 4.8% per annum. On August 21, 2023, a second amendment were made to “November 2022 Notes” (i) all accrued and unpaid interest under such note as of (but not included) August, 21 2023 were automatically rolled into, and made part of, the “Principal Amount” of such note. (ii) The “Principal Amount” of such notes shall accrue interest at a rate of 9% per annum from August, 21 2023, and shall be compounded annually (iii) The “Maturity Date” of such note will be deemed to be the earlier (a) November 15, 2023 (b) the occurrence of an “Event of Default” and the Company

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 5 — NOTES PAYABLE AND CONVERTIBLE DEBT (cont.)

issued a $5,000,000 convertible promissory note with an interest rate of 9% per annum. On November 15, 2023 & December 06, 2023 third and fourth amendments were made to “November 2022 Notes” to extend the “Maturity Date” of such note will be deemed to the earlier (a) December 15, 2023 (b) the occurrence of an “Event of Default” & (a) March 15, 2024 (b) the occurrence of an “Event of Default”.

On June 14, 2024, a qualified event occurred (the Series A preferred) and with the approval and consent of the Company’s majority shareholder and lender, $50 million of outstanding principal and interest under the Convertible Notes was converted (without discount) into 44,642,857 shares of Series A Preferred Stock at a conversion price of $1.12 per share. The Company determined that the conversion of related party debt into preferred stock was essentially a capital transaction and consequently $15,562,393 including the principal & compounded interest of debt extinguishment is treated as additional paid in capital.

NOTE 6 — CONVERTIBLE PREFERRED STOCK & WARRANTS

On June 14, 2024, the Company and certain holders of its Series A-1 and A-2 redeemable convertible preferred stock (“Series A”), Series B redeemable convertible preferred stock (“Series B”), and Series C-1, C-2, and C-3 redeemable convertible preferred stock (“Series C”) agreed to convert their securities into shares of the Company’s common stock, par value $0.001 per share (collectively, the “Equity Conversion”). Such conversions were accomplished pursuant to a stockholder resolution approving the Equity Conversion. Shares of Series A, Series B, and Series C preferred stock were converted based on conversion rates of 1 share of common stock (pre-split) per one share of Series A, Series B, and Series C preferred stock, respectively. All outstanding shares of Series A (46,669,056 shares), Series B (13,000,000 shares), and Series C (25,693,095 shares) preferred stock were converted and a total of 85,362,151 shares of common stock (pre-split) were issued in connection with the Equity Conversion.

Following the Equity Conversion, and upon effectiveness of the Restated Certificate, the Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding immediately following the Equity Conversion (the “Reverse Stock Split”);

On October 4, 2024, the Company issued 223,214 shares of Series A Preferred Stock at a conversion price of $1.12 per share to an existing common stock holder.

Convertible preferred stock was as follows:

	As of 31-Dec-23
	Shares Authorized	Shares Issued and Outstanding	Amount Raised	Aggregate Liquidation Preference	Aggregate Arrearages in Cumulative Preferred Dividends (Included in Aggregate Liquidation Preference)	Per Share Arrearages in Cumulative Preferred Dividends
Series A-1	9,187,014	918,701	$9,187,014	$11,920,151	$2,733,137	$2.98
Series A-2	37,482,042	3,748,204	$37,482,042	$50,225,936	$12,743,894	$3.40
Series B	13,000,000	1,300,000	$13,000,000	$24,472,500	$4,972,500	$3.83
Series C-1 preferred	2,861,739	286,174	$6,410,301	$9,294,936	$1,282,060	$4.48
Series C-2 preferred	4,771,156	477,116	$11,403,068	$16,534,449	$2,280,614	$4.78
Series C-3 preferred	21,410,000	1,806,020	$54,000,000	$75,610,553	$8,110,553	$4.49
Total	88,711,951	8,536,215	$131,482,425	$188,058,525	$32,122,758	$3.76

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 6 — CONVERTIBLE PREFERRED STOCK & WARRANTS (cont.)

	As of 31-Dec-24
	Shares Authorized	Shares Issued and Outstanding	Amount Raised	Aggregate Liquidation Preference	Aggregate Arrearages in Cumulative Preferred Dividends (Included in Aggregate Liquidation Preference)	Per Share Arrearages in Cumulative Preferred Dividends
Series A preferred	44,866,071	44,866,071	$50,250,000	$50,250,000	$—	$—
Total	44,866,071	44,866,071	$50,250,000	$50,250,000	$—	$—

Voting

The holder of each share of preferred stock is entitled to one vote for each share of common stock into which such preferred stock could then be converted and, with respect to such vote, such holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock and is entitled to notice of any stockholders’ meeting in accordance with the Company’s bylaws. The holders of shares of Series A preferred stock & common stock are entitled to elect three of the Company’s directors each. In addition, one independent director is designated by mutual agreement of the other members of the Board. The Company has a total of seven director positions.

Conversion

Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable shares of Common Stock as is determined by dividing the applicable Original Issue Price by the applicable Conversion Price in effect at the time of conversion.

The “Conversion Price” of the Series A Preferred Stock shall initially be equal to the Original Issue Price. The applicable Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment.

The conversion price of the convertible preferred stock was initially set at an amount equal to the issue price. The preferred stock conversion price is subject to adjustment for stock dividends, stock splits, recapitalization and upon the occurrence of certain triggering events related to anti-dilution protection rights. In the event that a future preferred stock financing should occur at a price lower than the last preferred financing round, the conversion ratios of the existing preferred stock are changed to protect the ownership position of existing investors. See note 11 for the number of common shares into which each class of preferred share may be converted.

Redemption

The Company must redeem its Series A preferred stock in the case of a deemed liquidation event which includes (a) a merger or consolidation in which: (i) the Company is a constituent party, or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation; except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into

MOTIV POWER SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2023 AND 2024

NOTE 6 — CONVERTIBLE PREFERRED STOCK & WARRANTS (cont.)

or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) (i) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all of the assets of the Company and its subsidiaries taken as a whole, or (ii) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company. However, in such an event all classes of shareholders would be entitled to receive the same type of consideration. Consequently, Series A preferred is classified as permanent equity on the Company’s balance sheet. The amount to be paid upon redemption is shown as the aggregation liquidation preference in the tables above. There are currently no dividends declared on Series A preferred shares.

Please see Note 5 & 6 — Recapitalization and Conversion of Related Party Convertible Debt Securities

NOTE 7 — COMMON STOCK

The holders of the Company’s common stock are entitled to one vote for each share held at all meetings of stockholders. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when and if declared by the board of directors, subject to the prior rights of holders of all classes of preferred stock outstanding. The Company has never declared any dividends on common stock.

On June 14, 2024 following the Equity Conversion, and upon effectiveness of the Restated Certificate, the Company effected a 10-for-1 reverse stock split for each share of Common Stock outstanding immediately following the Equity Conversion (the “Reverse Stock Split”); The effect of this stock split has been retrospectively reflected throughout the financial statements and related notes.

NOTE 8 — STOCK BASED COMPENSATION

The Company adopted a Stock Plan in 2010 and an equity incentive plan in 2020, which provide for the grant of equity awards to its employees, outside directors and consultants, including stock options, rights to purchase restricted stock units to purchase shares of our common stock up to 38,189,962 shares of our common stock may be issued pursuant to awards granted under the Stock Plan. The Stock Plan is administered by the Company’s Board of Directors and expires ten years after adoption, unless terminated earlier or extended by the Board. Options may be granted at an exercise price per share of not less than 100% of the fair value at the date of grant. If an incentive stock option is granted to a stockholder holding 10% of the Company’s outstanding capitalization, then the purchase or exercise price per share must not be less than 110% of the fair market value per share of common stock on the grant date. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years. Upon exercise, the Company issues common stock from its authorized shares.

On June 14, 2024 The Company’s 2020 Equity Incentive Plan was amended to increase the maximum number of shares of Common Stock that may be issued or subject to stock options issued under the Plan to a new aggregate total of 20,486,031 shares of Common Stock (which 18,323,996 shares of Common Stock of the unallocated portion of the Plan represented approximately 24.5% of the fully diluted post-closing capitalization of the Company as of immediately after giving effect to the Recapitalization).

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 8 — STOCK BASED COMPENSATION (cont.)

The following table summarizes the activity in the Company’s Stock Option Plan for the years ended December 31, 2023 and 2024:

	Options Outstanding		Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
	Number of Shares	Weighted Average Exercise Price Per Share
Balances, January 1, 2023	2,976,283	$0.69	7.6	$1,158,547	(A)
Options granted	136,812	$0.73
Options exercised	(2,282)	$0.32
Options cancelled and/or forfeited	(553,172)	$2.29
Options expired	(182,467)	$1.14
Balances, December 31, 2023	2,375,174	$0.29	6.3	$1,151,335	(B)
Options granted	24,591,242	$0.06
Options exercised	(16,096)	$2.34
Options cancelled and/or forfeited	(7,560,826)	$0.72
Options expired	(182,546)	$4.32
Balances, December 31, 2024	19,206,948	$0.11	9.4	$956,455	(C)

Options exercisable as of December 31, 2023	1,797,816	$0.25	6.1	$913,130	(B)
Options expected to vest after December 31, 2023	577,358	$0.40	7.1	$238,205	(B)

Options exercisable as of December 31, 2024	4,242,066	$0.12	8.2	$720,291	(C)
Options expected to vest after December 31, 2024	14,964,882	$0.10	9.7	$2,540,997	(C)

____________

(A) = 2022 aggregate intrinsic value = $0.73 — exercise price x no. of shares

(B) = 2023 aggregate intrinsic value = $0.73 — exercise price x no. of shares

(C) = 2024 aggregate intrinsic value = $0.06 — exercise price x no. of shares

Stock options granted to employees, outside consultants and non-employees from the Company’s Stock Plan generally have a four-year vesting period and expire in ten years. The total fair value of options granted for the years ended December 31, 2023 and 2024, was approximately $998,729 or $0.73 per share and $1,475,475 or $0.06 per share, respectively.

The stock options were valued using the Black-Scholes option valuation model which requires the use of highly subjective assumptions to determine the fair value of stock-based awards. The assumptions used in the Company’s option-pricing model represent management’s best estimates. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment. If factors change and different assumptions are used, the Company’s stock-based compensation expense could be materially different in the future. The assumptions and estimates that the Company used in the Black-Scholes model are as follows:

	Year Ended December 31,
	2023	2024
Expected term (years)	5.52 – 6.08	5.27 – 6.08
Risk free interest rate	2.8%	4.67%
Expected volatility	75%	70%
Annual dividend yield	0%	0%

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 8 — STOCK BASED COMPENSATION (cont.)

Fair Value of Common Stock.    The estimated fair value of the common stock underlying the Company’s stock options was determined at each grant date. All options to purchase shares of our common stock are intended to be exercisable at a price per share not less than the per-share fair value of the Company’s common stock underlying those options on the date of grant. In the absence of a public trading market for our common stock, on each grant date, we develop an estimate of the fair value of our common stock based on the information known to the Company on the date of grant, upon a review of any recent events and their potential impact on the estimated fair value per share of the common stock and in part on input from an independent third-party valuation. Accordingly, the fair value of common stock used for grants was $0.73 and $0.06 per share for grants in 2023 and 2024, respectively.

Risk-Free Interest Rate.    The risk-free interest rate assumption for options granted is based upon observed interest rates on the United States government securities appropriate for the expected term of the Company’s employee stock options.

Expected Term.    The expected term represents the period that the Company’s stock-based awards are expected to be outstanding. Because of the limitations on the sale or transfer of the Company’s common stock as a privately held company, the Company does not believe its historical exercise pattern is indicative of the pattern it will experience as a publicly traded company. The Company has consequently used the Staff Accounting Bulletin 110, or SAB 110, simplified method to calculate the expected term, which is the average of the contractual term and vesting period. The Company plans to continue to use the SAB 110 simplified method until it has sufficient trading history as a publicly traded company.

Volatility.    The Company determined the expected volatility assumption for options granted using the historical volatility of comparable public company’s common stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company’s common stock has enough market history to use historical volatility.

Dividend Yield.    The dividend yield assumption for options granted is based on the Company’s history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its common stock, and the Company does not anticipate paying any cash dividends in the foreseeable future, and therefore has used an expected dividend yield of zero.

Total stock-based compensation expense for employees and non-employees recognized in the statements of operations was as follows:

	Year Ended December 31,
	2023	2024
Cost of revenue	$27,075	$32,295
General and administrative	555,171	310,782
Sales and marketing	112,683	37,394
Product development	151,361	174,105
Total stock-based compensation expense	$846,290	$554,576

As of December 31, 2024, the remaining unrecognized stock-based compensation cost relating to nonvested stock options without performance conditions granted to the Company’s employees and consultants was approximately $1,178,242, which will be recognized over the remaining average vesting period of approximately 3 years.

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 9 — INCOME TAXES

Net loss before income tax provision for the years ended December 31, 2023 and 2024 of $46.8 million and $51.6 million respectively, is attributable to the United States and Canada.

The following table presents the current and deferred tax provision for federal and state income taxes for the years ended December 31:

	Year Ended December 31,
	2023	2024
Current:
Federal	$—	$—
State	800	800
Foreign	—	—
Total current	800	800
Deferred:
Federal	—	—
State	—	—
Foreign	—	—
Total deferred	—	—
Total provision	$800	$800

The following is a reconciliation of the provision for income taxes at the statutory federal income tax rate compared to the Company’s provision for income taxes for the years ended December 31:

	Year Ended December 31,
	2023	2024
Statutory federal income tax rate	$(9,836,376)	$(10,833,323)
State income taxes, net of federal tax benefits	(2,827,517)	(2,895,476)
Foreign income taxes	(26,036)	(40,688)
Valuation allowance	11,217,820	11,545,302
Stock based compensation	80,006	82,879
Non-deductible interest	649,803	2,151,669
Non-deductible expenses	16,849	19,521
Warrant expense	151,010	—
Foreign rate differential	36,450	56,963
ERC refund	160,039	—
Other	378,752	(86,047)
Tax provision	$800	$800

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 9 — INCOME TAXES (cont.)

The components of our deferred tax assets (liabilities) for federal, state, and foreign income taxes consisted of the following as of December 31:

	Year Ended December 31,
	2023	2024
Net operating loss carryforwards	$47,444,531	$58,065,822
State deferred	(3,443,314)	(4,206,505)
Accrued expenses	487,708	478,803
Warranty reserve	972,746	816,869
Deferred revenue	190,763	236,853
Allowance for inventory reserve	1,666,065	1,737,364
Stock based compensation	286,489	37,256
Fixed assets and intangibles	(8,005)	(11,996)
R&D capitalized costs	4,219,350	6,235,795
Right-of-use asset	(268,517)	(290,557)
Right-of-use lease liability	297,143	290,557
Total	51,844,959	63,390,261
Valuation allowance	(51,844,959)	(63,390,261)
Net deferred tax assets	$—	$—

As of December 31, 2023 and 2024, the Company had deferred tax assets of approximately $51.8 million and $63.4 million, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, of which the amount and time are uncertain. Accordingly, the net deferred tax asset has been fully offset by a valuation allowance. The net valuation allowance increased by approximately $11.2 million and $11.5 million for the years ended December 31, 2023 and 2024, respectively.

As of December 31, 2023 and 2024, the Company had federal net operating loss carryforwards of approximately $152.7 million and $185.3 million, respectively, and California net operating carryforwards of approximately $173.3 million and $215.5 million, respectively. The federal and California net operating loss carryforwards will begin expiring in 2029 and 2030, respectively, if not utilized. Further, $165.4 million of the $185.3 million federal net operating loss carryforwards at December 31, 2024 is noted to be indefinite and shall not expire.

Utilization of the Company’s net operating loss carryforwards may be subject to an annual limitation due to the ownership percentage change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of the net operating loss before utilization.

The Company’s major tax jurisdictions are the United States and California. The Company is not under examination by the federal or state taxing authorities. The Company generally is no longer subject to tax examinations for years prior to 2022 for federal and 2021 for California purposes. However, if loss carryforwards of tax years prior to 2022 are utilized in the federal jurisdiction or prior to 2021 in California, these tax years may become subject to investigation by the tax authorities.

The Company has not identified any unrecognized tax benefits or uncertain tax positions. No liability on uncertain tax position is recorded on the financial statements as of December 31, 2024. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the provision for income taxes. Management has determined that no accrual for interest and penalties was required as of December 31, 2024. The Company does not expect that its assessment regarding unrecognized tax benefits and uncertain tax positions will materially change over the following 12 months.

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 10 — COMMITMENTS AND CONTINGENCIES

Operating Leases

The Company leases office and warehouse space under various non-cancellable operating lease agreements. Total rent expense for all operating leases in the statements of operations was $916,315 and $925,521 for the years ended December 31, 2023 and 2024, respectively.

Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Variable lease payments include certain non-lease components (such as parking, maintenance and other services provided by the lessor), and other charges included in the lease. Variable lease payments are excluded from future minimum lease payments and expensed as incurred.

In March 2016, the Company entered into a lease for office space for its corporate headquarters in Foster City, California, with the expiration date of April 2023. The Company amended the lease agreement on December 1, 2021 to extend the period to May 31, 2025. On November 20, 2024 Company amended the lease to extend the lease for an additional 8 months. This lease term shall commence June 1, 2025 and terminates on February 28, 2026.

In November 2014, the Company entered into a lease for office and warehouse space in Hayward, California. The term of the lease commenced in February 2015 and initially expired in January 2018 until subsequently extended until February 2023. On November 23, 2021 Company amended the lease to extend the lease term for an additional 24 months. This lease term shall commence March 1, 2023 and terminates on February 28, 2024. On February 07, 2024 Company amended the lease to extend the lease for an additional 24 months. This lease term shall commence March 1, 2024 and terminates on February 28, 2025. On December 09, 2024 Company amended the lease to extend the lease for an additional 12 months. This lease term shall commence March 1, 2025 and terminates on February 28, 2026.

In November 2019, the Company entered into a three-year, one-month operating lease for office and warehouse space, in Stockton, California, which will expire in November 2023. On July 18, 2023 Company amended the lease to extend the lease term. This lease term shall commence November 15, 2023 and terminates on December 13, 2025.

In September 2024, the Company entered into a one-year, three-month operating lease for an additional warehouse space, in Stockton, California, the lease terms shall commence October 2, 2024 and terminates on January 1, 2026.

In January 2023, the Company entered into a lease for office space for its operations in Novi, Michigan, with the expiration date of December, 31 2025.

In October 2023, the Company entered into a lease for warehouse space in Sturgis, Michigan. The term of the lease is the period of three (3) consecutive calendar months commencing on the Lease Commencement date and each anniversary date during the lease term(s).

As of December 31, 2024, the weighted average remaining lease term was 1.11 years. The weighted average incremental borrowing rate used in calculating operating lease liabilities as of December 31, 2024 was 12.5%.

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 10 — COMMITMENTS AND CONTINGENCIES (cont.)

As of December 31, 2024, the total future minimum payments required under these non-cancellable lease agreements are as follows:

Year ending December 31:
2025	949,482
2026	98,388
2027	—
2028	—
2029	—
Thereafter	—
Total minimum lease payments	1,047,870
Less: interest	(74,155)
Present value of lease obligations	973,715
Less: current portion	(888,171)
Noncurrent portion	$85,544

Legal Matters

In December 2019, the Company and the California Energy Commission (CEC) entered into a settlement agreement whereby the Company would pay CEC $2.1 million, payable in monthly installments of $57,409 over a 36-month period. The CEC agreed to defer monthly installments from May 2020 to November 2021 due to the toll of the pandemic on the Company’s operations. Further, the Company was required to complete the remaining work and perform data collection under two of the grants at its own expense and the Company will not be compensated for this work. In return, the Company will be allowed to utilize certain equipment purchased with CEC grants. As of December 31, 2022, the Company owed $461,272 under this settlement agreement, which is included in accrued liabilities and the balance was fully settled in 2023.

On May 8, 2023, the Company filed an administrative Trademark Trial and Appeal Board (TTAB) opposition to Motive Technologies, Inc.’s application(s) to use its “Motive” mark in association with various international classes of goods and services. An adverse decision in the matter would have no direct pecuniary cost to the Company, but could affect the Company’s ability to use its marks in the disputed classes of goods and services.

Aside from these matters, the Company is currently not involved with and does not know of any pending or threatened litigation against the Company.

NOTE 11 — NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders:

	Year Ended December 31,
	2023	2024
Numerator:
Net loss	$(46,840,694)	$(51,588,050)
Undeclared dividend on Series C-3, C-2, C-1, B, A-2, and A-1 preferred shares	(10,556,724)	—
Net loss used in the calculation of basic and diluted loss per share	$(57,397,418)	$(51,588,050)
Denominator:
Weighted average number of shares used to compute basic and diluted net loss per common stock	775,045	789,702
Net loss per share, basic and diluted	$(74.1)	$(65.3)

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 11 — NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS (cont.)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	As of December 31,
	2023	2024
Conversion of Series A preferred stock	—	44,866,071
Conversion of Series A-1 preferred stock	918,701	—
Conversion of Series A-2 preferred stock	3,748,204	—
Conversion of Series B preferred stock	1,300,000	—
Conversion of Series C-1 preferred stock	286,174	—
Conversion of Series C-2 preferred stock	477,116	—
Conversion of Series C-3 preferred stock	1,806,020	—
Series C-3 Warrants	334,516	334,516
Exercise of outstanding options	2,375,174	19,206,948
Total	11,245,905	64,407,535

The Company calculates basic and diluted net loss per share by dividing the net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is the same as basic net loss per share, since the effects of potentially dilutive securities (such as convertible preferred stock, convertible note payable, stock options and warrants) are antidilutive.

NOTE 12 — SEGMENT REPORTING:

ASC 280, “Segment Reporting” establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organization structure as well as information about services categories, business segments and major customers in financial statements. The Company has only one reportable segment, Motiv Product Segment, as all their research and development activities are related the development of the Motiv Product Segment. Since the Company operates in one operating segment, all required financial segment information can be found in the consolidated financial statements.

The Company adheres to the provisions of ASC 280, Segment Reporting, which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in financial statements issued to shareholders. As the Company is currently involved in the development of one product, the Platform, the Company has determined that it operates in a single reportable segment. The Company’s Chief Operating Decision Maker (CODM), its Chief Executive Officer (CEO), reviews the consolidated results of operations when making decisions about allocating resources and assessing the performance of the Company as a whole and, hence, the Company has only one reportable segment. The Company’s assets are located in the United States of America.

MOTIV POWER SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2023 AND 2024

NOTE 13 — SUBSEQUENT EVENTS

The Company has evaluated all events or transactions that occurred after December 31, 2024 up through August 29, 2025, which is the date that the financial statements were available to be issued.

Senior Secured Promissory Notes

On February 14, 2025, February 21, 2025 and April 23, 2025 the Company amended and restated the A&R Senior Note to provide for additional $5,000,000 loan advances. On June 23, 2025 and August 11, 2025, the “Company” further amended and restated the A&R Senior Note to provide for additional loan advances of $3,000,000 and $4,000,000 respectively, each with an interest rate of 20% per annum, compounded monthly. The A&R Senior Note matures on October 31, 2025 and is subject to acceleration and an additional 5% of interest if certain events of default occur.

Workhorse Group and Motiv Electric Trucks Merger Agreement

On August 15, 2025, the Company and Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse”) announced that they have entered into a definitive merger agreement. Under the terms of the merger agreement, following the completion of the all-stock transaction, pre-merger Motiv investors will initially own approximately 62.5% of the combined company and Workhorse shareholders will maintain a significant equity stake (approximately 26.5%). The transaction is expected to close in the fourth quarter of 2025, subject to Workhorse shareholder approval and other customary closing conditions. All of the proceeds from the merger with Workhorse are expected to be used to satisfy the outstanding principal and accrued interest on the “A&R notes” (~$101M at the date the merger agreement was signed). There is expected to be no distribution to the Company’s equity holders.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

WORKHORSE GROUP INC.,

OMAHA INTERMEDIATE 2, INC.,

OMAHA INTERMEDIATE, INC.,

OMAHA MERGER SUBSIDIARY, INC.

and

MOTIV POWER SYSTEMS, INC.

Dated as of August 15, 2025

Annex A-i

Annex A-ii

Exhibit A — FIRPTA Certificate

Exhibit B — Form of Company Support Agreement

Exhibit C — Form of Parachute Payment Cutback Agreement

Annex A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 15, 2025, by and among Workhorse Group Inc., a Nevada corporation (“Parent”), Omaha Intermediate 2, Inc., a Delaware corporation (“Intermediate Parent”), Omaha Intermediate, Inc., a Delaware corporation (“Intermediate”), Omaha Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and Motiv Power Systems, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”). Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a direct, wholly-owned subsidiary of Intermediate and an indirect, wholly-owned subsidiary of Parent;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the transactions contemplated hereby;

WHEREAS, the Company Board has approved this Agreement and the Merger, with the Company continuing as the Surviving Company (as defined below), after the Effective Time (as defined below), pursuant to which each share of Company Capital Stock shall be converted into the right to receive a number of shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) equal to its applicable portion, if any, of the Capital Stock Merger Consideration, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Intermediate Parent is a newly incorporated Delaware corporation that is wholly-owned by Parent, Intermediate is a newly incorporated Delaware corporation that is wholly-owned by Intermediate Parent and Merger Sub is a newly incorporated Delaware corporation that is wholly-owned by Intermediate that has been formed for the sole purpose of effecting the Merger;

WHEREAS, effective as of the Closing, the certificate of incorporation of Parent shall be amended in a form to be mutually agreed to by Parent and the Company (the “Parent Charter Amendment”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the issuance of shares of Parent Common Stock to the debtholder(s) and stockholders of the Company pursuant to this Agreement, (iii) determined and declared that the Charter Amendment Proposal is advisable and in the best interests of Parent and its stockholders, (iv) determined and declared that the Reverse Stock Split Proposal is advisable and in the best interests of Parent and its stockholders, (v) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to authorize the issuance of the Parent Common Stock in accordance with Nasdaq Listing Rule 5635 (the “Nasdaq Issuance Proposal”), (vi) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to authorize the increase in the total authorized shares for issuance under the Parent 2023 Long-Term Incentive Plan to an amount that is mutually agreed by Parent and the Company (the “Equity Plan Proposal”), (vii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, as promptly as practicable after the form thereof is mutually agreed to by Parent and the Company, that the stockholders of Parent vote to approve an amendment to Parent’s articles of incorporation in the form of the Parent Charter Amendment (the “Charter Amendment Proposal”), and (viii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, as promptly as practicable after the terms thereof are mutually agreed by Parent and the Company, that the stockholders of Parent vote to approve the Reverse Stock Split (the “Reverse Stock Split Proposal”);

WHEREAS, the board of directors of each of Intermediate Parent, Intermediate and Merger Sub has (i) determined that the transactions contemplated hereby are fair to, advisable and in the best interests of Merger Sub and its sole stockholder (Intermediate), Intermediate and its sole stockholder (Intermediate Parent) and Intermediate Parent and its sole stockholder (Parent), (ii) approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this

Annex A-1

Agreement, that each of Parent, as the stockholder of Intermediate Parent, Intermediate Parent, as the stockholder of Intermediate, and Intermediate, as the stockholder of Merger Sub, votes to adopt this Agreement and thereby approve the transactions contemplated hereby;

WHEREAS, Parent, Intermediate Parent, Intermediate, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

WHEREAS, concurrently with and as a condition to the execution and delivery of this Agreement, Parent, Workhorse Motor Works Inc (“Parent Property Sub”) and Mango Workhorse LLC have executed a sale and leaseback transaction (the “Sale and Leaseback Transaction”), pursuant to which Parent Property Sub sold its Union City, Indiana manufacturing facility and campus (the “Property”) to Mango Workhorse LLC, and Parent subsequently leased back the Property from Mango Workhorse LLC;

WHEREAS, concurrently with and as a condition to the execution and delivery of this Agreement, Parent used certain of the proceeds from the Sale and Leaseback Transaction to repurchase and retire certain then-outstanding indebtedness and warrants of Parent from the holders thereof (collectively, the “Parent Lenders”) pursuant to those refinancing agreements by and between Parent and the Parent Lenders of even date herewith (the “Parent Refinancing Agreements”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Motive GM Holdings II LLC have executed a convertible note in Parent (the “Convertible Financing”);

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement of Parent’s willingness to enter into this Agreement, the stockholders of the Company listed on Section A of the Company Disclosure Letter have entered into the Company Support Agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the “Company Support Agreement”), pursuant to which such stockholders have, subject to the terms and conditions set forth therein, agreed to vote all of their respective shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the transactions contemplated hereby; and

WHEREAS, it is expected that concurrently with the execution and delivery of this Agreement, the stockholders of the Company will execute an action by written consent by the holders of (i) at least a majority of the voting power of outstanding shares of Company Capital Stock, and (ii) at least a majority of the outstanding shares of Company Preferred Stock, approving and adopting this Agreement (collectively, subclauses (i) and (ii), the “Company Stockholder Approval”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Intermediate Parent, Intermediate, Merger Sub and the Company hereby agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

Section 1.1 Certain Definitions. For purposes of this Agreement:

(a) “Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Parent relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

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(b) “Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other party) that could reasonably be expected to lead to an Acquisition Proposal.

(c) “Acquisition Proposal” means, with respect to either Parent or the Company, any proposal or offer from any Person (other than Parent or the Company, as applicable, or their respective Representatives) providing for an Acquisition Transaction.

(d) “Acquisition Transaction” means any transaction or series of related transactions (other than the Convertible Financing) involving:

(i) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (A) in which a party is a constituent entity, (B) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries or (C) in which a party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; or

(ii) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value of the fair market value of the assets of a party and its Subsidiaries, taken as a whole.

(e) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(f) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

(g) “Company 2010 Equity Incentive Plan” means the Company’s 2010 Equity Incentive Plan, as amended.

(h) “Company 2020 Equity Incentive Plan” means the Company’s 2020 Equity Incentive Plan, as amended.

(i) “Company Adjustment Amount” means the quotient of (a) the Company Equity Value, divided by (b) the sum of (i) the Company Equity Value, plus (ii) the Parent Equity Value.

(j) “Company Capitalization Representations” means each of the representations and warranties of the Company set forth in Section 4.2(a).

(k) “Company Capital Stock” means the outstanding shares of Company Common Stock and Company Preferred Stock.

(l) “Company Charter” means the Company’s Fourth Amended and Restated Certificate of Incorporation, dated as of June 14, 2024, as amended by that First Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation, dated as of October 3, 2024.

(m) “Company Common Stock” means the outstanding shares of common stock of the Company with a par value per share of $0.001.

(n) “Company Equity Incentive Plans” means the Company 2010 Equity Incentive Plan and the Company 2020 Equity Incentive Plan.

(o) “Company Equity Value” means the sum of, as determined pursuant to Section 7.16, (a) $50,000,000, minus (b) any undisclosed liability outside of the ordinary course of business of the Company greater than $500,000 individually or in the aggregate that arises or is disclosed after the date hereof and prior to Closing (which for the sake of clarity shall not include Transaction Expenses).

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(p) “Company Fundamental Representations” means each of the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5(a), and Section 4.23.

(q) “Company Indebtedness” means, with respect to the Company and its Subsidiaries, as of any time, without duplication, (i) all indebtedness for borrowed money of the Company or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of the Company, and (iii) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company, (iv) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of the Company, and (v) all obligations of the Company for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against. Notwithstanding the foregoing, the parties expressly acknowledge and agree that the Debt Financing Agreement will not constitute Company Indebtedness for purposes hereunder.

(r) “Company Indebtedness Merger Shares” means, the number of shares of Parent Common Stock (rounded up to the nearest whole share) to be issued to satisfy and cancel the Company Indebtedness as of the Closing Date pursuant to Section 7.16(a), which shall be a number of shares of Parent Common Stock equal to the Company Merger Shares; provided, however, that if the fair market value of the Company Merger Shares is greater than the Company Indebtedness as of the Closing Date, the Company Indebtedness Merger Shares issuable in satisfaction of the Company Indebtedness shall be reduced to that number of shares of Company Merger Shares sufficient to satisfy and cancel the full value of the Company Indebtedness, with the balance of the Company Merger Shares then to be issued to holders of Company Capital Stock pursuant to Section 3.1(a)(i) (such balance, the “Company Merger Shares Post-Payment of Company Indebtedness”).

(s) “Company Merger Shares” means product determined by multiplying (a) the quotient obtained by dividing (i) the Parent Outstanding Shares by (ii) the Parent Adjustment Amount, by (b) the Company Adjustment Amount.

(t) “Company Options” means options or other rights to purchase shares of Company Common Stock issued by the Company.

(u) “Company Owned IP” means all Intellectual Property owned by the Company and its Subsidiaries in whole or in part.

(v) “Company Preferred Stock” means the outstanding shares of preferred stock of the Company with a par value per share of $0.001, including, for the avoidance of doubt, the Company Series A Preferred Stock.

(w) “Company Series A Preferred Stock” means the outstanding shares of Company Preferred Stock designated as Series A Preferred Stock.

(x) “Company Triggering Event” shall be deemed to have occurred if: (i) the Company Board shall have approved, endorsed or recommended any Acquisition Proposal, (ii) the Company Board shall have made a Company Board Adverse Recommendation Change, or (iii) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4).

(y) “Company Warrant” means each warrant to purchase Company Capital Stock.

(z) “Confidentiality Agreement” means that certain mutual non-disclosure agreement, dated as of March 20, 2025, between the Company and Parent.

(aa) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(bb) “Intellectual Property” means all intellectual property rights of any kind or nature in any jurisdiction throughout the world, including all of the following to the extent protected by applicable law: (i) trademarks or service marks (whether registered or unregistered), trade names, domain names, social media user

Annex A-4

names, social media addresses, logos, slogans, and trade dress, including applications to register any of the foregoing, together with the goodwill symbolized by any of the foregoing; (ii) patents, utility models and any similar or equivalent statutory rights with respect to the protection of inventions, and all applications for any of the foregoing, together with all re-issuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (iii) copyrights (registered and unregistered) and applications for registration; (iv) trade secrets and customer lists, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, and other confidential information (“Trade Secrets”); and (v) any other proprietary or intellectual property rights of any kind or nature.

(cc) “knowledge” means, with respect to (i) the Company, the actual knowledge of those individuals set forth in Section 1.1(cc) of the Company Disclosure Letter after reasonable inquiry of such individual’s direct reports regarding the matter at issue and (ii) Parent, Intermediate Parent, Intermediate or Merger Sub, the actual knowledge of those individuals set forth in Section 1.1(cc) of the Parent Disclosure Letter after reasonable inquiry of such individual’s direct reports regarding the matter at issue. With respect to Intellectual Property, “knowledge” or “known” does not require the Company or Parent, as applicable, to conduct, have conducted, obtain, have obtained, review or have reviewed any freedom-to-operate opinions or similar opinions of counsel or any patent, trademark or other Intellectual Property clearance searches or search for or review any prior art.

(dd) “Nasdaq” means the Nasdaq Stock Market, LLC.

(ee) “Nasdaq Reverse Stock Split” means a reverse stock split of all issued and outstanding shares, or all of the authorized and issued and outstanding shares, as applicable, of Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and the Company that is effected by Parent for the purpose of maintaining compliance with Nasdaq continued listing standards or for the purpose of complying with Nasdaq initial listing standards.

(ff) “Parent 2017 Incentive Stock Plan” means Parent’s 2017 Incentive Stock Plan, as amended.

(gg) “Parent 2019 Stock Plan” means Parent’s 2019 Stock Plan, as amended.

(hh) “Parent 2023 Long-Term Incentive Plan” means Parent’s 2023 Long-Term Incentive Plan, as amended.

(ii) “Parent Adjustment Amount” means the quotient of (a) the Parent Equity Value, divided by (b) the sum of (i) the Company Equity Value, plus (ii) the Parent Equity Value.

(jj) “Parent Capitalization Representations” means the representations and warranties of Parent, Intermediate Parent, Intermediate and Merger Sub set forth in Section 5.2(a).

(kk) “Parent Equity Plans” means the Parent 2017 Incentive Stock Plan, the Parent 2019 Stock Plan and the Parent 2023 Long-Term Incentive Plan.

(ll) “Parent Equity Value” means the sum of, as determined pursuant to Section 7.16, (a) $30,000,000, minus (b) any undisclosed liability outside of the ordinary course of business of Parent greater than $500,000 individually or in the aggregate that arises or is disclosed after the date hereof and prior to Closing (which for the sake of clarity shall not include Transaction Expenses).

(mm) “Parent Fundamental Representations” means each of the representations and warranties of Parent, Intermediate Parent, Intermediate and Merger Sub set forth in Section 5.1(a), Section 5.1(b), Section 5.2, Section 5.3, Section 5.4, Section 5.5(a), Section 5.6(i), Section 5.21 and Section 5.23.

(nn) “Parent Indebtedness” means, with respect to Parent as of any time, without duplication, (i) all indebtedness for borrowed money of Parent or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such time of Parent, and (iii) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by Parent, (iv) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any indebtedness of Parent, and (v) all obligations of Parent for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against. Notwithstanding anything to the contrary

Annex A-5

contained herein, “Parent Indebtedness” shall not include the Convertible Financing or the Debt Financing Agreement, or any item that would otherwise constitute “Parent Indebtedness” that is an obligation between Parent and any wholly owned Subsidiary of Parent or between any two or more wholly owned Subsidiaries of Parent.

(oo) “Parent Outstanding Shares” means the total number of shares of Parent Common Stock outstanding on a fully diluted basis immediately prior to the Effective Time (including, without limitation, taking into account the effects of the Nasdaq Reverse Stock Split). For clarity, (i) all shares issued to, or that may be issuable to, the Parent Lenders pursuant to existing agreements with the Parent Lenders or the Parent Refinancing Agreements and (ii) all outstanding Parent Options, restricted stock, restricted stock units, warrants, conversion rights, exchange rights or any other rights to receive shares of Parent Common Stock, assuming their exercise, conversion, or exchange, as applicable, which exist or are reserved for issuance by Parent shall be included in the total number of shares of Parent Common Stock for purposes of determining the Parent Outstanding Shares, to the extent not terminated prior to the Closing, and no shares issuable in connection with the Convertible Financing shall be included in the Parent Outstanding Shares.

(pp) “Parent Owned IP” means all Intellectual Property owned by Parent and its Subsidiaries, in whole or in part.

(qq) “Parent Restricted Stock Awards” means each award with respect to a share of Parent Common Stock outstanding under any Parent Plan subject to risk of forfeiture or repurchase by Parent.

(rr) “Parent Triggering Event” shall be deemed to have occurred if: (i) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (ii) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or approved, endorsed or recommended any Acquisition Proposal or (iii) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 6.4).

(ss) “Permitted Parent Liens” means (i) Liens for Taxes and assessments not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice and (iii) Liens disclosed in the Parent SEC Documents.

(tt) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(uu) “Proxy Statement” means the proxy statement to be sent to Parent’s stockholders in connection with the Parent Stockholder Meeting, as may be amended or supplemented.

(vv) “Representative” means a party’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

(ww) “SEC” means the Securities and Exchange Commission.

(xx) “Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

(yy) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(zz) “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (i) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement and (ii) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to this Agreement to amend the terms of the Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the transactions contemplated hereby.

Annex A-6

(aaa) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to (or as directed by) any Governmental Entity or any other Person with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(bbb) “Taxes” means all U.S. federal, state and local and non-U.S. net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, imputed underpayment, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies in the nature of a Tax (whether imposed, assessed, determined, administered, enforced or collected directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (or attributable to the nonpayment thereof).

(ccc) “Transaction Expenses” means the aggregate amount (without duplication) of all costs, fees and expenses incurred by third party service providers of the Company or Parent, as applicable, for services rendered to the Company or Parent, as applicable, in connection with the transactions contemplated by this Agreement.

Section 1.2 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 1.3 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Article II
THE MERGER

Section 2.1 Formation of Intermediate Parent, Intermediate and Merger Sub. Parent has caused each of Intermediate Parent, Intermediate and Merger Sub to be organized under the laws of the State of Delaware.

Section 2.2 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving company of the Merger (the “Surviving Company”) and a wholly-owned, direct subsidiary of Intermediate.

Section 2.3 Closing. Unless this Agreement is earlier terminated pursuant to the provisions of Article IX, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the consummation of the Merger (the “Closing”) shall take place remotely by the electronic exchange of documents, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article VIII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), unless another time, date and place is mutually agreed upon by Parent and the Company in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.”

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Section 2.4 Effective Time. Upon the terms and subject to the provisions of this Agreement, at the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger with respect to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), in such form as is required by, and executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.5 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 2.6 Parent Governance.

(a) Parent Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Parent shall be amended in the form of the Parent Charter Amendment by filing the Parent Charter Amendment with the Secretary of State of Nevada, until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) Parent Bylaws. The Bylaws of Parent shall remain in effect as of and following the Effective Time, until thereafter amended in accordance with their terms and as provided by applicable Law.

(c) Board of Directors. The parties shall take all action necessary (including, to the extent necessary, removing and/or procuring the resignation of any directors on the Parent Board immediately prior to the Effective Time) so that, as of the Effective Time, the number of directors that comprise the full Board of Directors of Parent shall be seven (7) (or such other number of directors as Parent and the Company may mutually agree), and such Board of Directors shall upon the Effective Time initially consist of the Persons determined in accordance with Section 2.6(c) of the Parent Disclosure Letter.

(d) Parent Officers. The parties shall take all action necessary (including, to the extent necessary, procuring the resignation or removal of any officers of Parent immediately prior to the Effective Time) so that, as of the Effective Time, Parent’s officers shall initially consist of the persons designated by the Company prior to the Effective Time.

Section 2.7 Surviving Company Governance.

(a) Surviving Company Certificate of Incorporation. At the Effective Time, the Certificate of Incorporation of the Surviving Company shall, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth in an exhibit to the Certificate of Merger, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Company until thereafter amended in accordance with applicable Law.

(b) Surviving Company Bylaws. At the Effective Time, the Bylaws of the Surviving Company shall be amended and restated to read in their entirety as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that references to the name of Merger Sub shall be replaced with references to the name of the Surviving Company), and, as so amended and restated, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable Law.

(c) Surviving Company Directors. The directors of Parent immediately following the Effective Time shall be the directors of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

(d) Surviving Company Officers. The officers of Parent immediately following the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

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Article III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

Section 3.1 Treatment of Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Intermediate Parent, Intermediate, Merger Sub, the Company or the holders of any shares of capital stock of Parent, Intermediate Parent, Intermediate, Merger Sub or the Company:

(i) Subject to Section 3.3(f), if there is Merger Consideration remaining to be paid after Parent has satisfied the payment of the Company Indebtedness Merger Consideration, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares or Dissenting Shares) shall be converted into and become exchangeable for the right to receive its allocation of the Company Merger Shares Post-Payment of Company Indebtedness as determined in accordance with the Company Charter (the “Capital Stock Merger Consideration”). As of the Effective Time, all such shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Capital Stock Merger Consideration. For the sake of clarity and avoidance of doubt, the Capital Stock Merger Consideration may equal $0.00 and the applicable Company Capital Stock may be cancelled for no consideration as of the Effective Time.

(ii) At the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of Parent Common Stock, if any, owned by the Surviving Company shall be surrendered to Parent without payment therefor.

(iii) Each share of Company Capital Stock held in the treasury of the Company or owned, directly or indirectly, by Parent, Intermediate Parent, Intermediate, Merger Sub or any Subsidiary of the Company or Parent immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Company.

Section 3.2 Treatment of Company Options and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Intermediate Parent, Intermediate, Merger Sub, the Company or any other Person, each Company Option and Company Warrant that is outstanding and unexercised immediately prior to the Effective Time shall automatically be terminated and cancelled without the payment of any consideration therefor, including any present or future right to receive any portion of the Merger Consideration. The Company shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of Company Options and Company Warrants contemplated by this Section 3.2.

Section 3.3 Exchange and Payment.

(a) Parent shall issue and deposit (or cause to be deposited) with a bank or trust company designated by Parent (the “Exchange Agent”), in trust for the benefit of holders of shares of Company Capital Stock immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), book-entry shares representing the shares of Parent Common Stock issuable pursuant to Section 3.1(a)(i). In addition, Parent shall make available by depositing with the Exchange Agent, as necessary from time to time after the Effective Time any dividends or other distributions payable pursuant to Section 3.3(d). All book-entry shares representing shares of Parent Common Stock, and any dividends or other distributions deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.”

(b) If there is any Capital Stock Merger Consideration payable, then, within ten (10) Business Days after the Effective Time, the parties shall cause the Exchange Agent to mail to each holder of record of Company Capital Stock as of immediately prior to the Effective Time (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to shares of Company Capital Stock shall pass, only upon delivery of the completed letter of transmittal to the Exchange Agent, and which letter shall be in customary form

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and contain such other provisions as Parent or the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of any such share of Company Capital Stock in exchange for the Capital Stock Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.3(d)). Upon submission of a completed letter of transmittal to the Exchange Agent, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Exchange Agent may reasonably require, the applicable holder of Company Capital Stock shall be entitled to receive in exchange for its shares of Company Capital Stock so surrendered pursuant to the completed letter of transmittal (other than Excluded Shares or Dissenting Shares) (A) that number of whole shares of Parent Common Stock (after taking into account all shares of Company Capital Stock then held by such holder) to which such holder of Company Capital Stock shall have become entitled pursuant to Section 3.1(a)(i) (which shall be in uncertificated book-entry form), and (B) any dividends or other distributions payable pursuant to Section 3.3(d). No interest will be paid or accrued on any unpaid dividends and distributions, if any, payable to holders of shares of Company Capital Stock. Until surrendered as contemplated by this Section 3.3, each share of Company Capital Stock shall be deemed after the Effective Time to represent only the right to receive the Capital Stock Merger Consideration payable in respect thereof (together with any dividends or other distributions payable pursuant to Section 3.3(d)).

(c) If payment of the Capital Stock Merger Consideration is to be made to a Person other than the Person in whose name the share of Capital Stock is registered, it shall be a condition of payment that such share of Capital Stock so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Capital Stock Merger Consideration to a Person other than the registered holder of such share of Capital Stock or shall have established to the satisfaction of Parent that such Tax is not applicable.

(d) No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any Company Capital Stock with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof until the holder thereof shall surrender such Company Capital Stock in accordance with this Article III. Following the submission of an executed letter of transmittal in accordance with this Article III, there shall be paid to the record holder thereof, without interest, (A) promptly after such surrender, the amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) The Capital Stock Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.3(d)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

(f) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, with no cash being paid for any fractional share eliminated by such rounding.

(g) Any portion of the Exchange Fund that remains undistributed to the holders of Company Capital Stock six months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any remaining holders of Company Capital Stock (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Company, as general creditors thereof, for payment of the Capital Stock Merger Consideration (together with any dividends or other distributions payable pursuant to Section 3.3(d)) (subject to abandoned property, escheat or other similar laws), without interest.

(h) None of Parent, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of shares of Parent Common Stock, dividends or other distributions with respect thereto properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Company Capital Stock shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Capital Stock Merger Consideration (and all dividends or other distributions with respect to shares of Parent Common Stock) would otherwise escheat to or become the

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property of any Governmental Entity), any such Capital Stock Merger Consideration (and such dividends, distributions and cash) in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(i) The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

(j) If any certificate representing Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such certificate to be lost, stolen or destroyed, then not earlier than the day after the Closing Date, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed certificate the Capital Stock Merger Consideration payable in respect thereof (together with any dividends or other distributions payable pursuant to Section 3.3(d)).

Section 3.4 Withholding Rights. Parent, the Surviving Company and the Exchange Agent (each, a “Withholding Agent”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as any Withholding Agent is required to deduct and withhold under applicable Law; provided that no Withholding Agent shall deduct or withhold from any amount otherwise payable to such Persons set forth on Schedule A to the Company Disclosure Letter hereunder except in the event of a failure by such Persons (as applicable) to provide an IRS Form W-9 with its letter of transmittal or as a result of a change in applicable Law after the date hereof (in which case, the Withholding Agent shall comply with clauses (i) and (ii) below). To the extent that amounts are so deducted and withheld by a Withholding Agent and remitted to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Withholding Agent shall use commercially reasonable efforts to (i) notify each holder of Company Capital Stock at least five (5) Business Days prior to deducting or withholding any amounts of its intent to deduct and withhold and (ii) cooperate with such holder to minimize any such deductions and withholding. The Company shall use commercially reasonable efforts to deliver an affidavit, together with the appropriate notice to the IRS, in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in form and substance substantially identical to Exhibit B, each dated as of the Closing Date, stating that no interest in the Company is a United States real property interest.

Section 3.5 Dissenters Rights. Notwithstanding anything in this Agreement to the contrary, each share of the Company Capital Stock (other than Excluded Shares) outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such shares of the Company Capital Stock in accordance with Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (“Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Capital Stock Merger Consideration but shall be entitled only to such rights as are granted by Section 262 of the DGCL, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Capital Stock Merger Consideration, if any, to which such holder is entitled pursuant to Section 3.1(a)(i), without interest. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of any shares of the Company Capital Stock issued and outstanding immediately prior to the Effective Time, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights to appraisal with respect to the Merger and (b) the opportunity to participate in all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily

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apparent on its face), the Company represents and warrants to Parent, Intermediate Parent, Intermediate and Merger Sub as follows (the term “Company” shall include any Subsidiaries of the Company, mutatis mutandis, except where context dictates otherwise):

Section 4.1 Organization, Standing and Power.

(a) The Company (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, results of operations of the Company, taken as a whole; provided, however, that Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which the Company operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, (5) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof), or (6) any specific action taken (or omitted to be taken) by the Company at or with the express written consent of Parent or required by or expressly permitted by the terms of this Agreement; provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts shall be excluded only to the extent it is not disproportionately adverse to the Company as compared to other participants in the industries in which the Company operates.

(b) The Company has previously made available to Parent true and complete copies of the Company’s Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) and the Certificate of Incorporation and Bylaws of the Company, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of its Certificate of Incorporation or Bylaws.

(c) Except with respect to the extent relating to the transactions contemplated by this Agreement or any other strategic alternatives, or in draft form, and except as may be redacted to preserve a privilege (including attorney-client privilege), the Company has made available to Parent true and complete copies of the minutes of all meetings of the Company’s stockholders, the Company Board, and each committee of the Company Board held since January 1, 2024.

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 82,520,000 shares of Company Common Stock, and 44,866,071 shares of Company Preferred Stock. As of the close of business on August 12, 2025 (the “Company Measurement Date”), (i) 9,619,903 shares of Company Common Stock (excluding treasury shares) were issued and outstanding, (ii) 44,866,071 shares of Company Preferred Stock were issued and outstanding, (iii) 15,492,802 Company Options were issued and outstanding, (iv) 334,516 Company Warrants were issued and outstanding, and (v) no shares of Company Capital Stock were held by the Company in its treasury. Except as set forth above in this Section 4.2(a) or 4.2(b) of the Company Disclosure Letter, all outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. Except as set forth above in this Section 4.2(a) and 4.2(b) of the Company Disclosure Letter, the Company does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company on any matter. Except as set forth above in this Section 4.2(a) and Section 4.2(a) and 4.2(b) of the Company Disclosure Letter

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and except for changes since the close of business on the Company Measurement Date resulting from the exercise of any options or warrants as described above, as of the Company Measurement Date, the Company does not have any outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company, or obligations of the Company to issue, any shares of capital stock of the Company, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or rights or interests described in the preceding clause (C), or (E) obligations of the Company to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. Except as set forth in Section 4.2(a) of the Company Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the Company Measurement Date, of outstanding Company Options and other similar rights to purchase or receive shares of Company Capital Stock under the Company Equity Incentive Plans, or otherwise, and Company Warrants (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of shares of Company Common Stock subject to such Company Stock Award, the name of the agreement under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof, the vesting status, whether the Company Stock Award is a non-statutory stock option or qualifies as an “incentive stock option” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), whether an 83(b) election was timely filed, and whether (and to what extent) the vesting of such Company Stock Award will be accelerated or otherwise adjusted in any way or any other terms will be triggered or otherwise adjusted in any way by the consummation of the Merger and the other transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the Merger. The Company has made available to Parent true and complete copies of all the forms of all award agreements evidencing outstanding Company Stock Awards. The Company does not sponsor, maintain or administer any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the ones issued under the Company Equity Incentive Plans. The Company is not under any obligation to issue shares of Company Capital Stock pursuant to any employee or director stock option, stock purchase or equity compensation plan or arrangement other than the ones issued under the Company Equity Incentive Plans.

Section 4.3 Subsidiaries. Except as set forth on Section 4.3 of the Company Disclosure Letter, (a) the Company does not have, nor has it ever had, any Subsidiaries and (b) the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Intermediate Parent, Intermediate and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

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(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption, and (iv) resolving to recommend that the Company’s stockholders vote in favor of the adoption of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company Capital Stock or other securities required in connection with the consummation of the Merger. Other than the Company Stockholder Approval, no vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company.

Section 4.5 No Conflict; Consents and Approvals.

(a) Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, option, right of first refusal, encumbrance or security interest of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) in or upon any of the properties, assets or rights of the Company under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company is a party or by which the Company or any of its properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or by which the Company or any of its properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”) is required by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.6 Financial Statements.

(a) True and complete copies of the (i) unaudited balance sheet of the Company as at December 31, 2024 and the related unaudited statements of operations, stockholders’ deficit and cash flows of the Company for the fiscal year ended December 31, 2024, together with all related notes thereto as of August 9, 2025, (ii) audited balance sheet of the Company as at December 31, 2023, and the related audited statements of operations,

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stockholders’ deficit and cash flows of the Company for the fiscal year ended December 31, 2023, together with all related notes thereto, accompanied by the reports thereon of the Company’s independent auditors (collectively referred to as the “Company Financial Statements”) and (iii) unaudited balance sheet of the Company as at June 30, 2025 (the “Company Balance Sheet”), and the related statements of operations and cash flows of the Company for the six (6) months ended June 30, 2025 (collectively referred to as the “Company Interim Financial Statements”), are attached hereto as Section 4.6(a) of the Company Disclosure Letter. Except as set forth on Section 4.6(a) of the Company Disclosure Letter, each of the Company Financial Statements and the Company Interim Financial Statements (x) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Company; (y) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto); and (z) fairly present, in all material respects, the financial position, results of operations and cash flows of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein and subject, in the case of the Company Interim Financial Statements, to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material.

(b) The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accounting for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(c) Since January 1, 2025, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.7 No Undisclosed Liabilities. The Company does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of Law) since the date of the Company Balance Sheet that are not individually or in the aggregate in excess of $500,000, or (c) executory obligations under any Contracts to which the Company is a party and which do not result from a breach of such Contract by the Company.

Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the Company Disclosure Letter, since December 31, 2024 until the date hereof: (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, the Company has conducted its business only in the ordinary course consistent with past practice; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) the Company has not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of the Company or any options, warrants, or rights to acquire any such shares or other equity interests, other than pursuant to award agreements underlying Company Stock Awards granted under the Company Equity Incentive Plans in connection with a Company service provider’s termination of service, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests, other than issuances of Company Stock Awards granted to Company service providers under the Company Equity Incentive Plans;

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(b) amended or otherwise changed, or authorized or proposed to amend or otherwise change, its certificate of incorporation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law.

Section 4.9 Litigation. There is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or, to the Company’s knowledge, any basis therefore) pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its properties or assets, or any present or former officer, director or employee of the Company in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $250,000 and (b) does not seek injunctive or other non-monetary relief. Neither the Company nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.10 Compliance with Laws. The Company is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. The Company has not received, as of the three (3) years immediately preceding the date hereof, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company has in effect all permits, licenses, variances, exemptions, applications, approvals, clearances, authorizations, registrations, formulary listings, consents, operating certificates, franchises, orders and approvals of all Governmental Entities necessary and required for it to own, lease or operate its properties and assets and to carry on its businesses and operations as now conducted (collectively, “Permits”), except where such failure would not reasonably be expected to be material to the Company.

Section 4.11 Benefit Plans.

(a) “Company Plans” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, employee loans, vacation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, sponsored, maintained, or contributed to (or required to be contributed to), by the Company for the benefit of any current or former employee or other individual service provider of the Company (or such employee or other individual service provider’s dependents) or with respect to which the Company has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Section 4.11(a) of the Company Disclosure Letter contains a true and complete list of each Company Plan, other than (i) any employment offer letter or other employment agreement that is terminable “at-will” or following a statutory notice period and does not provide for severance, retention, change of control, transaction or similar bonuses, (ii) any individual consulting agreement that is terminable by the Company without advance notice and without any payment (other than payment for services performed prior to termination of the agreement), and (iii) any individual option or other equity award grant notices and agreements that do not materially deviate from the representative forms of such grant notices and agreements made available to Parent. The Company has provided or made available to Parent a current, accurate and complete copy of each Company Plan required to be listed on Section 4.11(a) of the Company Disclosure Letter, or if such Company Plan is not in written form, a written summary of all of the material terms of such Company Plan. With respect to each Company Plan required to be listed on Section 4.11(a) of the Company Disclosure Letter, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) all documents embodying or governing such Company Plan and any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company

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concerning the extent of the benefits provided under a Company Plan, (iv) all non-routine correspondence to and from any governmental agency, and (v) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements, (C) nondiscrimination testing results and (D) actuarial valuation reports.

(b) Neither the Company nor any member of its “Controlled Group” (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Sections 414(b), (c), (m) or (o) of the Code) has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (“Pension Plan”) that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Company Plans:

(i) each Company Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of the Company since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of the Company that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits);

(iv) none of the Company Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation (collectively “COBRA”), and none of the Company or any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of the Company (either individually or to Company employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v) except as set forth on Section 4.11(c)(v) of the Company Disclosure Letter, each Company Plan is subject exclusively to United States Law; and

(vi) except as set forth on Section 4.11(c)(vi) of the Company Disclosure Letter, the execution and delivery of this Agreement, the Company Stockholder Approval, and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of the Company to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d) The Company is not a party to any agreement, contract, arrangement or plan (including any Company Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company is a party or by which the Company is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code.

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(e) Section 4.11(e) of the Company Disclosure Letter contains a true and complete list of each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law). Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Company Plan) so that no amount paid or payable pursuant to any such Company Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law). All Company Stock Awards are exempt from application of Section 409A of the Code.

(f) No Company Plan provides major or supplemental medical health or long-term disability benefits that are not fully insured through an insurance contract.

Section 4.12 Labor and Employment Matters.

(a) The Company is, and for the three (3) years immediately preceding the date hereof has been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. For the last three (3) years immediately preceding the date hereof, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike or lockout against the Company by employees.

(b) No employee of the Company is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company. Except as would not be material, there are no (i) unfair labor practice charges or complaints against the Company pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company that arose out of or under any collective bargaining agreement.

(c) To the knowledge of the Company, no current officer of the Company intends, or is expected, to terminate such individual’s employment relationship with such entity in connection with or as a result of the transactions contemplated hereby.

(d) For the three (3) years immediately preceding the date hereof, (i) the Company has not effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) the Company has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. Except as would not be material, the Company currently properly classifies and, for the last three (3) years immediately preceding the date hereof has properly classified (i) its employees as exempt or non-exempt in accordance with applicable overtime laws, and (ii) its independent contractors in accordance with applicable Law.

(e) Except as set forth on Section 4.12(e) of the Company Disclosure Letter, with respect to any current employee, or officer of the Company, there have been no Actions against the Company pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current employee or officer of the Company, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws.

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(f) Except as set forth on Section 4.12(f) of the Company Disclosure Letter or with respect to any Company Plan (which subject is addressed in Section 4.11 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which the Company is a party.

(g) For the three (3) years immediately preceding the date hereof, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company or any of their respective current directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) the Company has not entered into any settlement agreement for which outstanding obligations remain related to allegations of sexual harassment, discrimination or other misconduct by any of their directors or officers described in clause (i) hereof.

Section 4.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company, (i) the Company has conducted their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) the Company has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company under applicable Environmental Laws; (iv) the Company has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or as a result of any operations or activities of the Company at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company under any Environmental Law; and (vi) the Company nor any of its properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

Section 4.14 Taxes.

(a) The Company has (i) filed all income and other Tax Returns required to be filed by it (taking into account any applicable extensions thereof) (and all such Tax Returns are true, accurate and complete in all material respects); and (ii) paid in full (or caused to be paid in full) all Taxes that are required to be paid by it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All Taxes not yet due and payable by the Company as of the date of the Company Balance Sheet have been, in all respects, properly accrued in accordance with GAAP on the Company Financial Statements, and such Company Financial Statements reflect an adequate reserve (in accordance with GAAP) for

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all Taxes accrued but unpaid by the Company through the date of such financial statements. Since the date of the Company Financial Statements, the Company has not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c) The Company has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No audits or other investigations, proceedings, claims, assessments or examinations by any Governmental Entity (each, a “Tax Action”) with respect to Taxes or any Tax Return of the Company are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of the Company, no such Tax Action is being contemplated. No deficiencies or claims for Taxes have been claimed, proposed, assessed or asserted in writing against the Company by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, the Company has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) The Company has not engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g) The Company (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation, other than any such agreement or obligation which is a customary commercial agreement obligation entered into in the ordinary course of business with vendors, lessors, lenders or the like the primary purpose of which is unrelated to Taxes (each, an “Ordinary Course Agreement”); (ii) has never been a member of a group (other than a group the common parent of which is the Company) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; and (iii) has no liability for the Taxes of any Person (other than the Company) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than any Ordinary Course Agreement) or otherwise by operation of Law.

(h) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to the Company which rulings remain in effect.

(i) The Company will not be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the Company Balance Sheet or received in the ordinary course of business since the date of the Company Balance Sheet, (v) to the Company’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no liens for Taxes upon any of the assets of the Company other than Liens described in clause (i) of the definition of Permitted Company Liens, none of which is material in amount.

(k) The Company has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) The Company has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

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(m) No material claim has been made in writing by any Governmental Entity in a jurisdiction where the Company does not currently file a Tax Return of a certain type or pay Taxes of a certain type that the Company is or may be subject to taxation by such jurisdiction of such type.

(n) There are no outstanding shares of company stock issued in connection with the performance of services (within the meaning of Section 83 of the Code) for which a valid election under Section 83(b) of the Code has not been made.

For purposes of this Section 4.14, where the context permits, each reference to the Company shall include a reference to any person for whose Taxes the Company is liable under applicable Law.

Section 4.15 Contracts.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth each contract that, as of the date of this Agreement, that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), with respect to the Company (assuming the Company were subject to the requirements of the Exchange Act) (all such contracts, in addition to those set forth in Section 4.15(b) of the Company Disclosure Letter, but excluding any Company Plans, “Material Contracts”).

(b) Section 4.15(b) of the Company Disclosure Letter lists the following contracts, in effect as of the date of this Agreement, which involve payment or receipt by the Company in excess of $1,000,000 in the aggregate, which for the purposes of this Agreement shall be considered Material Contracts:

(i) each Contract relating to any agreement of indemnification (not entered into in the ordinary course of business) or guaranty;

(ii) each Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Company to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Surviving Company’s products or services, (B) any most-favored pricing arrangement, (C) any exclusivity provision in favor of a third party, or (D) any non-solicitation provision applicable to the Company, in the case of the foregoing clause (D), which are material to the Company, taken as a whole;

(iii) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $1,000,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Person;

(v) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any Liens (other than Company Permitted Liens) with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company or any other Contract involving Company Indebtedness;

(vi) (A) any Contract involving supply or distribution (identifying any that contain exclusivity provisions), (B) any Contract involving a dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other Contract currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any Contract pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (C) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Contracts entered into in the ordinary course of business;

(vii) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the transactions contemplated hereby or which contains any tail or right of first refusal currently in effect; and

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(viii) each Contract relating to leases of real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company.

(c) (i) Each Material Contract is valid and binding on the Company, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) the Company, and, to the knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default, breach or termination or acceleration event (other than expiration of a Material Contract in accordance with its terms) under any Material Contract by the Company or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default, breach or termination or acceleration event on the part of the Company or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company received any notice of any such material default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto. Except as set forth in Section 4.15 of the Company Disclosure Letter, there are no Material Contracts that are not in written form. No Person is renegotiating, or has a right pursuant to the terms of any Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

Section 4.16 Insurance. The Company is covered by valid and currently effective insurance policies issued in favor of the Company that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. The Company has made available true and complete copies of all material insurance policies issued in favor of the Company, or pursuant to which the Company is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) as of the date of this Agreement, the Company has not received written notice that it is in breach or default, or that it has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. To the knowledge of the Company, no cancellation or termination of any such policy will result from the consummation of the transactions contemplated hereby.

Section 4.17 Properties.

(a) The Company has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company to conduct their respective businesses as currently conducted, free and clear of all Liens other than, except as set forth on Section 4.17(a) of the Company Disclosure Letter, (i) Liens for Taxes and assessments not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company consistent with past practice (“Permitted Company Liens”). The tangible personal property currently used in the operation of the business of the Company is in good working order (reasonable wear and tear excepted), in all material respects.

(b) The Company is in compliance with the terms of all leases to which it is a party, and all such leases are in full force and effect, in all material respects. The Company enjoys peaceful and undisturbed possession under all such leases, in all material respects.

(c) Section 4.17(c) of the Company Disclosure Letter sets forth a true and complete list of (i) all real property owned by the Company and (ii) all real property leased for the benefit of the Company.

(d) This Section 4.17 does not relate to Intellectual Property, which is the subject of Section 4.18.

Section 4.18 Intellectual Property.

(a) Section 4.18(a) of the Company Disclosure Letter sets forth a true and complete list of all of the following that are owned by or licensed to the Company: (i) patents and patent applications; (ii) trademark registrations and applications; (iii) copyright registrations and applications, in each case owned by the Company ((i)-(iii),

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collectively, “Company Registered IP”) and (iv) domain names. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (A) all of the Company Registered IP owned by the Company, and with respect to Company Registered IP not owned by the Company, to the actual knowledge of the Company, is subsisting, (B) any Company Registered IP that is registered or issued is, to the knowledge of the Company, valid and enforceable, (C) as of the date of this Agreement, Company has not received written notice that (x) any such Company Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company Registered IP, or (y) any such action is threatened with respect to any of the Company Registered IP and (D) all Company Registered IP owned by the Company is owned exclusively by the Company, free and clear of any and all Liens (other than Permitted Company Liens), and any Company Registered IP not owned by the Company is, to the knowledge of the Company, free and clear of any and all Liens (other than Permitted Company Liens).

(b) Section 4.18(b) of the Company Disclosure Letter accurately identifies (i) all contracts pursuant to which any Intellectual Property is licensed to the Company (other than (A) any generally commercially available software and Intellectual Property associated with such software, in each case that is licensed on a non-exclusive basis to the Company, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof).

(c) Section 4.18(c) of the Company Disclosure Letter accurately identifies each Company contract pursuant to which any Person has been granted any license (or option to license) or covenant not to sue under, or otherwise has received or acquired any right or interest in, any Company Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company Registered IP licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit).

(d) To the knowledge of Company, the Company Registered IP constitutes all Intellectual Property necessary for Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to non-infringement of Intellectual Property.

(e) The Company has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of the Company, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

(f) (i) To the knowledge of the Company, the conduct of the businesses of the Company, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Company, has not, in the six (6) years immediately preceding the date hereof, infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) the Company has not received any written notice or claim asserting or suggesting that such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, and (iii) to the knowledge of the Company, no Person is infringing, misappropriating, or diluting in any material respect any Company Registered IP.

(g) In the three (3) years immediately preceding the date hereof: (i) the Company has taken commercially reasonable steps designed to protect the confidentiality and security of the computer and information technology systems used by the Company (the “IT Systems”) and the information stored or contained therein or transmitted thereby, in all material respects, and (ii) to the knowledge of the Company, there has been no unauthorized or improper use, loss, access, or transmittal, of such information in the possession or control of the Company.

(h) In the three (3) years immediately preceding the date hereof: (i) to the knowledge of the Company, the Company has complied in all material respects with all Laws relating to privacy and data protection applicable to the collection, retention, protection, and use of information that alone or in combination with other information can be used to identify an individual (“Personal Information”) by the Company (collectively, “Company Privacy Laws”), (ii) no claims by or before any Governmental Entity have been asserted or, to the knowledge of the Company, have been threatened in writing against the Company alleging a violation of any applicable Company Privacy Laws, and (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will

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breach or otherwise violate any applicable Company Privacy Laws in any material respect; and (iv) the Company has taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by the Company against unauthorized or improper use, loss, access, or transmittal.

(i) Except as set forth on Section 4.18(i) of the Company Disclosure Letter, to the knowledge of the Company, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Registered IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of the Company, any claim or right in or to the Company Registered IP.

(j) Except as set forth on Section 4.18(j) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of the rights or obligations of the Company under any agreement under which the Company grants to any Person, or any Person grants to the Company, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of the Company, including any of the agreements listed in Section 4.18(b) or Section 4.18(c) of the Company Disclosure Letter.

Section 4.19 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent, Intermediate Parent, Intermediate or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Surviving Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 4.20 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.21 Related Party Transactions. Except as set forth on Section 4.21 of the Company Disclosure Letter, since January 1, 2023 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between the Company, on the one hand, and the Affiliates of the Company, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (assuming the Company were subject to the requirements of the Exchange Act).

Section 4.22 Certain Payments. Neither the Company nor, to the knowledge of the Company, any of its directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar applicable Law, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 4.23 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 4.23 of the Company Disclosure Letter, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and any Person identified on Section 4.23 of the Company Disclosure Letter pursuant to which such Person could be entitled to any payment from the Company relating to the transactions contemplated hereby.

Section 4.24 Disclosure Documents. The information relating to the Company and its Subsidiaries and stockholders that is provided by or on behalf of the Company for inclusion in the Proxy Statement or any other filing with the SEC in connection herewith will not, (i) in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of Parent and at the time of the Parent

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Stockholder Meeting and (ii) in the case of any other filing with the SEC in connection herewith, at the time such filing is made, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.25 No Other Representations and Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Intermediate Parent, Intermediate, Merger Sub or any other Person on behalf of Parent, Intermediate Parent, Intermediate or Merger Sub makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of Parent, its Subsidiaries or any other Person on behalf of Parent, Intermediate Parent, Intermediate or Merger Sub makes any representation or warranty with respect to any projections or forecasts delivered or made available to the Company or any of its Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent (including any such projections or forecasts made available to the Company and Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and the Company has not relied on any such information or any representation or warranty not set forth in Article V.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT, INTERMEDIATE PARENT, Intermediate AND MERGER SUB

Except (a) as disclosed in the Parent SEC Documents at least three Business Days prior to the date of this Agreement and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein solely under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), each of Parent, Intermediate Parent, Intermediate and Merger Sub represent and warrant to the Company as follows (the term “Parent” shall include any Subsidiaries of Parent, mutatis mutandis, except where context dictates otherwise):

Section 5.1 Organization, Standing and Power.

(a) Each of Parent, Intermediate Parent, Intermediate and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation. Each of Parent, Intermediate Parent, Intermediate and Merger Sub (x) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (y) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (y), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition, or results of operations of Parent; provided, however, that Parent Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industries in which Parent operates, or the economy or the financial, debt, banking, capital, credit or securities markets, in the United States, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, (2) the outbreak or escalation of war or acts of terrorism or any natural disasters, acts of God or comparable events, epidemic, pandemic or disease outbreak (including the COVID-19 virus) or any worsening of the foregoing, or any declaration of martial law, quarantine or similar directive, policy or guidance or Law or other action by any Governmental Entity in response thereto, (3) changes in Law or GAAP, or the interpretation or enforcement thereof, (4) the public announcement of this Agreement, (5) any specific action taken (or omitted to be taken) by Parent at or with the express written consent of the Company or required by or expressly permitted by the terms of this Agreement, (6) a change in the stock price or trading volume of Parent Common Stock or the suspension of trading in or delisting of Parent’s securities on Nasdaq (provided that any facts or circumstances causing such failure

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may be considered to the extent not otherwise excluded by the other provisions hereof) or (7) any failure to meet internal or other estimates, predictions, projections or forecasts (provided that any facts or circumstances causing such failure may be considered to the extent not otherwise excluded by the other provisions hereof); provided, that, with respect to clauses (1), (2) and (3), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately adverse to Parent, as compared to other participants in the industries in which Parent operates.

(b) Parent has previously made available to the Company true and complete copies of the Certificate of Incorporation and Bylaws of each of Parent, Intermediate Parent, Intermediate and Merger Sub, in each case, as amended to the date of this Agreement, and each as so delivered is in full force and effect. None of Parent, Intermediate Parent, Intermediate or Merger Sub is in violation of any provision of their respective Certificate of Incorporation or Bylaws.

(c) Except with respect to the extent relating to the transactions contemplated by this Agreement or any other strategic alternatives, or in draft form, and except as may be redacted to preserve a privilege (including attorney-client privilege), Parent has made available to the Company true and complete copies of the minutes of all meetings of Parent’s stockholders, the Parent Board, and each committee of the Parent Board held since January 1, 2024.

Section 5.2 Capital Stock.

(a) The authorized capital stock of Parent consists of 36,000,000 shares of Parent Common Stock and 75,000,000 shares of preferred stock, par value $0.001 per share, of Parent (the “Parent Preferred Stock”). As of the close of business on August 12, 2025 (the “Measurement Date”), (i) 15,373,266 shares of Parent Common Stock (excluding treasury shares) were issued and outstanding, all of which were validly issued, fully paid and nonassessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares) and were free of preemptive rights, (ii) no shares of Parent Common Stock were held in treasury, (iii) an aggregate of 1,186 shares of Parent Common Stock were subject to the exercise of outstanding options to purchase shares of Parent Common Stock issued pursuant to the Parent Equity Plans (the “Parent Options”), (iv) an aggregate of 5,657,445 shares of Parent Common Stock were subject to the exercise of outstanding warrants to purchase shares of Parent Common Stock; (v) no shares of Parent Preferred Stock were issued and outstanding or held in treasury, and (vi) an aggregate of 83,279 shares of restricted stock or restricted stock units of Parent outstanding that were issued pursuant to the Parent Equity Plans. As of the close of business on the Measurement Date, except as set forth on Section 5.2(a) to the Parent Disclosure Letter, Parent does not have any outstanding bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Parent on any matter. Except as set forth above in this Section 5.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of any options as described above, as of the Measurement Date, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of Parent, (B) securities of Parent convertible into or exchangeable or exercisable for shares of capital stock of Parent or other voting securities or equity interests of Parent, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of Parent or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from Parent, or obligations of Parent to issue, any shares of capital stock of Parent, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of Parent or rights or interests described in the preceding clause (C), or (E) obligations of Parent to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party or of which Parent has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of Parent.

(b) Section 5.2(b) of the Parent Disclosure Letter sets forth a correct and complete list of all outstanding Parent Options as of the Measurement Date, including, with respect to each Parent Option: (i) the name of the holder, (ii) number of shares of Parent Common Stock subject to each Parent Option, (iii) the number of such shares that are vested or unvested, (iv) the grant date, (v) the vesting commencement date, (vi) the vesting schedule (and the terms of any acceleration thereof), (vii) the exercise price per share, (viii) whether such Parent Option was designated an “incentive stock option” under Section 422 of the Code, (ix) the post-termination exercise period, and (x) whether such Parent Option was granted with an “early exercise” right in favor of the holder.

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(c) The authorized capital stock of Intermediate Parent consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

(d) The authorized capital stock of Intermediate consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Intermediate Parent.

(e) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding, all of which shares are beneficially owned by Intermediate.

(f) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights.

Section 5.3 Subsidiaries. Other than as set forth on Section 5.3 of the Parent Disclosure Letter, Parent does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 5.4 Authority.

(a) Each of Parent, Intermediate Parent, Intermediate and Merger Sub has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby, including the issuance of the shares of Parent Common Stock as Merger Consideration (the “Parent Common Stock Issuance”). The execution, delivery and performance of this Agreement by Parent, Intermediate Parent, Intermediate and Merger Sub and the consummation by Parent, Intermediate Parent, Intermediate and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, Intermediate Parent, Intermediate and Merger Sub and no other corporate proceedings on the part of Parent, Intermediate Parent, Intermediate or Merger Sub are necessary to approve and consummate the Merger and the other transactions contemplated hereby, subject to (i) obtaining the approval of the Agreement and the transactions contemplated hereby, including the Merger, the Nasdaq Issuance Proposal, the Equity Plan Proposal, the Charter Amendment Proposal, and the Reverse Stock Split Proposal, by the requisite voting power required to approve such proposals (collectively, the “Parent Stockholder Approval”) and (ii) the approval of this Agreement by Parent as the sole stockholder of Intermediate Parent, Intermediate Parent as the sole stockholder of Intermediate and Intermediate as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent, Intermediate Parent, Intermediate and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of Parent, Intermediate Parent, Intermediate and Merger Sub, enforceable against each of Parent, Intermediate Parent, Intermediate and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Parent Board, at a meeting duly called and held at which all directors of Parent were present, duly adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, the issuance of shares of Parent Common Stock to the debtholder(s) and the stockholders of the Company pursuant to the terms of this Agreement, (iii) determining to submit the Parent Board Recommendation to the stockholders of Parent, and (iv) determining to approve and recommend the Parent Stockholder Proposals to the stockholders of Parent as promptly as practicable after the form of the Charter Amendment Proposal and the terms of the Nasdaq Reverse Stock Split are mutually agreed to by Parent and the Company. The board of directors of each of Intermediate Parent, Intermediate and Merger Sub (by unanimous written consent) has: (x) determined that the transactions contemplated hereby are fair to, advisable, and in the best interests of Intermediate Parent, Intermediate and Merger Sub and their respective sole stockholders, (y) deemed advisable and approved this Agreement and the transactions contemplated

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hereby and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Intermediate Parent, Intermediate and Merger Sub vote to adopt this Agreement and thereby the transactions contemplated hereby.

(c) The Parent Stockholder Approval is the only vote of the holders of any class or series of the Parent Common Stock or other securities required in connection with the consummation of the Merger and the other transactions contemplated hereby, including the Parent Common Stock Issuance. Other than the Parent Stockholder Approval, no vote of the holders of any class or series of the Parent Common Stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by Parent.

Section 5.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent, Intermediate Parent, Intermediate and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent, Intermediate Parent, Intermediate and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent, Intermediate Parent, Intermediate or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Certificate of Incorporation or Bylaws of Parent, Intermediate Parent, Intermediate or Merger Sub, (ii) any Contract to which Parent, Intermediate Parent, Intermediate or Merger Sub is a party by which Parent, Intermediate Parent, Intermediate, Merger Sub or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 5.5(b), any material Law or any rule or regulation of Nasdaq applicable to Parent, Intermediate Parent, Intermediate or Merger Sub or by which Parent, Intermediate Parent, Intermediate, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent, Intermediate Parent, Intermediate or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent, Intermediate Parent, Intermediate or Merger Sub or the consummation by Parent, Intermediate Parent, Intermediate or Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) the filing with the SEC of such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) such other filings and reports as may be required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) any filings required under the rules and regulations of Nasdaq and (v) such consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to be material to Parent.

Section 5.6 SEC Reports; Financial Statements.

(a) Parent has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by Parent since January 1, 2025 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents (i) have been prepared in a manner consistent with the books and records of Parent, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of Parent as of the dates thereof and their respective consolidated statements of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since January 1, 2025, Parent has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule, comment, or policy or applicable Law. The books and records of Parent have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to Parent required to be disclosed in Parent’s periodic and current reports under the Exchange Act, is made known to Parent’s principal executive officer and principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The principal executive officer and principal financial officer of Parent have evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) Parent has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of Parent’s internal control over financial reporting prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of Parent’s internal control over financial reporting which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(e) Since January 1, 2025, (i) neither Parent nor, to the knowledge of Parent, any of its directors, officers, employees, auditors, accountants or representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or its internal accounting controls, including any material complaint, allegation, assertion or claim that Parent has engaged in questionable accounting or auditing practices and (ii) no attorney representing Parent, whether or not employed by Parent, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Parent SEC Documents. To the knowledge of Parent as of the date of this Agreement, none of the Parent SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g) Parent is not a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or other Parent SEC Documents.

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(h) Parent is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to Parent.

(i) Parent is not currently a “shell company” as defined in Section 12b-2 of the Exchange Act.

Section 5.7 No Undisclosed Liabilities. Parent does not have any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically and adequately accrued or reserved against in the audited balance sheet of Parent as at December 31, 2024 included in the Annual Report on Form 10-K filed by Parent with the SEC on March 31, 2025, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on April 30, 2025 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for a breach or default under any contract, breach of warranty, tort, infringement, misappropriation or violation of law) since December 31, 2024 that are not individually or in the aggregate material to Parent.

Section 5.8 Absence of Certain Changes or Events. Except as set forth in Section 5.8 of the Parent Disclosure Letter, since December 31, 2024, (i) except in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, Parent has conducted their business only in the ordinary course; (ii) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (iii) Parent has not:

(a) (i) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, (ii) purchased, redeemed or otherwise acquired shares of capital stock or other equity interests of Parent or any options, warrants, or rights to acquire any such shares or other equity interests, or (iii) split, combined, reclassified or otherwise amended the terms of any of its capital stock or other equity interests or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) amended or otherwise changed, or authorized or proposed to amend or otherwise changed, its certificate of incorporation or by-laws (or similar organizational documents);

(c) adopted or entered into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or reorganization; or

(d) changed its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalued any of its material assets.

Section 5.9 Litigation. Except as set forth on Section 5.9 of the Parent Disclosure Letter there is no Action (or basis therefor) pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its properties or assets, or any present or former officer, director or employee of Parent in such individual’s capacity as such, other than any Action that (a) does not involve an amount in controversy in excess of $250,000 and (b) does not seek injunctive or other non-monetary relief. Neither Parent nor any of its properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.10 Compliance with Law. Parent is and has been in compliance in all material respects with all Laws applicable to its businesses, operations, properties or assets. Parent has not received, since January 1, 2023, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to its business, operations, properties, assets or products. Parent has in effect all material Permits of all Governmental Entities necessary and required for it to own, lease or operate its properties and assets and to carry on its business and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

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Section 5.11 Benefit Plans.

(a) “Parent Plans” means each “employee benefit plan” (within the meaning of section 3(3) of ERISA, whether or not subject to ERISA), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, employee loans, vacation and all other employee benefit and compensation plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written or oral, sponsored, maintained, or contributed to (or required to be contributed to), by Parent for the benefit of any current or former employee, or other individual service provider of Parent (or such employee or other individual service provider’s dependents) or with respect to which Parent has any present or future liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. Section 5.11(a) of the Parent Disclosure Letter contains a true and complete list of each Parent Plan, other than (i) any employment offer letter or other employment agreement that is terminable “at-will” or following a statutory notice period and does not provide for severance, retention, change of control, transaction or similar bonuses, (ii) any individual consulting agreement that is terminable by Parent without advance notice and without any payment (other than payment for services performed prior to termination of the agreement), and (iii) any individual option or other equity award grant notices and agreements that do not materially deviate from the representative forms of such grant notices and agreements made available to the Company. Parent has provided or made available to the Company a current, accurate and complete copy of each Parent Plan required to be listed on Section 5.11(a) of the Parent Disclosure Letter, or if such Parent Plan is not in written form, a written summary of all of the material terms of such Parent Plan. With respect to each Parent Plan required to be listed on Section 5.11(a) of the Parent Disclosure Letter, Parent has furnished or made available to the Company a current, accurate and complete copy of, to the extent applicable: (i) all documents embodying or governing such Parent Plan and any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of Parent concerning the extent of the benefits provided under a Parent Plan, (iv) all non-routine correspondence to and from any governmental agency, and (v) for the three most recent years and as applicable (A) the Form 5500 and attached schedules, (B) audited financial statements (C) nondiscrimination testing results and (D) actuarial valuation reports.

(b) Neither Parent nor any member of its Controlled Group has ever sponsored, maintained, contributed to or been required to contribute to or incurred any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) a Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a Pension Plan which is a “multiple employer plan” as defined in Section 413 of the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code.

(c) With respect to the Parent Plans:

(i) each Parent Plan complies in all material respects with its terms and materially complies in form and in operation with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) each Parent Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred to the knowledge of Parent since the date of such letter that would reasonably be expected to cause the loss of the sponsor’s ability to rely upon such letter, and nothing has occurred to the knowledge of Parent that would reasonably be expected to result in the loss of the qualified status of such Parent Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the PBGC, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of Parent, threatened, relating to the Parent Plans, any fiduciaries thereof with respect to their duties to Parent Plans or the assets of any of the trusts under any of Parent Plans (other than routine claims for benefits);

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(iv) none of the Parent Plans currently provides, or reflects or represents any liability to provide post-termination or retiree welfare benefits to any person for any reason, except as may be required by COBRA, and none of Parent nor any members of its Controlled Group has any liability to provide post-termination or retiree welfare benefits to any person or ever represented, promised or contracted to any employee or former employee of Parent (either individually or to Parent employees as a group) or any other person that such employee(s) or other person would be provided with post-termination or retiree welfare benefits, except to the extent required by statute or except with respect to a contractual obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA;

(v) each Parent Plan is subject exclusively to United States Law; and

(vi) the execution and delivery of this Agreement, the Parent Stockholder Approval, and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director or consultant of Parent to severance pay, unemployment compensation or any other similar termination payment, or (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant.

(d) Parent is not a party to any agreement, contract, arrangement or plan (including any Parent Plan) that may reasonably be expected to result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code. There is no agreement, plan or other arrangement to which Parent is a party or by which Parent is otherwise bound to compensate any person in respect of Taxes or other liabilities incurred with respect to Section 409A or 4999 of the Code. Parent has obtained and delivered to the Company a fully executed parachute payment cutback agreement in the form attached hereto as Exhibit C (the “Parachute Payment Cutback Agreement”) from each Person who may be, with respect to Parent or any member of its Controlled Group, a “disqualified individual” within the meaning of Section 280G of the Code and the regulations promulgated thereunder (a “Parent Disqualified Individual”).

(e) Section 5.11(e) of the Parent Disclosure Letter contains a true and complete list of each Parent Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law). Each Parent Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) complies in both form and operation in all material respects with the requirements of Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law) and all applicable IRS guidance issued with respect thereto (and has so complied for the entire period during which Section 409A of the Code has applied to such Parent Plan) so that no amount paid or payable pursuant to any such Parent Plan is subject to any additional Tax or interest under Section 409A of the Code (or any comparable or similar provision of state, local, or foreign Law). All Parent Restricted Stock Awards are exempt from application of Section 409A of the Code.

(f) No Parent Plan provides major or supplemental medical health or long-term disability benefits that are not fully insured through an insurance contract.

Section 5.12 Labor and Employment Matters.

(a) Parent is and for the past three (3) years has been in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to employment practices, terms and conditions of employment, collective bargaining, disability, immigration, health and safety, wages, hours and benefits, non-discrimination in employment, workers’ compensation, the collection and payment of withholding and/or payroll Taxes and similar Taxes, unemployment compensation, equal employment opportunity, discrimination, harassment, employee and contractor classification, information privacy and security, and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of Parent, threatened, any labor dispute, work stoppage, labor strike or lockout against Parent by employees.

(b) No employee of Parent is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of Parent, there has not been any activity on behalf of any labor union, labor organization or similar employee group to organize any employees of Parent. There are no (i) unfair labor practice charges or complaints against Parent pending before the National Labor Relations Board or any other

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labor relations tribunal or authority and to the knowledge of Parent no such representations, claims or petitions are threatened, (ii) representations, claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against Parent that arose out of or under any collective bargaining agreement.

(c) To the knowledge of Parent, except as set forth on Section 5.12(c), no current key employee or officer of Parent intends, or is expected, to terminate such individual’s employment relationship with Parent in connection with or as a result of the transactions contemplated hereby.

(d) For the three (3) years immediately preceding the date hereof, (i) Parent has not effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with Parent affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) Parent has not engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law. Except as would not be material, Parent currently properly classifies and for the past three (3) years immediately preceding the date hereof has properly classified (A) its employees as exempt or non-exempt in accordance with applicable overtime Laws, and (B) its independent contractors in accordance with applicable Law.

(e) Except as set forth on Section 5.12(e) of the Parent Disclosure Letter, with respect to any current or former employee, officer, consultant or other service provider of Parent, there have been no Actions against Parent pending, or to Parent’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former employee, officer, consultant or other service provider of Parent, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws.

(f) Except as set forth on Section 5.12(f) of the Parent Disclosure Letter or with respect to any Parent Plan (which subject is addressed in Section 5.11 above), the execution of this Agreement and the consummation of the transactions set forth in or contemplated by this Agreement will not result in any breach or violation of, or cause any payment to be made under, any applicable Laws respecting labor and employment or any collective bargaining agreement to which Parent is a party.

(g) For the three (3) years immediately preceding the date hereof, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of Parent, threatened against Parent or any of its current or former directors, officers or senior level management employees (in each case, in their capacity as such), (ii) to the knowledge of Parent, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) Parent has not entered into any settlement agreement related to allegations of sexual harassment, discrimination or other misconduct by any of their directors, officers or employees described in clause (i) hereof or any independent contractor.

(h) Parent, Intermediate Parent, Intermediate and Merger Sub are, and since January 1, 2023 have been, in compliance with all contractual obligations to any other Person not to solicit or not to encourage any employee, independent contractor, advisor, consultant, contractor, vendor, director, customer, or business partner of such Person to terminate or alter in any way their relationship, or not commence a relationship, with that Person. Parent, Intermediate Parent, Intermediate and Merger Sub have not, since January 1, 2023, encouraged, aided and abetted, nor facilitated any other Person’s breach of a covenant not to solicit or a covenant not to compete.

Section 5.13 Environmental Matters.

(a) Except as, individually or in the aggregate, is not and would not reasonably be expected to be material to Parent, (i) Parent has conducted its businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) Parent has obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by Parent or any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of Parent under applicable Environmental Laws; (iv) Parent has not received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting

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that Parent is in violation of, or liable under, any Environmental Law; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by Parent or as a result of any operations or activities of Parent at any location and, to the knowledge of Parent, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to Parent under any Environmental Law; and (vi) neither Parent nor any of its properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities.

(b) Parent has made available all environmental site assessments, environmental audits and other material environmental documents in Parent’s possession or control relating to Parent or any of Parent’s current or former properties or facilities.

Section 5.14 Taxes.

(a) Parent has (i) filed all material income and other material Tax Returns required to be filed by it (taking into account any applicable extensions thereof) and all such Tax Returns are true, accurate and complete in all material respects; and (ii) paid in full (or caused to be timely paid in full) all material Taxes that are required to be paid by it, whether or not such Taxes were shown as due on such Tax Returns.

(b) All material Taxes not yet due and payable by Parent as of the date of the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents have been, in all respects, properly accrued in accordance with GAAP on the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, and such financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes accrued but unpaid by Parent through the date of such financial statements. Since the date of financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, Parent has not incurred, individually or in the aggregate, any liability for Taxes outside the ordinary course of business consistent with past practice.

(c) Parent has not executed any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any amount of Tax, in each case that has not since expired.

(d) No material Tax Action with respect to Taxes or any Tax Return of Parent are presently in progress or have been asserted, threatened or proposed in writing and to the knowledge of Parent, no such Tax Action is being contemplated. No deficiencies or claims for a material amount of Taxes have been claimed, proposed, assessed or asserted in writing against Parent by a Governmental Entity, other than any such claim, proposal, assessment or assertion that has been satisfied by payment in full, settled or withdrawn.

(e) Subject to exceptions as would not be material, Parent has timely withheld all Taxes required to have been withheld from payments made (or deemed made) to its employees, independent contractors, creditors, shareholders and other third parties and, to the extent required, such Taxes have been timely paid to the relevant Governmental Entity.

(f) Parent has not engaged in a “listed transaction” as set forth in Treasury Regulations § 1.6011-4(b)(2).

(g) Parent (i) is not a party to or bound by, or has any liability pursuant to, any Tax sharing, allocation, indemnification or similar agreement or obligation other than any Ordinary Course Agreement; (ii) is not or has not been a member of a group (other than a group the common parent of which is Parent) filing a consolidated, combined, affiliated, unitary or similar income Tax Return; and (iii) has no liability for the Taxes of any Person (other than Parent) pursuant to Treasury Regulations § 1.1502-6 (or any similar provision of state, local or non-United States Law) as a transferee or successor, by Contract (other than any Ordinary Course Agreement), or otherwise by operation of Law.

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(h) No private letter rulings, technical advice memoranda, or similar material agreements or rulings have been requested, entered into or issued by any Governmental Entity with respect to Parent which rulings remain in effect.

(i) Parent will not be required to include any material amount of income in, or exclude any material amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) a change in, or use of improper, method of accounting requested or initiated on or prior to the Closing Date, (ii) a “closing agreement” as described in Section 7121 of the Code (or any similar provision of Law) executed on or prior to the Closing Date, (iii) an installment sale or open transaction disposition made on or prior to the Closing Date, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, other than in respect of such amounts reflected in the balance sheet included in the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Parent SEC Documents, or received in the ordinary course of business since the date of such balance sheet, (v) to Parent’s knowledge, an intercompany transaction or excess loss amount described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (vi) an election under Section 965 of the Code, or (vii) the application of Sections 951 or 951A of the Code with respect to income earned or recognized or payments received prior to the Closing.

(j) There are no liens for Taxes upon any of the assets of Parent other than Liens described in clause (i) of the definition of Permitted Parent Liens.

(k) Parent has not distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l) Parent has not been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m) No material claim has been made in writing by any Governmental Entity in a jurisdiction where Parent does not currently file a Tax Return of a certain type or pay Taxes of a certain type that Parent is or may be subject to taxation by such jurisdiction of such type.

For purposes of this Section 5.14, where the context permits, each reference to Parent shall include a reference to any person for whose Taxes Parent is liable under applicable law.

Section 5.15 Contracts.

(a) Except for any Parent Plans (which are the subject of Section 5.11) and except as set forth in the Parent SEC Documents publicly available prior to the date of this Agreement, Parent is not a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) (all such contracts including those set forth in Section 5.15(b) of the Parent Disclosure Letter, “Parent Material Contracts”).

(b) Section 5.15(b) of the Parent Disclosure Letter lists the following contracts, which for the purposes of this Agreement shall be considered Parent Material Contracts:

(i) each Contract relating to any agreement of indemnification (not entered into in the ordinary course of business) or guaranty;

(ii) each Contract containing (A) any covenant limiting the freedom of Parent or the Surviving Company to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Surviving Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision in favor of a third party or (D) any non-solicitation provision applicable to Parent;

(iii) each Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $1,000,000 pursuant to its express terms and not cancelable without penalty;

(iv) each Contract relating to the disposition or acquisition of material assets or any ownership interest in any Person;

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(v) each Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or creating any material Liens with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent or otherwise involving Parent Indebtedness;

(vi) each Contract requiring payment by or to Parent after the date of this Agreement in excess of $1,000,000 pursuant to its express terms relating to: (A) any Contract involving a dealer, distributor, joint marketing, alliance, joint venture, cooperation, research and/or development, material transfer, services (including technical writing and consulting), manufacturing, supply, distribution or other agreement relating to the research, development, testing, labeling, manufacturing, marketing, commercialization, or distribution of any product, technology or service, or any Contract pursuant to which any Intellectual Property is developed by or for Parent or (B) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to research, develop, test, label, manufacture, market, or produce any product, service or technology of Parent or any Contract to sell, distribute or commercialize any products or services of Parent;

(vii) each Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the transactions contemplated hereby or which contains any tail or right of first refusal currently in effect or that will remain in effect following Closing;

(viii) each Contract relating to leases of real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent; and

(ix) each Contract to which Parent is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, Parent in excess of $1,000,000.

(c) Each Parent Material Contract is valid and binding on Parent, and to the knowledge of Parent, each other party thereto, and is in full force and effect and enforceable in accordance with its terms; (ii) Parent, and, to the knowledge of Parent, each other party thereto, has performed all material obligations required to be performed by it under each Parent Material Contract; and (iii) there is no material default under any Parent Material Contract by Parent or, to the knowledge of Parent, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a material default on the part of Parent or, to the knowledge of Parent, any other party thereto under any such Parent Material Contract, nor has Parent received any notice of any such material default, event or condition. Parent has made available to the Company true and complete copies of all Parent Material Contracts, including all amendments thereto. Except as set forth in Section 5.15(c) of the Parent Disclosure Letter, there are no Parent Material Contracts that are not in written form. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

Section 5.16 Insurance. Parent is covered by valid and currently effective insurance policies issued in favor of Parent that are customary and adequate for companies of similar size in the industries and locations in which Parent operates. Parent has made available true and complete copies of all material insurance policies issued in favor of Parent, or pursuant to which Parent is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) as of the date of this Agreement, Parent has not received written notice that it is in breach or default, or that it has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the knowledge of Parent, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. To the knowledge of Parent, no cancellation or termination of any such policy will result from the consummation of the transactions contemplated hereby.

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Section 5.17 Properties.

(a) Parent has good and valid title to, or in the case of leased property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for Parent to conduct its businesses as currently conducted free and clear of all Liens other than the Permitted Parent Liens. There are no outstanding options, rights of first refusal, rights of first offer, or similar rights in favor of any third party to purchase, lease, or otherwise acquire any interest in any such real property. Except as would not be material to Parent, the tangible personal property currently used in the operation of the business of Parent and all buildings, structures, and improvements located on the real property are in good working order (reasonable wear and tear excepted).

(b) Parent has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, is not or would not be material to Parent. Parent enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, is not or would not be material to Parent. There is no existing default or event of default (or event which with notice or lapse of time or both would constitute a default) by Parent or its Subsidiaries or, to the knowledge of Parent, by any other party under such lease, and Parent has not received or delivered any written notice alleging such default.

(c) Except as set forth on Section 5.17(c) of the Parent Disclosure Letter, Parent does not own any real property and has never owned any real property, nor is Parent party to any agreement to purchase or sell any real property. Section 5.17(c) of the Parent Disclosure Letter sets forth a list of all real property currently leased, subleased or licensed by or from Parent or otherwise used or occupied by Parent (the “Parent Facilities”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of the premises, the amount and type of any security deposit, letter of credit or similar instrument required and delivered thereunder, all current and future rent (including, without limitation, base rent, additional rent, operating expenses, common area charges, taxes and utility costs) payable thereunder and an estimate of any costs that may be required by Parent to comply with the surrender and restoration provisions of the lease, license, sublease or other occupancy right, and all renewal or extension options, expansion rights, rights of first refusal, and rights of first offer applicable to such lease, license, sublease or other occupancy right. Parent has provided the Company with true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Parent Facilities, including all notices exercising any extension or expansion rights thereunder and amendments, terminations, consents, subordination, non-disturbance and attornment agreements, estoppel certificates and other modifications thereof (the “Parent Lease Agreements”). All such Parent Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Parent Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of Parent, or to Parent’s knowledge, any other party thereto. The execution and delivery of this Agreement by Parent does not, and the consummation of the transactions contemplated hereby will not, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the rights of Parent or alter the rights or obligations of the sublessor, lessor or licensor under, or give to others any rights of termination, amendment, acceleration or cancellation of any Parent Lease Agreements, or otherwise adversely affect the continued use and possession of the Parent Facilities for the conduct of business as presently conducted.

(d) Section 5.17(d) of the Parent Disclosure Letter sets forth a list of all subleases, licenses or other agreements for the use or occupancy by any other parties of the Parent Facilities (the “Parent Subleased Premises”), the name of the sublessee, licensee or other occupant, the date and term of the sublease, license or other occupancy right and each amendment thereto, the size of the subleased or licensed premises, the amount and type of any security deposit, letter of credit or similar instrument required and delivered thereunder and all current and future rent (including, without limitation, base rent, additional rent, operating expenses, common area charges, taxes and utility costs) payable by the sublessee, licensee or other occupant thereunder. Parent has provided the Company with true, correct and complete copies of all subleases, licenses, agreements for the subleasing, use or occupancy of, or otherwise granting a right in or relating to the Parent Subleased Premises, including all notices exercising any extension or expansion rights thereunder and amendments, terminations, consents, subordination, non-disturbance and attornment agreements, estoppel certificates and other modifications thereof (the “Parent Sublease Agreements”). All such Parent Sublease Agreements are in full force and effect and are valid and enforceable in accordance with their

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respective terms. There is not, under any Parent Sublease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of Parent, or to the knowledge of Parent, any other party thereto.

(e) The Parent Facilities are in good operating condition and repair. Parent is not required to pay for or perform (or reasonably expects to be required to pay for or perform) any material maintenance, repair or replacements obligations under any Parent Lease Agreement, including, without limitation, the payment for or performance of any alterations or improvements to cause the Parent Facilities to comply with applicable Law. To Parent’s knowledge, the Parent Facilities do not violate any Law relating to such property or operations thereon. Except as set forth on Section 5.17(e) of the Parent Disclosure Letter, (i) Parent is not party to any agreement or subject to any claim that may require the payment of any real estate brokerage commissions, (ii) Parent does not owe any commissions or other similar fees with respect to any of the Parent Facilities, Parent Lease Agreements or Parent Sublease Agreements, (iii) there are no pending or, to Parent’s knowledge, threatened condemnation, eminent domain, zoning change, or similar proceedings affecting any Parent Facility, and (iv) there are no unrecorded easements, covenants, licenses, or other restrictions that materially impair the current use of any Parent Facility.

(f) This Section 5.17 does not relate to Intellectual Property, which is the subject of Section 5.18.

Section 5.18 Intellectual Property.

(a) Section 5.18(a) of the Parent Disclosure Letter sets forth a true and complete list of all of the following that are owned by or licensed to Parent: (i) patents and patent applications; (ii) trademark registrations and applications; and (iii) material copyright registrations and applications ((i)-(iii), collectively, “Parent Registered IP”) and domain names. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect (A) all of the Parent Registered IP owned by Parent, and with respect to Parent Registered IP not owned by Parent, to the knowledge of Parent, is subsisting, (B) any Parent Registered IP that is registered or issued is, to the knowledge of Parent, valid and enforceable, (C) as of the date of this Agreement, Parent has not received written notice that (x) any such Parent Registered IP is involved in any interference, reissue, derivation, reexamination, opposition, cancellation or similar proceeding contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Parent Registered IP, or (y) any such action is threatened with respect to any of the Parent Registered IP, (D) all Parent Registered IP owned by Parent is owned exclusively by Parent, free and clear of any and all Liens (other than Permitted Parent Liens), and any Parent Registered IP not owned by Parent is, to the knowledge of Parent, free and clear of any and all Liens (other than Permitted Parent Liens), and (E) all patents or patent applications in the Parent Owned IP that are not Parent Registered IP are free and clear of any and all Liens (other than Permitted Parent Liens).

(b) Section 5.18(b) of the Parent Disclosure Letter accurately identifies (i) all Contracts pursuant to which any Intellectual Property is licensed to Parent (other than (A) any generally commercially available software and Intellectual Property associated with such software, in each case that is licensed on a non-exclusive basis to Parent, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and its employees in Parent’s standard form thereof).

(c) Section 5.18(c) of the Parent Disclosure Letter accurately identifies each Contract pursuant to which any Person has been granted any license (or option to license) under, or otherwise has received or acquired, any Parent Registered IP (other than (i) any confidential information provided under confidentiality agreements and (ii) any Parent Registered IP licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Company’s benefit), in each case that is exercisable by such Person after the Closing Date.

(d) Parent has taken commercially reasonable measures to maintain the confidentiality of all information that constitutes or constituted a material Trade Secret of Parent, including requiring all Persons having access thereto to execute written non-disclosure agreements or other binding obligations to maintain confidentiality of such information.

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(e) (i) To the knowledge of Parent, the conduct of the businesses of Parent, including the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent, has not, in the six (6) years immediately preceding the date hereof, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property of any Person, (ii) Parent has not received any written notice or claim asserting or suggesting that any such infringement, misappropriation, or dilution is or may be occurring or has or may have occurred, and (iii) to the knowledge of Parent, no Person is infringing, misappropriating, or diluting any Parent Registered IP.

(f) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, in the three (3) years immediately preceding the date hereof: (i) Parent has taken commercially reasonable steps designed to protect the confidentiality and security of the computer and information technology systems used by Parent (the “Parent IT Systems”) and the information stored or contained therein or transmitted thereby, (ii) to the knowledge of Parent, there has been no unauthorized or improper use, loss, access, transmittal, modification or corruption of any such information in the possession or control of Parent.

(g) (i) In the three (3) years immediately preceding the date hereof, to the knowledge of Parent, Parent has complied in all material respects with all Laws relating to privacy and data protection applicable to the collection, retention, and use by Parent of Personal Information (“Parent Privacy Laws”), (ii) no claims by or before any Governmental Entity have been asserted or, to the knowledge of Parent, have been threatened in writing against Parent alleging a violation of any applicable Parent Privacy Laws, (iii) neither this Agreement nor the consummation of the transactions contemplated hereby will breach or otherwise violate any Parent Privacy Laws in any material respect, and (iv) Parent has taken commercially reasonable steps designed to protect any Personal Information collected, retained or used by Parent against unauthorized or improper use, loss, access or transmittal.

(h) To the knowledge of Parent, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Parent Registered IP, and no Governmental Entity, university, college, other educational institution or research center has, to the knowledge of Parent, any claim or right in or to such Parent Registered IP.

(i) Except as set forth on Section 5.18(i) of the Parent Disclosure Letter, the execution, delivery and performance by Parent of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the loss of, or give rise to any right of any third party to terminate or modify any of Parent’s rights or obligations under any agreement under which Parent grants to any Person, or any Person grants to Parent, a license or right under or with respect to any Intellectual Property that is material to any of the businesses of Parent, including any of the agreements listed in Section 5.18(b) or Section 5.18(c) of the Parent Disclosure Letter.

Section 5.19 Related Party Transactions. Since January 1, 2023 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent, on the one hand, and the Affiliates of Parent, on the other hand that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Parent SEC Documents.

Section 5.20 Certain Payments. Neither Parent nor, to the knowledge of Parent, any of its directors, executives, representatives, agents or employees (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, as amended, or similar applicable Laws, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 5.21 Brokers. No broker, investment banker, financial advisor or other Person, other than as set forth on Section 5.21 of the Parent Disclosure Letter (the “Parent Financial Advisor”), the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has furnished to Company a true and complete copy of any Contract between Parent and the Parent Financial Advisor pursuant to which Parent Financial Advisor could be entitled to any payment from Parent relating to the transactions contemplated hereby.

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Section 5.22 Opinion of Financial Advisor. Parent Board has received the opinion of the Parent Financial Advisor to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions, conditions and other matters set forth in such opinion, the issuance of the Merger Consideration by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent. It is agreed and understood that such opinion is for the benefit of the Parent Board and may not be relied upon by the Company. Parent will make available to the Company a signed copy of such opinion for informational purposes only as soon as reasonably practicable following the date of this Agreement.

Section 5.23 State Takeover Statutes. No Takeover Laws or any similar anti-takeover provision in the Certificate of Incorporation or Bylaws of Parent applicable to Parent is, or at the Effective Time will be, applicable to this Agreement, the Merger, the Parent Common Stock Issuance, or any of the other transactions contemplated hereby. The Parent Board, the Intermediate Parent board, the Intermediate board and the Merger Sub board have taken and will take all actions necessary to ensure that the restrictions on business combinations set forth in Sections 78.411 through 78.444 of the Nevada Revised Statutes are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the transactions contemplated by this Agreement.

Section 5.24 Disclosure Documents. The information relating to Parent, Intermediate Parent, Intermediate, Merger Sub and their Subsidiaries and stockholders that is provided by or on behalf of Parent, Intermediate Parent, Intermediate or Merger Sub for inclusion in the Proxy Statement or any other filing with the SEC in connection herewith will not, (i) in the case of the Proxy Statement, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting and (ii) in the case of any other filing with the SEC in connection herewith, at the time such filing is made, contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 5.25 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent, Intermediate Parent, Intermediate and Merger Sub acknowledges and agrees that none of the Company or any other Person on behalf of the Company makes any other express or implied representation or warranty whatsoever, and specifically (but without limiting the generality of the foregoing) that none of the Company, its Subsidiaries or any other Person on behalf of the Company makes any representation or warranty with respect to any projections or forecasts delivered or made available to Parent, Intermediate Parent, Intermediate, Merger Sub or any of their respective Representatives of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company (including any such projections or forecasts made available to Parent, Intermediate Parent, Intermediate, Merger Sub or any of their respective Representatives in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement), and none of Parent, Intermediate Parent, Intermediate or Merger Sub has relied on any such information or any representation or warranty not set forth in Article IV.

Article VI
COVENANTS

Section 6.1 Operation of Parent’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with the applicable Law and the requirements of all Contracts that constitute Parent Material Contracts.

(b) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless the Company shall otherwise consent in writing (which may be withheld in the sole discretion of the Company), during the Pre-Closing Period, Parent shall take the actions set forth in Section 6.1(b) of the Parent Disclosure Letter.

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(c) Except (w) as expressly contemplated or permitted by this Agreement or the Convertible Financing, (x) as set forth in Section 6.1(c) of the Parent Disclosure Letter, (y) as required by applicable Law or (z) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to Parent or any of its Subsidiaries);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Awards as applicable), (B) any option, restricted stock, restricted stock unit, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iii) except as required to give effect to anything in contemplation of the Closing, including the Nasdaq Reverse Stock Split, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated hereby;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) lend money to any Person (other than routine advances to employees of Parent or its Subsidiaries in the ordinary course of business and consistent with past practice), (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment, in each case, in excess of $500,000, in aggregate amount;

(vi) other than as required by applicable Law or the terms of any Parent Plan in effect as of the date of this Agreement: (A) adopt, establish or enter into any Parent Plan, including, for the avoidance of doubt, any equity award plans, (B) cause or permit any Parent Plan to be amended other than as required by law or in order to make amendments for the purposes of Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Plan), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants (other than general pay increases, including in connection with promotions, made in the ordinary course of business consistent with past practice), (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, (E) hire any employee that would be entitled to receive annual base cash compensation in excess of $125,000 or more or terminate any employee that would be material to Parent, (F) promote any officers or employees, except in connection with Parent’s or its Subsidiaries’ annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (G) enter into any collective bargaining agreement or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of Parent or its Subsidiaries;

(vii) other than in the ordinary course of business and other than in connection with the liquidation of obsolete inventory and obsolete fixed assets no longer being used by Parent or its Subsidiaries for its core operations, acquire any material asset other than in the ordinary course or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Lien (other than a Permitted Parent Lien) with respect to such assets or properties;

(viii) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material

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Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; or adopt or change any material accounting method in respect of Taxes;

(ix) waive, settle or compromise any pending or threatened Action against Parent or any of its Subsidiaries;

(x) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

(xi) forgive any loans to any Person, including its employees, officers, directors or Affiliates;

(xii) sell, assign, transfer, license, sublicense or otherwise dispose of any Parent Registered IP;

(xiii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiv) enter into, amend, terminate, or waive any material option or right under, any Parent Material Contract;

(xv) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify, exercise any extension or expansion right under or violate or terminate any of the terms of any Parent Lease Agreements or Parent Sublease Agreements;

(xvi) other than as required by Law, GAAP, or in response to any comment issued by the SEC, take any action to change accounting policies or procedures in any material respect;

(xvii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.2 Operation of Company’s Business.

(a) Except as expressly contemplated or permitted by this Agreement, as required by applicable Law or unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course of business and in material compliance with the applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement or the Convertible Financing, (ii) as set forth in Section 6.2(b) of the Company Disclosure Letter, (iii) as required by applicable Law or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of Company Capital Stock from terminated employees, directors or consultants of the Company in accordance with agreements in effect on the date of this Agreement providing for the repurchase of shares at no more than the purchase price thereof in connection with any termination of services to the Company or any of its Subsidiaries);

(ii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Company Capital Stock issued upon the valid exercise or settlement of outstanding Company Options), (B) any option, restricted stock, restricted stock unit, warrant or right

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to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security (other than the grant of Company Options under the Company Equity Incentive Plans in the ordinary course of business and consistent with past practice);

(iii) except as required to give effect to anything in contemplation of the Closing, amend any of its organizational documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the transactions contemplated hereby;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(v) (A) lend money to any Person (other than routine advances to employees of the Company or its Subsidiaries in the ordinary course of business and consistent with past practice, pursuant to Company Plans), (B) incur or guarantee any material indebtedness for borrowed money, (C) guarantee any debt securities of others, in each case of (A), (B) and (C), in excess of $500,000, or (D) make any capital expenditures or commitments that are more than $150,000 greater than the Company’s forecasted capital expenditures;

(vi) other than in the ordinary course of business and other than in connection with the liquidation of obsolete inventory and obsolete fixed assets no longer being used by the Company or its Subsidiaries for its core operations, acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its material assets or properties, or grant any Lien with respect to such assets or properties;

(vii) make (other than consistent with past practice), change or revoke any material Tax election; file any material amendment to any Tax Return; settle or compromise any material Tax claim; waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return); enter into any “closing agreement” as described in Section 7121 of the Code (or any similar Law) with any Governmental Entity; or adopt or change any material accounting method in respect of Taxes;

(viii) waive, settle or compromise any pending or threatened Action against the Company or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $250,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company, taken as a whole, or any equitable relief on, or the admission of wrongdoing by the Company or any of its Subsidiaries;

(ix) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses, other than in the ordinary course of business and consistent with past practice;

(x) forgive any material loans to any Person, including its employees, officers, directors or Affiliates;

(xi) sell, assign, transfer, license, sublicense or otherwise dispose of any material Intellectual Property of the Company (other than in the ordinary course of business and consistent with past practice);

(xii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy, in each case, without obtaining commercially reasonable alternatives; or

(xiii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 6.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts

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to cause such party’s Representatives to: (i) provide the other party and such other party’s Representatives with reasonable access during normal business hours to such party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such party and its Subsidiaries, (ii) provide the other party and such other party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data and other documents and information relating to such party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such party and its Subsidiaries as the other party may reasonably request, (iii) permit the other party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such party responsible for such party’s financial statements and the internal controls of such party to discuss such matters as the other party may deem necessary, and (iv) make available to the other party copies of any material notice, report or other document filed with or sent to or received from any Governmental Entity in connection with the transactions contemplated hereby. Any investigation conducted by either Parent or the Company pursuant to this Section 6.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party.

(b) Notwithstanding anything herein to the contrary in this Section 6.3, no access or examination contemplated by this Section 6.3 shall be permitted to the extent that it would require any party or its Subsidiaries (i) to waive the attorney-client privilege or attorney work product privilege, (ii) violate any applicable Law or (iii) breach such party’s confidentiality obligations to a third party; provided, that such party or its Subsidiary (A) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (B) shall provide to the other party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information), (C) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other party in order that all such information may be provide to the other party without causing such violation or waiver, and (D) in the case of subsection (iii) above, upon the other party’s reasonable request, such party shall use its reasonable efforts to obtain such third party’s consent to permit such other party access to such information, subject to appropriate confidentiality protections.

Section 6.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any nonpublic information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 7.2 and Section 7.3), (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction, (vi) take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry or (vii) publicly propose to do any of the following; provided, however, that, notwithstanding anything contained in this Section 6.4 and subject to compliance with this Section 6.4, prior to obtaining the Parent Stockholder Approval, Parent may furnish nonpublic information regarding Parent and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which the Parent Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither Parent nor any Representative of Parent shall have breached this Section 6.4 in any material respect, (B) the Parent Board concludes in good faith, after consulting with outside counsel, that the failure to take such action would reasonably be expected to constitute a violation of the Parent Board’s fiduciary duties under applicable Law, (C) prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, Parent receives from such Person an executed Acceptable Confidentiality Agreement and (D) prior to furnishing any such nonpublic information to such Person, Parent furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Parent to the Company). Without limiting the generality of the foregoing, each party acknowledges and agrees that, in the event any Representative of such party takes any action that, if taken by such party, would constitute a breach of this Section 6.4 by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 6.4 by such party for purposes of this Agreement.

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(b) If any party or any Representative of such party receives in writing an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than one (1) Business Day after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party in writing of such Acquisition Proposal or Acquisition Inquiry (including the terms thereof). Such party shall keep the other party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such person as soon as reasonably practicable after the date of this Agreement.

Section 6.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the transactions contemplated hereby, (b) any Action against or involving or otherwise affecting such party or its Subsidiaries is commenced, or, to the knowledge of such party, threatened against such party or, to the knowledge of such party, any director, officer or employee of such party, (c) such party becomes aware of any inaccuracy in any representation or warranty made by such party in this Agreement or (d) the failure of such party to comply with any covenant or obligation of such party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VIII, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Article VIII has been satisfied. Any failure by either party to provide notice pursuant to this Section 6.5 shall not be deemed to be a breach for purposes of Section 8.2(b) and Section 8.3(b), as applicable, unless such failure to provide such notice was knowing and intentional.

Article VII
ADDITIONAL AGREEMENTS

Section 7.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, Parent shall prepare and file with the SEC a preliminary Proxy Statement relating to the Parent Stockholder Meeting to be held in connection with the Merger. Parent shall use its reasonable best efforts to (i) cause the Proxy Statement to comply with the applicable rules and regulations promulgated by the SEC, (ii) respond promptly to any comments or requests of the SEC or its staff relating to the Proxy Statement, and (iii) following (A) confirmation by the SEC that it has no further comments or (B) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, Parent shall cause the Proxy Statement in definitive form to be mailed to the stockholders of Parent as promptly as practicable thereafter. Each of the parties shall reasonably cooperate with the other party and furnish all information concerning itself and their Affiliates, as applicable, to the other parties that is required by law to be include in the Proxy Statement as the other parties may reasonably request in connection with such actions and the preparation of the Proxy Statement.

(b) Parent covenants and agrees that the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the Nevada Revised Statutes, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company, concerning itself, to Parent for inclusion in the Proxy Statement (including the Company Interim Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither party makes any covenant, representation or warranty with respect to statements made in the Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other party or any of their Representatives regarding such other party or its Affiliates for inclusion therein.

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(c) If at any time before the Effective Time (i) any party (A) becomes aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Proxy Statement or for additional information related thereto, or (C) receives SEC comments on the Proxy Statement, or (ii) the information provided in the Proxy Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Proxy Statement; then, in each case such party, as the case may be, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to Parent’s stockholders) or otherwise addressing such SEC request or comments and each party shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware of any order of the SEC related to the Proxy Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Proxy Statement and all orders of the SEC relating to the Proxy Statement.

(d) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by law to be included in the Proxy Statement or reasonably requested by Parent to be included in the Proxy Statement. Without limiting the Company’s obligations in Section 7.1(a), the Company will use commercially reasonable efforts to cause to be delivered to Parent a letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Proxy Statement becomes effective (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for letters delivered by independent public accountants in connection with proxy statements similar to the Proxy Statement.

(e) The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Proxy Statement, prior to the filing thereof with the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by Parent, in each case, without the prior consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(f) As promptly as reasonably practicable following the date of this Agreement, the Company will use commercially reasonable efforts to furnish to Parent audited financial statements for each of its fiscal years required to be included in the Proxy Statement (the “Company Audited Financial Statements”) and the Company will use commercially reasonable efforts to furnish to Parent unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Proxy Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Unaudited Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in the Proxy Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto).

Section 7.2 Company Stockholder Approval.

(a) Following the execution of this Agreement, and in any event no later than two (2) Business Days thereafter, the Company shall solicit for approval the Company Stockholder Approval. Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the transaction contemplated herein.

(b) Reasonably promptly following receipt of the Company Stockholder Approval, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute a written consent with respect to the Company Stockholder Approval. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other transactions contemplated hereby and (ii) provide the stockholders of the Company to whom it is sent with notice of the availability of appraisal rights and notice of the actions taken in the Company Stockholder Approval, including the adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby in accordance with Sections 228(e) and 262 of the DGCL and the organizational

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documents of the Company. Parent and its counsel shall be given reasonable opportunity to review and comment on all materials (including any amendments thereto) submitted to the stockholders of the Company in accordance with this Section 7.2(b).

(c) The Company agrees that, subject to Section 7.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the transactions contemplated hereby and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 7.2(a) (the recommendation of the Company board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in manner adverse to Parent or to adopt, approve or recommend (or publicly adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (ii), collectively, a “Company Board Adverse Recommendation Change”).

(d) Notwithstanding anything to the contrary contained in Section 7.2(c), and subject to compliance with Section 6.4 and 7.2, at any time prior to the receipt of the Company Stockholder Approval, (i) the Company receives a bona fide written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event”), the Company Board may make a Company Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Company Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) the Company has negotiated, and has caused its financial advisors and outside legal counsel to negotiate, during the Company Notice Period, with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent Parent desires to negotiate) and (3) after Parent shall have delivered to the Company an irrevocable written offer to alter the terms or conditions of this Agreement during the Company Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Company Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (y) during any Company Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Company Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Company Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Company Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Company Intervening Event, the Company promptly notifies Parent, in writing, within the Company Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change.

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Section 7.3 Parent Stockholders’ Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock (the “Parent Stockholder Meeting”) to present one or more proposals to the stockholders in order to obtain the Parent Stockholder Approval, including the Nasdaq Issuance Proposal, Equity Plan Proposal, the Charter Amendment Proposal, the Reverse Stock Split Proposal, and such other proposals that Parent and the Company may mutually agree upon (the “Parent Stockholder Proposals”). The Parent Stockholder Meeting shall be held as promptly as practicable following the earlier to occur of (i) confirmation by the SEC that it has no further comments on the preliminary Proxy Statement or (ii) expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act, and in any event no later than forty-five (45) days after such date. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (A) it will not receive proxies sufficient to obtain the Parent Stockholder Approvals, whether or not a quorum would be present or (B) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(b) Parent agrees that, subject to Section 7.3(c), (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Proposals and shall solicit such approval within the timeframe set forth in Section 7.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Proposals (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”) and (iii) the Parent Board Recommendation shall not be withheld, amended, withdrawn or modified (and the Parent Board shall not publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company, and no resolution by the Parent Board or any committee thereof to withdraw or modify the Parent Board Recommendation in a manner adverse to the Company or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed (the actions set forth in the foregoing clause (iii), collectively, a “Parent Board Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary contained in Section 7.3(b), and subject to compliance with Section 6.4 and Section 7.3, at any time prior to the approval of the Parent Stockholder Proposals by the Parent Stockholder Approval, (i) Parent receives a bona fide written Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement (a “Parent Intervening Event”), the Parent Board may make a Parent Board Adverse Recommendation Change if, but only if (i) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (1) the Parent Board determines in good faith, after consulting with outside legal counsel, that the failure to withhold, amend, withdraw or modify such recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (2) Parent has negotiated, and has caused its financial advisors and outside legal counsel to negotiate, during the Parent Notice Period, with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer (to the extent the Company desires to negotiate) and (3) after the Company shall have delivered to Parent an irrevocable written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (x) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four (4) Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction

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agreements with any party making a potential Superior Offer, (y) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (z) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration or percentage of the combined company that Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 7.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (ii) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.

(d) Parent’s obligation to call, give notice of and hold the Parent Stockholder meeting in accordance with Section 7.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or Acquisition Proposal, or by any withdrawal or modification of the Parent Board Recommendation or any Parent Board Adverse Recommendation Change.

(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law.

Section 7.4 Efforts; Regulatory Approvals; Transaction Litigation.

(a) The parties shall use commercially reasonable efforts to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, each party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated hereby, (ii) shall use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or Contract, or otherwise) by such party in connection with the transactions contemplated hereby or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated hereby and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummations of this Agreement.

(b) Notwithstanding the generality of the foregoing, each party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any Governmental Entity with respect to the transactions contemplated hereby, and to submit promptly any additional information requested by any such Governmental Entity.

(c) Without limiting the generality of the foregoing, Parent shall give the Company prompt (but no later than within two (2) Business Days) written notice of any litigation threatened or in writing against Parent and/or its directors relating to this Agreement or the transactions contemplated hereby (the “Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in the defense, settlement or prosecution of any Transaction Litigation (at the Company’s sole expense), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation, (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation, and (iv) will not settle or consent or agree to settle or compromise any Transaction Litigation without the Company’s prior written consent (which such consent shall not be unreasonably withheld, conditioned, or delayed).

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Section 7.5 Indemnification, Exculpation and Insurance.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Company shall indemnify and hold harmless each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company or any of their Subsidiaries, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL and the Nevada Revised Statutes. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Company, jointly and severally, upon receipt by Parent or the Surviving Company from the D&O Indemnified Party of a request therefor; provided, that any such D&O Indemnified Party to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL and the Nevada Revised Statutes, to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification.

(b) The provisions of the certificate of incorporation and bylaws of Parent with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Parent that are presently set forth in the certificate of incorporation and bylaws of Parent shall not be amended, modified or repealed for a period of six (6) years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who, at or prior to the Effective Time, were officers or directors of Parent, unless such modification is required by applicable Law. The certificate of incorporation and bylaws of the Surviving Company shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Company to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c) From and after the Effective Time, (i) the Surviving Company shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s and its Subsidiaries’ organizational documents and pursuant to any indemnification agreements between the Company or its Subsidiaries and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s and its Subsidiaries’ organizational documents and pursuant to any indemnification agreements between Parent or its Subsidiaries and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase, prior to the Effective Time, a six-year prepaid “D&O tail policy” for the non-cancellable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six years from and after the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of Parent by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby).

(e) From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 7.5 in connection with their enforcement of the rights provided to such persons in this Section 7.5.

(f) The provisions of this Section 7.5 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

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(g) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.5. Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.5.

Section 7.6 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall take all such steps as may be necessary or appropriate to cause the acquisitions of Parent Common Stock (including derivative securities with respect to such Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.7 Disclosure. The parties shall mutually agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any party’s obligations under the Confidentiality Agreement, no party shall, and no party shall permit any of its Subsidiaries or any of its Representatives to, issue any press release or make any disclosure (to any customers or employees of such party, to the public or otherwise) regarding the transactions contemplated hereby unless (a) the other party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such party advises the other party of, and consults with the other party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements made by the Company or Parent in compliance with this Section 7.7. Notwithstanding the foregoing, a party need not consult with any other parties pursuant to the specific terms of this Section 7.7 in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 7.2(d), Section 7.3(c) or with respect to any Acquisition Proposal, Company Board Adverse Recommendation Change, Parent Board Adverse Recommendation Change, or pursuant to Section 7.3(e).

Section 7.8 Listing. At or prior to the Effective Time, Parent shall use its commercially reasonable efforts to (a) maintain its existing listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of shares of Parent Common Stock to be issued in connection with the transactions contemplated hereby, and to cause such shares to be approved for listing (subject to official notice of issuance), and (c) to the extent required by Nasdaq Marketplace Rule 5110, prepare and file an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each party will reasonably promptly inform the other party of all verbal or written communications between Nasdaq and such party or its representatives. The parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The party not filing the Nasdaq Listing Application will cooperate with the other party as reasonably requested by such filing party with respect to the Nasdaq Listing Application and promptly furnish to such filing party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 7.8. The Company and Parent agree to equally bear and pay all Nasdaq fees associated with any action contemplated by this Section 7.8.

Section 7.9 Tax Matters.

(a) The parties intend that (i) the exchange of Company Indebtedness for the Company Indebtedness Merger Consideration and (ii) the exchange of Company Capital Stock for the Company Capital Stock Merger Consideration, in each case, be treated as taxable exchanges governed by Section 1001 of the Code and shall treat the Merger as such for all U.S. federal (and applicable state and local) income Tax purposes.

(b) All transfer, documentary, sales, use, stamp, registration, excise, recording, registration value added and other such similar Taxes and fees (including any penalties and interest) that become payable in connection with or by reason of the execution of this Agreement and the transactions contemplated hereby shall be

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borne and paid equally by Parent and the Company. Unless otherwise required by applicable law, Parent shall timely file any Tax Return or other document with respect to such Taxes or fees (and the Company shall reasonably cooperate with respect thereto as necessary).

Section 7.10 Directors and Officers. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the parties shall use commercially reasonable efforts to take all necessary actions so that the Persons determined in accordance with Section 2.6(c) and 2.6(d) are elected or appointed, as applicable, to the positions of officers and directors of Parent, Intermediate Parent, Intermediate and the Surviving Company, as set forth therein, to serve in such positions effective as of the Effective Time.

Section 7.11 Termination of Certain Agreements and Rights. Except as set forth on Section 7.11 of the Parent Disclosure Letter, each of Parent and the Company shall use commercially reasonable efforts to cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Parent or the Company and any holders of Parent Common Stock or Company Capital Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights (collectively, the “Investor Agreements”), to be terminated immediately prior to the Effective Time.

Section 7.12 Obligations of Intermediate Parent, Intermediate and Merger Sub. Parent will take all action necessary to cause each of Intermediate Parent, Intermediate and Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.13 Allocation Certificate. The Company will prepare and deliver to Parent at least two (2) Business Days prior to the Closing Date a certificate signed by an officer of the Company in a form reasonably acceptable to Parent setting forth (as of immediately prior to the Effective Time) (a) each holder of the Company Capital Stock and Company Indebtedness, (b) such holder’s name and address, (c) the number or percentage and type of the Company Capital Stock and Company Indebtedness held as of the Closing Date for each such holder, and (d) the number of shares of Parent Common Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock and Company Indebtedness held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

Section 7.14 Treatment of Parent Equity Plans.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Intermediate Parent, Intermediate, Merger Sub, or any other Person, each Parent Option that is outstanding and unexercised immediately prior to the Effective Time shall automatically be terminated and cancelled without the payment of any consideration therefor, including any present or future right to receive any portion of the Merger Consideration.

(b) Each share of restricted Parent Common Stock, each restricted stock unit relating to shares of Parent Common Stock, each performance share of Parent Common Stock, and each performance unit relating to shares of Parent Common Stock, whether vested or unvested, that was granted pursuant to a Parent Equity Plan, and is outstanding immediately prior to the Effective Time, shall vest (to the extent not yet vested) with (to the extent applicable) performance deemed achieved at the greater of target or actual level effective as of immediately prior to the Effective Time.

(c) Parent shall, prior to the Effective Time, take all actions necessary or desirable in connection with the treatment of outstanding awards under the Parent Equity Plans contemplated by this Section 7.14.

Section 7.15 Legends.

(a) The shares of Parent Common Stock issued pursuant to the terms of this Agreement will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(a)(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom. Until the resale of the shares of Parent Common Stock issuable to the Company’s debtholders and/or stockholders, as applicable, has become registered under the Securities Act, or otherwise transferable pursuant to an exemption from such registration otherwise required thereunder, the shares of

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Parent Common Stock issued pursuant to this Agreement shall be characterized as “restricted securities” under the Securities Act and, if certificated, shall bear the following legend (or if held in book entry form, will be noted with a similar restriction):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE.”

(b) Parent agrees to cooperate in a timely manner with the holders of Registrable Securities to remove any restrictive legends or similar transfer instructions from the Registrable Securities upon the registration of the Registrable Securities or in the event that the Registrable Securities are otherwise transferable pursuant to an exemption from registration otherwise required thereunder.

(c) Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Common Stock to be received in the Merger by debtholder(s) and stockholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for Parent Common Stock.

Section 7.16 Treatment of Indebtedness; Equity Value Determinations.

(a) At least ten (10) Business Days prior to the Closing Date, the Company shall deliver to Parent payoff letters in form and substance reasonably satisfactory to Parent with respect to Company Indebtedness, which is set forth on Section 7.16(a), of the Company Disclosure Letter and existing immediately prior to the Effective Time. As of the Effective Time, all such Company Indebtedness shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Company Indebtedness Merger Shares, which Parent will cause to be issued to the holders of Company Indebtedness on the Closing Date (the “Company Indebtedness Merger Consideration” and together with the Capital Stock Merger Consideration, the “Merger Consideration”).

(b) Not less than ten (10) Business Days prior to the anticipated date for Closing as mutually agreed in good faith by Parent and the Company (the “Anticipated Closing Date”):

(i) Parent will deliver to the Company a schedule (the “Parent Indebtedness, Parent Outstanding Shares and Parent Equity Value Schedule”, and the date of delivery of the Parent Indebtedness, Parent Outstanding Shares and Parent Equity Value Schedule, the “Parent Calculations Delivery Date”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of Parent Indebtedness, Parent Outstanding Shares and Parent Equity Value (the “Parent Financial Calculations”) as of the close of business on the Anticipated Closing Date and as of immediately prior to the Effective Time with respect to the Parent Outstanding Shares (the “Parent Financials Determination Time”) prepared and certified by Parent’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Parent); and

(ii) the Company will deliver to Parent a schedule (the “Company Equity Value Schedule”, and together with the Parent Indebtedness, Parent Outstanding Shares and Parent Equity Value Schedule, the “Financial Schedules,” and the date of delivery of the Company Equity Value Schedule, the “Company Equity Value Delivery Date” and together with the Parent Calculations Delivery Date, the “Delivery Date”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of the Company Equity Value (the “Company Equity Value Calculations” and together with the Parent Financial Calculations, the “Financial Calculations”) as of the close of business on the Anticipated Closing Date (the “Company Equity Value Determination Time”) prepared and certified by Parent’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Parent). For purposes of this Section 7.16, the “Delivering Party” refers to the party delivering its Financial Schedules in accordance with Section 7.16(b)(i) or Section 7.16(b)(ii), as applicable, and the “Receiving Party” refers to the party receiving such Financial Schedules.

(c) Each party shall make available to the other party (electronically to the greatest extent possible), as reasonably requested by the other party, the work papers and back-up materials used or useful in preparing the applicable Financial Schedules and, if reasonably requested by the other party, each party’s accountants and counsel at reasonable times and upon reasonable notice.

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(d) Within five Business Days after the applicable Delivery Date (the last day of such period, the “Applicable Response Date”), the Receiving Party shall have the right to dispute any part of the applicable Financial Calculations by delivering a written notice to that effect to the Delivering Party (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the applicable Financial Calculations.

(e) If, on or prior to the Applicable Response Date, the Receiving Party notifies the Delivering Party in writing that is has no objections to the applicable Financial Calculations or, if prior to 5:00 p.m. (New York City time) on the Applicable Response Date, the Receiving Party has failed to deliver a Dispute Notice as provided in Section 7.16(d), then the applicable Financial Calculations as set forth in the applicable Financial Schedules shall be deemed to have been finally determined for purposes of this Agreement and to represent either the Parent Indebtedness, Parent Outstanding Shares and the Parent Equity Value at the Parent Financials Determination Time, or the Company Equity Value at the Company Equity Value Determination Time, as applicable (the “Final Parent Indebtedness,” the “Final Parent Outstanding Shares,” the “Final Parent Equity Value,” or the “Final Company Equity Value,” as applicable) for purposes of this Agreement.

(f) If the Receiving Party delivers a Dispute Notice on or prior to 5:00 p.m. (New York City time) on the Applicable Response Date, then Representatives of Parent and the Company shall promptly, and in no event later than one calendar day after the Applicable Response Date, meet and attempt in good faith to resolve the dispute item(s) and negotiate an agreed-upon determination of the disputed Parent Indebtedness, Parent Outstanding Shares, Parent Equity Value or Company Equity Value, as applicable, which agreed upon Parent Indebtedness, Parent Outstanding Shares, Parent Equity Value or Company Equity Value amount, as applicable, shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Parent Indebtedness, Final Parent Outstanding Shares, Final Parent Equity Value or Final Company Equity Value for purposes of this Agreement.

(g) If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of the Final Parent Indebtedness, Final Parent Outstanding Shares, Final Parent Equity Value or Final Company Equity Value, as applicable, pursuant to Section 7.16(f) within two calendar days after delivery of the Dispute Notice (or such other period as Parent and the Company may mutually agree upon), then any remaining disagreements as to the applicable Financial Calculations shall be referred to an independent auditor of recognized national standing jointly selected by Parent and the Company (the “Accounting Firm”). The Delivering Party shall promptly deliver to the Accounting Firm all work papers and back-up materials used in preparing the applicable Financial Schedules subject to the ongoing dispute, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five calendar days of accepting its selection. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Parent and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Final Parent Indebtedness, Final Parent Outstanding Shares, Final Parent Equity Value or Final Company Equity Value, as applicable, made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final and binding on Parent and the Company and shall be deemed to have been finally determined for purposes of this Agreement and to represent the Final Parent Indebtedness, Final Parent Outstanding Shares, Final Parent Equity Value or Final Company Equity Value, as applicable, for purposes of this Agreement. The parties shall delay the Closing until the resolution of the matters described in this Section 7.16(b). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of the Parent Indebtedness, Parent Outstanding Shares, Parent Equity Value or Company Equity Value, as applicable, that was unsuccessfully disputed amount by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Parent Indebtedness, Parent Outstanding Shares, Parent Equity Value or Company Equity Value, as applicable. If this Section 7.16(g) applies as to the determination of the Final Parent Indebtedness, Final Parent Outstanding Shares, Final Parent Equity Value or Final Company Equity Value described in Section 7.16(b), upon resolution of the matter in accordance with this Section 7.16(g), the parties shall not be required to determine the Parent Indebtedness, Parent Outstanding Shares, Parent Equity Value or Company Equity Value again even though the Closing Date may occur later than the Anticipated Closing Date, except that either Parent and the Company may require a redetermination of the Final Parent Indebtedness, Final Parent Outstanding Shares, Final Parent Equity Value or Final Company Equity Value if the Closing Date is more than ten (10) calendar days after the Anticipated Closing Date.

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Section 7.17 Private Placement. Parent intends to issue the shares of Parent Common Stock as provided in this Agreement pursuant to a “private placement” exemption or exemptions from registration under Section 4(a)(2) of the Securities Act and an exemption from qualification under applicable state securities laws.

Section 7.18 Registration Rights Agreement. At or prior to the Effective Time, Parent shall authorize and duly adopt, execute and deliver, a Registration Rights Agreement (the “Registration Rights Agreement”), in form and substance mutually acceptable to Parent and the persons set forth on Section 7.18 of the Parent Disclosure Letter (the “Rights Holders”), pursuant to which, among other things, Parent will register for resale under the Securities Act the Company Merger Shares held by the Rights Holders after the Closing Date.

Section 7.19 Parachute Payment Analysis. Reasonably promptly following the date of this Agreement, Parent shall engage a nationally recognized independent public tax accounting firm (the “Parachute Payment Accounting Firm”), reasonably approved by the Company, to conduct an analysis as to whether any Parent Disqualified Individual may be paid or receive any payments, amounts or benefits as a result of or in connection with the Merger (whether alone or upon the occurrence of any additional or subsequent events), that may reasonably be expected to (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”). Parent shall bear all expenses with respect to the analysis and determinations by such Parachute Payment Accounting Firm required to be made by this Section 7.19. Parent shall furnish such Parachute Payment Accounting Firm such information and documents as the Parachute Payment Accounting Firm may reasonably request in order to make its required determination. The Parachute Payment Accounting Firm shall provide its calculations, together with detailed supporting documentation, to Parent as soon as practicable following its engagement. Parent shall provide to the Company for its reasonable review and approval, at least fifteen (15) Business Days prior to the Closing, copies of such calculations prepared by the Parachute Payment Accounting Firm and such detailed supporting documentation. Any good faith determinations of the Parachute Payment Accounting Firm made hereunder shall be final, binding and conclusive upon Parent, any other member of its Controlled Group and the Parent Disqualified Individuals absent manifest error. No later than five (5) Business Days prior to the Closing, Parent shall obtain and deliver to the Company a Parachute Payment Cutback Agreement from each Parent Disqualified Individual, as determined immediately prior to the Closing, who has not executed and delivered a Parachute Payment Cutback Agreement to Parent prior to the date of this Agreement.

Section 7.20 Equity Financing. Promptly following the date of this Agreement, Parent and the Company shall use commercially reasonable efforts to effectuate an equity financing in Parent on terms and conditions mutually acceptable to Parent and the Company (the “Equity Financing”). To effectuate the Equity Financing, within five (5) Business Days following the date of this Agreement, Parent will engage a financial advisor reasonably selected by the Company.

Section 7.21 Debt Financing Agreement. Provided that it is offered on terms materially consist with the terms set forth on Section 8.2(d)(iv) of the Parent Disclosure Letter, (a) Parent shall take all actions reasonably necessary to enter into the Debt Financing Agreement as of the Closing and (b) the Company shall take all actions reasonably necessary to cause the Debt Providers to enter into the Debt Financing Agreement as of the Closing.

Section 7.22 Parent Refinancing Agreements. Parent shall use commercially reasonable efforts to procure payoff letters and such other documentation from the Parent Lenders as may be necessary to provide for the repayment and/or cancellation of the Final Parent Indebtedness as of the Closing.

Article VIII
CLOSING CONDITIONS

Section 8.1 Conditions Precedent of each Party. The obligations of each party to effect the Merger and otherwise consummate the transactions contemplated hereby to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable Law, the written waiver by each of the parties, at or prior to the Closing, of each of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the transactions contemplated hereby shall have been issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the transactions contemplated hereby illegal.

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(b) (i) Parent shall have obtained the Parent Stockholder Approval and (ii) the Company shall have obtained the Company Stockholder Approval.

(c) (i) The approval of the listing of the additional shares pursuant to the Nasdaq Listing Application shall have been approved for listing (subject to official notice of issuance) on Nasdaq and (ii) Parent has maintained its existing listing on Nasdaq and obtained approval of the listing of the combined corporation on Nasdaq.

Section 8.2 Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations.

(i) The Parent Capitalization Representations shall have been true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date (after adjusting for the Charter Amendment and the Nasdaq Reverse Stock Split) with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except for any de minimis inaccuracies as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(ii) The Parent Fundamental Representations (other than the Parent Capitalization Representations) that (A) are not subject to qualifications based on a “Parent Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a “Parent Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects or in all respects, as applicable, as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(iii) The representations and warranties of Parent, Intermediate Parent, Intermediate and Merger Sub made in this Agreement (other than the Parent Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which would not reasonably be expected to have a Parent Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have a Parent Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent, Intermediate Parent, Intermediate and Merger Sub set forth in this Agreement for purposes of this Section 8.2(a)(iii), all qualifications in the representations and warranties based on a “Parent Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(b) Performance of Covenants. Parent shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect.

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(d) Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(i) a certificate executed by an officer of Parent certifying that the conditions set forth in Section 8.2(a), (b) and (c) have been duly satisfied;

(ii) written resignations in forms reasonably satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent and its Subsidiaries who are not to continue as officers or directors of Parent and its Subsidiaries pursuant to Section 7.10;

(iii) the Registration Rights Agreement pursuant to Section 7.18; and

(iv) an agreement (the “Debt Financing Agreement”) pursuant to which Motive GM Holdings II LLC or its Affiliate (in such capacity, collectively with its respective former, current or future directors, officers, affiliates, employees, partners and advisors, the “Debt Providers”) will provide, subject to the terms and conditions thereof, debt financing to Parent (the “Debt Financing”), in accordance with the terms set forth on Section 8.2(d)(iv) of the Parent Disclosure Letter.

(e) Repayment and/or Cancellation of Parent Indebtedness. The Company shall have received from Parent evidence in form and substance reasonably satisfactory to the Company of the repayment and cancellation of the Final Parent Indebtedness and the release of the Liens securing such Final Parent Indebtedness.

(f) Performance of Sale and Leaseback Transaction. Parent shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it pursuant to the terms and conditions of the Sale and Leaseback Transaction prior to the Effective Time.

(g) Board of Directors. The Board of Directors of Parent will be as specified in Section 2.6(c) of the Parent Disclosure Letter as of immediately following the Closing.

(h) Parent Refinancing Agreements. Parent and the Parent Lenders shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by them pursuant to the terms and conditions of the Parent Refinancing Agreements prior to the Effective Time. Parent shall have obtained all authorizations and approvals required to be obtained by it pursuant to the Parent Refinancing Agreements.

Section 8.3 Conditions Precedent of Parent, Intermediate Parent, Intermediate and Merger Sub. The obligations of Parent, Intermediate Parent, Intermediate and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

(a) Accuracy of Representations.

(i) The Company Capitalization Representations shall have been true and correct (other than de minimis inaccuracies) as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct except for any de minimis inaccuracies as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(ii) The Company Fundamental Representations (other than the Company Capitalization Representations) that (A) are not subject to qualifications based on a “Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all material respects and (B) are subject to qualifications based on a “Material Adverse Effect” or any other materiality qualifications or other qualifications based on the word “material” or similar phrases (but not dollar thresholds) shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date except, in each case, for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects or in all respects, as applicable, as of such particular date) (it being

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understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

(iii) The representations and warranties of the Company made in this Agreement (other than the Company Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except (A) for any failure to be so true and correct which would not reasonably be expected to have a Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which would not reasonably be expected to have a Material Adverse Effect) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 8.3(a)(iii), all qualifications in the representations and warranties based on a “Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.

(b) Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Closing Certificate. Parent shall have received a certificate executed by an officer of the Company certifying (a) that the conditions set forth in Section 8.3(a), (b), and (c) have been duly satisfied and (b) that the information set forth in the Allocation Certificate delivered by the Company in accordance with Section 7.13 is true and accurate in all respects as of the Closing Date.

(e) Documents. The Debt Providers shall have executed the Debt Financing Agreement, which Parent may not refuse to enter into if it is materially consistent with the terms set forth on Section 8.2(d)(iv) of the Parent Disclosure Letter.

(f) Performance of Sale and Leaseback Transaction. Mango Workhorse LLC shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it pursuant to the terms and conditions of the Sale and Leaseback Transaction prior to the Effective Time.

Article IX
TERMINATION

Section 9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Proposals by Parent’s stockholders, unless otherwise specified below):

(a) by mutual consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by February 14, 2026 (subject to possible extension as provided in this Section 9.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the Company or Parent if such party’s (or in the case of Parent, Intermediate Parent’s, Intermediate’s or Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided, further, however, that, in the event that the SEC has not concluded its review of the preliminary Proxy Statement (whether by confirmation that the SEC has no further comments or expiration of the 10-day waiting period contemplated by Rule 14a-6(a) promulgated under the Exchange Act) by the date which is 60 days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional 60 days;

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(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final and nonappealable order, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby;

(d) by Parent if the Company Stockholder Approval shall not have been obtained by written consent of the Company’s stockholders in lieu of a meeting within two (2) Business Days of this Agreement; provided, however, that once the Company Stockholder Approval has been obtained, Parent may not terminate this Agreement pursuant to this Section 9.1(d);

(e) by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Proposals and (ii) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (or any adjournment or postponement thereof); provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f) by the Company (at any time prior to obtaining the Parent Stockholder Approval) if any Parent Triggering Event shall have occurred;

(g) by Parent (at any time prior to obtaining the Company Stockholder Approval) if any Company Triggering Event shall have occurred;

(h) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent, Intermediate Parent, Intermediate or Merger Sub or if any representation or warranty of Parent, Intermediate Parent, Intermediate or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 8.2(a) or Section 8.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in Parent’s, Intermediate Parent’s, Intermediate’s or Merger Sub’s representations and warranties or breach by Parent, Intermediate Parent, Intermediate or Merger Sub is curable by Parent, Intermediate Parent, Intermediate or Merger Sub, then this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from the Company to Parent, Intermediate Parent, Intermediate or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) and (ii) Parent, Intermediate Parent, Intermediate or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent, Intermediate Parent, Intermediate or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(h) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(h) as a result of such particular breach or inaccuracy if such breach by Parent, Intermediate Parent, Intermediate or Merger Sub is cured prior to such termination becoming effective); or

(i) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.3(a) or Section 8.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company, then this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 9.1(i) (it being understood that this Agreement shall not terminate pursuant to this Section 9.1(i) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective).

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The party desiring to terminate this Agreement pursuant to this Section 9.1 (other than pursuant to Section 9.1(a)) shall give a notice of such termination to the other party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 9.2, Section 9.3 and Article X (and the related definitions of the defined terms in such section) shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 9.3 shall not relieve any party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 9.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 9.3 all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated, provided however, that the Company and Parent shall bear and pay the fees associated with the Nasdaq Listing Application equally and Parent shall pay, among other things, all other costs, fees, and expenses incurred in relation to the printing and filing with the SEC of the Proxy Statement (including any financial statements and exhibits) and any amendments or supplements thereto and paid to a financial printer or the SEC.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 9.1(e) or by the Company pursuant to Section 9.1(h), (ii) at any time after the date of this Agreement and prior to the Parent Stockholder Meeting an Acquisition Proposal with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction, then Parent shall pay the Company, upon such consummation of a Subsequent Transaction, a nonrefundable fee in an amount equal to $1,050,000 (the “Parent Termination Fee”).

(c) If this Agreement is terminated by the Company pursuant to Section 9.1(f) (or, at the time this Agreement is terminated, the Company had the right to terminate this Agreement pursuant to Section 9.1(f)), then Parent shall pay to the Company, within five (5) Business Days of such termination the Parent Termination Fee.

(d) If (i) this Agreement is terminated by Parent pursuant to Section 9.1(d) or Section 9.1(i), (ii) at any time after the date of this Agreement and before obtaining the Company Stockholder Approval, an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been withdrawn) and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction that is subsequently consummated or consummates a Subsequent Transaction, then the Company shall pay to Parent, upon such consummation of a Subsequent Transaction, an amount equal to $1,750,000 (the “Company Termination Fee”).

(e) If this Agreement is terminated by Parent pursuant to Section 9.1(g) (or, at the time this Agreement is terminated, Parent had the right to terminate this Agreement pursuant to Section 9.1(g)), then Company shall pay to Parent, within five (5) Business Days of such termination the Company Termination Fee.

(f) If either party fails to pay when due any amount payable by it under this Section 9.3, then (i) such party shall reimburse the other party for reasonable and documented out-of-pocket costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 9.3 and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other party in full) at a rate per annum equal to the “prime rate” (as set forth in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid plus three percent.

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(g) The parties agree that, subject to Section 9.2, the payment of fees and expenses set forth in this Section 9.3 shall be the sole and exclusive remedy of each party following a termination of this Agreement under the circumstances described in this Section 9.3, it being understood that in no event shall either Parent or the Company be required to pay the individual fees or damages payable pursuant to this Section 9.3 on more than one occasion. Subject to Section 9.2, following the payment of the fees and expenses set forth in this Section 9.3 by a party, (i) such party shall have no further liability to the other party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other party giving rise to such termination, or the failure of the transactions contemplated hereby to be consummated, (ii) no other party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such party or seek to obtain any recovery, judgment or damages of any kind against such party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such party) in connection with or arising out of this Agreement or the termination thereof, any breach by such party giving rise to such termination or the failure of the transactions contemplated hereby to be consummated and (iii) all other parties and their respective Affiliates shall be precluded from any other remedy against such party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such party giving rise to such termination or the failure of the transactions contemplated hereby to be consummated. Each of the parties acknowledges that (x) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated hereby, (y) without these agreements, the parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 9.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 9.3(g) shall limit the rights of the parties under Section 10.3.

Article X
GENERAL PROVISIONS

Section 10.1 Non-survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 10.2 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time, whether before or after Company Stockholder Approval or the Parent Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 10.3 Waiver. The parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company or Parent, as applicable, without such further approval or adoption. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the

Annex A-61

recipient, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to Parent, Intermediate Parent, Intermediate Merger Sub or the Surviving Company (following the Closing), to:

Workhorse Group Inc.
3600 Park 42 Drive, Suite 160E
Sharonville, Ohio 45241
	Attention:	Richard Dauch, Chief Executive Officer
	E-mail:	rick.dauch@workhorse.com

with a copy (which shall not constitute notice) to:

Taft Stettinius & Hollister LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202
	Attention:	Arthur McMahon, III
	Email:	amcmahon@taftlaw.com

(ii)	if to Company, to:

Motiv Power Systems, Inc.
330 Hatch Drive
Foster City, California 94404
	Attention:	Scott Griffith, Chief Executive Officer
	Email:	scott.griffith@motivps.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)
303 Colorado Street, Suite 3000
Austin, Texas 78701
	Attention:	Brent Bernell
Jeffrey Scharfstein, P.C.
	E-mail:	brent.bernell@us.dlapiper.com
jeffrey.scharfstein@us.dlapiper.com

Section 10.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Company Support Agreement, the Registration Rights Agreement, the Confidentiality Agreement, and the transaction documents effecting the Sale and Leaseback Transaction and the Convertible Financing, constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 10.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 7.5.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.3 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation

Annex A-62

among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 10.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 10.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 10.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Annex A-63

Section 10.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 10.14 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 10.15 No Presumption Against Drafting Party. Each of Parent, Intermediate Parent, Intermediate, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 10.16 Lender Limitations. Notwithstanding anything to the contrary contained in this Agreement, each of Parent, Intermediate Parent, Intermediate and Merger Sub agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Providers (which defined term for the purposes of this provision shall include the Debt Providers and their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the Debt Financing but exclude, for the avoidance of doubt, the Company or any of its Affiliates) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Financing Agreement or the performance thereof or the Debt Financing contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (a) none of Parent, Intermediate Parent, Intermediate or Merger Sub, and none of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders, shall have any rights or claims against any Debt Provider, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Agreement or the performance thereof or the Debt Financing contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) no Debt Provider shall have any liability (whether in contract, in tort or otherwise) to any of Parent, Intermediate Parent, Intermediate and Merger Sub, their respective Subsidiaries or any of their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders (other than the Company or any of its Affiliates) for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Agreement or the performance thereof or the Debt Financing contemplated thereby, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 10.16 shall in any way affect any party’s or any of its Affiliates’ rights and remedies under any binding agreement to which a Debt Provider is a party. This Section 10.16 shall not be terminated or modified without the prior written consent of the Debt Providers, it being expressly agreed that the Debt Providers are third-party beneficiaries of this Section 10.16.

[The remainder of this page is intentionally left blank.]

Annex A-64

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

WORKHORSE GROUP INC.
By:	/s/ Richard F. Dauch
Name:	Richard F. Dauch
Title:	Chief Executive Officer
OMAHA INTERMEDIATE 2, INC.
By:	/s/ Richard F. Dauch
Name:	Richard F. Dauch
Title:	Chief Executive Officer
OMAHA INTERMEDIATE, INC.
By:	/s/ Richard F. Dauch
Name:	Richard F. Dauch
Title:	Chief Executive Officer
OMAHA MERGER SUBSIDIARY, INC.
By:	/s/ Richard F. Dauch
Name:	Richard F. Dauch
Title:	Chief Executive Officer
MOTIV POWER SYSTEMS, INC.
By:	/s/ Scott Griffith
Name:	Scott Griffith
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-65

Exhibit A

FIRPTA CERTIFICATE

Omitted.

Annex A-66

Exhibit B

COMPANY SUPPORT AGREEMENT

Omitted.

Annex A-67

Exhibit C

FORM OF PARACHUTE PAYMENT CUTBACK AGREEMENT

Omitted.

Annex A-68

Annex B

Execution Version

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of August 15, 2025 (the “Agreement Date”) by and among the stockholders of Motiv Power Systems, Inc., a Delaware corporation (the “Company”) listed on the signature page(s) hereto (collectively, the “Stockholders” and each individually, a “Stockholder”), the Company, and Workhorse Group Inc., a Nevada corporation (“Parent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock and Company Preferred Stock set forth opposite such Stockholder’s name on Schedule A hereto (together with such additional shares of capital stock that become beneficially owned (within the meaning of Rule 13d–3 promulgated under the Exchange Act) by such Stockholder, whether upon the receipt of dividends, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date, the “Subject Shares”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Omaha Intermediate 2, Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Intermediate Parent”), Omaha Intermediate, Inc., a Delaware corporation and wholly-owned direct subsidiary of Intermediate Parent (“Intermediate”), Omaha Merger Subsidiary, Inc., a Delaware corporation and wholly-owned direct subsidiary of Intermediate (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the “Merger”); and

WHEREAS, as a condition and inducement to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement to induce Parent to enter into the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

1.    Voting of Subject Shares.

(a)  Each Stockholder holding Subject Shares hereby irrevocably and unconditionally agrees that, as promptly as practicable and in any event no later than two Business Days after the date hereof, the Stockholders shall deliver to Parent and the Company a written consent voting all of the Subject Shares in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby.

(b)  From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date (as defined below), at every meeting of the stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following, each Stockholder shall vote or cause to be voted the Subject Shares that such Stockholder is entitled to vote, unless the Company Board (or any committee thereof) has made a Company Board Adverse Recommendation Change that has not been rescinded or otherwise withdrawn, (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger; and (ii) against any other action or agreement that is not recommended by the Company Board and that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (B) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (C) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by thereby.

Annex B-1

2.    Transfer of Shares. Each Stockholder covenants and agrees that during the period from the date of this Agreement through the Expiration Date, such Stockholder will not, directly or indirectly, (a) transfer, assign, sell, tender pursuant to a tender or exchange offer, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares; (b) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement; (c) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Subject Shares; or (d) take any other action that would materially restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of the Subject Shares shall not prohibit any such Transfers by any Stockholder in connection with the transactions contemplated by the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, any Stockholder may transfer any or all of the Subject Shares, in accordance with applicable Law, to the Stockholder’s Affiliates (provided, that, prior to and as a condition to the effectiveness of such Transfer, each Person to whom any of such Subject Shares or any interest in any of such Subject Shares is or may be transferred shall have executed and delivered to Parent a counterpart of this Agreement in a form reasonably acceptable to Parent pursuant to which such Affiliate shall be bound by all of the terms and provisions hereof, in which case such Affiliate shall be deemed a Stockholder hereunder).

3.    Additional Covenants of the Stockholders.

(a)  Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall (at such Stockholder’s sole cost and expense) take such further actions, as Parent may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

(b)  Cancellation of Indebtedness. To the extent each Stockholder is a holder of Company Indebtedness, each Stockholder agrees that, as of the Effective Time, such Company Indebtedness (other than any Company Indebtedness related to the Debt Financing (the “Debt Financing Indebtedness”)) shall be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Company Indebtedness Merger Shares pursuant to Section 7.16(a) of the Merger Agreement. In furtherance of the foregoing, at least ten (10) Business Days prior to the Closing Date, each Stockholder agrees to deliver to the Company for subsequent delivery to the Parent a payoff letter in form and substance reasonably satisfactory to Parent with respect to such Company Indebtedness (other than the Debt Financing Indebtedness). For the sake of clarity and avoidance of doubt, each party hereto acknowledges and agrees that the provisions of this Section 3(b) will not apply to the Debt Financing Indebtedness.

(c)  WAIVER OF APPRAISAL RIGHTS. Each Stockholder hereby irrevocably waives, to the full extent of the law, any and all rights which the Stockholder may have as to appraisal, dissent or any similar or related matter, including under Section 262 of the General Corporation Law of the State of Delaware or otherwise in connection with the Merger OR the Merger Agreement.

4.    Representations and Warranties of each Stockholder. Each Stockholder on its own behalf hereby represents and warrants to Parent, severally and not jointly, with respect to such Stockholder and such Stockholder’s ownership of the Subject Shares as follows:

(a)  Authority. Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a

Annex B-2

proceeding in equity or at law). The execution, delivery and performance by such Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or such Stockholder’s ability to observe and perform such Stockholder’s material obligations hereunder.

(b)  No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such Stockholder’s property or assets.

(c)  The Subject Shares. Such Stockholder is the record and beneficial owner of and has good and marketable title to the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, which are free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than any of the foregoing that would not prevent or delay such Stockholder’s ability to perform such Stockholders obligations hereunder. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto (except that such Stockholder may be deemed to beneficially own Subject Shares owned by other Stockholders). The Stockholders have, or will have at the time of the applicable stockholder meeting, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay a Stockholder’s ability to perform its obligations hereunder. Except for the Merger Agreement, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any such Subject Shares.

(d)  Reliance by Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(e)  Litigation. As of the date hereof, to the knowledge of such Stockholder, there is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

5.    Representations and Warranties of Parent. Parent represents and warrants to the Stockholders as follows: Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by Parent Board, and no other corporate proceedings on the part of Parent are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement by Parent and the consummation of the transactions contemplated hereby and thereby. Parent has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

Annex B-3

6.    Stockholder Capacity. No Person executing this Agreement on behalf of a Stockholder who is or becomes during the term hereof a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer. Each Person executing this Agreement on behalf of a Stockholder is executing this Agreement solely in such Person’s capacity as a representative of such Stockholder and nothing herein shall limit or affect any actions taken (or any failures to act) by such Person in such Person’s capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by Person in such Person’s capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

7.    Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) the written agreement of the Stockholders and Parent to terminate this Agreement.

8.    Specific Performance. Each Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (b) Parent is relying on such covenants in connection with entering into the Merger Agreement and (c) a violation of any of the terms of such covenants, obligations or agreements will cause Parent irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, each Stockholder agrees that Parent shall be entitled to specific performance of the terms hereof, including an injunction or injunctions, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to prevent such Stockholder from committing any violation of such covenants, obligations or agreements and to enforce specifically the terms and provisions of this Agreement. These remedies are cumulative and shall be Parent’s sole remedy under this Agreement unless Parent shall have sought and been denied such remedies, and such denial is other than by reason of the absence of violation of such covenants, obligations or agreements.

9.    Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE DEEMED TO BE MADE AND SHALL BE INTERPRETED, CONSTRUED AND GOVERNED IN ALL RESPECTS BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceeding shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 13 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

10.  WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN

Annex B-4

THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.

11.  Amendment, Waivers, etc. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by Parent and each of the Stockholders. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

12.  Assignment; No Third Party Beneficiaries. This Agreement shall not be assignable or otherwise transferable by a party without the prior written consent of the other parties, and any attempt to so assign or otherwise transfer this Agreement without such consent shall be null, void and of no effect. Subject to the preceding sentence, this Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

13.  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13):

if to the Company:

Motiv Power Systems, Inc.
330 Hatch Drive
Foster City, California 94404
Attention:	Scott Griffith, Chief Executive Officer
Email:	[omitted]

with copies to (which copies shall not constitute notice):

DLA Piper LLP (US)
303 Colorado St., Suite 3000
Austin, TX 78701
Attention:	Brent L. Bernell
Jeffrey Scharfstein, P.C.
E-mail:	brent.bernell@us.dlapiper.com
jeffrey.scharfstein@us.dlapiper.com

if to Parent:

Workhorse Group Inc.
3600 Park 42 Drive, Suite 160E
Sharonville, Ohio 45241
Attention:	Richard Dauch, Chief Executive Officer
E-mail:	rick.dauch@workhorse.com

Annex B-5

with copies to (which copies shall not constitute notice):

Taft Stettinius & Hollister LLP
450 Walnut Street, Suite 1800
Cincinnati, OH 45202
Attention:	Arthur McMahon, III
E-mail:	amcmahon@taftlaw.com

if to the Stockholders:

Motive GM Holdings II LLC
[Omitted]

with copies to (which copies shall not constitute notice):

DLA Piper LLP (US)
303 Colorado Street
Suite 3000
Austin, TX 78701-4653
Attention:	Brent L. Bernell
E-mail:	brent.bernell@us.dlapiper.com

14.  Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

15.  Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

16.  Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

17.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.

[Remainder of page intentionally left blank]

Annex B-6

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:
MOTIV POWER SYSTEMS, INC.
By:	/s/ Scott Griffith
Name:	Scott Griffith
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

Annex B-7

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:
WORKHORSE GROUP INC.
By:	/s/ Richard F. Dauch
Name:	Richard F. Dauch
Title:	Chief Executive Officer

[SIGNATURE PAGE TO SUPPORT AGREEMENT]
Annex B-8

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:
MOTIVE GM HOLDINGS LLC
By:
Name:	[Omitted]
Title:	Manager
MOTIVE GM HOLDINGS II LLC
By:
Name:	[Omitted]
Title:	Manager

[SIGNATURE PAGE TO SUPPORT AGREEMENT]

Annex B-9

SCHEDULE A

Stockholder	Company Common Stock	Company Preferred Stock
Motive GM Holdings LLC	351,496	—
Motive GM Holdings II LLC	7,454,438	44,642,857

Annex B-10

Annex C

August 15, 2025

Board of Directors
Workhorse Group Inc.
3600 Park 42 Drive, Suite 160E
Sharonville, Ohio 45241

Members of the Board:

BTIG, LLC (“BTIG” or “we”) has been advised that Workhorse Group Inc. (together with its subsidiaries, “Parent”) proposes to enter into an Agreement and Plan of Merger, to be dated as of August 15, 2025 (the “Merger Agreement”), with Motiv Power Systems, Inc. (“Motiv”), Omaha Intermediate 2, Inc., a wholly-owned subsidiary of Parent (“Intermediate Parent”), Omaha Intermediate, Inc., a wholly-owned subsidiary of Intermediate Parent (“Intermediate”), and Omaha Merger Subsidiary, Inc., a wholly-owned subsidiary of Intermediate (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into Motiv, with Motiv continuing as the surviving company and as a wholly-owned direct subsidiary of Intermediate (the “Merger”), and at the effective time of the Merger (the “Effective Time”) all shares of capital stock of Motiv and all indebtedness of Motiv will be cancelled and be converted into the right to receive, in the aggregate, a number of shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) equal to the Merger Consideration (as defined in the Merger Agreement). We have further been advised that, concurrently with and as a condition to the execution of the Merger Agreement: (i) Parent, Workhorse Motor Works Inc. (“Parent Property Sub”) and Mango Workhorse LLC will enter into a sale and leaseback transaction pursuant to which Parent Property Sub will sell its Union City, Indiana manufacturing facility and campus (the “Property”) to Mango Workhorse LLC, and Parent will subsequently lease back the Property from Mango Workhorse LLC (the “Sale and Leaseback Transaction”); (ii) Parent will enter into a Waiver, Repayment and Exchange Agreement (the “Parent Refinancing Agreement”) with certain affiliates of ATW Partners (the “Parent Lender”), pursuant to which Parent will agree to use certain of the proceeds from the Sale and Leaseback Transaction and issue rights (the “Rights”) to receive shares of Parent Common Stock equal to 30% of the fully-diluted shares of Parent Common Stock outstanding as of immediately prior to the Effective Time to the Parent Lender to repurchase and retire certain then-outstanding indebtedness and warrants of Parent from the Parent Lender; and (iii) Parent and Motive GM Holdings II LLC will execute a convertible note in Parent (the “Convertible Financing”). In addition, in connection with the transactions contemplated by the Merger Agreement Parent intends to effect a reverse stock split of the Parent Common Stock at a reverse stock split ratio as mutually agreed to by Parent and Motiv for the purpose of maintaining compliance with Nasdaq listing standards (the “Nasdaq Reverse Stock Split”). The summary of the transactions set forth above is qualified in its entirety by the terms of the Merger Agreement.

The Board of Directors of Parent (the “Board”) has requested BTIG’s opinion, as investment bankers, as to the fairness, from a financial point of view, to Parent of the issuance by Parent of the Merger Consideration pursuant to the Merger Agreement (the “Opinion”).

In rendering our Opinion, we have, among other things:

(i)         reviewed (x) an execution version of the Merger Agreement, and (y) an execution version of the Parent Refinancing Agreement;

(ii)        discussed the Merger and related matters with Parent’s management;

(iii)      reviewed (a) certain information in the audited financial statements of Parent for the two fiscal years ended December 31, 2024, and (b) certain information in the unaudited financial statements of Parent for the two fiscal quarters ended June 30, 2025 and March 31, 2025, in the case of each of (a) and (b) that we deemed relevant to this Opinion;

(iv)       reviewed and discussed with Parent’s management an illustrative liquidation analysis of Parent prepared by Parent’s management based on the balance sheet of Parent as of March 31, 2025 (the “Management Liquidation Analysis”);

Annex C-1

(v)        reviewed and discussed with Parent’s management certain other publicly available information concerning Parent and certain historical information concerning Motiv provided by Parent and Motiv;

(vi)       reviewed and discussed with Parent’s management (x) certain non-public projected financial data relating to Parent on a stand-alone basis prepared and furnished to us by Parent (the “Parent Projections”) and (y) certain non-public projected financial data relating to Parent and Motiv assuming the completion of the Merger (together the “Combined Company”) prepared by Parent’s management and Motiv’s management and furnished to us by Parent (the “Combined Company Projections”);

(vii)      discussed with Parent’s management (x) the historical and current business operations, financial condition and prospects of Parent (including their views on the risks and uncertainties of achieving the Parent Projections) and (y) the prospects of the Combined Company (including their views on the risks and uncertainties of achieving the Combined Company Projections), in each case and such other matters as we deemed relevant;

(viii)    reviewed certain research publications prepared by equity research analysts relating to the business, operations, financial condition and trading history of selected public companies as BTIG deemed relevant;

(ix)       reviewed the reported prices and the historical trading activity of the Parent Common Stock;

(x)        evaluated the enterprise value of Parent implied by the various financial analyses we conducted;

(xi)       conducted such other financial studies, analyses and investigations and considered such other information as we deemed necessary or appropriate for purposes of our Opinion; and

(xii)      took into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and our knowledge of Parent’s industry generally.

In rendering our Opinion, we have relied upon and assumed, with your acknowledgement and consent, without independent investigation or verification, the accuracy and completeness of all of the financial and other information that was provided to BTIG by or on behalf of Parent or Motiv, or that was otherwise reviewed by BTIG, and have not assumed any responsibility for independently verifying any of such information. With respect to the Parent Projections, we have assumed, at the direction of Parent, that they were reasonably prepared on the basis of reflecting the best currently available estimates and judgments of the management of Parent as to the future operating and financial performance of Parent on a stand-alone basis and that they provided a reasonable basis upon which we could form our Opinion. With respect to the Combined Company Projections, we have assumed, at the direction of Parent, that they were reasonably prepared on the basis of reflecting the best currently available estimates and judgments of the managements of Parent and Motiv as to the future operating and financial performance of the Combined Company and that they provided a reasonable basis upon which we could form our Opinion. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. BTIG has relied on this projected information without independent verification or analysis and does not in any respect assume any responsibility for the accuracy or completeness thereof.

In addition, our opinion and the underlying analyses relating thereto are, with your knowledge and approval, based upon the following additional key assumptions: (i) there are no undisclosed liabilities outside of the ordinary course of business of Parent or Motiv that will result in an adjustment to the Merger Consideration, (ii) the Management Liquidation Analysis has been reasonably prepared in good faith based on assumptions reflecting the best currently available estimates and judgments of the management of Parent as to (a) the expected realizable value for Parent’s net assets, assuming an orderly liquidation of such net assets, and (b) the remaining amounts estimated to be available upon completion of such liquidation for distribution to Parent’s equity holders; (iii) immediately prior to the Effective Time, the Parent Outstanding Shares (as defined in the Merger Agreement) will be approximately 15.4 million shares, as provided to us by the management of Parent; and (iv) the pro forma ownership of Parent, immediately following the following the Effective Time, assuming (x) completion of the Parent Refinancing Agreement and the issuance of the Rights thereunder, and (y) the exercise, conversion, or exchange, as applicable, of all outstanding Parent Options (as defined in the Merger Agreement), restricted stock, restricted stock units, warrants, conversion rights, exchange rights or any other rights to receive shares of Parent Common Stock, to the extent not terminated prior to the Closing (as defined in the Merger

Annex C-2

Agreement), but without giving effect to the Convertible Financing, will be 26.25% held by the holders of Parent Common Stock as of immediately prior to the Effective Time other than the Parent Lender, 11.25% held by the Parent Lender, and 62.5% held by the debtholder(s) and the stockholders of Motiv as of immediately prior to the Effective Time, as provided to us by the management of Parent.

We express no view or opinion with respect to the Management Liquidation Analysis or the assumptions on which it is based. With your knowledge and approval, we have not analyzed, or otherwise considered the effect of the Nasdaq Reverse Stock Split on the Merger Consideration as of the Effective Time. We have assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Parent or Motiv since the date of the last financial statements made available to us. We did not make or obtain any independent evaluation, appraisal or physical inspection of either Parent or Motiv’s assets or liabilities, nor have we been furnished with any such evaluation or appraisal. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, BTIG assumes no responsibility for their accuracy.

We have assumed, with your consent, that there are no factors that would delay or subject to any adverse conditions any necessary regulatory or governmental approval and that all conditions to the Merger will be satisfied and not waived. We have also assumed that the Merger will be consummated substantially on the terms and conditions described in the Merger Agreement, without any waiver of material terms or conditions by Parent or any other party, and that obtaining any necessary regulatory approvals or satisfying any other conditions for consummation of the Merger will not have an adverse effect on Parent, Motiv or the Merger. We have also assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations and all other laws applicable to Parent and Motiv. We have further assumed that Parent has relied upon the advice of its counsel, independent accountants and other advisors (other than BTIG) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Parent, Motiv, the Merger and the Merger Agreement.

Our Opinion is limited to whether, as of the date hereof, the issuance by Parent of the Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to Parent, and does not address any other terms, aspects or implications of the Merger or any other transactions including, without limitation, the form or structure of the Merger, any consequences of the Merger or any other transactions on Parent its stockholders, creditors or any other constituencies of Parent, or any terms, aspects or implications of any voting, support, stockholder, credit or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise, including the Sale and Leaseback Transaction, the Parent Refinancing Agreement and the issuance of the Rights thereunder, the Convertible Financing and the Nasdaq Reverse Stock Split. Our Opinion also does not consider, address or include: (i) any other strategic alternatives currently (or which have been or may be) contemplated by Parent; (ii) the legal, tax or accounting consequences of the Merger on Parent, its stockholders or any other party; (iii) the fairness of the amount or nature of any compensation to any officers, directors or employees of Parent or Motiv, or any class of any such person, relative to the compensation paid to any other party; or (iv) the fairness of the amount or nature of any consideration involved in the Sale and Leaseback Transaction, the Parent Refinancing Agreement and the issuance of the Rights thereunder, the Convertible Financing or the Nasdaq Reverse Stock Split. Furthermore, we are not expressing any opinion herein as to the prices, trading range or volume at which Parent’s securities will trade following public announcement or consummation of the Merger or other transactions contemplated by the Merger Agreement or related agreements. We also have not been requested to, and have not, participated in the structuring or negotiation of the Merger or of such other transactions.

Our Opinion is necessarily based on economic, market, financial and other conditions as they exist on the date hereof, and on the information made available to us by or on behalf of Parent, Motiv or their respective advisors, or information otherwise reviewed by BTIG, as of the date of this Opinion. It is understood that subsequent developments may affect the conclusion reached in this Opinion and that BTIG does not have any obligation to update, revise or reaffirm this Opinion. Further, the credit, financial and stock markets are often affected by periods of volatility, and we express no opinion or view as to any potential effects of such volatility on Parent, Motiv or the terms of the Merger. Our Opinion is for the information of, and directed to, the Board for its information and assistance in connection with its consideration of the financial terms of the Merger. Our Opinion does not constitute a recommendation to the Board as to how the Board should vote on the Merger or to any stockholder of Parent or Motiv as to how any such stockholder should vote at any stockholders’ meeting at which the Merger or any related transactions may be considered, or whether or not any stockholder of Parent or Motiv should enter into a voting, stockholders’ or affiliates’ agreement with respect to the Merger, or exercise any redemption,

Annex C-3

repurchase, exchange or similar rights that may be available to such stockholder. In addition, this Opinion does not compare the relative merits of the Merger with any other alternative transactions or business strategies which may have been available to Parent and does not address the underlying business decision of the Board or Parent to proceed with or effect the Merger.

We are not legal, tax, regulatory or bankruptcy advisors. We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States Congress, the Securities and Exchange Commission (the “SEC”), or any other regulatory bodies, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC or the Financial Accounting Standards Board. Our Opinion is not a solvency opinion and does not in any way address the solvency or financial condition of Parent or Motiv.

BTIG, as part of its investment banking services, is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, and private placements. We have acted as financial advisor to the Board and will receive a fee, which will be due upon delivery of this Opinion, that is not contingent upon consummation of the Merger. We will not receive any other significant payment or compensation contingent upon the successful consummation of the Merger. In addition, Parent has agreed to reimburse certain of our expenses and indemnify us for certain liabilities arising out of our engagement. In the past two years, BTIG served as sales agent and/or principal on Parent’s at-the-market offering of Parent Common Stock, for which we have received compensation. BTIG may also seek to provide investment banking services to Parent, Motive or Parent Lender or their respective affiliates in the future, for which we would seek customary compensation. In the ordinary course of business, BTIG and our clients may effect transactions in the equity securities of Parent, Motiv or Parent Lender and may at any time hold a long or short position in such securities.

BTIG’s Fairness Opinion Committee has approved the issuance of this Opinion. Our Opinion may not be published or otherwise used or referred to, nor shall any public reference to BTIG be made, without our prior written consent, except in accordance with the terms and conditions of BTIG’s engagement letter agreement with Parent. This Opinion supersedes in its entirety any other written analyses or materials previously furnished by BTIG to Parent or its representatives.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the issuance by Parent of the Merger Consideration pursuant to the Merger Agreement is fair, from a financial point of view, to Parent.

Very truly yours,

/s/ JT Herman

JT Herman

Managing Director

Annex C-4

Annex D

EXECUTION COPY

THIS NOTE AND ANY SECURITIES ISSUABLE PURSUANT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. the note and any such SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED IN THIS NOTE AND UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

THIS NOTE IS SUBJECT TO an intercreditor AGREEMENT, DATED AS OF AUGUST 15, 2025, BY AND AMONG the company (AS DEFINED BELOW), THE GUARANTORS (AS DEFINED BELOW), the holder AND Horsepower Management LLC, IN ITS CAPACITY AS FIRST LIEN AGENT, AS MAY BE amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “intercreditor agreement”).

WORKHORSE GROUP INC.

Subordinated Secured Convertible Note

Issuance Date: August 15, 2025	Original Principal Amount: U.S. $5,000,000.00

FOR VALUE RECEIVED, Workhorse Group Inc., a Nevada corporation (the “Company”), hereby promises to pay to Motive GM Holdings II LLC or its permitted registered assigns (“Holder”) the amount set forth above as the Original Principal Amount (the “Principal”) when due, whether upon the Maturity Date, or upon acceleration or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set forth above as the Issuance Date (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date or upon acceleration, conversion or otherwise (in each case in accordance with the terms hereof). Certain capitalized terms used herein are defined in Section 22.

1. Payments of Principal. Subject to Section 3, on the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid Interest (and for purposes of clarity, the Company shall not be required to make any payments of Interest in cash prior to the Maturity Date, including on any Interest Date (as defined below)). Other than as specifically permitted by this Subordinated Secured Convertible Note (this “Note”), the Company may not prepay any portion of the outstanding Principal or accrued and unpaid Interest.

2. Interest; Interest Rate.

(a) Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year and twelve 30-day months. On the first Business Day of each Fiscal Quarter (each, an “Interest Date”), any accrued and unpaid Interest shall be compounded and become additional Principal outstanding hereunder as of such Interest Date (each, a “Quarterly Compounding”).

(b) Prior to a Quarterly Compounding, interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Purchase Amount on any Conversion Date in accordance with Section 3 or any required payment upon any Bankruptcy Event of Default. From and after the occurrence and during the continuance of any Event of Default, the Interest Rate shall automatically be increased to the applicable Default Rate. In the event that such Event of Default is subsequently cured or waived in writing in accordance with the terms of this Note and the other Transaction Documents (and no other Event of Default then exists, including, without limitation, for the Company’s failure to pay such Interest at the Default Rate on the applicable Interest Date), the adjustment referred to in the preceding sentence shall cease to be effective as of the calendar day immediately following the date of such cure or waiver; unless expressly provided therein, any such cure or waiver shall not relieve the Company of its obligation to pay Interest at the Default Rate for the period from the occurrence of such Event of Default through and including the date of such cure or waiver of such Event of Default.

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3. Conversion of Note. If there is an Equity Financing in connection with, or after, the Closing (as defined in the Merger Agreement) but on or before the Maturity Date of this Note, on the initial closing date of such Equity Financing (the “Conversion Date”), this Note will automatically convert into the number of shares of Holder Stock equal to the Purchase Amount divided by the Conversion Price. In connection with the automatic conversion of this Note into shares of Holder Stock, the Holder will execute and deliver to the Company all of the transaction documents (the “Equity Documents”) related to the Equity Financing; provided, that such documents are the same documents to be entered into with the purchasers of Standard Stock, with appropriate variations for the Holder Stock if applicable.

4. Rights Upon Event of Default.

(a) Event of Default. Each of the following events shall constitute an “Event of Default” and each of the events in clauses (iii), (iv) and (v) below shall constitute a “Bankruptcy Event of Default”:

(i) the Company’s failure to deliver the required number of shares of Holder Stock on the Conversion Date, if any;

(ii) the Company’s or any Subsidiary’s failure to pay to the Holder any amount of Principal, Interest or other amounts when and as due under this Note (which for purposes of clarity, will be payable only on the Maturity Date or pursuant to Section 4(b) hereof) or any other Transaction Document or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby;

(iii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary by a third party, shall not be dismissed within thirty (30) days of their initiation;

(iv) the commencement by the Company or any Subsidiary of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree, order, judgment or other similar document in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under any applicable federal, state or foreign law, or the consent by it to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the execution of a composition of debts, or the occurrence of any other similar federal, state or foreign proceeding, or the admission by it in writing of its inability to pay its debts generally as they become due, the taking of corporate action by the Company or any Subsidiary in furtherance of any such action or the taking of any action by any Person to commence a Uniform Commercial Code foreclosure sale or any other similar action under federal, state or foreign law;

(v) the entry by a court of (i) a decree, order, judgment or other similar document in respect of the Company or any Subsidiary of a voluntary or involuntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency, reorganization or other similar law or (ii) a decree, order, judgment or other similar document adjudging the Company or any Subsidiary as bankrupt or insolvent, or approving as properly filed a petition seeking liquidation, reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal, state or foreign law or (iii) a decree, order, judgment or other similar document appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs;

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(vi) other than as specifically set forth in another clause of this Section 4(a), the Company or any Subsidiary breaches any representation or warranty in any material respect (other than representations or warranties that are qualified by materiality, which may not be breached in any respect), or any covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition that is curable, only if such breach remains uncured for a period of two (2) consecutive Business Days;

(vii) a materially false or inaccurate certification (including a materially false or inaccurate deemed certification) by the Company as to whether any Event of Default has occurred;

(viii) any breach or failure in any respect by the Company or any Subsidiary to comply with any provision of Section 7 of this Note;

(ix) any provision of any Transaction Document (including, without limitation, the Security Documents and the Guaranties) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the parties thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Transaction Document (including, without limitation, the Security Documents and the Guaranties);

(x) any Security Document shall for any reason fail or cease to create a separate valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien (subject to the Intercreditor Agreement) on the Collateral (as defined in the Security Documents) in favor of the Collateral Agent or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any governmental authority having jurisdiction over the Company, seeking to establish the invalidity or unenforceability thereof;

(xi) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could have a Material Adverse Effect; or

(xii) any Event of Default (as defined in the Senior Notes) occurs with respect to any Senior Notes.

(b) Notice of an Event of Default; Remedies. Upon the occurrence of an Event of Default with respect to this Note, the Company shall within one (1) Business Day deliver written notice thereof via electronic mail and overnight courier (with next day delivery specified) to the Holder and the Collateral Agent. Upon the occurrence of any Event of Default, the Holder may by notice to the Company declare the unpaid principal balance of this Note together with all accrued and unpaid Interest thereon and all fees, Collection Costs and other sums evidenced by this Note to be immediately due and payable, whereupon the unpaid principal balance of this Note together with all accrued and unpaid interest thereon and all fees, Collection Costs and other sums evidenced by this Note shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company; provided, however, that upon the occurrence of any Bankruptcy Event of Default, the unpaid principal balance of this Note together with all accrued and unpaid interest thereon, and all fees, Collection Costs and other sums evidenced by this Note, shall automatically become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company. The Holder’s and Collateral Agent’s rights and remedies with respect to the acceleration of this Note upon the occurrence of an Event of Default are in addition to the Holder’s and Collateral Agent’s rights and remedies under common and statutory law and under any other Transaction Documents.

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5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Holder that, as of the Issuance Date:

(a) Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing (if a good standing concept exists in such jurisdiction) in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. Other than as set forth on Section 5.3 of the Parent Disclosure Letter to the Merger Agreement, the Company has no Subsidiaries.

(b) Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Note and the other Transaction Documents. Each Subsidiary has the requisite power and authority to enter into and perform its obligations under the Transaction Documents to which it is a party. The execution and delivery of this Note and the other Transaction Documents by the Company and its Subsidiaries, to which each is a party, and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by the Company’s board of directors and each of its Subsidiaries’ board of directors or other governing body, as applicable, and no further filing, consent or authorization is required by the Company, its Subsidiaries, their respective boards of directors or their shareholders or other governing body. This Note and the other Transaction Documents to which it is a party have been duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. The Transaction Documents to which each Subsidiary is a party has been duly executed and delivered by each such Subsidiary, and shall constitute the legal, valid and binding obligations of each such Subsidiary, enforceable against each such Subsidiary in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

(c) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and its Subsidiaries and the consummation by the Company and its Subsidiaries of the transactions contemplated hereby and thereby (including, without limitation, the issuance of this Note) will not (i) result in a violation of the Articles of Incorporation (including, without limitation, any certificate of designation contained therein), Bylaws, certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries, or any capital stock or other securities of the Company or any of its Subsidiaries, in each case as amended to the date hereof, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market and including all applicable foreign, federal and state laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the case of clauses (ii) and (iii) above, for such breaches, violations or conflicts as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(d) Consents. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with, any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective

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obligations under or contemplated by the Transaction Documents, in each case, in accordance with the terms hereof or thereof, other than the filing of a Current Report on Form 8-K with the Securities and Exchange Commission and the filing of a Listing Additional Shares Notification with the Principal Market, and with respect to issuance of the Holder Stock, the consents, approvals, filings, and notices contemplated by the Merger Agreement.

(e) Acknowledgment Regarding Holder’s Purchase of Securities. The Company acknowledges and agrees that the Holder is acting solely in the capacity of an arm’s length purchaser with respect to the Transaction Documents and the transactions contemplated hereby and thereby and that the Holder is not (i) an officer or director of the Company or any of its Subsidiaries, (ii) an “affiliate” (as defined in Rule 144 promulgated under the 1933 Act (or a successor rule thereto) (collectively, “Rule 144”)) of the Company or any of its Subsidiaries or (iii) to its knowledge, a “beneficial owner” of more than 10% of the shares of common stock (as defined for purposes of Rule 13d-3 of the 1934 Act). The Company further acknowledges that the Holder is not acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and any advice given by the Holder or any of its representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to the Holder’s purchase of the Securities. The Company further represents to the Holder that the Company’s and each Subsidiary’s decision to enter into the Transaction Documents to which it is a party has been based solely on the independent evaluation by the Company, each Subsidiary and their respective representatives.

(f) Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(g) Transfer Taxes. On the Issuance Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of this Note will be, or will have been, fully paid or provided for by the Company, and all laws imposing such taxes will be or will have been complied with.

(h) OFAC. The Company is not, and to the knowledge of the Company, no director, officer, employee, agent or other Person acting on behalf of the Company is, an individual or entity that is, or that is owned or controlled by Persons that are: (i) the subject or target of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom, or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions including, without limitation, Cuba, Iran, North Korea, Sudan, Syria, and the Crimea Region of the Ukraine.

(i) USA PATRIOT Act. The Company is not a Person (i) described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of Executive Order 13224 signed on September 23, 2001, as amended, or (ii) that engages in any dealings or transactions with any such Person.

(j) Ranking of Notes. Other than the Senior Notes, no Indebtedness of the Company will be senior to, or pari passu with, the Notes in right of payment, whether with respect to payment, interest, damages, upon liquidation or dissolution or otherwise.

6. CONDITIONS PRECEDENT. The obligation of the Holder to purchase this Note on the Issuance Date is subject to the satisfaction, at or before the Issuance Date, of each of the following conditions:

(a) The Company and each Subsidiary (as the case may be) shall have duly executed and delivered to the Holder each of the Transaction Documents to which it is a party.

(b) The Company shall have delivered to the Holder a certificate evidencing the formation and good standing (if a good standing concept exists in such jurisdiction) of the Company and each of its Subsidiaries in each such entity’s jurisdiction of formation issued by the Secretary of State (or comparable office) of such jurisdiction of formation as of a date within ten (10) days of the Issuance Date.

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(c) The Company shall have delivered to the Holder a certified copy of the Articles of Incorporation as certified by the Nevada Secretary of State within ten (10) days of the Issuance Date.

(d) Each Subsidiary shall have delivered to the Holder a certified copy of its Articles of Incorporation (or such equivalent organizational document) as certified by the Secretary of State (or comparable office) of such Subsidiary’s jurisdiction of incorporation within ten (10) days of the Issuance Date.

(e) The Company and each Subsidiary shall have delivered to the Holder a certificate, in the form acceptable to the Holder, executed by the Secretary of the Company and each Subsidiary and dated as of the Issuance Date, as to (i) the resolutions as adopted by the Company’s and each Subsidiary’s board of directors in a form reasonably acceptable to the Holder, (ii) the Articles of Incorporation of the Company (the “Articles of Incorporation”) and the organizational documents of each Subsidiary and (iii) the Bylaws of the Company (the “Bylaws”) and the bylaws of each Subsidiary, each as in effect at the Issuance Date.

(f) The Company shall have obtained all governmental, regulatory or third party consents and approvals, if any, necessary for the issuance of this Note, including without limitation, those required by the Principal Market, if any.

(g) No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or Governmental Entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents.

(h) In accordance with the terms of the Security Documents, the Company shall have delivered to the Collateral Agent appropriate financing statements on Form UCC-1 to be duly filed in such office or offices as may be necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by each Security Document.

(i) The Collateral Agent shall have received the Security Agreement, duly executed by the Company and each of its Subsidiaries.

(j) The Holder shall have received a letter on the letterhead of the Company, duly executed by the Chief Executive Officer of the Company, setting forth the wire amounts of the Holder and the wire transfer instructions of the Company.

(k) The Company and its Subsidiaries shall have delivered to the Holder such other documents, instruments or certificates relating to the transactions contemplated by this Note as the Holder or its counsel may reasonably request.

7. Covenants. Until this Note has been converted, paid in full or otherwise satisfied in accordance with its terms:

(a) Rank. All payments due under this Note (a) shall be subordinated to all Senior Notes and (b) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(b) Merger Agreement. The Company shall comply with covenants in Section 6.1 of the Merger Agreement.

(c) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(d) Maintenance of Properties, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

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(e) Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company (A) agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of this Note; and (B) expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by this Note, but will suffer and permit the execution of every such power as though no such law has been enacted.

(f) Board Composition.

(i) The Company agrees that the Holder shall be entitled to nominate one director, who shall initially be Alan Henricks (the “Nominee”) to the Company’s Board of Directors (the “Board”). The Company agrees (i) to expand the size of the Board from seven (7) directors to eight (8) directors and appoint the Nominee to the Board effective as of the date hereof; (ii) to include the Nominee as a nominee to the Board on each slate of nominees for election of the Board included in any and all annual meeting proxy statements (or consent solicitations or equivalent documents) delivered by the Company to its stockholders; (iii) to recommend the election of the Nominee to the stockholders of the Company; and (iv) without limiting the foregoing, to otherwise use its reasonable best efforts to cause the Nominee to be elected to the Board in any and all circumstances, including providing at least as high a level of support for the election of such nominee as it provides to any other individual standing for election as a director. Until the Company’s satisfaction of its closing obligations under the Merger Agreement, the Company will not increase the size of the Board to be greater than eight (8) directors without the Holder’s prior written consent.

(ii) The Company acknowledges and agrees that the Nominee will not be removed by the Company without cause without the Holder’s prior written consent.

(iii) The Company acknowledges and agrees that the Nominee will be paid the same non-executive director compensation that the Company pays to its other non-executive directors.

(iv) The parties acknowledge and agree that the Company’s satisfaction of its closing obligations under the Merger Agreement, even if they are in contravention of this Note, will not constitute a breach of this Section 7(f). In the event of any conflict between the terms of this Section 7(f) and the Merger Agreement, the terms of the Merger Agreement will control.

(v) Notwithstanding anything in this Section 7(f) to the contrary, the Company shall have the right to reject any appointment who, after the date hereof, is or becomes an officer, employee or director of, or who has or enters into a contractual relationship with, Motiv Power Systems, Inc.

(g) Board Observer Agreement. The Company shall have delivered evidence to the Holder of the Company’s execution of that certain Board Observer Agreement, of even date herewith (the “Board Observer Agreement”), by and among the Company, the Holder and the observer named therein. The Company shall comply with the covenants set forth in the Board Observer Agreement.

8. Security. This Note is secured to the extent and in the manner set forth in the Transaction Documents (including, without limitation, the Security Agreement, the other Security Documents and the Guaranties), and Collateral Agent may exercise all secured creditor rights and remedies provided therein.

9. TAX TREATMENT. The Company and the Holder acknowledge and agree that, for U.S. federal and applicable state income tax purposes, (i) this Note shall be treated as stock that is not “preferred stock” within the meaning of Section 305 of the Code and any applicable regulations promulgated thereunder, (ii) the conversion of the Note pursuant to the terms set forth in Section 3 is expected to be characterized as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code or otherwise as a non-recognition transaction in which the Holder does not recognize any taxable income or gain, and (iii) all payments made by the Company under this Note shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, duties, levies, imposts, deductions, charges, or withholdings of any nature. The Company agrees to take no positions or actions inconsistent with such treatment, including on any IRS Form 1099, unless otherwise required by (x) a final determination within the meaning of Section 1313 of the Code or (y) a change in law after the date hereof. If any taxes are required to be deducted or withheld by the Company from any amounts payable under this Note, the Company

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shall pay such additional amounts as may be necessary to ensure that the net amount received by the Holder after such deduction or withholding (including any such Taxes on such additional amounts) shall equal the amount that would have been received in the absence of such deduction or withholding. The Company shall promptly pay the full amount deducted or withheld to the relevant taxation or other authority in accordance with applicable law and shall deliver to the Holder, within thirty (30) days after such payment is made, a receipt or other documentation evidencing such payment.

10. Amending the Terms of This Note. The prior written consent of the Holder shall be required for any change, waiver or amendment to this Note.

11. Transfer. This Note and any shares of Holder Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of any Equity Documents and applicable securities laws; provided, however, until the earlier of (i) the Closing and (ii) the date the Merger Agreement is terminated, this Note may only be transferred either (a) with the written consent of the Company or (b) to an “affiliate” (as defined under Rule 144) of the Holder.

12. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. No failure on the part of the Holder to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Holder of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In addition, the exercise of any right or remedy of the Holder at law or equity or under this Note or any of the documents shall not be deemed to be an election of Holder’s rights or remedies under such documents or at law or equity. The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to specific performance and/or temporary, preliminary and permanent injunctive or other equitable relief from any court of competent jurisdiction in any such case without the necessity of proving actual damages and without posting a bond or other security. The Company shall provide all information and documentation to the Holder that is requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

13. Payment of Collection, Enforcement and Other Costs. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the reasonable, documented (without having the effect of waiving any attorney-client privilege), out-of-pocket costs incurred (the “Collection Costs”) by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, attorneys’ fees and disbursements. The Company expressly acknowledges and agrees that no amounts due under this Note shall be affected, or limited, by the fact that the purchase price paid for this Note was less than the original Principal amount hereof.

14. Construction; Headings. This Note shall be deemed to be jointly drafted by the Company and the initial Holder and shall not be construed against any such Person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Note instead of just the provision in which they are found. Unless expressly indicated

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otherwise, all section references are to sections of this Note. Terms used in this Note and not otherwise defined herein, but defined in the other Transaction Documents, shall have the meanings ascribed to such terms on the Issuance Date in such other Transaction Documents unless otherwise consented to in writing by the Holder.

15. Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

16. Notices; Currency; Payments.

(a) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Note must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The mailing addresses and e-mail addresses for such communications shall be as set forth on the signature pages hereto or to such other mailing address and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change.

Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s e-mail containing the time, date and recipient’s e-mail or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by e-mail or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore.

(b) Currency. All dollar amounts referred to in this Note are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Note shall be paid in U.S. Dollars.

(c) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, unless otherwise expressly set forth herein, such payment shall be made in lawful money of the United States of America by a certified check drawn on the account of the Company and sent via overnight courier service to such Person at such place as Holder may from time to time designate in writing to Company, provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

17. Cancellation. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

18. Waiver of Notice. To the extent permitted by law, the Company hereby irrevocably waives demand, notice, presentment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the other Transaction Documents.

19. Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware. The Company hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or

Annex D-9

discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

20. Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

21. Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

22. Certain Definitions. For purposes of this Note, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

(c) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Collateral Agent” means Motive GM Holdings II LLC, as collateral agent under the Security Documents, together with any duly appointed successors and assigns in such capacity.

(f) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(g) “Conversion Price” means the price per share of the Standard Stock sold in the Equity Financing multiplied by 90%.

(h) “Default Rate” means thirteen percent (13%) per annum.

Annex D-10

(i) “Equity Financing” means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells common stock or preferred stock; provided, however, Equity Financing shall not include the issuance and sale of shares of common stock of the Company pursuant to the At-the-Market Sales Agreement, dated March 10, 2022, between the Company and BTIG, LLC.

(j) “Fiscal Quarter” means each of the fiscal quarters adopted by the Company for financial reporting purposes that correspond to the Company’s fiscal year as of the date hereof that ends on December 31.

(k) “GAAP” means United States generally accepted accounting principles, consistently applied.

(l) “Governmental Entity” means any nation, state, county, city, town, village, district, or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), multi-national organization or body; or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.

(m) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(n) “Guaranties” means that certain Subsidiary Guarantee, dated as of the Issuance Date, made by certain affiliates and subsidiaries of the Company (the “Guarantors”) in favor of the Holder and the Collateral Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(o) “Holder Stock” means the shares of the series of preferred or common stock, as applicable, issued to the Holder in an Equity Financing, having the identical rights, privileges, preferences and restrictions as the shares of Standard Stock, other than, in the event the Holder Stock is preferred stock, with respect to: (i) the per share liquidation preference and the initial conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price.

(p) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including, without limitation, “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above.

(q) “Interest Rate” means, as of any date of determination, eight percent (8%) per annum, subject to adjustment from time to time in accordance with Section 2.

Annex D-11

(r) “Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person or the purchase of any assets of another Person for greater than the fair market value of such assets.

(s) “Lien” means any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets.

(t) “Material Adverse Effect” means any material adverse effect on (i) the business, properties, assets, liabilities, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any Subsidiary, individually or taken as a whole, (ii) the transactions contemplated hereby or in any of the other Transaction Documents or any other agreements or instruments to be entered into in connection herewith or therewith or (iii) the authority or ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any of the Transaction Documents (as defined below).

(u) “Maturity Date” means the earliest of (i) the date a Termination Fee (as defined in the Merger Agreement), if any, is due and payable by the Company (which for purposes of clarity, shall mean Parent under the Merger Agreement), (ii) the date that is three months following the date of termination of the Merger Agreement, other than a termination by the Company (which for purposes of clarity, shall mean Parent under the Merger Agreement) pursuant to Sections 9.1(d), 9.1(g) or 9.1(i) of the Merger Agreement and (iii) August 15, 2027.

(v) “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of the Issuance Date, by and among the Company, Omaha Merger Subsidiary, Inc., a Delaware corporation, Omaha Intermediate, Inc., a Delaware corporation, Omaha Intermediate 2, Inc., a Delaware corporation, and Motiv Power Systems, Inc., a Delaware corporation (“Motiv”), as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(w) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(x) “Principal Market” means the Nasdaq Capital Market.

(y) “Purchase Amount” means an amount equal to the Principal plus accrued and unpaid Interest.

(z) “Securities” means, collectively, the Notes and the Holder Stock.

(aa) “Security Agreement” means that certain Security Agreement, dated as of the Issuance Date, made by certain affiliates and subsidiaries of the Company in favor of the Collateral Agent, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

(bb) “Security Documents” means, collectively, the Security Agreement, any mortgage made by the grantors party thereto in favor of the Collateral Agent, the Approved Control Agreements (as defined in the Security Agreement), any Intellectual Property Security Agreements (as described in the Security Agreement) and each other security document and agreement entered into in connection with this Note and each of such other documents and agreements, as each may be amended or modified from time to time.

(cc) “Senior Notes” means the First Lien Notes as defined in the Intercreditor Agreement.

(dd) “Standard Stock” means the shares of the series of common stock or preferred stock issued to the investors investing new money in the Company in connection with the closing date of the Equity Financing.

Annex D-12

(ee) “Subsidiaries” means any Person in which the Company, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person.

(ff) “Transaction Documents” means, collectively, this Note, the Security Documents, the Guaranties, the Intercreditor Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

[signature page follows]

Annex D-13

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

WORKHORSE GROUP INC.
By:	/s/ Richard F. Dauch
Name:	Richard F. Dauch
Title:	Chief Executive Officer
Address for notices:
Workhorse Group Inc.
Attn:
3600 Park 42 Drive, Suite 160
Sharonville, Ohio 45241
Email: rick.dauch@workhorse.com
with a copy to (which shall not constitute notice):
Taft Stettinius & Hollister LLP
Attn: Arthur McMahon, III
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202
Email: amcmahon@taftlaw.com

[Signature Page to Note]

Annex D-14

The Holder hereby confirms its acceptance of the foregoing Note, and its agreement with the terms, provisions, covenants and agreements set forth therein, as of the date first above written.

MOTIVE GM HOLDINGS II LLC
By:	/s/ [Omitted.]
Name: [Omitted.]
Title: Manager

Address for notices:

Motive GM Holdings II LLC
[Omitted.]

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)
Attention: Kira Mineroff
51 John F. Kennedy Parkway
Suite 120
Short Hills, NJ 07078-2704
Email: kira.mineroff@us.dlapiper.com

DLA Piper LLP (US)
Attention: Brent L. Bernell
DLA Piper LLP (US)
303 Colorado Street
Suite 3000
Austin, TX 78701-4653
Email: brent.bernell@us.dlapiper.com

[Signature Page to Note]

Annex D-15

Annex E

EXECUTION COPY

WAIVER, REPAYMENT AND EXCHANGE AGREEMENT

This Waiver, Repayment and Exchange Agreement (the “Agreement”) is entered into as of the date set forth on the signature pages below, by and among Workhorse Group Inc., a Nevada corporation (the “Company”), and the investor signatory hereto (the “Holder”), with reference to the following facts:

A. On July 20, 2023, the Company filed a registration statement on Form S-3 on July 20, 2023 (File Number 333-273357) (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) and the Registration Statement has been declared effective by the SEC on July 28, 2023.

B. The Company has heretofore executed and delivered to the Trustee an Indenture, dated as of December 27, 2023, substantially in the form filed as an exhibit to the Registration Statement (the “Base Indenture”), the Supplemental Indenture, dated as of December 27, 2023 (the “First Supplemental Indenture”), the Second Supplemental Indenture, dated as of March 15, 2024 (the “Second Supplemental Indenture”), the Third Supplemental Indenture, dated as of May 10, 2024 (the “Third Supplemental Indenture”), the Fourth Supplemental Indenture, dated as of May 29, 2024 (the “Fourth Supplemental Indenture”), the Fifth Supplemental Indenture, dated as of July 18, 2024 (the “Fifth Supplemental Indenture”), the Sixth Supplemental Indenture, dated as of August 23, 2024 (the “Sixth Supplemental Indenture”), the Seventh Supplemental Indenture, dated as of September 30, 2024 (the “Seventh Supplemental Indenture”), the Eighth Supplemental Indenture, dated as of October 16, 2024 (the “Eighth Supplemental Indenture”), the Ninth Supplemental Indenture, dated as of November 27, 2024 (the “Ninth Supplemental Indenture”), the Tenth Supplemental Indenture, dated as of December 16, 2024 (the “Tenth Supplemental Indenture”), the Eleventh Supplemental Indenture, dated as of January 27, 2025 (the “Eleventh Supplemental Indenture”) and the Twelfth Supplemental Indenture, dated as of February 12, 2025 (the “Twelfth Supplemental Indenture”, and collectively with the Base Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture and the Eleventh Supplemental Indenture, the “Indenture”), providing for the issuance from time to time of certain Senior Secured Convertible Notes (collectively, the “Notes”) by the Company.

C. Prior to the date hereof, pursuant to that certain Securities Purchase Agreement, dated as of March 15, 2024, (as amended, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”) and the Indenture, the Company has issued to the Holder (s) such aggregate principal amount of Notes (the “Holder Notes”) as set forth on the signature page of the Holder attached hereto (the “Holder Note Outstanding Principal Amount”, and the aggregate amounts outstanding under the Holder Notes, as set forth on the signature page of the Holder attached hereto, the “Holder Note Outstanding Amount”) and certain warrants to purchase Common Stock (as defined in the Securities Purchase Agreement) (the “Holder Warrants”). Capitalized terms not defined herein shall have the meaning as set forth in the Securities Purchase Agreement.

D. Prior to the date hereof, pursuant to the terms of the Transaction Documents, the Company and the Collateral Agent, for the benefit of the Holder, entered into a deposit account control agreement (the “Lockbox DACA”), in form and substance satisfactory to the Company and the Collateral Agent, with respect to Account Number: 5022086237 (the “Lockbox Account”) with JP Morgan Chase & Co (including any successor thereto approved by the Collateral Agent, in its sole discretion, the “Lockbox Bank”), which Lockbox Account is subject to the restriction that no Cash deposited into such Lockbox Account shall be released by the Lockbox Bank to the Company (or at the direction of the Company) without the written signature of the Collateral Agent and which as of the date hereof (and prior to the Cash Collateralization) holds $[•].

E. The Company has entered into that certain merger agreement, dated as of the date hereof, by and among the Company, Omaha Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), Omaha Intermediate, Inc., a Delaware corporation (“Omaha Inter 1”), Omaha Intermediate 2, Inc., a Delaware corporation (“Omaha Inter 2,” together with Merger Sub and Omaha Inter I, collectively, the “Joining Entities”), and Motiv Power Systems Inc. (the “Merger Agreement”, and the merger contemplated therein, the “Merger”).

Annex E-1

F. The Company and the Holder desire that (a) on the date hereof, the Company shall deposit (the “Cash Collateralization”) $[•] (the “Cash Collateralization Amount”) into the Lockbox Account which may be applied against all, or any part, of the Conversion Amount (as defined in the Holder Notes) of the Holder Notes as requested in writing by the Holder and the Collateral Agent (each, a “Lockbox Account Release Notice”, and the date thereof, each a “Lockbox Account Release Notice Date”), (b) on the Closing Date (as defined in the Merger Agreement)(the “Merger Closing Date”), the Company shall redeem (the “Cash Repayment”) the Holder Notes at a redemption price equal to 100% of the Conversion Amount of the Holder Notes then outstanding (which, as of the date hereof, is equal to $[•], subject to increase for Interest (including Reduced Interest (as defined below), as applicable) on the Holder Notes prior to the Merger Closing Date and decrease with respect to any conversion of the Holder Notes (or redemption of all, or any part, of the Holder Notes with all, or any part, of the Cash Collateralization Amount, as applicable), in each case, prior to the Merger Closing Date)(the “Final Cash Paydown Amount”), (c) the Holder waives (the “Interest Waiver”), in part, the Holder Notes, solely to effect a reduction of the Interest Rate (as defined in the Holder Notes) (such interest, the “Reduced Interest”) of such portion of the Holder Notes with an aggregate principal amount equal to the Cash Collateralization Amount to 5% per annum with respect to any day in which such corresponding Cash Collateralization Amount remains in the Lockbox Account and (d) on the Merger Closing Date, immediately prior to the closing of the Merger, exchange (the “Exchange”) the Holder Warrants for rights to receive, subject to the terms and conditions set forth herein, from time to time (the “Rights”), an amount of shares of Common Stock equal to [•]% of the fully-diluted shares of Common Stock outstanding as of the time of issuance of the Rights hereunder (determined, for the avoidance of doubt, prior to giving effect to the issuance of any shares of Common Stocks upon closing of the Merger) (the “Rights Shares”, and together with the Rights, the “Securities”) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 144(d)(3)(ii) of the Securities Act. All such determinations, per share price and share amounts to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction that proportionately decreases or increases the Common Stock prior to the time of issuance of the Rights hereunder.

G. Each of the Company and the Holder desire to effectuate the Cash Collateralization, the Interest Waiver, the Cash Repayment and the Exchange (collectively, the “Exchange Transactions”) on the basis and subject to the terms and conditions set forth in this Agreement.

H. The Exchange is being made in reliance upon the exemption from registration provided by Section 4(a)(2) and Rule 144(d)(3)(ii) of the Securities Act.

I. The Company may from time to time implement transactions identical, in all material respects, to the Exchange Transactions with respect to other Notes and Warrants of the Company (the “Other Securities”) that are currently outstanding and held by other investors (the “Other Holders”), as applicable, by entering into agreements (the “Other Agreements”) in the same form as this Agreement (other than proportional changes based upon the difference in aggregate amounts outstanding and number of Other Securities and the payment of legal expenses with respect hereto).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Cash Collateralization; Interest Waiver; Cash Repayment; Exchange; Forbearance

(a) Cash Collateralization; Lockbox Account Release. On the date hereof, the Company shall deposit a cash amount equal to the Cash Collateralization Amount, in U.S. dollars of immediately available funds into the Lockbox Account. At any time after the date hereof and prior to the Merger Closing Date, the Holder may deliver to the Company one or more Lockbox Account Release Notice(s) (each including a direction by the Collateral Agent to the Lockbox Bank) to require the release, in whole or in part, the Cash Collateralization Amount (each, a “Lockbox Account Release Amount”). Each dollar of the Cash Collateralization Amount released to the Holder shall reduce the Conversion Amount of the Holder Notes then outstanding on a dollar-for-dollar basis as described in the Lockbox Account Release Notice. The Company shall cause the delivery of each Lockbox Account Release Amount, in U.S. dollars and immediately available funds, in accordance with the wire instructions of the Holder delivered to the Company in such applicable Lockbox Account Release Notice, by no later than the second (2nd) Business Day after any given Lockbox Account Release Notice Date (each, a “Lockbox Account Release Deadline”).

(b) Interest Waiver. On the Effective Date, the Holder hereby grants the Interest Waiver.

Annex E-2

(c) Final Cash Repayment. On the Merger Closing Date, the Company shall pay the Holder a cash amount equal to the Final Cash Paydown Amount, in U.S. dollars and immediately available funds in accordance with the wire instructions of the Holder delivered to the Company on or prior to the Merger Closing Date in exchange for the cancellation of the Holder Notes as of the Merger Closing Date.

(d) Exchange of Warrants; Release Time. Immediately prior to the time of the closing of the Merger, pursuant to Section 4(a)(2) and Rule 144(d)(3)(ii) of the Securities Act, the Holder hereby agrees to convey, assign and transfer the Holder Warrants (the “Exchanging Warrants”) to the Company in exchange for which the Company agrees to issue the Rights to the Holder on the books and records of the Company (the “Exchange”). As soon as commercially practicable following the Merger Closing Date, the Holder shall deliver or cause to be delivered to the Company (or its assignee) the Holder Warrants (or affidavit of lost Warrant(s), as applicable, in form provided upon request by the Company and reasonably acceptable to the Holder). Immediately following the payment of the Final Cash Paydown Amount to the Holder, issuance of the Rights to the Holder on the books and records of the Company and delivery to the Holder by the Company of the Irrevocable Transfer Agent Instructions (as defined below) duly executed by the Company and acknowledged in writing by the Company’s transfer agent (the “Release Time”), the Holder hereby relinquishes all rights, title and interest in the Holder Notes and Holder Warrants (including any claims the Holder may have against the Company related thereto) and assigns the same to the Company and the Holder Notes and Holder Warrants shall be cancelled.

(d) Forbearance and Waiver. As of the Effective Date, the Holder hereby agrees not to request any Additional Closing pursuant to the Securities Purchase Agreement until the earlier to occur of (x) the Merger Closing Date and (y) the date of termination or abandonment, as applicable, of the Merger. Effective as of the Release Time, the Holder hereby irrevocably waives any right to effect any Additional Closings pursuant to the Securities Purchase Agreement. In addition, as of the Release Time, the Holder hereby waives on behalf of itself and the Collateral Agent (as defined in the Securities Purchase Agreement) any breach, default or Event of Default (as defined under the Notes) under the Transaction Documents solely caused by, or resulting from, the Company and its Subsidiaries entry into the Merger Agreement and the performance of the transactions contemplated thereby, including, without limitation, (i) the Convertible Financing (as defined under the Merger Agreement) and (ii) the Sale and Leaseback Transaction (as defined under the Merger Agreement), and the parties hereto shall perform under the Transaction Documents consistent with the transactions contemplated hereby.

(e) Collateral Matters. On or prior to the Effective Date, (I) each of the Joined Entities shall be joined to (i) the Security Agreement as a “Grantor” thereunder pursuant to a Security Agreement Supplement in form and substance substantially similar to Exhibit B to the Security Agreement and (ii) Subsidiary Guarantee as a “Guarantor” thereunder pursuant to an Assumption Agreement in form and substance substantially similar to Annex 1 to the Guarantee, (II) each of the Company, Omaha Inter 1 and Omaha Inter 1 shall execute a Pledge Amendment in form and substance substantially similar to Exhibit C to the Security Agreement granting a lien on the Pledged Stock of the applicable Joining Entities and (III) each of the Company and the Joined Entities shall execute and deliver any other agreements, instruments, documents or deliverables required pursuant to Section 15(o) of the Holder Notes (collectively, the “Joining Entity Collateral Documents”).

(f) Ancillary Documents; Merger Support.

(i) Transfer Agent Instructions. On or prior to the Release Time, the Company shall issue irrevocable instructions to its transfer agent and any subsequent transfer agent (as applicable, the “Transfer Agent”) in a form attached hereto as Exhibit A (the “Irrevocable Transfer Agent Instructions”) to issue certificates or credit shares to the applicable balance accounts at The Depository Trust Company (“DTC”), registered in the name of the Holder or its respective nominee(s), for the Rights Shares in such amounts as specified from time to time by the Holder to the Company upon exercise of the Rights.

(ii) Leak-Out Agreement. Concurrently herewith, the Holder shall duly execute and deliver to the Company the leak-out agreement in the form attached hereto as Exhibit B (the “Leak-Out Agreement”).

(iii) Merger Support. The Holder hereby agrees to vote any shares of Common Stock held by the Holder as of the record date for the transactions contemplated by the Merger in favor of the Merger at any meeting of the Company occurring after the date hereof and prior to the Merger Closing Date.

Annex E-3

(g) Other Documents. The Company and the Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange Transactions.

2. Amendments

(a) Ratifications. Except as otherwise expressly provided herein, the Securities Purchase Agreement and each other Transaction Document (as defined in the Securities Purchase Agreement), is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date: (i) all references in the Securities Purchase Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Securities Purchase Agreement as amended by this Agreement, and (ii) all references in the other Transaction Documents, to the “Securities Purchase Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Securities Purchase Agreement shall mean the Securities Purchase Agreement as amended by this Agreement. In the event of a conflict between this Agreement and the other Transaction Documents, this Agreement shall control.

(b) Amendments to Transaction Documents. On and after the Effective Date, each of the Transaction Documents (as defined in the Securities Purchase Agreement) are hereby amended as follows:

(i) The defined term “Warrant” is hereby amended to include the “Rights (as defined in each Amendment and Exchange Agreement)”.

(ii) The defined term “Warrant Shares” is hereby amended to include the “Rights Shares (as defined in each Amendment and Exchange Agreement)”.

(iii) The defined term “Amendment and Exchange Agreement” shall mean this Agreement and each Other Agreement.

(iv) The defined term “Transaction Documents” is hereby amended to include this Agreement and each Other Agreement.

(v) The defined term “Permitted Indebtedness” is hereby amended to include a new clause (vii) as follows: “the Omaha Indebtedness subject to the that certain Intercreditor Agreement executed by Motive GM Holdings II LLC and Horsepower Management LLC as agent dated as August 15, 2025 (the “Omaha Intercreditor”)”.

(vi) The defined term “Permitted Lien” is hereby amended to include a new clause (x) as follows: “Liens securing the Omaha Indebtedness to the extent permitted by the Omaha Intercreditor”.

(vii) A new defined term “Omaha Indebtedness” is hereby added as follows: ““Omaha Indebtedness” means the Indebtedness owing to Motive GM Holdings II LLC by Workhorse Group Inc. pursuant to that certain Subordinated Secured Convertible Note in the original principal amount of $5,000,000 dated as August 15, 2025.”

3. Representations and Warranties of the Company.

(a) Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the jurisdiction in which they are formed, and have the requisite power and authority to own their properties and to carry on their business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.

(b) Authorization and Binding Obligation. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement, the Rights, each of the Joining Entity Collateral Documents., the Irrevocable Transfer Agent Instructions, the Leak-Out Agreement and each of the other agreements and certificates entered into by the parties hereto in connection with Exchange Transactions and the other the transactions contemplated by this Agreement (collectively, the “Exchange Documents”), to pay

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the Cash Repayments in accordance herewith and to issue the Rights in accordance with the terms hereof (and upon exercise of the Rights, the Rights Shares) and the reservation for issuance and issuance of the Rights Shares issuable upon exercise of the Rights. The execution and delivery of the Exchange Documents by the Company and the consummation by the Company of the Exchange Transactions and the other transactions contemplated hereby and thereby, including, without limitation, the issuance of the Rights (and upon exercise of the Rights, the Rights Shares) and the reservation for issuance and issuance of the Rights Shares issuable upon exercise of the Rights, have been duly authorized by the Board of Directors of the Company and, other than (i) notification filings with the Principal Market, and (ii) such filings required under applicable securities or “Blue Sky” laws of the states of the United States (the “Required Approvals”) and no further filing, consent, or authorization is required by the Company or of its Board of Directors or its shareholders, except as otherwise contemplated by the Merger Agreement. This Agreement and the other Exchange Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c) No Conflict; Required Filings and Consents.

(i) The execution, delivery and performance of the Exchange Documents by the Company and the consummation by the Company of the Exchange Transactions and the other transactions contemplated hereby and thereby will not (i) result in a violation of the certificate of incorporation of the Company (including, without limitation, any certificate of designation contained therein), bylaws of the Company, certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries, or any capital stock or other securities of the Company or any of its Subsidiaries, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including, without limitation, foreign, federal and state securities laws and regulations and the rules and regulations of the Principal Market and including all applicable foreign, federal and state laws, rules and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.

(ii) Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the Required Approvals), any governmental entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Exchange Documents, in each case, in accordance with the terms hereof or thereof, except as otherwise contemplated by the Merger Agreement. All consents, authorizations, orders, filings and registrations which the Company or any Subsidiary is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the date hereof or prior to the Release Time, and neither the Company nor any of its Subsidiaries are aware of any facts or circumstances which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registration, application or filings contemplated by the Exchange Documents.

(d) No Integration. None of the Company, its Subsidiaries, any of their affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated. None of the Company, its Subsidiaries, their affiliates or any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of any of Securities under the Securities Act or cause the offering of the Securities to be integrated with other offerings.

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(e) Securities Law Exemptions. Assuming the accuracy of the representations and warranties of the Holder contained herein, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act, pursuant to the exemption provided by Section 4(a)(2) and Rule 144(d)(3)(ii) thereof, and applicable state securities laws.

(f) Issuance of Rights. The issuance of the Rights by the Company is duly authorized and, and upon issuance in exchange for the Holder Warrants in accordance with the terms of the Exchange Documents, the Rights shall be validly issued, fully paid and non-assessable and free from all free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, rights, proxies, equity or other adverse claim thereto (collectively, “Liens”). Upon issuance in accordance herewith or pursuant to the Rights, as applicable, the Rights Shares, when issued, will be validly issued, fully paid and nonassessable and free from all Liens with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock, shall be freely tradeable by the Holder and shall be issued without any restricted legend.

(g) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided the Holder or its agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information that will not be disclosed in the 8-K Filing (as defined below). The Company understands and confirms that the Holder will rely on the foregoing representations in effecting transactions in the Securities. All disclosure provided to the Holder regarding the Company and its Subsidiaries, their business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

4. Representations and Warranties of Holders. The Holder represents and warrants to the Company, as of the date hereof, as follows:

(a) Organization and Authority. The Holder has the requisite power and authority to enter into and perform its obligations under this Agreement. The execution and delivery of this Agreement by the Holder and the consummation by Holder of the transactions contemplated hereby has been duly authorized by Holder’s board of directors or other governing body. This Agreement has been duly executed and delivered by Holder and constitutes the legal, valid and binding obligation of Holder, enforceable against Holder in accordance with its terms.

(b) Ownership of Holder Notes and Holder Warrants. The Holder owns the Holder Notes and Holder Warrants free and clear of any Liens (other than the obligations pursuant to this Agreement, the Transaction Documents and applicable securities laws). The Holder Notes and Holder Warrants constitute the only Notes and Warrants held by the Holder, and together with the Other Holder(s) entering into Other Agreements, constitute all of the issued and outstanding Notes and Warrants.

(c) Reliance on Exemptions. The Holder understands that the Securities are being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein and in the Exchange Documents in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Securities.

(d) Validity; Enforcement. This Agreement and the Exchange Documents to which the Holder is a party have been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

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(e) No Conflicts. The execution, delivery and performance by the Holder of this Agreement and the Exchange Documents to which the Holder is a party, and the consummation by the Holder of the transactions contemplated hereby and thereby will not (i) result in a violation of the organizational documents of the Holder or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

(f) No Consideration Paid. No commission or other remuneration has been paid by the Holder for soliciting the exchange of the Holder Warrants for the Rights as contemplated hereby.

5. Disclosure of Transaction. The Company shall, on or before 9:30 a.m., New York City Time, on or prior to the first (1st) Business Day after the date of this Agreement, file a Current Report on Form 8-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching the Exchange Documents, to the extent they are required to be filed under the 1934 Act, that have not previously been filed with the SEC by the Company (including, without limitation, this Agreement and the Leak-Out Agreement) as exhibits to such filing (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents. In addition, effective upon the filing of the 8-K Filing, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement with respect to the transactions contemplated by the Exchange Documents or as otherwise disclosed in the 8-K Filing, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and any of the Holder or any of their affiliates, on the other hand, shall terminate. Neither the Company, its Subsidiaries nor the Holder shall issue any press releases or any other public statements with respect to the Exchange Transactions; provided, however, the Company shall be entitled, without the prior approval of the Holder, to make a press release or other public disclosure with respect to the Exchange Transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith or (ii) as is required by applicable law and regulations (provided that in the case of clause (i) the Holder shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release to the extent the Holder is named in such press release or disclosure). Without the prior written consent of the Holder (which may be granted or withheld in the Holder’s sole discretion), except as required by applicable law, the Company shall not (and shall cause each of its Subsidiaries and affiliates to not) disclose the name of the Holder in any filing, announcement, release or otherwise.

6. No Integration. None of the Company, its Subsidiaries, any of their affiliates, or any Person acting on their behalf shall, directly or indirectly, make any offers or sales of any security (as defined in the Securities Act) or solicit any offers to buy any security or take any other actions, under circumstances that would require registration of the Securities under the Securities Act or cause this offering of the Securities to be integrated with such offering or any prior offerings by the Company for purposes of Regulation D under the Securities Act.

7. Listing. The Company shall promptly secure the listing or designation for quotation (as applicable) of all of the Rights Shares upon the Nasdaq Capital Market (the “Principal Market”) (subject to official notice of issuance). The Company shall maintain the Common Stock’s authorization for quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 7.

8. Fees. The Company shall reimburse Kelley Drye & Warren LLP and Blank Rome LLP, on demand, for all costs and expenses incurred by it in connection with preparing and delivering this Agreement (including, without limitation, all legal fees and disbursements in connection therewith, and due diligence in connection with the transactions contemplated thereby) in an aggregate non-accountable amount equal to $[•] to Kelley Drye & Warren LLP and $[ ] to Black Rome LLP (collectively, the “Legal Fee Amount”).

9. Blue Sky. The Company shall make all filings and reports relating to the Exchange as required under applicable securities or “Blue Sky” laws of the states of the United States following the date hereof, if any.

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10. Effective Date. Except as otherwise provided herein, this Agreement shall be deemed effective as of the later of (x) such date the Company shall have deposited the Cash Collateralization Amount into the Lockbox Account and the Legal Fee Amount to Kelley Drye & Warren LLP and Blank Rome LLP and (y) such date that Company and the Holder shall have duly executed and delivered this Agreement and each of the Joining Entity Collateral Documents (the “Effective Date”).

11. Termination. Notwithstanding anything contained in this Agreement to the contrary, if the Effective Date has not occurred at any time after the fifth (5th) Business Day immediately following the date of this Agreement, this Agreement shall be terminated and be null and void ab initio and no portion of the Holder Notes or the Holder Warrants shall be cancelled hereunder and the Holder Notes and the Holder Warrants shall remain outstanding as if this Agreement never existed. After the Effective Date, in the event the Merger Agreement is terminated in accordance with its terms and the transactions contemplated thereby are not consummated, Sections 1(c)-(g) above shall have no further force and effect and shall be null and void and the remaining outstanding amount of the Holder Notes shall not be cancelled hereunder and the Holder Notes and the Holder Warrants shall remain outstanding as if this Agreement never existed.

12. Independent Nature of Holder’s Obligations and Rights. The obligations of the Holder under this Agreement are several and not joint with the obligations of any Other Holder, and the Holder shall not be responsible in any way for the performance of the obligations of any Other Holder under any Other Agreement. Nothing contained herein or in any Other Agreement, and no action taken by the Holder pursuant hereto, shall be deemed to constitute the Holder and Other Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holder and Other Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement and the Company acknowledges that, to the best of its knowledge, the Holder and the Other Holders are not acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or any Other Agreement. The Company and the Holder confirm that the Holder has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and it shall not be necessary for any Other Holder to be joined as an additional party in any proceeding for such purpose.

13. Rights to Issue Shares.

13.1 General. In the Exchange, the Company shall issue the Holder the Rights to receive the Rights Shares, which Rights shall have such terms and conditions as set forth in this Section 13. The Company and the Holder hereby agree that no additional consideration is payable in connection with the issuance of the Rights or the exercise of the Rights.

13.2 Exercise of Right of Issuance of Shares. Subject to the terms hereof, the exercise of the Rights may be made, in whole or in part, at any time or times on or after the date hereof by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed PDF copy of the Notice of Issuance Form annexed hereto as Exhibit A (each, a “Notice of Issuance”, and the corresponding date thereof, the “Exercise Date”). Partial exercises of the Rights resulting in issuances of a portion of the total number of Rights Shares available thereunder shall have the effect of lowering the outstanding number of Rights Shares purchasable thereunder in an amount equal to the applicable number of Rights Shares issued. The Holder and the Company shall maintain records showing the number of Rights Shares issued and the date of such issuances. The Company shall deliver any objection to any Notice of Issuance Form within one (1) Trading Day of receipt of such notice. The Holder acknowledges and agrees that, by reason of the provisions of this paragraph, following each exercise of the Rights issued hereunder and the issuance of a portion of the Rights Shares pursuant thereto, the number of Rights Shares available for issuance pursuant to the Rights issued hereunder at any given time may be less than the amount stated in the recitals hereof.

13.3 Delivery of Rights Shares. The Rights Shares issued hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit/Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system (unless requested by the Holder to be delivered by physical delivery to the address specified by the Holder in the Notice of Issuance) by the date that is one (1) Trading Day after the delivery to the Company of the Notice of Issuance (such

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date, the “Share Delivery Deadline”). The Rights Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become the holder of record of such shares for all purposes, as of the date the Rights have been exercised.

13.4 Charges, Taxes and Expenses. Issuance of Rights Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Issuance.

13.5 Authorized Shares. The Company covenants that, from and after the date hereof, as long as any Rights remain outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of all of the Rights Shares issuable hereunder upon the exercise of the Rights (without regard to any limitations on exercise set forth in Section 13.8 below). The Company further covenants that its issuance of the Rights shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the Rights Shares upon the due exercise of the Rights. The Company will take all such reasonable action as may be necessary to assure that such Rights Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Principal Market upon which the Common Stock may be listed. The Company covenants that all Rights Shares which may be issued upon the exercise of the Rights represented by this Agreement, the Rights, will, upon exercise of the Rights be duly authorized, validly issued, fully paid and non-assessable and free from all taxes, Liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

13.6 Impairment. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Agreement against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Rights Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Rights Shares upon the exercise of the Rights and (iii) use reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Agreement.

13.7 Authorizations. Before taking any action which would result in an adjustment in the number of Rights Shares for which the Rights provides for, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

13.8 Limitations on Exercise. The Company shall not effect the exercise of any Rights, and the Holder shall not have the right to exercise any portion of any Rights pursuant to the terms and conditions of this Agreement and any such exercise shall be null and void and treated as if never made, to the extent that after giving effect to such exercise, the Holder together with the other Attribution Parties (as defined below) collectively would beneficially own in excess of 9.99% (the “Beneficial Ownership Limitation”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon exercise of the Rights issued hereunder with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of the Rights beneficially owned by the Holder or any of the other Attribution Parties and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible Notes or convertible preferred stock or warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 13.8. For purposes of this Section 13.8 beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the exercise of the

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Rights without exceeding the Beneficial Ownership Limitation, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Notice of Issuance from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Notice of Issuance would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 13.8, to exceed the Beneficial Ownership Limitation, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Notice of Issuance. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Rights, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon exercise of the Rights results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Beneficial Ownership Limitation of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership exceeds the Beneficial Ownership Limitation (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Beneficial Ownership Limitation to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Beneficial Ownership Limitation will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Rights that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of the Rights hereunder in excess of the Beneficial Ownership Limitation shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. No prior inability to exercise any Rights pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 13.8 to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 13.8 or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of Rights. For the purpose of this Agreement: (x) “Attribution Parties” means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the date hereof, directly or indirectly managed or advised by the Holder’s investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company’s Common Stock would or could be aggregated with the Holder’s and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Beneficial Ownership Limitation, (y) “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder and (z) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

13.9 Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of the Rights, pursuant to the terms hereof.

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13.10 Stock Dividends and Splits. If the Company, at any time while the Rights exist: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the number of Rights Shares issuable upon exercise of the Rights shall be proportionately adjusted. Any adjustment made pursuant to this Section 13.10 shall become effective immediately upon the record date for the determination of stockholders entitled to receive such dividend or distribution (provided that if the declaration of such dividend or distribution is rescinded or otherwise cancelled, then such adjustment shall be reversed upon notice to the Holder of the termination of such proposed declaration or distribution as to any unexercised portion of the Rights at the time of such rescission or cancellation) and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

13.11 Compensation for Buy-In on Failure to Timely Deliver Rights Shares. If the Company shall fail, for any reason or for no reason, on or prior to the applicable Share Delivery Deadline, either (x) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, to issue and deliver to the Holder (or its designee) a certificate for the number of shares of Common Stock to which the Holder is entitled and register such shares of Common Stock on the Company’s share register or, (y) if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, to credit the balance account of the Holder or the Holder’s designee with DTC for such number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of a Right (a “Delivery Failure”), then, in addition to all other remedies available to such Holder, (X) the Company shall pay in cash to the Holder on each day after the Share Delivery Deadline that the issuance of such shares of Common Stock is not timely effected an amount equal to 1% of the product of (A) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Deadline and to which the Holder is entitled, multiplied by (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Exercise Date and ending on the applicable Share Delivery Deadline, and (Y) the Holder, upon written notice to the Company, may void its Notice of Issuance with respect to, and retain or have returned, as the case may be, all, or any portion, of such Rights that has not been exercised pursuant to such Notice of Issuance; provided that the voiding of a Notice of Issuance shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 13.11 or otherwise. In addition to the foregoing, if a Delivery Failure occurs and if on or after such Share Delivery Deadline the Holder acquires (in an open market transaction, stock loan or otherwise) shares of Common Stock corresponding to all or any portion of the number of shares of Common Stock issuable upon such exercise that the Holder is entitled to receive from the Company and has not received from the Company in connection with such Delivery Failure (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within one (1) Business Day after receipt of the Holder’s request and in the Holder’s discretion, either: (I) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, stock loan costs and other out-of-pocket expenses, if any) for the shares of Common Stock so acquired (including, without limitation, by any other Person in respect, or on behalf, of the Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate (and to issue such shares of Common Stock) or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of Rights hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (II) promptly honor its obligation to so issue and deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the balance account of such Holder or such Holder’s designee, as applicable, with DTC for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s exercise of Rights hereunder (as the case may be) and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of shares of Common Stock multiplied by (y) the lowest Closing Sale Price (as defined below) of the Common Stock on any Trading Day during the period commencing on the date of the applicable Notice of Issuance and ending on the date of such issuance and payment under this clause (II). Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon the exercise of the Rights as required pursuant to the terms hereof. “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last bid price or last trade price, respectively, of such security prior to 6:00:00 p.m., New York time, as reported by Bloomberg, L.P., or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of

Annex E-11

such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, L.P., or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, L.P., or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, L.P., the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

13.12 Subsequent Rights Offerings. Except with respect to any adjustments pursuant to Section 13.10 above, if at any time the Company grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete exercise of the Rights (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record Holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

13.13 Fundamental Transaction. If, at any time while the Rights remain outstanding, a Fundamental Transaction (as defined in the Warrants) occurs, then, upon any subsequent exercise of the Rights, the Holder shall have the right to receive, for each Rights Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 13.8 on the exercise of the Rights), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a Holder of one share of Common Stock. Upon the occurrence of any such Fundamental Transaction, the any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Agreement referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Agreement with the same effect as if such Successor Entity had been named as the Company herein.

13.14 No Rights as Stockholder Until Exercise. Each Right does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof.

13.15 Transferability. Subject to compliance with any applicable securities laws, the Rights and all rights hereunder are transferable to any affiliate of the Holder or any other Person under common control with the Holder, as applicable, in whole or in part, upon written assignment substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer of this Agreement delivered to the principal office of the Company or its designated agent. Upon such assignment and, if required, such payment, the Company shall enter into a new agreement with the assignee or assignees, as applicable, and this Agreement shall promptly be cancelled. Any Rights, if properly assigned in accordance herewith, may be exercised by a new holder for the issue of Rights Shares without having a new agreement executed.

13.16 Forced Exercise.

(a) General. At any time after the date of issuance of the Rights, if all Rights (as defined in this Agreement and/or each Other Agreement, the “New Rights”) then outstanding and issued pursuant to this Agreement and/or any Other Agreement, as applicable, may be exercised in full without breaching Section 13.8 above

Annex E-12

(such applicable date, a “Forced Exercise Eligibility Date”), but only so long as no Equity Conditions Failure then exists, the Company shall have the right to require the Holder to exercise the Rights in full, as designated in the applicable Forced Exercise Notice (as defined below) in accordance with Section 13.2 hereof (each, a “Forced Exercise”). If the Company delivers a written request to the Holder, which shall not be provided more than once in any twenty (20) Trading Day period, asking whether the Forced Exercise Eligibility Date has occurred, the Holder shall use its commercially reasonable efforts to timely inform the Company if the Forced Exercise Eligibility Date has occurred. The Company may exercise its right to require a Forced Exercise under this Section 13.16 by delivering a written notice thereof by electronic mail to all, but not less than all, of the holders of New Rights (each, a “Forced Exercise Notice”, and the date thereof, each a “Forced Exercise Notice Date”) on a Forced Exercise Eligibility Date. For purposes of Section 13.2 hereof, “Forced Exercise Notice” shall be deemed to replace “Exercise Notice” for all purposes thereunder as if the Holder delivered an Exercise Notice to the Company on the Forced Exercise Notice Date, mutatis mutandis. Each Forced Exercise Notice shall be irrevocable. Each Forced Exercise Notice shall state (i) the Trading Day selected for the Forced Exercise in accordance with this Section 13.2, which Trading Day shall be the first (1st) Trading Day (or such earlier date as the Holder may designate to the Company in writing) following the applicable Forced Exercise Notice Date (each, a “Forced Exercise Date”), (ii) the aggregate portion of the New Rights subject to forced exercise from the Holder and all of the Other Holders pursuant to this Section 13.2 (and analogous provisions under the Other Agreements), and (iii) that there has been no Equity Conditions Failure (or specifying any such Equity Conditions Failure that then exists, with an acknowledgement that unless such Equity Conditions are waived, in whole or in part, such Forced Exercise Notice will be invalid). Notwithstanding anything herein to the contrary, if an Equity Conditions Failure occurs at any time after a Forced Exercise Notice Date and prior to the time of consummation of such applicable Forced Exercise, (A) the Company shall provide the Holder a subsequent notice to that effect and (B) unless the Holder waives the applicable Equity Conditions Failure, the Forced Exercise shall be cancelled and the applicable Forced Exercise Notice shall be null and void.

(b) Pro Rata Exercise Requirement. If the Company elects to cause a Forced Exercise of the Rights pursuant to this Section 13.16, then it must simultaneously take the same action in the same proportion with respect to all of the New Rights.

(c) Definitions.

(i) “Equity Conditions” means, with respect to an given date of determination: (i) all Rights Shares shall be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on exercise of the Rights) (the “Underlying Shares”) and no Current Public Information Failure exists or is continuing; (ii) on each day during the period beginning thirty calendar days prior to the applicable date of determination and ending on and including the applicable date of determination (the “Equity Conditions Measuring Period”), the Common Stock (including all Underlying Shares) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Company falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (iii) during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon exercise of the Rights on a timely basis as set forth in Section 13.3 hereof; (iv) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 13.8 hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that

Annex E-13

would reasonably be expected to cause any Underlying Shares to not be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on exercise of the Rights) and no Current Public Information Failure exists or is continuing; (viii) the Holder shall not be in (and no other holder of New Rights shall be in) possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective affiliates, employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with each, and shall not have breached any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality, which may not be breached in any respect) or any covenant or other term or condition of any Exchange Document, including, without limitation, the Company shall not have failed to timely make any payment pursuant to any Exchange Document; (x) on the applicable date of determination (A) no Authorized Share Failure shall exist or be continuing and the applicable Required Minimum Securities Amount of shares of Common Stock are available under the certificate of incorporation of the Company and reserved by the Company to be issued pursuant to the Rights and (B) all shares of Common Stock to be issued in connection with the event requiring this determination (without regards to any limitations on exercise set forth herein)) may be issued in full without resulting in an Authorized Share Failure; (xi) no bone fide dispute shall exist, by and between any of holder of Rights, the Company, the Principal Market (or such applicable Eligible Market in which the Common Stock of the Company is then principally trading) and/or FINRA with respect to any term or provision of any Exchange Document and (xiii) the shares of Common Stock issuable pursuant the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market.

(ii) “Equity Conditions Failure” means that on each day during the period commencing twenty (20) Trading Days prior to the applicable Forced Exercise Notice Date through and including the applicable Forced Exercise Date, the Equity Conditions have not been satisfied (or waived in writing by the Holder).

14. No Restricted Legends. For the purposes of Rule 144, the Company acknowledges that the Holder Notes and the Holder Warrants were initially issued pursuant to the Registration Statement, are free of any restricted Securities Act legends and freely tradeable by the Holder and the Rights (and upon exercise thereof, the Right Shares) issued in the Exchange therefor shall therefore be unrestricted and free of any restricted Securities Act legends and freely tradeable by the Holder, and the Company agrees not to take a position contrary to this Section 14.

15. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

16. Amendments. This Agreement may only be amended, modified or waived with the written consent of the Company, the Trustee and the Holder.

17. Miscellaneous. Section 9 of the Securities Purchase Agreement are hereby incorporated by reference herein, mutatis mutandis.

[The remainder of the page is intentionally left blank]

Annex E-14

IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of the date set forth on the signature page of the Holder below.

COMPANY: WORKHORSE GROUP INC.
By:
Name:
Title:

Annex E-15

IN WITNESS WHEREOF, the Holder and the Company have executed this Agreement as of _______________, 20__.

HOLDER:
Outstanding Principal of Holder Notes:
By:
Name:
Outstanding Amount of Holder Notes:		Title:

Final Paydown Amount

Annex E-16

EXHIBIT A

NOTICE OF ISSUANCE

The undersigned holder hereby exercises the rights (the “Rights”) to receive _________________ of the shares of Common Stock (the “Rights Shares”) of Workhorse Group Inc., a Nevada corporation (the “Company”), established pursuant to that certain Waiver, Repayment and Exchange Agreement, dated ____ __, 2025, by and between the Company and the investor signatory thereto (the “Exchange Agreement”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Exchange Agreement.

The Company shall deliver to Holder, or its designee or agent as specified below, __________ Rights Shares in accordance with the terms of the Rights. Delivery shall be made to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:
Issue to:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:
DTC Participant:
DTC Number:
Account Number:

Annex E-17

Date:_____________ __,

Name of Registered Holder
By:
Name:
Title:
Tax ID:___________________________
Facsimile:___________________________
E-mail Address:___________________________

Annex E-18

Annex F

WORKHORSE GROUP INC.

AMENDED AND RESTATED 2023 LONG-TERM INCENTIVE PLAN

1. General

(a)         Purpose. Workhorse Group Inc. (the “Company”) approved this Workhorse Group Inc. Amended and Restated 2023 Long-Term Incentive Plan (the “Plan”) to (a) attract and retain directors, executives, employees, and consultants and reward them for making major contributions to the success of the Company, (b) promote the long-term success of the Company and its Affiliates, and (c) further align Participants’ interests with those of the Company’s other stockholders and thereby promote the growth in value of the Company’s equity and enhancement of long-term shareholder return. These objectives are accomplished by making long-term incentive awards under the Plan thereby providing Participants with a proprietary interest in the growth and performance of the Company.

(b)         Effectiveness. The Plan is a continuation of the Company’s 2023 LTIP. Subject to the approval of the Company’s stockholders of the Plan at the Annual Meeting, the Plan will become automatically effective upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”).

2. Definitions. As used in this Plan, the following capitalized terms will have the meanings set forth or referenced below.

(a)         “2023 LTIP” means the Company’s 2023 Long-Term Incentive Plan that originally became effective in March 2023.

(b)         “Affiliate” means any corporation, partnership, joint venture or other entity during any period in which at least a fifty percent (50%) voting or profits interest is owned, directly or indirectly, by the Company (or by any entity that is a successor to the Company), and any other business venture designated by the Committee in which the Company (or any entity that is a successor to the Company) has a significant interest, as determined in the discretion of the Committee.

(c)         “Annual Meeting” means the Company’s 2025 annual meeting of stockholders.

(d)         “Award” means the grant of any Option, SAR, Full Value Award or other benefit granted singly, in combination, or in tandem, to an Eligible Person pursuant to such terms, conditions and limitations as the Committee may establish in accordance with the terms of the Plan.

(e)         “Award Agreement” means an agreement, in the form specified by the Committee, between the Company and a Participant that sets forth the terms, conditions and limitations applicable to an Award. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an Award Agreement agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe. Any such document is an Award Agreement regardless of whether any Participant signature is required.

(f)          “Board” means the Board of Directors of the Company.

(g)         “Cause” means, with respect to a Participant, the Participant’s:

(i)          substantial failure to perform his or her duties or to follow the lawful written directions of the Company’s Chief Executive Officer or Board (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)         engagement in willful misconduct or incompetence that is materially detrimental to the Company or any of its Affiliates;

(iii)        failure to comply with any agreement to which he or she is a party with the Company or any of its Affiliates, including any invention assignment and confidentiality agreement or noncompete agreement, the Company’s insider trading policy, or any other policies of the Company where non-compliance would be materially detrimental to the Company or any of its Affiliates; or

Annex F-1

(iv)        conviction of, or plea of guilty or nolo contendre to, a felony or crime involving moral turpitude (excluding drunk driving unless combined with aggravating circumstances or offenses), or commission of any embezzlement, misappropriation, or fraud, whether or not related to the Participant’s employment or service with the Company or any of its Affiliates.

(h)         “Change in Control” means any of the following events (but no event other than one of the following events):

(i)          any person (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of (A) the outstanding shares of Stock, or (B) the combined voting power of the Company’s outstanding securities;

(ii)         the Company is a party to a merger or consolidation or a series of related transactions, which results in the voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), directly or indirectly, more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii)        the sale or disposition of all or substantially all of the Company’s assets, or consummation of any transaction, or series of related transactions, having similar effect (other than to a subsidiary of the Company).

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsections (i), (ii) and (iii) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

(i)          “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(j)          “Committee” means, so long as the Company is subject to Section 16 of the Exchange Act, the committee selected by the Board and consisting of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 and comprised of persons who are independent for purposes of applicable securities exchange listing requirements. In the event a committee is selected, until said committee is removed by the Board or unless said committee no longer exists or does not satisfy the foregoing requirements or for other reasons determined by the Board, the Company’s Human Capital Management and Compensation Committee will be the Committee for purposes of this Plan. For any reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee; provided, however, that only members of the Board who are independent directors will take action pursuant to this sentence with respect to grants to employees.

(k)         “Company” is defined in Section 1.

(l)          “Disability” means, with respect to a Participant, the date on which Participant becomes disabled within the meaning of Code Section 22(e)(3).

(m)        “Eligible Person” means any employee of the Company or an Affiliate, any consultant or other person providing services to the Company or an Affiliate and any member of the Board; provided, however, that an Incentive Stock Option may only be granted to an employee of the Company or a Subsidiary. A consultant will be an Eligible Person if the person is not an employee or director of the Company or an Affiliate and is engaged to render services to the Company or any of its Affiliates.

(n)         “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

Annex F-2

(o)         “Exercise Price” means, with respect to an Option or SAR granted under the Plan, the price per share established by the Committee or determined by a method established by the Committee at the time the Option or SAR is granted; provided, however, that the Exercise Price will not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the date of grant (or, if greater, the par value of a share of Stock). In the case of the grant of an Incentive Stock Option to a Ten Percent Stockholder, the Exercise Price will be not less than one hundred and ten percent (110%) of the Fair Market Value of a share of Stock on the date of grant.

(p)         “Expiration Date” is defined in subsection 6(f).

(q)         “Fair Market Value” of a share of Stock as of any date means the fair market value as determined in good faith by the Board or Committee. Unless otherwise required by any applicable provision of the Code or any regulations issued thereunder or as determined by the Committee, for the purposes of determining the Exercise Price of an Option or SAR, “Fair Market Value” of a share of Stock as of any date will mean (i) if the Stock is listed on a national securities exchange or traded in the over-the-counter market, the closing price of the Stock on the principal trading market for the Stock on such date, as reported by the exchange or market (or on the last preceding trading date if such Stock was not traded on such date); (; ( and (iii) if the Fair Market Value of the Stock cannot be determined pursuant to paragraph (i) above or if there is no or limited trading volume or limited liquidity in the Stock as determined by the Board in its sole discretion, the Fair Market Value will be determined by the Board or Committee in a manner consistent with the requirements of Section 409A and/or Section 422 of the Code to the extent applicable, which determination will be conclusive and binding. The Board or Committee may, in its discretion, determine the Fair Market Value of a share of Stock on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, or any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or quotation system, or on any other basis consistent with the requirements of Section 409A. The Board or Committee may also determine the Fair Market Value upon the average selling price of the Stock during a specified period that is within thirty (30) days before or thirty (30) days after such date, provided that, with respect to the grant of an Option or SAR, the commitment to grant such Award based on such valuation method must be irrevocable before the beginning of the specified period and in a manner that is consistent with the requirements of Section 409A. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under the Plan to the extent consistent with the requirements of Section 409A.

(r)          “Full Value Award” means the grant of one or more shares of Stock or a right to receive one or more shares of Stock (or cash based on the value of Stock) in the future (including restricted stock, restricted stock units, performance shares, and performance units).

(s)          “Good Reason” means the occurrence of any of the following conditions that occur without the Participant’s written consent:

(i)          a reduction in the Participant’s base compensation or target cash bonus opportunity as a percentage of base salary of more than ten percent (10%) from the base compensation or target cash bonus opportunity in effect immediately prior to a Change in Control;

(ii)         a material reduction in the Participant’s overall compensation and benefits package from that in effect immediately prior to a Change in Control;

(iii)        a material breach by the Company or any of its Affiliates of any employment or service agreement with the Participant;

(iv)        a material adverse change in the Participant’s authority, duties or responsibilities (other than temporarily while the Participant is physically or mentally incapacitated or as required by applicable law) from those applicable immediately prior to a Change in Control, taking into account the Company’s size, status as a public company, and capitalization immediately prior to the Change in Control, other than a change to a position that is a Substantial Functional Equivalent; or

(v)         a change in the Participant’s principal place of employment that is greater than seventy-five (75) miles from the Participant’s principal place of employment immediately prior to the Change in Control.

Annex F-3

A Qualifying Termination will not occur as a result of Good Reason unless, within ninety (90) days following the occurrence of any of the foregoing events, the Participant notifies the Company of the specific event that forms the basis for the Participant’s belief that Good Reason exists, the event is not cured within thirty (30) days after receipt of such notice, and the Participant’s Termination Date occurs at the end of such thirty (30) day cure period.

(t)          “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

(u)         “Merger Agreement” means the Agreement and Plan of Merger dated August 15, 2025 by and among the Company, Omaha Intermediate 2, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Intermediate Parent”), Omaha Intermediate, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate Parent (“Intermediate”), Omaha Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Intermediate, and Motiv Power Systems, Inc., a Delaware corporation.

(v)         “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board or Committee, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code; (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A; or (v) to comply with other applicable laws.

(w)        “Nonstatutory Stock Option” means an Option that is not intended to be or that does not (or to the extent that it does not) satisfy the requirements of an Incentive Stock Option.

(x)         “Option” means an Award under the Plan that entitles Participant to purchase shares of Stock at the Exercise Price established by the Committee. Any Option granted under the Plan may be either an Incentive Stock Option or a Nonstatutory Stock Option as determined in the discretion of the Committee. Notwithstanding the foregoing, an Option will be deemed to be a Nonstatutory Stock Option unless it is specifically designated by the Committee as an Incentive Stock Option and/or to the extent that it does not otherwise satisfy the requirements for an Incentive Stock Option.

(y)         “Outside Director” means a director of the Company who is not an officer or employee of the Company or any of its Affiliates.

(z)         “Participant” means an Eligible Person to whom an Award has been granted under the Plan.

(aa)        “Plan” means the Workhorse Group Inc. 2023 Long-Term Incentive Plan, as amended from time to time.

(bb)       “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day-to-day operations of the Plan and the Company’s other equity incentive programs.

(cc)        “Prior Plans” means the Workhorse Group Inc. 2017 Incentive Stock Plan and the Workhorse Group Inc. 2019 Stock Incentive Plan, each as amended from time to time.

(dd)       “Qualifying Termination” means a Participant’s Termination Date that occurs by reason of (i) termination by the Company or any of its Affiliates (or a successor thereto) without Cause or (ii) termination by the Participant for Good Reason.

(ee)        “Recycled Shares” is defined in subsection 5(c).

(ff)         “Replacement Award” is defined in Section 8(c).

(gg)       “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

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(hh)       “SAR” means an Award under the Plan that entitles the Participant to receive, in cash or shares of Stock, value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Stock at the time of exercise over (ii) the Exercise Price of the SAR established by the Committee.

(i)          “Section 409A” means Section 409A of the Code.

(ii)         “Section 409A Deferred Compensation” means compensation provided pursuant to an Award that constitutes nonqualified deferred compensation within the meaning of Section 409A.

(ii)         “Stock” means the common stock of the Company.

(jj)         “Subsidiary” means a subsidiary corporation within the meaning of Code Section 424(f).

(kk)       “Substantial Functional Equivalent” means a position that:

(i)          is in a substantive area of the Participant’s competence (e.g., financial or executive management) and is not materially different from the position held by the Participant immediately prior to the Change in Control;

(ii)         allows the Participant to serve in a role and perform duties functionally equivalent to those performed immediately prior to the Change in Control; and

(iii)        does not otherwise constitute a material adverse change in authority, title, status, responsibilities or duties from those of the Participant immediately prior to the Change in Control, causing the Participant to be of materially lesser rank or responsibility, including a material adverse change in the Participant’s reporting responsibilities from those in effect immediately prior to the Change in Control.

(ll)         “Substitute Award” means an Award granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. In no event will the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under the provisions of subsection 6(e).

(mm)     “Ten Percent Stockholder” means a person who, as of the date an Incentive Stock Option is granted, owns (or is deemed to own pursuant to Code Section 424(d)) stock possessing more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company and its Subsidiaries.

(nn)       “Termination Date” means, with respect to any Participant, the date on which Participant both ceases to be an employee of the Company and its Affiliates and ceases to perform material services for the Company and its Affiliates (whether as a director or otherwise), regardless of the reason for the cessation; provided, however, that a Participant’s “Termination Date” will not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or an Affiliate which was the recipient of Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as a director terminates for any reason.

3. Participation. Subject to the terms and conditions of the Plan, the Committee will determine and designate, from time to time, from among the Eligible Persons those persons who will be granted one or more Awards under the Plan, and thereby become “Participants” in the Plan.

4. Administration.

(a)         Administration. The authority to control and manage the operation and administration of the Plan will be vested in the Committee. Notwithstanding the foregoing, in no event will the Committee’s duties under the Plan exceed the duties of the Committee in the applicable charter documents and, to the extent that the Plan provides for allocation to the Committee of duties that exceed such authority, the actions of the Committee under the Plan will be taken by the Board.

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(b)         Powers of Committee. In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(i)          to select from among the Eligible Persons those persons who will receive Awards;

(ii)         to determine the time or times of receipt of Awards;

(iii)        to determine the types of Awards and the number of shares of Stock or other amounts covered by the Awards;

(iv)        to establish the terms, conditions, performance measures and targets, restrictions and other provisions of such Awards;

(v)         to cancel or suspend Awards, modify the terms of, reissue or repurchase Awards, and accelerate the exercisability or vesting of any Award;

(vi)        to adjust the vesting schedule of any Award in the event of a change in the full-time status of any Eligible Person;

(vii)       to the extent permitted by applicable law and unless an agreement with a Participant specifies otherwise, to cancel any unexpired, unpaid, or deferred Awards at any time if such Participant is not in compliance with all applicable provisions of the Award Agreement and/or the Plan.

(viii)      to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan;

(ix)        to determine the terms and provisions of any Award made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan;

(x)         to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any shares acquired pursuant thereto, provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (i) the Company requests the consent of the affected Participant, and (ii) such Participant consents in writing

(xi)        to prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Stock or the share price of the Stock including any Change in Control, for reasons of administrative convenience;

Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons. In controlling and managing the operation and administration of the Plan, the Committee will take action in a manner that conforms to the articles of incorporation and by-laws of the Company, and applicable state corporate law.

(c)         Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a securities exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including delegating the authority to approve equity grants under the Plan, to the extent permitted by applicable law. Any such allocation or delegation may be revoked by the Committee at any time.

(d)         Information to be Furnished to Committee. The Company and Affiliates will furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Affiliates as to an individual’s employment or service, termination of employment or service, leave of absence, reemployment or recommencement of service and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

(e)         Limitation on Liability and Indemnification of Committee. No member or authorized delegate of the Committee will be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor will the Company or any Affiliate be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the

Annex F-6

Company or Affiliate. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, will be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification will not duplicate but may supplement any coverage available under any applicable insurance.

5. Shares Reserved and Limitations.

(a)         Authorized Stock. Stock subject to Awards will be shares of Stock currently authorized but unissued or currently held or, to the extent permitted by applicable law, subsequently acquired by the Company as treasury shares, including shares of Stock purchased in the open market or in private transactions.

(b)         Maximum Number of Shares. Subject to the terms and conditions of the Plan, including the following provisions of this Section 5, the total number of shares of Stock which may be delivered with respect to Awards granted under the Plan on and following the Closing will be equal to ________________shares, reduced by one share subject to any Award granted under the 2023 LTIP after __________, 2025 and prior to the Closing, and increased by the number of any Returning Shares (as defined below provided, however that the foregoing share limit will be automatically adjusted to give effect to any reverse stock split that is implemented by the Company after the Annual Meeting and prior to the Closing.

(c)         Share Counting. Shares of Stock covered by an Award will only be counted as used to the extent that they are actually used. A share of Stock issued in connection with any Award under the Plan will reduce the total number of shares of Common Stock available for issuance under the Plan by one.

(d)         Reuse of Shares. Notwithstanding the provisions of Section 5(b) but subject to the other terms and conditions of the Plan:

(i)          Any shares of Stock (A) that are subject to Awards granted under the Plan or (B) that are subject to awards that were granted under the 2013 LTIP or the Prior Plans and that are outstanding on ___________, 2025, in any case that terminate by reason of expiration, forfeiture, cancellation, or otherwise, without the issuance of such shares, or that are settled in cash (the shares described in subparagraphs (A) and (B) are collectively referred to as “Recycled Shares”) will again be available for grant under the Plan and will be added back to the shares reserved for issuance under the Plan on a one for one basis.

(ii)         The following shares of Stock may not be treated as Recycled Shares and may not again be made available for issuance as Awards under the Plan pursuant to this subsection 5(c): (A) shares of Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (B) shares of Common Stock tendered or withheld to pay the Exercise Price of an Option or withholding taxes relating to an outstanding Award; (C) shares of Stock repurchased on the open market with the proceeds of the Exercise Price of an Option, and (D) shares subject to Substitute Awards.

(e)         Incentive Stock Options. The maximum number of shares of Stock that may be delivered to Participants pursuant to the exercise of Incentive Stock Options is equal to ______________ shares of Stock; provided, however that the foregoing share limit will be automatically adjusted to give effect to any reverse stock split that is implemented by the Company after the Annual Meeting and prior to the Closing.

(f)          Substitute Awards. Substitute Awards will not reduce the number of shares of Stock that may be issued under the Plan.

(g)         Form of Settlement. To the extent provided by the Committee, any Award may be settled in cash rather than shares of Stock or vice versa.

(h)         Limits on Outside Director Compensation. Subject to subsection 5(h), the sum of any cash compensation or other compensation and the grant date value of any Awards granted to an Outside Director as compensation for services as an Outside Director during the period beginning on the date of one regular annual meeting of the Company’s stockholders until the date of the next regular annual meeting of the Company’s stockholders may not exceed $750,000. The Committee may make exceptions to this limit for individual Outside Directors in

Annex F-7

exceptional circumstances, as the Committee may determine in its sole discretion, provided that the Outside Director receiving such additional compensation may not participate in the decision to award such compensation. If the delivery of Stock or cash is deferred until after the Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed earnings or other investment experience during the deferral period will be disregarded in applying the foregoing limitations.

(i)          Adjustments. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee will adjust the terms of the Plan and Awards to preserve the benefits or potential benefits of the Plan or the Awards as determined in the sole discretion of the Committee and consistent with the requirements of Section 409A and Section 424 of the Code to the extent applicable. Action by the Committee with respect to the Plan or Awards under this subsection 5(h) may include, in its sole discretion: (i) adjustment of the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be issued upon exercise of Incentive Stock Options); (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable (which may include, without limitation, (1) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction; and (2) cancellation of the Award in return for a cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of the value of the Stock subject to the Option or SAR at the time of the transaction over the Exercise Price).

6. Options and SARs.

(a)         Eligibility. The Committee will designate Eligible Persons to whom Options or SARs are to be granted under this Section 6 and will determine the number of shares of Stock subject to each such Option or SAR, the Exercise Price of the Option or SAR, and the other terms and conditions thereof, in any case not inconsistent with the Plan. No dividend or dividend equivalent rights may be granted with respect to an Option or SAR.

(b)         Exercise. An Option or SAR granted under this Section 6 will be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee not inconsistent with the Plan; provided, however, that no Option or SAR will be exercisable after the Expiration Date with respect thereto.

(c)         Payment of Exercise Price. The payment of the Exercise Price of an Option granted under this Section 6 will be subject to the following:

(i)          Subject to the following provisions of this subsection 6(c), the full Exercise Price for shares of Stock purchased upon the exercise of any Option will be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in clause 6(c)(ii)(D), payment may be made as soon as practicable after the exercise).

(ii)         Subject to applicable law, the Exercise Price will be payable to the Company in full in (A) cash or its equivalent; (B) by tendering (either by actual delivery or attestation) previously acquired shares of Stock having an aggregate fair market value at the time of exercise equal to the total Exercise Price; (C) by a combination of cash or its equivalent and shares as described in clauses (A) and B); (D) by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares of Stock) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise; or (E) by any other method approved by the Committee in its sole discretion at the time of grant and as set forth in the Award Agreement; provided, however, that shares of Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

(d)         Delivery of Shares. As soon as practicable following exercise of an Option or SAR (if payable in shares of Stock), including payment of the Exercise Price if applicable, shares of Stock so purchased or deliverable will be delivered to the person entitled thereto or shares of Stock so purchased or deliverable will otherwise be registered in the name of Participant on the records of the Company’s transfer agent and credited to Participant’s account.

Annex F-8

(e)         No Repricing. Except for either adjustments pursuant to subsection 5(h) (relating to the adjustment of shares), or reductions of the Exercise Price approved by the Company’s stockholders, the Exercise Price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by the Company’s stockholders, in no event will any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the Exercise Price of the Option or SAR is greater than the then current Fair Market Value of a share of Stock.

(f)          Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the applicable maximum expiration date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided, however, that the Expiration Date with respect to any Option or SAR will not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates, unless otherwise determined by the Committee and set forth in the Award Agreement:

(i)          if Participant’s Termination Date occurs by reason of death or Disability, the six (6)-month anniversary of such Termination Date;

(ii)         if Participant’s Termination Date occurs for reasons other than death, Disability, or Cause, the one (1)-month anniversary of the Termination Date; or

(iii)        if Participant’s Termination Date occurs for reasons of Cause, Participant’s Termination Date.

The Option or SAR shall be exercisable after the Participant’s Termination Date to the extent it is then vested only during the applicable time period ending on the Expiration Date specified above, or if applicable, such other period provided in the applicable Award Agreement or other written agreement between the Participant and the Company; provided however, in no event will the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any securities exchange on which the Stock is listed). Notwithstanding the foregoing, in the event Participant’s Termination Date occurs of reasons other than death, Disability, or Cause, any unvested portion of the Option or SAR shall remain outstanding but not exercisable, unless vesting acceleration is approved by the Committee prior to the Expiration Date.

(g)         Extension if Exercise Prevented by Law. Notwithstanding the foregoing, other than the Participant’s Termination Date occurring for Cause, if the exercise of an Option within the post-termination exercise period is prevented by applicable law on any date during such post-termination exercise period and on which the per share exercise price of the Option is less than the Fair Market Value, such Option shall remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions but in any event no later than the maximum permitted Expiration Date.

(h)         Rights as a Stockholder. A Participant will have no rights as a stockholder with respect to any shares of Stock covered by an Option or SAR until the effective date of the issuance of the shares following exercise of such Option or SAR by Participant.

7. Full Value Awards.

(a)         Generally. A Full Value Award will be granted to a Participant contingent on continuing service, the achievement of performance objectives during a specified period performance, or other restrictions as determined by the Committee or in consideration of a Participant’s previously performed services or surrender or other compensation that may be due. The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement.

(b)         Dividends and Dividend Equivalents. A Full Value Award may provide a Participant with the right to receive dividend payments, dividend equivalent payments or dividend equivalent units with respect to shares of Stock subject to the Award (both for periods before and after the shares of Stock subject to the Award are earned, vested, or acquired), which payments may be either made currently as they are earned or vested or credited to an account for Participant, and may be settled in cash or shares of Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock or Stock equivalents, may be

Annex F-9

subject to such conditions, restrictions and contingencies as the Committee will establish, including the reinvestment of such credited amounts in Stock equivalents. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on Awards that have not been earned or vested.

8. Change in Control.

(a)         Generally. Subject to the provisions of subsection 5(h) (relating to certain adjustments to shares) and unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any applicable governmental agencies or national securities exchange, or unless otherwise provided by the Committee in the Award Agreement or in an individual severance, employment or other agreement between the Company (or Subsidiary) and a Participant, the in the event of a Change in Control, outstanding Awards shall be subject to the definitive agreement entered into by the Company in connection with the Change in Control. Subject to the requirements and limitations of Section 409A, if applicable, the following provisions will apply to Awards in the event of a Change in Control, contingent upon the consummation of the Change in Control, unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award.  In the event of a Change in Control, then, notwithstanding any other provision of the Plan, the Committee may take one or more of the following actions with respect to Awards, contingent upon the closing or completion of the Change in Control. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants and in each case may make such determination in its discretion and without the consent of any Participant (unless otherwise provided in the Award Agreement or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Committee at the time of grant of an Award).

(b)         Accelerated Vesting. The Committee may take such action as it deems appropriate to provide for acceleration of the exercisability, vesting and/or settlement in connection with a Change in Control of each or any outstanding Award or portion thereof and shares acquired pursuant thereto upon such conditions, including termination of the Participant’s service prior to, upon, or following the Change in Control, and to such extent as the Committee determines.

(c)         Performance Awards. Unless otherwise provided in the applicable Award Agreement, upon a Change in Control, (i) any performance conditions applicable to Full Value Awards outstanding under the Plan as of the date of the Change in Control will be deemed to have been achieved at the higher of (A) the target level of performance for the performance period in effect on the date of the Change in Control or (B) the actual level of performance measured as of the date of the Change in Control, and, in any case, such Awards will thereafter not be subject to any performance conditions, and (ii) subject to the terms and conditions of this Section 8, any service-based conditions applicable to such Awards will continue to apply as if the Change in Control had not occurred.

(d)         Continuation, Assumption, and/or Replacement of Awards. If, upon a Change in Control, then outstanding Awards under the Plan are continued under the Plan or are assumed by a successor to the Company and/or awards in other shares or securities are substituted for then outstanding Awards under the Plan pursuant to subsection 5(h) or otherwise (which continued, assumed, and/or substituted awards are referred to collectively herein as “Replacement Awards”) then:

(i)          each Participant’s Replacement Awards will continue in accordance with their terms; and

(ii)         with respect to any Participant whose Termination Date has not occurred as of the Change in Control, if the Participant’s Termination Date occurs by reason of a Qualifying Termination on or within twenty four (24) months following the Change in Control, then (A) all of the Participant’s outstanding Replacement Awards that are Full Value Awards will be fully vested upon his or her Termination Date and will be settled or paid within thirty (30) days after the Termination Date or, if required by Code Section 409A, on the date that settlement or payment would have otherwise occurred under the terms of the Award and (B) in the case of any Replacement Awards that are Options or SARs, the Replacement Award will be fully vested and exercisable as of the Termination Date and the exercise period will extend for twenty four (24) months following the Termination Date or, if earlier, the expiration date of the Option or SAR.

Any Replacement Award that is substituted for an Award under the Plan will be an award of the same type and of substantially equivalent value as the Award for which the Replacement Award is substituted.

Annex F-10

(e)         Cash Out of Outstanding Stock-Based Awards. The Committee may determine that, upon the occurrence of a Change in Control, each or any Award denominated in shares of Stock or portion thereof outstanding immediately prior to the Change in Control and not previously exercised or settled shall be cancelled in exchange for a cash payment or other consideration generally provided to stockholders in the Change in Control equal to the then current fair value of the Award, as determined by the Committee; provided, however, that in the case of an Option or SAR, the amount of such payment may be equal to the excess of the aggregate per share consideration to be paid with respect to the cancellation of the Option or SAR over the aggregate Exercise Price of the Option or SAR (but not less than zero). For the avoidance of doubt, in the case of any Option or SAR with an Exercise Price that is greater than the per share consideration to be paid with respect to the cancellation of the Option or SAR pursuant to this subsection 8(e), the consideration to be paid with respect to cancellation of the Option or SAR may be zero. Payment pursuant to this Section (reduced by applicable withholding taxes, if any) shall be made to Participants in respect of the vested portions of their canceled Awards as soon as practicable following the date of the Change in Control and, to the extent applicable, in respect of the unvested portions of their canceled Awards in accordance with the vesting schedules and subject to satisfaction of the forfeiture conditions applicable to such Awards or, if determined by the Committee and in compliance with Section 409A, as soon as practicable following the date of the Change in Control.

(f)          Assignment or Lapse of Reacquisition or Repurchase Rights. The Committee may arrange for the assignment of any reacquisition or repurchase rights held by the Company in respect of Stock issued pursuant to the Award to the Acquiror or arrange for the lapse, in whole or in part, of any reacquisition or repurchase rights held by the Company with respect to the Award.

(g)         Cancellation. In its discretion, the Committee may cancel or arrange for the cancellation of the Award, to the extent not vested or not exercised prior to the effective time of the Change in Control, in exchange for no consideration ($0) or such consideration, if any, as determined by the Committee.

(h)         Adjustments and Earnouts. In making any determination pursuant to this Section 8 in the event of a Change in Control, the Committee may, in its discretion, determine that an Award shall or shall not be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, earnouts and similar conditions as the other holders of the Company’s Stock, subject to any limitations or reductions as may be necessary to comply with Section 409A or Section 424 of the Code.

(i)          Appointment of Stockholder Representative. As a condition to the receipt of an Award under the Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Change in Control transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf.

9. Miscellaneous.

(a)         Term. The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Awards under it are outstanding; provided, however, that any Incentive Stock Option shall be granted, if at all, within ten (10) years from the earlier of: (i) the date the Board or the Committee most recently approved the applicable number of shares issuable under the Plan pursuant to the exercise of Incentive Stock Options, or (ii) the date the Company’s stockholders most recently approved the maximum applicable number of shares issuable under the Plan pursuant to the exercise of Incentive Stock Options. Any Awards made under the Prior Plans will continue to be subject to the terms of the Prior Plans.

(b)         General Restrictions. Delivery of shares of Stock or other amounts under the Plan will be subject to the following:

(i)          Notwithstanding any other provision of the Plan, the Company will have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933, as amended), and the applicable requirements of any securities exchange or similar entity.

(ii)         In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

Annex F-11

(iii)        To the extent that the Plan provides for issuance of certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any securities exchange.

(c)         Tax Withholding. All payments and distributions under the Plan will be subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied (i) through cash payment by Participant; (ii) through the surrender of shares of Stock which Participant already owns; or (iii) through the surrender of shares of Stock to which Participant is otherwise entitled under the Plan (including by means of net withholding); provided, however, that the amount withheld in the form of shares of Stock under this subsection 9(c) may not exceed the applicable withholding amount as determined by the Company in accordance with its applicable withholding procedures. .

(d)         Grant and Use of Awards. Subject to the terms and conditions of the Plan, in the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Awards may be granted as alternatives to or replacement of Awards granted or outstanding under the Plan, or any other plan or arrangement of the Company or an Affiliate (including a plan or arrangement of a business or entity, all or a portion shares of common stock of which is acquired by the Company or an Affiliate). The Committee may use available shares of Stock hereunder as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or an Affiliate, including the plans and arrangements of the Company or an Affiliate assumed in business combinations.

(e)         Restrictions on Shares and Awards. The Committee, in its discretion, may impose such restrictions on shares of Stock or cash acquired pursuant to the Plan, whether pursuant to the exercise of an Option or SAR, settlement of a Full Value Award or otherwise, as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares or cash and forfeiture restrictions based on service, performance, Stock ownership by Participant, conformity with the Company’s recoupment, compensation recovery, or clawback policies and such other factors as the Committee determines to be appropriate. Without limiting the generality of the foregoing, unless otherwise specified by the Committee, any awards under the Plan and any shares of Stock or cash issued pursuant to the Plan will be subject to the Company’s compensation recovery, clawback, and recoupment policies as in effect from time to time.

(f)          Settlement and Payments. Awards may be settled through cash payments, the delivery of shares of Stock, the granting of replacement Awards, or combination thereof as the Committee will determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee will determine. The Committee may permit or require the deferral of any Award payment (other than an Option or SAR and then only to the extent permitted by Code Section 409A), subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents. Each Affiliate will be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Affiliate by Participant. Any disputes relating to liability of an Affiliate for cash payments will be resolved by the Committee.

(g)         Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by Participant by will or by the laws of descent and distribution.

(h)         Form and Time of Elections; Notices. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, will be in writing filed with the Committee at such times, in such form and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee will require. Any notice or document required to be filed with the Committee or the Participant under the Plan will be properly filed if delivered in person, (including by e-mail notification with receipt requested), mailed by registered mail, postage prepaid, or sent by nationally recognized courier service to the Participant at the Participant’s most current address on file with the Company and, if to the Board or Committee, in care of the Company at its principal executive offices to the attention of the Company’s Chief Legal Officer or Chief Human Resources Officer. The Company may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

Annex F-12

(i)          Action by Company or Affiliate. Any action required or permitted to be taken by the Company or any Affiliate will be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any securities exchange) by a duly authorized officer of such company.

(j)          Gender and Number. Where the context admits, words in any gender will include any other gender (or no gender), words in the singular will include the plural and the plural will include the singular.

(k)         Limitation of Implied Rights.

(i)          Neither a Participant nor any other person will, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Affiliate whatsoever, including, without limitation, any specific funds, assets or other property which the Company or any Affiliate, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant will have only a contractual right to the shares of Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Affiliate, and nothing contained in the Plan will constitute a guarantee that the assets of the Company or any Affiliate will be sufficient to pay any benefits to any person.

(ii)         The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any participating individual the right to be retained in the employ or continued service of the Company or any Affiliate, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan will confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights and shares of Stock are registered in his name.

(l)          Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

(m)        Governing Law. The Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the securities laws of the United States, will be governed by the law of the State of Nevada and construed accordingly.

(n)         Severability. If for any reason any provision or provisions of the Plan are determined invalid or unenforceable, the validity and effect of the other provisions of the Plan will not be affected thereby.

(o)         Foreign Individuals. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or an Affiliate operates or has employees. The foregoing provisions of this subsection 9(o) will not be applied to increase the share limitations of Section 5 or to otherwise change any provision of the Plan that would otherwise require the approval of the Company’s shareholders.

(p)         Code Section 409A. It is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to Code Section 409A, the Plan and the Awards comply with the requirements of Code Section 409A and that the Board shall have the authority to amend the Plan as it deems necessary or desirable to conform to Code Section 409A. Notwithstanding the foregoing, the Company does not guarantee that the Plan or Awards under the Plan will comply with Code Section 409A and the Committee is under no obligation to make any changes to the Plan or any Award to cause such compliance. Neither the Company, its Affiliates, nor their respective directors, officers, employees or advisers will be liable to any Participant (or any other individual claiming a benefit through Participant) for any tax, interest, or penalties Participant may owe as a result of participation in the Plan, and the Company and its Affiliates will have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes pursuant to Code Section 409A. The Company reserves the right in its discretion to accelerate the time or schedule of any payment under an Award providing Section 409A Deferred Compensation to the maximum extent permitted by Section 409A.

Annex F-13

(q)         Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award, the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(r)          Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any shares of Stock held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 9(r) in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 9(r), the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

(s)          Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee  or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Committee may determine, to the extent permitted by applicable law, to (i) make a corresponding reduction in the number of shares, amount of cash, or other property subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(t)          Forfeiture Events.

(i)          The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of service for cause or any act by a Participant, whether before or after termination of service, that would constitute cause for termination of service, or any accounting restatement due to material noncompliance of the Company with any financial reporting requirements of securities laws as a result of which, and to the extent that, such reduction, cancellation, forfeiture, or recoupment is required by applicable securities laws.

Annex F-14

(ii)         All Awards granted under the Plan will be subject to recoupment in accordance with: (i) the Company’s Clawback Policy adopted November 2, 2023 and as may be amended from time to time, (ii) any other clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed, (iii) as is otherwise required by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations of the U.S. Securities and Exchange Commission adopted thereunder, including Rule 10D-1 of the Exchange Act, (iv) any other applicable law, and (v) any other clawback or recoupment policy that the Company otherwise adopts, in each case to the extent applicable and permissible under applicable law.

(iii)        No recovery of compensation pursuant to the foregoing provisions will constitute an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason” or for a “constructive termination” or any similar term under any plan or agreement with the Company.

10. Amendment, Modification, Suspension or Discontinuance of the Plan. The Board may, suspend, amend, or terminate the Plan, and the Board or Committee may amend any Award; provided, however, that, except for amendments to conform the Plan or an Award to the requirements of Code Section 409A, no amendment or termination of the Plan or amendment of any Award may, in the absence of written consent to the change by the affected Participant (or, if Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or Committee, as applicable). Notwithstanding the foregoing, (a) adjustments pursuant to subsection 5(h) will not be subject to the foregoing limitations of this Section 10, (b) except that without the approval of the stockholders of the Company, no such amendment of the Plan will (i) increase the number of shares subject to the Plan, (ii) to increase the number of shares that may be issued under the Plan upon exercise of Incentive Stock Options; (iii) be made to subsection 6(e) (relating to Option and SAR repricing); (iv) change the class of persons who are Eligible Persons; or (v) effect any other change to the Plan if approval of the Company’s stockholders is required by law or the rules of any stock exchange on which the Stock is listed.

Annex F-15

Annex G

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:

Name of entity as on file with the Nevada Secretary of State: Workhorse Group Inc.

Entity or Nevada Business Identification Number (NVID): NV20071320607

2. Restated or Amended and Restated Articles: (Select one)

(If amending and restating only, complete section 1,2 3, 5 and 6)

☒ Certificate to Accompany Restated Articles or Amended and Restated Articles

☐ Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on:
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.

☒ Amended and Restated Articles

* Restated or Amended and Restated Articles must be included with this filing type.

3. Type of Amendment Filing Being Completed: (Select only one box)

(If amending, complete section 1, 3, 5 and 6.)

☐ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)

The undersigned declare that they constitute at least two-thirds of the following: (Check only one box) ☐ incorporators ☐ board of directors

The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued

☒ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

Or ☐ No action by stockholders is required, name change only.

☐ Officer's Statement (foreign qualified entities only) -
Name in home state, if using a modified name in Nevada:

Jurisdiction of formation:

Changes to takes the following effect:

☐ The entity name has been amended.
☐ The purpose of the entity has been amended.
☐ The authorized shares have been amended.
☐ Other: (specify changes)

☐ Dissolution
☐ Merger
☐ Conversion

* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.

This form must be accompanied by appropriate fees.

Page 1 of 2
Revised: 9/1/2023

Annex G-1

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: ______ Time: ______ (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☐ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☒ Articles have been added. ☐ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) See attachment (attach additional page(s) if necessary)
6. Signature: (Required)	X ______________________ Signature of Officer or Authorized Signer ______ Title X ______________________ Signature of Officer or Authorized Signer ______ Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 9/1/2023

Annex G-2

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
WORKHORSE GROUP INC.

The undersigned officer of Workhorse Group Inc., a Nevada corporation, does hereby certify as follows:

A. The undersigned is the duly elected and acting Chief Executive Officer of Workhorse Group Inc., a Nevada corporation.

B. The Articles of Incorporation of this corporation were originally filed with the Secretary of State of Nevada on November 13, 2007 and were amended on September 8, 2010, were reinstated on February 28, 2013 and on February 11, 2015, were amended on February 11, 2015, were amended on August 8, 2017, were amended on May 3, 2019, amended on September 6, 2023, and amended on March 11, 2025.

C. The articles of incorporation of this corporation are amended and restated to read in full as follows:

ARTICLE I

The name of the Corporation is: Workhorse Group Inc.

ARTICLE II

The name and address of the registered agent of the Corporation in the State of Nevada is:

Cogency Global Inc.
321 W. Winnie Lane #104
Carson City, NV 89703

Principal and branch offices may hereinafter be established at such place or places, either within or without the State of Nevada as may from time to time be determined by the Board of Directors.

ARTICLE III

The nature and purpose of this business shall be to conduct any lawful activity as governed by the laws of the State of Nevada.

ARTICLE IV

The authorized capital stock of this Corporation is 175,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock with full voting rights and with a par value of $0.001 per share, and 75,000,000 shares of preferred stock, with a par value of $0.001 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations or restrictions thereof, as shall be stated in the resolutions adopted by the Corporation’s Board of Directors (the “Board”) providing for the issuance of such Preferred Stock or series thereof; and the Board is hereby vested with authority to fix such designations, preferences and relative participating, optional or other special rights or qualifications, limitations, or restrictions for each series, including, but not by way of limitation, the power to fix the redemption and liquidation preferences, the rate of dividends payable and the time for and the priority of payment thereof and to determine whether such dividends shall be cumulative or not and to provide for and fix the terms of conversion of such Preferred Stock or any series thereof into Common Stock of the Corporation and fix the voting Power, if any, of shares of Preferred Stock or any series thereof.

The Board of Directors is authorized to adopt a resolution to increase, decrease, add, remove or otherwise alter any current or additional classes or series of this Corporation’s capital stock by a board resolution amending these Articles, in the Board of Directors’ sole discretion, for increases or decreases of any class or series of authorized stock where applicable pursuant to Section 78.207 of the Nevada Revised Statutes (“NRS”) and any successor statutory provision. Notwithstanding the foregoing, where any shares of any class or series would be adversely affected by such change, if the Corporation is a publicly traded corporation, shareholder approval by a vote of the holders of each affected class or series must also be obtained before filing an amendment with the Office of the Secretary of State of Nevada. The capital stock of this Corporation shall be non-assessable and shall not be subject to assessment to pay the debts of the Corporation.

Annex G-3

ARTICLE V

Members of the governing Board of Directors shall be known and styled as “Directors.”

The number of members of the Board of Directors shall not be less than one (1) or more than nine (9) as set from time to time exclusively by the Board of Directors. The officers of the Corporation shall be a President, Secretary and Treasurer. The Corporation may have such additional officers as may be determined from time to time in accordance with the Bylaws. The officers shall have the powers, perform the duties, and be appointed as may be determined in accordance with the Bylaws and laws of the State of Nevada. Any person may hold two (2) or more offices in this Corporation.

ARTICLE VI

The Corporation shall have perpetual succession by its corporate name and shall have all the powers herein enumerated or implied herefrom and the powers now provided or which may hereafter be provided by law for corporations in the State of Nevada.

ARTICLE VII

No stockholder shall be liable for the debts of the Corporation beyond the amount that may be due or unpaid upon any share or shares of stock of this Corporation owned by that person.

ARTICLE VIII

Each shareholder entitled to vote at any election for directors shall have the right to vote, in person or by proxy, the number of shares owned by such shareholder for each director to be elected. Shareholders shall not be entitled to cumulative voting rights.

ARTICLE IX

The Directors shall have the powers to make and alter the Bylaws of the Corporation. Bylaws made by the Board of Directors under the powers so conferred may be altered, amended, or repealed by the Board of Directors or by the stockholders at any meeting called and held for that purpose.

ARTICLE X

The Corporation specifically elects not to be governed by NRS 78.411 to NRS 78.444, inclusive, and successor statutory provisions.

ARTICLE XI

The Corporation shall indemnify all directors, officers, employees, and agents to the fullest extent permitted by Nevada law as provided within NRS 78.7502 and NRS 78.751 or any other law then in effect or as it may hereafter be amended. The Corporation shall indemnify each present and future director, officer, employee or agent of the Corporation who becomes a party or is threatened to be made a party to any suit or proceeding, whether pending, completed or merely threatened, and whether said suit or proceeding is civil, criminal, administrative, investigative, or otherwise, except an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including, but not limited to, attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, proceeding or settlement, provided such person acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The expenses of directors, officers, employees or agents of the Corporation incurred in defending a civil or criminal action, suit, or proceeding may be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, if and only if the director, officer, employee or agent undertakes to repay said expenses to the Corporation if it is ultimately determined by a court of competent jurisdiction, after exhaustion of all appeals therefrom, that he is not entitled to be indemnified by the corporation. No indemnification shall be applied,

Annex G-4

and any advancement of expenses to or on behalf of any director, officer, employee or agent must be returned to the Corporation, if a final adjudication establishes that the person’s acts or omissions involved a breach of any fiduciary duties, where applicable, intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action.

ARTICLE XII

The Corporation specifically elects not to be governed by the provisions of NRS 78.378 to 78.3793, inclusive, and successor statutory provisions.

ARTICLE XIII

To the fullest extent permitted by law, and unless the Corporation consents in writing to the selection of an alternative forum, the Eighth Judicial District Court of Clark County, Nevada, shall be the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim (each, an “Action”): (a) brought in the name or right of the Corporation or on its behalf; (b) asserting a claim for breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of these Articles or the Bylaws; (d) to interpret, apply, enforce or determine the validity of these Articles or the Bylaws; or (e) asserting a claim governed by the internal affairs doctrine. In the event that the Eighth Judicial District Court of Clark County, Nevada does not have jurisdiction over any such Action, then any other state district court located in the State of Nevada shall be the sole and exclusive forum for such Action. In the event that no state district court in the State of Nevada has jurisdiction over any such Action, then a federal court located within the State of Nevada shall be the sole and exclusive forum for such Action.

Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

Any action the subject matter of which is within the scope of this Article XIII shall be decided by a judge (as opposed to a jury), to the extent permitted under applicable laws. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the waiver of jury trial set forth in this Article XIII to the maximum extent permitted by applicable laws.

The foregoing Amended and Restated Articles of Incorporation have been duly adopted and approved by the Board and this corporation’s stockholders holding shares in the corporation representing at least a majority of the voting power in accordance with the applicable provisions of NRS Chapter 78.

Executed: [•], 2025.

Name:
Title:

Annex G-5

WORKHORSE GROUP INC. 3600 PARK 42 DRIVE SUITE 160E SHARONVILLE, OH 45241 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on [TBD], 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WKHS2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [TBD], 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V79976-[TBD] WORKHORSE GROUP INC. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” PROPOSALS 1 THROUGH 9. 1. The Stock Issuance Proposal: Approve, for purposes of complying with Nasdaq Listing Rules, the issuance of shares of Workhorse Common Stock, including (i) shares issuable pursuant to Rights to receive shares of Workhorse Common Stock to be issued to the 2024 Note Holder pursuant to the Repayment Agreement, (ii) shares issuable to securityholders of Motiv pursuant to the terms of the Merger Agreement, and (iii) shares issuable pursuant to the Convertible Note. 2. The Reverse Stock Split Proposal: Approve, pursuant to Nevada Revised Statutes 78.2055, a reverse stock split of the outstanding shares of Workhorse Common Stock by a ratio of any whole number between 1-for-8 and 1-for-12, at any time prior to [TBD], 202[TBD], to be determined at the discretion of the Board of Directors of Workhorse. 3. The Incentive Plan Proposal: Approve the Amended and Restated Workhorse Group 2023 Long-Term Incentive Plan, to among other things, increase the number of shares of common stock available for the grant of equity awards following the Closing by an additional 1,500,000 shares. 4. The Charter Amendment Proposal: Approve the amendment and restatement of Workhorse’s Articles of Incorporation, in the form of the Proposed Charter attached to the accompanying proxy statement as Annex G, to among other things, effect the amendments related to governance described below in Proposal No. 5. 5. The Advisory Charter Proposals: Approve, on a non-binding advisory basis, certain differences in the governance provisions set forth in the Proposed Charter, as compared to our Current Charter, which are being presented in accordance with the requirements of the U.S. Securities and Exchange Commission as three separate sub-proposals 5a. increase the number of authorized shares of common stock to 100.0 million shares; 5b. opt out of Sections 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes, referred to as the Control Share Act; and 5c. add exclusive forum and waiver of jury trial provisions. 6. The Director Election Proposal: Approve the election of eight directors to serve on the Board of Directors of Workhorse until the 2026 annual meeting of stockholders of Workhorse, or until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal. Nominees: For Against Abstain 6a. Raymond J. Chess 6b. Richard “Rick” Dauch 6c. Jacqueline A. Dedo 6d. Pamela S. Mader 6e. William Quigley 6f. Austin Scott Miller 6g. Dr. Jean Botti 6h. Alan S. Henricks The Say-on-Pay Proposal: Approve, on an advisory basis, the compensation of Workhorse’s named executive officers. The Auditor Ratification Proposal: Ratify the appointment of Berkowitz Pollack Brant Advisors + CPAs as Workhorse’s independent auditors for the fiscal year ending December 31, 2025. The Adjournment Proposal: A proposal to allow the adjournment of the meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Stock Issuance Proposal, the Reverse Stock Split Proposal, the Incentive Plan Proposal or the Charter Amendment Proposal or in the event that the Company determines that one or more of the closing conditions under the Merger Agreement is not satisfied or waived. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. V79977-[TBD] Workhorse Group Inc. PROXY FOR ANNUAL MEETING TO BE HELD ON [TBD], 2025 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned stockholder hereby appoints Richard Dauch, Chief Executive Officer, and James Harrington, General Counsel, Chief Compliance Officer and Secretary, or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with the power to appoint his substitute, to represent and to vote all the shares of the common stock of Workhorse Group Inc. (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held on, [TBD], 2025, at [TBD] a.m., Eastern Time, and any adjournments thereof, subject to the directions indicated on the reverse side hereof. The Annual Meeting will be held in a virtual meeting format at www.virtualshareholdermeeting.com/WKHS2025. In their discretion, the Proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof. This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder. If no direction is made, this proxy will be voted, FOR Proposals 1 through 9. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Continued and to be signed on reverse side